As filed with the Securities and Exchange Commission on November 8, 2012

Registration No. 333-183255

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WASHINGTONFIRST BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	6022	26-4480276
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11921 Freedom Drive, Suite 250

Reston, Virginia 20190

(703) 840-2421

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shaza L. Andersen

Chief Executive Officer

WashingtonFirst Bankshares, Inc.

11921 Freedom Drive, Suite 250

Reston, Virginia 20190

(703) 840-2420

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. Brantley Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300	Richard D. Horn General Counsel WashingtonFirst Bankshares, Inc. 11921 Freedom Drive, Suite 250 Reston, Virginia 20190 (703) 840-2421	Jacob A. Lutz, III Troutman Sanders LLP 1001 Haxall Point, Suite 1500 Richmond, Virginia 23219 (804) 697-1490

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. WashingtonFirst may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell the securities, and it is not soliciting an offer to buy the securities, in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

Subject to completion, dated November 8, 2012

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of WashingtonFirst Bankshares, Inc. (“WashingtonFirst”) and Alliance Bankshares Corporation (“Alliance”) have approved the Agreement and Plan of Reorganization, dated as of May 3, 2012, as amended, and related plan of merger, that provides for the combination of the two companies. WashingtonFirst and Alliance each believe the combined company will be able to create substantially more shareholder value in the long term than could be achieved by the companies individually.

The combined company will continue under the name WashingtonFirst Bankshares, Inc. with its headquarters in Reston, Virginia.

The consideration to be received by Alliance shareholders in the merger depends upon whether the shareholders’ equity of Alliance, as of the month end prior to closing the merger, has declined by more than ten percent from the amount of shareholders’ equity of Alliance as of December 31, 2011. If this decline, determined in accordance with the reorganization agreement, is more than ten percent, the consideration to be received by Alliance shareholders will be reduced. When calculating the percentage decline, certain amounts are excluded, such as any change attributable to changes in the deferred tax asset account or related valuation allowance, the FHLB advance account or accumulated other comprehensive income account, effects from changes in GAAP or regulatory principles applicable to banks generally (but only to the extent the effect on Alliance is not materially worse than the effect on similarly situated holding companies), expenses incurred in connection with the reorganization agreement and the effects of actions and omissions Alliance takes at the request of or with the prior written consent of WashingtonFirst. The effects of this possible adjustment are illustrated in the following paragraph.

If the merger is completed, holders of Alliance common stock will be entitled to receive for each share of Alliance common stock held by them, at their election and subject to limitation and adjustment as described above and in the accompanying joint proxy statement/prospectus, a minimum of $4.77 in cash or 0.3992 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of $5.30 in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made. Cash elections are limited to up to 20% of all of the shares of Alliance common stock outstanding. If holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding, then the cash elections will be subject to proration in accordance with the terms of the reorganization agreement. Assuming the maximum cash election is made and based on 5,109,969 shares of Alliance common stock issued and outstanding on September 30, 2012, the aggregate merger consideration will be a minimum of approximately $4.9 million in cash and 1,631,919 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of approximately $5.4 million in cash and 1,813,017 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made. WashingtonFirst shareholders will continue to hold their WashingtonFirst common stock after the merger.

As of September 30, 2012, the most recent date for which the decline has been calculated, the decline in the shareholders’ equity of Alliance calculated in the manner required by the reorganization agreement was less than one percent. Accordingly, if the closing were to have occurred in October 2012, no downward adjustment of the consideration to be received by the Alliance shareholders would have occurred. In that case, Alliance shareholders would receive $5.30 per share in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of fractional shares) for each Alliance share held.

Based on Alliance’s outstanding shares on September 30, 2012 and assuming the maximum cash election is made after the merger and after giving effect to WashingtonFirst’s sale of $23.3 million of capital stock in its capital raising activities associated with the merger, WashingtonFirst’s common stock will be held 28.1% by former Alliance shareholders, 45.5% by existing WashingtonFirst shareholders, 9.9% by Endicott Opportunity Partners III, L.P., 9.4% by Castle Creek Capital Partners IV, L.P., and the balance by other participants in

WashingtonFirst’s capital raising activities that are described in the accompanying joint proxy statement/prospectus, in each case, based on the assumptions described in the accompanying joint proxy statement/prospectus. Endicott will also own 100% of WashingtonFirst’s non-voting common stock, Series A. The foregoing percentages are based on the assumption that WashingtonFirst raises no more than $23.3 million in additional capital. If WashingtonFirst raises more than $23.3 million in additional capital in its capital raising transactions, the percentage ownership by former Alliance shareholders and existing WashingtonFirst shareholders would decrease, and could decrease significantly if WashingtonFirst were to elect to accept the $30.8 million in capital commitments it has received. As of the date of this joint proxy statement/prospectus, WashingtonFirst does not intend to raise more than $23.3 million in additional capital. However, the Federal Deposit Insurance Corporation has not yet approved the merger and as a condition to such approval may impose additional requirements on WashingtonFirst, including the requirement to raise additional capital.

Participants in WashingtonFirst’s capital raising activities have agreed to purchase fixed dollar amounts of WashingtonFirst’s capital stock, with the price per share and number of shares to be received to be determined after closing of the merger. The price per share to the participants will be based on WashingtonFirst’s unaudited tangible book value as of the month-end immediately preceding the month in which the merger is consummated, and will (i) be prepared in accordance with generally accepted accounting principles and applied in a manner consistent with WashingtonFirst’s practice in preparing its 2011 year-end audited financial statements, (ii) give effect to consummation of the merger and the issuance of any other shares of WashingtonFirst common stock between such month-end and the date the merger is consummated and (iii) not give effect to certain expenses of the offerings to the investors (notwithstanding the requirements of generally accepted accounting principles). If the merger were consummated as of the date of this joint proxy statement/prospectus, this calculation would be made as of October 31, 2012 and WashingtonFirst estimates would result in the issuance of 1,702,891 shares of WashingtonFirst common stock, 312,922 shares of WashingtonFirst non-voting common stock and a price per share of $11.56. The shares of capital stock issued by WashingtonFirst in the capital raising transactions will be restricted securities, subject to the holding period and other resale requirements of Rule 144.

While WashingtonFirst is not currently a public company, it will be following completion of the merger and will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. WashingtonFirst is an “emerging growth company,” as defined in Section 101(a)(19)(C) of the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies. WashingtonFirst’s common stock is not currently listed on a national securities exchange. However, WashingtonFirst has applied to list its common stock on The NASDAQ Stock Market LLC, or “NASDAQ,” in connection with the merger, and approval for listing is a condition to Alliance’s obligation to complete the merger.

Each of WashingtonFirst and Alliance is asking its respective shareholders to approve the merger, the completion of which is subject to the conditions described in this joint proxy statement/prospectus, including the closing of WashingtonFirst’s capital raising transactions generating at least $20.0 million in additional capital for WashingtonFirst.

In addition to the approval of the merger, each of WashingtonFirst and Alliance is asking its respective shareholders to approve a proposal, if necessary, to adjourn or postpone its respective special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of such special meeting to achieve a quorum or approve the proposals described in the accompanying joint proxy statement/prospectus. Additionally, WashingtonFirst is asking its shareholders to approve proposals to amend the articles of incorporation of WashingtonFirst to increase the number of authorized shares of WashingtonFirst common stock from 25,000,000 to 50,000,000, to amend the articles of incorporation of WashingtonFirst to establish a class of non-voting common stock having 10,000,000 authorized shares, and to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended, and Alliance is asking its shareholders to approve a proposal to approve, in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger.

The merger and these other matters cannot be completed unless each of WashingtonFirst and Alliance receives the requisite approval from its respective shareholders. It is important that your shares are represented at the applicable meeting, whether or not you plan to attend the meeting. Abstentions and failures to vote, including by failing to instruct your broker how to vote shares you hold in “street name,” will have the same effect as votes against the reorganization agreement and the merger.

Completion of the merger is also subject to the satisfaction of certain conditions, including receipt of regulatory approvals from the Federal Reserve, the Federal Deposit Insurance Corporation, and the Virginia Bureau of Financial Institutions.

The dates, times and places of the meetings are:

WashingtonFirst: December 17, 2012 at 11:00 a.m., local time 11921 Freedom Drive, Suite 250 Reston, Virginia	Alliance: December 19, 2012 at 2:00 p.m., local time Hyatt Fair Lakes 12777 Fair Lakes Circle Fairfax, Virginia

Joseph S. Bracewell Chairman of the Board	Donald W. Fisher, Ph.D. Chairman of the Board

An investment in WashingtonFirst common stock in connection with the merger involves a high degree of risk. See “Risk Factors” beginning on page 35.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that WashingtonFirst is offering through this joint proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Joint proxy statement/prospectus dated November 8, 2012

and first mailed to shareholders of WashingtonFirst and Alliance on or about November 13, 2012

HOW TO OBTAIN ADDITIONAL INFORMATION

This document is the proxy statement of Alliance for its special meeting of shareholders. This document is also the proxy statement of WashingtonFirst for its special meeting of shareholders and the prospectus of WashingtonFirst for the shares of WashingtonFirst common stock to be issued in connection with the merger.

If Alliance shareholders would like additional copies of this joint proxy statement/prospectus, please contact:

Innisfree M&A Incorporated

Shareholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

To obtain timely delivery of any documents, Alliance shareholder requests must be made no later than five business days prior to the Alliance special meeting. Accordingly, if you would like to request documents, please do so by December 12, 2012 in order to receive them before the Alliance special meeting.

The Notice of Special Meeting of Shareholders and this joint proxy statement/prospectus are available on the Internet at the following website: https://www.eproxyaccess.com/abva.

If WashingtonFirst shareholders would like additional copies of this joint proxy statement/prospectus, please contact:

Broadridge Corporate Issuer Solutions, Inc.

Shareholders, Banks and brokers may call toll free: (877) 830-4936

To obtain timely delivery of any documents, WashingtonFirst shareholder requests must be made no later than five business days prior to the WashingtonFirst special meeting. Accordingly, if you would like to request documents, please do so by December 10, 2012 in order to receive them before the WashingtonFirst special meeting.

See “Where You Can Find More Information” at page 300 for further information.

PLEASE NOTE

Neither WashingtonFirst nor Alliance has authorized anyone to provide you with any information other than the information included in this joint proxy statement/prospectus and the documents to which you are referred. If someone provides you with other information, please do not rely on it. Alliance’s proxy solicitor, Innisfree M&A Incorporated, will, however, be contacting and soliciting proxies from holders of Alliance common stock on behalf of Alliance. WashingtonFirst’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., will, however, be providing copies of this joint proxy statement/prospectus to holders of WashingtonFirst common stock on behalf of WashingtonFirst.

This joint proxy statement/prospectus has been prepared as of November 8, 2012. There may be changes in the affairs of WashingtonFirst or Alliance since that date that are not reflected in this joint proxy statement/prospectus.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

The special meeting of shareholders of WashingtonFirst Bankshares, Inc. (“WashingtonFirst”) will be held on Monday, December 17, 2012 at 11:00 a.m., local time, at 11921 Freedom Drive, Suite 250, Reston, Virginia for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of May 3, 2012, as amended, and related plan of merger (the “reorganization agreement”), among WashingtonFirst, Alliance Bankshares Corporation (“Alliance”) and Alliance Bank Corporation pursuant to which Alliance will merge with and into WashingtonFirst, with WashingtonFirst as the surviving corporation (the “merger”), upon the terms and subject to the conditions set forth in the reorganization agreement. The consideration to be received by Alliance shareholders in the merger depends upon whether the shareholders’ equity of Alliance, as of the month end prior to closing the merger, has declined by more than ten percent from the amount of shareholders’ equity of Alliance as of December 31, 2011. If this decline, determined in accordance with the reorganization agreement, is more than ten percent, the consideration to be received by Alliance shareholders will be reduced. As a result of the merger, each share of Alliance common stock will be automatically converted into and exchangeable for the right to receive, at the election of the Alliance shareholder and subject to limitation and downward adjustment as described in the accompanying joint proxy statement/prospectus, a minimum of $4.77 in cash or 0.3992 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of $5.30 in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made. Cash elections are limited to up to 20% of all of the shares of Alliance common stock outstanding. If holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding, then the cash elections will be subject to proration in accordance with the terms of the reorganization agreement. Assuming the maximum cash election is made and based on 5,109,969 shares of Alliance common stock issued and outstanding on September 30, 2012, the aggregate merger consideration will be a minimum of approximately $4.9 million in cash and 1,631,919 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of approximately $5.4 million in cash and 1,813,017 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made. A copy of the reorganization agreement is included in the attached joint proxy statement/prospectus as Appendix A. WashingtonFirst shareholders will continue to hold their WashingtonFirst common stock after the merger. As of September 30, 2012, the most recent date for which the decline has been calculated, the decline in the shareholders’ equity of Alliance calculated in the manner required by the reorganization agreement was less than one percent. Accordingly, if the closing were to have occurred in October 2012, no downward adjustment of the consideration to be received by the Alliance shareholders would have occurred. In that case, Alliance shareholders would receive $5.30 per share in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of fractional shares) for each Alliance share held;

2. To consider and vote on a proposal to amend the articles of incorporation of WashingtonFirst to increase the number of authorized shares of WashingtonFirst common stock from 25,000,000 to 50,000,000;

3. To consider and vote on a proposal to amend the articles of incorporation of WashingtonFirst to establish a class of non-voting common stock having 10,000,000 authorized shares, issuable in series;

4. To consider and vote on a proposal to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended;

5. To approve a proposal, if necessary, to adjourn or postpone the special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the reorganization agreement or the amendment to the WashingtonFirst articles of incorporation; and

6. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

WashingtonFirst shareholders of record as of the close of business on November 7, 2012 are entitled to receive notice of and to vote at the WashingtonFirst special meeting and any adjournment or postponement thereof. If you are the beneficial owner of WashingtonFirst shares held in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote on your behalf, or, if you plan to attend the WashingtonFirst special meeting and wish to vote in person, you should bring with you a signed proxy from your bank, broker or other nominee confirming your right to vote the shares.

The merger cannot be completed unless the reorganization agreement pursuant to which the merger will occur is approved by the affirmative vote of more than a majority of the outstanding shares of WashingtonFirst common stock entitled to vote at the meeting. The joint proxy statement/prospectus accompanying this notice explains the merger and the reorganization agreement, the amendments of the articles of incorporation and other proposals to be considered at the meeting and specific information concerning the WashingtonFirst special meeting. Please review this joint proxy statement/prospectus carefully.

The board of directors of WashingtonFirst unanimously recommends that WashingtonFirst shareholders vote “FOR” approval of the reorganization agreement, the amendments of the articles of incorporation, approval of the WashingtonFirst 2010 Equity Compensation Plan, as amended, and adjournment or postponement of the meeting, if necessary.

The joint proxy statement/prospectus follows this notice, and a proxy card is enclosed. The proxy card includes instructions for voting your shares by returning a signed proxy card or voting by telephone or over the Internet. To ensure that your vote is counted, please complete and return the proxy card in the enclosed, postage-paid return envelope, or follow the instructions on the proxy card to vote your shares by telephone or over the Internet, whether or not you plan to attend the WashingtonFirst special meeting in person. If you attend the WashingtonFirst special meeting and vote in person, you will revoke any proxy previously submitted. However, attendance at the meeting will not of itself revoke a proxy.

By Order of the Board of Directors,
Richard D. Horn General Counsel and Corporate Secretary

Reston, Virginia

November 8, 2012

Your Vote is Very Important

A proxy card is enclosed. Whether or not WashingtonFirst shareholders plan to attend the special meeting, please complete, sign and date the WashingtonFirst proxy card and promptly mail it in the enclosed envelope. You may revoke your WashingtonFirst proxy card in the manner described in the accompanying joint proxy statement/prospectus at any time before it is exercised. If you attend the WashingtonFirst special meeting, you may vote in person if you wish, even if you have previously returned your WashingtonFirst proxy card. However, if you hold your shares in “street name” and instruct your broker how to vote your shares by proxy, you may only revoke your proxy or change your vote by complying with your broker’s procedures for doing so. It is important that your shares are represented at the WashingtonFirst special meeting, whether or not you plan to attend the meeting. Abstentions and failures to vote, including by failing to instruct your broker how to vote shares you hold in “street name,” will have the same effect as votes against the reorganization agreement pursuant to which the merger will occur and the amendments of the articles of incorporation.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Alliance Bankshares Corporation:

Alliance Bankshares Corporation (“Alliance”) and will hold a special meeting of shareholders on Wednesday, December 19, 2012 at 2:00 p.m. local time, at the Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of May 3, 2012, as amended, and related plan of merger (the “reorganization agreement”), among WashingtonFirst Bankshares, Inc. (“WashingtonFirst”), Alliance and Alliance Bank Corporation pursuant to which Alliance will merge with and into WashingtonFirst, with WashingtonFirst as the surviving corporation (the “merger”), upon the terms and subject to the conditions set forth in the reorganization agreement. The consideration to be received by Alliance shareholders in the merger depends upon whether the shareholders’ equity of Alliance, as of the month end prior to closing the merger, has declined by more than ten percent from the amount of shareholders’ equity of Alliance as of December 31, 2011. If this decline, determined in accordance with the reorganization agreement, is more than ten percent, the consideration to be received by Alliance shareholders will be reduced. As a result of the merger, each share of Alliance common stock will be automatically converted into and exchangeable for the right to receive, at the election of the Alliance shareholder and subject to limitation and downward adjustment as described in the accompanying joint proxy statement/prospectus, a minimum of $4.77 in cash or 0.3992 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of $5.30 in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made. Cash elections are limited to up to 20% of all of the shares of Alliance common stock outstanding. If holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding, then the cash elections will be subject to proration in accordance with the terms of the reorganization agreement. Assuming the maximum cash election is made and based on 5,109,969 shares of Alliance common stock issued and outstanding on September 30, 2012, the aggregate merger consideration will be a minimum of approximately $4.9 million in cash and 1,631,919 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of approximately $5.4 million in cash and 1,813,017 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made. A copy of the reorganization agreement is included in the attached joint proxy statement/prospectus as Appendix A. WashingtonFirst shareholders will continue to hold their WashingtonFirst common stock after the merger. As of September 30, 2012, the most recent date for which the decline has been calculated, the decline in the shareholders’ equity of Alliance calculated in the manner required by the reorganization agreement was less than one percent. Accordingly, if the closing were to have occurred in October 2012, no downward adjustment of the consideration to be received by the Alliance shareholders would have occurred. In that case, Alliance shareholders would receive $5.30 per share in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of fractional shares) for each Alliance share held;

2. To approve, in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger;

3. To approve a proposal, if necessary, to adjourn or postpone the special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the reorganization agreement; and

4. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Alliance shareholders of record as of the close of business on October 26, 2012 are entitled to receive notice of the special meeting and to vote at the Alliance special meeting and any adjournment or postponement thereof. If you are the beneficial owner of Alliance shares held in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote on your behalf, or, if you plan to attend the Alliance special meeting and wish to vote in person, you should bring with you a signed proxy from your bank, broker or other nominee confirming your right to vote the shares.

Under Virginia law, Alliance shareholders do not have the right to assert appraisal rights with respect to the merger or demand that the surviving corporation in the merger pay the fair value of their shares of Alliance common stock in cash.

The merger cannot be completed unless the reorganization agreement pursuant to which the merger will occur is approved by the affirmative vote of more than two-thirds of the outstanding shares of Alliance common stock entitled to vote at the meeting. The joint proxy statement/prospectus accompanying this notice explains the merger and the reorganization agreement, the proposals to be considered at the meeting and specific information concerning the Alliance special meeting. Please review this joint proxy statement/prospectus carefully.

The board of directors of Alliance unanimously recommends that Alliance shareholders vote “FOR” approval of the reorganization agreement, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger and adjournment or postponement of the meeting, if necessary.

The joint proxy statement/prospectus follows this notice, and a proxy card is enclosed. The proxy card includes instructions for voting your shares by returning a signed proxy card or voting by telephone or over the Internet. To ensure that your vote is counted, please complete and return the proxy card in the enclosed, postage-paid return envelope, or follow the instructions on the proxy card to vote your shares by telephone or over the Internet, whether or not you plan to attend the Alliance special meeting in person. If you attend the Alliance special meeting and vote in person, you will revoke any proxy previously submitted. However, attendance at the meeting will not of itself revoke a proxy.

By Order of the Board of Directors

Robert C. Kovarik, Jr., Secretary

November 8, 2012

Your Vote is Very Important

A proxy card is enclosed. Whether or not Alliance shareholders plan to attend the special meeting, please complete, sign and date the Alliance proxy card and promptly mail it in the enclosed envelope. You may revoke your Alliance proxy card in the manner described in the accompanying joint proxy statement/prospectus at any time before it is exercised. If you attend the Alliance special meeting, you may vote in person if you wish, even if you have previously returned your Alliance proxy card. However, if you hold your shares in “street name” and instruct your broker how to vote your shares by proxy, you may only revoke your proxy or change your vote by complying with your broker’s procedures for doing so. It is important that your shares are represented at the Alliance special meeting, whether or not you plan to attend the meeting. Abstentions and failures to vote, including by failing to instruct your broker how to vote shares you hold in “street name,” will have the same effect as votes against the reorganization agreement pursuant to which the merger will occur.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER	1

SUMMARY	13
The Companies (See page 156 for WashingtonFirst and page 212 for Alliance)	13
The Merger (See page 55)	15
Matters Relating to the Special Meetings	17
Reasons for the Merger	19
Recommendations to Shareholders	20
Risk Factors (See page 35)	22
Opinions of Financial Advisors (See page 70)	22
What Alliance Shareholders Will Receive in the Merger (See page 108)	22
Board of Directors of WashingtonFirst After the Merger (See page 133)	23
Conditions to Completion of the Merger (See page 118)	23
Regulatory Approvals Required (See page 93)	24
Nonsolicitation of Acquisition Proposals (See page 114)	24
Termination of the Reorganization Agreement (See page 120)	24
Alliance Must Pay WashingtonFirst a Termination Payment under Certain Circumstances (See page 121)	24
Some of the Directors and Officers of Alliance Have Financial Interests in the Merger that Differ from the Interests of Alliance Shareholders (See page 85)	24
Material Federal Income Tax Consequences of the Merger (See page 89)	26
Resale of WashingtonFirst Common Stock Received in the Merger (See page 94)	26
WashingtonFirst Share Listing (See page 94)	26
WashingtonFirst’s Capital Raising Transactions (See page 176)	26
Dissenters’ Rights of Appraisal in the Merger (See page 95)	27
Accounting Treatment (See page 93)	27
Comparison of Rights of Shareholders of WashingtonFirst and Alliance (See page 294)	27
Emerging Growth Company (See page 181)	28
Approval of the WashingtonFirst 2010 Equity Compensation Plan, as Amended (See page 150)	29
Market Price and Dividend Information	29
Comparative Summary Historical and Pro Forma Per Share Data	30
Recent Developments About WashingtonFirst	32
Recent Developments About Alliance	33

RISK FACTORS	35
Risks Associated with the Merger	35
Risks Associated With WashingtonFirst’s Business	41
Risks Associated with WashingtonFirst’s Common Stock	48

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	53

THE MERGER TRANSACTION	55
General	55
Background of the Merger	55
Reasons for the Merger and Recommendations of the Boards of Directors	65
Opinions of the Financial Advisors	70
Votes Required	84
Interest of Certain Persons in the Merger	85
Board of Directors of WashingtonFirst After the Merger	89
Material Federal Income Tax Consequences of the Merger	89
Accounting Treatment	93

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page

INFORMATION ABOUT ALLIANCE	212
General	212
Business	212
Lending Activities.	213
Supervision and Regulation.	219
Properties	230
Memorandum of Understanding	231
Legal Proceedings	231

ALLIANCE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	233
Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Three-and Six-Months Ended June 30, 2012 and 2011	233
Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Years Ended December 31, 2011 and 2010	262
Capital	283
Quantitative and Qualitative Disclosures About Market Risk	288
Security Ownership of Certain Beneficial Owners and Management	291

COMPARISON OF RIGHTS OF HOLDERS OF ALLIANCE COMMON STOCK AND WASHINGTONFIRST COMMON STOCK	294

LEGAL MATTERS	300

EXPERTS	300

WHERE YOU CAN FIND MORE INFORMATION	300

-iv-

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What are WashingtonFirst Bankshares, Inc. (“WashingtonFirst”) and Alliance Bankshares Corporation (“Alliance”) shareholders being asked to vote upon?

A:	WashingtonFirst. The shareholders of WashingtonFirst are being asked to consider and vote on proposals:

• Item 1	–	to approve the Agreement and Plan of Reorganization, dated as of May 3, 2012, as amended, and related plan of merger (the “reorganization agreement”) pursuant to which Alliance will merge with and into WashingtonFirst, with WashingtonFirst as the surviving corporation (the “merger”);

• Item 2	–	to amend the articles of incorporation of WashingtonFirst to increase the number of authorized shares of WashingtonFirst common stock from 25,000,000 to 50,000,000, which is referred to as the “Authorized Share Amendment;”

• Item 3	–	to amend the articles of incorporation of WashingtonFirst to establish a class of non-voting common stock having 10,000,000 authorized shares, which is referred to as the “Non-Voting Common Stock Amendment;”

• Item 4	–	to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended; and

• Item 5	–	to approve a proposal, if necessary, to adjourn or postpone the special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the reorganization agreement or the Non-Voting Common Stock Amendment.

WashingtonFirst’s shareholders will also transact such other business that may properly come before the WashingtonFirst special meeting. As of the date of this joint proxy statement/prospectus, WashingtonFirst’s board of directors is not aware of any matters, other than those stated above, that may be brought before the WashingtonFirst special meeting.

Alliance. The shareholders of Alliance are being asked to consider and vote on proposals:

• Item 1	–	to approve the reorganization agreement pursuant to which the merger will occur;

• Item 2	–	to approve in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger; and

• Item 3	–	to approve a proposal, if necessary, to adjourn or postpone the special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the reorganization agreement.

Alliance’s shareholders will also transact such other business that may properly come before the Alliance special meeting. As of the date of this joint proxy statement/prospectus, Alliance’s board of directors is not aware of any matters, other than those stated above, that may be brought before the Alliance special meeting.

Q:	What will happen in the merger?

A:	In the merger, Alliance will be merged with and into WashingtonFirst, with WashingtonFirst being the surviving entity. Promptly following the merger, Alliance’s subsidiary, Alliance Bank Corporation (“Alliance Bank”), will be merged with and into WashingtonFirst’s subsidiary, WashingtonFirst Bank, with WashingtonFirst Bank being the surviving entity.

Q:	What form of consideration will Alliance shareholders receive as a result of the merger?

A:

If the reorganization agreement is approved by both the shareholders of WashingtonFirst and Alliance and the merger is subsequently completed, each outstanding share of Alliance common stock will, at the election of the holder thereof and subject to limitation and adjustment as described in this joint proxy statement/

prospectus, be converted into the right to receive a minimum of $4.77 in cash or 0.3992 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of $5.30 in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made. Cash elections are limited to up to 20% of all of the shares of Alliance common stock outstanding. If holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding, then the cash elections will be subject to proration in accordance with the terms of the reorganization agreement. Assuming the maximum cash election is made and based on 5,109,969 shares of Alliance common stock issued and outstanding on September 30, 2012, the aggregate merger consideration will be a minimum of approximately $4.9 million in cash and 1,631,919 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of approximately $5.4 million in cash and 1,813,017 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made. Please refer to “Reorganization Agreement – Merger Consideration” beginning on page 108, for examples of the effects of the proration of the merger consideration received by a shareholder of Alliance in the event that the holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding in connection with the merger.

The reorganization agreement provides for a downward adjustment in the merger consideration if the shareholders’ equity of Alliance as of December 31, 2011 has declined by more than ten percent as of the month-end prior to the consummation of the merger (less certain exclusions from the calculation of shareholders’ equity as of the month-end prior to the consummation of the merger pursuant to the terms of the reorganization agreement and as more fully described in “Reorganization Agreement – Merger Consideration” beginning on page 108). Alliance’s shareholders’ equity was approximately $28.1 million and $27.1 million as of December 31, 2011 and September 30, 2012, respectively. After adjusting for the exclusions pursuant to the reorganization agreement, the shareholders’ equity of Alliance as of December 31, 2011 had declined by $246,000 or 0.9% as of September 30, 2012. Please see “Reorganization Agreement – Merger Consideration” beginning on page 108.

Q:	Will the shareholders of WashingtonFirst receive any consideration in the merger?

A:	No. The shareholders of WashingtonFirst will continue to hold their shares of WashingtonFirst after the merger. WashingtonFirst will be a substantially larger company after the merger, and existing WashingtonFirst shareholders will own a proportionately smaller amount of WashingtonFirst. After the merger, existing WashingtonFirst shareholders are expected to own approximately 45.5% of WashingtonFirst’s outstanding common stock, based on the assumptions described in “Information About WashingtonFirst – Pro Forma Security Ownership.” WashingtonFirst has applied to list its shares of common stock on the NASDAQ in connection with the merger, and approval for listing is a condition to Alliance’s obligation to complete the merger.

Q: What is the opinion of the financial advisors?

A:	WashingtonFirst. ParaCap Group, LLC, a wholly-owned subsidiary of Paragon Capital Group, LLC (together, “ParaCap”), presented an opinion to the board of directors of WashingtonFirst to the effect that, as of May 3, 2012, and based upon the assumptions ParaCap made, the matters it considered and the limitations on its review as set forth in its opinion, the merger consideration to be paid by WashingtonFirst in the merger is fair, from a financial point of view, to WashingtonFirst. A copy of the ParaCap report and the update thereto dated November 5, 2012 are attached to this joint proxy statement/prospectus as Appendix B-1 and Appendix B-2, respectively.

Alliance. Davenport & Company LLC, or “Davenport,” presented an opinion to the board of directors of Alliance to the effect that, as of May 3, 2012, and based upon the assumptions Davenport made, the matters it considered and the limitations on its review as set forth in its opinion, the merger consderation provided for in the reorganization agreement is fair, from a financial point of view, to the shareholders of Alliance. A copy of the Davenport report and the update thereto dated November 5, 2012 are attached to this joint proxy statement/prospectus as Appendix C-1 and Appendix C-2, respectively.

Q:	When do you expect the merger to be completed?

A:	WashingtonFirst and Alliance are working to complete the merger during the fourth quarter of 2012, although delays could occur. Either party may terminate the reorganization agreement if the merger has not occurred by February 28, 2013. Neither WashingtonFirst nor Alliance can assure you when or if the merger will occur. Both WashingtonFirst and Alliance shareholders must first approve the reorganization agreement at their respective special meeting, WashingtonFirst and Alliance must obtain the necessary regulatory approvals, and other conditions specified in the reorganization agreement must be satisfied.

Q:	When and where will the WashingtonFirst and Alliance special meetings be held?

A:	WashingtonFirst. The WashingtonFirst special meeting is scheduled to take place on Monday, December 17, 2012 at 11:00 a.m., local time, at 11921 Freedom Drive, Suite 250, Reston, Virginia.

Alliance. The Alliance special meeting is scheduled to take place on Wednesday, December 19, 2012 at 2:00 p.m. local time, at the Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia.

Q:	Who is entitled to vote at the special meetings?

A:	WashingtonFirst. Holders of WashingtonFirst common stock at the close of business on November 7, 2012, the record date for the WashingtonFirst special meeting, are entitled to receive notice of the WashingtonFirst special meeting and to vote their WashingtonFirst shares at the WashingtonFirst special meeting and any related adjournment or postponement thereof.

Alliance. Holders of Alliance common stock at the close of business on October 26, 2012, the record date for the Alliance special meeting, are entitled to receive notice of the Alliance special meeting and to vote their Alliance shares at the Alliance special meeting and any related adjournment or postponement thereof.

Q: What votes are required for approval of the reorganization agreement?

A:	WashingtonFirst. Under WashingtonFirst’s articles of incorporation, because the board of directors of WashingtonFirst unanimously approved and recommended that the WashingtonFirst shareholders approve the proposal to approve the reorganization agreement, approval of the reorganization agreement by WashingtonFirst shareholders requires the affirmative vote of the holders of a majority of the shares of WashingtonFirst common stock outstanding on November 7, 2012 at a meeting at which a quorum is present.

The members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank own 1,255,806 shares of WashingtonFirst common stock, excluding exercisable options and warrants. These shares represent approximately 42.8% of the WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting. The members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank have indicated that they will vote their shares of WashingtonFirst common stock at the WashingtonFirst special meeting in favor of the proposals described in this joint proxy statement/prospectus, although they are not contractually obligated to do so. If the members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank vote their shares in favor of the proposals described in this joint proxy statement/prospectus, the concurrence of only an additional 7.3% of WashingtonFirst’s common stock will be required to approve such proposals.

Alliance. Although the board of directors of Alliance unanimously approved and recommended that the Alliance shareholders approve the proposal to approve the reorganization agreement, under Alliance’s articles of incorporation, approval of the reorganization agreement by Alliance shareholders requires the affirmative vote of the holders of more than two-thirds of the shares of Alliance common stock outstanding on October 26, 2012 at a meeting at which a quorum is present.

Q:	Why are WashingtonFirst shareholders being asked to vote on the proposal to approve the Authorized Share Amendment?

A:	The board of directors of WashingtonFirst believes that it would enhance the future financing flexibility of WashingtonFirst to have a greater margin of additional authorized shares available for its use from time to time. The availability of the additional authorized shares will permit WashingtonFirst to take advantage of favorable market conditions for the sale of additional common stock, for the acquisition of desirable assets or companies and for other corporate purposes, such as attracting and retaining qualified employees. It will also reduce the likelihood of experiencing a delay in pursuing such opportunities. WashingtonFirst’s board of directors believes it is necessary to authorize 50 million shares, notwithstanding that WashingtonFirst, after giving effect to the transactions described in this joint proxy statement/prospectus, will have issued or reserved for issuance to date only approximately 7.3 million shares. WashingtonFirst will effectively double in size as a result of the transactions described in this joint proxy statement/prospectus, and will become a public company. Consequently, the kinds of opportunities that may be available to WashingtonFirst in the future may be considerably different than the kinds of opportunities that have historically been available to WashingtonFirst. WashingtonFirst’s board of directors believes it is in the best interest of WashingtonFirst’s shareholders to have maximum flexibility to pursue any opportunity that may be beneficial. Additionally, amending WashingtonFirst’s articles of incorporation to authorize additional shares is both costly and time consuming and could result in WashingtonFirst having to forego an otherwise desirable opportunity if required amendments could not be obtained in a timely manner. Consequently, WashingtonFirst’s board of directors believes it is appropriate to authorize sufficient shares at the WashingtonFirst special meeting to cover any event, the scope, magnitude and timing of which cannot be known today.

If the Authorized Share Amendment is approved, the board of directors of WashingtonFirst will have the authority to issue the newly authorized shares without further approval of the WashingtonFirst shareholders. To the extent that the board of directors authorizes the issuance of additional shares of common stock, the voting power of the then existing common shareholders would be diluted. If the board of directors authorized the issuance of all of the 25 million shares that will be newly authorized by the Authorized Share Amendment, current WashingtonFirst shareholders would experience voting dilution of approximately 86%, assuming the merger does not occur.

For the foregoing reasons the board of directors of WashingtonFirst believes that the Authorized Share Amendment is advisable. However, approval of the Authorized Share Amendment is not necessary to complete the capital raising activities, nor is it a condition to closing the merger. WashingtonFirst currently has 25,000,000 shares of common stock authorized for issuance, approximately 3.5 million shares of which are issued or reserved for issuance, leaving approximately 21.5 million authorized shares available for issuance and unreserved without approval of the Authorized Share Amendment. If the Authorized Share Amendment is approved, WashingtonFirst will have 50,000,000 shares of common stock authorized for issuance, approximately 3.5 million shares of which are issued or reserved for issuance, leaving approximately 46.5 million authorized shares available for issuance and unreserved.

Assuming a price of $11.96 per share, the current value of WashingtonFirst’s authorized, unissued and unreserved shares without giving effect to the Authorized Share Amendment and with giving effect to the Authorized Share Amendment, would be approximately $250 million and $500 million, respectively. The foregoing valuations are provided for reference purposes only. No assurance may be given that such shares will be issued, or such values will be realized, at any time. WashingtonFirst currently has no plans to issue shares of its common stock other than as described in this joint proxy statement/prospectus. If WashingtonFirst were to issue additional shares in the future, the offering price for such shares may or may not be equivalent to WashingtonFirst’s then current net tangible book value. WashingtonFirst’s board of directors would have broad discretion in determining an offering price.

Q:	Why are WashingtonFirst shareholders being asked to vote on the proposal to approve the Non-Voting Common Stock Amendment?

A:	Because the acquisition of Alliance will approximately double the size of WashingtonFirst, additional capital is needed by WashingtonFirst to satisfy the requirements of the Federal Reserve and the FDIC after the acquisition. The ownership of more than 9.9% of the outstanding shares of any class of voting securities of WashingtonFirst could result in the institutional purchasers being considered “bank holding companies” for bank regulatory purposes. WashingtonFirst concluded this would adversely affect investor interest, and effectively limit purchasers to ownership of 9.9% of the common stock. In order to sell an amount of additional capital to one institutional investor in excess of what would be permitted by the 9.9% limitation, WashingtonFirst agreed to sell to such investor shares of non-voting common stock.

WashingtonFirst’s articles of incorporation do not presently provide for non-voting common stock. WashingtonFirst has entered into agreements with institutional investors to issue WashingtonFirst common stock and non-voting common stock to satisfy the capital adequacy requirements of the Federal Reserve and the FDIC applicable to WashingtonFirst Bank after the merger, as such requirements might be applied in the current regulatory environment. Accordingly, WashingtonFirst is seeking approval of the WashingtonFirst shareholders to establish a class of non-voting common stock. WashingtonFirst desires to authorize 10,000,000 shares of non-voting common stock, issuable in series, in order to have available to it after consummation of the capital raising transactions a sufficiently large number of authorized and unissued shares of non-voting common stock.

Based on the assumptions described in this joint proxy statement/prospectus, WashingtonFirst expects to issue approximately 312,922 shares of its non-voting common stock, series A, in the capital raising activities it is conducting in connection with the merger if the Non-Voting Common Stock Amendment is approved. The shares of non-voting common stock, series A, will be identical to shares of WashingtonFirst’s common stock in all respects except that the shares of non-voting common stock, series A, will have no rights to vote other than as required by law, and they will be convertible into common stock under the circumstances described in the following paragraph. Because the conversion rights applicable to the shares of non-voting common stock, Series A are prescribed by regulation of the Federal Reserve so that the initial purchasers of such shares may never hold the shares of common stock issuable on conversion, the conversion of these shares in accordance with their terms will not adversely affect WashingtonFirst’s satisfaction of the capital adequacy requirements of the Federal Reserve and the FDIC.

The shares of non-voting common stock, series A, will be convertible into an equal number of shares of common stock at the option of the holder of the non-voting common stock, series A, at any time, provided, however, that no share of the non-voting common stock, series A, shall be convertible in the hands of or at the election of the initial purchaser of such shares from WashingtonFirst, referred to as the “Initial Holder,” or an affiliate of such Initial Holder, at any time. Each share of non-voting common stock, series A, will be convertible by a transferee from the Initial Holder who is unaffiliated with the Initial Holder in connection with or after a transfer by the Initial Holder to a third party unaffiliated with such Initial Holder if the transfer complies with one of the following conditions:

•	the transfer is part of a widely distributed public offering of common stock;

•

the transfer is part of an offering that is not a widely distributed public offering of common stock but is one in which no one transferee (or group of associated transferees) of the non-voting common stock, series A, acquires the rights to purchase in excess of two percent of the voting securities of WashingtonFirst then outstanding (including pursuant to a related series of transfers);

•	the transfer is part of a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or

•	the transfer is part of a transaction approved by the Federal Reserve, or if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority having jurisdiction.

However, no share of non-voting common stock, series A, will be so converted if, as a result of such conversion, the holder of such resulting share of common stock would (or would be deemed to), directly or indirectly, own, control or have power to vote more than 9.9% of any class of WashingtonFirst’s voting securities.

If the Non-Voting Common Stock Amendment is approved by the shareholders of WashingtonFirst, the board of directors of WashingtonFirst will have the authority to issue the newly authorized shares of non-voting common stock on terms determined by the board, including conversion rights, without further approval of the WashingtonFirst shareholders. To the extent that the board of directors authorizes the issuance of additional shares of non-voting common stock that are convertible into shares of common stock, the voting power of the then existing shareholders would be diluted. If the board of directors authorized the issuance of all of WashingtonFirst’s authorized and unissued shares of non-voting common stock authorized by the Non-Voting Common Stock Amendment, and assuming all of such shares were immediately convertible into common stock on a share-for-share basis, upon the issuance and conversion of such shares then existing WashingtonFirst shareholders would experience voting dilution of approximately 74% assuming the merger had not occurred. WashingtonFirst believes the availability of these additional authorized and unissued shares of non-voting common stock will enhance WashingtonFirst’s future financing flexibility.

Although the Non-Voting Common Stock Amendment is not a condition to closing the merger, WashingtonFirst’s current financing strategy involves issuance of non-voting common stock in the capital raising activities it is conducting in connection with the merger. In the unlikely event the Non-Voting Common Stock Amendment is not approved, WashingtonFirst would be required to consider alternative financing options. Such alternatives include a sale of subordinated indebtedness by WashingtonFirst Bank, a sale of additional common stock to additional investors (including officers and directors of WashingtonFirst), or a sale of additional common stock to institutional investors other than Endicott who would be willing to purchase such shares. However, entities holding in excess of 9.9% of any class of voting securities outstanding of WashingtonFirst would become subject to regulation as a bank holding company, and investors may not wish to become subject to such regulations. Accordingly, there can be no assurance that alternative financing options will be available on commercially reasonable terms, if at all.

Q:	Why are WashingtonFirst shareholders being asked to vote on the proposal to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended?

A:	WashingtonFirst believes that it has been able to attract highly qualified personnel in part through the use of stock awards, and that it is desirable to have the continued flexibility to attract additional personnel, if needed, and to retain and reward exceptional performance by employees through additional stock awards. Currently WashingtonFirst uses the WashingtonFirst 2010 Equity Compensation Plan, as amended, for this purpose. This plan has not previously been approved by WashingtonFirst’s shareholders. WashingtonFirst will be a publicly-held company if the merger is consummated, and in that event, the compensation expense related to future awards to senior executives under the plan will be subject to certain limitations on deductibility unless the shareholders of WashingtonFirst have approved the plan. Accordingly, WashingtonFirst is seeking shareholder approval of the plan in connection with becoming a publicly-held company so that future awards under the plan will not be subject to these limitations.

Q:	Why are Alliance shareholders being asked to approve, in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger, and what is the vote required to approve such proposal?

A:	The U.S. Securities and Exchange Commission, which is referred to herein as the “SEC” or the “Securities Exchange Commission,” recently adopted rules that require Alliance to seek a non-binding advisory vote with respect to certain compensation that Alliance’s named executive officers may receive in connection with the merger.

The affirmative vote of a majority of the votes cast on such proposal at a meeting at which a quorum is present is required to approve, in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger.

The vote with respect to these compensation arrangements is an advisory vote and will not be binding on Alliance or WashingtonFirst. Approval of the compensation that may be payable under existing agreements to Alliance’s named executive officers in connection with the merger is not a condition to completion of the merger. Therefore, if the merger is approved by the shareholders and completed, the compensation will still be paid to the Alliance officers if required under the terms of their pre-existing agreements, whether or not shareholders approve the compensation at the Alliance special meeting.

Q:	What vote is required for WashingtonFirst shareholders to approve the Authorized Share Amendment and the Non-Voting Common Stock Amendment?

A:	Under WashingtonFirst’s articles of incorporation, because the board of directors of WashingtonFirst unanimously approved and recommended that the WashingtonFirst shareholders approve the Authorized Share Amendment and the Non-Voting Common Stock Amendment, the affirmative vote of the holders of a majority of the shares of WashingtonFirst common stock outstanding on November 7, 2012 at a meeting at which a quorum is present is required to approve Authorized Share Amendment and the Non-Voting Common Stock Amendment.

The members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank own 1,255,806 shares of WashingtonFirst common stock, excluding exercisable options and warrants. These shares represent approximately 42.8% of the WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting. The members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank have indicated that they will vote their shares of WashingtonFirst common stock at the WashingtonFirst special meeting in favor of the Authorized Share Amendment and the Non-Voting Common Stock Amendment, although they are not contractually obligated to do so. If the members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank vote their shares in favor of the Authorized Share Amendment and the Non-Voting Common Stock Amendment, the concurrence of only an additional 7.3% of WashingtonFirst’s common stock will be required to approve such proposals.

Q:	What vote is required for WashingtonFirst shareholders to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended?

A:	The affirmative vote of a majority of the votes cast on such proposal at a meeting at which a quorum is present is required to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended.

The members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank own 1,255,806 shares of WashingtonFirst common stock, excluding exercisable options and warrants. These shares represent approximately 42.8% of the WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting. The members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank have indicated that they will vote their shares of WashingtonFirst common stock at the WashingtonFirst special meeting in favor of the WashingtonFirst 2010 Equity Compensation Plan, as amended, although they are not contractually obligated to do so. If the members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank vote their shares in favor of the WashingtonFirst 2010 Equity Compensation Plan, as amended, the concurrence of only an additional 7.3% of WashingtonFirst’s common stock will be required to approve such proposal.

Q:	What votes are required to adjourn or postpone the special meetings?

A:	WashingtonFirst. To adjourn or postpone the special meeting of WashingtonFirst shareholders, the affirmative vote of a majority of the votes cast on such proposal at the WashingtonFirst special meeting is required, without regard to whether or not a quorum is present.

The members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank own 1,255,806 shares of WashingtonFirst common stock, excluding exercisable options and warrants. These shares represent approximately 42.8% of the WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting. The members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank have indicated that they will vote their shares of WashingtonFirst common stock at the WashingtonFirst special meeting in favor of the proposal to adjourn or postpone the special meeting of WashingtonFirst shareholders, although they are not contractually obligated to do so. If the members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank vote their shares in favor of the proposal to adjourn or postpone the special meeting of WashingtonFirst shareholders, the concurrence of only an additional 7.3% of WashingtonFirst’s common stock will be required to approve such proposal.

Alliance. To adjourn or postpone the special meeting of Alliance shareholders, the affirmative vote of a majority of the votes cast on such proposal at the Alliance special meeting is required, without regard to whether or not a quorum is present.

Q:	What are the quorum requirements for the special meetings?

A:	WashingtonFirst. The presence in person or by proxy of WashingtonFirst shareholders having a majority of the total votes entitled to be cast by shareholders of WashingtonFirst common stock at the WashingtonFirst special meeting will constitute a quorum. Shares of WashingtonFirst common stock will be counted as present at the WashingtonFirst special meeting for purposes of determining whether there is a quorum if such shares are present and voted in person at the WashingtonFirst special meeting or if a WashingtonFirst proxy with respect to such shares has been properly submitted for the WashingtonFirst special meeting, without regard to whether the WashingtonFirst proxy is marked as casting a vote or abstaining from voting. Abstentions and broker “non-votes” count toward the quorum.

Alliance. The presence in person or by proxy of Alliance shareholders having a majority of the total votes entitled to be cast by shareholders of Alliance common stock at the Alliance special meeting will constitute a quorum. Shares of Alliance common stock will be counted as present at the Alliance special meeting for purposes of determining whether there is a quorum if such shares are present and voted in person at the Alliance special meeting or if an Alliance proxy with respect to such shares has been properly submitted for the Alliance special meeting, without regard to whether the Alliance proxy is marked as casting a vote or abstaining from voting. Abstentions and broker “non-votes” count toward the quorum.

Q:	How does the board of directors recommend that I vote?

A:	WashingtonFirst. The board of directors of WashingtonFirst unanimously recommends that the WashingtonFirst shareholders vote their shares as follows:

• Item 1	–	FOR the approval of the reorganization agreement pursuant to which the merger will occur;

• Item 2	–	FOR the Authorized Share Amendment;

• Item 3	–	FOR the Non-Voting Common Stock Amendment;

• Item 4	–	FOR the approval of the WashingtonFirst 2010 Equity Compensation Plan, as amended; and

• Item 5	–	FOR the authority to adjourn or postpone the WashingtonFirst special meeting.

Alliance. The board of directors of Alliance unanimously recommends that the Alliance shareholders vote their shares as follows:

• Item 1	–	FOR the approval of the reorganization agreement pursuant to which the merger will occur;

• Item 2	–	FOR the approval of, in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger; and

• Item 3	–	FOR the authority to adjourn or postpone the Alliance special meeting.

Q:	What happens if Alliance shares are transferred after the record date for the Alliance special meeting?

A:	The record date for the Alliance special meeting is earlier than the expected date of completion of the merger. Therefore, if an Alliance shareholder transfers his or her shares of Alliance common stock after the applicable record date, but prior to the merger, that shareholder will retain the right to vote at the Alliance special meeting, but the right to receive the merger consideration will transfer with the shares of Alliance common stock. Therefore, it is very important that any shareholder who sells or transfers his or her shares after the record date vote such shares at the Alliance special meeting as the holder of record for purposes of the Alliance special meeting. The failure to vote these shares will have the same effect as votes against the reorganization agreement pursuant to which the merger will occur.

Q:	What do I need to do now to vote by proxy at the special meeting?

A:	After you have thoroughly read and considered the information in this joint proxy statement/prospectus, simply indicate on the proxy card applicable to your WashingtonFirst common stock or Alliance common stock, as the case may be, how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of WashingtonFirst common stock or Alliance common stock, as the case may be, may be represented at the respective special meeting.

You may also follow the instructions set forth on the proxy card to vote your shares by telephone or over the Internet.

If your shares are held in “street name” by a broker, you should instruct your broker how to vote your shares, following the directions that your broker provides.

Q:	What happens if I don’t return a proxy card for the special meeting?

A:	WashingtonFirst. If a WashingtonFirst shareholder fails to return a WashingtonFirst proxy card, it will have the same effect as a vote against the reorganization agreement, the Authorized Share Amendment and the Non-Voting Common Stock Amendment, unless that WashingtonFirst shareholder attends the WashingtonFirst special meeting in person and votes for approval of these proposals, because approval of these proposals requires the affirmative approval of the holders of a majority of the outstanding shares of WashingtonFirst common stock.

Failure of a WashingtonFirst shareholder to return a WashingtonFirst proxy card for the WashingtonFirst special meeting will have no effect on the vote to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended, and to approve the authority to adjourn or postpone the WashingtonFirst special meeting because the vote required for these proposals is the affirmative vote of a majority of the votes cast.

Alliance. If an Alliance shareholder fails to return an Alliance proxy card, it will have the same effect as a vote against the reorganization agreement, unless that Alliance shareholder attends the Alliance special meeting in person and votes for approval of this proposal, because approval of this proposal requires the affirmative approval of the holders of more than two-thirds of the outstanding shares of Alliance common stock.

Failure of an Alliance shareholder to return an Alliance proxy card for the Alliance special meeting will have no effect on the vote to approve, in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger and to approve the authority to adjourn or postpone the Alliance special meeting because the vote required for these proposals is the affirmative vote of a majority of the votes cast.

Q:	May I vote in person?

A:

Yes. Even if you have previously completed and returned your applicable proxy card, you may vote your shares in person by attending the WashingtonFirst or Alliance special meeting, as the case may be, and voting your shares in person. If your shares are held in “street name” by a broker, you are not the shareholder of record and you must ask your broker for its signed “legal proxy” to enable you to vote in person at the WashingtonFirst or Alliance special meeting, as the case may be. However, to ensure that your shares are represented at the WashingtonFirst or Alliance special meeting, as the case may be, we urge you to promptly complete and return the proxy card in the enclosed, postage-paid return envelope, or follow the instructions on the proxy card to vote your shares by telephone or over the Internet, whether or not you plan to attend the WashingtonFirst or Alliance special meeting, as the case may be.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes, you may change your vote at any time before your proxy is voted at the WashingtonFirst or Alliance special meeting, as the case may be, by submitting a new proxy card, by attending the WashingtonFirst or Alliance special meeting, as the case may be, and voting your shares in person, or by delivering a written notice to the Secretary of WashingtonFirst or Alliance, as the case may be, stating that you revoke your proxy.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with WashingtonFirst’s or Alliance’s transfer agent, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote by proxy or to vote in person at the WashingtonFirst or Alliance special meeting, as the case may be.

If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or other nominee is considered the shareholder of record with respect to those shares. Your bank, broker or other nominee has enclosed information about how you, as the beneficial owner, can provide the bank, broker or other nominee with instructions for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the WashingtonFirst or Alliance special meeting, as the case may be; however, you may not vote these shares in person at the applicable special meeting unless you obtain a “legal proxy” from your bank, broker, or other nominee that holds your shares, giving you the right to vote the shares at the WashingtonFirst or Alliance special meeting, as the case may be.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares for you unless you provide instructions on how to vote because none of the proposals to be considered at either the WashingtonFirst special meeting or the Alliance special meeting are ordinary course matters. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the reorganization agreement in the case of a WashingtonFirst or Alliance shareholder and the Authorized Share Amendment and Non-Voting Common Stock Amendment in the case of a WashingtonFirst shareholder.

Q:	Do Alliance shareholders have any rights to avoid participating in the merger?

A:	No. Virginia law does not provide dissenters’ or appraisal rights in connection with the merger because Alliance’s common stock is listed on the NASDAQ.

Q:	Should Alliance shareholders send in their stock certificates now?

A:

No. After the merger is completed, Broadridge Corporate Issuer Solutions, Inc., WashingtonFirst’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your Alliance stock certificates with your proxy card or your merger consideration election form. See “Reorganization Agreement – Exchange of Shares” beginning on page 111 for additional details on the exchange process.

Q:	Should Alliance shareholders send in their merger consideration election forms now?

A:	Yes. Alliance shareholders should send in their completed and signed Form of Election for Alliance Shareholders, a form of which is attached to this joint proxy statement/prospectus as Appendix D, in accordance with the instructions contained thereon. Please do not remove the Form of Election from the joint proxy statement/prospectus, but instead use the execution copy enclosed for that purpose. If you hold shares in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will separately provide instructions for making your election with respect to such shares.

Q:	As an Alliance shareholder, if I do not return my election form prior to the election deadline, which will be 5:00 p.m., Eastern time on the date that is two business days immediately preceding the closing date of the merger, what type of consideration do I receive?

A:	You will receive shares of WashingtonFirst common stock; you will not receive any cash (other than cash received in lieu of fractional shares).

Q:	As an Alliance shareholder, if I request on my election form that I receive only shares of WashingtonFirst common stock for my shares of Alliance common stock, is that what I will receive?

A:	Yes.

Q:	As an Alliance shareholder, if I request on my election form that I receive only cash for my shares of Alliance common stock, is that what I will receive?

A:	Not necessarily. The amount of cash that an individual Alliance shareholder will receive depends in part on the elections of all other Alliance shareholders. The reorganization agreement limits the number of Alliance shares for which cash may be paid to 20% of the outstanding Alliance common stock, or 1,021,993 shares. If cash elections are made for more than 1,021,993 shares by the shareholders of Alliance, the number of shares for which each shareholder will receive cash will be reduced pro rata, so that the total number of shares for which cash is received does not exceed 1,021,993.

Please refer to “Reorganization Agreement – Merger Consideration” beginning on page 108 for examples illustrating the effects of the proration of the merger consideration received by a shareholder of Alliance in the event that the holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding in connection with the merger.

Q:	As an Alliance shareholder, if I request that I receive payment for 20% of my shares in cash and common stock of WashingtonFirst for the balance, is that what I will receive?

A:	Not necessarily. Even though you will have elected to receive cash and stock in the same proportion as the total amounts of cash and stock to be paid, the amount of cash you receive will still depend in part on the elections of all other Alliance shareholders. If the total cash elections of all shareholders exceed the 20% limit, or 1,021,993 shares, the number of cash election shares for which you receive cash will still be reduced pro rata, so that the total number of shares for which cash is received does not exceed 1,021,993.

Please refer to “Reorganization Agreement – Merger Consideration” beginning on page 108 for examples illustrating the effects of the proration of the merger consideration received by a shareholder of Alliance in the event that the holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding in connection with the merger.

Q.	Who will be soliciting my proxy?

A:	WashingtonFirst. In addition to solicitation by mail, directors, officers and employees acting on behalf of WashingtonFirst may solicit proxies for the WashingtonFirst special meeting in person or by telephone, facsimile or other means of communication. WashingtonFirst will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses. WashingtonFirst will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and WashingtonFirst will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. WashingtonFirst will pay the costs of soliciting proxies from its shareholders.

Alliance. In addition to solicitation by mail, directors, officers and employees acting on behalf of Alliance may solicit proxies for the Alliance special meeting in person or by telephone, facsimile or other means of communication. Directors, officers and employees of WashingtonFirst are expected to participate in this effort as well. Alliance will not pay any additional compensation to the directors, officers or employees of Alliance or WashingtonFirst for these activities, but may reimburse them for reasonable out-of-pocket expenses. Alliance will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Alliance will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. Alliance will pay the costs of soliciting proxies from its shareholders.

In addition, Alliance has engaged Innisfree M&A Incorporated to solicit proxies on Alliance’s behalf in connection with the Alliance special meeting. Accordingly, Alliance shareholders may be contacted directly by Innisfree M&A Incorporated. Alliance has agreed to pay Innisfree M&A Incorporated approximately $15,000 for its services, and has agreed to reimburse Innisfree M&A Incorporated for all reasonable out-of-pocket expenses. Innisfree M&A Incorporated has agreed to protect the security and confidentiality of non-public personal information concerning Alliance’s shareholders.

Q:	Who can help answer my questions?

A:	WashingtonFirst. WashingtonFirst shareholders should contact Mr. Richard D. Horn at WashingtonFirst Bankshares, Inc., 11921 Freedom Drive, Suite 250, Reston, Virginia 20190, telephone (703) 840-2421 with any questions about the merger or the WashingtonFirst special meeting.

Alliance. Alliance shareholders should contact Innisfree M&A Incorporated with any questions about the merger or the Alliance special meeting. Alliance shareholders may call toll free: (888) 750-5834. Banks and brokers may call collect: (212) 750-5833.

SUMMARY

This brief summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You are urged to carefully read this entire joint proxy statement/prospectus and the other documents you are referred to in this joint proxy statement/prospectus. These documents will give you a more complete description of the items for consideration at the WashingtonFirst and Alliance special meeting. For more information about WashingtonFirst and Alliance, see “Where You Can Find More Information.”

The Companies (See page 156 for WashingtonFirst and page 212 for Alliance)

WashingtonFirst Bankshares, Inc.

11921 Freedom Drive, Suite 250

Reston, Virginia 20190

Telephone (703) 840-2421

WashingtonFirst is the parent company of WashingtonFirst Bank, a Virginia chartered commercial bank, which was organized as a commercial bank in 2004. In 2009 WashingtonFirst was incorporated in Virginia and registered as a one-bank holding company under the Bank Holding Company Act of 1956, or “BHC Act,” for the purpose of acquiring WashingtonFirst Bank. Through WashingtonFirst Bank, WashingtonFirst offers a comprehensive range of commercial banking products and services to small and medium sized businesses, not-for-profit organizations, professional service firms and individuals in the greater Washington, D.C. Metropolitan Area. WashingtonFirst currently operates a total of ten full-service banking centers, with four in Virginia, three in Maryland and three in Washington, D.C.

Selected financial information about WashingtonFirst, on a consolidated basis, is as follows:

Income Statement Data

(dollars in thousands)	Three Months Ended June 30, 2012	Three Months Ended March 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Total Income	$6,997	$7,038	$25,546	$20,897
Net Income	$382	$750	$2,607	$1,485

Balance Sheet Data

(dollars in thousands)	As of June 30, 2012
Total Assets	$571,311
Total Loans	$445,342
Total Deposits	$444,314
Shareholders’ Equity	$55,075

As of June 30, 2012, approximately 79% of WashingtonFirst Bank’s loans had real estate as a primary or secondary component of collateral, including WashingtonFirst Bank’s commercial real estate and residential real estate loans, which represented 55.1% and 10.7%, respectively, of WashingtonFirst Bank’s loans on that date, and a portion of WashingtonFirst Bank’s construction and development loans.

In August 2011, WashingtonFirst elected to participate in the Small Business Lending Fund, or “SBLF,” and issued shares of its preferred stock. WashingtonFirst used a portion of the proceeds to repurchase the three series of preferred stock previously issued to the Treasury in the Troubled Assets Relief Program, or “TARP.” The shares of preferred stock currently pay dividends at a rate of one percent per annum, but the rate can fluctuate on a quarterly basis. Dividends on the preferred stock are paid quarterly. After 4.5 years from the closing of the SBLF transaction, the annual dividend rate will be fixed at 9%, regardless of the level of qualified small business lending.

The SBLF encourages lending to small businesses by providing capital to small banks. The more a bank increases it small business lending, the lower the rate of dividends the bank will pay on its SBLF funding. If WashingtonFirst Bank’s qualified small business lending is not above certain specified levels at the end of the ninth dividend period, because of WashingtonFirst Bank’s participation in the U.S. Treasury’s Capital Purchase Program, WashingtonFirst must also pay a lending incentive fee of 2% per annum (payable quarterly), calculated based on the liquidation value of the outstanding preferred stock as of the end of that quarter, beginning with dividend payment dates on or after April 1, 2014 and ending on April 1, 2016. See “Information About Washington First – Regulation – Legislative Initiatives – U.S. Treasury Small Business Lending Fund” beginning on page 171.

Alliance Bankshares Corporation

14200 Park Meadow Drive

Chantilly, Virginia 20151

(703) 814-7200

Alliance, a Virginia corporation incorporated in 2002, is a one-bank holding company registered under the BHC Act. Alliance conducts substantially all of its operations through its banking subsidiary, Alliance Bank Corporation. Alliance Bank is a Virginia chartered commercial bank, and is a member of the Federal Reserve System. Alliance Bank places special emphasis on serving the needs of individuals, small and medium sized businesses and professional concerns in the greater Washington, D.C. Metropolitan Area, primarily in the Northern Virginia submarket.

Selected financial information about Alliance, on a consolidated basis, is as follows:

Income Statement Data

(dollars in thousands)	Three Months Ended June 30, 2012	Three Months Ended March 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Total Income	$3,761	$5,000	$22,396	$28,997
Net (Loss) Income	$(919)	$(433)	$(5,958)	$705

Balance Sheet Data

(dollars in thousands)	As of June 30, 2012
Total Assets	$507,818
Total Loans	$293,471
Total Deposits	$382,199
Shareholders’ Equity	$27,139

As of June 30, 2012, 89.7% of Alliance’s loan portfolio consisted of real estate loans, with residential real estate, commercial real estate, and construction/land loans representing 33.5%, 43.1% and 13.1% of the loan portfolio, respectively. Commercial and industrial loans and consumer loans represented 9.8% and 0.5% of the loan portfolio, respectively.

Alliance and Alliance Bank are parties to a Memorandum of Understanding, or the “MOU,” with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, which is a regulatory means of seeking correction through informal administrative action from institutions considered to be of supervisory concern, but which have not deteriorated to the point where they warrant formal administrative action. Among the specific concerns cited in the MOU were asset quality, earnings, liquidity, and capital. The

MOU imposes restrictions and/or requirements on Alliance and Alliance Bank, including (i) the requirement to be examined twice yearly by its regulators, (ii) the requirement to provide regular quarterly progress reports to the relevant regulators and (iii) the requirement that Alliance and Alliance Bank receive regulatory approval to pay dividends, repurchase common stock, and make interest or principal payments on subordinated debt and trust preferred securities. Alliance has implemented significant improvements in credit policies, loan administration, and liquidity management in its efforts to comply with the terms of the MOU. The MOU also requires Alliance to maintain a written plan for compliance with the capital adequacy rules applicable to all state member banks under Federal Reserve Board Regulation H (12 CFR Part 208). These rules require all state member banks, including Alliance Bank, to maintain adequate capital consistent with their risk profiles, which takes into account the volume of adversely classified loans, the adequacy of the loan loss reserve, any planned asset growth and the nature and level of asset concentrations, among other things. Given this, it is the policy of federal banking regulators not to specify or confirm that a given capital level will be “adequate” at a future point in time. As a result, federal banking regulators have not, and Alliance cannot, identify a specific dollar amount of capital required under the MOU. However, Alliance estimates that it would need $7.5 million to $10 million in new capital to be compliant with applicable capital adequacy rules.

The MOU will remain in effect until terminated by the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions. In its letter to WashingtonFirst approving the merger, the Federal Reserve Bank of Richmond indicated that upon notice of the consummation of the merger and that Alliance and Alliance Bank no longer operate as separate entities, the Federal Reserve Bank of Richmond will consider the MOU to be terminated and will provide an official enforcement action termination date with the consent of the Virginia Bureau of Financial Institutions.

The $23.3 million in additional capital to be raised by WashingtonFirst in connection with the merger was proposed by WashingtonFirst to bank regulatory authorities, based on WashingtonFirst’s business plan for the combined company, and the combined company’s anticipated risk profile, informal consultations with bank regulatory authorities and discussions with potential investors. In considering the appropriate amount of capital, WashingtonFirst took into account these discussions and the broad discretion of the bank regulatory authorities to approve merger transactions, and to impose capital requirements in connection with mergers that exceed the requirements that would otherwise be applicable. The amount of new capital proposed by WashingtonFirst was accepted by bank regulatory authorities, and included as a requirement in the approvals obtained from the Virginia State Corporation Commission and the Federal Reserve Board. As a result, raising $23.3 million in additional capital is now a condition to the approval granted by these agencies. The Federal Deposit Insurance Corporation has not yet approved the merger and, while as a condition to such approval may impose additional requirements on WashingtonFirst, including the requirement to raise additional capital, it has not done so. Because the $23.3 million in capital required to be raised by WashingtonFirst in connection with the merger was determined based on WashingtonFirst’s business plan for the combined company, informal consultations with bank regulatory authorities, discussions with potential investors and the need to obtain approval of the merger by bank regulatory authorities in the current regulatory environment, such amount cannot be compared to Alliance’s estimate that it would need to raise $7.5 million to $10 million in additional capital to be compliant with regulatory capital requirements, which was based on Alliance’s business plan and risk profile.

The Merger (See page 55)

The reorganization agreement is attached to this joint proxy statement/prospectus as Appendix A. Please read the entire reorganization agreement. It, and the exhibits thereto, are the legal documents that govern the merger.

WashingtonFirst and Alliance each propose a merger whereby Alliance will merge with and into WashingtonFirst. WashingtonFirst will be the surviving entity in the merger. Promptly following completion of the merger, Alliance Bank will merge with and into WashingtonFirst Bank and all existing offices of Alliance Bank, other than the Reston, Virginia branch, will become full-service banking centers of WashingtonFirst Bank.

Alliance Bank’s Reston, Virginia branch will be closed and its business will be transferred to WashingtonFirst Bank’s nearby Reston, Virginia branch.

Assuming the maximum cash election is made and based on 5,109,969 shares of Alliance common stock issued and outstanding on September 30, 2012, the aggregate merger consideration will be a minimum of approximately $4.9 million in cash and 1,631,919 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of approximately $5.4 million in cash and 1,813,017 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made.

If the merger closes, WashingtonFirst’s common stock will be held 28.1% by former Alliance shareholders, 45.5% by existing WashingtonFirst shareholders, 9.9% by Endicott Opportunity Partners III, L.P., or “Endicott,” 9.4% by Castle Creek Capital Partners IV, L.P., or “Castle Creek,” and the balance by other participants in WashingtonFirst’s capital raising activities that are described in this joint proxy statement/prospectus, based on the assumptions described in “Information About WashingtonFirst – Pro Forma Security Ownership.” The foregoing percentages are based on the assumption that WashingtonFirst raises no more than $23.3 million in additional capital. If WashingtonFirst raises more than $23.3 million in additional capital in its capital raising transactions, the percentage ownership by former Alliance shareholders and existing WashingtonFirst shareholders would decrease, and could decrease significantly if WashingtonFirst were to elect to accept the $30.8 million in capital commitments it has received. As of the date of this joint proxy statement/prospectus, WashingtonFirst does not intend to raise more than $23.3 million in additional capital. However, bank regulatory authorities may require WashingtonFirst to raise capital in excess of $23.3 million prior to consummation of the merger.

Participants in WashingtonFirst’s capital raising activities have agreed to purchase fixed dollar amounts of WashingtonFirst’s capital stock, with the price per share and number of shares to be received to be determined after closing of the merger. The price per share to the participants will be based on WashingtonFirst’s unaudited tangible book value as of the month-end immediately preceding the month in which the merger is consummated, and will (i) be prepared in accordance with generally accepted accounting principles and applied in a manner consistent with WashingtonFirst’s practice in preparing its 2011 year-end audited financial statements, (ii) give effect to consummation of the merger and the issuance of any other shares of WashingtonFirst common stock between such month-end and the date the merger is consummated and (iii) not give effect to certain expenses of the offerings to the investors (notwithstanding the requirements of generally accepted accounting principles). If the merger were consummated as of the date of this joint proxy statement/prospectus, this calculation would be made as of October 31, 2012 and WashingtonFirst estimates would result in the issuance of 1,702,891 shares of WashingtonFirst common stock, 312,922 shares of WashingtonFirst non-voting common stock and a price per share of $11.56. The shares of capital stock issued by WashingtonFirst in the capital raising transactions will be restricted securities, subject to the holding period and other resale requirements of Rule 144.

WashingtonFirst and Alliance are working to complete the merger during the fourth quarter of 2012, although delays could occur. Neither WashingtonFirst nor Alliance can assure you when or if the merger will occur. Both WashingtonFirst and Alliance shareholders must first approve the reorganization agreement at their respective special meeting, WashingtonFirst and Alliance must obtain the necessary regulatory approvals, and other conditions specified in the reorganization agreement must be satisfied.

Matters Relating to the Special Meetings

	WashingtonFirst Special Meeting	Alliance Special Meeting
Date, Time and Place (See page 125 for WashingtonFirst and page 129 for Alliance):	Monday, December 17, 2012 11:00 a.m., local time 11921 Freedom Drive Reston, Virginia	Wednesday, December 19, 2012 2:00 p.m., local time Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia

Purpose of the Special Meeting is to Vote on the Following Proposals (See page 125 for WashingtonFirst and page 129 for Alliance):

•    Item 1 – approval of the reorganization agreement pursuant to which the merger will occur;

•    Item 2 – amendment of the articles of incorporation of WashingtonFirst to increase the number of authorized shares of WashingtonFirst common stock from 25,000,000 to 50,000,000, which is referred to as the “Authorized Share Amendment;”

•    Item 3 – amendment of the articles of incorporation of WashingtonFirst to establish a class of non-voting common stock having 10,000,000 authorized shares, which is referred to as the “Non-Voting Common Stock Amendment;”

•    Item 1 – approval of the reorganization agreement pursuant to which the merger will occur;

•    Item 2 – approval, in a non-binding advisory vote, of certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger; and

•    Item 3 – granting of authority to adjourn or postpone the Alliance special meeting.

• Item 4 – approval of the WashingtonFirst 2010 Equity Compensation Plan, as amended; and • Item 5 – granting of authority to adjourn or postpone the WashingtonFirst special meeting.

Required Vote (See page 126 for WashingtonFirst and page 130 for Alliance):

•    Item 1 – affirmative vote of the holders of a majority of the shares of WashingtonFirst common stock outstanding on the record date;

•    Item 2 – affirmative vote of the holders of a majority of the shares of WashingtonFirst common stock outstanding on the record date;

•    Item 1 – affirmative vote of the holders of more than two-thirds of the shares of Alliance common stock outstanding on the record date;

•    Item 2 – affirmative vote of a majority of the shares of Alliance common stock voted on such proposal; and

	WashingtonFirst Special Meeting	Alliance Special Meeting

•    Item 3 – affirmative vote of the holders of a majority of the shares of WashingtonFirst common stock outstanding on the record date;

•    Item 4 – affirmative vote of a majority of the shares of WashingtonFirst common stock voted on such proposal; and

•    Item 5 – affirmative vote of a majority of the shares of WashingtonFirst common stock voted on such proposal.

• Item 3 – affirmative vote of a majority of the shares of Alliance common stock voted on such proposal.

Record Date (See page 125 for WashingtonFirst and page 129 for Alliance):	Close of business on November 7, 2012	Close of business on October 26, 2012

Outstanding Shares on Record Date (See page 125 for WashingtonFirst and page 129 for Alliance):	On the record date, 2,934,955 shares of WashingtonFirst common stock were outstanding.	On the record date, 5,109,969 shares of Alliance common stock were outstanding.

Shares Entitled to Vote (See page 125 for WashingtonFirst and page 129 for Alliance):	WashingtonFirst common stock held at the close of business on the record date.	Alliance common stock held at the close of business on the record date.

Quorum Requirements (See page 125 for WashingtonFirst and page 129 for Alliance):

A quorum of shareholders is necessary to hold a valid special meeting.

The presence in person or by proxy of WashingtonFirst shareholders having a majority of the total votes entitled to be cast by shareholders of WashingtonFirst common stock at the WashingtonFirst special meeting will constitute a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum.

A quorum of shareholders is necessary to hold a valid special meeting.

The presence in person or by proxy of Alliance shareholders having a majority of the total votes entitled to be cast by shareholders of Alliance common stock at the Alliance special meeting will constitute a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum.

	WashingtonFirst Special Meeting	Alliance Special Meeting
Broker “Non-Votes:”	The proposals described in this joint proxy statement/prospectus are “nondiscretionary” items, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, broker “non-vote” shares with respect to a proposal will not be counted as votes cast on that proposal, which will effectively be a vote against the proposals to approve the reorganization agreement, the Authorized Share Amendment and the Non-Voting Common Stock Amendment.	The proposals described in this joint proxy statement/prospectus are “nondiscretionary” items, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, broker “non-vote” shares with respect to a proposal will not be counted as votes cast on that proposal, which will effectively be a vote against the proposal to approve the reorganization agreement.

As of the Record Date, Directors and Executive Officers Beneficially Own:	1,255,806 shares of WashingtonFirst common stock, excluding exercisable options and warrants. These shares represent approximately 42.78% of the WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting. The members of the board and the executive officers of WashingtonFirst and WashingtonFirst Bank have indicated that they will vote their shares of WashingtonFirst common stock at the WashingtonFirst special meeting in favor of the proposals described in this joint proxy statement/prospectus, although they are not contractually obligated to do so.	261,512 shares of Alliance common stock, excluding exercisable options. These shares represent approximately 5.12% of the Alliance common stock entitled to vote at the Alliance special meeting. Alliance and Alliance Bank directors have agreed to vote their shares of Alliance common stock at the Alliance special meeting in favor of the proposal to approve the reorganization agreement. See “Support Agreements.”

Reasons for the Merger

WashingtonFirst and Alliance each believe the combined company can be run more efficiently and can use its capital more profitably than either company could on its own. WashingtonFirst believes that the increase in its asset size resulting from the merger will provide opportunities to achieve economies of scale in core processing systems, third-party professional service firms and consultants, resulting in estimated cost savings of approximately $1.4 million annually (excluding one-time costs and expenses associated with the merger with Alliance). WashingtonFirst believes that the terminated merger proposal between Alliance and another bank in 2011 has resulted in staff attrition at Alliance, which has reduced employee headcount and personnel expenses and obviated the need for the personnel reductions that often follow mergers. In addition, WashingtonFirst believes that the pre-merger employee attrition has adversely affected Alliance’s ability to seek potential business opportunities. WashingtonFirst believes that removal of the uncertainty regarding the future of Alliance’s business will improve employee morale and enhance retention of qualified Alliance employees, thereby improving efficiency. WashingtonFirst believes that the trend of asset quality declines experienced by Alliance has abated, which will result in improvements in profitability. As a result, WashingtonFirst and Alliance each believe the merger will create long-term value for the shareholders of both companies. Of course, the benefits depend on WashingtonFirst’s ability to integrate and operate the businesses of WashingtonFirst and Alliance successfully after the merger, and on other uncertainties and risks described in “Risk Factors” beginning on page 35.

To review WashingtonFirst’s reasons for the merger in greater detail, see “The Merger Transaction – Reasons for the Merger – WashingtonFirst’s Reasons for the Merger and Recommendations of its Board of Directors” beginning on page 65.

To review Alliance’s reasons for the merger in greater detail, see “The Merger Transaction – Reasons for the Merger – Alliance’s Reasons for the Merger and Recommendations of its Board of Directors” beginning on page 66.

Recommendations to Shareholders

WashingtonFirst Board Recommendations to WashingtonFirst Shareholders (See page 65)

WashingtonFirst’s board of directors unanimously determined that the reorganization agreement is fair to and in the best interests of WashingtonFirst and its shareholders and unanimously approved the reorganization agreement and the transactions contemplated by the reorganization agreement and the other proposals described in this joint proxy statement/prospectus to be presented at the WashingtonFirst special meeting. The board of directors of WashingtonFirst unanimously recommends that the WashingtonFirst shareholders vote their shares as follows:

Item 1 – FOR the approval of the reorganization agreement pursuant to which the merger will occur;

Item 2 – FOR the Authorized Share Amendment;

Item 3 – FOR the Non-Voting Common Stock Amendment;

Item 4 – FOR the approval of the WashingtonFirst 2010 Equity Compensation Plan, as amended; and

Item 5 – FOR the authority to adjourn or postpone the WashingtonFirst special meeting.

Alliance Board Recommendations to Alliance Shareholders (See page 66)

Alliance’s board of directors unanimously determined that the reorganization agreement is fair to and in the best interests of Alliance and its shareholders and unanimously approved the reorganization agreement and the transactions contemplated by the reorganization agreement and the other proposals described in this joint proxy statement/prospectus to be presented at the Alliance special meeting. The board of directors of Alliance unanimously recommends that the Alliance shareholders vote their shares as follows:

Item 1 – FOR the approval of the reorganization agreement pursuant to which the merger will occur;

Item 2 –	FOR the approval of, in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger; and

Item 3 – FOR the authority to adjourn or postpone the Alliance special meeting.

In reaching its decision to adopt and approve the reorganization agreement and recommend its approval to shareholders of Alliance, the board consulted with senior management and Alliance’s outside financial and legal advisors and evaluated the increasing difficulty Alliance faces in maintaining and improving performance and shareholder value over the long-term in the current and prospective economic and regulatory environment affecting the banking industry as a whole. The board believes that economic recovery and improvements in banks’ profits and market values will be a slow process, which would be particularly challenging for Alliance Bank given its present financial condition, operating performance and the MOU. After considering Alliance’s future prospects and strategic options, the board concluded that partnering with a financial institution with a strong management team, access to capital, a sound balance sheet and a strong operating performance would better maximize the long-term value of its shareholders’ investment than if Alliance remained independent. Alliance’s board believes that the merger with WashingtonFirst achieves this goal and is in the best interests of the shareholders of Alliance.

On July 27, 2011, Alliance entered into a merger agreement with Eagle Bancorp, Inc., or “Eagle,” based on the Alliance board’s beliefs that the transaction was in the best interest of Alliance and its shareholders and was the best course of action at that time, as well as Davenport’s fairness opinion indicating that the merger was fair from a financial point of view to the shareholders of Alliance. The terminated merger agreement with Eagle would have provided for all stock consideration that was initially valued at $6.11 per share of Alliance common stock, or 87.3% of Alliance’s book value per share as of June 30, 2011. While the stock consideration was initially valued at $6.11 per share of Alliance common stock, it was subject to ten separate adjustment factors. At the time of termination of the merger agreement with Eagle, Alliance projected that these adjustment factors would have significantly decreased the value of the transaction with Eagle, based on the known and projected performance of Alliance with regard to metrics relevant to the adjustments.

Following termination of the prior merger agreement with Eagle on November 28, 2011, Alliance publicly announced its continuing desire to pursue an affiliation with a strategic partner. The purpose of the public announcement was to increase the likelihood that strategic and financial buyers, both in and out of Alliance’s geographic market, would consider a partnership with Alliance. Over the next five months, Alliance and its financial advisor, Davenport, worked diligently and deliberately to evaluate strategic alternatives, to solicit merger proposals and to evaluate unsolicited expressions of interest, as discussed in detail above under “The Merger Transaction—Background of the Merger.”

During this time, the underlying rationale for a sale of Alliance continued to strengthen both due to subjective factors and Alliance’s declining operating performance and financial condition.

With respect to subjective factors, (i) regulatory pressure for the addition of capital as soon as possible continued, although Alliance had no access to cost-effective capital on an independent basis; (ii) Alliance management determined that raising the necessary capital through sales of common stock would have entailed substantial dilution to each existing shareholder’s ownership percentage and book value per share; (iii) the MOU was expected to remain in place until substantial new capital was raised; and (iv) the termination of the Eagle transaction had left Alliance in a weakened position due to key employee attrition, high costs associated with interim contract employees, managerial focus on transition activities during the pendency of the Eagle deal and reduced yield on the securities portfolio due to restructuring in anticipation of the merger with Eagle.

With respect to Alliance’s declining operating performance and financial condition, (i) Alliance incurred net losses for the year ended December 31, 2011 and for the first three months of 2012; (ii) nonperforming assets increased during the months preceding the execution of the reorganization agreement and stood at 3.37% of total assets as of March 31, 2012, which represented a 13.1% increase in this ratio from June 30, 2011, (iii) book value decreased 22.4% from $7.00 per share at June 30, 2011 to $5.43 per share as of March 31, 2012, (iv) net interest margin declined from 3.86% for the quarter ended June 30, 2011 to 3.10% for the quarter ended March 31, 2012, largely due to the restructuring of the investment portfolio undertaken in anticipation of the transaction with Eagle, (v) from June 30, 2011 to March 31, 2012, total assets, loans, and deposits fell by 5.1%, 7.6% and 7.7%, respectively, and (vi) net interest income for the last twelve months declined from $18.1 million for the year ended June 30, 2011 to $15.0 million for the year ended March 31, 2012, a decrease of 17.2%.

Given the foregoing subjective factors and adverse developments in Alliance’s business, operating results and financial condition, the desirability of finding a strategic partner for Alliance had crystallized into necessity, while Alliance’s attractiveness had declined. After a lengthy, deliberate and publicly-announced review of strategic opportunities then available in the market, the Alliance board concluded that the WashingtonFirst offer was the best available.

Based on the Alliance board’s beliefs that the transaction was in the best interest of Alliance and its shareholders and was the best course of action, as well as Davenport’s fairness opinion indicating that the merger was fair from a financial point of view to the shareholders of Alliance, the Alliance board unanimously approved the merger and the reorganization agreement. The reorganization agreement with WashingtonFirst provides for consideration initially valued at a minimum of $4.77 per share and a maximum of $5.30 per share, or 87.8% and 97.6%, respectively, of Alliance’s book value per share as of March 31, 2012. In contrast to the Eagle transaction, the consideration in the proposed merger with WashingtonFirst is subject to a single adjustment factor and benefits from a definitive limit on the magnitude of any downward adjustment. In addition, up to 20% of the merger consideration will be cash.

Risk Factors (See page 35)

There are risks associated with the merger, WashingtonFirst’s business and WashingtonFirst’s common stock. For a discussion of these risk factors see “Risk Factors” beginning on page 35.

Opinions of Financial Advisors (See page 70)

Each board of directors has considered, among other things, the opinion of its respective financial advisor. WashingtonFirst received an opinion from ParaCap that the merger consideration to be paid by WashingtonFirst in the merger is fair, from a financial point of view, to WashingtonFirst as of May 3, 2012, which opinion was updated as of November 5, 2012. Alliance received an opinion of Davenport that the merger consideration to be received by Alliance shareholders in the merger is fair, from a financial point of view, to the shareholders of Alliance as of May 3, 2012, which opinion was updated as of November 5, 2012. These opinions and the updates thereto are attached as Appendix B-1, Appendix B-2, Appendix C-1 and Appendix C-2. You are encouraged to read these opinions and the updates thereto, each of which is based upon the assumptions made, the matters considered, and the limitations on review as set forth in each opinion.

What Alliance Shareholders Will Receive in the Merger (See page 108)

If the reorganization agreement is approved by the shareholders of both WashingtonFirst and Alliance, the other conditions to the merger are satisfied and the merger is subsequently completed, each outstanding share of Alliance common stock will, at the election of the holder thereof and subject to limitation and adjustment as described in this joint proxy statement/prospectus, be converted into the right to receive a minimum of $4.77 in cash or 0.3992 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of $5.30 in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made. Cash elections are limited to up to 20% of all of the shares of Alliance common stock outstanding. If holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding, then the cash elections will be subject to proration in accordance with the terms of the reorganization agreement. Assuming the maximum cash election is made and based on 5,109,969 shares of Alliance common stock issued and outstanding on September 30, 2012, the aggregate merger consideration will be a minimum of approximately $4.9 million in cash and 1,631,919 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of approximately $5.4 million in cash and 1,813,017 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made. Please refer to “Reorganization Agreement – Merger Consideration” beginning at page 108 for examples of the effects of the proration of the merger consideration received by a shareholder of Alliance in the event that the holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding in connection with the merger.

The reorganization agreement provides for a downward adjustment in the merger consideration if the shareholders’ equity of Alliance as of December 31, 2011 has declined by more than ten percent as of the month-end prior to the consummation of the merger (less certain exclusions from the calculation of shareholders’ equity as of the month-end prior to the consummation of the merger pursuant to the terms of the reorganization agreement and as more fully described in “Reorganization Agreement – Merger

Consideration” beginning on page 108). Alliance’s shareholders’ equity was approximately $28.1 million and $27.1 million as of December 31, 2011 and September 30, 2012, respectively. After adjusting for the exclusions pursuant to the reorganization agreement, the shareholders’ equity of Alliance as of December 31, 2011 had declined by $246,000 or 0.9% as of September 30, 2012. Please refer to “Reorganization Agreement – Merger Consideration” beginning at page 108.

The merger will not result in any change to the shares of WashingtonFirst common stock outstanding immediately prior to the merger. However, the existing WashingtonFirst shareholders will own a proportionately smaller amount of WashingtonFirst. After the merger, existing WashingtonFirst shareholders will own 43.3% of WashingtonFirst’s outstanding common stock, based on the assumptions described in “Information About WashingtonFirst – Pro Forma Security Ownership.”

Board of Directors of WashingtonFirst After the Merger (See page 133)

Immediately following the merger, WashingtonFirst expects that its board of directors will have 22 members, including the 19 current WashingtonFirst directors plus three currently serving directors of Alliance appointed by WashingtonFirst. The three current members of the board of directors of Alliance who will join WashingtonFirst’s board of directors are Donald W. Fisher, Ph.D., Oliver T. Carr, III and D. Mark Lowers. Subsequent to their initial appointment, the former Alliance directors will be subject to the same nomination and election procedures as directors of WashingtonFirst generally. The former Alliance directors serving on the WashingtonFirst board will also serve on the board of WashingtonFirst Bank.

Endicott and Castle Creek have each agreed to purchase shares of WashingtonFirst common stock and non-voting common stock in connection with closing of the merger. Immediately after closing of the merger, it is anticipated that Endicott and Castle Creek will own approximately 9.9% and 9.4%, respectively, of WashingtonFirst’s outstanding common stock, based on the assumptions described in “Information About WashingtonFirst – Pro Forma Security Ownership.” Under the terms of their investment agreements, each of Endicott and Castle Creek is entitled to appoint one member of the board of directors of WashingtonFirst for so long as it owns at least 4.9% of the outstanding shares of WashingtonFirst common stock. As of the date of this joint proxy statement/prospectus, each of Endicott and Castle Creek has indicated that it has no present plans to exercise its appointment rights, but reserves the right to do so at any time.

Conditions to Completion of the Merger (See page 118)

The obligations of WashingtonFirst and Alliance to complete the merger are subject to the satisfaction or waiver of a number of conditions, including:

•	approval of the reorganization agreement by the shareholders of WashingtonFirst and Alliance;

•	receipt of all required governmental approvals of the merger; and

•

WashingtonFirst’s capital raising transactions shall have been consummated and the investors shall have made at least $20.0 million available to WashingtonFirst. In addition, WashingtonFirst shall have raised, via the capital raising transactions or otherwise, an amount of capital sufficient to obtain all necessary regulatory approvals.

The obligations of WashingtonFirst to complete the merger are also subject to the satisfaction of additional conditions, including receipt of confirmation from the Federal Reserve that WashingtonFirst may, following the assumption of Alliance’s trust preferred securities, continue to include the assumed trust preferred securities as Tier 1 capital of WashingtonFirst.

The obligations of Alliance to complete the merger are also subject to the satisfaction of additional conditions, including the shares of WashingtonFirst common stock to be issued to Alliance shareholders in the merger shall have been authorized for listing on NASDAQ.

Certain conditions to the merger may be waived by WashingtonFirst or Alliance, as applicable.

Regulatory Approvals Required (See page 93)

The merger requires the receipt of certain regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System, which is referred to as the “Federal Reserve” or the “Federal Reserve Board,” the Federal Deposit Insurance Corporation, which is referred to as the “FDIC,” and the Virginia State Corporation Commission. WashingtonFirst has made filings and notifications for these purposes. On September 24, 2012, WashingtonFirst received approval from the Federal Reserve, and on October 23, 2012, WashingtonFirst and WashingtonFirst Bank each received approval from the Virginia State Corporation Commission for the merger with Alliance and Alliance Bank, respectively. WashingtonFirst expects to obtain all additional necessary regulatory approvals, although it cannot be certain if or when it will obtain them.

Nonsolicitation of Acquisition Proposals (See page 114)

The reorganization agreement restricts Alliance’s ability, with certain exceptions, to solicit, encourage, or authorize any person, including but not limited to its directors, officers, shareholders, or employees, to solicit from, or engage in communications with, any third party, or facilitate inquiries or to make proposals relating to any “acquisition proposal,” as that term is defined in the reorganization agreement.

Termination of the Reorganization Agreement (See page 120)

WashingtonFirst and Alliance can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either WashingtonFirst or Alliance may decide, without the consent of the other, to terminate the reorganization agreement under a number of circumstances.

Alliance Must Pay WashingtonFirst a Termination Payment under Certain Circumstances (See page 121)

Alliance and Alliance Bank must pay WashingtonFirst a termination payment of $1.34 million in the aggregate within three business days of termination of the reorganization agreement if the reorganization agreement is terminated as a result of any one of a number of specified circumstances.

Alliance and Alliance Bank agreed to this termination payment arrangement in order to induce WashingtonFirst to enter into the reorganization agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Alliance or Alliance Bank.

Some of the Directors and Officers of Alliance Have Financial Interests in the Merger that Differ from the Interests of Alliance Shareholders (See page 85)

In addition to their interests as shareholders, certain directors, executive officers or employees of Alliance may have interests in the merger that are different from or in addition to interests of Alliance shareholders. These interests relate to or arise from, among other things, the following:

•

the election of three directors of Alliance as directors of WashingtonFirst and the receipt by those directors of future compensation for their service on the same terms as all directors of WashingtonFirst, as described under the caption “Board of Directors and Management of WashingtonFirst Following the Merger – Director Compensation” beginning on page 140, and which compensation would not be materially higher or lower than each currently receives as directors of Alliance;

•

the possible future employment of certain executive officers and employees of Alliance by WashingtonFirst on terms yet to be determined (at this time, WashingtonFirst expects to offer employment to all executive officers and employees of Alliance except for Mr. Doyle and Ms. Houpert because Ms. Andersen and Mr. Johnson will continue to serve as President and Chief Executive Officer and Chief Financial Officer of the combined company, respectively);

•

the possible receipt by certain executive officers and employees of Alliance of change of control, severance or retention payments; assuming that the conditions to these payments have been met, and assuming the merger was completed on October 29, 2012, the following executive officers and employees would have received the following amounts (subject to any applicable reductions to avoid an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended, or the “Code”):

William E. Doyle, Jr.	$975,930
Jean S. Houpert	$212,335
George F. Cave	$312,113
Craig W. Sacknoff	$250,470

Mr. Doyle and Ms. Houpert will receive their payments because Ms. Andersen and Mr. Johnson will continue to serve as President and Chief Executive Officer and Chief Financial Officer, respectively, of the combined company. As of the date of this joint proxy statement/prospectus, it is unknown whether the conditions to receive these payments will be met for the other executive officers of Alliance because the terms of their employment with the combined company have not yet been finalized; and

•

the treatment under the reorganization agreement of options to purchase shares of Alliance common stock held by directors and executive officers of Alliance and Alliance Bank. As a result of the merger, all Alliance options, whether or not vested or exercisable, will be cancelled as of the effective time of the merger solely in exchange for the right to receive, except to the extent limited for purposes of Section 280G of the Code, an amount in cash (less any applicable withholding taxes) equal to the product of (i) the number of shares of Alliance common stock subject to such options immediately prior to the effective time of the merger and (ii) the difference, if positive, between (A) the cash consideration to be paid in connection with the merger and (B) the exercise price per share of the Alliance common stock subject to such options. Of the 207,562.5 outstanding options to purchase shares of Alliance common stock held by directors and executive officers of Alliance and Alliance Bank, 65,000 will be canceled for an aggregate $160,050 in cash (subject to any applicable reductions to avoid an excess parachute payment under Section 280G of the Code). No cash will be received with respect to the cancelation of the remaining 142,562.50 options, due to the exercise price of such options being greater than the cash consideration to be paid in connection with the merger. The cash payments described above will not be a part of the limitation on cash elections to 20% of all of the shares of Alliance common stock outstanding.

Cash Consideration for Directors and Executive Officers of Alliance

As shareholders of Alliance, Alliance’s directors and executive officers will receive merger consideration for their shares of Alliance common stock on the same terms and conditions applicable to all shareholders, including having their cash elections subject to proration in accordance with the terms of the reorganization agreement if holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding. In addition, as of the effective time of the merger, each option to purchase Alliance common stock held by Alliance’s directors and executive officers will be cancelled on the same terms and conditions applicable to all Alliance options then outstanding.

The following table summarizes the total cash consideration that Alliance’s directors and executive officers would receive in connection with the merger in consideration for the Alliance common stock and options they hold. The table presents the total cash consideration to be received in the aggregate by all of Alliance’s directors and executive officers as a group, as well as the three individual members of the group projected to receive the largest cash payments, assuming cash consideration of $5.30 per share. Alliance’s directors and executive officers are subject to the same consideration election and proration provisions applicable to all Alliance shareholders. As such, the actual amount of cash received by Alliance’s directors and executive officers both individually and as a group will depend on their and all other Alliance shareholders’ consideration elections. For illustrative purposes, the table presents two scenarios: (i) receipt of cash consideration for 20% of the holders’ shares of Alliance common stock and (ii) receipt of cash consideration for 100% of the holders’ shares of Alliance common stock.

Name of Director or Executive Officer	Total Cash Consideration Received (Assuming 20% Cash Consideration)	Total Cash Consideration Received (Assuming 100% Cash Consideration)
Serina Moy	$75,554	$377,768
Robert G. Weyers	$73,140	$365,700
Lawrence N. Grant	$52,224	$261,120
All directors and executive officers as a group (13 persons)	$415,753	$1,524,564

Alliance’s board of directors was aware of these interests and took them into account in its decision to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement. For information concerning these interests, please see the discussion under the caption “The Merger Transaction – Interest of Certain Persons in the Merger” beginning at page 85.

Material Federal Income Tax Consequences of the Merger (See page 89)

The merger is intended to qualify as a reorganization under the Code. As a result, the shareholders of Alliance will not recognize gain or loss upon receipt of WashingtonFirst stock in exchange for their shares of Alliance stock (except with respect to cash received in lieu of fractional shares), and will recognize any gain realized on the merger up to the sum of the cash received in exchange for their shares of Alliance stock.

This tax treatment may not apply to every shareholder of Alliance. Determining the actual tax consequences of the merger to an Alliance shareholder may be complicated and will depend on that shareholder’s specific situation and on variables not within WashingtonFirst’s or Alliance’s control. Alliance shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences to such shareholder.

Resale of WashingtonFirst Common Stock Received in the Merger (See page 94)

WashingtonFirst has registered under the federal securities laws and the rules and regulations promulgated thereunder the issuance of shares of its common stock in the merger. Therefore, an Alliance shareholder that receives WashingtonFirst common stock in the merger may sell those shares immediately and without restriction unless such shareholder is considered an “affiliate” of Alliance or becomes an affiliate of WashingtonFirst.

WashingtonFirst Share Listing (See page 94)

Pursuant to the reorganization agreement, WashingtonFirst has applied to list its common stock on the NASDAQ, and approval for listing is a condition to Alliance’s obligation to complete the merger. WashingtonFirst’s common stock is not currently traded on any national securities exchange. By listing on the NASDAQ and becoming a reporting company under the Securities and Exchange Act of 1934, as amended, or the “Exchange Act,” shares of WashingtonFirst common stock may become more liquid than they have been historically.

WashingtonFirst’s Capital Raising Transactions (See page 176)

In order to demonstrate adequate post-merger capitalization in connection with obtaining required regulatory approvals, WashingtonFirst has entered into a series of equity and debt capital raising transactions to generate at least $23.3 million in additional capital. Pursuant to these transactions, WashingtonFirst has received or has binding commitments to receive up to $30.8 million, although WashingtonFirst does not intend to raise the full amount that has been committed. The parties’ respective obligation to complete the merger is subject to WashingtonFirst closing capital raising transactions yielding proceeds of that are sufficient to obtain regulatory approval of the merger from the Federal Reserve Board, the FDIC and Virginia banking authorities.

Pursuant to an agreement with Endicott, Endicott will, substantially contemporaneously with the consummation of the merger, purchase at a minimum $11 million plus, in WashingtonFirst’s sole discretion, up to an additional $2 million worth of WashingtonFirst’s common stock. Pursuant to an agreement with Castle Creek, Castle Creek will, substantially contemporaneously with the consummation of the merger, purchase at a minimum $5 million plus, in WashingtonFirst’s sole discretion, up to an additional $8 million worth of WashingtonFirst’s common stock. The agreements with each of Endicott and Castle Creek are substantially identical. In addition to the agreements with Endicott and Castle Creek, WashingtonFirst has received irrevocable subscriptions for WashingtonFirst common stock from a number of individual subscribers having a prior relationship with WashingtonFirst, including certain of its officers and directors, for an aggregate of $11 million at a price per share to be equal to the same price per share paid by Endicott and Castle Creek.

The purchase price per share for these investors will be estimated prior to closing the merger and the per share price will be finally determined between WashingtonFirst and Endicott and Castle Creek after closing the merger. The price per share to the investors will be based on WashingtonFirst’s unaudited tangible book value as of the month-end immediately preceding the month in which the merger is consummated, and will (i) be prepared in accordance with GAAP and applied in a manner consistent with WashingtonFirst’s practice in preparing its 2011 year-end audited financial statements, (ii) give effect to consummation of the merger and the issuance of any other shares of WashingtonFirst common stock between such month-end and the date the merger is consummated and (iii) not give effect to certain expenses of the offerings to the investors (notwithstanding the requirements of GAAP). If the merger were consummated as of the date of this joint proxy statement/prospectus, this calculation would be made as of October 31, 2012 and WashingtonFirst estimates would result in the issuance of 1,702,891 shares of WashingtonFirst common stock, 312,922 shares of WashingtonFirst non-voting common stock and a price per share of $11.56. See “Information About WashingtonFirst – Pro Forma Security Ownership.”

The shares of WashingtonFirst common stock to be issued to Endicott, Castle Creek and the other investors will be “restricted” shares under Rule 144 and, therefore, generally may be sold only in compliance with Rule 144.

If the merger is closed, Endicott and Castle Creek will own approximately 9.9% and 9.4%, respectively, of WashingtonFirst’s common stock, based on the assumptions described in this joint proxy statement/prospectus.

Dissenters’ Rights of Appraisal in the Merger (See page 95)

Virginia law does not provide dissenters’ or appraisal rights in connection with the merger because Alliance’s common stock is listed on the NASDAQ.

Accounting Treatment (See page 93)

The merger will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States of America.

Comparison of Rights of Shareholders of WashingtonFirst and Alliance (See page 294)

The rights of Alliance shareholders are governed by Virginia law, and by Alliance’s articles of incorporation and bylaws. After completion of the merger, the rights of the former Alliance shareholders receiving

WashingtonFirst common stock in the merger will continue to be governed by Virginia law, but will also be governed by WashingtonFirst’s articles of incorporation and bylaws. Among the substantive and procedural differences between Alliance’s and WashingtonFirst’s articles of incorporation and bylaws that will affect the rights of Alliance shareholders are the following:

Amendments of Articles of Incorporation and Bylaws. The articles of incorporation of Alliance may be amended by the affirmative vote of more than two-thirds of the votes entitled to be cast thereon after the proposed amendment has been adopted by the board of directors.

The articles of incorporation of WashingtonFirst may be amended by the affirmative vote of a majority of the shares entitled to vote on the transaction by each voting group entitled to vote on the transaction, if the board of directors has approved and recommended the amendment by at least a two-thirds vote of the directors currently in office. If the amendment is not approved and recommended by at least two-thirds of the directors currently in office, then the amendment must be approved by the vote of 80% or more of all the votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction.

Vote Required for Certain Shareholder Actions. Under the VSCA, shareholders must approve an amendment to the articles of incorporation, plan of merger or share exchange, plan of domestication, plan of conversion, a sale, lease, exchange or other disposition of the corporation’s assets that would leave the corporation without significant continuing business activity, or a plan of dissolution by the affirmative vote of more than two-thirds of the votes entitled to be cast on such transaction by each voting group that is entitled to vote thereon. The articles of incorporation of Alliance are silent on the vote required for these actions. Accordingly, Alliance is subject to the vote requirements set forth in the VSCA.

WashingtonFirst’s articles of incorporation provide that the shareholders of WashingtonFirst must approve an amendment of the articles of incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all of WashingtonFirst’s assets other than in the regular course of business, and a plan of dissolution by a vote of the majority of all votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction, if the board of directors has approved and recommended the transaction by at least a two-thirds vote of the directors currently in office. If the transaction is not approved and recommended by at least two-thirds of the directors currently in office, then the transaction must be approved by the vote of 80% or more of all the votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction.

Advance Written Notice of Shareholder Proposals and Nominations. Alliance’s articles of incorporation and bylaws are silent on advance notice for shareholder proposals and nominations of directors; however, under the Exchange Act notice of a shareholder proposal submitted outside of Rule 14a-8 is considered untimely, and may be declared improper if presented at a meeting, if Alliance did not receive notice of the matter at least 45 days before the date that Alliance first mailed its proxy materials for the prior year’s annual meeting.

The bylaws of WashingtonFirst provide that shareholders entitled to vote in the election of directors at the WashingtonFirst annual meeting may submit proposals and nominations of directors for consideration at the meeting by written notice which must be received by the president of WashingtonFirst not less than 120 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the previous annual meeting, subject to certain exceptions if the meeting date has changed by more than 30 days.

Emerging Growth Company (See page 181)

WashingtonFirst is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies. One of the benefits of emerging growth company status is an exemption from the requirement of having its auditor attest to, and report on, management’s assessment of its internal controls over financial reporting. In addition, if a new or revised accounting financial accounting standard applicable to both public and private companies requires public companies to adopt such new or revised standard sooner than private companies are required to adopt such standard, the Jumpstart Our Business Startups Act of 2012 permits emerging growth companies to delay complying with such new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. These and other exemptions would be lost if WashingtonFirst ceased to qualify as an “emerging growth company” by, among other things, having in excess of $1 billion in annual revenues. See “Information About WashingtonFirst – Emerging Growth Company” on page 181.

Approval of the WashingtonFirst 2010 Equity Compensation Plan, as Amended (Page 150)

At the special meeting, the shareholders of WashingtonFirst will be asked to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended, or the “2010 Plan.” WashingtonFirst believes that it has been able to attract highly qualified personnel in part through the use of stock awards, and has used prior plans and the 2010 Plan for this purpose. Under the 2010 Plan, WashingtonFirst may grant non-qualified stock option, stock appreciation rights, restricted stock, restricted stock units and stock awards to its current and prospective officers, employees and non-employee directors. The 2010 Plan is administered by the Compensation Committee of the board of directors of WashingtonFirst, and the grant of awards under the 2010 Plan is determined in the discretion of such committee. See “WashingtonFirst – Other Proposals – Approval of WashingtonFirst 2010 Equity Compensation Plan, as Amended.

Market Price and Dividend Information

Alliance’s common stock is currently listed for trading on the NASDAQ under the trading symbol “ABVA.” WashingtonFirst’s common stock is not listed on a securities exchange, but is subject to periodic quotation on the OTC Bulletin Board, or “OTCBB,” under the symbol “WFBI.” The OTCBB is an inter-dealer quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter, or “OTC,” equity securities. An OTC equity security generally is any equity that is not listed or traded on a national securities exchange. OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As described in this joint proxy statement/prospectus, consummation of the merger is conditioned upon, among other things, WashingtonFirst’s common stock being listed for trading on the NASDAQ at the effective time of the merger.

The following table sets forth the closing sale price per share of Alliance common stock, as reported on the NASDAQ on May 2, 2012 (the last full trading day before the public announcement of the reorganization agreement) and the closing sale price per share of WashingtonFirst common stock, as quoted on OTCBB on April 30, 2012 (the last full trading day before the public announcement of the reorganization agreement for which a quote on OTCBB was available) and as of October 31, 2012, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The market price for both WashingtonFirst and Alliance common stock will fluctuate prior to the merger. You should obtain current market quotations for WashingtonFirst and Alliance common stock.

	WashingtonFirst Common Stock	Alliance Common Stock	Pro Forma Equivalent for Alliance Common Stock (1)
April 30, 2012	$10.35	$4.03	$4.59
May 2, 2012	$10.35	$4.08	$4.59
October 31, 2012	$10.25	$4.50	$4.55

(1)	Pro forma equivalent for Alliance common stock determined by multiplying the price of WashingtonFirst common stock by the conversion ratio of 0.4435. The actual conversion ratio may be lower. The reorganization agreement provides that if the shareholders’ equity of Alliance as of December 31, 2011 has declined by more than ten percent as of the month-end prior to the consummation of the merger, the conversion ratio will be reduced. Please refer to “Reorganization Agreement – Merger Consideration” beginning at page 108.

As of September 30, 2012, there were an estimated 361 registered holders of WashingtonFirst common stock and an estimated 314 registered holders of Alliance common stock.

WashingtonFirst has adopted the strategy of retaining earnings to support current and future growth and has never declared or paid a cash dividend on its common stock. Alliance has also adopted the strategy of retaining earnings to support current and future growth and has never declared or paid a cash dividend on its common stock. Additionally, Alliance is restricted from paying dividends, without prior regulatory approval, under the MOU, among Alliance, Alliance Bank, the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions.

Comparative Summary Historical and Pro Forma Per Share Data

Set forth below is certain per share financial information for WashingtonFirst and Alliance on a historical basis, on a pro forma combined basis and on a pro forma combined basis per Alliance equivalent share.

The comparative pro forma data was derived by combining the historical consolidated financial information of WashingtonFirst and Alliance using the purchase method of accounting for business combinations.

The pro forma data gives effect to:

•	the proposed merger of WashingtonFirst and Alliance;

•

the proposed issuance of 1,813,017 shares of WashingtonFirst common stock and $5.4 million in cash to the shareholders of Alliance in connection with the merger, based on the assumed conversion ratio of 0.4435 and assuming the maximum cash election is made, which ratio may be lower if the downward adjustment specified in the reorganization agreement is made;

•

the proposed issuance of 2,015,813 shares of WashingtonFirst common stock and non-voting common stock, series A in the aggregate to the investors in the capital raising activities WashingtonFirst is conducting in connection with the merger; and

•	the estimated restructuring costs discussed below.

For purposes of presenting pro forma basic and diluted earnings per share, the comparative pro forma data for the year ended December 31, 2011 and the six months ended June 30, 2012 assumes that the merger was effected on January 1, 2011. For purposes of presenting pro forma book value per share, the comparative pro forma data assumes that the merger was effective on June 30, 2012. The equivalent pro forma per share of Alliance common stock information shows the effect of the merger from the perspective of an owner of Alliance common stock and was computed by multiplying the pro forma information based on the assumed conversion ratio of 0.4435 and assuming the maximum cash election is made. The actual conversion ratio may be lower than 0.4435, based upon the adjustment set forth in the reorganization agreement.

You should read the information below together with the historical consolidated financial statements and related notes of WashingtonFirst and Alliance included with this joint proxy statement/prospectus.

At this time, management of WashingtonFirst has identified, quantified or evaluated certain material restructuring costs of approximately $5.7 million in the aggregate, as described in Note 2 of Notes to Unaudited Pro Form Consolidated Combined Financial Data. These material restructuring costs are reflected in the pro forma financial statements. The unaudited pro forma consolidated combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. In addition, as explained in more detail in the notes to unaudited pro forma consolidated combined financial information in “Unaudited Pro Forma Consolidated Combined Financial Information,” the allocation of the purchase price reflected in the unaudited pro forma consolidated combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheets, including changes in fair value estimates.

	As of and for the Year Ended December 31, 2011	As of and for the Six Months Ended June 30, 2012
	(Unaudited)
Basic earnings (loss) per share
WashingtonFirst	$0.67	$0.36
Alliance	(1.17)	(0.26)
Pro Forma (1)	0.40	0.14
Equivalent pro forma per share of Alliance common stock (1)	0.18	0.06

Diluted earnings (loss) per share
WashingtonFirst	$0.65	$0.35
Alliance	(1.17)	(0.26)
Pro Forma (1)	0.39	0.14
Equivalent pro forma per share of Alliance common stock (1)	0.18	0.06

Book value per share
WashingtonFirst		$12.70
Alliance		5.31
Pro Forma (2)		11.75
Equivalent pro forma per share of Alliance common stock (2)		5.21

(1)	Pro forma basic and diluted earnings (loss) per share includes the effect of approximately 2,015,813 shares assumed to be issued to new investors. The pro forma income statements do not include any effect of the issuance of such shares, as proceeds are assumed to remain in cash, as reflected in the pro forma balance sheet.
(2)	Pro forma book value per share includes the effect of the approximately 2,015,813 shares assumed to be issued to new investors as the proceeds from their issuance are included in the pro forma balance sheet.

Recent Developments About WashingtonFirst

The following sets forth certain unaudited consolidated financial information of WashingtonFirst for the three and nine month periods ended September 30, 2012 and 2011, respectively, and as of September 30, 2012 and December 31, 2011. The selected financial information as of September 30, 2012 is preliminary and is subject to change and has not been audited or reviewed by WashingtonFirst’s independent registered public accounting firm.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Income Statement Data:	Unaudited (Dollars in thousands, except per share data)
Net interest income	$5,727	$5,030	$16,547	$14,021
Provision for loan losses	515	640	2,586	1,495
Non-interest income	245	244	969	752
Non-interest expense	4,817	3,181	12,452	9,799

Income before taxes	640	1,453	2,478	3,479
Income tax	257	569	962	1,349

Net income	383	884	1,516	2,130
Dividend on preferred shares	44	246	133	633

Net income – common	$339	$638	$1,383	$1,497

Per Share Data:
Basic earnings per share	$0.12	$0.22	$0.48	$0.52
Diluted earnings per share	$0.12	$0.22	$0.48	$0.50
Book value per common share	$12.86	$12.11	$12.86	$12.11

	As of September 30, 2012	As of December 31, 2011
Balance Sheet Data:	Unaudited
	(Dollars in thousands, except per share data)
Total loans	$462,002	$419,937
Allowance for losses	6,158	4,932
Earning Assets	585,406	545,245
Total Assets	596,104	559,462
Deposits	518,743	479,001
Stockholders’ Equity	55,544	53,477
Stockholders’ Equity (Common)	37,748	35,681

Asset Quality:
Restructured loans	$3,216	$3,226
Loans more than 90 days past due	—	—
Non-accrual loans	2,918	3,078
Other real estate owned	1,610	—
Other non-performing assets	68	683

Total non-performing assets	$7,812	$6,987

Allowance for loan losses to total loans	1.33%	1.17%
Allowance to non-performing loans	100.40%	78.23%
Net charge-offs to average loans, annualized	0.31%	0.20%
Non-performing assets to total assets	1.31%	1.25%

Capital Ratios:
Tier 1 risk-based capital ratio	10.73%	10.73%
Total risk-based capital ratio	12.50%	11.84%
Leverage ratio	9.29%	9.06%
Total common equity to total assets	6.33%	6.38%

WashingtonFirst recorded unaudited consolidated net income to common shareholders for the three months ended September 30, 2012 of $339 thousand or $0.12 per share (fully diluted) compared to $638 thousand or $0.22 per common share (fully diluted) for the three months ended September 30, 2011, reflecting a decrease of $299 thousand. This decrease is primarily attributable to $724 thousand in merger related expenses in connection with the proposed merger with Alliance, mitigated by continued growth in earning assets.

As of September 30, 2012, total assets increased $36.6 million (6.6%) compared to December 31, 2011. This increase is directly related to growth in business transaction accounts. Loans increased $42.1 million (10.0%) from December 31, 2011 to September 30, 2012. This increase was attributable to growth in construction loans and commercial real estate loans.

Non-performing assets totaled $7.8 million at September 30, 2012 compared to $7.0 million at December 31, 2011. The increase in non-performing assets is primarily attributable to an increase in other real estate owned.

Net charge-offs were $1.4 million or 0.31% of average loans for the nine months ended September 30, 2012, compared to $817 thousand or 0.20% of average loans for the year ended December 31, 2011. This increase in net charge-offs is primarily attributable to two non-performing loans.

Recent Developments About Alliance

The following sets forth certain unaudited consolidated financial information of Alliance for the three and nine month periods ended September 30, 2012 and 2011, respectively, and as of September 30, 2012 and December 31, 2011.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	Unaudited
	(Dollars in thousands, except per share data)
Income Statement Data:
Interest income	$4,170	$5,398	$13,154	$17,053
Interest expense	$1,099	$1,356	$3,533	$4,320
Net interest income	$3,071	$4,042	$9,621	$12,733
Provision for (recovery of) loan losses	$(222)	$130	$228	$1,205
Non-interest income (loss)	$(153)	$(651)	$(378)	$352
Non-interest expense	$3,466	$4,067	$10,764	$11,554
Income tax (benefit) expense	$(156)	$(303)	$(227)	$70
Net income (loss)	$(170)	$(503)	$(1,522)	$256

Per Share Data: (1)
Basic net income (loss)	$(0.03)	$(0.10)	$(0.30)	$0.05
Fully diluted net income (loss)	$(0.03)	$(0.10)	$(0.30)	$0.05
Book value at period end	$5.30	$6.75	$5.30	$6.75

	As of September 30, 2012	As of December 31, 2011
	Unaudited
Balance Sheet Data:	(Dollars in thousands)
Total assets	$521,930	$506,483
Total loans, net of unearned discount	$287,981	$306,876
Allowance for loan loss	$4,866	$5,393
Total investment securities	$79,411	$123,463
Total trading securities	$293	$596
Non-accrual loans	$10,853	$13,264
Other real estate owned	$3,575	$3,748
Other impaired loans	$560	—
Troubled debt restructurings	$897	$956
Total non-performing assets	$15,885	$17,968
Total deposits	$414,209	$380,443
Shareholders’ equity	$27,069	$28,122

Asset Quality Ratios: (1)
Allowance to period-end loans	1.69%	1.76%
Allowance to non-performing loans	39.53%	37.93%
Non-performing assets to total assets	3.04%	3.55%
Net charge-offs to average loans	0.26%	0.45%

Capital Ratios:
Tier 1 risk-based capital	12.1%	12.3%
Total risk-based capital	13.7%	13.8%
Leverage capital ratio	7.4%	7.4%
Total equity to total assets	5.2%	5.6%

(1)	Non-performing assets consist of nonaccrual loans, other impaired loans, TDR’s, loans greater than 90 days and accruing and foreclosed properties.

Earnings were negatively affected by merger related expenses of $666 thousand, the negative fair value adjustment on the FHLB advance of $668 thousand and a reduction in interest income of $3.9 million from $17.1 million for the nine months ended September 30, 2011 to $13.2 million for the nine months ended September 30, 2012. The reduction in interest income was comprised of a $1.4 million decrease in the loan interest income and a $2.5 million decrease in the interest income from investment securities. In addition, due to improvement in the overall risk profile of the loan portfolio and a lower level of total loans, Alliance released a portion of its allowance for loan losses into income and did not recognize a provision expense during the quarter.

The increase in total assets is directly related to a $69.7 million increase in cash and due from banks since December 31, 2011, with such increase being offset by an $18.9 million decrease in the loan portfolio related to the payoff of a number of loan relationships as well as a $44.1 million reduction in Alliance’s investment portfolio. The increase in cash relates to the cyclical nature of the business of Alliance’s title and escrow clients.

The decrease in total loans since December 31, 2011 results from the payoffs of a number of loan relationships, as well as scheduled principal repayments. While new loan activity has increased in the first nine months of 2012, the volume of originations has not kept pace with repayments.

The decrease in the investment securities portfolio is attributable to Alliance’s management’s strategy to reduce the investment portfolio by taking opportunistic gains to mitigate some of the losses realized in the CMO portfolio and to improve the overall yield. In addition, during the nine months ended September 30, 2012, Alliance Bank experienced greater than expected prepayments on a variety of investment securities.

RISK FACTORS

An investment in WashingtonFirst common stock in connection with the merger involves risks. WashingtonFirst describes below the material risks and uncertainties that it believes affect its business and an investment in WashingtonFirst common stock. You should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this joint proxy statement/prospectus occur, WashingtonFirst’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of WashingtonFirst common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated with the Merger

The merger consideration is subject to reduction if Alliance’s shareholders’ equity declines more than ten percent from December 31, 2011 through the month-end prior to the effective time of the merger.

The reorganization agreement provides that if the shareholders’ equity of Alliance as of December 31, 2011 has declined by more than ten percent as of the month-end prior to the consummation of the merger, the cash consideration and the conversion ratio will be reduced. If, after the calculation of the Alliance shareholders’ equity as set forth in the reorganization agreement, it is determined that there should be a reduction to the cash consideration and the conversion ratio, the shareholders of Alliance will receive less cash or fewer shares of WashingtonFirst common stock for each outstanding share of Alliance common stock upon the completion of the merger. In this scenario, the merger will be less valuable to the shareholders of Alliance as such shareholders will receive less consideration upon the completion of the merger. The downward adjustment to the cash consideration and the conversion ratio is automatic, and Alliance does not have a right to terminate the reorganization agreement as a result of changes to the cash consideration and the conversion ratio. There can be no assurance that the cash consideration and the conversion ratio will not be adjusted downward. If the cash consideration and the conversion ratio is adjusted downward, the cash or number of shares of WashingtonFirst common stock to be issued in exchange for each share of Alliance common stock will be lower than the current conversion ratio of $5.30 in cash or 0.4435 shares of WashingtonFirst common stock. Please refer to “Reorganization Agreement – Merger Consideration” beginning at page 108 for a discussion of the factor that may result in a downward adjustment in the cash consideration and the conversion ratio and the manner of calculating the amount of the downward adjustment.

Accordingly, at the time of the special meeting, Alliance shareholders will not be able to determine the exact amount of cash or number of shares of WashingtonFirst common stock they may receive upon completion of the merger.

Because the value of WashingtonFirst common stock may fluctuate between now and the effective time of the merger, Alliance shareholders cannot be sure of the value of the shares of WashingtonFirst common stock they will receive in the merger.

Because WashingtonFirst is issuing its shares at a fixed conversion ratio, subject to adjustment in accordance with the reorganization agreement, any change in the value of WashingtonFirst common stock prior to completion of the merger will affect the value of the shares of WashingtonFirst common stock that Alliance shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in WashingtonFirst’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond WashingtonFirst’s or Alliance’s control.

Accordingly, at the time of the special meeting, Alliance shareholders will not be able to determine the exact value of shares of WashingtonFirst common stock they may receive upon completion of the merger.

The market price of WashingtonFirst common stock after the merger may be affected by factors different from those affecting Alliance common stock or WashingtonFirst common stock currently.

The businesses of WashingtonFirst and Alliance differ in some respects and, accordingly, the results of operations of the combined company and the market price of WashingtonFirst’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of WashingtonFirst and Alliance.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Federal Reserve must approve, or waive approval of, the merger and the FDIC and Virginia Bureau of Financial Institutions must approve the merger of Alliance Bank with and into WashingtonFirst Bank. On September 24, 2012, WashingtonFirst received approval from the Federal Reserve, and on October 23, 2012, WashingtonFirst and WashingtonFirst Bank each received approval from the Virginia State Corporation Commission for the merger with Alliance and Alliance Bank, respectively. The FDIC approval is still pending. There can be no assurance as to whether the FDIC approval will be received, the timing of that approval or whether any conditions will be imposed. The reorganization agreement contains a condition to the obligation of WashingtonFirst to close the merger that the required regulatory approvals be obtained without the imposition of any condition (other than a condition ordinarily imposed in connection with transactions like the merger) that, in the good faith reasonable judgment of WashingtonFirst, would have a material adverse effect on the value of the merger to WashingtonFirst.

Approval of the proposed merger by banking regulators may be conditioned upon the applicability of all or a portion of the memorandum of understanding entered into by Alliance and Alliance Bank to WashingtonFirst and WashingtonFirst Bank subsequent to the completion of the merger.

Alliance and Alliance Bank are parties to a memorandum of understanding, or the “MOU,” with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, which is a regulatory means of seeking informal corrective administrative action from institutions considered to be of supervisory concern, but which have not deteriorated to the point where they warrant formal administrative action. The MOU imposes restrictions and/or requirements on Alliance and Alliance Bank, including (i) the requirement to be examined twice yearly by its regulators, (ii) the requirement to provide regular quarterly progress reports to the relevant regulators and (iii) the requirement that Alliance and Alliance Bank receive regulatory approval to pay dividends, repurchase common stock, and make interest or principal payments on subordinated debt and trust preferred securities. In connection with their approval of the proposed merger, the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions may require that all or a portion of the restrictions and/or requirements imposed by the MOU to be applicable to the combined company, may restrict its operations or adversely affect its results of operations, financial condition and growth. The MOU is not enforceable in court and there are no specific regulatory sanctions for failure to comply with the MOU. Alliance has implemented significant improvements in credit policies, loan administration, and liquidity management in its efforts to comply with the terms of the MOU. The MOU also requires Alliance to maintain a written plan for compliance with the capital adequacy rules applicable to all state member banks under Federal Reserve Board Regulation H (12 CFR Part 208). These rules require all state member banks, including Alliance Bank, to maintain adequate capital consistent with their risk profiles, which takes into account the volume of adversely classified loans, the adequacy of the loan loss reserve, any planned asset growth and the nature and level of asset concentrations, among other things. Given this, it is the policy of federal banking regulators not to specify or confirm that a given capital level will be “adequate” at a future point in time. As a result, federal banking regulators have not, and Alliance cannot, identify a specific dollar amount of capital required under the MOU. However, Alliance estimates that it would need $7.5 million to $10 million in new capital to be compliant with applicable capital adequacy rules. Although the reorganization agreement does not require WashingtonFirst to close the merger if regulatory approvals are obtained with the imposition of any condition (other than a condition ordinarily imposed in connection with transactions like the merger) that, in the good faith reasonable judgment of WashingtonFirst, would have a material adverse effect on the value of the merger to WashingtonFirst, WashingtonFirst may nevertheless elect to close the merger. In that case, any restrictions and/or requirements imposed by the MOU may restrict WashingtonFirst’s operations or adversely affect its results of operations, financial condition and growth. In its letter to WashingtonFirst approving the merger, the Federal Reserve Bank of Richmond indicated that upon notice of the consummation of the merger and that Alliance and Alliance Bank no longer operate as separate entities, the Federal Reserve Bank of Richmond will consider the MOU to be terminated and will provide an official enforcement action termination date with the consent of the Virginia Bureau of Financial Institutions.

Alliance will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Alliance and consequently, if the merger is completed, on WashingtonFirst. These uncertainties may impair Alliance’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Alliance to seek to change existing business relationships with Alliance. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with WashingtonFirst. If key employees depart, WashingtonFirst’s business following the merger could be harmed. In addition, the reorganization agreement restricts Alliance from making certain acquisitions and taking other specified actions until the merger occurs without the consent of WashingtonFirst. These restrictions may prevent Alliance from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Combining WashingtonFirst and Alliance may be more difficult, costly or time-consuming than expected.

WashingtonFirst and Alliance have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect WashingtonFirst and Alliance’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause WashingtonFirst and Alliance to lose customers or cause customers to take their deposits out of their subsidiary banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If WashingtonFirst and Alliance are not able to integrate their operations successfully and timely, the expected benefits of the merger may not be realized.

WashingtonFirst may fail to realize the cost savings estimated for the merger.

Although WashingtonFirst estimates that it will realize cost savings of approximately $1.4 million annually (excluding one-time costs and expenses associated with the merger with Alliance) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, future business developments may require WashingtonFirst to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on WashingtonFirst’s ability to combine the businesses of WashingtonFirst and Alliance in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or WashingtonFirst is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

Results after the merger may materially differ from the pro forma per share information presented in this joint proxy statement/prospectus.

Results after the merger of Alliance with and into WashingtonFirst may be materially different from those shown in the pro forma per share information that only show a combination of historical results from

WashingtonFirst and Alliance. Merger, integration, restructuring and transaction costs related to the acquisition and combination of the companies are estimated to be in the range of approximately $9.5 million and could be higher or lower depending on how difficult it will be to integrate WashingtonFirst and Alliance. Furthermore, these charges may decrease capital of the combined company that could be used for profitable, income earning investments in the future.

No more than 20% of the shares of Alliance common stock may be converted into cash, which may result in Alliance shareholders making cash elections receiving less cash than desired.

Upon completion of the merger, each share of Alliance common stock will be converted into the right to receive $5.30 in cash or 0.4435 shares of WashingtonFirst common stock at the election of the shareholder provided that no more than 20% of the shares of Alliance common stock may be converted into cash, subject to further adjustment pursuant to the terms of the reorganization agreement. If more than 20% of the shares of Alliance common stock make the cash election, all such electing shareholders will be reduced pro rata such that the shares of Alliance common stock receiving cash will not exceed 20%.

An Alliance shareholder that makes a cash election may not realize the full amount of that cash election and may be required to receive some shares of WashingtonFirst common stock in exchange for such shareholder’s shares of Alliance common stock. Please refer to “The Reorganization Agreement – Merger Consideration,” for examples of the effects of the proration of the merger consideration received by a shareholder of Alliance in the event that the holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding in connection with the merger.

Alliance and WashingtonFirst shareholders will have a reduced ownership and voting interest after the merger and completion of WashingtonFirst’s capital raising transactions and will exercise less influence over management.

Alliance shareholders currently have the right to vote in the election of the board of directors of Alliance and on other matters affecting Alliance. The merger will significantly reduce the influence of Alliance shareholders. When the merger occurs, each Alliance shareholder will become a shareholder of WashingtonFirst with a percentage ownership of WashingtonFirst much smaller than such shareholder’s percentage ownership of Alliance. Additionally, in connection with the merger, WashingtonFirst intends to complete capital raising transactions that will result in additional shares of WashingtonFirst common stock becoming outstanding. After giving effect to the merger and consummation of the expected capital raising transactions, former Alliance shareholders are expected to hold approximately 28.1% of WashingtonFirst’s outstanding common stock, based on the assumptions described in “Information About WashingtonFirst – Pro Forma Security Ownership.” Because of this, Alliance shareholders will have less influence on the management and policies of WashingtonFirst than they now have on the management and policies of Alliance.

After the merger and associated capital raising transactions, existing WashingtonFirst shareholders will also have a percentage ownership of WashingtonFirst that is much smaller than such shareholders’ current percentage ownership of WashingtonFirst. After giving effect to the merger and consummation of the expected capital raising transactions, existing WashingtonFirst shareholders are expected to hold approximately 45.5% of WashingtonFirst’s outstanding common stock, based on the assumptions described in “Information About WashingtonFirst – Pro Forma Security Ownership.” Because of this, existing WashingtonFirst shareholders will have less influence on the management and policies of WashingtonFirst after the merger than they now have on the management and policies of WashingtonFirst. The foregoing percentages are based on the assumption that WashingtonFirst raises no more than $23.3 million in additional capital.

The ownership of shareholders of WashingtonFirst and Alliance is subject to additional dilution if WashingtonFirst raises more than $23.3 million in its capital raising transactions.

If WashingtonFirst raises more than $23.3 million in additional capital in its capital raising transactions, the percentage ownership by former Alliance shareholders and existing WashingtonFirst shareholders would decrease, and could decrease significantly if WashingtonFirst were to elect to accept the $30.8 million in capital commitments it has received. As of the date of this joint proxy statement/prospectus, WashingtonFirst does not intend to raise more than $23.3 million in additional capital. However, bank regulatory authorities may require WashingtonFirst to raise capital in excess of $23.3 million prior to consummation of the merger.

The shares of WashingtonFirst common stock to be received by shareholders of Alliance as a result of the merger will have different rights from the shares of Alliance common stock such shareholders currently hold.

Following completion of the merger, holders of Alliance common stock will no longer be shareholders of Alliance, but will instead be shareholders of WashingtonFirst. Although both WashingtonFirst and Alliance are Virginia corporations governed by Virginia corporate law, there are differences between the two companies’ articles of incorporation and bylaws. Consequently, the rights associated with Alliance common stock will be different in some respects from the rights associated with WashingtonFirst common stock.

Alliance shareholders do not have dissenters’ or appraisal rights in the merger.

Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Virginia Stock Corporation Act, or “VSCA.” In this circumstance, because Alliance’s common stock is listed on the NASDAQ, Alliance’s shareholders do not have dissenters’ or appraisal rights in the merger with respect to their shares of Alliance common stock.

Failure to complete the merger could negatively affect the market price of Alliance’s common stock.

If the merger is not completed for any reason, Alliance will be subject to a number of material risks, including the following:

•	the market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•	costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

•

the diversion of management’s attention from the day-to-day business operations and the potential disruption to Alliance’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

•

if Alliance’s board of directors seeks another merger or business combination, Alliance shareholders cannot be certain that Alliance will be able to find a party willing to pay an equivalent or greater consideration than that which WashingtonFirst has agreed to pay in the merger.

If the merger does not constitute a reorganization under Section 368(a) of the Internal Revenue Code, then Alliance shareholders may be responsible for payment of U.S. federal income taxes.

The U.S. Internal Revenue Service may determine that the merger does not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. In that case, and if the Internal Revenue Service was to prevail in that position, each Alliance shareholder would recognize a gain or loss equal to the difference between (i) the fair market value of the WashingtonFirst common stock and cash received by the shareholder in the merger and (ii) the shareholder’s adjusted tax basis in the shares of Alliance common stock exchanged therefor.

The merger with Alliance may divert the attention of management of WashingtonFirst from its other responsibilities.

The merger will cause the management of WashingtonFirst to focus a portion of its time and energies on matters related to the merger that otherwise would be directed to the business and operations of WashingtonFirst. Any such diversion of management’s attention, if significant, could affect WashingtonFirst’s ability to service existing business and develop new business and adversely affect the business and earnings of WashingtonFirst.

WashingtonFirst and Alliance will incur significant transaction and merger-related integration costs in connection with the merger.

WashingtonFirst and Alliance expect to incur significant costs associated with completing the merger and integrating the operations of the two companies, which must be expensed as incurred under United States generally accepted accounting principles, or “GAAP.” WashingtonFirst and Alliance are continuing to assess the impact of these costs. Although WashingtonFirst believes that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses of WashingtonFirst and Alliance, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Certain officers and directors of Alliance have potential conflicts of interest in the merger.

Alliance shareholders should be aware of potential conflicts of interest and the benefits available to Alliance officers and directors when considering Alliance’s board of directors’ recommendation to approve the merger. Certain officers, directors and employees of Alliance will become officers, directors or employees of WashingtonFirst and/or WashingtonFirst Bank and will be subject to employment or other service agreements with WashingtonFirst and/or WashingtonFirst after completion of the merger. Other interests include severance agreements that the officers entered into with Alliance or Alliance Bank and rights to indemnification and directors and officers insurance following the merger. Although the members of each of Alliance’s and WashingtonFirst’s board of directors knew about these additional interests and considered them when they approved the reorganization agreement and the merger, you should understand that some of the directors and officers of Alliance and Alliance Bank will receive benefits or other payments in connection with the merger that you will not receive. Further, in connection with Alliance’s entry into the reorganization agreement, each of Alliance’s directors signed a support agreement, which requires the directors, in their capacities as shareholders of Alliance, to (i) except in certain circumstances, vote their respective shares in favor of the reorganization agreement and the merger, to the extent such director has sole voting power or sole dispositive power over such shares, and (ii) comply with the provisions of the reorganization agreement regarding solicitation of alternative third-party acquisition proposals.

WashingtonFirst may not be able to manage future growth and competition in the greater Washington, D.C. Metropolitan Area.

The merger will result in a significant acceleration of WashingtonFirst’s expansion in the greater Washington, D.C. Metropolitan Area, where it currently operates ten branches. There can be no assurance that WashingtonFirst will be able to successfully compete in this highly competitive market, or that it will be able to successfully manage additional growth.

WashingtonFirst has grown rapidly in the past several years, through acquisition and through organic growth. WashingtonFirst can provide no assurance that it will continue to be able to maintain its rate of growth at acceptable risk levels and upon acceptable terms, while managing the costs and implementation risks associated with its growth strategy. WashingtonFirst may be unable to continue to increase its volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If WashingtonFirst is successful in continuing its growth, it cannot assure you that further growth would offer the same levels of potential profitability, or that it would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect WashingtonFirst’s results of operations, financial condition and stock price.

Risks Associated With WashingtonFirst’s Business

WashingtonFirst’s future success will depend on its ability to compete effectively in the highly competitive financial services industry.

WashingtonFirst faces substantial competition in all phases of its operations from a variety of different competitors. In particular, there is very strong competition for financial services in the greater Washington, D.C. Metropolitan Area in which it conducts its business. WashingtonFirst competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, money market funds and other mutual funds, as well as other local and community, superregional, national and international financial institutions that operate offices in its primary market areas and elsewhere. WashingtonFirst’s future growth and success will depend on its ability to compete effectively in this highly competitive financial services environment.

Many of WashingtonFirst’s competitors are well-established, larger financial institutions and many offer products and services that it does not. Many have substantially greater resources, name recognition and market presence that benefit them in attracting business. While WashingtonFirst believes it competes effectively with these other financial institutions in its primary markets, it may face a competitive disadvantage as a result of its smaller size, smaller asset base, lack of geographic diversification and inability to spread its marketing costs across a broader market. If WashingtonFirst has to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, its net interest margin and income could be negatively affected. Failure to compete effectively to attract new or to retain existing, clients may reduce or limit WashingtonFirst’s net income and its market share and may adversely affect its results of operations, financial condition and growth.

WashingtonFirst’s profitability depends on interest rates generally, and it may be adversely affected by changes in government monetary policy.

The economy, interest rates, monetary and fiscal policies of the federal government and regulatory policies have a significant influence on WashingtonFirst and the industry as a whole.

WashingtonFirst’s profitability depends in substantial part on its net interest margin, which is the difference between the rates it receives on loans and investments and the rates it pays for deposits and other sources of funds. Its net interest margin depends on many factors that are partly or completely outside of its control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Its net interest income will be adversely affected if market interest rates change so that the interest it pays on deposits and borrowings increases faster than the interest it earns on loans and investments.

Changes in interest rates, particularly by the Federal Reserve, which implements national monetary policy in order to mitigate recessionary and inflationary pressures, also affect the value of its loans. In setting its policy, the Federal Reserve may utilize techniques such as: (i) engaging in open market transactions in United States government securities; (ii) setting the discount rate on member bank borrowings; and (iii) determining reserve requirements. These techniques may have an adverse effect on WashingtonFirst’s deposit levels, net interest margin, loan demand or its business and operations. In addition, an increase in interest rates could adversely affect borrowers’ ability to pay the principal or interest on existing loans or reduce their desire to borrow more money. This may lead to an increase in WashingtonFirst’s nonperforming assets, a decrease in loan originations, or a reduction in the value of and income from its loans, any of which could have a material and negative effect on WashingtonFirst’s results of operations. WashingtonFirst tries to minimize its exposure to interest rate risk, but it is unable to completely eliminate this risk. Fluctuations in market rates and other market disruptions are neither predictable nor controllable and may have a material and negative effect on WashingtonFirst’s business, financial condition and results of operations.

WashingtonFirst’s profitability depends significantly on local economic conditions.

WashingtonFirst’s success is dependent to a significant extent upon general economic conditions in the greater Washington, D.C. Metropolitan Area which are, in turn, dependent to a large extent on the Federal government, particularly its local employment and spending levels. In addition, the banking industry in the greater Washington, D.C. Metropolitan Area, similar to other geographic markets, is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond the Company’s control. The adverse economic and financial conditions prevailing in the United States and in WashingtonFirst’s market area since 2008 increased the number of loan defaults and foreclosures and resulted in a decline in credit quality, which negatively impacted WashingtonFirst’s financial results. Prolonged continuation of these conditions or other economic dislocation in the greater Washington, D.C. Metropolitan Area, including a substantial reduction in the level of employment or local spending by the Federal government, could cause increases in nonperforming assets, thereby causing operating losses, impairing liquidity and eroding capital. WashingtonFirst cannot assure you that future adverse changes in the economy in the greater Washington, D.C. Metropolitan Area would not have a material adverse effect on the WashingtonFirst’s financial condition, results of operations or cash flows.

WashingtonFirst’s loan portfolios have significant real estate concentration.

A substantial portion of each of WashingtonFirst’s and Alliance’s respective loan portfolios is secured by real estate collateral in the Washington, D.C. Metropolitan Area. At June 30, 2012, approximately 79% and 89% of WashingtonFirst Bank’s and Alliance Bank’s loans, respectively, had real estate as a primary or secondary component of collateral. Consequently, the loan portfolio of the combined business will be highly concentrated in real estate in the Washington, D.C. Metropolitan Area. The real estate collateral provides an alternate source of repayment in the event of default by the borrower. However, in the event of a decline in the value of real estate in the Washington, D.C. Metropolitan Area, the value of WashingtonFirst Bank’s real estate collateral also may deteriorate. If WashingtonFirst Bank is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, WashingtonFirst’s earnings and capital could be adversely affected.

WashingtonFirst’s business strategy includes the continuation of its growth plans, and its financial condition and results of operations could be negatively affected if it fails to grow or fails to manage its growth effectively.

WashingtonFirst intends to continue to grow in its existing banking markets (internally and through additional offices) and to expand into new markets as appropriate opportunities arise. WashingtonFirst’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies that are experiencing growth. WashingtonFirst cannot assure you it will be able to expand its market presence in its existing markets or successfully enter new markets, or that any expansion will not adversely affect its results of operations. Failure to manage WashingtonFirst’s growth effectively could have a material adverse effect on its business, future prospects, financial condition or results of operations, and could adversely affect its ability to successfully implement its business strategy. Also, if WashingtonFirst’s growth occurs more slowly than anticipated or declines, its operating results could be materially affected in an adverse way.

WashingtonFirst’s ability to successfully grow will depend on a variety of factors, including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in its market areas and its ability to manage its growth. While WashingtonFirst believes it has the management resources and internal systems in place to successfully manage its future growth, there can be no assurance growth opportunities will be available or growth will be successfully managed. WashingtonFirst may face risks with respect to future acquisitions.

As a strategy, WashingtonFirst has sought to increase the size of WashingtonFirst Bank by pursuing business development opportunities, and it has grown rapidly since its incorporation. WashingtonFirst may acquire other financial institutions or parts of those entities in the future. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target entity may not be accurate;

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the time and costs of evaluating new markets, hiring experienced management opening new offices, and the time lags between these activities and generating of sufficient assets and deposits to support the costs of the expansion;

•	WashingtonFirst’s ability to finance an acquisition and possible ownership or economic dilution to its current shareholders;

•	the diversion of WashingtonFirst’s management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where WashingtonFirst lacks experience;

•	the introduction of new products and services into its business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on WashingtonFirst’s results of operations; and

•	the potential loss of key employees and clients.

WashingtonFirst may incur substantial costs to expand, and it can give no assurance such expansion will result in the levels of profits it seeks. There can be no assurance that integration efforts for any future mergers or acquisitions will be successful. Also, WashingtonFirst may issue equity securities, including common stock and securities convertible into shares of its common stock, in connection with future acquisitions, which could cause ownership and economic dilution to its current shareholders. There is no assurance that, following any future merger or acquisition, WashingtonFirst’s integration efforts will be successful or that, after giving effect to the acquisition, it will achieve profits comparable to or better than its historical experience.

WashingtonFirst’s allowance for loan losses could become inadequate and reduce its earnings and capital.

WashingtonFirst maintains an allowance for loan losses that it believes is adequate for absorbing the estimated future losses inherent in its loan portfolio. Management conducts a periodic review and consideration of the loan portfolio to determine the amount of the allowance for loan losses based upon general market conditions, credit quality of the loan portfolio and performance of WashingtonFirst’s clients relative to their financial obligations with it. The amount of future losses, however, is susceptible to changes in economic and other market conditions, including changes in interest rates and collateral values, which are beyond WashingtonFirst’s control, and these future losses may exceed its current estimates. There can be no assurance that additional provisions for loan losses will not be required in the future, including as a result of changes in the economic assumptions underlying management’s estimates and judgments, adverse developments in the economy on a national basis or in WashingtonFirst Bank’s market area, or changes in the circumstances of particular borrowers. Although WashingtonFirst believes the allowance for loan losses is adequate to absorb probable losses in its loan portfolio, WashingtonFirst cannot predict such losses or guarantee that its allowance will be adequate in the future. Excessive loan losses could have a material impact on its financial performance and reduce its earnings and capital.

Liquidity needs could adversely affect WashingtonFirst’s results of operations and financial condition.

WashingtonFirst’s primary source of funds is client deposits in WashingtonFirst Bank and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to clients on alternative investments and general economic conditions. On a combined basis, Alliance’s deposits from its title and escrow agency customers are expected to be an important component of WashingtonFirst’s deposit base. Because deposits of title and escrow agency customers are directly related to home sales and refinancing activity, any decrease in this activity would adversely impact WashingtonFirst’s deposit levels subsequent to the completion of the merger. Accordingly, WashingtonFirst may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank, or “FHLB” advances, sales of securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While WashingtonFirst believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if WashingtonFirst continues to grow and experience increasing loan demand. WashingtonFirst may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

WashingtonFirst is subject to extensive regulation that could limit or restrict its activities and adversely affect its earnings.

The laws and regulations that apply to WashingtonFirst could change at any time. WashingtonFirst cannot predict whether or what form of proposed statute or regulation will be adopted or the extent to which such adoption may affect its business. Regulatory changes may increase WashingtonFirst’s costs, limit the types of financial services and products it may offer and/or increase the ability of non-banks to offer competing financial services and products and thus place other entities that are not subject to similar regulation in stronger, more favorable competitive positions, which could adversely affect its growth and its ability to operate profitably. Failure to comply with existing or new laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have an adverse effect on WashingtonFirst’s business, financial condition and results of operations.

The Dodd-Frank Act could increase WashingtonFirst’s regulatory compliance burden and associated cost, place restrictions on certain products and services, and limit its future capital raising strategies.

A wide range of regulatory initiatives directed at the financial services industry have been proposed in recent months. One of those initiatives, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), was signed into law on July 21, 2010. The Dodd-Frank Act represents a sweeping overhaul of the financial services industry within the United States and mandates significant changes in the financial regulatory landscape that will have an impact on all financial institutions, including WashingtonFirst and WashingtonFirst Bank. The Dodd-Frank Act will likely increase WashingtonFirst’s regulatory compliance burden and may have a material adverse effect on WashingtonFirst by increasing the costs associated with regulatory examinations and compliance measures. However, it is too early to fully assess the impact of the Dodd-Frank Act and subsequent regulatory rulemaking processes on WashingtonFirst’s and WashingtonFirst Bank’s business, financial condition or results of operations.

Among the Dodd-Frank Act’s significant regulatory changes, the Dodd-Frank Act creates a new financial consumer protection agency that could impose new regulations and include its examiners in routine regulatory examinations conducted by the Virginia Bureau of Financial Institutions. This agency, named the Consumer Financial Protection Bureau, or “CFPB,” may reshape the consumer financial laws through rulemaking and enforcement of the Dodd-Frank Act’s prohibitions against unfair, deceptive and abusive business practices, which may directly affect the business operations of financial institutions offering consumer financial products or services, including WashingtonFirst and WashingtonFirst Bank. This agency’s broad rulemaking authority includes identifying practices or acts that are unfair, deceptive or abusive in connection with any consumer financial transaction or consumer financial product or service. Although the CFPB has jurisdiction over banks with $10 billion or greater in assets, rules, regulations and policies issued by the CFPB may also apply to WashingtonFirst and WashingtonFirst Bank by virtue of the adoption of such policies and best practices by the Federal Reserve, Virginia Bureau of Financial Institutions and FDIC. The costs and limitations related to this additional regulatory agency and the limitations and restrictions that will be placed upon WashingtonFirst with respect to its consumer product and service offerings have yet to be determined. However, these costs, limitations and restrictions may produce significant, material effects on WashingtonFirst’s business, financial condition and results of operations.

The Dodd-Frank Act also increases regulatory supervision and examination of bank holding companies and their banking and non-banking subsidiaries. These and other regulations included in the Dodd-Frank Act could increase WashingtonFirst’s regulatory compliance burden and costs, restrict the financial products and services WashingtonFirst can offer to its customers and restrict its ability to generate revenues from non-banking operations. The Dodd-Frank Act imposes more stringent capital requirements on bank holding companies, which could limit WashingtonFirst’s future capital strategies.

The recent repeal of federal prohibitions on payment of interest on commercial demand deposits could increase interest expense.

As part of the Dodd-Frank Act, the prohibition on the ability of financial institutions to pay interest on commercial demand deposit accounts was repealed. As a result, beginning on July 21, 2011, financial institutions could commence offering interest on demand deposits. WashingtonFirst does not yet know what interest rates other institutions may offer. If competitive factors require WashingtonFirst to offer interest on demand deposit accounts or if historical low interest rates begin to rise, WashingtonFirst’s interest expense may increase and the net interest margin may decline, which could have a material adverse effect on WashingtonFirst’s and WashingtonFirst Bank’s business, financial condition and results of operations.

WashingtonFirst’s recent results may not be indicative of its future results.

WashingtonFirst may not be able to sustain its historical rate of growth or may not even be able to grow its business at all. In addition, its recent and rapid growth may distort some of its historical financial ratios and statistics. In the future, WashingtonFirst may not have the benefit of several recently favorable factors, such as a generally stable interest rate environment, an improving real estate market, or the ability to find suitable expansion opportunities. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit WashingtonFirst’s ability to expand its market presence. If WashingtonFirst experiences a significant decrease in its historical rate of growth, its results of operations and financial condition may be adversely affected due to a high percentage of WashingtonFirst’s operating costs being fixed expenses.

WashingtonFirst’s small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

WashingtonFirst targets its commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this economic sector in the markets in which WashingtonFirst operates, its results of operations and financial condition may be adversely affected.

WashingtonFirst depends on the accuracy and completeness of information about clients and counterparties.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, WashingtonFirst may rely on information furnished to it by or on behalf of clients and counterparties, including financial statements and other financial information. WashingtonFirst also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, WashingtonFirst may assume that a customer’s audited financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. WashingtonFirst’s financial condition and results of operations could be negatively impacted to the extent it relies on financial statements or other information that does not comply with GAAP or is materially misleading.

Negative public opinion could damage WashingtonFirst’s reputation and adversely impact its earnings.

Reputation risk, or the risk to its business, earnings and capital from negative public opinion, is inherent in WashingtonFirst’s business. Negative public opinion can result from WashingtonFirst’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect WashingtonFirst’s ability to keep and attract clients and employees and can expose WashingtonFirst to litigation and regulatory action. Although WashingtonFirst takes steps to minimize reputation risk in dealing with its clients and communities, this risk will always be present given the nature of its business.

WashingtonFirst depends on the services of key personnel, and a loss of any of those personnel could disrupt its operations and result in reduced revenues.

WashingtonFirst’s success depends upon the continued service of its senior management team and upon its ability to attract and retain qualified financial services personnel. Competition for qualified employees is intense. In management’s experience, it can take a significant period of time to identify and hire personnel with the combination of skills and attributes required in carrying out WashingtonFirst’s strategy. If WashingtonFirst loses the services of its key personnel, or are unable to attract additional qualified personnel, its business, financial condition, results of operations and cash flows could be materially adversely affected.

WashingtonFirst may need to invest in new technology to compete effectively, and that could have a negative effect on WashingtonFirst’s operating results and the value of its common stock.

The market for financial services, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation and Internet-based banking. This is particularly for WashingtonFirst, which relies on its technology to complete in its market. WashingtonFirst depends on third party vendors for portions of its data processing services. In addition to WashingtonFirst’s ability to finance the purchase of those services and integrate them into its operations, its ability to offer new technology-based services depends on WashingtonFirst’s vendors’ abilities to provide and support those services. Future advances in technology may require WashingtonFirst to incur substantial expenses that adversely affect its operating results, and WashingtonFirst’s limited capital resources may make it impractical or impossible for it to keep pace with competitors possessing greater capital resources. WashingtonFirst’s ability to compete successfully in its banking markets may depend on the extent to which WashingtonFirst and its vendors are able to offer new technology-based services and on WashingtonFirst’s ability to integrate technological advances into its operations.

The dividend rate being paid on WashingtonFirst’s Series D Preferred Stock is subject to increase.

In August 2011, WashingtonFirst elected to participate in the SBLF and issued 17,796 shares of its Series D Preferred Stock to the United States Treasury for $17,796,000. WashingtonFirst used a portion of the proceeds to repurchase the three series of preferred stock previously issued TARP netting WashingtonFirst $3,834,592 in new capital. The shares of Series D Preferred Stock currently pay dividends at a rate of one percent per annum, but the rate can fluctuate on a quarterly basis during the first ten quarters during which the Series D Preferred Stock is outstanding, based upon changes in the amount of WashingtonFirst’s qualified small business lending, or “QSBL,” as defined in the Supplemental Reports related to the SBLF transaction, from a “baseline” level or “QSBL Baseline.” For the second dividend period through the tenth dividend period, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of percentage change in WashingtonFirst Bank’s level of QSBL from the QSBL Baseline to the level as of the end of the second quarter preceding the dividend period in question. For the eleventh dividend period through 4.5 years after the closing of the SBLF transaction, the annual dividend rate will be fixed at between 1% and 5%, based upon the percentage increase in QSBL from the QSBL Baseline to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013); however, if there is no increase in QSBL from the QSBL Baseline to the level as of the end of the ninth dividend period (or if QSBL has decreased during that time period), the dividend rate will be fixed at 7%. Further, the potential dividend rate reduction in any period is limited, such that the reduction will not apply to any Series D Preferred Stock proceeds that exceed the dollar amount of the increase in QSBL for that period as compared to the QSBL Baseline.

In addition, if WashingtonFirst Bank’s QSBL is not above the QSBL Baseline at the end of the ninth dividend period, because of WashingtonFirst Bank’s participation in the U.S. Treasury’s Capital Purchase Program, WashingtonFirst must also pay a lending incentive fee of 2% per annum (payable quarterly), calculated based on the liquidation value of the outstanding Series D Preferred Stock as of the end of that quarter, beginning with dividend payment dates on or after April 1, 2014 and ending on April 1, 2016. After 4.5 years from the closing of the SBLF transaction, the annual dividend rate will be fixed at 9%, regardless of the level of QSBL. Depending on WashingtonFirst’s financial condition at the time, any such increases in the dividend rate could have a material negative effect on WashingtonFirst’s liquidity.

WashingtonFirst will assume approximately $10 million in trust capital notes issued by an Alliance subsidiary on which the payment of an aggregate of $1.2 million in interest has been deferred as permitted by the indenture. Until these arrearages are paid, WashingtonFirst may not pay any dividends on any of its capital stock, including the SBLF preferred stock.

In June 2003, Alliance issued $10.0 million in trust preferred securities through a wholly-owned statutory business trust. The trust preferred securities accrue interest at a rate of three month LIBOR plus 315 basis points, subject to quarterly interest rate adjustments, which was equivalent to 3.628% as of June 30, 2012. As of June 30, 2012 and December 31, 2011, $8.9 million and $9.4 million were considered Tier 1 regulatory capital. The indenture governing the trust preferred securities permits the deferral of interest payments for up to twenty consecutive quarterly periods. Commencing with the quarter ended September 30, 2009 and continuing through June 30, 2012, Alliance has elected to defer the interest payments otherwise due. The interest deferred under the indenture compounds quarterly at the interest rate then in effect. As of June 30, 2012, the total amount of deferred and compounded interest owed under the indenture was approximately $1.2 million. For so long as payments of interest have been deferred on the trust preferred securities, Alliance generally is prohibited from declaring or making distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, any of Alliance’s outstanding capital stock.

WashingtonFirst will assume Alliance’s obligations under the trust preferred securities in connection with the merger. Although WashingtonFirst intends to retire the arrearages contemporaneously with the closing of the merger, it may elect to continue to defer interest payments for some period of time. If WashingtonFirst does not retire the arrearages or elects in the future to recommence deferral of interest, WashingtonFirst will be prohibited from declaring or making distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, any of WashingtonFirst’s outstanding capital stock. If this occurs, it could have a material adverse effect its ability to achieve the objectives in its business plan.

The failure by WashingtonFirst Bank to make payments of principal and interest on its outstanding subordinated capital notes may have negative consequences, including external involvement in the board of directors of WashingtonFirst Bank or WashingtonFirst.

On June 15, 2012, WashingtonFirst Bank incurred $2.5 million in subordinated indebtedness, which bears interest at a rate of 8% per annum, payable quarterly in arrears. Principal is due and payable in full on June 14, 2021. The subordinated capital notes are expected to be treated as Tier 2 capital by bank regulatory authorities.

WashingtonFirst Bank may call the subordinated capital notes, without penalty, at any time after June 15, 2015. The notes are the subordinated unsecured obligations of WashingtonFirst Bank and are not guaranteed by WashingtonFirst. For so long as the notes qualify as Tier 2 capital under applicable banking regulations, the notes will be subordinate to all deposits and general creditors of WashingtonFirst Bank. In connection with the issuance of the subordinated capital notes, WashingtonFirst issued a warrant to purchase 55,018 shares of common stock to the lender, exercisable at $11.36 per share, subject to adjustment

If WashingtonFirst Bank fails to make any payment due under the subordinated capital notes or the warrant for a period of 30 days, or the ratio of classified assets to Tier 1 capital of WashingtonFirst Bank is 40% or greater, the holder of the notes is entitled (subject to any prior required regulatory approval) to appoint an observer to attend the meetings of the boards of directors of WashingtonFirst and WashingtonFirst Bank and any board committees. If WashingtonFirst’s failure to pay such amounts extends for a period of 120 days, or the ratio of classified assets to Tier 1 capital of WashingtonFirst Bank is 70% or greater, then subject to any prior regulatory approval the holder of the notes shall be entitled to appoint one representative of the holder to the board of directors of either WashingtonFirst or WashingtonFirst Bank. Once appointed, such observer or representative shall remain on the board until the expiration of 12 months after payment of all amounts due, or the reduction of the ratio to less than 40% or 70%, as the case may be.

Risks Associated with WashingtonFirst’s Common Stock

An active liquid trading market for WashingtonFirst’s common stock may not develop and WashingtonFirst’s stock price may be volatile.

WashingtonFirst’s common stock is not traded on any national securities exchange. In connection with the merger, WashingtonFirst has applied to list its common stock on the NASDAQ, and such approval for listing is a condition to Alliance’s obligation to complete the merger. However, an active and liquid trading market for WashingtonFirst’s common stock may not develop or be maintained after the merger. Liquid and active trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of WashingtonFirst’s common stock could vary significantly as a result of a number of factors, some of which are beyond WashingtonFirst’s control. In the event of a decline in the market price of WashingtonFirst’s common stock, you could lose a substantial part or all of your investment in WashingtonFirst’s common stock. Consequently, you may not be able to sell shares of WashingtonFirst’s common stock at prices equal to or greater than the price reflected in the conversion ratio.

The following factors could affect WashingtonFirst’s stock price:

•	WashingtonFirst’s operating and financial performance;

•	quarterly variations in the rate of growth of WashingtonFirst’s financial indicators, such as net income per share, net income and revenues;

•	strategic actions by WashingtonFirst’s competitors;

•	changes in WashingtonFirst’s revenue or earnings estimates;

•	publication of reports or changes or withdrawals of research coverage by equity research analysts;

•	speculation in the press or investment community;

•	sales of WashingtonFirst’s common stock by WashingtonFirst or the perception that such sales may occur;

•	changes in accounting principles;

•	additions or departures of key management personnel;

•	actions by WashingtonFirst’s shareholders;

•	general market conditions, including fluctuations in interest rates; and

•	domestic and international economic, legal and regulatory factors unrelated to WashingtonFirst’s performance.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of WashingtonFirst’s common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against WashingtonFirst, could result in very substantial costs, divert WashingtonFirst’s management’s attention and resources and harm WashingtonFirst’s business, operating results and financial condition.

Because WashingtonFirst is a relatively small company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain its resources, increase its costs and distract management; and WashingtonFirst may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, WashingtonFirst will need to comply with certain laws, regulations and requirements, including corporate governance provisions of the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” related regulations of the SEC and the requirements of the NASDAQ, with which WashingtonFirst is not required to comply as a private company. WashingtonFirst will need to:

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design, establish, evaluate and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404(a) of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

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design, establish, evaluate and maintain a systems of disclosure controls and procedures to ensure the information required to be disclosed in its filings with the SEC is recorded, processed, summarized and reported in a timely manner;

•	comply with rules promulgated by the NASDAQ;

•	prepare and distribute periodic public reports in compliance with WashingtonFirst’s obligations under the federal securities laws;

•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	enhance its investor relations function.

Complying with these statutes, regulations and requirements will occupy a significant amount of time of WashingtonFirst’s board of directors and management and will significantly increase its costs and expenses.

Future sales of WashingtonFirst’s common stock in the public market could lower its stock price, and any additional capital raised by WashingtonFirst through the sale of equity or convertible securities may dilute your ownership in WashingtonFirst.

WashingtonFirst may sell additional shares of common stock in subsequent public offerings or otherwise issue additional shares of common stock or convertible securities. After consummation of WashingtonFirst’s capital raising activities and the merger, WashingtonFirst expects to have 6,763,785 shares of its common stock outstanding, based on the assumptions described in “Information About WashingtonFirst – Pro Forma Security Ownership.”

As soon as practicable after the merger, WashingtonFirst intends to file a registration statement with the SEC on Form S-8 providing for the registration of 956,749 shares of WashingtonFirst’s common stock issued or reserved for issuance under the WashingtonFirst 2010 Equity Compensation Plan and predecessor WashingtonFirst incentive plans. Subject to the satisfaction of vesting conditions, shares registered under WashingtonFirst’s registration statement on Form S-8 will be available for resale immediately in the public market without restriction.

WashingtonFirst cannot predict the size of future issuances of its common stock or the effect, if any, that future issuances and sales of shares of its common stock will have on the market price of its common stock. Sales of substantial amounts of WashingtonFirst’s common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of WashingtonFirst’s common stock.

WashingtonFirst’s articles of incorporation and bylaws and Virginia law contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of WashingtonFirst’s common stock.

WashingtonFirst’s articles of incorporation authorize its board of directors to issue preferred stock without shareholder approval. If WashingtonFirst’s board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire WashingtonFirst. In addition, some provisions of WashingtonFirst’s articles of incorporation and bylaws could make it more difficult for a third party to acquire control of WashingtonFirst, even if the change of control would be beneficial to and desirable by WashingtonFirst’s shareholders, including:

•	a staggered board of directors;

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the ability of the WashingtonFirst board of directors to issue shares of preferred stock without shareholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of the WashingtonFirst common stock;

•	the inability of WashingtonFirst shareholders to act without a meeting except by unanimous written consent;

•	the inability of WashingtonFirst shareholders to call special meetings;

•	limitations on affiliated transactions and control share acquisitions;

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if a two-thirds majority of the WashingtonFirst board of directors has not approved certain transactions, such as an amendment to the WashingtonFirst articles of incorporation, merger, share exchange, sale of substantially all of the assets, or dissolution, the transaction must receive the affirmative vote of at least 80% of each voting group of WashingtonFirst shareholders entitled to vote on the transaction for the transaction to be approved; and

•	the WashingtonFirst bylaws provide that the WashingtonFirst bylaws may be amended by the WashingtonFirst board of directors.

See “Information About WashingtonFirst – Description of WashingtonFirst’s Capital Stock – Certain Provisions of WashingtonFirst’s Articles of Incorporation and Bylaws and Virginia Law Could Have an Anti-Takeover Effect.”

The concentration of WashingtonFirst’s capital stock ownership will limit your ability to influence corporate matters.

Upon completion of the merger, WashingtonFirst anticipates that its directors and executive officers as a group (excluding Alliance designees), Endicott and Castle Creek will initially own approximately 19.5%, 9.9% and 9.4%, respectively, of WashingtonFirst’s outstanding common stock, based on the assumptions described in “Information About WashingtonFirst – Pro Forma Security Ownership.” Consequently, each of WashingtonFirst’s board of directors, Endicott and Castle Creek will have significant influence over all matters that require approval by WashingtonFirst’s shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

WashingtonFirst’s ability to pay dividends is subject to regulatory restrictions, and it may be unable to pay future dividends.

WashingtonFirst’s ability to pay dividends is subject to regulatory, statutory and contractual restrictions and the need to maintain sufficient capital. Its only source of funds with which to pay dividends to its shareholders are dividends received from WashingtonFirst Bank, and WashingtonFirst Bank’s ability to pay dividends is limited by its own obligations to maintain sufficient capital and regulatory restrictions. If these regulatory requirements are not satisfied, WashingtonFirst will be unable to pay dividends on its common stock. WashingtonFirst has not paid common dividends in its history, and does not have plans to pay dividends to its common shareholders in the foreseeable future.

Future dividend payments and common stock repurchases are subject to certain restrictions by the terms of the Secretary of the Treasury’s equity investment in WashingtonFirst.

Under the terms of the SBLF, for so long as any preferred stock issued under the SBLF remains outstanding, WashingtonFirst is prohibited from making a dividend payment or share repurchase if, after the payment or repurchase, its Tier 1 capital would not be at least 90% of the amount existing at the time immediately after August 4, 2011, excluding any subsequent net charge-offs and partial repayments of the SBLF funding. This 90% limitation will decrease by a dollar amount equal to 10% of the SBLF funding for every 1% increase in QSBL that WashingtonFirst has achieved over the QSBL Baseline. These restrictions will no longer apply to WashingtonFirst after it has repaid the SBLF funding in full.

WashingtonFirst is an emerging growth company and its reliance on the reduced disclosure requirements applicable to emerging growth companies may make its common stock less attractive to investors.

WashingtonFirst is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and it may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies. In particular, while WashingtonFirst is an emerging growth company it will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, it will be subject to reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, it will not be required to adopt new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies and it will not be required to hold nonbinding advisory votes on executive compensation or shareholder approval of any golden parachute payments not previously approved. WashingtonFirst may remain an emerging growth company until as late as December 31, 2017 (the fiscal year-end following the fifth anniversary of the completion of this offering), though WashingtonFirst may cease to be an emerging growth company earlier under certain circumstances, including (i) if the market value of its common stock that is held by non-affiliates exceeds $700 million as of any June 30, in which case it would cease to be an emerging growth company as of the following December 31 or (ii) if its gross revenues exceed $1 billion in any fiscal year. Investors may find WashingtonFirst’s common stock less attractive if WashingtonFirst relies on these exemptions and relief. If some investors find WashingtonFirst’s common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may decline and/or become more volatile.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 exempts emerging growth companies from being required to comply with new or revised financial accounting standards that are applicable to both public and private companies until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The Jumpstart Our Business Startups Act of 2012 provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. WashingtonFirst has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies,

WashingtonFirst, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make WashingtonFirst’s financial statements not comparable with those of another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period because of the potential differences in accounting standards used.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this joint proxy statement/prospectus that are not statements of historical fact constitute forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of WashingtonFirst and Alliance before the merger or WashingtonFirst after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of WashingtonFirst and Alliance before the merger or WashingtonFirst after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

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WashingtonFirst’s actual cost savings resulting from the merger are less than expected, WashingtonFirst is unable to realize those cost savings as soon as expected or WashingtonFirst incurs additional or unexpected costs;

•	WashingtonFirst’s revenues after the merger are less than expected;

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deposit attrition, operating costs, customer loss and business disruption before and after the merger for each of WashingtonFirst and Alliance, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	competition among financial services companies may increase and adversely affect operations of WashingtonFirst and Alliance;

•	the risk that the businesses of WashingtonFirst and Alliance will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of WashingtonFirst’s or Alliance’s shareholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	changes in accounting policies, rules and practices;

•	changes in the assumptions underlying the establishment of reserves for possible loan losses and other estimates;

•	impairment concerns and risks related to WashingtonFirst’s or Alliance’s investment portfolio, and the impact of fair value accounting, including income statement volatility;

•	changes in the interest rate environment and market prices may reduce WashingtonFirst’s or Alliance’s net interest margins, asset valuations and expense expectations;

•	general business and economic conditions in the markets WashingtonFirst or Alliance serve change or are less favorable than expected;

•	legislative or regulatory changes adversely affect WashingtonFirst’s or Alliance’s businesses;

•	fiscal and regulatory policies of the United States government;

•	reactions in financial markets related to potential or actual downgrades in the sovereign credit rating of the United States and the budget deficit or national debt of the United States government;

•	changes in the way the FDIC insurance premiums are assessed;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this joint proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. Each of WashingtonFirst and Alliance, as applicable, believes it has chosen these assumptions or bases in good faith and that they are reasonable. However, you are cautioned that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, each of WashingtonFirst and Alliance, as applicable, cautions you not to place undue reliance on its forward-looking statements. The forward-looking statements are made as of the date of this joint proxy statement/prospectus. Neither WashingtonFirst nor Alliance undertakes any obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGER TRANSACTION

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this joint proxy statement/prospectus, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

General

The purpose of this joint proxy statement/prospectus is to solicit proxies from the shareholders of WashingtonFirst and Alliance to approve the reorganization agreement and the other proposals described herein and to register under the federal securities laws the issuance of shares of WashingtonFirst common stock in the merger. The reorganization agreement provides for, among other things, the merger of Alliance with and into WashingtonFirst, with WashingtonFirst being the surviving entity pursuant to the reorganization agreement. Promptly following the merger, Alliance’s subsidiary, Alliance Bank, will be merged with and into WashingtonFirst’s subsidiary, WashingtonFirst Bank, with WashingtonFirst Bank being the surviving entity. If the shareholders of WashingtonFirst and Alliance approve the reorganization agreement at their respective special meetings, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, it is anticipated that the merger will be completed in the fourth quarter of 2012, although delays could occur.

If the reorganization agreement is approved by both the shareholders of WashingtonFirst and Alliance and the merger is subsequently completed, each outstanding share of Alliance common stock will, at the election of the holder thereof and subject to limitation and adjustment as described in this joint proxy statement/prospectus, be converted into the right to receive a minimum of $4.77 in cash or 0.3992 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of $5.30 in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made, provided that no more than 20% of the shares of Alliance common stock may be converted into cash. If more than 20% of the shares of Alliance common stock make the cash election, all such electing shareholders will be reduced pro rata such that the shares of Alliance common stock receiving cash will not exceed 20% (exclusive of the Alliance shares issuable in connection with Alliance stock options that will be converted into the right to receive cash as provided in the reorganization agreement). Assuming the maximum cash election is made and based on 5,109,969 shares of Alliance common stock issued and outstanding on September 30, 2012, the aggregate merger consideration will be a minimum of approximately $4.9 million in cash and 1,631,919 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of approximately $5.4 million in cash and 1,813,017 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made.

Background of the Merger

Alliance’s Decision to Pursue Merger Opportunities

Over the past several years, like many other financial institutions, Alliance Bank has experienced negative effects from the significant economic downturn. The operating loss reported for the fourth quarter of 2007 would be the first of nine consecutive quarterly losses due to the deterioration of loans in Alliance Bank’s portfolio, especially those related to real estate borrowers. While the specialized deposit gathering effort aimed at title and settlement agencies provided low cost funds in more robust times, these deposits declined substantially as activity in the real estate markets dropped off with the recession. Replacing these deposits with higher cost, wholesale deposits and certificates of deposit negatively impacted Alliance Bank’s net interest margin, further impacting its financial results. As a result of deteriorated asset quality and the occurrence of operating losses, in

June 2009, Alliance and Alliance Bank entered into the MOU, which is a regulatory means of seeking informal corrective administrative action from institutions considered to be of supervisory concern, but which have not deteriorated to the point where they warrant formal administrative action. The MOU is not considered to be a “written agreement” pursuant to the Federal Deposit Insurance Act and is not subject to the enforcement steps for noncompliance thereunder, such as potential penalties against Alliance or Alliance Bank or their directors for noncompliance or injunctive relief to force compliance. However, the MOU does require Alliance and Alliance Bank to be examined twice yearly by its regulators and to provide regular quarterly progress reports to the relevant regulators. Among the specific concerns cited in the MOU were asset quality, earnings, liquidity, and capital. Alliance has implemented significant improvements in credit policies, loan administration, and liquidity management in its efforts to comply with the terms of the MOU. The MOU also requires Alliance to maintain a written plan for compliance with the capital adequacy rules applicable to all state member banks under Federal Reserve Board Regulation H (12 CFR Part 208). These rules require all state member banks, including Alliance Bank, to maintain adequate capital consistent with their risk profiles, which takes into account the volume of adversely classified loans, the adequacy of the loan loss reserve, any planned asset growth and the nature and level of asset concentrations, among other things. Given this, it is the policy of federal banking regulators not to specify or confirm that a given capital level will be “adequate” at a future point in time. As a result, federal banking regulators have not, and Alliance cannot, identify a specific dollar amount of capital required under the MOU. However, Alliance estimates that it would need $7.5 million to $10 million in new capital to be compliant with applicable capital adequacy rules. Beginning with the first quarter of 2010, Alliance returned to profitability and was profitable for six consecutive quarters, largely as a result of gains realized on the sale of investment securities, before returning to losses for four additional consecutive quarters. Operating profitability continues to be negatively impacted by high overhead and significant credit costs associated with other real estate owned, nonperforming loans and charge-offs.

In January 2010, William E. Doyle, Jr. became interim President and Chief Executive Officer of Alliance and Alliance Bank, replacing Thomas A. Young, Jr. With this leadership change, which became permanent in May 2010, Alliance embarked on a plan to optimize profitability, while repositioning Alliance for the future. The repositioning of Alliance entailed diversifying its loan portfolio to include more commercial and industrial loans, diversifying its deposit base by targeting local market commercial deposit relationships, reducing non-interest expenses, and increasing loans as a percentage of earning assets. The goal was to become a more traditional community banking company serving the businesses and consumers within Fairfax County, Arlington County, and Prince William County. Implementation of this plan to reposition Alliance continued into 2011.

Though Alliance has consistently maintained its status as “well capitalized” based on minimum capital requirements applicable to state member banks, due to its risk profile, federal and state regulatory capital guidelines required that additional capital be raised. In July 2010, with advice from three investment banking firms on capital raising alternatives, management updated Alliance’s capital plan to address the regulators’ requirement for additional capital. At the time Alliance’s management updated Alliance’s capital plan, it appeared that Treasury would begin to make capital available to eligible financial institutions to encourage lending to small businesses. Given Alliance’s stock price relative to tangible book value, the uncertain access to the capital markets due to its financial performance and Alliance’s existing strategic plan to lend funds to small business customers, the Treasury’s initiative, which ultimately evolved into the SBLF, looked like an attractive option for fulfilling the targeted capital requirement. However, in December 2010, the regulators cautioned Alliance about relying on the SBLF as a sole source of capital, noting that the SBLF was intended to be, in the regulators’ words, a source of “offensive” capital, not the “defensive” capital needed by Alliance.

Entering 2011, Alliance’s management and its board believed Alliance’s shareholders were best served by continuing the repositioning strategy discussed above, while augmenting the capital base. In February 2011, Alliance’s management continued discussions from the summer of 2010 with two investment banking firms to identify available options for raising the required additional capital. Both firms presented their recommendations during a regularly scheduled Alliance board meeting held on February 23, 2011. The investment bankers did not offer an encouraging outlook for a cost effective, non-dilutive capital raise of an additional $10 million of Tier 1 equity, the amount required to satisfy the regulators and sufficiently strengthen the balance sheet. This outlook was based on Alliance’s financial condition, operating performance and prevailing stock price relative to tangible book value, as well as the dilutive impact of a capital raise and the state of the capital markets for community banking companies. Accordingly, Alliance’s plan was to move toward a private placement of common equity coupled with participation in the SBLF. Based on details published about the SBLF, Alliance believed that it would qualify for SBLF capital.

While reviewing capital raise options in advance of the February 23, 2011 Alliance board meeting, Alliance’s management requested Davenport to also evaluate the option for a possible sale of Alliance. Following discussion with the Alliance board of the capital raise options at the February 23, 2011 Alliance board meeting, Davenport presented an analysis which suggested that a sale may be a superior alternative to a dilutive capital raise. Taking into consideration the outlook for Alliance, the amount of capital required, and the capital options available, the sale alternative was considered worthy of further investigation by Alliance’s board. As a result, the Alliance board requested that Davenport prepare a proposal for identifying strategic partners and evaluating opportunities for a merger.

At a special meeting on March 4, 2011, Davenport presented to the Alliance board a comprehensive financial analysis of several different capital raise options compared against a strategic transaction. The analysis was based in part on financial projections prepared in conjunction with Alliance’s management, taking into consideration growth and performance improvement opportunities through 2013. The presentation also provided an overview of recent merger transactions, a summary financial analysis of fourteen prospective merger partners, and a proposed timeline for a mergers and acquisitions initiative. At the conclusion of the meeting, the Alliance board authorized Alliance’s management to enter into an engagement with Davenport in which Davenport would work with Alliance’s management to refine the strategy for contacting prospective strategic partners to be presented and discussed at the regularly scheduled Alliance board meeting to be held on March 23, 2011. The engagement agreement with Davenport was executed on March 17, 2011.

During the March 23, 2011 Alliance board meeting, the board confirmed its desire to move forward with Davenport to explore a possible sale of Alliance. At the same time, Alliance created a task force of directors to work with Davenport, corporate counsel, Troutman Sanders LLP, or “Troutman Sanders,” and Alliance’s management throughout the process of assessing strategic options. The Strategic Direction Task Force was comprised of William E. Doyle, Jr., William M. Drohan, Donald W. Fisher, Ph.D., Lawrence N. Grant, CLUR, CPCU, D. Mark Lowers and J. Eric Wagoner, and was referred to within Alliance as the Strategic Direction Task Force. Six teleconference meetings of the Alliance Strategic Direction Task Force were held over the course of nine weeks to provide updates, discuss the project, and set direction. Davenport and Troutman Sanders participated in these meetings as the Alliance Strategic Direction Task Force deemed appropriate. On July 13, 2011, given the specific focus at that time on a possible sale, the board reaffirmed the Strategic Direction Task Force’s general role, and formally constituted it as the Transaction Review Committee, which was comprised of Oliver T. Carr, III, Mr. Drohan, Dr. Fisher and Mr. Lowers, all of whom were and are independent directors. The Transaction Review Committee was chaired by Dr. Fisher. Both the Strategic Direction Task Force and the Transaction Review Committee are referred to herein as the “Special Committee.”

Background of Alliance’s Terminated Merger Agreement with Eagle

From April 2011 until mid-May 2011, Davenport and Alliance’s management contacted, or were contacted by, numerous prospective acquirers. Following analysis of financial information and, in some cases, discussions with Alliance’s management and Davenport, three prospects submitted preliminary non-binding expressions of interest to Alliance. The three expressions of interest were discussed at a special meeting of the Alliance board held on April 19, 2011 with Davenport. It was determined at this special meeting that two of the proposals were substantially superior to the third and these two proposals were discussed in more detail during the April 19, 2011 special meeting. After consideration of each proposal, the Alliance board elected to invite the two prospects with superior proposals to conduct full due diligence. A data room was established to facilitate offsite due diligence, onsite review of loan files and related credit information was completed, and interviews with Alliance’s management were conducted by each finalist. During this period, preliminary due diligence on each finalist was completed by Alliance’s management.

On April 19, 2011, an unsolicited letter of interest from an out-of-market third party was received by Alliance. On April 27, 2011, Alliance’s management received advice from Davenport and Troutman Sanders. Alliance subsequently decided that, given the status of discussions regarding the two superior proposals and the fact that this third party was out-of-market, it was not in the best interests of the shareholders of Alliance to open a dialogue with the third party at that time.

During this time, Alliance also pursued the alternative strategy of obtaining additional capital by applying to the U.S. Treasury for participation in the SBLF on May 13, 2011. On June 5, 2011, the U.S. Treasury, based on a newly adopted requirement that SBLF participants must be able to pay dividends, sought clarification regarding Alliance’s ability to pay dividends. Alliance would not be permitted currently to pay dividends based on both state law dividend restrictions and under the MOU, which requires regulatory approval prior to the payment of any dividends. Accordingly, Alliance withdrew its application on July 5, 2011.

Each of the two finalists was extended an invitation to personally present their final revised proposal to the Alliance board at the May 16, 2011 special meeting of the board which was also attended by Davenport and Troutman Sanders. On May 13, 2011, one of the finalists, Eagle, submitted its revised proposal, while the other finalist communicated its decision to withdraw from the process due to the unknown implications of its recent receipt of an unanticipated regulatory inquiry and because its revised proposal would have been for a price per share that was less than Alliance’s then market price for its stock. Davenport evaluated Eagle’s proposal in preparation for the scheduled Alliance board meeting.

On May 16, 2011, at a special meeting of the Alliance board, Eagle’s Chairman & CEO and Vice Chairman presented Eagle’s revised proposal to the board and Davenport shared its evaluation of Eagle’s proposal, which revised proposal was significantly lower than Eagle’s initial bid due primarily to its credit assessment of Alliance’s loan portfolio. Following the presentations by Eagle and Davenport, the Alliance board charged Davenport and Alliance’s management with following up with Eagle to better understand the terms and underlying assumptions of the proposal.

Between May 16, 2011 and June 7, 2011, numerous discussions were held between Eagle and Alliance for purposes of performing due diligence and discussing Eagle’s revised proposal, including a meeting with Eagle’s third party loan review consultant. Coincident with the ongoing discussions with Eagle, the other finalist communicated an interest in re-entering the discussion, albeit at an offer level well below its initial expression of interest and well below Eagle’s revised proposal. Given the lower price and because Alliance was in an exclusive negotiating arrangement with Eagle, Alliance declined to re-engage with the previous finalist.

At a special meeting on June 8, 2011, Davenport and Alliance’s management provided the Alliance board an updated evaluation of Eagle’s proposal. Additionally, Davenport discussed Alliance’s other options, which were to remain independent, re-solicit other parties to expand the list of potential strategic partners or to re-approach the other finalist to determine if it was interested in submitting another firm proposal. Davenport and Alliance’s management recommended that Alliance move forward to negotiate and draft a merger agreement with Eagle. The Alliance board voted unanimously to move forward with Eagle.

Over the course of the next seven weeks, negotiations continued and drafts of the merger agreement were reviewed and exchanged. Alliance’s management and Davenport also completed additional onsite due diligence of Eagle. During this period, the independent directors held a meeting to discuss the status of negotiations, reconfirm the Alliance board’s commitment to pursuing a transaction with Eagle and to formally reconstitute the Special Committee to work closely with Davenport, Troutman Sanders, and Alliance’s management in finalizing the terms of the merger agreement and the related ancillary documents. The Special Committee engaged in several conference calls with Davenport, Troutman Sanders, and Alliance’s management to discuss terms and review in detail the merger agreement and related ancillary documents. At one point, the Special Committee also engaged in a conference call with Eagle’s Chairman & CEO to finalize terms of the merger-related documentation.

On July 7, 2011, a new prospect contacted Alliance expressing interest in a strategic combination. After an initial conversation between the Chief Executive Officer of this prospect and Dr. Fisher, as well as a discussion with Davenport regarding the expression of interest, on July 8, 2011 Alliance declined to pursue this inquiry but indicated that it would keep such prospect’s interest in a strategic combination in mind as Alliance’s strategic plans evolved. Alliance’s decision not to pursue this expression of interest was largely due to the significant progress of negotiations with Eagle at this point and concerns regarding the ability to obtain regulatory approval of a combination with the new prospect due to its size and geographic distance from Alliance’s market area.

On July 22, 2011, the Special Committee held a meeting with Davenport and Troutman Sanders regarding the status of the Eagle merger and merger agreement.

On July 26, 2011, the Special Committee reviewed the Eagle merger agreement and the related ancillary agreements with Davenport, Troutman Sanders, and Alliance’s management, following which it unanimously decided that the Special Committee would recommend to the Alliance board approval of the merger agreement and the merger.

On July 27, 2011, the Alliance board held a meeting with Davenport and Troutman Sanders to review the final terms of the Eagle merger agreement and the ancillary agreements. Based upon Eagle’s stock price, the merger was valued at $6.11 per share, based on the conversion ratio of 0.4317, which was subject to the adjustments set forth in the merger agreement. Davenport presented its fairness opinion, indicating the merger was fair and reasonable from a financial point of view to the shareholders of Alliance. Troutman Sanders reviewed in detail the merger agreement and ancillary documents and led a discussion about the specific provisions, while also responding to numerous questions by members of the Alliance board. Following the presentations by Davenport and Troutman Sanders, the Alliance board voted unanimously to approve the merger with Eagle. The merger agreement and the ancillary agreements were executed by the relevant parties and the merger was announced in a joint press release.

On August 11, 2011, Alliance’s management received an unsolicited acquisition proposal from a third party. That morning, Alliance’s management, Davenport and Troutman Sanders held a telephonic meeting to discuss the unsolicited acquisition proposal and the Eagle merger agreement terms applicable to this unsolicited acquisition proposal. After the meeting, Alliance notified Eagle of its receipt of the unsolicited acquisition proposal in accordance with the terms of the Eagle merger agreement.

On August 12, 2011, Alliance’s board held a special meeting with Davenport and Troutman Sanders to discuss the unsolicited acquisition proposal and to determine the next steps to be taken. After receiving the advice of Davenport regarding the unsolicited acquisition proposal and the advice of Troutman Sanders regarding the applicable provisions of the Eagle merger agreement and the fiduciary duties of the board under the laws of the Commonwealth of Virginia, the Alliance board determined that it was in the best interest of Alliance and its shareholders to authorize Alliance’s management to communicate with the appropriate representatives of the third party in order to better understand the facts surrounding, and the assumptions underlying, the unsolicited acquisition proposal.

On August 15, 2011, Alliance’s management and Davenport held a telephone conference with the President and Chief Executive Officer, the Chairman and the investment banking advisor of the third party to discuss the terms of the unsolicited acquisition proposal, related underlying assumptions and conditions of the unsolicited acquisition proposal, the business of Alliance Bank, Alliance Bank’s credit quality, and Alliance’s financial performance, among other things.

On August 16, 2011, Davenport and the investment banking advisor of the third party had further discussions regarding the unsolicited acquisition proposal and Alliance’s operations. Also on August 16, 2011, Mr. Doyle discussed with the Chief Executive Officer of the third party Alliance’s title agency line of business and other aspects of Alliance’s operations.

On August 17, 2011, Alliance’s board held another special meeting with Davenport and Troutman Sanders regarding the unsolicited acquisition proposal. At this meeting, Alliance’s management reported to the Alliance board regarding its communications with the appropriate representatives of the third party on August 15, 2011. After receiving the advice of Davenport regarding the unsolicited acquisition proposal and the advice of Troutman Sanders regarding the fiduciary duties of the board under the laws of the Commonwealth of Virginia, the Alliance board determined that it was in the best interest of Alliance and its shareholders to provide the third party additional time to perform due diligence in order to submit a firm proposal. However, following further deliberations and after reconsidering Alliance’s business model, the board of directors of the third party decided to withdraw its unsolicited acquisition proposal. Alliance’s management received notice of the third party’s withdrawal of its unsolicited acquisition proposal in a letter dated August 18, 2011.

During the period from late July through mid-November, Alliance’s board and management worked diligently toward effecting the proposed merger with Eagle. As the merger planning process progressed, it became clear there were some irreconcilable differences of opinion between the two organizations regarding a number of matters related to the merger and merger agreement. On November 28, 2011, Alliance and Eagle announced that they had mutually agreed to terminate the merger agreement. In the termination announcement, Alliance indicated its interest in continuing efforts to pursue an affiliation with a strategic partner in order to gain scale, strengthen its capital base, and generate attractive future returns for Alliance’s shareholders. To that end, the Alliance board and management would continue working with its financial advisor, Davenport, to evaluate strategic alternatives.

Factors Leading Up to Consideration by WashingtonFirst of the Merger with Alliance

WashingtonFirst’s management team has significant experience in acquisition matters, having previously completed the acquisition of First Liberty Bancorp, Inc., or “First Liberty,” in 2006 and two branch acquisitions. Prior to forming WashingtonFirst Bank, current senior management of WashingtonFirst had successfully completed one whole bank acquisition and four branch acquisitions at their prior employers. Management of WashingtonFirst believes it can execute transactions effectively and integrate the target bank’s customer base and employees. As a result, WashingtonFirst considers potential acquisition transactions on a regular basis.

In furtherance of this opportunistic acquisition strategy, WashingtonFirst has investigated approximately 12 acquisition opportunities since the First Liberty acquisition in 2006. WashingtonFirst conducted extensive due diligence on three or four of these opportunities. Unfortunately, WashingtonFirst ultimately determined not to pursue any of these opportunities. Although the specific reasons for abandoning each opportunity varied, in all cases asset quality issues and non-strategic geographic locations were concerns.

In February 2011, senior management and the executive committee of the board of directors of WashingtonFirst conducted an all-day strategic planning meeting. At this meeting, it was determined to continue to maintain the organic growth trajectory, seek strategic acquisition opportunities and explore additional sources of capital when market conditions improved.

In June 2011, senior management interviewed five investment banking firms to obtain their views on alternatives for strategic expansion and capital raising opportunities. These investment banks recommended that WashingtonFirst maintain its asset quality, strengthen its capital ratios and grow its balance sheet to $1 billion or more as soon as practicable. These advisors believed that WashingtonFirst would have more opportunities if it could increase its asset size significantly. Following these meetings, WashingtonFirst engaged one of these investment banks to seek equity capital from institutional investors.

During July 2011, WashingtonFirst met with institutional investors in various cities to discuss capital raising transactions. Subsequent to these meetings, certain investors performed due diligence investigations, including site visits, regarding WashingtonFirst. During this time, WashingtonFirst was introduced to Endicott.

In August 2011, WashingtonFirst received funding from the SBLF in exchange for shares of WashingtonFirst’s Senior Non-Cumulative Perpetual Preferred Stock, Series D and repurchased the preferred stock WashingtonFirst had issued to the Treasury as part of the TARP. This resulted in approximately $3.8 million in additional capital.

During the first week of September 2011, management of WashingtonFirst received a final report from its investment banker concerning indications of interest from six institutional investors regarding a capital raising transaction. Following its receipt, the final report was reviewed with the executive committee of the board of directors of WashingtonFirst. The executive committee was not satisfied with these indications of interest and determined to seek a transaction having more favorable terms. The executive committee updated the full board of directors at the September 2011 meeting, and in October 2011, WashingtonFirst’s investment banker met with two of the institutional investors to discuss terms of a potential capital raising transaction. Although the investors expressed willingness to purchase WashingtonFirst’s stock, the board of directors of WashingtonFirst concluded that such a transaction would be too dilutive to existing shareholders under the circumstances. Consequently, the board of directors of WashingtonFirst determined to discontinue capital raising efforts until market conditions improved or a suitable acquisition opportunity became available. If neither situation could be found in the near term, the board directed management to explore the issuance of subordinated debentures as a source of capital less dilutive to the shareholders.

In late December 2011, ParaCap contacted Ms. Andersen and Mr. Bracewell to suggest WashingtonFirst consider the possible acquisition by WashingtonFirst of Alliance, which had announced on November 28, 2011 that it and Eagle had mutually agreed to terminate their pending transaction. Due to year-end travel commitments, action was deferred until the new year.

Background of the Negotiations Between WashingtonFirst and Alliance

Following announcement of the termination of the Alliance/Eagle transaction on November 28, 2011, Alliance and Davenport received a number of unsolicited expressions of interest in a strategic transaction with Alliance. In addition, Davenport prepared for the Alliance board’s approval a list of prospective partners for contact, a number of whom had previously expressed an interest in Alliance. The prospective partners that expressed an interest in a transaction and executed a confidentiality agreement were provided confidential information about Alliance to review and analyze to enable them to submit a non-binding indication of interest.

For evaluating and considering prospective partners and merger proposals, the board established the following priorities:

•	A well-capitalized partner, with a demonstrated track record of solid financial performance;

•	Pricing which reflects an appropriate balance between current valuation and longer term potential;

•	A partnership which best serves the interests of Alliance’s stakeholders – shareholders, employees, and clients; and

•	A merger which can receive the necessary regulatory approvals at the federal and state levels in order to close.

In its meeting of December 14, 2011, the Alliance board designated four independent directors – Dr. Fisher, Mr. Lowers, Mr. Kovarik, and Mr. Wagoner – to work with the board’s advisors and management as the Special Committee. Further, the Alliance board established February 22, 2012, as the date for review of initial non-binding expressions of interest from prospective partners.

During the subsequent weeks, Davenport and Alliance management were in contact with 19 different parties, ranging from large and smaller banking companies to advisors representing private equity interests. During the regularly scheduled Alliance board meeting on January 25, 2012, the board received a detailed progress report from Davenport. In addition, on February 7, 2012, at the direction of the Alliance board, the Special Committee met with an advisory firm that had proposed an injection of new capital.

Meanwhile, in late January 2012, Mr. Bracewell attended a lunch meeting with an acquaintance of Mr. Bracewell who is a shareholder of Alliance who had previously been an investor in a bank holding company managed by Mr. Bracewell. Mr. Bracewell sought to introduce his acquaintance to WashingtonFirst and obtain the acquaintance’s views on a possible combination of WashingtonFirst and Alliance. Mr. Bracewell’s acquaintance advised Mr. Bracewell that he believed that Davenport continued to serve as Alliance’s investment banker, and recommended that Mr. Bracewell approach Dr. Fisher, Chairman of Alliance. Mr. Bracewell’s acquaintance subsequently contacted Dr. Fisher to let him know that Mr. Bracewell would be contacting him.

On February 13, 2012, Mr. Bracewell contacted representatives of Davenport, to ascertain whether Davenport was continuing to act for Alliance. On a subsequent call, Davenport reviewed with Mr. Bracewell the history of the Alliance/Eagle merger, and pointed out that Alliance was seeking indications of interest by February 21, 2012. Davenport encouraged WashingtonFirst to submit a proposal.

Over the weeks prior to the due date for proposals, Davenport and Alliance management met in person or by telephone with seven different prospects, several on multiple occasions. In addition, Dr. Fisher, Mr. Kovarik, and Mr. Lowers were included in discussions with prospective strategic partners interested in discussing a strategic partnership. Additional information was added to the data room, in response to specific request from prospects. During this period, Ms. Andersen and Mr. Bracewell contacted Dr. Fisher to set up a meeting.

On February 16, 2012, Mr. Bracewell and Ms. Andersen met with Dr. Fisher to introduce WashingtonFirst to him and learn more about Alliance. Following this meeting, Mr. Bracewell and Ms. Andersen determined that the opportunity with Alliance was worth pursuing and obtained access to the Alliance data room. Endicott was also contacted regarding its interest in providing capital to support the transaction. Management of WashingtonFirst conducted accelerated due diligence through the holiday weekend around President’s Day. WashingtonFirst submitted a nonbinding indication of interest to Alliance on February 21, 2012.

At the regularly scheduled Alliance board meeting on February 22, 2012, Davenport presented and reviewed five different non-binding expressions of interest received from prospects, as follows:

•	Traditional whole bank acquisition by a substantially larger bank;

•	Private equity-assisted recapitalization, coupled with new management;

•	Two acquisition proposals by similar sized organizations, WashingtonFirst and one from out-of-market; and

•	A “reverse” acquisition by a smaller banking company proposing to recapitalize and rebrand the surviving company.

Following a robust discussion of each strategic alternative, and based upon the advice of its professional advisors, the Alliance board determined two prospects would move forward to more detailed, onsite due diligence, including WashingtonFirst. In addition, Davenport was instructed to contact the other three prospects to encourage each to refine its proposal.

On February 23, 2012, WashingtonFirst was notified that it had been selected, along with one other prospect, to perform onsite due diligence. WashingtonFirst commenced onsite due diligence the following week. The other prospect commenced onsite due diligence two weeks after WashingtonFirst. At the regular meeting of the WashingtonFirst board held February 27, 2012, the board discussed the Alliance opportunity in detail, the rationale for the preliminary bid, the due diligence process and the process for making a decision regarding the submission of a final bid.

While WashingtonFirst and the other prospect conducted due diligence of Alliance, Davenport and Alliance’s management completed limited due diligence on WashingtonFirst and the other prospect. Because WashingtonFirst’s proposal was conditional on a successful capital raise, Davenport and Alliance’s management talked directly with Endicott, one of the prospective lead investors, about the details of its investment and due diligence on WashingtonFirst. Alliance’s management also discussed with Alliance’s bank regulators the regulatory approval process for a proposed merger involving WashingtonFirst and Alliance.

On March 8, 2012, participants in WashingtonFirst’s due diligence examination of Alliance conducted an internal meeting to discuss due diligence findings. At this meeting, it was determined to continue to pursue the opportunity. On March 13, 2012, management of WashingtonFirst conducted an all-day meeting in Reston, Virginia, with representatives of Endicott. At this meeting, Endicott updated its diligence with respect to WashingtonFirst and reviewed the Alliance opportunity.

On March 23, 2012, Alliance was advised that the other prospect would not be submitting a formal proposal.

Commencing in mid-March, members of the boards of WashingtonFirst and Alliance and the managements of both companies attended lunch meetings to discuss issues and get acquainted with each other. During these meetings, WashingtonFirst formed favorable opinions regarding the Alliance board and senior management.

Additionally, WashingtonFirst began consideration of and implemented the process by which it might obtain additional capital commitments in order to satisfy the requirements in the revised final proposal that it have in place commitments for $20 million of capital prior to signing the reorganization agreement. WashingtonFirst obtained commitments to purchase WashingtonFirst common stock from directors, advisory directors and other interested institutional and individual investors and to purchase subordinated debt of WashingtonFirst Bank in amounts that satisfied Alliance’s requirements and the expected requirements of regulatory authorities in the current environment.

On March 26, 2012, the board of WashingtonFirst met with and received a presentation from ParaCap, approved the substance of a final proposal and authorized submission of the final proposal. The WashingtonFirst final proposal was delivered to Alliance on March 26, 2012.

On March 28, 2012, during Alliance’s regularly scheduled board meeting, Davenport provided the Alliance board with an overview and assessment of the WashingtonFirst proposal. Following discussion of the information among the directors and Davenport, Mr. Bracewell and Ms. Andersen joined the meeting, accompanied by other members of WashingtonFirst’s leadership, to present WashingtonFirst’s proposal to the Alliance board. The proposal was consistent with the terms incorporated in their initial non-binding expression of interest and included the following terms:

•	Consideration composed of 80% stock and 20% cash;

•	Exchange ratio of 0.4393 per share of WashingtonFirst common stock for each share of Alliance common stock;

•	Cash consideration of $5.25/share (up to the 20% maximum);

•

Cancellation of all Alliance stock options in return for, in the case of in-the-money options (which is 71,000 of 219,456.25 options outstanding), cash equal to the difference between the applicable exercise price and $5.25/share;

•	Retaining all Alliance employees and honoring Alliance employment agreements;

•	Up to three seats on the WashingtonFirst board of directors;

•	Alliance maintaining a minimum net worth of $22.4 million; and

•	WashingtonFirst committing to raise a minimum of $20 million in new equity to support the merger.

The Alliance board asked a number of questions regarding the terms of the proposal and the merits of the transaction, all of which were answered by Mr. Bracewell and Ms. Andersen. Following the departure of the WashingtonFirst team, the Alliance board engaged Davenport and Troutman Sanders in a discussion about the proposal, including the likelihood of gaining regulatory and shareholder approval. At the conclusion of the discussion, the Alliance board voted unanimously to move forward with WashingtonFirst and charged Davenport and management with negotiating final details and a reorganization agreement.

The next day, on March 29, 2012, Mr. Bracewell, Ms. Andersen and Mr. Horn met with Mr. Doyle to clarify and negotiate certain points in the final proposal. Some points were resolved during the meeting and others in a subsequent telephone call between Ms. Andersen and Mr. Doyle. At the conclusion of the meetings, the following changes were proposed:

•	Exchange ratio adjusted to 0.4435 per share of WashingtonFirst common stock for each share of Alliance common stock;

•	Cash consideration of $5.30/share (up to the 20% maximum); and

•	Minimum net worth provision would be eliminated, to be replaced with a mutually agreeable material adverse change provision in the reorganization agreement.

Following the meetings, Alliance’s board met via teleconference to discuss the proposed changes, as well as the responses relating to specific questions raised by the directors. After engaged discussion, the Alliance board voted unanimously to accept the revised proposal and move forward to the negotiation of a reorganization agreement. WashingtonFirst then prepared and submitted a revised final proposal, reflecting the final terms approved by the Alliance board, and this proposal was signed on March 30, 2012, subject to customary conditions.

In the several weeks that followed, management of Alliance and WashingtonFirst, working closely with their respective legal and investment banking advisors, conducted additional diligence and negotiated the terms and provisions of the reorganization agreement.

On April 18, 2012, the Alliance Strategic Direction Committee reviewed the draft documents and discussed specific terms and provisions with management and their advisors. On April 23, 2012, the draft reorganization agreement was reviewed with the entire Alliance board, with specific attention to a few remaining open items.

At the board meeting following the annual meeting of the shareholders of WashingtonFirst on April 24, 2012, management updated the WashingtonFirst board on the status of the negotiations and plans for raising the necessary capital. Consistent with WashingtonFirst’s effort to raise capital to support WashingtonFirst’s acquisition of Alliance, at a lunch with the WashingtonFirst advisory board on that date, members of the advisory board signed confidentiality agreements. In addition, confidentiality agreements with certain institutional and individual investors were signed, and these potential investors were provided access to a data room regarding WashingtonFirst, as well as a description of the proposed transaction.

On May 1, 2012, the Alliance Strategic Direction Committee reviewed final drafts of the reorganization agreement and related documents with management and its advisors. At the conclusion of the discussion, the Alliance Strategic Direction Committee determined unanimously to recommend the transaction and reorganization agreement to the Alliance board. On May 2, 2012, Ms. Andersen provided confirmation of WashingtonFirst’s successful capital raise. Through a combination of private equity and individual investments, a total of $20.95 million was committed in anticipation of the proposed merger.

On May 3, 2012, the boards of directors of both WashingtonFirst and Alliance held special meetings to consider and approve the reorganization agreement.

At the Alliance board meeting, the Alliance board reviewed with Troutman Sanders and Davenport the final terms of the transaction and the underlying documentation. Davenport presented its fairness opinion, indicating the financial terms of the proposed transaction were fair, from a financial point of view, to Alliance’s shareholders. Troutman Sanders reviewed the reorganization agreement and ancillary documents and led a discussion regarding specific provisions, while also responding to numerous questions by directors. Following the presentations by Davenport and Troutman Sanders, the Alliance board voted unanimously to approve the merger with WashingtonFirst.

At the WashingtonFirst board meeting, management of WashingtonFirst reviewed with the board the final form and terms of the reorganization agreement, a copy of which had been provided to the board prior to the meeting. Management reviewed the progress of the negotiation of the terms of the reorganization agreement, the status of the capital raising transactions and other matters. ParaCap then made a presentation to the board of directors analyzing the financial terms of the transaction and provided its oral opinion, subsequently confirmed in writing, that, as of such date, the per share merger consideration to be paid by WashingtonFirst in connection with the merger pursuant to the merger agreement was fair, from a financial point of view, to WashingtonFirst. The board of WashingtonFirst then unanimously approved the merger and authorized the officers to execute and deliver the reorganization agreement and to negotiate and conclude definitive agreements with respect to the capital raising transactions required by the reorganization agreement.

The reorganization agreement and ancillary documents were executed by the relevant parties and the merger was announced in a joint press release on May 3, 2012. On August 9, 2012, WashingtonFirst, Alliance and Alliance Bank executed an Amendment No. 1 to the reorganization agreement to make immaterial changes to the procedure by which Alliance shareholders will surrender their stock certificates in exchange for the merger consideration.

Reasons for the Merger and Recommendations of the Boards of Directors

WashingtonFirst’s Reasons for the Merger and Recommendations of its Board of Directors

In making its determination to approve the reorganization agreement and related transactions, the board of WashingtonFirst considered a number of factors. In making its determination, the board did not assign any relative or specific weights to the factors considered. Among the factors considered were the following:

•

The Alliance branch network complements, and substantially completes, WashingtonFirst’s Northern Virginia presence, with the addition of this number of locations in one transaction believed to advance WashingtonFirst’s branch development program by five years;

•

The merger is the first potential transaction reviewed by WashingtonFirst since the acquisition of First Liberty in 2006 in which WashingtonFirst’s management concluded that the asset quality issues would be manageable and the branch network would be a strategic fit;

•

The belief that, in the current market, raising capital in connection with an acquisition opportunity provides a way to support continued growth, and a possible catalyst to raising additional capital in the future on more favorable terms than otherwise would be available;

•

The belief, formed during the course of due diligence and negotiations, that Alliance’s management and board of directors were conscientious, honest and focused on running a safe and sound bank in a transparent manner;

•

The advice received from investment bankers that the value of WashingtonFirst’s common stock would be enhanced significantly if assets could be increased to $1 billion and additional institutional investors could be found to provide corroboration to the business plan;

•

The belief that a substantial increase in asset size, coupled with a listing of the shares of common stock on the NASDAQ, would provide additional liquidity for the shareholders of WashingtonFirst and, over time, provide additional opportunities to use WashingtonFirst’s common stock in acquisition transactions;

•	The composition of Alliance Bank’s deposits and the risk associated with the concentration of deposits from title and mortgage loan closing companies;

•	The composition of Alliance Bank’s loan portfolio and the risk associated with the concentration of real estate loans in the greater Washington, D.C. Metropolitan Area;

•

The effect of the acquisition of Alliance on the overall scope of WashingtonFirst’s operations, the potential difficulty in integrating the operations of Alliance Bank with the operations of WashingtonFirst Bank and related potential for diversion of management attention from operating issues; and

•

The financial presentation of ParaCap at the WashingtonFirst board meeting on May 3, 2012 and ParaCap’s oral opinion, which was subsequently confirmed in writing, to the WashingtonFirst board that, as of such date, the per share merger consideration to be paid by WashingtonFirst in connection with the merger pursuant to the reorganization agreement was fair, from a financial point of view, to WashingtonFirst.

WashingtonFirst’s board determined that the merger, the reorganization agreement and the transactions contemplated by the reorganization agreement are in the best interests of WashingtonFirst and its shareholders. Accordingly, WashingtonFirst’s board unanimously approved the merger and the reorganization agreement and unanimously recommends that shareholders vote “FOR” approval of the reorganization agreement pursuant to which the merger will occur.

Alliance’s Reasons for the Merger and Recommendations of its Board of Directors

In reaching its decision to adopt and approve the reorganization agreement and recommend its approval to shareholders of Alliance, the board consulted with senior management and Alliance’s outside financial and legal advisors and evaluated the increasing difficulty Alliance faces in maintaining and improving performance and shareholder value over the long-term in the current and prospective economic and regulatory environment affecting the banking industry as a whole. The board believes that economic recovery and improvements in banks’ profits and market values will be a slow process, which would be particularly challenging for Alliance Bank given its present financial condition, operating performance, and the MOU. After considering Alliance’s future prospects and strategic options, the board concluded that partnering with a financial institution with a strong management team, access to capital, a sound balance sheet and a strong operating performance would better maximize the long-term value of its shareholders’ investment than if Alliance remained independent. Alliance’s board believes that the merger with WashingtonFirst achieves this goal and is in the best interests of the shareholders of Alliance.

In its deliberations described above and in making its determination, Alliance’s board considered many factors including, without limitation, the following:

•

The board’s desire to provide Alliance’s shareholders with the prospects for greater future appreciation on their investments in Alliance common stock than the amount the board believes Alliance could achieve independently;

•	WashingtonFirst’s greater access to capital relative to that of Alliance;

•	The business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both WashingtonFirst and Alliance;

•

The fact that Alliance would likely need to raise a material amount of additional capital in the near future if it decided to remain independent, and that any equity raised would likely be highly dilutive to the tangible book value and future earnings per share of Alliance’s existing shareholders;

•

The limited capital-raising alternatives available to Alliance, including its inability to access capital under the SBLF, and the substantial risk that Alliance would not be able to raise capital as needed to cover any capital deficiencies;

•

The current and prospective business and economic environments in which Alliance operates, including the competitive environment, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•	The effects of the continued operation of Alliance Bank under the regulatory restrictions imposed by the MOU;

•	The overall greater scale that will be achieved by the merger that will better position the combined company for future profitable growth;

•	The pro forma increases in equivalent earnings per share for Alliance’s shareholders both on a historical and projected basis;

•

The lower risk inherent in the ownership of common shares in the combined company versus continuing ownership in Alliance common stock, especially in light of the challenges facing Alliance in the uncertain economic environment;

•	The likelihood of greater trading liquidity following the merger in WashingtonFirst’s common stock versus Alliance’s common stock;

•	The premium the merger consideration represented to the May 2, 2012 market price of Alliance’s common stock;

•

The financial analysis prepared by Davenport and its fairness opinion dated May 3, 2012, delivered to Alliance’s board by Davenport, to the effect that the merger consideration is fair, from a financial point of view, to the shareholders of Alliance;

•

The interest of Alliance’s directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “The Merger Transaction – Interest of Certain Persons in the Merger;”

•	The likelihood that the regulatory approvals necessary to complete the merger would be obtained;

•

The effect of the merger on Alliance Bank’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by WashingtonFirst to Alliance Bank’s employees;

•	The complementary geographic locations of Alliance Bank and WashingtonFirst Bank branch networks in the greater Washington, D.C. Metropolitan Area; and

•	The effect of the merger on Alliance Bank’s customers and the communities in which they conduct business.

Alliance’s board also considered the following potential risks and negative factors relating to the merger:

•

The conversion ratio does not adjust in accordance with changes in the market price of WashingtonFirst common stock prior to the completion of the merger; therefore the market value of stock consideration to be received by Alliance’s shareholders will decrease if the market price of WashingtonFirst common stock decreases prior to completion of the merger;

•

On a pro forma basis, the implied per share tangible book value of the merger consideration received by Alliance’s shareholders would be less than the current tangible book value per share of Alliance common stock;

•	The reorganization agreement limits Alliance’s ability to pursue other merger opportunities;

•

The reorganization agreement obligates Alliance to pay a termination fee if it later chooses to pursue a more attractive unsolicited acquisition proposal or if the reorganization agreement is terminated under certain circumstances;

•	Alliance will lose the autonomy associated with being an independent financial institution;

•	The merger could result in employee attrition and have a negative effect on Alliance’s business and customer relationships;

•

While the merger is pending, Alliance’s officers and employees will have to focus a substantial amount of time on actions required to complete the merger, which will divert their attention from Alliance’s business, and Alliance will incur substantial transaction costs even if the merger is not completed;

•

While the merger is pending, Alliance will be subject to certain restrictions on the conduct of its business which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that would be advisable if it was to remain independent; and

•

Because Alliance currently does not anticipate asking Davenport to update its fairness opinion as of the effective time of the merger, the fairness opinion will not address the fairness of the merger consideration, from a financial point of view, at the effective time of the merger (although the reorganization agreement does condition Alliance’s obligation to complete the merger on receipt from Davenport of an updated fairness opinion as of the effective date of the registration statement of which this joint proxy statement/prospectus is a part).

In evaluating the merger with WashingtonFirst, Alliance’s board carefully considered WashingtonFirst’s financial performance in 2010 and 2011 and year-to-date in 2012. Alliance’s management, along with Davenport, conducted due diligence on WashingtonFirst to assess, among other things, WashingtonFirst’s operating and financial condition, including its balance sheet composition and earnings. Alliance’s board and management were particularly impressed with WashingtonFirst’s management team, its demonstrated ability to raise capital, its recent financial performance, and the addition of $17.8 million in new, low cost capital from the SBLF. Alliance’s board was also impressed with WashingtonFirst’s long-term strategic plan and concluded that it provides Alliance with its best option for maximizing long-term value for the shareholders of Alliance.

Alliance’s board concluded that the anticipated benefits of the merger with WashingtonFirst were likely to substantially outweigh the potential risks and negative factors outlined above.

Prior to approving the merger with WashingtonFirst, Alliance’s board discussed at length, with input from Davenport, Alliance’s strategic options, including remaining independent or pursuing other alternatives, in relation to the long-term best interests of its shareholders. Alliance’s board discussed Alliance’s prospects for resolving its recent increase in nonperforming loans, successfully dealing with issues addressed in the MOU, raising capital as an independent entity and restoring a satisfactory level of profitability if it were to remain independent. The board concluded that merging with WashingtonFirst on the terms offered by WashingtonFirst was in the best interests of the shareholders of Alliance.

On July 27, 2011, Alliance entered into a merger agreement with Eagle based on the Alliance board’s beliefs that the transaction was in the best interest of Alliance and its shareholders and was the best course of action at that time, as well as Davenport’s fairness opinion indicating that the merger was fair from a financial point of view to the shareholders of Alliance. The terminated merger agreement with Eagle would have provided for all stock consideration that was initially valued at $6.11 per share of Alliance common stock, or 87.3% of Alliance’s book value per share as of June 30, 2011. While the stock consideration was initially valued at $6.11 per share of Alliance common stock, it was subject to ten separate adjustment factors. At the time of termination of the merger agreement with Eagle, Alliance projected that these adjustment factors would have significantly decreased the value of the transaction with Eagle, based on the known and projected performance of Alliance with regard to metrics relevant to the adjustments.

Following termination of the prior merger agreement with Eagle on November 28, 2011, Alliance publicly announced its continuing desire to pursue an affiliation with a strategic partner. The purpose of the public announcement was to increase the likelihood that strategic and financial buyers, both in and out of Alliance’s geographic market, would consider a partnership with Alliance. Over the next five months, Alliance and its financial advisor, Davenport, worked diligently and deliberately to evaluate strategic alternatives, to solicit merger proposals and to evaluate unsolicited expressions of interest, as discussed in detail above under “The Merger Transaction – Background of the Merger.”

During this time, the underlying rationale for a sale of Alliance continued to strengthen both due to subjective factors and Alliance’s declining operating performance and financial condition.

With respect to subjective factors, (i) regulatory pressure for the addition of capital as soon as possible continued, although Alliance had no access to cost-effective capital on an independent basis; (ii) Alliance management determined that raising the necessary capital through sales of common stock would have entailed substantial dilution to each existing shareholder’s ownership percentage and book value per share; (iii) the MOU was expected to remain in place until substantial new capital was raised; and (iv) the termination of the Eagle transaction had left Alliance in a weakened position due to key employee attrition, high costs associated with interim contract employees, managerial focus on transition activities during the pendency of the Eagle deal and reduced yield on the securities portfolio due to restructuring in anticipation of the merger with Eagle.

With respect to Alliance’s declining operating performance and financial condition, (i) Alliance incurred net losses for the year ended December 31, 2011 and for the first three months of 2012; (ii) nonperforming assets increased during the months preceding the execution of the reorganization agreement and stood at 3.37% of total assets as of March 31, 2012, which represented a 13.1% increase in this ratio from June 30, 2011, (iii) book value decreased 22.4% from $7.00 per share at June 30, 2011 to $5.43 per share as of March 31, 2012, (iv) net interest margin declined from 3.86% for the quarter ended June 30, 2011 to 3.10% for the quarter ended March 31, 2012, largely due to the restructuring of the investment portfolio undertaken in anticipation of the transaction with Eagle, (v) from June 30, 2011 to March 31, 2012, total assets, loans, and deposits fell by 5.1%, 7.6% and 7.7%, respectively, and (vi) net interest income for the last twelve months declined from $18.1 million for the year ended June 30, 2011 to $15.0 million for the year ended March 31, 2012, a decrease of 17.2%.

Given the foregoing subjective factors and adverse developments in Alliance’s business, operating results and financial condition, the desirability of finding a strategic partner for Alliance had crystallized into necessity, while Alliance’s attractiveness had declined. After a lengthy, deliberate and publicly-announced review of strategic opportunities then available in the market, the Alliance board concluded that the WashingtonFirst offer was the best available.

Based on the Alliance board’s beliefs that the transaction was in the best interest of Alliance and its shareholders and was the best course of action, as well as Davenport’s fairness opinion indicating that the merger was fair from a financial point of view to the shareholders of Alliance, the Alliance board unanimously approved the merger and the reorganization agreement. The reorganization agreement with WashingtonFirst provides for consideration initially valued at a minimum of $4.77 per share and a maximum of $5.30 per share, or 87.8% and 97.6%, respectively, of Alliance’s book value per share as of March 31, 2012. In contrast to the Eagle transaction, the consideration in the proposed merger with WashingtonFirst is subject to a single adjustment factor and benefits from a definitive limit on the magnitude of any downward adjustment. In addition, up to 20% of the merger consideration will be cash.

The foregoing discussion of the factors considered by Alliance’s board is not intended to be exhaustive, but includes many of the material factors considered by Alliance’s board prior to approving the merger and the reorganization agreement. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Alliance’s board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the reorganization agreement pursuant to which the merger will occur and recommend that the shareholders vote “FOR” approval of the reorganization agreement pursuant to which the merger will occur. In addition, individual members of the Alliance’s board may have given differing weights to different factors. The board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Alliance’s management and outside financial and legal advisors. Alliance’s board considered all of the foregoing factors as a whole and unanimously supported a favorable determination to approve the merger and the reorganization agreement and recommend that the shareholders of Alliance approve the reorganization agreement pursuant to which the merger will occur.

Alliance’s board determined that the merger, the reorganization agreement and the transactions contemplated by the reorganization agreement are in the best interests of Alliance and its shareholders. Accordingly, Alliance’s board unanimously approved the merger and the reorganization agreement and unanimously recommends that shareholders vote “FOR” approval of the reorganization agreement pursuant to which the merger will occur.

Opinions of the Financial Advisors

Opinion of WashingtonFirst’s Financial Advisor

ParaCap is acting as financial advisor to WashingtonFirst in connection with the merger. ParaCap is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the merger. As part of its investment banking activities, ParaCap is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwriting, private placements and valuations for estate, corporate and other purposes.

On May 3, 2012, ParaCap rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of WashingtonFirst that, as of such date, the per share merger consideration to be paid by WashingtonFirst in connection with the merger pursuant to the merger agreement was fair, from a financial point of view, to WashingtonFirst.

The full text of ParaCap’s written opinion dated May 3, 2012, which sets forth the assumptions made, matters considered and limitations of the review undertaken, and the update thereto dated as of November 5, 2012 are attached as Appendix B-1 and Appendix B-2, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. Holders of WashingtonFirst common stock are urged to, and should, read ParaCap’s opinion and the related update carefully and in their entirety in connection with this joint proxy statement/prospectus. The summary of the opinion of ParaCap set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. ParaCap’s opinion and related update will not reflect any developments that may occur or may have occurred after their respective dates and prior to the completion of the merger.

No limitations were imposed by WashingtonFirst on the scope of ParaCap’s investigation or the procedures to be followed by ParaCap in rendering its opinion. ParaCap was not requested to and did not make any recommendation to WashingtonFirst’s board of directors as to the form or amount of the consideration to be paid by WashingtonFirst, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, ParaCap did not ascribe a specific range of values to Alliance. Its opinion is based on the financial and comparative analyses described below. ParaCap’s opinion was solely for the information and assistance of, and directed to, WashingtonFirst’s board of directors in its evaluation of the financial terms of the merger. ParaCap’s opinion does not constitute a recommendation to WashingtonFirst’s board as to how WashingtonFirst’s board should vote on the merger or to any shareholder of WashingtonFirst as to how such shareholder should vote at any shareholders’ meeting at which the merger is considered. In addition, ParaCap’s opinion does not compare the relative merits of the merger with any other alternative transaction or business strategy which may have been available to WashingtonFirst and does not address the underlying business decision of WashingtonFirst’s board or WashingtonFirst to proceed with or effect the merger.

In connection with its opinion, ParaCap, among other things:

•	reviewed and analyzed a draft copy of the reorganization agreement dated May 3, 2012;

•

reviewed and analyzed the audited consolidated financial statements of WashingtonFirst for the three years ended December 31, 2011, and the unaudited consolidated financial statements of WashingtonFirst for the quarter ended March 31, 2012;

•

reviewed and analyzed the audited consolidated financial statements of Alliance for the three years ended December 31, 2011, and the unaudited consolidated financial statements of Alliance for the quarter ended March 31, 2012;

•	reviewed and analyzed certain other publicly available information concerning WashingtonFirst and Alliance;

•

held discussions with WashingtonFirst’s senior management and advisors, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the merger on WashingtonFirst;

•

reviewed certain non-publicly available information concerning Alliance, including internal financial analyses and forecasts prepared by its management, and held discussions with Alliance’s senior management regarding recent developments;

•	participated in certain discussions and negotiations between representatives of WashingtonFirst and Alliance;

•	reviewed the reported prices and trading activity of the equity securities of each of WashingtonFirst and Alliance;

•	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that it considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that it deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as it deemed necessary or appropriate for purposes of its opinion; and

•

took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking industry generally.

In rendering its opinion, ParaCap relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to ParaCap, by or on behalf of WashingtonFirst or Alliance, or that was otherwise reviewed by ParaCap, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to ParaCap by WashingtonFirst (including, without limitation, potential cost savings and operating synergies to be realized by WashingtonFirst post-merger), ParaCap assumed that they were prepared on a reasonable basis and reflect the best currently available estimates and judgments of the management of WashingtonFirst as to the future operating and financial performance of WashingtonFirst and that they provided a reasonable basis upon which ParaCap could form its opinion. Such forecasts were not prepared with the expectation of public disclosure. ParaCap has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

ParaCap also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WashingtonFirst or Alliance since the date of the last financial statements of each company made available to it. ParaCap has also assumed, without independent verification and with WashingtonFirst’s board’s consent, that the aggregate allowances for loan losses set forth in the respective financial statements of WashingtonFirst and Alliance are in the aggregate adequate to cover all such losses, in each case without considering current credit, liquidity and regulatory issues, if any, facing WashingtonFirst or Alliance. ParaCap did not make or obtain any independent evaluation, appraisal or physical inspection of either WashingtonFirst’s or Alliance’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did it review loan or credit files of WashingtonFirst or Alliance. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, ParaCap assumed no responsibility for their accuracy. ParaCap has assumed, with WashingtonFirst’s board’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. In addition, ParaCap assumed that the definitive reorganization agreement would not differ materially from the draft it reviewed. ParaCap also assumed that the merger will be consummated substantially on the terms and conditions described in the reorganization agreement, without any change to the structure of the merger pursuant to Section 1.8 of the reorganization agreement, without any waiver of material terms or conditions by WashingtonFirst or any other party, and without any anti-dilution or other adjustment to the per share merger consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger will not have an adverse effect on WashingtonFirst or Alliance.

Each of ParaCap’s opinion and the related update is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, their respective dates. It is understood that developments subsequent to the date of ParaCap’s opinion and the related update may affect the conclusions reached in the opinion and the related update and that ParaCap does not have any obligation to update, revise or reaffirm its opinion after November 5, 2012.

ParaCap’s opinion is limited to whether the per share merger consideration to be paid by WashingtonFirst was fair, from a financial point of view, to WashingtonFirst as of the date of the opinion. ParaCap’s opinion does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by WashingtonFirst’s board of directors or WashingtonFirst; (ii) the legal, tax or accounting consequences of the merger on WashingtonFirst; (iii) the fairness of the amount or nature of any compensation to any of Alliance’s officers, directors or employees, or class of such persons, relative to the per share merger consideration to be paid to the holders of shares of Alliance common stock; or (iv) any advice or opinions provided by any other advisor to WashingtonFirst or Alliance. Furthermore, ParaCap expressed no opinion as to the prices, trading range or volume at which WashingtonFirst’s or Alliance’s securities would trade following public announcement or consummation of the merger.

ParaCap is not a legal, tax, regulatory or bankruptcy advisor. ParaCap has not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the various federal banking agencies, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. ParaCap’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of WashingtonFirst.

In connection with rendering its opinion, ParaCap performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. ParaCap believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, ParaCap considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be ParaCap’s view of the actual value of Alliance. In its analyses, ParaCap made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of WashingtonFirst or Alliance. Any estimates contained in ParaCap’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in ParaCap’s analyses was identical to WashingtonFirst or Alliance or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by ParaCap was assigned a greater significance by ParaCap than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by ParaCap. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which WashingtonFirst common stock or Alliance common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the prices of securities.

In accordance with customary investment banking practice, ParaCap employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that ParaCap used in providing its opinion on May 3, 2012 and its update on November 5, 2012. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by ParaCap more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of ParaCap’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by ParaCap. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by ParaCap with respect to any of the analyses performed by it in connection with its opinion. Rather, ParaCap made its determination as to the fairness, from a financial point of view, to WashingtonFirst of the per share merger consideration to be paid by WashingtonFirst on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Alliance should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by ParaCap.

In connection with rendering its opinion and based upon the terms of the draft reorganization agreement reviewed by it, ParaCap assumed the aggregate indicated merger consideration to be $24.4 million, and the effective per share merger consideration to be $4.73, which is based on WashingtonFirst’s closing price on May 2, 2012, of $10.35.

Pro Forma Effect of the Merger. ParaCap reviewed certain estimated future operating and financial information developed by WashingtonFirst and Alliance and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger developed by WashingtonFirst. Based on this analysis, ParaCap compared certain of WashingtonFirst’s and Alliance’s estimated future per share results with such estimated figures for the pro forma combined entity. Based on this analysis, on a pro forma basis the merger is forecast to be accretive to both WashingtonFirst’s and Alliance’s earnings per share for the twelve month period ended December 31, 2013. ParaCap also reviewed certain financial information in order to determine the estimated effect of the merger on WashingtonFirst’s book value per share and tangible book value per share. Based on this analysis, on a pro forma basis the merger is forecast to be modestly dilutive to WashingtonFirst’s book value per share and tangible book value per share.

Comparison of Selected Companies. ParaCap reviewed and compared the multiples and ratios of the current trading price of Alliance’s common stock to its book value, tangible book value, latest twelve months earnings per share, assets, tangible book premium to deposits, tangible book premium to core deposits, and deposits, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices of the common stock of a peer group of ten selected nationwide public banks and thrifts with assets between $400 million and $1 billion, nonperforming assets to assets between 2.5% and 5%, tangible common equity to assets between 4.5% and 7.5% and latest twelve months core return on equity between -10% and 4%. ParaCap first applied the resulting range of pricing multiples for the peer group specified above to the appropriate financial results without the application of any control premium, referred to as the unadjusted trading price. ParaCap then applied a 28.0% control premium to the trading prices of the peer group specified above, referred to as the adjusted trading price, and compared the pricing multiples of the offer price to the median pricing multiples for the peer group adjusted trading prices. The 28.0% equity control premium is the median one day stock price premium for all bank and thrift M&A deals announced since January 1, 2000, based on data from SNL Securities, Inc.

Table 1

Unadjusted Trading Price	Adjusted Trading Price
Pricing Multiple	Alliance (1)	Median Statistics for Peer Group (2)	Offer Price	Median Statistics for Peer Group (2)
Price/Book Value	74.5%	53.1%	86.0%	68.0%
Price/Tangible Book Value	74.5%	53.6%	86.0%	68.7%
Price/Latest Twelve Months Core Earnings Per Share	NM	23.4	x	NM	30.0	x
Price/Assets	4.1%	3.6%	4.8%	4.6%
Premium over Tangible Book Value/Deposits	(1.9)%	(4.0)%	(1.0)%	(2.9)%
Premium over Tangible Book Value/Core Deposits	(2.1)%	(4.7)%	(1.1)%	(3.4)%
Price/Deposits	5.5%	4.3%	6.4%	5.5%

(1)	Based on Alliance’s closing stock price of $4.10 on May 2, 2012.
(2)	Peer metrics are based on prices as of market close on May 2, 2012.

Analysis of Bank Merger Transactions. ParaCap analyzed certain information relating to recent transactions in the banking industry, consisting of (1) eighteen selected bank and thrift transactions announced since January 1, 2010, with disclosed deal values, and with target assets between $200 million and $1.5 billion, nonperforming assets to assets between 1% and 5%, tangible equity to assets less than 10% and latest twelve months return on equity less than 5%, referred to below as Group A; and (2) twelve selected bank and thrift transactions announced since January 1, 2010, with disclosed deal values, and with targets headquartered in Washington D.C., Virginia, Maryland, Delaware, West Virginia or Pennsylvania and assets between $200 million and $1.5 billion, referred to below as Group B. ParaCap then reviewed and compared the pricing multiples of the offer price and the median pricing multiples of the selected transaction values for Group A and Group B.

Table 2

	WashingtonFirst/ Alliance	Median Statistics for Selected Transactions
Pricing Multiple		Group A		Group B
Price/Book Value	86.0%	115.4%		105.2%
Price/Tangible Book Value	86.0%	119.2%		113.4%
Price/Latest Twelve Months Core Earnings Per Share	NM	59.6	x	23.9	x
Price/Assets	4.8%	10.2%		10.7%
Premium over Tangible Book Value/Core Deposits	(1.1)%	2.2%		1.5%
Price/Deposits	6.4%	11.8%		12.1%

Present Value Analysis. Applying present value analysis to the theoretical future earnings, dividends and tangible book value of WashingtonFirst, ParaCap compared the value of one share of WashingtonFirst common stock on a standalone basis to the present value of one share of WashingtonFirst common stock on a pro forma basis for the proposed merger. The analysis was based upon WashingtonFirst’s management’s projected earnings growth, a range of assumed price/earnings ratios, a range of assumed price/tangible book value ratios and an 11.0%, 13.0% and 15.0% discount rate. ParaCap derived the range of terminal price/earnings and price/tangible book value ratios from the 10-year median and standard deviation of the SNL Bank $500 Million-$1 Billion Index multiples. The present value of WashingtonFirst common stock calculated on a stand-alone basis ranged from $13.48 to $20.49 per share based on price/earnings multiples and from $10.09 to $22.99 per share based on price/tangible book value multiples, compared to the pro forma value of $13.55 to $20.59 per share based on price/earnings multiples and from $10.12 to $23.07 per share based on price/tangible book value multiples.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, ParaCap estimated the net present value of the future streams of after-tax cash flow that Alliance could produce on a stand-alone basis, augmented by WashingtonFirst’s estimated cost savings, referred to below as “dividendable net income”. In this analysis, ParaCap assumed that Alliance would perform in accordance with WashingtonFirst’s management’s estimates and calculated assumed after-tax distributions to a potential acquiror such that Alliance’s tangible common equity ratio would be maintained at 6.5% of assets. ParaCap calculated the sum of the assumed perpetual dividendable net income stream per share beginning in the year 2012 discounted to present values at assumed discount rates ranging from 11.0% to 15.0% to approximate WashingtonFirst’s weighted average cost of capital, as determined by calculations using the capital asset pricing model. This discounted cash flow analysis indicated an implied equity value reference range of $2.71 to $10.96 per share of Alliance’s common stock, compared to the offer price of $4.73 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of Alliance’s common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and operating synergies, earnings growth rates, dividend payout rates and discount rates.

As described above, ParaCap’s opinion was just one of the many factors taken into consideration by the WashingtonFirst board of directors in making its determination to approve the merger.

ParaCap has acted as financial advisor to WashingtonFirst in connection with the merger and will receive a fee of $160,000 for its services, a substantial portion of which is contingent upon the completion of the merger and which we refer to as the “Advisory Fee.” ParaCap has also acted as financial advisor to the board of directors of WashingtonFirst and has received a fee of $35,000 upon the delivery of its opinion, which we refer to as the “Opinion Fee,” that is not contingent upon consummation of the merger, and which is creditable against any Advisory Fee. ParaCap also received as a finder’s fee a specified percentage of the capital raised pursuant to the issuance of subordinated bank capital notes that occurred on June 15, 2012 and which is discussed in “Information About WashingtonFirst – Capital Raising Transactions – Subordinated Bank Capital Notes.” ParaCap will also receive as a finder’s fee a specified percentage of the capital raised from Castle Creek, which is discussed “Information About WashingtonFirst – Capital Raising Transactions – Equity Private Placements.” Because the capital raising transaction with Castle Creek is contingent on consummation of the merger, ParaCap will not receive the Castle Creek finder’s fee unless the merger closes. In addition, WashingtonFirst has agreed to indemnify ParaCap for certain liabilities arising out of its engagement. There are no material relationships that existed during the two years prior to the date of ParaCap’s opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between ParaCap and any party to the merger. ParaCap may seek to provide investment banking services to WashingtonFirst or its affiliates in the future, for which ParaCap would seek customary compensation. Subsequent to the delivery of its opinion, ParaCap received a fee for acting as placement agent to WashingtonFirst with respect to a private placement of subordinated debt of WashingtonFirst Bank. In the ordinary course of business, ParaCap may trade WashingtonFirst’s and Alliance’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. ParaCap’s internal Fairness Opinion Committee approved the issuance of its opinion and the update thereto.

Opinion of Alliance’s Financial Advisor

Alliance engaged Davenport to act as its financial advisor in connection with an evaluation of strategic alternatives, and in this capacity Davenport agreed to assist Alliance in analyzing, structuring and negotiating the merger. Davenport was also engaged to render a written opinion to Alliance’s board of directors as to the fairness, from a financial point of view, of the consideration to be paid to Alliance’s shareholders in accordance with the merger. In requesting Davenport’s advice and opinion, no restrictions or limitations were imposed by Alliance upon Davenport with respect to the investigations made or the procedures followed by Davenport in rendering its opinion.

Davenport is a regional investment banking firm. As part of its investment banking business, Davenport is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. Davenport was selected by Alliance to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with Alliance and its business. In the past two years, Alliance’s only material relationship with Davenport unrelated to the proposed merger with WashingtonFirst was Davenport’s acting as Alliance’s financial advisor during the terminated merger transaction with Eagle.

On May 3, 2012, Davenport reviewed the financial aspects of the merger with Alliance’s board of directors and delivered to Alliance’s board of directors its opinion that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received by the shareholders of Alliance pursuant to the reorganization agreement was fair, from a financial point of view.

The full text of the Davenport opinion dated May 3, 2012, which describes, among other things, the assumptions made, matters considered, and the limitations on the review undertaken, and the update thereto dated as of November 5, 2012 are included in this joint proxy statement/prospectus as Appendix C-1 and Appendix C-2, respectively. The description of the Davenport opinion and the update thereto set forth below is qualified in its entirety by reference to the full text of the Davenport opinion and update thereto in Appendix C-1 and Appendix C-2, respectively. Alliance’s shareholders are urged to read the Davenport opinion and the update thereto carefully and in their entirety.

The Davenport opinion and the update thereto are directed only to the fairness, from a financial point of view, of the consideration to be received by Alliance’s shareholders. They do not address the underlying business decision of Alliance to engage in the merger or any other aspect of the merger. Further, the Davenport opinion and the update thereto are not a recommendation to any Alliance shareholder as to how he or she should vote with regard to the merger. Davenport was not retained as an advisor or agent to Alliance’s shareholders or any other person, and it is acting only as an advisor to Alliance’s board of directors. The Davenport opinion and the update thereto do not express any opinion about the fairness of the amount or nature of the compensation to Alliance’s officers, directors, employees or class of such persons, relative to compensation to the public shareholders of Alliance. In accordance with internal procedures adopted pursuant to FINRA rules and regulations, Davenport’s fairness opinion and update thereto were approved by a fairness committee of Davenport.

In arriving at its opinion, Davenport, among other things:

•	reviewed the reorganization agreement dated as of May 3, 2012;

•

reviewed certain business, financial and other information regarding Alliance and its prospects that was furnished to it by the management of Alliance and that it discussed with the management of Alliance;

•

reviewed certain business, financial and other information regarding WashingtonFirst and its prospects that was furnished to it by the management of WashingtonFirst and that it discussed with the management of WashingtonFirst;

•	reviewed the publicly reported historical price and trading activity for Alliance’s and WashingtonFirst’s common stock;

•

compared certain business, financial and other information regarding Alliance and WashingtonFirst with similar information regarding certain other publicly traded companies which it deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of various other mergers and acquisitions of financial institutions in recent years;

•

reviewed the pro forma financial impact of the merger on Alliance and WashingtonFirst, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Alliance and WashingtonFirst;

•

reviewed the relative contribution of assets, liabilities, equity and earnings of Alliance and WashingtonFirst to the resulting institution and the relative pro forma ownership of the shareholders of Alliance and WashingtonFirst in the combined company; and

•	considered other information such as financial studies, analyses and investigations as well as financial and economic and market criteria that it deemed appropriate.

The management of Alliance informed Davenport that Alliance was subject to the MOU, with its primary regulators. An MOU is a regulatory means of seeking informal corrective administrative action from institutions considered to be of supervisory concern, but which have not deteriorated to the point where they warrant formal administrative action. The MOU with Alliance addressed certain areas of concern including asset quality, earnings, liquidity and capital. The MOU also restricted Alliance’s ability to pay dividends, without prior regulatory approval, repurchase common stock and make interest or principal payments on subordinated debt and trust preferred securities. Management of Alliance advised Davenport that a significant amount of additional common equity would need to be raised before the MOU might be removed. Davenport advised management that such an offering would be highly dilutive to the existing common shareholders. As part of Davenport’s engagement, Davenport assisted the management of Alliance in connection with its evaluation of a range of strategic alternatives, including, but not limited to, a sale of Alliance and capital raising alternatives. As part of this process, Davenport had discussions with a significant number of potential strategic acquirers. In arriving at its opinion, Davenport took into account the foregoing.

In rendering its opinion, Davenport assumed and relied upon the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Alliance and WashingtonFirst or their representatives, or that was otherwise reviewed by it. Davenport did not attempt or assume any responsibility to independently verify any of the information reviewed by it. Davenport is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of allowances for losses, and it assumed that Alliance’s and WashingtonFirst’s respective allowances are, in the aggregate, adequate. Davenport did not review any individual credit files or make any independent evaluation, appraisal or physical inspection of the assets, liabilities or individual properties of Alliance or WashingtonFirst, nor was Davenport furnished with any evaluation or appraisal of their assets, liabilities or properties.

With respect to the financial forecast information furnished to or discussed with Davenport by Alliance, Davenport assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Alliance’s management as to the expected future financial performance of Alliance. Davenport assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. This forward-looking information, as well as the other estimates used by Davenport in its analyses, was based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such forecasts.

Davenport assumed that there had been no material change in Alliance’s and WashingtonFirst’s assets, financial condition, results of operations, business or prospects or other financial information since the date of the last financial information made available to it, that Alliance and WashingtonFirst will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Davenport also assumed that the merger will be completed substantially in accordance with the terms set forth in the reorganization agreement and that the merger will be accounted for as a purchase under generally accepted accounting principles. The Davenport opinion and update thereto are necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Davenport as of, the date of the Davenport opinion and the update thereto, as applicable. As one of the conditions to the closing of the merger, Alliance shall receive from Davenport, an updated fairness opinion, dated as of a date not later than the date of the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, to the effect that the merger is fair to the shareholders of Alliance from a financial point of view.

The Davenport opinion was just one of the many factors taken into consideration by Alliance’s board of directors in determining to approve the reorganization agreement. See “– Background of the Merger” and “– Alliance’s Reasons for the Merger and Recommendations of its Board of Directors” beginning at pages 55 and 66, respectively. The Davenport opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Alliance, nor does it address the effect of any other business combination in which Alliance might engage. The Davenport opinion was not an expression of an opinion as to the prices at which shares of WashingtonFirst common stock or Alliance common stock would trade following the announcement of the merger or the actual value of the WashingtonFirst common shares when issued pursuant to the merger, or the prices at which the WashingtonFirst common shares will trade following the completion of the merger.

In connection with rendering its opinion, and the update thereto, Davenport performed a variety of financial analyses. The following is a summary of the material analyses presented to Alliance’s board of directors at its May 3, 2012 meeting. The financial analyses summarized below include information presented in tabular format. The summary set forth below does not purport to be a complete description of the analyses performed by Davenport, but describes, in summary form, the principal elements of the presentation made by Davenport to Alliance’s board of directors on May 3, 2012. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Each of the analyses conducted by Davenport was carried out in order to provide a different perspective on the transaction and add to the total mix of information available.

Davenport did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Davenport considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Davenport did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

In performing its analyses, Davenport made numerous assumptions with respect to industry performance, general business, economic and market conditions and other matters, many of which are beyond the control of Alliance and WashingtonFirst. The projections and other information used in the analyses performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Transaction Summary. Davenport reviewed the terms of the merger including the aggregate transaction value. As is more specifically set forth in the reorganization agreement, upon completion of the merger, each holder of Alliance common stock will be entitled to receive consideration of either $5.30 in cash or 0.4435 shares of WashingtonFirst common stock per share of Alliance common stock, subject to a maximum of 20% cash consideration. The price and exchange ratio may be adjusted in accordance with the price adjustment mechanism in the reorganization agreement if Alliance’s tangible book value declines by more than 10%.

Transaction multiples from the merger were based on $5.30 and $4.59 per share deal prices and financial data as of and for the last twelve months, or “LTM,” ended March 31, 2012 for Alliance. The per share price of $5.30 was based on the cash consideration price and the per share price of $4.59 was based on the stock consideration value using WashingtonFirst’s May 2, 2012 price of $10.35 and the conversion ratio of 0.4435. The total transaction values based on the per share purchase prices of $5.30 and $4.59 are approximately $27.2 million and $23.6 million, respectively, including the intrinsic value of Alliance’s options. The intrinsic value of Alliance’s outstanding options was calculated by applying the cash out price of $5.30 per option. Based on the per share deal price of $5.30, Davenport calculated the premium over Alliance’s closing price of $4.10 as of May 2, 2012 to be 29.3% and the price to book value and tangible book value multiples to be 0.98x. Based on the per share deal price of $4.59, Davenport calculated the premium over Alliance’s closing price of $4.10 as of May 2, 2012 to be 12.0% and the price to book value and tangible book value multiples to be 0.85x. Due to Alliance’s net loss in 2011 and the LTM and its very low EPS estimate for 2012, the price to earnings multiples were not meaningful using either the $5.30 or $4.59 per share price.

Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, Davenport compared selected financial information for WashingtonFirst to the corresponding publicly available information of certain other peer group companies whose securities are publicly traded. The peer group companies were chosen because they possess general business, operating and financial characteristics representative of companies in the region and the industry in which WashingtonFirst operates. The peer group companies were comprised of banks headquartered in the Mid-Atlantic or Southeast that traded on the NYSE, NYSE Amex, Nasdaq or OTC Bulletin Board, with total assets ranging from approximately $500 million to $1.0 billion. The peer group was further refined to consist of the twenty banks with the closest LTM return on average equity, or “ROAE,” to WashingtonFirst. The peer group companies were: 1st Constitution Bancorp, AmeriServ Financial, Inc., Carolina Bank Holdings, Inc., Citizens Holding Company, Community National Bank, Community Partners Bancorp, Elmira Savings Bank, First Bancshares, Inc., First Community Corporation, First South Bancorp, Inc., New Century Bancorp, Inc., North State Bancorp, Old Point Financial Corporation, Penseco Financial Services Corporation, Security Federal Corporation, Southern First Bancshares, Inc., Southern National Bancorp of Virginia, Inc., Sussex Bancorp, Tri-County Financial Corporation and Unity Bancorp, Inc.

To perform this analysis, Davenport used the most recent financial information available as of March 31, 2012 for each of the peer group companies. Market price information was as of May 2, 2012. The following table summarizes the relevant data items for WashingtonFirst and the peer group.

Capitalization As of March 31, 2012	WashingtonFirst	Peer Median
Total Assets ($ in Thousands)	$607,907	$736,220
Loans/ Assets	69.3%	68.4%
LTM Loan Growth	21.5%	1.7%
LTM Deposit Growth	41.4%	3.3%
Tangible Equity/ Tangible Assets	8.4%	9.0%
Total Risk-Based Capital Ratio	11.9%	15.4%

Asset Quality (MRQ) As of March 31, 2012
NPAs/ Assets	1.70%	3.44%
Reserves/ Loans	1.35%	1.65%

Performance (LTM)
ROAA	0.51%	0.49%
ROAE	5.1%	5.4%
Net Interest Margin	4.13%	3.75%
Efficiency Ratio	61.6%	66.7%
Noninterest Income/ Operating Revenue	6.1%	19.2%
Noninterest Expense/ Average Assets	2.7%	3.0%
Operating Revenue Growth	31.4%	2.1%
LTM EPS Growth	86.8%	40.0%
LTM Dividend Payout Ratio	Nil	34.5%

Market Statistics
Market Value ($ in Millions)	$30.1	$43.5
YTD Average Daily Volume	$439	$1,862
Price to LTM Core Earnings	NA	14.7	x
Price to Projected 2012 Earnings	11.9	x	11.8	x
Price to Book	82.5%	69.1%
Price to Tangible Book	91.6%	78.8%
52-Week Price Change	(5.9)%	1.3%

In addition, Davenport compared selected financial information for Alliance to the corresponding publicly available information of certain other peer group companies whose securities are publicly traded. The peer group companies were chosen because they possess general business, operating and financial characteristics representative of companies in the region and the industry in which Alliance operates. The peer group companies were comprised of banks headquartered in the Mid-Atlantic or Southeast that traded on the NYSE, NYSE Amex, Nasdaq or OTC Bulletin Board, with total assets ranging from approximately $500 million to $1.0 billion. The peer group was further refined to consist of the twenty banks with the closest LTM ROAE to Alliance. The peer group companies were: BCSB Bancorp, Inc., Beach Community Bancshares, Inc., Community First Bancorporation, Community National Bank, Crescent Financial Bancshares, Inc., ECB Bancorp, Inc., First Capital Bancorp, Inc., First National Corporation, First South Bancorp, Inc., Four Oaks Fincorp, Inc., Jacksonville Bancorp, Inc., North State Bancorp, Peoples Financial Corporation, Republic First Bancorp, Inc., Royal Bancshares of Pennsylvania, Inc., Savannah Bancorp, Inc., Security Federal Corporation, Stewardship Financial Corporation, United Security Bancshares, Inc. and Village Bank and Trust Financial Corp.

To perform this analysis, Davenport used the most recent financial information available as of March 31, 2012 for each of the peer group companies. Market price information was as of May 2, 2012. The following table summarizes the relevant data items for Alliance and the peer group.

Capitalization As of March 31, 2012	Alliance	Peer Median
Total Assets ($ in Thousands)	$508,664	$674,105
Loans/ Assets	58.4%	63.4%
LTM Loan Growth	(7.0)%	(7.4)%
LTM Deposit Growth	(6.3)%	(2.3)%
Tangible Equity/ Tangible Assets	5.5%	8.3%
Total Risk-Based Capital Ratio	13.6%	13.3%

Asset Quality As Of March 31, 2012
NPAs/ Assets	3.37%	6.31%
Reserves/ Loans	1.71%	2.41%

Performance (LTM)
ROAA	(1.29)%	(0.64)%
ROAE	(21.4)%	(6.7)%
Net Interest Margin	3.51%	3.40%
Efficiency Ratio	117.8%	72.8%
Noninterest Income/ Operating Revenue	(15.5)%	16.1%
Noninterest Expense/ Average Assets	2.9%	3.1%
Operating Revenue Growth	(19.6)%	(0.2)%
LTM EPS Growth	NM	29.5%
LTM Dividend Payout Ratio	Nil	76.0%

Market Statistics
Market Value ($ in Millions)	$21.0	$27.0
YTD Average Daily Volume	$912	$860
Price to LTM Core Earnings	NM	35.0	x
Price to Projected 2012 Earnings	NM	20.8	x
Price to Book	75.5%	50.4%
Price to Tangible Book	75.5%	50.8%
52-Week Price Change	(38.3)%	(22.6)%

Relative Contribution Analysis. Davenport analyzed the relative contributions to be made by Alliance, WashingtonFirst and the prospective new investors to the combined institution based on balance sheet data as of March 31, 2012, Davenport’s estimates of net income for the year ending December 31, 2012 based on assumptions provided by the management of Alliance and WashingtonFirst and assuming the new investors invested $20.0 million at $11.13 per share (reflecting the most recent estimate as of May 3, 2012 of the per share purchase price for the prospective investors). Davenport compared such contributions to the ownership stake that Alliance shareholders would have in the combined institution, based on the conversion ratio of 0.4435 shares of WashingtonFirst common stock for each share of Alliance common stock and assuming (i) an all stock transaction and (ii) a transaction where the consideration was 80% stock and 20% cash. This information is presented in the following table.

	WashingtonFirst	Alliance	New Investors
Total Assets	53.6%	44.7%	1.7%
Total Net Loans	58.2%	41.8%	0.0%
Total Deposits	58.1%	41.9%	0.0%
Tangible Common Equity	41.2%	34.7%	24.1%
Net Income – 2012 Projected (1)	81.3%	4.1%	14.6%
Pro Forma Ownership (if all stock)	41.9%	32.4%	25.7%
Pro Forma Ownership (20% cash consideration)	44.8%	27.7%	27.5%

(1)	Assumes 3% after tax earnings on new capital

Stock Trading History of WashingtonFirst. Davenport reviewed for each trading day during the one-year period ended May 2, 2012 the implied transaction price premium to Alliance shareholders, which was calculated by multiplying the closing price of the common stock of WashingtonFirst by the conversion ratio of 0.4435 and comparing the resulting value to the closing price of the common stock of Alliance. This analysis presented the implied market price premium over a period of time versus a single point in time. The average implied premium over the one year period was 22.3% as compared to the premium of 12.0% on May 2, 2012.

Comparable Bank Acquisition Analysis. Davenport compared the merger details to a selected group of acquisition transactions in the banking industry. The transactions selected were a group of 39 bank merger transactions announced since January 1, 2009 involving commercial banks headquartered in the Mid-Atlantic or Southeast where the target had total assets between $100 million and $1.0 billion. Davenport compared the multiples from the merger to the median of the 39 transaction multiples announced since January 1, 2009. Davenport compared the transaction price per common share to the closing market price of the acquired company one day prior to the announcement of the transaction. Davenport also reviewed the following first quartile and median transaction value multiples for the transactions listed above: price to the LTM earnings per share; price to book value; and price to tangible book value. The first quartile and median multiples for these transactions are summarized in the table below along with the implied multiples for Alliance based on the merger and assumed purchase prices of $5.30 and $4.59.

	WashingtonFirst / Alliance at				1st Quartile M&A Transactions Since 1/1/2009		Median M&A Transactions Since 1/1/2009

	$5.30		$4.59
Premium to 5/2/2012 Stock Price	29.3%		12.0%		21.2%		31.6%
Price to LTM EPS	NM		NM		17.6	x	23.1	x
Price to Book Value	0.98	x	0.85	x	0.69	x	0.97	x
Price to Tangible Book Value	0.98	x	0.85	x	0.69	x	1.04	x

Accretion/Dilution Analyses. Based on the conversion ratio of 0.4435 shares of WashingtonFirst common stock for each share of Alliance common stock, Davenport calculated the pro forma core earnings per share and tangible book value per share as if the merger had been completed on March 31, 2012 and compared the results to those measures assuming no merger. This analysis was based on estimated earnings per share for 2012 and 2013 provided by the managements of Alliance and WashingtonFirst. The analysis assumed pre-tax cost savings of 10% of Alliance’s 2011 noninterest expenses in 2012, increasing 3% in 2013. Tangible book value per share was based on financial data as of March 31, 2012 and pro forma as of September 30, 2012. For purposes of this analysis, Davenport assumed that the $20.0 million capital raise occurred at $11.13 per share and Davenport assumed Alliance stockholders would receive all stock consideration for comparative purposes. This information is presented in the following table.

	Pro Forma per Share Impact of the Merger
	Contribute	Receive	Accretion / (Dilution)
			($)	(%)
2012 Estimated EPS	$0.03	$0.31	$0.28	875.0%
2013 Estimated EPS	$0.38	$0.50	$0.22	31.9%
Tangible Book Value per Share (3/31/12)	$5.43	$4.75	($0.68)	(12.6%)
Tangible Book Value per Share (9/30/12)	$5.43	$4.89	($0.54)	(9.8%)

Present Value Analysis. Davenport estimated the present value of the future stream of earnings Alliance could produce through December 31, 2016 on a stand-alone basis. The forecast was based on assumptions provided by management of Alliance and also assumed that Alliance did not pay a dividend to its common shareholders throughout the forecast period. Davenport then estimated the terminal values for Alliance common stock at the end of the period by applying multiples ranging from 8.0x to 12.0x of projected earnings in 2016. The terminal value was then discounted to present values using various discount rates (ranging from 12.0% to 16.0%) chosen to reflect different assumptions regarding the required rates of return to holders of prospective buyers of Alliance common stock. This present value analysis provided a range of present values from $2.58 to $4.53 per share of Alliance common stock.

Davenport noted that it included a present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the assumptions that must be made. The projections and other information used in the present value analysis performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Other Analyses. Davenport reviewed earnings estimates, balance sheet composition, historical stock performance and stock liquidity for WashingtonFirst. Davenport also analyzed the impact of the transaction on the pro forma combined capital ratios for the combined entity under different scenarios and inclusive of the $20.0 million of new funding WashingtonFirst expects to receive from the future capital raise.

Updated Fairness Opinion. It is a condition to the closing of the merger that Alliance receive an updated fairness opinion from Davenport, dated not later than the date of the effectiveness of the registration statement, of which this joint proxy statement/prospectus is a part, regarding the fairness of the merger consideration to Alliance’s shareholders. Appendix C-2 of this joint proxy statement/prospectus includes a copy of the updated fairness opinion delivered by Davenport.

Fees. Alliance and Davenport have entered into an agreement relating to the services provided by Davenport in connection with the transaction. Alliance has agreed to pay Davenport a success fee in connection with the merger equal to 1.50% of the overall consideration received by Alliance shareholders in the transaction. Davenport earned a retainer of $20,000 and was also paid $100,000 upon the issuance of the May 3, 2012 fairness opinion. The balance of the fee is contingent, and payable, upon closing of the merger. The $20,000 retainer was creditable against the fairness opinion fee of $100,000. Davenport also notes that the $100,000 fairness opinion fee that was earned and paid in 2011 related to the Eagle transaction remains fully creditable against the contingent transaction fee. Alliance has also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

The terms of the fee arrangement with Davenport, which Davenport and Alliance believe are customary in transactions of this nature, were negotiated at arm’s length between Alliance and Davenport, and Alliance’s board of directors was aware of such arrangement, including the fact that the majority of the fee payable to Davenport is contingent upon completion of the merger.

Other. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, Alliance and WashingtonFirst. Davenport may from time to time have a long or short position in, and buy or sell, equity securities of Alliance and WashingtonFirst for Davenport’s own account or for the accounts of its customers.

Votes Required

Votes Required at the WashingtonFirst Special Meeting

A WashingtonFirst shareholder may vote at the special meeting of WashingtonFirst shareholders if the shareholder owned WashingtonFirst common stock at the close of business on November 7, 2012, the record date for the WashingtonFirst special meeting. Such shareholder can cast one vote for each share of WashingtonFirst common stock owned by such shareholder at that time.

Under WashingtonFirst’s articles of incorporation, because the board of directors of WashingtonFirst unanimously approved and recommended that the WashingtonFirst shareholders approve the proposal to approve the reorganization agreement, approval of the reorganization agreement by WashingtonFirst shareholders requires the affirmative vote of the holders of a majority of the shares of WashingtonFirst common stock outstanding on the record date for the WashingtonFirst special meeting at a meeting at which a quorum is present.

As of the record date for the WashingtonFirst special meeting, the directors and executive officers of WashingtonFirst and WashingtonFirst Bank beneficially owned 1,255,806 shares of common stock of WashingtonFirst, excluding exercisable options and warrants, or approximately 42.78% of the outstanding shares of the common stock entitled to vote at the WashingtonFirst special meeting. The directors and executive officers of WashingtonFirst and WashingtonFirst Bank have indicated that they will vote their shares of WashingtonFirst common stock at the WashingtonFirst special meeting in favor of the proposals described in this joint proxy statement/prospectus, although they are not contractually obligated to do so.

Votes Required at the Alliance Special Meeting

An Alliance shareholder may vote at the special meeting of Alliance shareholders if the shareholder owned Alliance common stock at the close of business on October 26, 2012, the record date for the Alliance special meeting. Such shareholder can cast one vote for each share of Alliance common stock owned by such shareholder at that time.

Although the board of directors of Alliance unanimously approved and recommended that the Alliance shareholders approve the proposal to approve the reorganization agreement, under Alliance’s articles of incorporation, approval of the reorganization agreement by Alliance shareholders requires the affirmative vote of the holders of more than two-thirds of the shares of Alliance common stock outstanding on the record date for the Alliance special meeting at a meeting at which a quorum is present.

Each of the directors of Alliance and Alliance Bank has entered into a support agreement, whereby such director agreed to vote his shares of Alliance common stock in favor of approval of the reorganization agreement. As of the record date for the Alliance special meeting, 114,573 shares of Alliance common stock, or approximately 2.24% of the outstanding shares of the common stock entitled to vote at the Alliance special meeting, were bound by a support agreement. See “Support Agreements” beginning at page 123.

Interest of Certain Persons in the Merger

In considering the recommendations of Alliance’s board of directors that Alliance shareholders vote in favor of the proposal to approve the reorganization agreement, Alliance shareholders should be aware that Alliance’s directors and officers may have interests in the transactions contemplated by the reorganization agreement, including the merger, that may be different from, or in addition to, their interests as shareholders of Alliance. Alliance’s board of directors was aware of these interests and took them into account in its decision to approve and adopt the reorganization agreement and the transactions contemplated by the reorganization agreement, including the merger.

Service as a Director of WashingtonFirst

Under the reorganization agreement, three members of the board of directors of Alliance that are selected by WashingtonFirst and approved by the WashingtonFirst nominating committee will be appointed by WashingtonFirst to serve on WashingtonFirst’s board of directors. The three current members of the board of directors of Alliance who will join WashingtonFirst’s board of directors are Donald W. Fisher, Ph.D., Oliver T. Carr, III and D. Mark Lowers. The former Alliance directors serving on the WashingtonFirst board will also serve on the board of WashingtonFirst Bank. As a director of WashingtonFirst and WashingtonFirst Bank, these three individuals will be eligible to receive the same cash and stock compensation paid to other members of the WashingtonFirst and WashingtonFirst Bank boards of directors. For a discussion of WashingtonFirst and WashingtonFirst Bank non-employee director compensation, please see “Board of Directors and Management of WashingtonFirst Following the Merger – Director Compensation.” WashingtonFirst is not required to re-nominate the former Alliance directors at future WashingtonFirst shareholder meetings.

Options to Acquire Alliance Common Stock

As of the record date for the Alliance meeting, Alliance’s and Alliance Bank’s directors and executive officers owned, in the aggregate, options to purchase 207,562.50 shares of Alliance common stock under Alliance’s option plans. All of such options, whether or not vested or exercisable, will be cancelled as of the effective time of the merger solely in exchange for the right to receive, except to the extent limited by the 280G limit discussed below, as soon as reasonably practicable following the effective time of the merger an amount in cash (less any applicable withholding taxes) equal to the product of (i) the number of shares of Alliance common stock subject to such options immediately prior to the effective time of the merger and (ii) the difference, if positive, between (A) the cash consideration to be paid in connection with the merger and (B) the exercise price per share of the Alliance common stock subject to such options, as set forth under “Reorganization Agreement – Treatment of Alliance Stock Options.” Of the 207,562.50 outstanding options to purchase shares of Alliance common stock held by directors and executive officers of Alliance and Alliance Bank, 65,000 will be canceled for an aggregate cash payment of $160,050. No cash will be received with respect to the cancelation of the remaining 142,562.50 options, either due to the exercise price of such options being greater than the cash consideration to be paid in connection with the merger or limitations under Section 280G of the Code. The cash payment described above will not be a part of the limitation on cash elections to 20% of all of the shares of Alliance common stock outstanding.

Change of Control and Severance Payments for Named Executive Officers

Alliance and/or Alliance Bank currently have employment agreements with each of the named executive officers set forth in the table below. WashingtonFirst will assume these contracts at the effective time of the merger. Under these employment agreements, if within one year after a “change of control” and without the consent of the officer, the officer’s employment is terminated without “cause,” or the officer resigns for “good reason,” the officer will be entitled to the payment indicated in such agreement.

Under the employment agreements, a change of control is a significant change of the business or management of Alliance or Alliance Bank, as applicable, that fits into one of these categories: (i) another party becomes the owner of enough of the company’s securities to control at least 50% of the voting power under certain circumstances, or (ii) as a result of certain transactions, and within two years of the occurrence of such transactions, the people who formerly constituted a majority of the board of directors no longer constitute a majority of the board of directors. Completion of the merger will constitute a change of control as defined in the employment agreements.

Under the employment agreements, termination for “cause” means termination for personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of assets, or material breach of any other provision of the employment agreement. Under each of the employment agreements, resignation for “good reason” means the assignment of duties to the officer which results in the officer having significantly less authority or responsibility than he or she had on the date of the agreement, without his or her express written consent; the removal of the officer from his or her position; a reduction in base salary; or the failure to obtain the assumption of and agreement to perform the employment agreement by any successor. With respect to Mr. Doyle only, “good reason” also includes requiring Mr. Doyle to maintain his principal office outside of Fairfax County, the failure to provide him with substantially the same benefits as initially provided under his employment agreement, except as part of a general reduction in benefits due to financial distress, and Alliance’s failure to comply with any material term of the employment agreement.

The employment agreements each contain a confidentiality/nondisclosure provision and a covenant not to compete. The confidentiality/nondisclosure provisions prohibit the officer from, directly or indirectly, using, disseminating, disclosing or publishing the information concerning the customers, business and services of Alliance Bank to third parties other than in the usual conduct of the business of Alliance Bank or, in the case of Mr. Doyle, of Alliance. The covenants not to compete prohibit, for a period of twelve months following the end of employment with Alliance or Alliance Bank, as applicable, the officer from engaging in a competitive business substantially similar to that of Alliance or Alliance Bank within 25 miles of any office operated by Alliance or Alliance Bank. The covenants not to compete also prohibit, for a period of twelve months following the end of the employment, the officers from soliciting or assisting others to solicit or do business with depositors or other customers of Alliance or Alliance Bank, as applicable or from inducing any individuals to terminate their employment with Alliance, Alliance Bank or any of their affiliates. Each of the employment agreements provides that the waiver of any provision will not be enforceable, unless in writing and signed by the party against whom the waiver would be enforced.

Certain Compensation for Alliance’s Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding certain compensation which each of Alliance’s named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment occurred on October 29, 2012. The merger-related compensation payable to Alliance’s named executive officers is subject to a non-binding advisory vote of Alliance’s shareholders, as described under “Alliance – Other Proposals – Non-Binding Advisory Vote with Respect to Certain Compensation” beginning on page 155.

Golden Parachute Compensation*

Name (1)	Cash ($) (2)		Equity ($) (3)	Pension/ NQDC ($) (4)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($) (5)	Total ($)
William E. Doyle, Jr.	$839,126	(6)	$123,000	$—	$—	$—	$13,804	$975,930
Jean S. Houpert	$185,000	(7)	$15,550	$—	$—	$—	$11,785	212,335
George F. Cave	$290,613	(8)	$21,500	$—	$—	$—	$—	$312,113
Craig W. Sacknoff	$250,470	(9)	$—	$—	$—	$—	$—	$250,470

*	This table assumes the merger was completed on October 29, 2012, and that all required conditions to the payment of these amounts have been satisfied.
(1)	Alliance’s other named executive officer, Mr. Paul M. Harbolick, Jr., is no longer employed by Alliance, and, thus, is no longer entitled to receive severance payments in connection with the merger.
(2)	Represents a “double trigger” cash severance payment that is payable if, within one year after a “change of control,” employment is terminated by WashingtonFirst without “cause” or the executive officer resigns for “good reason,” as such terms are defined in the employment agreements. Subject to the following sentence, the employment agreements provide for this cash severance payment to be paid in equal monthly installments over a period of twelve months from termination, except that in Mr. Sacknoff’s case, a portion of the cash severance payment would be payable in equal monthly installments over a period of twelve months from termination and a portion would be payable in equal monthly installments over a period of eighteen months from termination. In most cases, however, payment of the cash severance payment (other than payment following death) will be delayed for six months following the named executive officer’s termination date to comply with the requirements of Section 409A of the Internal Revenue Code. Any payments required to be delayed will be paid at the end of the six-month period in one lump sum. Any payments due after the end of the six-month period will be paid at the normal payment date provided for under the employment agreement.
(3)	Represents a “single trigger” cash payment and is the aggregate dollar value (i.e., the difference, if positive, between $5.30 and the exercise price per share subject to each option) of payments in cancellation of all outstanding options (including both vested and unvested outstanding options) as a result of the merger. This value is different from the option valuation for purposes of Section 280G of the Internal Revenue Code (the “280G value”). The 280G value is determined as of the date of the change of control and is based on several factors, including the difference between the option’s exercise price and the stock’s fair market value (which for this determination will be assumed to be the $5.30 cash consideration) and the length of time until the option would vest and become exercisable (assuming no change of control). No value is reported for Mr. Sacknoff because all options held by Mr. Sacknoff had exercise prices in excess of the $5.30 cash consideration as of October 29, 2012.
(4)	Alliance’s named executive officers are not eligible for non-equity incentive compensation, pension plan benefits or deferred compensation.
(5)	Represents the cash value of accrued but unused vacation days to be paid out to Mr. Doyle and Ms. Houpert in connection with the merger. Mr. Doyle’s and Ms. Houpert’s employment will be terminated upon the closing of the merger, and therefore, each of Mr. Doyle and Ms. Houpert will have his or her respective accrued but unused vacation days paid out in connection with the merger in accordance with Alliance’s existing policy regarding accrued vacation days upon separation of employment which is generally applicable to all salaried employees of Alliance.
(6)	Mr. Doyle’s cash severance payment would be up to 2.99 times his 5-year average taxable compensation, but limited to the maximum payment (the “280G limit”) which could be made without any payment being considered an excess parachute payment under Section 280G of the Internal Revenue Code. Mr. Doyle’s 280G limit is estimated to be $841,932 (assuming the merger occurs in 2012). Mr. Doyle’s receipt of severance payments is not conditioned on his continuing compliance with confidentiality/nondisclosure, noncompetition, or other covenants in his employment agreement.
(7)	Ms. Houpert’s cash severance payment would be equal to $185,000. Ms. Houpert’s receipt of severance payments is not conditioned on her continuing compliance with confidentiality/nondisclosure, noncompetition, or other covenants in his employment agreement.

(8)	Mr. Cave’s cash severance payment would be equal to 1.5 times his 5-year average taxable compensation. Mr. Cave’s receipt of severance payments is not conditioned on his continuing compliance with confidentiality/nondisclosure, noncompetition, or other covenants in his employment agreement.
(9)	Mr. Sacknoff’s cash severance payment would be equal to 1.5 times his 5-year average taxable compensation. Mr. Sacknoff’s receipt of severance payments is not conditioned on his continuing compliance with confidentiality/nondisclosure, noncompetition, or other covenants in his employment agreement.

If the payments or benefits received or to be received by Mr. Doyle, including but not limited to accelerated vesting of 32,500 unvested options held by Mr. Doyle as of October 29, 2012, would trigger a federal excise tax based on Code Section 280G, then the total benefits paid to Mr. Doyle under his employment agreement and all other agreements will be reduced to the extent necessary for such payments or benefits to not be considered excess parachute payments under Section 280G.

Please refer to “Alliance – Other Proposals – Non-Binding Advisory Vote with Respect to Certain Compensation” for additional information regarding these potential payments.

Employment with WashingtonFirst Following the Merger

As of the date of this joint proxy statement/prospectus, WashingtonFirst anticipates that it will offer each executive officer of Alliance continued employment with WashingtonFirst or WashingtonFirst Bank. Proposed titles, positions and responsibilities for the executive officers of Alliance have not been determined. Each of Alliance’s executive officers would be eligible to receive a change of control termination payment if they are terminated without cause or if they leave for good reason within one year of the effectiveness of the merger. Because Ms. Andersen will continue to serve as President and Chief Executive Officer of WashingtonFirst and Mr. Johnson will continue to serve as Chief Financial Officer of WashingtonFirst after the merger, no position with WashingtonFirst or WashingtonFirst Bank would be comparable to Mr. Doyle’s current role as President and Chief Executive Officer of Alliance or Ms. Houpert’s current role of Chief Financial Officer of Alliance. Mr. Doyle’s and Ms. Houpert’s employment agreements provide that each of Mr. Doyle and Ms. Houpert will receive a change of control payment in connection with the merger because no available position with the combined company will be comparable to his or her current position, respectively.

Cash Consideration for Directors and Executive Officers of Alliance

As shareholders of Alliance, Alliance’s directors and executive officers will receive merger consideration for their shares of Alliance common stock on the same terms and conditions applicable to all shareholders, including having their cash elections subject to proration in accordance with the terms of the reorganization agreement if holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding. In addition, as of the effective time of the merger, each option to purchase Alliance common stock held by Alliance’s directors and executive officers will be cancelled on the same terms and conditions applicable to all Alliance options then outstanding.

The following table summarizes the total cash consideration that Alliance’s directors and executive officers would receive in connection with the merger in consideration for the Alliance common stock and options they hold. The table presents the total cash consideration to be received in the aggregate by all of Alliance’s directors and executive officers as a group, as well as the three individual members of the group projected to receive the largest cash payments, assuming cash consideration of $5.30 per share. Alliance’s directors and executive officers are subject to the same consideration election and proration provisions applicable to all Alliance shareholders. As such, the actual amount of cash received by Alliance’s directors and executive officers both individually and as a group will depend on their and all other Alliance shareholders’ consideration elections. For illustrative purposes, the table presents two scenarios: (i) receipt of cash consideration for 20% of the holders’ shares of Alliance common stock and (ii) receipt of cash consideration for 100% of the holders’ shares of Alliance common stock.

Name of Director or Executive Officer	Total Cash Consideration Received (Assuming 20% Cash Consideration)	Total Cash Consideration Received (Assuming 100% Cash Consideration)
Serina Moy	$75,554	$377,768
Robert G. Weyers	$73,140	$365,700
Lawrence N. Grant	$52,224	$261,120
All directors and executive officers as a group (13 persons)	$415,753	$1,524,564

Board of Directors of WashingtonFirst After the Merger

Immediately following the merger, WashingtonFirst expects that its board of directors of will have 22 members, including the 19 current WashingtonFirst directors plus three currently serving directors of Alliance appointed by WashingtonFirst. The three current members of the board of directors of Alliance who will join WashingtonFirst’s board of directors are Donald W. Fisher, Ph.D., Oliver T. Carr, III and D. Mark Lowers. Subsequent to their initial appointment, the former Alliance directors will be subject to the same nomination and election procedures as directors of WashingtonFirst generally. The former Alliance directors serving on the WashingtonFirst board will also serve on the board of WashingtonFirst Bank.

Under the terms of their investment agreements, each of Endicott and Castle Creek is entitled to appoint one member of the board of directors of WashingtonFirst for so long as it owns at least 4.9% of the outstanding shares of WashingtonFirst common stock. As of the date of this joint proxy statement/prospectus, each of Endicott and Castle Creek has indicated that it has no present plans to exercise its appointment rights, but reserves the right to do so at any time.

Material Federal Income Tax Consequences of the Merger

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Alliance common stock that exchange their shares of Alliance common stock for shares of WashingtonFirst common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of Alliance common stock that hold their shares of Alliance common stock as a “capital asset” within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of Alliance common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Alliance common stock that received Alliance common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of Alliance common stock that has a functional currency other than the U.S. dollar;

•	a holder of Alliance common stock that holds Alliance common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Alliance common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Alliance common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Alliance common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, Bracewell & Giuliani LLP has rendered its tax opinion to WashingtonFirst and Troutman Sanders LLP has rendered its tax opinion to Alliance addressing the U.S. federal income tax consequences of the merger as described below. In rendering their tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of WashingtonFirst and Alliance, reasonably satisfactory in form and substance to each such counsel. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. Neither WashingtonFirst nor Alliance has requested nor do they intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger, and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by WashingtonFirst and Alliance of updated opinions from Bracewell & Giuliani LLP and Troutman Sanders LLP, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of the updated opinions may be waived by both WashingtonFirst and Alliance. Neither WashingtonFirst nor Alliance currently intends to waive the conditions related to the receipt of the updated opinions. However, if these conditions were waived, Alliance would re-solicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Bracewell & Giuliani LLP and Troutman Sanders LLP to deliver such updated opinions is conditioned on the merger’s satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if WashingtonFirst common stock constitutes at least 40% of the value of the merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

The U.S. federal income tax consequences of the merger to a U.S. holder of Alliance common stock will depend on whether such U.S. holder receives cash, shares of WashingtonFirst common stock or a combination of cash and stock in exchange for such U.S. holder’s Alliance common stock. At the time a U.S. holder makes a cash or stock election pursuant to the terms of the reorganization agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the reorganization agreement will alter the mix of consideration such U.S. holder will receive. As a result, the tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and shares of WashingtonFirst common stock that such U.S. holder will receive pursuant to the merger.

Exchange of Alliance Common Stock Solely for WashingtonFirst Common Stock

Except as discussed below, see “Cash Instead of a Fractional Share,” a U.S. holder who exchanges all of its shares of Alliance common stock solely for shares of WashingtonFirst common stock in the merger will not recognize gain or loss in connection with such exchange.

A U.S. holder’s aggregate tax basis in the WashingtonFirst common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash Instead of a Fractional Share” generally will equal such U.S. holder’s aggregate tax basis in the Alliance common stock surrendered by such U.S. holder in the merger. The holding period for the shares of WashingtonFirst common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash Instead of a Fractional Share,” generally will include the holding period for the shares of Alliance Common Stock exchanged therefor.

Exchange of Alliance Common Stock Solely for Cash

A. U.S. holder who exchanges all of its shares of Alliance common stock solely for cash in the merger generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder’s adjusted tax basis in the Alliance common stock exchanged therefor.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Alliance common stock for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Exchange of Alliance Common Stock for a Combination of WashingtonFirst Common Stock and Cash

Except as discussed below, see “Cash Instead of a Fractional Share,” a U.S. holder who exchanges shares of Alliance common stock for a combination of WashingtonFirst common stock and cash will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any

WashingtonFirst common stock received in the merger, over such U.S. holder’s adjusted tax basis in the shares of Alliance common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of WashingtonFirst common stock).

In the case of any U.S. holder who acquired different blocks of Alliance common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of WashingtonFirst common stock received in the merger.

Generally, a U.S. holder’s aggregate tax basis in the WashingtonFirst common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash Instead of a of Fractional Share,” will equal such U.S. holder’s aggregate tax basis in the Alliance common stock surrendered in the merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of WashingtonFirst common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of WashingtonFirst common stock). The holding period for the shares of WashingtonFirst common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash Instead of a of Fractional Share,” generally will include the holding period for the shares of Alliance common stock exchange therefor.

Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of Alliance common stock for more than one year on the effective date of the merger. In some cases, such as if a U.S. holder actually or constructively owns WashingtonFirst common stock immediately after the merger, such gain may be treated as having the effect of the distribution of a dividend to such U.S. holder, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of WashingtonFirst common stock, the U.S. holder will be treated as having received a fractional share of WashingtonFirst common stock pursuant to the merger and then as having exchanged the fractional share of WashingtonFirst common stock for cash in a redemption by WashingtonFirst. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of WashingtonFirst common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the Alliance common stock surrendered therefor) exceeds one year.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Alliance common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of WashingtonFirst common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of Alliance common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Alliance common stock exchanged in the merger.

Backup Withholding

If a U.S. holder is a non-corporate holder of Alliance common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives WashingtonFirst common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Alliance common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Alliance shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Alliance or (z) owned Alliance securities with a tax basis of $1 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Alliance common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

WashingtonFirst will account for the merger under the purchase method (ASC 850 – Business Combinations), as that term is used under GAAP for accounting and financial reporting purposes. Under purchase method accounting, the assets and liabilities of Alliance as of the effective time of the merger will be recorded at their respective fair values and combined with those of WashingtonFirst. The amount by which the purchase price paid by WashingtonFirst exceeds the fair value of the net tangible and identifiable intangible assets acquired by WashingtonFirst through the merger will be recorded as goodwill. Financial statements of WashingtonFirst issued after the effective time of the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Alliance.

Regulatory Approvals

WashingtonFirst and Alliance have agreed to use their reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the reorganization agreement, which include the approvals of the Federal Reserve, the FDIC and the Virginia State Corporation Commission. WashingtonFirst has filed applications in order to obtain these approvals. The merger cannot proceed without these regulatory approvals. It is presently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. On September 24, 2012, WashingtonFirst received approval from the Federal Reserve, and on October 23, 2012, WashingtonFirst and WashingtonFirst Bank each received approval from the Virginia

State Corporation Commission for the merger with Alliance and Alliance Bank, respectively. Although WashingtonFirst and Alliance expect to obtain all additional necessary regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained. There can also be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, there can be no assurance as to its result.

A regulatory body’s approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of WashingtonFirst, Alliance or any of their respective subsidiaries, or WashingtonFirst’s ownership of Alliance, or requiring asset divestitures. The reorganization agreement permits WashingtonFirst to decline to complete the merger if any approval imposes any condition that, in the good faith reasonable judgment of WashingtonFirst, would have a material adverse effect on the value of the merger to WashingtonFirst, excluding conditions that are ordinarily imposed in connection with transactions like the merger. Neither the approval from the Federal Reserve nor the approvals from the Virginia State Corporation Commission impose any condition other than those conditions that are ordinarily imposed in connection with transactions like the merger. There can be no assurance that any additional required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or within the time frame contemplated by WashingtonFirst and Alliance. See “Reorganization Agreement – Conditions of the Merger.”
Resales of WashingtonFirst Common Stock Issued in the Merger

WashingtonFirst has registered under the federal securities laws and the rules and regulations promulgated thereunder the issuance of shares of its common stock in the merger. Therefore, an Alliance shareholder that receives WashingtonFirst common stock in the merger may sell those shares without restriction unless such shareholder is considered an “affiliate” of Alliance or becomes an affiliate of WashingtonFirst. A director, executive officer or shareholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

If an Alliance shareholder is considered an affiliate of Alliance or becomes an affiliate of WashingtonFirst, such shareholder may resell the shares of WashingtonFirst common stock such shareholder receives in the merger only after the publication of financial results of at least 30 days of post merger combined operations of WashingtonFirst and Alliance, and pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC’s rules, or in transactions otherwise exempt from registration under the securities laws. WashingtonFirst is not obligated and does not intend to register for resale the shares issued to affiliates of Alliance.

WashingtonFirst Share Listing

If the merger is completed, the shares of WashingtonFirst common stock outstanding prior to the merger, as well as the shares of such common stock issued to the shareholders of Alliance in the merger, are expected to be listed for trading on the NASDAQ, as WashingtonFirst has applied to list its shares of common stock on the NASDAQ in connection with the merger, and approval for listing is a condition to Alliance’s obligation to complete the merger. Concurrently, WashingtonFirst will become an SEC reporting company, which will represent a major milestone for WashingtonFirst. WashingtonFirst believes that being listed on the NASDAQ will improve liquidity for its existing shareholders and will present opportunities in the future to more easily use shares of its common stock as a means of acquiring other companies.

As an SEC reporting company, WashingtonFirst will become subject to the reporting requirements of the Exchange Act. The Exchange Act requires SEC registrants to file current, periodic and annual reports with the SEC and comply with the SEC’s proxy rules in the solicitation of proxies. WashingtonFirst will become subject to the applicable provisions of the Sarbanes-Oxley Act. These provisions will require the expenditure of additional time and money on internal control over financial reporting and establishing disclosure controls and procedures.

Becoming subject to SEC regulation also affects the directors and executive officers of WashingtonFirst, who will be required to report to the SEC acquisitions and dispositions of shares of WashingtonFirst common stock, and such transactions will be subject to the short-swing profit provisions of the Exchange Act. Holders of five percent or more of WashingtonFirst common stock will be required to file with the SEC forms disclosing their ownership and any intentions such shareholders may have regarding extraordinary corporate transactions.

Assumption of Trust Preferred Securities

In connection with the merger WashingtonFirst will assume $10.3 million in principal amount of Alliance’s floating rate junior subordinated debentures due 2033. See “Alliance Management’s Discussion and Analysis of Financial Condition and Results of Operations – Capital” for a discussion of the terms of the junior subordinated debentures. Under the indenture governing the debentures, Alliance has the right to defer payments of interest on the debentures for up to twenty consecutive quarterly periods. Alliance began deferring interest with the quarter ended September 30, 2009. As of June 30, 2012, the total amount of deferred and compounded interest owed under the indenture was $1.2 million. Because of Alliance’s current deferral of interest payments on the debentures, Alliance is prohibited from making dividend payments under the terms of the indenture.

WashingtonFirst will assume Alliance’s obligations under the debentures in connection with the merger. Although WashingtonFirst intends to retire the arrearages contemporaneously with the closing of the merger, it may elect to continue to defer interest payments for some period of time. If WashingtonFirst does not retire the arrearages or elects in the future to recommence deferral of interest, WashingtonFirst will be prohibited from declaring or making distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, any of WashingtonFirst’s outstanding capital stock.

Appraisal Rights of Alliance Shareholders

Virginia law does not provide dissenters’ or appraisal rights in connection with the merger because Alliance’s common stock is listed on the NASDAQ.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated combined financial information of WashingtonFirst for the year ended December 31, 2011 and as of and for the six months ended June 30, 2012, is presented to show the impact on WashingtonFirst’s historical financial position and results of operations of:

•	the proposed merger of WashingtonFirst and Alliance;

•	the proposed issuance of a number of shares of WashingtonFirst common stock and cash to the shareholders of Alliance in connection with the merger; and

•	the proposed issuance of shares of WashingtonFirst common stock to the investors in connection with the merger.

As a result of the merger and assuming that the maximum of 20% of the consideration paid in connection with the merger is cash, shareholders of Alliance will receive an aggregate of 1,813,017 shares of WashingtonFirst common stock and $5.4 million in cash and optionholders of Alliance will receive an aggregate of $179,900 in cash. The merger consideration payable to shareholders of Alliance is subject to decrease if Alliance’s shareholders’ equity at the month-end prior to the effective time of the merger has declined by more than ten percent from December 31, 2011, as described under “Reorganization Agreement – Merger Consideration.” In connection with the acquisition of Alliance, WashingtonFirst will issue 2,015,813 million shares of WashingtonFirst common stock to investors, based on an assumed WashingtonFirst tangible book value per share, post-close and pre-new capital, of $11.56 per share. The adjustment for this new capital is net of $1.1 million in issuance costs. These shares are included in the calculation of pro forma basic and diluted earnings per share. See notes 1(q) and 3 of the Notes to Unaudited Pro Forma Consolidated Combined Financial Information for more detail regarding the calculation of pro forma basic and diluted earnings per share.

The unaudited pro forma consolidated combined balance sheet reflects the historical financial position of WashingtonFirst and Alliance as of June 30, 2012, with pro forma adjustments based on the assumption that the merger and WashingtonFirst’s capital raising activities were completed on June 30, 2012. The pro forma adjustments are based on the purchase method of accounting. The unaudited pro forma consolidated combined statement of income assumes that the merger and WashingtonFirst’s capital raising activities were completed on January 1, 2011. The adjustments are based on information available and certain assumptions that WashingtonFirst believes are reasonable. Management of WashingtonFirst has identified, quantified or evaluated certain material restructuring costs as of the date of this joint proxy statement/prospectus and these are reflected in the pro forma financial statements. The final allocation of the purchase price for Alliance between shareholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Alliance’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Alliance will change the amount of the purchase price allocable to goodwill. Further, changes that would affect shareholders’ equity at Alliance, such as net income from June 30, 2012 through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus.

The following information should be read in conjunction with and is qualified in its entirety by WashingtonFirst’s consolidated financial statements and accompanying notes, which are included elsewhere in this joint proxy statement/prospectus, and the consolidated financial statements and accompanying notes of Alliance, which are included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

Unaudited Pro Forma Consolidated Combined Balance Sheet

			Pro Forma Adjustments
As of June 30, 2012	WashingtonFirst	Alliance	Purchase Accounting (1)			Restructure (2)	New Capital (3)	Consolidated
	(In thousands)
Cash and Due from Bank Balances	$2,458	$74,777	$—			$—	$—	$77,235
Federal Funds Sold	44,070	22,880	(6,630)	(1a	)		22,277	82,597
Investments	71,419	107,803	(427)	(1b	)	—	—	178,795
Loans, Net of Unearned Income	444,567	293,471	(7,974)	(1c	)	—	—	730,064
Allowance for Loan Losses	(5,734)	(5,055)	5,055	(1d	)	—	—	(5,734)

Net Loans	438,833	288,416	(2,919)			—	—	724,330
Goodwill	3,601	—	—	(1e	)	—	—	3,601
Deferred Tax Asset, Net	2,784	1,442	5,155	(1f	)	2,261	—	11,642
Premises & Equipment, Net	2,867	1,211	(78)	(1g	)	—	—	4,000
Other Real Estate Owned	850	4,031	(1,305)	(1h	)	—	—	3,576
Other Assets	4,428	7,258	(270)	(1i	)	—	—	11,416

Total Assets	$571,310	$507,818	$(6,474)			$2,261	$22,277	$1,097,192

Non-interest Bearing Deposits	$86,375	$119,553	$—			$—	$—	$205,928
Interest Bearing Transaction Deposits	148,269	84,730	—			—	—	232,999
Time Deposits	209,670	177,916	1,963			—	—	389,549

Total Deposits	444,314	382,199	1,963	(1j	)	—	—	828,476
Repurchase Agreements	—	40,388	—			—	—	40,388
FHLB Advances	67,850	44,559	683	(1k	)	—	—	113,092
Trust Preferred	2,197	10,310	(5,498)	(1l	)	—	—	7,009
Other Liabilities	1,874	3,223	—			5,873	—	10,970

Total Liabilities	516,235	480,679	(2,852)			—	—	999,935
Common Equity	35,016	46,373	(24,707)	(1m	)	—	22,277	78,959
Preferred Equity	17,796	—	—			—	—	17,796
Other Comprehensive Income	51	387	(387)	(1m	)	—	—	51
Retained Earnings (Deficit)	2,212	(19,621)	21,472	(1m	)	(3,612)	—	451

Total Shareholders’ Equity	55,075	27,139	(3,622)			(3,612)	22,277	97,257

Total Liability & Shareholders’ Equity	$571,310	$507,818	$(6,474)			$2,261	$22,277	$1,097,192

See accompanying notes to unaudited pro forma consolidated combined financial data.

Unaudited Pro Forma Consolidated Combined Income Statements

For the six months ended June 30, 2012	WashingtonFirst	Alliance	Pro Forma Adjustments (4)			Consolidated
	(In thousands, except per share data)
Interest on Investments	$769	$712	$(39)	1(n	)	$1,442
Interest on Loans	12,502	8,272	300	1(n	)	21,074

Interest Income	13,271	8,984	261			22,516

Interest on Deposits	2,023	1,561	(235)	1(n	)	3,349
Interest on Borrowings	428	873	96	1(n	)	1,397

Interest Expense	2,451	2,434	(139)			4,746

Net Interest Income	10,820	6,550	400			17,770

Provision Expense	2,071	450	—			2,521

Net Interest Income After Provision	8,749	6,100	400			15,249

Deposit Fee Income	247	77	—			324
Fair Value Adjustments	—	(380)	—			(380)
Gains (Loss) on Sale of Securities	—	—	—			—
Other Income	476	78	—			554

Non-Interest Income	723	(225)	—			498
Salaries & Benefits	3,932	2,321	—			6,253
Premises & Equipment	1,317	1,393	—			2,710
Professional Fees	259	1,093	—			1,352
FDIC Assessments	322	431	—			753
Merger Expenses	478	418	(896)	1(o	)	—
Other Operating Expenses	1,326	1,642	—			2,968

Non-Interest Expense	7,634	7,298	(896)			14,036

Net Income (Loss) Pre-Tax	1,838	(1,423)	1,296			1,711

Income Tax Expense (Benefit)	705	(71)	24	1(p	)	658

Net Income (Loss)	1,133	(1,352)	1,272			1,053
Preferred Dividend	89	—	—			89

Net Income (Loss) – Common	$1,044	$(1,352)	$1,272			$964

Shares Outstanding – Basic	2,934	5,110	(1,281)	1(q	)	6,763
Shares Outstanding – Diluted	2,995	5,110	(1,281)	1(q	)	6,824

Earnings Per Share – Basic	$0.36	$(0.26)				$0.14
Earnings Per Share – Diluted	0.35	(0.26)				0.14

See accompanying notes to unaudited pro forma consolidated combined financial data.

For the year ended December 31, 2011	WashingtonFirst	Alliance	Proforma Adjustments (4)			Consolidated
	(In thousands, except per share data)
Interest on Investments	$1,573	$3,633	$(79)	1	(n)	$5,127
Interest on Loans	22,814	18,073	600	1	(n)	41,487

Interest Income	24,387	21,706	521			46,614

Interest on Deposits	4,074	3,973	(1,728)	1	(n)	6,319
Interest on Borrowings	936	1,660	192	1	(n)	2,788

Interest Expense	5,010	5,633	(1,536)			9,107

Net Interest Income	19,377	16,073	2,057			37,507

Provision Expense	2,301	1,549	—			3,850

Net Interest Income After Provision	17,076	14,524	2,057			33,657
Deposit Fee Income	466	151	—			617
Fair Value Adjustments	—	(3,132)	—			(3,132)
Gains (Loss) on Sale of Securities	12	3,372	—			3,384
Other Income	681	299	—			980

Non-Interest Income	1,159	690	—			1,849

Salaries & Benefits	7,656	5,355	—			13,011
Premises & Equipment	2,292	2,941	—			5,233
Professional Fees	432	1,598	—			2,030
FDIC Assessments	543	850	—			1,393
Merger Expenses	—	1,158	—			1,158
Other Operating Expenses	2,910	4,306	—			7,216

Non-Interest Expense	13,833	16,208	—			30,041

Net Income (Loss) Pre-Tax	4,402	(994)	2,057			5,465

Income Tax Expense (Benefit)	1,794	4,964	(4,654)	1	(p)	2,104

Net Income (Loss)	2,608	(5,958)	6,711			3,361
Preferred Dividend	678	—	—			678

Net Income (Loss) – Common	$1,930	$(5,958)	$6,711			$2,683

Shares Outstanding – Basic	2,901	5,110	(1,281)	1	(q)	6,730
Shares Outstanding – Diluted	2,967	5,110	(1,281)	1	(q)	6,796

Earnings Per Share – Basic	$0.67	$(1.17)		1	(q)	$0.40
Earnings Per Share – Diluted	0.65	(1.17)		1	(q)	0.39

See accompanying notes to unaudited pro forma consolidated combined financial data.

Notes to Unaudited Pro Forma Consolidated Combined Financial Data

The following pro forma adjustments have been reflected in the unaudited pro forma consolidated combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change, and are part of the purchase accounting transactions.

Note 1 – Purchase Accounting Adjustments

a)	This adjustment represents the cash payments for transaction costs, and cash payments to Alliance shareholders. As of June 30, 2012, $896,000 in transaction costs had been expensed. Management of WashingtonFirst estimates that approximately $1.4 million will be incurred between July 1, 2012 and closing. Included in this adjustment is $5.6 million paid to Alliance shareholders and $1.0 million in additional transactions costs to be incurred prior to closing.

b)	This adjustment represents a credit fair value adjustment to certain investments held by Alliance Bank and Alliance.

c)	Loans and deposits are currently being evaluated for fair value adjustments in accordance with the purchase method of accounting under accounting principles generally accepted in the United States of America. For pro forma purposes, management of WashingtonFirst has made certain estimates for fair value adjustments for loans, deposits, borrowings and certain other assets and liabilities. However, at the time of preparation of the pro forma financial statements, WashingtonFirst had not completed its comprehensive fair value determination of assets and liabilities to be acquired in the merger. As a result, there could be adjustments to the carrying value of such assets acquired and liabilities assumed after the merger is completed.

d)	This adjustment represents the elimination of Alliance’s allowance for credit losses as the purchase price fair value adjustment for loans includes a credit component.

e)	This adjustment represents the estimated purchase price allocation for the acquisition of Alliance, and the estimated amount of goodwill recorded. The purchase price and purchase price allocation are as follows:

Total purchase price	$27,274
Less: Alliance’s equity at closing	(25,834)
Allocation to core deposit intangible	—
Recognition of Alliance’s deferred tax asset	(5,402)
Allocation to fair value adjustments:
Loans	2,919
Deposits	1,963
Trust preferred securities	(5,498)
Collateralized mortgage obligation	427
Deferred tax asset, net arising from purchase accounting	(865)
Premises & equipment	178
Other real estate owned	1,305
Other assets	270
FHLB advance	683

Recognition of negative goodwill as a one-time gain	$2,580

f)	This adjustment represents changes to the deferred tax asset arising from fair value adjustments of assets and liabilities, net deferred tax liabilities and reversal of the deferred tax asset valuation of Alliance.

In conjunction with the merger, WashingtonFirst assessed the need for a valuation allowance by considering all available evidence, contemplated by ASC 740-10-30-17. The major components of Alliance’s deferred tax assets, or DTAs, that were evaluated by WashingtonFirst were Alliance’s allowance for loan losses, real estate owned and federal income tax net operating losses. Alliance had recorded a valuation allowance of $5.3 million based on its historical taxable income and projections of future taxable income, which were primarily dependent on Alliance’s core earnings capacity and its prospects to generate core earnings in the future. These were insufficient to overcome its pre-tax cumulative loss position.

WashingtonFirst, however, has recorded cumulative profits since 2005, including pre-tax income of $1.1 million, $2.4 million and $4.4 million for the years ended 2009, 2010 and 2011, respectively. For those same years, taxable income was $2.0 million, $2.3 million, and $6.3 million, respectively. On a prospective basis, WashingtonFirst expects to continue to generate pre-tax income at levels sufficient to fully utilize the DTAs. WashingtonFirst also considered possible limitations on the use of the DTA’s, such as any imposed by Section 382 of the IRC. Based on its analysis, WashingtonFirst concluded it will be able to fully realize the acquired DTA’s and that no deferred tax valuation allowance is necessary.

g)	This adjustment represents the fair value adjustment of Alliance fixed assets.

h)	This adjustment represents a fair value adjustment to other real estate owned.

i)	This adjustment represents a fair value adjustment to a receivable included in other assets.

j)	This adjustment represents a fair value adjustment on deposits at current market rates for similar products. This adjustment will be accreted into income over the remaining lives of the deposits. Upon closing, an independent valuation will be conducted and the resulting adjustment amortized using the level yield method.

k)	This adjustment represents a fair value adjustment on FHLB advances at current interest rates for similar borrowings. This adjustment will be accreted into income over the remaining lives of the advances. At closing, an independent valuation will be conducted and the resulting adjustment amortized using the level yield method.

l)	This adjustment represents a fair value adjustment on trust preferred securities based on current rates for similar borrowings. This adjustment will be accreted into income over the estimated life of the securities. At closing, an independent valuation will be conducted and the resulting adjustment amortized using the level yield method.

m)	This adjustment represents the elimination of Alliance equity as part of the acquisition accounting, representing the conversion of all Alliance shareholders’ equity into WashingtonFirst common stock. WashingtonFirst issues 1,813,017 shares of its common stock to shareholders of Alliance, based on an assumed WashingtonFirst common stock value of $11.96 per share, which is the estimated value per share of WashingtonFirst common stock. This estimated value is subject to change up until closing of the merger. The adjustment to retained earnings includes the $19.6 million elimination of Alliance’s retained earnings, $2.6 million one-time gain related to the recognition of negative goodwill and approximately $0.7 million additional transaction costs to be incurred prior to closing.

n)	The fair value adjustments for loans, deposits, borrowings and certain other assets and liabilities are based on data provided by Alliance, management’s due diligence and input from third party sources.

•

Loans – Management developed its own estimates for credit and price adjustments based on data provided by Alliance. In the course of due diligence, management made certain estimates for potential losses on a loan by loan basis to arrive at a credit adjustment. For its pricing adjustment, management relied upon data provided by Alliance and made estimates based on how WashingtonFirst would price a similar loan today, on a loan by loan basis.

•

Deposits – Using data provided by Alliance, management estimated a pricing adjustment for time deposits based on the difference between the contractual rate and current market rate for the remaining term each time deposit.

•

Borrowings – Using data provided by Alliance and with input from third party sources, management estimated a pricing adjustment based on the difference between the contractual rate and current market rate for the remaining term of each borrowing and its respective pricing structure.

This adjustment represents the accretion of the fair value adjustments to loans, deposits and borrowings over the expected life of these balance sheet items. For purpose of this Unaudited Pro Forma Consolidated Combined Financial Information, we estimated the remaining life of investments to be 6.5 years; loans to be 4.9 years; time deposits to be 1.1 years; FHLB advances to be 9.0 years; and trust preferred to be 21.2 years. These estimates are based on data provided by Alliance on the remaining life of these assets and liabilities.

o)	This adjustment represents the elimination of merger expenses related to this transaction.

p)	The effective tax rate for WashingtonFirst is 38.50% for purposes of this proforma and the reversal of deferred tax valuation allowance on Alliance historical financial statements.

q)	This adjustment represents the exchange of Alliance common stock for WashingtonFirst common stock assuming the maximum cash election is made. The adjustment to basic and diluted common shares assumes 5,109,969 shares of Alliance common stock are exchanged for WashingtonFirst common stock assuming the maximum cash election is made (20%). Based on this assumption and the exchange ratio of 0.4435, Alliance shareholders are estimated to receive 1,813,017 shares of WashingtonFirst common stock. (5,109,969 – 1,813,017 = 3,296,952). Pro forma basic and diluted earnings (loss) per share includes the effect of approximately 2,015,813 shares assumed to be issued to investors.

Note 2 – Estimated Restructuring Costs

In connection with the acquisition of Alliance, management of WashingtonFirst estimates that the following restructuring costs will be incurred in this transaction.

a)	Termination of Alliance’s core processing contract and other system conversion costs of $2.7 million

b)	Termination of Alliance’s corporate office lease in Chantilly, VA and its office lease in Fredericksburg, Virginia of $1.4 million

c)	Severance payments to senior Alliance personnel of approximately $1.6 million

Note 3 – New Capital

In connection with the acquisition of Alliance, WashingtonFirst expects to issue 1,813,017 shares of WashingtonFirst common stock to Alliance shareholders. In addition, WashingtonFirst expects to issue 2,015,813 shares of WashingtonFirst common stock to investors, based on an assumed WashingtonFirst tangible book value per share, post-close and pre-new capital, of $11.56 per share, net of $1.1 million in issuance costs.

Of the shares of common stock WashingtonFirst will issue to investors in the capital raising activities WashingtonFirst is conducting in connection with the merger, 638,635 shares will be issued to Endicott, 605,536 shares will be issued to Castle Creek, 189,374 shares will be issued to existing directors and executive officers of WashingtonFirst, and the remaining shares will be issued to a number of individual and institutional investors having a prior relationship with WashingtonFirst. Additionally, if the Non-Voting Common Stock Amendment is approved by the WashingtonFirst shareholders, WashingtonFirst will issue 312,922 shares of Non-Voting Common Stock, Series A, to Endicott.

The following table details the basic and diluted shares outstanding for the respective periods:

shares in ‘000s	June 30, 2012	December 31, 2011
WashingtonFirst shares outstanding	2,934	2,901
Shares to be issued to Alliance shareholders	1,813	1,813
Shares to be issues to investors	2,016	2,016

Total shares outstanding – basic	6,763	6,730

shares in ‘000s	June 30, 2012	December 31, 2011
WashingtonFirst shares outstanding	2,995	2,967
Shares to be issued to Alliance shareholders	1,813	1,813
Shares to be issued to investors	2,016	2,016

Total shares outstanding – diluted	6,824	6,796

Note 4 – Estimated Cost Savings

Management of WashingtonFirst anticipates cost savings in connection with the acquisition of Alliance. These savings will occur through the combination of back office operations and elimination of duplicate general operations and administrative expense. Estimated cost savings are not presented as part of the pro forma adjustments and there can be no assurance they will be achieved in the amount or manner currently contemplated.

MARKET PRICE AND DIVIDEND INFORMATION

Alliance’s common stock is currently listed for trading on NASDAQ under the trading symbol “ABVA.” WashingtonFirst’s common stock is not listed on a securities exchange, but is subject to periodic quotation and limited trading on the OTCBB, under the symbol “WFBI.” The OTCBB is an inter-dealer quotation service that displays real-time quotes, last-sale prices and volume information in OTC equity securities, which are generally any equity that is not listed or traded on a national securities exchange. OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As described in this joint proxy statement/prospectus, consummation of the merger is conditioned upon, among other things, WashingtonFirst’s common stock being listed for trading on NASDAQ at the effective time of the merger.

The following table sets forth the closing sale price per share of Alliance common stock, as reported on NASDAQ on May 2, 2012 (the last full trading day before the public announcement of the reorganization agreement) and the closing sale price per share of WashingtonFirst common stock, as quoted on OTCBB on April 30, 2012 (the last full trading day before the public announcement of the reorganization agreement for which a quote on OTCBB was available) and as of October 31, 2012, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The market price for both WashingtonFirst and Alliance common stock will fluctuate prior to the merger. You should obtain current market quotations for WashingtonFirst and Alliance common stock.

	WashingtonFirst Common Stock	Alliance Common Stock	Pro Forma Equivalent for Alliance Common Stock (1)
April 30, 2012	$10.35	$4.03	$4.59
May 2, 2012	$10.35	$4.08	$4.59
October 31, 2012	$10.25	$4.50	$4.55

(1)	Pro forma equivalent for Alliance common stock determined by multiplying the price of WashingtonFirst common stock by the conversion ratio of 0.4435. The actual conversion ratio may be lower. Please refer to “The Reorganization Agreement – Merger Consideration,” for a discussion of the factor that may result in a downward adjustment in the amount of cash or number of shares of WashingtonFirst common stock into which each share of Alliance common stock may be converted.

The following table sets forth, for the periods indicated, the high and low bid prices per share for WashingtonFirst common stock as reported on the OTCBB and the high and low sales prices per share for Alliance common stock as reported on the NASDAQ. Neither WashingtonFirst nor Alliance has declared or paid a cash dividend on its common stock in any period shown in the table below.

	WashingtonFirst		Alliance
	High	Low	High	Low
Quarter Ended:
September 30, 2012	$11.45	$9.90	$5.00	$4.29
June 30, 2012	$11.96	$10.00	$4.78	$3.50
March 31, 2012	$10.60	$9.75	$4.59	$3.31

December 31, 2011	$11.19	$9.29	$5.60	$3.31
September 30, 2011	$11.19	$10.05	$5.72	$4.35
June 30, 2011	$11.43	$10.05	$7.00	$4.56
March 31, 2011	$11.43	$10.95	$5.87	$4.00

December 31, 2010	$10.95	$8.48	$4.17	$2.65
September 30, 2010	$10.00	$8.57	$3.42	$2.46
June 30, 2010	$9.57	$8.33	$3.38	$2.30
March 31, 2010	$9.29	$8.38	$3.27	$2.35

As of September 30, 2012, there were an estimated 361 registered holders of WashingtonFirst common stock and an estimated 314 registered holders of Alliance common stock.

As a bank holding company, each of WashingtonFirst and Alliance is a separate legal entity from WashingtonFirst Bank and Alliance Bank, respectively. Virtually all of WashingtonFirst’s and Alliance’s income results from dividends paid to it by WashingtonFirst Bank and Alliance Bank, respectively. Each of WashingtonFirst, WashingtonFirst Bank, Alliance and Alliance Bank are subject to laws and regulations that limit the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Banking regulators have indicated that Virginia banking organizations should generally pay dividends only (1) from net undivided profits of the bank, after providing for all expenses, losses, interest and taxes accrued or due by the bank and (2) if the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial position. In addition, the FDIA prohibits insured depository institutions such as WashingtonFirst Bank and Alliance Bank from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become undercapitalized as defined in the statute.

WashingtonFirst has adopted the strategy of retaining earnings to support current and future growth and has never declared or paid a cash dividend on its common stock. Alliance has also adopted the strategy of retaining earnings to support current and future growth and has never declared or paid a cash dividend on its common stock. Additionally, Alliance is restricted from paying dividends, without prior regulatory approval, under the MOU.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

Set forth below is certain per share financial information for WashingtonFirst and Alliance on a historical basis, on a pro forma consolidated combined basis and on a pro forma consolidated combined basis per Alliance equivalent share.

The comparative pro forma data was derived by combining the historical consolidated financial information of WashingtonFirst and Alliance using the purchase method of accounting for business combinations.

The pro forma data gives effect to:

•	the proposed merger of WashingtonFirst and Alliance;

•	the proposed issuance of a number of shares of WashingtonFirst common stock and cash to the shareholders of Alliance in connection with the merger; and

•	the proposed issuance of shares of WashingtonFirst common stock and non-voting common stock to the investors in connection with the merger.

For purposes of presenting pro forma basic and diluted earnings per share, the comparative pro forma data for the year ended December 31, 2011 and the six months ended June 30, 2012 assumes that the merger was effected on January 1, 2011. For purposes of presenting pro forma book value per share, the comparative pro forma data assumes that the merger was effective on December 31, 2011. The Alliance pro forma equivalent share information shows the effect of the merger from the perspective of an owner of Alliance common stock. The information was computed by multiplying the pro forma information based on the assumed exchange ratio of 0.4435 and assuming the maximum cash election is made. The actual conversion ratio may be lower than 0.4435, based upon the adjustments set forth in the reorganization agreement. See “The Reorganization Agreement – Merger Consideration.”

You should read the information below together with the historical consolidated financial statements and related notes of WashingtonFirst and Alliance included with this joint proxy statement/prospectus.

Management of WashingtonFirst has identified, quantified or evaluated certain material restructuring costs as of the date of this joint proxy/prospectus and these are reflected in the pro forma financial statements. The unaudited pro forma consolidated combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. In addition, as explained in more detail in the accompanying notes to unaudited pro forma consolidated combined financial information, the allocation of the purchase price reflected in the unaudited pro forma consolidated combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheets including fair value estimates.

	As of and for the Year Ended December 31, 2011	As of and for the Six Months Ended June 30, 2012
	(Unaudited)
Basic earnings (loss) per share
WashingtonFirst	$0.67	$0.36
Alliance	(1.17)	(0.26)
Pro Forma (1)	0.40	0.14
Equivalent pro forma per share of Alliance common stock (1)	0.18	0.06

Diluted earnings (loss) per share
WashingtonFirst	$0.65	$0.35
Alliance	(1.17)	(0.26)
Pro Forma (1)	0.39	0.14
Equivalent pro forma per share of Alliance common stock (1)	0.18	0.06

Book value per share
WashingtonFirst		$12.70
Alliance		5.31
Pro Forma (2)		11.75
Equivalent pro forma per share of Alliance common stock (2)		5.21

(1)	Pro forma basic and diluted earnings (loss) per share includes the effect of approximately 2,015,813 shares assumed to be issued to new investors. The pro forma income statements do not include any effect of the issuance of such shares, as proceeds are assumed to remain in cash as reflected in the pro forma balance sheet.
(2)	Pro forma book value per share includes the effect of the approximately 2,015,813 shares assumed to be issued to new investors as the proceeds from their issuance are included in the pro forma balance sheet.

REORGANIZATION AGREEMENT

The following information describes material aspects of the reorganization agreement. It is not intended to be a complete description of all information relating to the reorganization agreement and the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this joint proxy statement/prospectus, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Structure of the Merger

The reorganization agreement provides that Alliance will be merged with and into WashingtonFirst. WashingtonFirst will be the surviving corporation in the merger, and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the merger, the separate corporate existence of Alliance will terminate.

Merger Consideration

If the reorganization agreement is approved by both the shareholders of WashingtonFirst and Alliance and the merger is subsequently completed, each outstanding share of Alliance common stock will, at the election of the holder thereof and subject to limitation and adjustment as described in this joint proxy statement/prospectus, be converted into the right to receive a minimum of $4.77 in cash or 0.3992 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of $5.30 in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made), provided that no more than 20% of the shares of Alliance common stock may be converted into cash. If the holders of more than 20% of the shares of Alliance common stock collectively make the cash election, all such electing shareholders will be reduced pro rata such that the shares of Alliance common stock being exchanged for cash will not exceed 20% (exclusive of the Alliance shares issuable in connection with Alliance stock options that will be converted into the right to receive cash as provided in the reorganization agreement). Assuming the maximum cash election is made and based on 5,109,969 shares of Alliance common stock issued and outstanding on September 30, 2012, the aggregate merger consideration will be a minimum of approximately $4.9 million in cash and 1,631,919 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if the maximum downward adjustment is made, and a maximum of approximately $5.4 million in cash and 1,813,017 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), if no downward adjustment is made.

The following scenarios illustrate the effects of the proration of the merger consideration in the event that the holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding in connection with the merger. In each of these examples, it is assumed that (i) the cash consideration for each share of Alliance common stock is equal to $5.30, which is subject to adjustment as set forth below, (ii) the stock consideration for each share of Alliance common stock is equal to 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), which is subject to adjustment as set forth below, and (iii) the only shareholders of Alliance are Shareholder A, who is the holder of 100 shares of Alliance common stock, Shareholder B, who is the holder of 100 shares of Alliance common stock and Shareholder C, who is the holder of 60 shares of Alliance common stock. Because only a total of 260 shares are outstanding in this example, the 20% cap on the cash election means that only 52 shares (20% of 260 shares) may be exchanged for cash.

•

Shareholder A elects to receive cash for 100% of his shares of Alliance common stock. Shareholder B elects to receive cash for 75% of his shares of Alliance common stock. Shareholder C elects to receive cash for 75% of his shares of Alliance common stock. As a result of proration,

•	Shareholder A would receive cash election proceeds for 23.636 shares of Alliance common stock and stock for 76.364 shares of Alliance common stock,

•	Shareholder B would receive cash election proceeds for 17.727 shares of Alliance common stock and stock for 82.273 shares of Alliance common stock, and

•	Shareholder C would receive cash election proceeds for 10.636 shares of Alliance common stock and stock for 49.364 shares of Alliance common stock.

The shares of Alliance common stock held by Shareholders A, B, and C that are not converted into the right to receive cash would be converted into shares of WashingtonFirst common stock, with cash in lieu of a fractional share.

As this example illustrates, for a shareholder of Alliance to maximize the amount of cash he will receive for his shares of Alliance common stock, the shareholder should elect to receive cash for 100% of the shareholder’s shares of Alliance common stock.

•

Shareholder A elects to receive cash for 20% of his shares of Alliance common stock. Shareholder B elects to receive cash for 75% of his shares of Alliance common stock. Shareholder C elects to receive cash for 75% of his shares of Alliance common stock. As a result of proration,

•	Shareholder A would receive cash election proceeds for 7.429 shares of Alliance common stock and stock for 92.571 shares of Alliance common stock,

•	Shareholder B would receive cash election proceeds for 27.857 shares of Alliance common stock and stock for 72.143 shares of Alliance common stock, and

•	Shareholder C would receive cash election proceeds for 16.714 shares of Alliance common stock and stock for 43.286 shares of Alliance common stock.

The shares of Alliance common stock held by Shareholders A, B, and C that are not converted into the right to receive cash would be converted into shares of WashingtonFirst common stock, with cash in lieu of a fractional share.

As this example illustrates, if a shareholder elects to receive cash for 20% of his outstanding shares of Alliance common stock, the shareholder will receive cash for less than 20% of his outstanding shares of Alliance common stock in the event that holders of Alliance common stock collectively elect to receive cash for more than 20% of Alliance common stock outstanding in connection with the merger.

In order to make their election, Alliance shareholders prior to the election deadline (as defined below) should complete and return the Form of Merger Consideration Election for Alliance Shareholders, a form of which is attached to this joint proxy statement/prospectus as Appendix D, or the “Form of Election.” Please do not remove the Form of Election from the joint proxy statement/prospectus, but instead use the execution copy enclosed for that purpose. If you hold shares in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will separately provide instructions for making your election with respect to such shares. Alliance shareholders that do not return their Form of Election by the election deadline or who have material defects in their returned Form of Election will be deemed to have elected to receive stock consideration. Elections are unconditional and irrevocable, except that if shares of Alliance common stock in respect of which an election has been made are subsequently transferred prior to the election deadline, such transfer will automatically revoke such election. If the transferee of such shares does not make a proper election, such shares will be deemed to have elected to receive stock consideration. If a transfer of shares of Alliance common stock occurs after the election deadline but prior to the closing of the merger, the transferee will be bound by the election, if any, made by the transferor of such shares. Unless WashingtonFirst and Alliance agree otherwise, the “election deadline” will be 5:00 p.m., Eastern time on the date that is two business days immediately preceding the closing date for the merger. WashingtonFirst and Alliance will publicly announce the anticipated date of the election deadline at least five business days prior to the anticipated closing date for the merger. If the closing date of the merger is delayed to a subsequent date, the election deadline shall be similarly delayed to a subsequent date, and WashingtonFirst and Alliance shall promptly announce any such delay and, when determined, the rescheduled election deadline.

The reorganization agreement provides that in the event that the amount of Alliance’s shareholders’ equity at the month-end prior to the effective time of the merger has declined by more than ten percent from the amount of Alliance’s shareholders’ equity reported in Alliance’s consolidated financial statements as of December 31, 2011, or the “base amount,” the merger consideration will be adjusted as follows:

•

the cash consideration will be reduced by the per share amount of the decline in Alliance’s shareholders’ equity that exceeds ten percent of the base amount, provided, however, that in no event will the cash consideration be reduced by more than a per share amount of ten percent of the base amount; and

•

the stock consideration will be reduced by adjusting the 0.4435 conversion ratio to equal the per share amount of the cash consideration, as adjusted as described in the immediately preceding bullet, divided by $11.95.

When calculating the percentage decline in Alliance’s shareholders’ equity, the following items will be excluded from such calculation:

•

any change (positive or negative) attributable to changes in the deferred tax asset account or related valuation allowance, the FHLB advance account, the accumulated other comprehensive income account,

•

effects (positive or negative) from changes, after May 3, 2012, in GAAP or regulatory principles generally applicable to banks but only to the extent the effect on Alliance and Alliance Bank, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies,

•	expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with the reorganization agreement, and/or

•

effects (positive or negative) from actions and omissions of Alliance and Alliance Bank taken at the request of, or with the prior written consent of, WashingtonFirst in contemplation of the transactions contemplated by the reorganization agreement.

The reorganization agreement provides that, if the shareholders’ equity of Alliance as of December 31, 2011 has declined by more than ten percent as of the month-end prior to the consummation of the merger, the cash or number of shares of WashingtonFirst common stock to be issued in exchange for each share of Alliance common stock will be lower than the current consideration of $5.30 in cash or 0.4435 shares of WashingtonFirst common stock.

The merger will not result in any change to the shares of WashingtonFirst common stock outstanding immediately prior to the merger.

Timing of Closing

The closing of the merger will occur at a time and on a date specified in writing by the parties, which date will be on the earliest practicable business day, but not more than 30 days, after the receipt of all requisite approvals and authorizations of regulatory and governmental authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions set forth in the reorganization agreement. WashingtonFirst and Alliance expect that, immediately upon the closing of the merger, they will file articles of merger with the Virginia State Corporation Commission, and the merger will become effective as set forth in the articles of merger.

Treatment of Alliance Stock Options

As of the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire shares of Alliance common stock under Alliance’s equity based compensation plans will be cancelled as of the effective time of the merger in exchange for the right to receive an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Alliance common stock subject to such option and (ii) the difference, if positive, between (A) $5.30, subject to adjustment as described in “ – Merger Consideration,” and (B) the exercise price per share of Alliance common stock subject to such option. If the exercise price per share of Alliance common stock subject to such option is greater than $5.30, as adjusted downward, if at all, such option will be cancelled at the effective time of the merger without any consideration paid therefor. Of the 219,456.25 outstanding options to purchase shares of Alliance common stock (including those held by directors and executive officers of Alliance and Alliance Bank), 71,000 will be canceled for an aggregate of $179,900 in cash (subject to any applicable reductions to avoid an excess parachute payment under Section 280G of the Code).

Exchange of Shares

WashingtonFirst has appointed Broadridge Corporate Issuer Solutions, Inc., its transfer agent, as the exchange agent with respect to the merger. After the merger is completed, the exchange agent will send Alliance shareholders written instructions for exchanging their Alliance stock certificates. Alliance shareholders should not surrender their stock certificates representing shares of Alliance common stock to the exchange agent until they are instructed by the exchange agent to do so.

After the merger, the exchange agent will send a form letter of transmittal to Alliance shareholders containing instructions for use in effecting the surrender of their stock certificates in exchange for the merger consideration. The letter of transmittal will specify that delivery shall be effected, and risk of loss and title to the certificates representing shares Alliance common stock shall pass, only upon delivery of such certificates to the exchange agent. Upon proper surrender of a certificate for exchange and cancellation to the exchange agent, together with a properly completed letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange therefor the merger consideration.

The transmittal letter will also include procedures to be followed to exchange Alliance stock certificates, including, in part, the posting of a bond in the event that certificates representing Alliance common stock have been lost, stolen or destroyed.

Alliance common stock represented by book-entry will be automatically cancelled upon consummation of the merger and converted into the right to receive the merger consideration without any further action of the holder thereof.

Upon effectiveness of the merger, certificates which formerly represented shares of Alliance common stock which are to be converted into shares of WashingtonFirst common stock will be deemed for all purposes to represent the number of whole shares of WashingtonFirst common stock into which they have been converted, except that, until they are surrendered to the exchange agent, the holders of such shares will not be entitled to receive dividends or other distributions or payments in respect of WashingtonFirst common stock.

Shares of WashingtonFirst common stock will be uncertificated, or book entry, shares, registered in the name of the former Alliance shareholder. Each former Alliance shareholder will receive a statement evidencing the issuance of uncertificated shares of WashingtonFirst common stock for the benefit of such shareholder, together with a check representing payment, without interest, of cash in lieu of any fractional share of WashingtonFirst common stock to which such holder may be entitled, and, if appropriate, a check representing payment, without interest, of any dividend or other cash payment or distribution on such holder’s shares of WashingtonFirst common stock which may have been withheld as a result of such holder’s failure to earlier surrender his or her Alliance certificates for exchange. Each shareholder will have the ability to request a physical share certificate representing his or her shares of WashingtonFirst common stock at any time after he or she completes the exchange of his or her Alliance certificates. Notwithstanding the foregoing, any shares of WashingtonFirst common stock which are required to carry a legend will be represented by physical share certificates.

If any holder of Alliance common stock has not surrendered his or her certificates for exchange within twelve months of the effectiveness of the merger, the shares to which he or she would be entitled may, at WashingtonFirst’s option, be sold and the proceeds of sale, together with any cash in lieu of fractional shares and previously accrued dividends, held in a non-interest bearing account for the former shareholder’s benefit. In such event, the shareholder will only have the right to receive shares of WashingtonFirst common stock which have not been sold, if any, and to collect, without interest, and subject to applicable laws of escheat, the cash in the account representing the net proceeds of the sale, cash in lieu and accumulated dividends, upon proper surrender of his or her Alliance certificates.

Certain Covenants

Negative Covenants of Alliance and Alliance Bank

Pending effectiveness of the merger, and except as consented to by WashingtonFirst, Alliance and Alliance have agreed not to take certain actions without the prior consent of WashingtonFirst, including, but not limited to:

•	incurring any material obligations or liabilities except in the ordinary course of business consistent with past practice;

•	engaging in any transaction not in the ordinary course of business;

•	granting any increase in compensation to its employees or officers or directors, or paying any bonus, or effecting any increase in retirement benefits (unless such change is required by law);

•	declaring, setting aside or paying any dividends or other distributions on any class of its capital stock;

•	redeeming, repurchasing or otherwise acquiring any shares of its capital stock or any securities or obligations that are convertible into or exchangeable for any shares of its capital stock;

•	merging into any other corporation or bank or permitting any other corporation or bank to merge into it, or consolidating with any other corporation or bank;

•

liquidating, selling or disposing of any assets or acquiring any assets, other than in the ordinary course of its business consistent with past practice or as expressly required by the reorganization agreement;

•

opening, closing or relocating any office, branch or banking facility, or acquiring, establishing or divesting any banking or nonbanking facility, or filing an application with any federal or other regulatory agency with respect to any of the foregoing;

•	issuing any shares of its capital stock except in connection with the exercise of Alliance options properly granted prior to the date of the reorganization agreement;

•	issuing or granting, or extending or modifying the terms of any option, warrant, or other right to acquire Alliance common stock;

•

issuing any new or replacement certificate for any shares of Alliance common stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

•	amending its articles of incorporation or bylaws, or similar charter documents;

•	effecting any capital reclassification, stock dividend, stock split, consolidation of shares or similar change in capitalization;

•

taking, causing or permitting the occurrence of any change or event which would render any of its representations and warranties contained in the reorganization agreement untrue in any material respect;

•

entering into any transaction with a related party except for transactions relating to deposit relationships or the extension of credit in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectability or other unfavorable features, and in respect of which disclosure has been made to WashingtonFirst prior to disbursement;

•

cancelling without payment in full, or modifying in any material respect any contract relating to, any loan or other obligation receivable from any 5% shareholder, director or officer of Alliance or any Alliance subsidiary, or any member of the immediate family of the foregoing, or any related interest of any of the foregoing;

•

soliciting, encouraging, or authorizing any person to solicit from, or engage in communications with, any third party, or facilitate inquiries or the making of proposals relating to any acquisition proposal (see “– Nonsolicitation of Acquisition Proposals”);

•

providing any third party with information or assistance or negotiating or conducting any discussion with any third party to facilitate inquires into, or to obtain, an acquisition proposal, except as provided for in the reorganization agreement (see “– Nonsolicitation of Acquisition Proposals”);

•

knowingly taking any action that would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the merger and related transactions; (ii) adversely affect the ability of the merger and related transactions to constitute a reorganization under Section 368(a) of the Code, or (iii) adversely affect the ability to perform the covenants and agreements under the reorganization agreement;

•

entering into any new line of business, or changing its lending, investment, asset/liability management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner;

•

adopting, renewing, terminating, entering into or amending any employment, consulting, change in control, severance, settlement or other compensatory agreement, arrangement or policy with, or with respect, to any officer, employee or director;

•

making or renewing any loan or other extension of credit to any person (including, in the case of an individual, his or her immediate family) that (directly or indirectly through a related interest or otherwise) owes, or would as a result of such loan or extension of credit or renewal owe, Alliance or any Alliance subsidiary more than an aggregate of $1.0 million in the case of secured real estate loans made in accordance with Alliance Bank’s loan policy as in effect on the date of the reorganization agreement, and $500,000 in respect of other loans;

•

making any new loan that would be placed on Alliance’s watch list, or increasing the amount of credit available to any person or entity that has an existing loan with Alliance or any Alliance subsidiary that is on Alliance’s watch list;

•	making any loan or extension of credit that would require approval under Regulation O, other than renewals of loans existing as of the date of the merger reorganization;

•

accepting or renewing any time deposits, certificates of deposit or other deposit contracts at a rate in excess of the rate for comparable products shown in WashingtonFirst’s most recently published rate sheet, plus 25 basis points;

•

purchasing or otherwise acquiring any investment security for its own account that is not a U.S. Treasury or U.S. government agency security having a remaining life to maturity of less than three years;

•	making any capital expenditures individually in excess of $20,000, or in the aggregate in excess of $50,000;

•	making any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

•	making or originating any residential mortgage loan for the purposes of secondary market sale;

•

making or originating any residential mortgage loan or HELOC loan for its own portfolio, subject to exclusions for residential construction and acquisition and renovation loans secured by a first lien;

•

foreclosing on or taking title to any commercial or residential real property without conducting a “phase 1” environmental inspection and confirming that the phase 1 does not indicate the presence of any environmental contaminant or similar substance;

•	settling any material litigation without prior notice to WashingtonFirst;

•	selling or disposing of any other real estate owned, or “OREO,” with a carrying value of $400,000 or more without consulting with WashingtonFirst; or

•

granting any waiver of the time to assess any tax or waiver of the statutory period of limitation with respect to any tax except where necessary to avoid the assessment of any tax it disputes in good faith; or granting any person a power of attorney or authorization to represent it in connection with any taxes, other than powers of attorney which terminate as of the effective time of the merger.

Nonsolicitation of Acquisition Proposals

Alliance has also agreed that it will not solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, or employees, to solicit from, or engage in communications with, any third party, or facilitate inquiries or the making of proposals relating to any “acquisition proposal” (as defined below) or except as specifically permitted in the reorganization agreement, provide any third party with information or assistance or negotiate or conduct any discussions with any third party to facilitate inquiries or to obtain an acquisition proposal, or continue any such activities in progress as of May 3, 2012, the date of the reorganization agreement.

Notwithstanding the above restrictions on solicitation, if Alliance receives, prior to the effective time of the merger, an “unsolicited acquisition proposal” (as defined below) which, in the good faith determination of the board of directors of Alliance, the fiduciary duty of the directors under Virginia law requires that the Alliance board of directors consider, negotiate, communicate, or provide information with respect to, which activities are collectively referred to as “communications,” because the unsolicited acquisition proposal is more favorable, from a financial point of view, to the shareholders of Alliance than the merger, then Alliance will be entitled to engage in such communications. This determination must be made after receiving the advice of counsel regarding the requirements of the fiduciary duty of the directors under Virginia law, and the advice of Alliance’s financial advisor as to whether the unsolicited acquisition proposal is more favorable, from a financial point of view, to its shareholders than the merger.

An “acquisition proposal” is any inquiry, offer or proposal, other than the merger of Alliance with and into WashingtonFirst or the merger of Alliance Bank with and into WashingtonFirst Bank, received by Alliance or any Alliance subsidiary from any person or entity other than WashingtonFirst, or an affiliate of WashingtonFirst (including deemed receipt as a result of the public announcement of such proposal by the proponent) regarding: (i) any merger, consolidation, reorganization, share issuance, recapitalization, business combination, share purchase or exchange, purchase and assumption or similar transaction involving Alliance or Alliance Bank; or (ii) any issuance, sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all, or any substantial portion of, the assets of Alliance or Alliance Bank. An “unsolicited acquisition proposal” is an acquisition proposal received by Alliance or Alliance Bank without violation of the nonsolicitation covenant described above, including where it is received from a party contacted prior to May 3, 2012, the date of the reorganization agreement, but without any contact subsequent to the date of the reorganization agreement.

Other Covenants by Alliance and Alliance Bank

In addition to the covenants set forth above, Alliance and Alliance Bank have agreed that, except as otherwise consented to by WashingtonFirst in writing, each of Alliance and Alliance Bank will, and will cause other Alliance subsidiaries to, among other things:

•	carry on its business, and maintain its books of account and other corporate records in the ordinary course consistent with past practice and applicable legal and regulatory requirements;

•

to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization in all material respects, to retain the services of its officers and employees, and maintain customer and other business relationships in all material respects, including relationships with title customers;

•

maintain all of the structures, equipment, and other real and personal property of Alliance and its subsidiaries in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;

•

use all reasonable efforts to preserve or collect all material claims or causes of action of Alliance and its subsidiaries, to enforce all loan agreements, realize upon collateral and pursue loan guarantees;

•	keep in full force and effect all insurance coverage maintained by Alliance or its subsidiaries;

•	perform in all material respects its obligations under material contracts and leases of real property, except where it will not have a material adverse effect;

•

comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to Alliance and its subsidiaries and the conduct of their respective businesses;

•

at all times maintain the allowance for loan losses and the reserve for representations and warranties at levels which are adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of loans sold by Alliance in the secondary market, in accordance with GAAP and regulatory requirements, after taking charge-offs in accordance with GAAP and regulatory requirements, and at all times make adequate provisions for loan losses in respect of loans originated after March 31, 2011;

•	at all times promptly take and recognize appropriate charge-offs required in accordance with GAAP and regulatory requirements;

•

advise WashingtonFirst of any request to repurchase or reacquire any mortgage loans sold by Alliance in the secondary market, or to make any payment in respect of any such loan, or to indemnify any person in respect of any such loan, promptly following receipt, and prior to taking any action in respect of such request;

•	terminate, on or before the closing date, Alliance’s 401(k) plan;

•

cooperate fully with WashingtonFirst to make Alliance and Alliance Bank employees available at reasonable times for training prior to the closing of the merger, provided that such cooperation does not materially interfere with their duties with Alliance and Alliance Bank;

•

make appropriate staff of Alliance and Alliance Bank available to assist in the systems and operations conversion, provided that such cooperation does not materially interfere with their duties with Alliance and Alliance Bank;

•

not later than immediately prior to the closing of the merger, establish and take such charge-offs, reserves, and accruals as WashingtonFirst may reasonably request to conform Alliance’s and its subsidiaries’ loan, accrual, reserve and other accounting policies to those of WashingtonFirst, and effect such sales of investment securities as WashingtonFirst may reasonably request;

•

use its best efforts to enter into agreements with the landlords and subtenants of certain real property formerly used in Alliance’s business, as appropriate and necessary in connection with the merger, and conduct the discussions and negotiations with respect to such agreements in cooperation and consultation with WashingtonFirst; and

•	cooperate with WashingtonFirst to identify loans and other assets for sale or other disposition by WashingtonFirst after the effective time of the merger.

WashingtonFirst Covenants

Pending effectiveness of the merger, WashingtonFirst agrees that except as consented to in writing by Alliance and Alliance Bank, it shall, and shall cause WashingtonFirst Bank to:

•	use its best efforts to:

•	preserve its business organization intact in all material respects;

•	maintain good relationships with its employees;

•	conduct its business in the ordinary course, consistent with past practice; and

•	preserve for itself the goodwill of its customer and other business relationships;

•

not knowingly take any action that would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the merger and related transactions; (ii) adversely affect the ability of the merger and related transactions to constitute a reorganization under Section 368(a) of the Code; or (iii) adversely affect the ability to perform the covenants and agreements under the reorganization agreement;

•

not amend, repeal or modify any provision of its articles of incorporation or bylaws in a manner which would adversely affect Alliance, Alliance shareholders or the transactions contemplated by the reorganization agreement;

•

not make or pay any extraordinary one-time dividend or distribution on shares of WashingtonFirst common stock, other than any distribution or dividend payable in shares of WashingtonFirst common stock which would result in the adjustment of the conversion ratio pursuant to the reorganization agreement;

•

comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to WashingtonFirst and WashingtonFirst Bank and the conduct of their respective businesses;

•

at all times maintain the allowance for loan losses and the reserve for representations and warranties at a level which is adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of loans sold by WashingtonFirst in the secondary market, in accordance with GAAP and regulatory requirements, after taking charge-offs required in accordance with GAAP and regulatory requirements; and

•

use all of its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate WashingtonFirst’s capital raising transactions (see “Information About WashingtonFirst – Capital Raising Transactions”) on the terms and conditions in the applicable securities purchase or investment agreements. If any investment contemplated by any of the existing securities purchase or investment agreements becomes unavailable on the terms and conditions described in such agreements, WashingtonFirst will use its reasonable best efforts to obtain replacement investments from alternative sources. WashingtonFirst will not, however, be obligated to obtain replacement investments unless they can be obtained on terms that are in the aggregate not materially less favorable to WashingtonFirst than the terms of the existing agreements from investors at least as reputable as the investors party to the existing agreements. WashingtonFirst will give Alliance prompt notice of any material breach or termination of a securities purchase or investment agreement.

Representations and Warranties

The representations and warranties of the parties contained in the reorganization agreement have been made solely for the benefit of the other party to the reorganization agreement, and are not intended to, and do not, modify the statements and information about Alliance contained in its periodic reports on Forms 10-K, 10-Q and 8-K, or the information contained in other documents filed by Alliance with the SEC or by WashingtonFirst, Alliance and their respective bank subsidiaries with the banking regulators, or otherwise. Representations and warranties in agreements such as the reorganization agreement are not intended as statements of fact, but rather are negotiated provisions which allocate risks related to the subject matter of the statements between the parties to the reorganization agreement. Additionally, the representations and warranties are modified in the reorganization agreement by materiality standards and conditions, and clarifications, exclusions and exceptions set forth on schedules and exhibits which are not included as part of this joint proxy statement/prospectus. Such representations and warranties have not been modified to reflect any changes that may have occurred since the date of the reorganization agreement. As such, readers should not place reliance on the representations and warranties as accurate statements of the current condition of any party to the reorganization agreement, or its subsidiaries, operations, assets or liabilities.

The reorganization agreement contains a number of representations and warranties made by the parties as to, among other things: corporate existence, good standing and qualification to conduct business; due and valid authorization, execution and delivery of the reorganization agreement; capitalization; governmental authorization; the absence of any conflict of the reorganization agreement and the merger with organizational documents and the absence of any violation of material agreements, laws or regulations as a result of the completion of the merger; the absence of undisclosed material liabilities; financial statements; the absence of material misstatements or omissions from information provided for inclusion in this joint proxy statement/prospectus; the absence of material adverse changes since December 31, 2011; compliance with laws and court orders; loan portfolio, reserves and other loan matters and litigation and tax matters.

Certain of the representations and warranties are qualified as to “materiality,” “material adverse effect” or “material adverse change.” As used in the reorganization agreement, the terms material adverse effect,” “material adverse change” and words of similar import include, among other things, a decline, measured as of the end of the month immediately preceding the month in which the closing of the merger occurs, of greater than 20% in Alliance’s shareholders’ equity form the amount of Alliance’s shareholders’ equity as of December 31, 2011, excluding from such calculation (i) any change (positive or negative) attributable to changes in the deferred tax asset account or related valuation allowance, the FHLB advance account, the accumulated other comprehensive income account, (ii) effects (positive or negative) from changes, after May 3, 2012, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on Alliance and Alliance Bank, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (iii) expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with the reorganization agreement and/or (iv) effects (positive or negative) from actions and omissions of Alliance and Alliance Bank taken at the request of, or with the prior written consent of, WashingtonFirst in contemplation of the transactions contemplated by the reorganization agreement. For purposes of the reorganization agreement, the following factors will not be considered in determining whether a material adverse effect or change has occurred:

•	changes, after May 3, 2012, the date of the reorganization agreement:

•

in laws of general applicability or interpretations thereof by courts or governmental authorities but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies;

•

in GAAP or regulatory principles generally applicable to banks but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies;

•	resulting from expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with the reorganization agreement;

•

resulting from, acts of terrorism or war, but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies;

•

resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of May 3, 2012, the date of the reorganization agreement, and disclosed to WashingtonFirst in Alliance’s disclosure schedule to the reorganization agreement; or

•

actions and omissions of WashingtonFirst or Alliance and Alliance Bank taken at the request of, or with the prior written consent of, the other party to the reorganization agreement in contemplation of the transactions contemplated by the reorganization agreement.

The representations and warranties in the reorganization agreement do not survive after the effective time of the merger or the termination of the reorganization agreement.

Conditions of the Merger

The obligations of WashingtonFirst and Alliance to complete the merger are subject to the satisfaction or waiver of conditions including:

•	approval of the reorganization agreement by the shareholders of WashingtonFirst and Alliance;

•

WashingtonFirst and Alliance shall have each received legal opinions from their respective counsel substantially to the effect that, based on the considerations and assumptions specified therein, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the shareholders of Alliance will not recognize gain or loss upon receipt of WashingtonFirst stock in exchange for their shares of Alliance common stock (except with respect to cash received in lieu of fractional shares), and will recognize any gain realized on the merger up to the sum of the cash received in exchange for their shares of Alliance common stock;

•	receipt of all required governmental approvals of the merger;

•

registration of the shares of WashingtonFirst common stock to be issued to shareholders of Alliance with the SEC through the continued effectiveness of the registration statement of which this joint proxy statement/prospectus is a part. In addition, no stop order suspending the effectiveness of the registration statement shall have been initiated or threatened, and all state securities and blue sky permits and approvals required to carry out the transactions contemplated by the reorganization agreement shall have been obtained;

•

WashingtonFirst shall have executed and delivered, subject to the effectiveness of the merger, all supplemental and amended documents required to be executed by WashingtonFirst to effectively assume the trust preferred securities of Alliance;

•

WashingtonFirst’s capital raising transactions shall have been consummated and the investors shall have made the funds available to WashingtonFirst (see “Information About WashingtonFirst – Capital Raising Transactions”). In addition, WashingtonFirst shall have raised, via the capital raising transactions or otherwise, an amount of capital sufficient to obtain all necessary regulatory approvals;

•	accuracy of the other party’s representations and warranties contained in the reorganization agreement as of the closing date of the merger;

•	performance or compliance in all material respects by the other party with its respective covenants and obligations required by the reorganization agreement;

•

the other party shall have obtained any and all material approvals required to be obtained by it for the lawful consummation of the merger and the bank merger in accordance with applicable law and without violation of any material contract;

•

absence of any material adverse change, since May, 3, 2012, the date of the reorganization agreement, in the other party’s business, operation, assets, liabilities, financial condition, prospects or results of operations;

•

the merger shall not then be enjoined by any order of any federal or state court or agency in the United States and no action seeking such injunction shall have been instituted or threatened, and no law or regulation shall have been enacted that prohibits, restricts or makes illegal the consummation of the merger; and

•

the other party shall have received from its respective financial advisor an updated fairness opinion dated as of a date not later than the date of the effectiveness of the registration statement, to the effect that the merger is fair, from a financial point of view, to the shareholders of such party.

The obligations of WashingtonFirst to complete the merger are also subject to the satisfaction of additional conditions, including:

•

receipt of all required governmental approvals of the merger without the imposition of conditions that, in the good faith reasonable judgment of WashingtonFirst, would have a material adverse effect on the value of the merger to WashingtonFirst;

•

receipt of confirmation from the Federal Reserve that WashingtonFirst may, following the assumption of Alliance’s trust preferred securities, continue to include the assumed trust preferred securities as Tier 1 capital of WashingtonFirst;

•

there shall not be pending or to the knowledge of Alliance, Alliance Bank or WashingtonFirst, threatened against Alliance or Alliance Bank or their respective officers, directors or employees in their capacity as such, any suit, action or proceeding (including antitrust actions) which, if successful, would, in the reasonable judgment of WashingtonFirst, have a material adverse effect on the financial condition, operations, business or prospects of Alliance, Alliance Bank or the combined company;

•	all of the directors of Alliance and Alliance Bank in office as of the date of execution of the reorganization agreement shall have entered into a support agreement (see “Support Agreements”);

•

Alliance shall have taken any and all reasonably necessary steps such that the merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any employee agreement or benefit plan;

•

Alliance shall have certified that it is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code;

•	Alliance and Alliance Bank shall have paid in full, at or prior to the closing of the merger, all amounts owing to its financial advisor;

•

receipt of all required consents, approvals, waivers and other assurances from non-governmental third parties, except such consents, approvals, waivers and other assurances which, individually or in the aggregate, do not result in a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance, taken as a whole;

•

Alliance and Alliance Bank shall have obtained the consent of the landlord under each real property lease to the succession of WashingtonFirst or WashingtonFirst Bank thereunder or entered into new lease agreements with respect thereto;

•

all of the directors of Alliance and Alliance Bank in office as of the date of execution of the reorganization agreement shall have entered into a non-competition and non-solicitation agreement (see “Non-Competition and Non-Solicitation Agreement”); and

•	WashingtonFirst shall have received from Alliance’s accounting firm a letter dated the closing date of the merger with respect to certain financial information regarding Alliance.

The obligations of Alliance to complete the merger are also subject to the satisfaction of additional conditions, including:

•

WashingtonFirst shall have deposited the merger consideration with the exchange agent to be paid to holders of Alliance common stock in accordance with the provisions of the reorganization agreement; and

•	the shares of WashingtonFirst common stock to be issued to Alliance shareholders in the merger shall have been authorized for listing on NASDAQ.

Amendment and Waiver

Any of the terms and conditions of the reorganization agreement may be amended by the parties in writing, at any time before or after approval of the reorganization agreement by the Alliance shareholders, except that no amendment after approval by the shareholders of Alliance may reduce the value or change the form of consideration to be received by shareholders of Alliance as contemplated by the reorganization agreement, unless such amendment is subject to the approval of Alliance’s shareholders and such approval is obtained. The parties, by action in writing, taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the reorganization agreement, (ii) waive any inaccuracies in the representations and warranties contained in the reorganization agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained in the reorganization agreement, at any time.

Termination

WashingtonFirst and Alliance can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either WashingtonFirst or Alliance may decide, without the consent of the other, to terminate the reorganization agreement if:

•

the merger has not been completed by February 28, 2013 or such later date approved in writing by WashingtonFirst and Alliance, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party seeking to terminate the reorganization agreement, except that Alliance may not terminate the reorganization agreement on this basis if it has breached its covenant not to solicit or entertain acquisition proposals;

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been, or cannot be, cured within 30 days after the terminating party gives written notice of such failure to the breaching party, except that no cure period is available for Alliance’s breach of its covenant not to solicit or entertain acquisition proposals;

•

any governmental or regulatory approval required for consummation of the merger shall have been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available for such appeal;

•

the conditions to closing of the merger are incapable of being satisfied or fulfilled by February 28, 2013 or such later date approved in writing by WashingtonFirst and Alliance and the party seeking to terminate the reorganization agreement on this basis is not then in material breach of the reorganization agreement; or

•	WashingtonFirst or Alliance shareholders fail to approve the reorganization agreement.

The reorganization agreement will be automatically terminated if:

•

Alliance’s board of directors approves entering into an agreement for, or Alliance or Alliance Bank consummates, an unsolicited acquisition proposal (as defined in “– Certain Covenants –Nonsolicitation of Acquisition Proposals”); or

•

while an unrejected unsolicited acquisition proposal exists, Alliance’s board of directors: (i) recommends an unsolicited acquisition proposal to the shareholders of Alliance; (ii) fails to recommend the merger to the shareholders of Alliance; (iii) withdraws or modifies in a manner adverse to WashingtonFirst the recommendation of the merger to the shareholders of Alliance; or (iv) after the communications end date (as defined below) fails upon request to reconfirm its recommendation of the reorganization agreement to Alliance’s shareholders. If Alliance’s board of directors makes a good faith determination that the fiduciary duty of the directors under Virginia law requires that the board of directors consider, negotiate, communicate, or provide information, which activities are collectively referred to as “communications,” with respect to an unsolicited acquisition proposal, because such proposal is more favorable, from a financial point of view, to the shareholders of Alliance than the merger, which determination is made after receiving the advice of counsel to Alliance regarding the requirements of the fiduciary duty of the directors under Virginia law, and the advice of Alliance’s financial advisor as to whether the proposal is more favorable, from a financial point of view, to its shareholders than the merger, then Alliance may engage in communications with respect to an unsolicited acquisition proposal. The “communications end date” is the date 45 days from the date on which Alliance provided notice of such proposal to WashingtonFirst, or if earlier, the date immediately prior to February 28, 2013 or such later date approved in writing by WashingtonFirst and Alliance.

In the event of termination of the reorganization agreement by either WashingtonFirst, Alliance or Alliance Bank, then the reorganization agreement becomes void and there will be no liability on the part of either WashingtonFirst, Alliance or Alliance Bank or their respective officers or directors, except that:

•	certain provisions regarding the effect of termination, confidentiality, return of documents and payment of expenses survive any such termination and abandonment;

•

termination will not relieve the breaching party from liability or action being taken in law or in equity by the non-breaching party for any fraud, or for any willful misconduct or breach of a material provision of the reorganization agreement giving rise to such termination, except where WashingtonFirst has received the termination payment described immediately below in “– Termination Payment;”

•	in certain circumstances, WashingtonFirst will be entitled to a termination payment as described immediately below in “– Termination Payment.”

WashingtonFirst and Alliance have agreed that if the merger is not completed as a result of the refusal, without cause, of the other party to complete the merger, the non-refusing party is entitled, in addition to the rights provided under the reorganization agreement and its other remedies at law, to specific performance of the reorganization agreement, except where WashingtonFirst receives the termination payment, in which case receipt of the payment will represent the sole remedy available to WashingtonFirst. WashingtonFirst is entitled to receive only one termination payment.

Termination Payment

Alliance must pay WashingtonFirst a termination payment of $1.34 million within three business days of termination of the reorganization agreement if the reorganization agreement is terminated as a result of any one of a number of circumstances, including:

•

Alliance’s board of directors approves entering into an agreement for, or Alliance or Alliance Bank completes, an unsolicited acquisition proposal (as defined in “– Certain Covenants – Nonsolicitation of Acquisition Proposals”);

•

while an unrejected unsolicited acquisition proposal exists, Alliance’s board of directors (i) recommends an unsolicited acquisition proposal to the shareholders of Alliance, (ii) fails to recommend the merger to the shareholders of Alliance, (iii) withdraws or modifies in a manner adverse to WashingtonFirst the recommendation of the merger to the shareholders of Alliance, or (iv) after the communications end date, fails upon request of WashingtonFirst to reconfirm its recommendation of the merger;

•

Alliance has not rejected an unsolicited acquisition proposal with respect to which it is entitled to engage in communications under the provisions of the reorganization agreement by the communications end date (as defined immediately above in “– Termination”);

•	a material breach by Alliance of its covenants in the reorganization agreement prohibiting the solicitation of other acquisition proposals;

•

the failure to obtain the requisite vote of Alliance’s shareholders, where Alliance has breached its covenants in the reorganization agreement prohibiting the solicitation of other acquisition proposals, whether or not such breach resulted in the failure to obtain Alliance shareholder approval;

•

the merger has not been completed by February 28, 2013 or such later date approved in writing by WashingtonFirst and Alliance, where Alliance has breached its covenants in the reorganization agreement prohibiting the solicitation of other acquisition proposals, or where it has engaged in communications with respect to an unsolicited acquisition proposal beyond the communications end date; and

•

the failure to complete the merger by February 28, 2013 or such later date approved in writing by WashingtonFirst and Alliance, or because Alliance shareholder approval is not obtained at the Alliance special meeting and, prior to such termination, an acquisition proposal with respect to Alliance has been publicly proposed by any third party, or such acquisition proposal or intention has otherwise become widely known to Alliance’s shareholders, and within twelve months of termination: (i) Alliance or Alliance Bank merges with or into, or is acquired by any third party; (ii) any third party acquires more than 50% of the consolidated total assets of Alliance and its subsidiaries; (iii) any third party acquires more than 50% of the outstanding shares of Alliance common stock; (iv) Alliance adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Alliance common stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of Alliance; or (v) Alliance enters into a definitive agreement providing for such actions.

Alliance and Alliance Bank have agreed that they will cause the acquiror in respect of any acquisition proposal to expressly assume the obligation of Alliance and Alliance Bank to make such termination payment to WashingtonFirst, to the extent such payment has not been previously been made. The obligations of Alliance and Alliance Bank to make the termination payments and to cause the assumption of such obligation will survive the termination of the reorganization agreement and are binding upon Alliance and Alliance Bank and any successor or assign of Alliance or Alliance Bank.

Alliance and Alliance Bank agreed to this termination payment arrangement in order to induce WashingtonFirst to enter into the reorganization agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Alliance.

SUPPORT AGREEMENTS

As a condition to the obligation of WashingtonFirst to complete the merger, each of the directors of Alliance and Alliance Bank has entered into a support agreement with respect to the voting of shares of Alliance common stock that they own or control. Pursuant to the support agreements, the directors of Alliance and Alliance Bank have agreed, in their capacities as shareholders, that they will vote an aggregate of 114,573 shares of Alliance common stock over which they possess the sole power to vote or direct the voting, or 2.24% of the total number of shares of Alliance common stock outstanding as of the record date for the Alliance special meeting, in favor of the reorganization agreement and the transactions contemplated by the reorganization agreement, including the merger, unless WashingtonFirst is in material default with respect to a material covenant, representation, warranty or agreement in the reorganization agreement, or the board of directors of Alliance has recommended an unsolicited acquisition proposal or has failed to make, or has withdrawn or modified (or publicly proposed or resolved to do the foregoing), in a manner adverse to WashingtonFirst, its recommendation of the merger in accordance with the applicable provisions of the reorganization agreement. The form of support agreement is included in this joint proxy statement/prospectus as an exhibit to the reorganization agreement, which is attached to this joint proxy statement/prospectus Appendix A.

Under the support agreement, the directors also agreed not to, without the prior written consent of WashingtonFirst:

•

tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in, or otherwise dispose of or encumber any of his or her shares of Alliance common stock subject to the support agreement, or any options to acquire Alliance common stock,

•	exercise any option to purchase Alliance common stock prior to the effective time of the merger, unless it would otherwise expire, or

•

sell, pledge, hypothecate or otherwise transfer or dispose of, any shares of WashingtonFirst common stock held by him or her as of the date of the reorganization agreement or thereafter acquired by him or her upon the conversion of Alliance common stock in the merger or otherwise from May 3, 2012 and until the expiration of a period of three months following the first to occur of the effective time of the merger or the termination of the reorganization agreement.

NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

As a condition to the obligation of WashingtonFirst to complete the merger, each of the directors of Alliance and Alliance Bank has entered into non-competition agreements restricting such director’s ability to engage in activities in competition with WashingtonFirst and WashingtonFirst Bank following the effective time of the merger. The directors did not receive any separate or additional compensation for entering into the non-competition agreements.

Under the non-competition agreements, each Alliance and Alliance Bank director has agreed that for a period of eighteen months following the effectiveness of the merger, he or she will not, directly or indirectly,

•

serve as a member of the board of directors of, or a holding company for, any federal or state commercial bank or other institution the deposits of which are insured by the FDIC and which has a branch or loan production office in the Virginia counties of Arlington, Fairfax, Fauquier, Loudoun, Prince William or Stafford Counties or the cities of Alexandria, Fairfax, Falls Church, Manassas and Manassas Park, which we refer to as the “Designated Area,” other than (if appointed) WashingtonFirst or WashingtonFirst Bank; or

•

knowingly solicit to employ or engage the services of any of the current officers or employees of WashingtonFirst or WashingtonFirst Bank (including former employees of Alliance Bank), or initiate or maintain contact with any officer, director or employee of WashingtonFirst or WashingtonFirst Bank (including former employees of Alliance Bank) regarding the business, operations, prospects or finances of WashingtonFirst or WashingtonFirst Bank; provided, that (i) if the director is serving on the board of directors of WashingtonFirst or WashingtonFirst Bank, the director may have contact with their then current respective officers and employees regarding the business operations, prospects or finances of WashingtonFirst or WashingtonFirst Bank, and (ii) the restrictions in this bullet do not apply to (A) general solicitations not specifically directed to any current officer or employee of WashingtonFirst or WashingtonFirst Bank (including former officers or employees of Alliance Bank) and (B) any solicitation or hiring of any such officer or employee who has not been employed by WashingtonFirst or WashingtonFirst Bank (including former officers or employees of Alliance Bank) for a period of at least three months.

The non-competition agreement does not prevent a director, members of the director’s family, or businesses or entities controlled by such director or, a business or entity not controlled by such director, at the instruction of such business or entity, from moving the deposits of such persons presently held at Alliance Bank to another institution.

INFORMATION ABOUT THE WASHINGTONFIRST SPECIAL MEETING AND VOTE

This joint proxy statement/prospectus is being provided to holders of WashingtonFirst common stock as WashingtonFirst’s proxy statement in connection with the solicitation of proxies by and on behalf of WashingtonFirst’s board of directors to be voted at the special meeting of WashingtonFirst shareholders, and at any adjournment or postponement of thereof. This joint proxy statement/prospectus is also being provided to holders of Alliance common stock as Alliance’s proxy statement in connection with the solicitation of proxies by and on behalf of Alliance’s board of directors to be voted at the special meeting of Alliance shareholders, and at any adjournment or postponement of thereof.

Date, Time and Place

The WashingtonFirst special meeting is scheduled to take place on Monday, December 17, 2012 at 11:00 a.m., local time, at 11921 Freedom Drive, Suite 250, Reston, Virginia.

Purpose of the WashingtonFirst Special Meeting

The shareholders of WashingtonFirst are being asked to consider and vote on the following proposals:

• Item 1 –	to approve the reorganization agreement pursuant to which the merger will occur;

• Item 2 –	to amend the articles of incorporation of WashingtonFirst to increase the number of authorized shares of WashingtonFirst common stock from 25,000,000 to 50,000,000, which is referred to as the “Authorized Share Amendment;”

• Item 3 –	to amend the articles of incorporation of WashingtonFirst to establish a class of non-voting common stock having 10,000,000 authorized shares, which is referred to as the “Non-Voting Common Stock Amendment;”

• Item 4 –	to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended; and

• Item 5 –	to approve a proposal, if necessary, to adjourn or postpone the WashingtonFirst special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the reorganization agreement or the amendment to the WashingtonFirst articles of incorporation.

WashingtonFirst’s shareholders will also transact such other business that may properly come before the WashingtonFirst special meeting. As of the date of this joint proxy statement/prospectus, WashingtonFirst’s board of directors is not aware of any matters, other than those stated above, that may be brought before the WashingtonFirst special meeting.

Record Date, Shares Entitled to Vote and Outstanding Shares Held on Record Date

A WashingtonFirst shareholder may vote at the special meeting of WashingtonFirst shareholders if the shareholder owned WashingtonFirst common stock at the close of business on November 7, 2012, the record date for the WashingtonFirst special meeting. Such shareholder can cast one vote for each share of WashingtonFirst common stock owned by such shareholder at that time. On the record date for the WashingtonFirst special meeting, 2,934,955 shares of WashingtonFirst common stock were outstanding.

Quorum; Abstentions and Broker Non-Votes

Holders of a majority of the issued and outstanding shares of WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the WashingtonFirst special meeting. If a share is represented for any purpose at the WashingtonFirst special meeting, it is deemed to be present for the transaction of all business. A share may be represented at the WashingtonFirst special meeting, but its holder may abstain from voting on some or all of the proposals. Abstentions and broker “non-votes” are counted for purposes of determining whether a quorum exists. Notwithstanding the foregoing, pursuant to WashingtonFirst’s bylaws, the WashingtonFirst special meeting may be adjourned or postponed by a majority of the shares present or represented at the WashingtonFirst special meeting.

If you hold your shares of WashingtonFirst common stock in “street name” through a bank, broker or other nominee, generally the nominee may only vote your shares in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on any of the proposals described in this joint proxy statement/prospectus. If a nominee cannot vote on a matter because the shareholder has not provided voting instructions and such nominee does not have discretionary voting authority, this is a broker “non-vote” with respect to that matter. Shares held in “street name” that are not voted on specific matters at the WashingtonFirst special meeting will, however, be counted as shares present or represented at the WashingtonFirst special meeting for purposes of determining whether a quorum exists. In the event that a quorum is not present at the WashingtonFirst special meeting, it is expected that the WashingtonFirst special meeting will be adjourned or postponed to permit further solicitation of proxies. Abstentions and broker non-votes will each have the same legal effect under Virginia law as a vote against approval of the reorganization agreement pursuant to which the merger will occur and against approval of the Authorized Share Amendment and the Non-Voting Common Stock Amendment.

Votes Required for Approval

Under WashingtonFirst’s articles of incorporation, because the board of directors of WashingtonFirst unanimously approved and recommended that the WashingtonFirst shareholders approve such proposals, the affirmative vote of the holders of a majority of the shares of WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting is required to approve the reorganization agreement pursuant to which the merger will occur and the proposals to approve the Authorized Share Amendment and the Non-Voting Common Stock Amendment, if a quorum is present. The affirmative vote of the holders of a majority of the shares of WashingtonFirst common stock entitled to vote at the WashingtonFirst special meeting is required to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended, if a quorum is present. Regardless of whether a quorum is present, the affirmative vote of a majority of the votes cast is required to approve the proposal, if necessary, to adjourn or postpone the WashingtonFirst special meeting to permit further solicitation of proxies.

WashingtonFirst shares held by holders that are not at the WashingtonFirst special meeting in person or represented at the WashingtonFirst special meeting by proxy, abstentions and broker non-votes will each have the same legal effect under WashingtonFirst’s bylaws and Virginia law as a vote against approval of the reorganization agreement pursuant to which the merger will occur and against approval of the proposals to approve the Authorized Share Amendment and the Non-Voting Common Stock Amendment. A failure to vote, an abstention and a broker non-vote will each have no effect on the proposals to approve the WashingtonFirst 2010 Equity Compensation Plan, as amended, or adjourn or postpone the WashingtonFirst special meeting.

Voting by Directors and Executive Officers

As of the record date for the WashingtonFirst special meeting, 2,934,955 shares of WashingtonFirst common stock were outstanding, of which approximately 42.78% were beneficially owned by directors and executive officers of WashingtonFirst and WashingtonFirst’s directors and executive officers have indicated that they will vote their shares of WashingtonFirst common stock at the WashingtonFirst special meeting in favor of the proposals described in this joint proxy statement/prospectus.

Voting and Revocation of Proxies

If you are a WashingtonFirst shareholder of record, after carefully reading and considering the information presented in this joint proxy statement/prospectus, you should vote your shares of WashingtonFirst common stock by completing, dating, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope, or follow the instructions on the proxy card to vote your shares by telephone or over the Internet, so that your shares are represented at the WashingtonFirst special meeting. You can also vote in person at the WashingtonFirst special meeting, but WashingtonFirst encourages you to submit your proxy now in any event by returning a completed proxy card or by voting by telephone or over the Internet. If you hold your shares through a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and this joint proxy statement/prospectus is being forwarded to you by your bank, broker or other nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote and you are also invited to attend the WashingtonFirst special meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the WashingtonFirst special meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your bank, broker or other nominee has enclosed or provided a voting instruction form for you to use to direct how to vote your shares.

All shares of WashingtonFirst common stock represented by each properly submitted proxy received before the WashingtonFirst special meeting will be voted in accordance with the instructions given with the proxy. If a WashingtonFirst shareholder submits a valid proxy without giving instructions, the shares of WashingtonFirst common stock represented by that proxy will be voted “FOR” approval of the reorganization agreement pursuant to which the merger will occur, “FOR” the proposal to approve the Authorized Share Amendment, “FOR” the proposal to approve the Non-Voting Common Stock Amendment, “FOR” the approval of the WashingtonFirst 2010 Equity Compensation Plan, as amended, and “FOR” the proposal, if necessary, to adjourn the WashingtonFirst special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the WashingtonFirst special meeting to achieve a quorum or approve the proposals described herein. WashingtonFirst’s board of directors has not proposed and is not presently aware of any other matters to be voted on at the WashingtonFirst special meeting. If any other matter properly comes before the WashingtonFirst special meeting, which would generally be limited to matters related to the conduct of the WashingtonFirst special meeting, the persons named as proxies will vote the shares represented by all properly submitted proxies on those matters, to the extent entitled, in accordance with their best judgment. Proxies will extend to, and be voted at, an adjournment or postponement, if necessary, of the WashingtonFirst special meeting.

If you are a WashingtonFirst shareholder of record, you may change your vote at any time before your proxy is voted at the WashingtonFirst special meeting by revoking your proxy in any of the following three ways:

•

delivering to the Corporate Secretary of WashingtonFirst, at or before the taking of the vote at the WashingtonFirst special meeting, a written notice of revocation bearing a later date than the revoked proxy, which may be mailed to WashingtonFirst Bankshares, Inc., Attention: Corporate Secretary, 11921 Freedom Drive, Suite 250, Reston, Virginia 20190;

•	duly executing and returning a later-dated proxy relating to the same shares to the Corporate Secretary of WashingtonFirst before the taking of the vote at the WashingtonFirst special meeting; or

•

attending the WashingtonFirst special meeting and voting in person, although attendance at the WashingtonFirst special meeting will not by itself constitute a revocation of a proxy. If your shares are not registered in your name, you will need to provide a “legal proxy” from your bank, broker or other nominee to vote those shares in person.

If your shares are held in “street name,” you will need to follow the voting instructions from your bank, broker or other nominee in order to change your vote. If your shares are held in “street name,” you will also need a signed proxy from your bank, broker or other nominee in order to attend the WashingtonFirst special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from the broker in order to change your vote or to vote at the special meeting.

The inspectors of election appointed by WashingtonFirst’s board of directors for the WashingtonFirst special meeting will determine the presence of a quorum and will tabulate the votes cast at the WashingtonFirst special meeting.

Solicitation of Proxies and Expenses

The accompanying proxy for the WashingtonFirst special meeting is being solicited by WashingtonFirst’s board of directors, and WashingtonFirst will pay for the entire cost of the solicitation and the costs of preparing and filing this joint proxy statement/prospectus with the SEC. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by WashingtonFirst’s directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

WashingtonFirst Board of Directors’ Recommendations

WashingtonFirst’s board of directors unanimously determined that the reorganization agreement and the merger are in the best interests of WashingtonFirst and its shareholders. Accordingly, WashingtonFirst’s board of directors unanimously approved and adopted the reorganization agreement and the transactions contemplated by the reorganization agreement, including the merger, and unanimously recommends that WashingtonFirst’s shareholders vote “FOR” the proposal to approve the reorganization agreement pursuant to which the merger will occur, “FOR” the proposal to approve the Authorized Share Amendment, “FOR” the proposal to approve the Non-Voting Common Stock Amendment, “FOR” the approval of the WashingtonFirst 2010 Equity Compensation Plan, as amended, and “FOR” the proposal, if necessary, to adjourn or postpone the WashingtonFirst special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the WashingtonFirst special meeting to achieve a quorum or approve the proposals described herein.

The merger is of great importance to the shareholders of WashingtonFirst. You are urged to read and carefully consider all of the information presented in this joint proxy statement/prospectus. If you are a shareholder of record, you are urged to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or follow the instructions on the enclosed proxy card to vote your shares by telephone or over the Internet. If you hold your shares through a bank, broker or other nominee, you are urged to follow the voting instructions provided by your broker or nominee.

INFORMATION ABOUT THE ALLIANCE SPECIAL MEETING AND VOTE

This joint proxy statement/prospectus is being provided to holders of Alliance common stock as Alliance’s proxy statement in connection with the solicitation of proxies by and on behalf of Alliance’s board of directors to be voted at the special meeting of Alliance shareholders, and at any adjournment or postponement of thereof. This joint proxy statement/prospectus is also being provided to holders of WashingtonFirst common stock as WashingtonFirst’s proxy statement in connection with the solicitation of proxies by and on behalf of WashingtonFirst’s board of directors to be voted at the special meeting of WashingtonFirst shareholders, and at any adjournment or postponement of thereof.

Date, Time and Place

The Alliance special meeting is scheduled to take place on Wednesday, December 19, 2012 at 2:00 p.m. local time, at the Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia.

Purpose of the Alliance Special Meeting

The shareholders of Alliance are being asked to consider and vote on the following proposals:

•	Item 1 – to approve the reorganization agreement pursuant to which the merger will occur;

•	Item 2 – to approve, in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger; and

•

Item 3 – to approve a proposal, if necessary, to adjourn or postpone the Alliance special meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to achieve a quorum or approve the reorganization agreement.

Alliance’s shareholders will also transact such other business that may properly come before the Alliance special meeting. As of the date of this joint proxy statement/prospectus, Alliance’s board of directors is not aware of any matters, other than those stated above, that may be brought before the Alliance special meeting.

Record Date, Shares Entitled to Vote and Outstanding Shares Held on Record Date

An Alliance shareholder may vote at the special meeting of Alliance shareholders if the shareholder owned Alliance common stock at the close of business on October 26, 2012, the record date for the Alliance special meeting. Such shareholder can cast one vote for each share of Alliance common stock owned by such shareholder at that time. On the record date for the Alliance special meeting, 5,109,969 shares of Alliance common stock were outstanding.

Quorum; Abstentions and Broker Non-Votes

Holders of a majority of the issued and outstanding shares of Alliance common stock entitled to vote at the Alliance special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Alliance special meeting. If a share is represented for any purpose at the Alliance special meeting, it is deemed to be present for the transaction of all business. A share may be represented at the Alliance special meeting, but its holder may abstain from voting on some or all of the proposals. Abstentions and broker “non-votes” are counted for purposes of determining whether a quorum exists. Notwithstanding the foregoing, pursuant to Alliance’s bylaws, the Alliance special meeting may be adjourned or postponed by a majority of the shares present or represented at the Alliance special meeting.

If you hold your shares of Alliance common stock in “street name” through a bank, broker or other nominee, generally the nominee may only vote your shares in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on any of the proposals described in this joint proxy statement/prospectus. If a nominee cannot vote on a matter because the shareholder has not provided voting instructions and such nominee does not have discretionary voting authority, this is a broker “non-vote” with respect to that matter. Shares held in “street name” that are not voted on specific matters at the Alliance special meeting will, however, be counted as shares present or represented at the Alliance special meeting for purposes of determining whether a quorum exists. In the event that a quorum is not present at the Alliance special meeting, it is expected that the Alliance special meeting will be adjourned or postponed to permit further solicitation of proxies. Abstentions and broker non-votes will each have the same legal effect under Virginia law as a vote against approval of the reorganization agreement pursuant to which the merger will occur.

Votes Required for Approval

Although the board of directors of Alliance unanimously approved and recommended that the Alliance shareholders approve the proposal to approve the reorganization agreement, under Alliance’s articles of incorporation, the affirmative vote of the holders of more than two-thirds of the outstanding shares of Alliance common stock entitled to vote at the Alliance special meeting is required to approve the reorganization agreement pursuant to which the merger will occur, if a quorum is present. If a quorum is present, the affirmative vote of a majority of the votes cast is required to approve, in a non-binding advisory vote, certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger. Regardless of whether a quorum is present, the affirmative vote of a majority of the votes cast is required to approve the proposal, if necessary, to adjourn or postpone the Alliance special meeting to permit further solicitation of proxies.

Alliance shares held by holders that are not at the Alliance special meeting in person or represented at the Alliance special meeting by proxy, abstentions and broker non-votes will have no effect on whether any proposal is approved other than the proposal to approve the reorganization agreement pursuant to which the merger will occur. For purposes of the vote with respect to the reorganization agreement pursuant to which the merger will occur, a failure to vote, an abstention and a broker non-vote will each have the same legal effect under Virginia law as a vote against approval of the reorganization agreement pursuant to which the merger will occur.

Voting by Directors and Executive Officers

As of the record date for the Alliance special meeting, Alliance’s and Alliance Bank’s directors and executive officers beneficially owned 261,512 shares of Alliance common stock, or approximately 5.12% of the shares entitled to vote at the Alliance special meeting. The directors, in their capacity as shareholders, have entered into support agreements with WashingtonFirst under which they have agreed, among other things, to vote the shares over which they possess sole voting control (2.24% of Alliance’s outstanding shares) for approval of the reorganization agreement pursuant to which the merger will occur at the Alliance special meeting. The form of the support agreement is included in this joint proxy statement/prospectus as an exhibit to Appendix A. The directors were not paid any additional consideration in connection with their entry into support agreements. The support agreements terminate upon any termination of the reorganization agreement. See “Support Agreements.”

Voting and Revocation of Proxies

If you are an Alliance shareholder of record, after carefully reading and considering the information presented in this joint proxy statement/prospectus, you should vote your shares of Alliance common stock by completing, dating, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope, or follow the instructions on the proxy card to vote your shares by telephone or over the Internet, so that your shares are represented at the Alliance special meeting. You can also vote in person at the Alliance special meeting, but Alliance encourages you to submit your proxy now in any event by returning a completed proxy card or by voting by telephone or over the Internet. If you hold your shares through a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and this joint proxy statement/prospectus is being forwarded to you by your bank, broker or other nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote and you are also invited to attend the Alliance special meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Alliance special meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your bank, broker or other nominee has enclosed or provided a voting instruction form for you to use to direct how to vote your shares.

All shares of Alliance common stock represented by each properly submitted proxy received before the Alliance special meeting will be voted in accordance with the instructions given with the proxy. If an Alliance shareholder submits a valid proxy without giving instructions, the shares of Alliance common stock represented by that proxy will be voted “FOR” approval of the reorganization agreement pursuant to which the merger will occur, “FOR” approval, in a non-binding advisory vote, of certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger, and “FOR” the proposal, if necessary, to adjourn or postpone the Alliance special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Alliance special meeting to achieve a quorum or approve the proposals described herein. Alliance’s board of directors has not proposed and is not presently aware of any other matters to be voted on at the Alliance special meeting. If any other matter properly comes before the Alliance special meeting, which would generally be limited to matters related to the conduct of the Alliance special meeting, the persons named as proxies will vote the shares represented by all properly submitted proxies on those matters, to the extent entitled, in accordance with their best judgment. Proxies will extend to, and be voted at, an adjournment or postponement, if necessary, of the Alliance special meeting.

If you are an Alliance shareholder of record, you may change your vote at any time before your proxy is voted at the Alliance special meeting by revoking your proxy in any of the following three ways:

•

delivering to the Corporate Secretary of Alliance, at or before the taking of the vote at the Alliance special meeting, a written notice of revocation bearing a later date than the revoked proxy, which may be mailed to Alliance Bankshares Corporation, Attention: Corporate Secretary, 14200 Meadow Park Drive, Suite 200 South, Chantilly, Virginia 20151;

•	duly executing and returning a later-dated proxy relating to the same shares to the Corporate Secretary of Alliance before the taking of the vote at the Alliance special meeting; or

•

attending the Alliance special meeting and voting in person, although attendance at the Alliance special meeting will not by itself constitute a revocation of a proxy. If your shares are not registered in your name, you will need to provide a “legal proxy” from your bank, broker or other nominee to vote those shares in person.

If your shares are held in “street name,” you will need to follow the voting instructions from your bank, broker or other nominee in order to change your vote. If your shares are held in “street name,” you will also need a signed proxy from your bank, broker or other nominee in order to attend the Alliance special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from the broker in order to change your vote or to vote at the Alliance special meeting.

The inspectors of election appointed by Alliance’s board of directors for the Alliance special meeting will determine the presence of a quorum and will tabulate the votes cast at the Alliance special meeting.

Solicitation of Proxies and Expenses

The accompanying proxy for the Alliance special meeting is being solicited by Alliance’s board of directors, and Alliance will pay for the entire cost of the solicitation, other than certain costs of preparing and filing this joint proxy statement/prospectus with the SEC, which are being borne by WashingtonFirst. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by Alliance’s directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

To assist in the solicitation of proxies in connection with the Alliance special meeting, Alliance has retained Innisfree M&A Incorporated as its proxy solicitor for a fee of $15,000 plus telephone charges for calls that Innisfree M&A Incorporated makes or receives at Alliance’s request, in addition to reimbursement of certain out-of-pocket expenses. The proxy solicitor may contact Alliance shareholders personally or by telephone, facsimile or other means of communication. Alliance and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of Alliance common stock beneficially owned by others to forward this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and Alliance will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. Alliance has agreed to indemnify and hold harmless the proxy solicitor and its subsidiaries (and their respective directors, officers, employees and agents) against various liabilities and expenses arising out of or related to the rendering of services by the proxy solicitor in connection with the solicitation of proxies with respect to the Alliance special meeting. The cost of the proxy solicitation firm will be paid solely by Alliance.

Alliance Board of Directors’ Recommendations

Alliance’s board of directors unanimously determined that the reorganization agreement and the merger are in the best interests of Alliance and its shareholders. Accordingly, Alliance’s board of directors unanimously approved and adopted the reorganization agreement and the transactions contemplated by the reorganization agreement, including the merger, and unanimously recommends that Alliance’s shareholders vote “FOR” the proposal to approve the reorganization agreement pursuant to which the merger will occur, “FOR” approval, in a non-binding advisory vote, of certain compensation that Alliance’s named executive officers may receive, under pre-existing agreements, in connection with the merger, and “FOR” the proposal, if necessary, to adjourn or postpone the Alliance special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Alliance special meeting to achieve a quorum or approve the reorganization agreement pursuant to which the merger will occur.

The merger is of great importance to the shareholders of Alliance. You are urged to read and carefully consider all of the information presented in this joint proxy statement/prospectus. If you are a shareholder of record, you are urged to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or follow the instructions on the enclosed proxy card to vote your shares by telephone or over the Internet. If you hold your shares through a bank, broker or other nominee, you are urged to follow the voting instructions provided by your bank, broker or other nominee.

BOARD OF DIRECTORS AND MANAGEMENT OF WASHINGTONFIRST FOLLOWING THE MERGER

Board of Directors

Immediately following the merger, WashingtonFirst expects that its board of directors of will have 22 members, including the 19 current WashingtonFirst directors plus three currently serving directors of Alliance appointed by WashingtonFirst. The three current members of the board of directors of Alliance who will join WashingtonFirst’s board of directors are Donald W. Fisher, Ph.D., Oliver T. Carr, III and D. Mark Lowers. Subsequent to their initial appointment, the former Alliance directors will be subject to the same nomination and election procedures as directors of WashingtonFirst generally. The former Alliance directors serving on the WashingtonFirst board will also serve on the board of WashingtonFirst Bank.

Under the terms of their investment agreements, each of Endicott and Castle Creek is entitled to appoint one member of the board of directors of WashingtonFirst for so long as it owns at least 4.9% of the outstanding shares of WashingtonFirst common stock. As of the date of this joint proxy statement/prospectus, each of Endicott and Castle Creek has indicated that it has no present plans to exercise its appointment rights, but reserves the right to do so at any time. See “Information About WashingtonFirst – Capital Raising Transactions – Equity Private Placements.”

The following table sets forth certain information with respect to WashingtonFirst’s Group I, II and III directors, who will serve as directors of WashingtonFirst after the merger, and certain officers of WashingtonFirst and WashingtonFirst Bank. The Group I, II and III directors will serve until the 2013, 2014 and 2015 WashingtonFirst annual shareholders’ meetings, respectively:

Name	Age	Positions with WashingtonFirst and WashingtonFirst Bank (1)
Directors:

Shaza L. Andersen	45	Group I Director; President and Chief Executive Officer of WashingtonFirst; Chief Executive Officer of WashingtonFirst Bank

Joseph S. Bracewell	65	Group III Director; Chairman of the Boards of WashingtonFirst and WashingtonFirst Bank

George W. Connors, IV	52	Group I Director; President and Chief Lending Officer of WashingtonFirst Bank

Josephine S. Cooper	66	Group II Director

Hon. John H. Dalton	70	Group III Director

Richard D. Horn	49	Group II Director; General Counsel and Corporate Secretary for WashingtonFirst and WashingtonFirst Bank

John J. Mahoney	68	Group I Director

Juan A. Mencia	50	Group II Director

Larry D. Meyers	63	Group III Director

Mark C. Michael	49	Group II Director

Madhu K. Mohan, M.D.	61	Group III Director

Kenneth Morrissette	69	Group I Director

James P. Muldoon	73	Group II Director

William C. Oldaker	70	Group II Director

Randall S. Peyton, M.D.	48	Group I Director

Hon. Joe R. Reeder	64	Group III Director

William G. Reilly	49	Group I Director

Gail R. Steckler	58	Group II Director

Gen. (Ret.) Johnnie E. Wilson	67	Group III Director

Donald W. Fisher, Ph.D. (2)	66	Group I Director

Oliver T. Carr, III (2)	46	Group II Director

D. Mark Lowers (2)	53	Group III Director

Executive officers who are not also directors:

Matthew R. Johnson	48	Executive Vice President and Chief Financial Officer of WashingtonFirst and WashingtonFirst Bank

(1)	All directors of WashingtonFirst also serve as directors of WashingtonFirst Bank.
(2)	This director will be appointed to the board of directors of each of WashingtonFirst and WashingtonFirst Bank pursuant to the terms of the reorganization agreement. See “The Merger Transaction – Interest of Certain Persons in the Merger – Service as a Director of WashingtonFirst.”

Under certain circumstances, the holder of WashingtonFirst Bank’s subordinated bank capital notes is entitled to appoint a director to the board of WashingtonFirst and WashingtonFirst Bank. See “Information About WashingtonFirst – Capital Raising Transactions – Subordinated Bank Capital Notes.”

Group I Directors

Shaza L. Andersen. Ms. Andersen is the President and Chief Executive Officer of WashingtonFirst and the Chief Executive Officer of WashingtonFirst Bank, and she has served as a director of WashingtonFirst Bank since 2004. Ms. Andersen is responsible for the overall strategic direction and growth of WashingtonFirst and WashingtonFirst Bank. Prior to starting WashingtonFirst Bank in 2004, Ms. Andersen served as the Executive Vice President and Chief Operating Officer of Century National Bank until Century was acquired by United Bank. In addition to serving as CEO of WashingtonFirst and WashingtonFirst Bank, Ms. Andersen serves on the Treasury Board of Virginia – as appointed by Governor Bob McDonnell, on the board of directors of the Wolf Trap Foundation and on the Board of Trustees for Youth for Tomorrow. She previously served on the board of directors of the Federal Home Loan Bank of Atlanta where she was Vice Chair of the Corporate Governance Committee and a member of the Housing Committee. Recently, Ms. Andersen founded the WashingtonFirst Youth Foundation, a local not-for-profit organization dedicated to enriching the physical, social and mental well-being of children in the greater Washington D.C. Metropolitan area. The Foundation is committed to supporting organizations dedicated to the betterment of children.

George W. Connors, IV. Mr. Connors is the President and Chief Lending Officer of WashingtonFirst Bank, and he has served as a director of WashingtonFirst since 2009. He has been in commercial banking for 29 years, serving in executive management positions at Century National Bank and its successor, United Bank, between 1990 and 2004, when he joined WashingtonFirst Bank. Mr. Connors is currently on the boards of directors of The Entrepreneurs Institute, United Cerebral Palsy of Washington and Northern Virginia, and the Center for Financial Training. He currently serves on the faculty of the Center for Financial Training, and as President for United Cerebral Palsy, Treasurer for the Falls Church Anglican of Falls Church, Virginia, and Chairman of the Life to Eagle Committee for Boy Scout Troop 106, Arlington, Virginia.

Donald W. Fisher, Ph.D. Dr. Fisher is expected to join the board upon consummation of the merger. Previously, Dr. Fisher served as Chairman of the board of directors of Alliance since February 2011. He has served as the President and Chief Executive Officer of the American Medical Group Association, or “AMGA,” since October 1980. Dr. Fisher also serves as Chairman of the board of directors of AMGA’s subsidiary Anceta, LLC. Dr. Fisher’s other AMGA-related offices include Secretary/Treasurer of the American Medical Group Foundation, Treasurer of the American Medical Group Association Political Action Committee, and President and Chief Executive Officer of the American Medical Group Corporation. Prior to joining the AMGA, Dr. Fisher served as the Executive Director of the American Academy of Physician Assistants in Alexandria, Virginia. Dr. Fisher serves on the boards of directors for the Disease Management Association of America, the Council of Accountable Physician Practices and the American International Health Alliance. Dr. Fisher earned a BS degree from Millsaps College, MS and Ph.D. degrees from the University of Mississippi School of Medicine, and completed the Group Practice Executive Manager’s Institute at the Wharton School of Business. Dr. Fisher resides in Alexandria, Virginia. Through over 31 years of experience with AMGA, Dr. Fisher has developed extensive executive management knowledge and leadership skills that provide the board of directors with a unique perspective on corporate governance and corporate strategy.

John J. Mahoney. Mr. Mahoney has served as a director of WashingtonFirst since 2009. Since 1996 Mr. Mahoney has been President of Regional Title Incorporated. Prior to Regional Title, he served as Managing Partner for Transaction Associates (1995-1996), Vice President and Director of Operations for First American Title Insurance Company, Mid-Atlantic Region (1994-1995), and as President of Attorneys Title Corporation (1977 – 1994). Mr. Mahoney was past president of D.C. Land Title Association and the Capitol Hill Merchants and Professionals Association (CHAMPS). He was also a former Board Member (2001-2007) and Interim Chairman (2003-2004) of the D.C. Sports and Entertainment Commission, a Trustee of the Federal City Council (1996-2010), and a Trustee of Providence College in Rhode Island (2002-2010). Currently, Mr. Mahoney serves as a member of the D.C. Bar and a member of the Economics Club of Washington, and a participant on the District of Columbia Office of Revenue Analysis (ORA) Advisory Group.

Kenneth Morrissette. Mr. Morrissette has served as a director of WashingtonFirst since 2009. Mr. Morrissette has served as President and Chief Executive Officer for Interstate Service Group, Inc., and several of its sister companies, from their worldwide headquarters in Springfield, Virginia since 2010. At age 16, Mr. Morrissette began working for the family business, Ace Van & Storage Co., Inc., founded by his father, Arthur E. Morrissette, in 1943. During his career with the family business, Mr. Morrissette has been responsible for management of all of the legal, financial, IT and administrative areas of the worldwide logistics and relocation businesses. Mr. Morrissette has served as officer and board member on various community and transportation industry associated boards, and currently serves on the board of The Salvation Army National Capital Region.

Randall S. Peyton, M.D. Dr. Peyton has served as a director of WashingtonFirst since 2009. Dr. Peyton has been practicing orthopedics in the Northern Virginia area since 1995. Dr. Peyton is President and CEO of Arthritis & Sports Orthopaedics & Physical Therapy, which he founded in January 1998. Dr. Peyton is an orthopaedic total joint surgeon, focused on the treatment of arthritis, sports injuries, and musculoskeletal problems of the hip, knee and shoulder. He completed his fellowship training in adult reconstruction and total joint replacement surgery at the prestigious Rothman Institute of the Thomas Jefferson University in Philadelphia. Dr. Peyton has performed thousands of knee and hip replacements. In addition to his work at Arthritis & Sports, Dr. Peyton is a fellow in the American Academy of Orthopaedics Surgeons (AAOS) and belongs to several professional organizations including the American Association of Hip and Knee Surgeons (AAHKS) and the Arthroscopy Association of North America (AANA).

William G. Reilly. Mr. Reilly has served as a director of WashingtonFirst since its formation and as a director of WashingtonFirst Bank since 2005. Since 1993, Mr. Reilly has been the President of Champion Title, Fairfax, Virginia, a title insurance and real estate settlements company. From 1999 to 2001, he was Vice President in charge of sales for Network Access Solutions, Herndon, Virginia. From 1991 to 1999, Mr. Reilly was National Sales Manager, Government Systems Division, of Executone Information Systems, Oakton, Virginia. He is on the Board of the Melanoma Research Foundation, a member of the Northern Virginia Builders Industry Association, Trump National Country Club, and Our Lady of Hope Church.

Group II Directors

Josephine S. Cooper. Ms. Cooper has served as a director of WashingtonFirst since 2009. Ms. Cooper is chief executive of Josephine Cooper LLC, a consulting firm providing crisis management, public affairs and communications services to companies, trade associations and individuals. For almost seven years, she served as Group Vice President for Toyota Motor North America, Inc., directing federal and state government affairs, legislative, regulatory and compliance issues. Prior to joining Toyota in 2004, she served as President and Chief Executive Officer of the Alliance of Automobile Manufacturers, a trade association for the automobile industry, for five years. Prior to that time, she was Vice President for Regulatory Affairs for the American Forest & Paper Association. She serves on the Board of the Corcoran Gallery of Art, the National Capital Region Salvation Army, The Fuqua School of Business at Duke University and is past president of the Business-Government Relations Council.

Richard D. Horn. Mr. Horn is a founding director of WashingtonFirst Bank and is the General Counsel and Corporate Secretary for both WashingtonFirst Bank and WashingtonFirst. Mr. Horn has served as a director of WashingtonFirst since 2009. Prior to joining WashingtonFirst Bank, Mr. Horn was a partner with the law firm of Bracewell & Giuliani, LLP in Washington, D.C. serving in the firm’s commercial litigation and dispute resolution practice. For more than 17 years, Mr. Horn represented clients before federal and state courts, administrative tribunals, and in state and federal agency proceedings in a broad array of business and commercial disputes. Mr. Horn is admitted to practice law in Virginia, Maryland and Washington, D.C. Mr. Horn is also the founder and principal of Dale Builders, LLC, a residential design and remodeling firm based in Potomac, Maryland.

Juan A. Mencia. Mr. Mencia has served as a director of WashingtonFirst since its formation. Mr. Mencia was the founder, President and Chief Executive Officer of The Cube Corporation, a nationally recognized facilities management company, from March 1994 to March 2005. The Cube Corporation was recognized as the Fastest Growing Hispanic-Owned Company in the United States in 2000, received the Virginia Vanguard Award for Top Service Company in the Commonwealth of Virginia in 2001 and 2002, and was listed number fifty-one on Hispanic Business Magazine’s Hispanic Business 500, a directory of the largest Hispanic-owned companies in 2004. Mr. Mencia sold The Cube Corporation, with over $115 million in annual revenue, in March 2005. He received the Ernst & Young Entrepreneur of the Year for the Greater Washington Area in 2000 and the Hispanic Business Magazine’s National Entrepreneur of the Year in 2001. Currently Mr. Mencia serves as Chairman of ByteTech, a company that provides near shore outsourcing for SAP, BPO, enterprise software development and integrated consulting solutions. Additionally, Mr. Mencia is an investor partner with Venture Philanthropy Partners (VPP) whose mission is to serve the needs of children of low-income families in the Washington Metropolitan region and to demonstrate a unique approach to effective philanthropy.

Mark C. Michael. Mr. Michael has served as a director of WashingtonFirst since 2009. Mr. Michael is the founder and has served as the President of Occasions Caterers Inc., a full-service, off-premise catering firm, located in Washington, D.C. since 1986. He is also founder and President of Protocol Staffing Services LLC, a hospitality staffing service, as well as Menus Catering, Inc. a corporate drop-off catering service. In addition to being on several corporate boards, he is on the President’s Council for Higher Achievement Program and he serves as a mentor for the Regional Board for the Network for Teaching Entrepreneurship. He is a member of the Young Presidents’ Organization, Washington, D.C. Chapter. Mr. Michael is a member of the US Chamber of Commerce, the Greater Washington Board of Trade, the Washington Convention and Visitors Bureau, and the International Society of Event Specialists.

James P. Muldoon. Mr. Muldoon has served as a director of WashingtonFirst since its formation and as a director of WashingtonFirst Bank since 2004. Mr. Muldoon is the CEO of METCOR, Ltd., Washington, D.C., which identifies, develops and secures federal business for high technology firm and has served in that capacity since 1979. A main division of METCOR, Learning Systems International (LSI), offers training materials development, documentation and training delivery services. He has served as Chairman of the U.S. Coast Guard’s National Boating Safety Advisory Council since 1998 and is immediate past Chairman of the Board of Trustees of St. Mary’s College of Maryland and continues to serve as a board trustee. He is Chairman of the National Maritime Heritage Foundation/DC Sail, the Vice President of the National Sailing Hall of Fame and was President of the United States Sailing Association from 1997 to 2000. In addition, Mr. Muldoon currently serves as a member of numerous project and governance boards related to other charitable and community organizations.

William C. Oldaker. Mr. Oldaker has served as a director of WashingtonFirst since 2009. Mr. Oldaker is a founding member and partner in the Washington, D.C. law firm of Oldaker Law Group, LLP, which was established in 1993. From 1987 to 1993, he was a partner in the Washington office of the law firm of Manatt, Phelps and Phillips. He was a partner at Epstein, Becker, and Green from 1982 to 1987 and is currently a partner of the National Health Advisors, a joint venture of Epstein, Becker, & Green and The Oldaker Group. He previously served as a director of Century National Bank, Washington, D.C., until its acquisition. Mr. Oldaker, is a partner in the consulting firm, The National Group, and a member of the board of directors for Neuralstem, Inc., a biopharmaceutical firm. He is a member of the D.C. Bar Association, the Bar Association for the Court of Appeals, D.C., and the Bar of the United States Supreme Court.

Gail R. Steckler. Ms. Steckler has served as a director of WashingtonFirst since 2009. Ms. Steckler is Treasurer and director of Infrastructure Management Group, Inc., a global management consulting company. Before joining IMG, Inc. she was a Development Officer for Virginia Properties Associates, Inc., a real estate development firm. Prior to this, she was a Vice President at ASB Capital Management, an institutional investment advisory firm. She has served as the Vice Chair of the Board of Trustees of the National Presbyterian School, where for several years she chaired the Finance Committee and the Investment Committee. She is a member of the CFA Society of Washington, D.C., and The Board of Visitors of Children’s National Medical Center.

Oliver T. Carr, III. Mr. Carr has served as a director of Alliance since 2007. He has served as President and Chief Executive Officer of Carr Properties, which is the operating group owned by the Commingled Pension Trust Fund of JPMorgan Chase Bank, N.A. since 2007. Carr Properties manages 3.6 million net rental square feet of commercial office properties in the Washington, D.C. metropolitan area. Mr. Carr was also the founder, President and Chief Executive Officer of Columbia Equity Trust, a publicly traded REIT, and served as Chairman of the board of directors from 2005 to 2007. Mr. Carr has a long history of community service in the Washington, D.C. metropolitan area. He holds a masters degree in real estate development from MIT and a bachelors degree from Trinity College and resides in Potomac, Maryland.

Group III Directors

Joseph S. Bracewell. Mr. Bracewell is the Chairman of the Boards of Directors of WashingtonFirst and its wholly-owned bank subsidiary, WashingtonFirst Bank. Mr. Bracewell has served as a director of WashingtonFirst since its formation and as a director of WashingtonFirst Bank since April 2004. He is a retired partner and currently of counsel to the law firm of Bingham McCutchen LLP, which he joined in 2009 as a result of the combination of Bingham and McKee Nelson LLP, where Mr. Bracewell was previously a partner. Prior to joining McKee Nelson in 2002, Mr. Bracewell was actively engaged in the banking business for thirty years in Houston, Texas and Washington, D.C. He has participated in the organization and management of six start-up banks, including serving as Chairman/President/CEO of West University Bank, NA, in Houston, which was established in 1976 and sold to Compass Bancshares, Inc. in 1998, and Century National Bank in Washington, which was established in 1982 and sold to United Bankshares, Inc. in 2001. Mr. Bracewell is a former director and vice chairman of the Federal Home Loan Bank of Atlanta, and a former director of the Independent Bankers Association of America.

Honorable John H. Dalton. Mr. Dalton has served as a director of WashingtonFirst since its formation and as a director of WashingtonFirst Bank since 2004. Mr. Dalton has been President of the Housing Policy Council of the Financial Services Roundtable since January 2005. From September 2000 to December 2004 he served as President and Director of IPG Photonics, a fiber optics company. From 1993 to 1998, Mr. Dalton served as Secretary of the Navy. In 1997 he received the International Security Leadership Award from the National Security Caucus. Mr. Dalton serves as the Chairman of the National Advisory Board of Community Renewal International, and on the Chapter of the Washington National Cathedral. He serves on the corporate boards of Fresh Del Monte Produce, Inc., and BGC Partners, Inc.

Larry D. Meyers. Mr. Meyers has served as a director of WashingtonFirst since 2004. Mr. Meyers is the founder and President of Meyers & Associates, a government relations firm established in 1981. The twelve-member firm assists universities, cities, business and agricultural groups in understanding and affecting government policy. The firm is associated with Crosswind Communications, an Austin-based public relations firm with offices in New York, Miami, Chicago, and Los Angeles. He also serves as President of Agriculture Development International, Inc., an export and consulting firm providing commodities and technical assistance to developing countries. He is a Deacon and serves as Vice Chairman of the Foundation for the First Baptist Church of Alexandria, Virginia. He also serves as Sponsoring Organization Representative for the Boy Scouts of America and is a member of the Executive Advisory Board for the Office of International Affairs of Texas Tech University, and is a member of the Board of Trustees of the Texas State Aquarium.

Madhu K. Mohan, M.D. Dr. Mohan has served as a director of WashingtonFirst since its formation and as a director of WashingtonFirst Bank since the acquisition of First Liberty in 2006. Dr. Mohan is a practicing endocrinologist and President of the Riverside Medical Group, a large multi-specialty group consisting of 50 health care providers. He is founder and Chairman of First Opinions, a software company in New Delhi, as well as Director of AJPL, a hydroelectric power project in Sikkim, India. He is also Chairman of a private equity fund with interests in healthcare companies in Southeast Asia and Europe. He was the Chairman of First Liberty Bancorp, Inc. and First Liberty National Bank prior to its acquisition by WashingtonFirst. Dr. Mohan has been involved in various community projects and multiple businesses in health care, technology, biotech and real estate.

Honorable Joe R. Reeder. Mr. Reeder has served as a director of WashingtonFirst since its formation and as a director of WashingtonFirst Bank since 2004. Mr. Reeder, Mid-Atlantic Region Managing Shareholder for Greenberg Traurig, LLP (1999-2008), also served as Chairman of the Board of the Panama Canal Commission and 14th Undersecretary of the U.S. Army (1993-1997). A member of a number of corporate boards (both domestic and international), Mr. Reeder also serves on a number of civic and charitable boards, including the National Board of Governors of the USO, the Armed Services YMCA, the National Defense Industry Association, where he chairs the corporate Ethics Committee, the Marshall Legacy Institute, the Army Air Force Mutual Aid Association, Our Military Kids, and the International Advisory Board of the Panama Canal Authority. A Trustee Emeritus of the Association of the U.S. Army, Mr. Reeder co-chaired Governor Warner’s Base Realignment Commission and was named by Governors Warner and Kaine to the Virginia National Defense Industrial Authority, where he recently was re-elected as Chairman.

General (Ret.) Johnnie E. Wilson. General Wilson has served as a director of WashingtonFirst since its formation and as a director of WashingtonFirst Bank since 2005. General Wilson, retired 4-star, is currently Chief Executive Officer of JWIL, LLC. He previously served as the President and Chief Operating Officer of Dimensions International, Inc. from 1999 to 2007, and later as Vice President of Logistics at Honeywell Technology. General Wilson’s distinguished career in the U.S. Army culminated in his position as Commanding General, U.S. Army Material Command. During his career, General Wilson was selected to command the Ordnance Center and School responsible for the training and professional development of soldiers, NCOs and officers every year. He also served as Deputy Chief of Staff for Logistics, Department of Army, where he was responsible for worldwide logistics. General Wilson currently serves with a number of civic and charitable organizations, including Mission Readiness, an organization formed to fight youth obesity, CAUSE, an organization formed to support United States wounded combat veterans, and the Career Communications Group’s Stars & Stripes Committee, where General Wilson serves as the National Chairman.

D. Mark Lowers. Mr. Lowers has served as a director of Alliance since 2010. He is a resident of Round Hill, Virginia and, since 2004, has served as President and Chief Executive Officer of Lowers & Associates, LLC, an international risk management, risk mitigation and loss prevention firm that provides services to insurance companies, banks and other financial institutions. Mr. Lowers also is an owner and director of Proforma Screening Services, a company that provides pre-employment background screening services. Mr. Lowers has over 25 years of experience administering risk management functions including risk assessments, risk mitigation techniques, audits and compliance programs. Mr. Lowers is actively involved in the Loudoun County, Virginia community and currently serves on the board of directors of INOVA Health System. Mr. Lowers served as the Chairman of the board of directors of Loudoun Healthcare, Inc. from 1998 through 2009, and as a director of Loudoun Healthcare, Inc. starting in 1994.

Executive Officers Who Are Not Also Directors

Matthew R. Johnson. Mr. Johnson is an Executive Vice President and the Chief Financial Officer of the WashingtonFirst and WashingtonFirst Bank, and has served in this role since WashingtonFirst Bank was organized in 2004. From 2002 to 2004, Mr. Johnson served as Senior Vice President and Chief Financial Officer for Capital Bank, NA. From 2000 to 2002, he served as Vice President and Principal with Chesapeake Ventures,

LLC, an investment banking firm. From 1992 to 2000, he served as Managing Director and co-founder of Caledonian Venture Partners, LLC, a consulting firm to financial institutions and privatized companies in emerging markets. Prior to that, Mr. Johnson held management positions with Olson Research Associates and Madison National Bank. He was recently asked to serve on the American Bankers Association’s Federal Home Loan Bank Committee. Mr. Johnson also currently serves on the parish council for the Greek Orthodox Church of St. George and as a director of the Metropolitan Washington Orthodox Senior Housing Project (MWOSH), a non-profit organization focused on providing assisted living housing for seniors within the Greek Orthodox diocese of Washington, D.C.

Each executive officer of WashingtonFirst is elected by the board of directors of WashingtonFirst and each executive officer of WashingtonFirst Bank is elected by the board of directors of WashingtonFirst Bank. Each executive officer holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Director Compensation

All of WashingtonFirst’s directors serve as directors of WashingtonFirst Bank. WashingtonFirst Bank board meetings are held concurrently with WashingtonFirst board meetings. Directors of WashingtonFirst Bank are not separately compensated for their service on the WashingtonFirst Bank board or any committee thereof. Directors are expected to attend the regular monthly meetings of the board of directors of WashingtonFirst Bank as well as the regular quarterly meetings of the board of WashingtonFirst.

During 2011, directors of WashingtonFirst received a fee of $100 for each special meeting of WashingtonFirst’s board of directors and each meeting attended in excess of ten meetings during the year, $100 for each committee meeting attended and $50 for each executive loan committee meeting attended. Each member of the WashingtonFirst board of directors receives an annual retainer of $1,500 plus unrestricted stock awards of 500 shares of WashingtonFirst common stock. In addition, the Chairman of the Board received an annual retainer of $50,000, plus unrestricted stock awards of 2,000 shares of WashingtonFirst common stock. The Chairman of the Audit Committee, Executive Loan Committee, and Marketing Committee are each paid an annual retainer of $2,000 plus unrestricted stock awards of 600 shares of WashingtonFirst common stock.

Shaza L. Andersen, Richard D. Horn and Joseph S. Bracewell, who serve as directors of WashingtonFirst and WashingtonFirst Bank, are employed by WashingtonFirst and WashingtonFirst Bank and do not receive a fee for their service as a director or for attending any meetings of committees on which they serve. George W. Connors, IV, who serves as a director of WashingtonFirst and WashingtonFirst Bank, is employed by WashingtonFirst Bank and does not receive a fee for his service as a director or for attending any meetings of committees on which he serves.

The following table contains information concerning the compensation of the non-employee directors of WashingtonFirst for the fiscal year ended December 31, 2011, including compensation received for service as a director of WashingtonFirst Bank:

Director Compensation for the Fiscal Year Ended December 31, 2011

Name	Fees Earned or Paid in Cash (1)		Stock Awards (2)	Total
Joseph S. Bracewell	$40,833	(3)	$3,900	$44,733
Josephine S. Cooper	1,800		6,000	7,800
Hon. John H. Dalton	1,600		6,000	7,600
John J. Mahoney	3,850		6,000	9,850
Juan A. Mencia	4,750	(4)	7,200	11,950
Larry D. Meyers	2,000		6,000	8,000
Mark C. Michael	4,200	(5)	7,200	9,400
Madhu K. Mohan, M.D.	1,600		6,000	6,100
Kenneth Morrissette	3,350		6,000	9,350
James P. Muldoon	4,050	(6)	7,200	11,250
William C. Oldaker	3,600		6,000	9,600
Randall S. Peyton, M.D.	1,800		6,000	7,800
Hon. Joe R. Reeder	1,600		6,000	7,600
William G. Reilly	3,350		6,000	9,350
Gail R. Steckler	4,250		6,000	10,250
Gen. (Ret.) Johnnie E. Wilson	1,900		6,000	7,900

(1)	For the year ended December 31, 2011, none of the above directors received compensation in the form of perquisites or other personal benefits.
(2)	Represents the aggregate grant date fair value of restricted stock awarded pursuant to WashingtonFirst’s 2010 Equity Compensation Plan in the fiscal year ended December 31, 2011, which was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”).
(3)	Consists of the prorated amount of the $50,000 annual retainer for service as Chairman of the WashingtonFirst board. Mr. Bracewell became an employee of WashingtonFirst and WashingtonFirst Bank on January 31, 2012, at which time Mr. Bracewell ceased to receive fees for his service as a director or for attending any meetings of committees on which he serves.
(4)	Consists of $2,000 annual retainer for service as Chairman of the Audit/Compliance/Legal Committee.
(5)	Consists of $2,000 annual retainer fee for service as Chairman of the Marketing Committee.
(6)	Consists of $2,000 annual retainer fee for service as Chairman of the Executive Loan Committee.

During 2012, directors of WashingtonFirst will receive a fee of $100 for each special meeting of WashingtonFirst’s board of directors and each meeting attended in excess of ten meetings during the year, $100 for each committee meeting attended in person and $50 for each executive loan committee meeting attended. Each member of the WashingtonFirst board of directors has received an annual retainer of $1,500 plus unrestricted stock awards of 600 shares of WashingtonFirst common stock. The Chairman of the Audit Committee, Executive Loan Committee, and Marketing Committee have each received an annual retainer of $2,000 plus unrestricted stock awards of 750 shares of WashingtonFirst common stock. These retainers are paid in consideration of the work load experienced by the committee Chairmen.

Beginning January 31, 2012, the Chairman of the Board, Mr. Bracewell, became an employee of WashingtonFirst and WashingtonFirst Bank and is compensated with an annual salary of $75,000, plus unrestricted stock awards of 1,000 shares of WashingtonFirst common stock. Subsequently, Mr. Bracewell’s annual salary was increased to $150,000.

Executive Compensation

During 2011, the Human Resources/Compensation Committee of the WashingtonFirst board of directors, or the “Compensation Committee,” was responsible for the compensation policies and practices relating to the compensation of WashingtonFirst’s and WashingtonFirst Bank’s directors and executive officers. The Compensation Committee and the board of directors have reviewed the compensation policies and practices for its employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on WashingtonFirst or WashingtonFirst Bank.

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by or on behalf of its Chief Executive Officer and the next two most highly compensated executive officers (determined as of the end of the last fiscal year) (the “named executive officers”) for the last two fiscal years ended December 31, 2011:

Summary Compensation Table for the Fiscal Years Ended December 31, 2011 and 2010

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	All Other Compensation (2)	Total
Shaza L. Andersen	2011	$400,000	$100,000	$19,269	$—	$35,393	$545,662
President and Chief Executive Officer (3)	2010	350,000	—	—	—	35,871	385,871

Richard D. Horn	2011	265,000	35,000	9,139	—	22,704	331,843
General Counsel and Corporate Secretary (4)	2010	252,000	30,000	3,900	—	22,758	308,658

George W. Connors, IV	2011	250,000	60,000	11,655	—	30,388	352,043
President and Chief Lending Officer of WashingtonFirst Bank (5)	2010	235,000	55,000	3,900	—	30,365	324,265

(1)	The amounts in this column represent the aggregate grant date fair value of restricted stock awarded pursuant to WashingtonFirst’s 2010 Equity Compensation Plan for services provided in 2011, which were computed in accordance with ASC Topic 718.
(2)	Other compensation includes car allowance, 401(k) matching and paid health benefits.
(3)	Ms. Andersen is Chief Executive Officer of both WashingtonFirst and WashingtonFirst Bank. Ms. Andersen is compensated for her service as Chief Executive Officer of WashingtonFirst Bank and is not additionally compensated for her service as Chief Executive Officer of WashingtonFirst.
(4)	Mr. Horn is General Counsel and Corporate Secretary of both WashingtonFirst and WashingtonFirst Bank. Mr. Horn is compensated for his service as General Counsel of WashingtonFirst Bank and is not additionally compensated for his service as General Counsel of WashingtonFirst.
(5)	Mr. Connors is not separately employed as an officer of WashingtonFirst. However, Mr. Connors has been identified as a named executive officer because of his position at WashingtonFirst’s only subsidiary, WashingtonFirst Bank. WashingtonFirst has no operations other than as the holding company of WashingtonFirst Bank.

Outstanding Equity Awards

The following table contains information concerning the unexercised options and stock awards for each named executive officer as of December 31, 2011 (after giving effect to the five percent stock dividend that occurred on February 29, 2012):

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested (1)
Name	Exercisable	Unexercisable
Shaza L. Andersen.	15,750	—	$9.50	4/16 /2014	8,400	(2)	$84,000
	2,010	—	$9.50	6/30/2014
	5,250	—	$10.21	4/12/2015
	105,000	—	$10.45	12/30/2015
	—	15,750	$13.30	1/26/2017
	—	21,000	$13.30	1/31/2018

Richard D. Horn	2,012	—	$9.50	4/16/2014	3,780	(3)	$37,800
	1,198	—	$9.50	6/30/2014
	1,050	—	$10.21	4/12/2015
	1,050	—	$11.40	4/19/2016
	—	3,014	$15.20	5/10/2017
	—	5,250	$13.30	1/31/2018

George W. Connors, IV	5,250	—	$9.50	4/16/2014	4,830	(4)	$48,300
	1,050	—	$9.50	6/30/2014
	2,625	—	$10.21	4/12/2015
	42,000	—	$10.45	12/30/2015
	—	10,500	$13.30	1/26/2017
	—	15,750	$13.30	1/31/2018

(1)	Calculated by multiplying the closing price of WashingtonFirst’s common stock on the OTCBB on December 30, 2011 of $10.00 per share by the number of nonvested shares of restricted stock held by such named executive officer.
(2)	The restrictions on 4,000 of these shares lapse on April 19, 2020 and the restrictions on the balance of these shares lapse on April 27, 2021.
(3)	The restrictions on 1,600 of these shares lapse on April 19, 2020 and the restrictions on the balance of these shares lapse on April 27, 2021.
(4)	The restrictions on 1,600 of these shares lapse on April 19, 2020 and the restrictions on the balance of these shares lapse on April 27, 2021.

Employment and Change of Control Agreements with Executive Officers

Securing the continued service of key executives is essential to the continued success of WashingtonFirst and WashingtonFirst Bank’s growth and operations. Employment agreements and executive continuity agreements, which help retain key executives during a change of control, assist WashingtonFirst by providing security to key executives of WashingtonFirst Bank.

On September 21, 2012, WashingtonFirst Bank entered into an amended and restated employment agreement with Ms. Andersen to continue serving as Chief Executive Officer. The employment agreement will be effective the day after the merger is consummated, or, if not consummated, the day the reorganization agreement is terminated and will continue until December 31, 2015. The term will be automatically extended for an additional three-year period on January 1st of the year following the initial term and each renewal term thereafter, unless terminated in accordance with its terms. The employment agreement provides for a minimum annual base salary, which for 2010 was $350,000, subject to annual review and upward adjustment at the discretion of WashingtonFirst Bank, eligibility for bonuses, reimbursement of certain business expenses, participation in certain employee benefit plans and perquisites made available to senior executives and/or key management employees of WashingtonFirst Bank.

In the event Ms. Andersen is no longer employed by a successor or assign of WashingtonFirst Bank after a change of control (as defined in the employment agreement), Ms. Andersen will be entitled to receive a severance payment in a lump sum equal to three times her annual salary then in effect and a gross-up payment equal to any additional tax liability under Section 280G of the Code. In addition, in the event of a change of control that would render valueless any stock options, all such outstanding options will become fully vested.

If the employment agreement is not renewed or the employment agreement is terminated for any reason other than death, disability or termination by WashingtonFirst Bank for cause (as defined in the employment agreement), Ms. Andersen will receive (a) all accrued and unpaid annual base salary, bonuses, vacation, and other amounts earned or otherwise due through the termination date, (b) continued group medical and other health plans for her and her immediate family, (c) accelerated vesting of all unvested stock options and (d) a severance payment equal to (1) her annual base salary then effect if the employment agreement is not renewed or (2) two times her annual base salary then effect if the employment agreement is terminated by WashingtonFirst Bank without cause or by Ms. Andersen for cause.

If the employment agreement is terminated by WashingtonFirst Bank for cause or by Ms. Andersen without cause, Ms. Andersen will receive all accrued and unpaid annual base salary, vacation, bonuses and other amounts earned or otherwise due through the termination date. Ms. Andersen will not be entitled to any bonuses for the year in which the termination occurs.

If the employment agreement is terminated as a result of Ms. Andersen’s death, her personal representative is entitled to receive all accrued and unpaid annual base salary, vacation, bonuses and other amounts earned or otherwise due through the termination date and WashingtonFirst Bank will maintain, at its own expense, for a period of one (1) year after the termination, the group medical and other health plans in which Ms. Andersen and her immediate family were participating on the date of termination.

Ms. Andersen’s employment agreement also contains noncompetition provisions pursuant to which she has agreed not to engage in a competing business (as defined in the employment agreement) in the greater Washington, D.C. Metropolitan Area or any other city or county outside of the greater Washington, D.C. Metropolitan Area where WashingtonFirst Bank has an office on the date of Ms. Andersen’s termination of employment with WashingtonFirst Bank. The noncompetition obligation extends for a period of twelve months after the termination date.

On September 21, 2012, WashingtonFirst Bank entered into amended and restated severance payment agreements with George W. Connors, IV, President and Chief Lending Officer of WashingtonFirst Bank, Matthew R. Johnson, Executive Vice President and Chief Financial Officer of WashingtonFirst and WashingtonFirst Bank, and Richard D. Horn, General Counsel and Corporate Secretary of WashingtonFirst and WashingtonFirst Bank, each to be effective the day after the merger is consummated, or, if not consummated, the day the reorganization agreement is terminated. Each severance payment agreement is for a term of three years and is automatically extended for an additional year each year thereafter, unless terminated in accordance with its terms. Upon a “covered termination,” each officer is entitled to receive (1) all accrued and unpaid salary, bonuses, vacation and other amounts earned or otherwise due through the termination date, (2) a lump sum payment equal to two years’ salary and (3) contributions toward continued health insurance until twelve months pass, COBRA continuation coverage expires or the officer is eligible for comparable insurance as a result of new employment or self-employment, whichever occurs first. In addition, all outstanding equity awards will immediately vest upon a covered termination or if, in the event of a change of control (as defined in the severance payment agreement), the acquiring, surviving or successor entity does not assume, continue or substitute the officer’s unvested outstanding equity awards, whether or not the officer’s employment is terminated as a result of the change of control. A covered termination occurs if, after a change of control, such officer’s employment with WashingtonFirst Bank is terminated (a) by WashingtonFirst Bank, other than for cause, disability (each as defined in the severance payment agreement) or death, on or within three years after the change of control, (b) by the officer for good reason (as defined in the severance payment agreement) within three years after the change of control or (c) by the officer, for any reason other than death or disability, during the period beginning ninety days after the change of control and ending three years after the change of control.

The payments to be made under the severance payment agreements are subject to a limitation that the total amount of all payments to the officer that would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code) shall be reduced so that no portion of such payments to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The severance payment agreements do not contain post-employment non-compete restrictions.

On September 21, 2012, WashingtonFirst Bank also entered into an amended and restated severance payment agreement with Michael M. Amin, Senior Vice President, Operations/Information Technology, with the same terms described above, except that Mr. Amin’s agreement provides for a lump sum payment equal to one year’s salary.

Compensation Committee Interlocks and Insider Participation

During 2011, no executive officer of WashingtonFirst served as (1) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on WashingtonFirst’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on WashingtonFirst’s Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as director of WashingtonFirst. In addition, none of the members of the WashingtonFirst Compensation Committee (a) was an officer or employee of WashingtonFirst or any of its subsidiaries in 2011, (b) was formerly an officer or employee of WashingtonFirst or any of its subsidiaries or (c) had any relationship requiring disclosure under “– Transactions with Related Persons” below.

Transactions with Related Persons

The Nominating and Corporate Governance Committee reviews all related party transactions for potential conflicts of interest. Any related party transaction must be reported to the General Counsel and may be consummated or may continue only (1) if the Nominating and Corporate Governance Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party or (2) if the transaction has been approved by the disinterested members of the WashingtonFirst board of directors. The Nominating and Corporate Governance Committee may approve or ratify the related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interests of WashingtonFirst.

Many of the directors and executive officers of WashingtonFirst and WashingtonFirst Bank and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of WashingtonFirst Bank. During 2011, WashingtonFirst Bank made loans in the ordinary course of business to many of the directors and executive officers of WashingtonFirst and WashingtonFirst Bank and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with WashingtonFirst and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers of WashingtonFirst and WashingtonFirst Bank and certain significant shareholders of WashingtonFirst are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by WashingtonFirst Bank to directors and executive officers of WashingtonFirst and WashingtonFirst Bank and certain significant shareholders of WashingtonFirst satisfy the foregoing standards. As of June 30, 2012, all of such loans aggregated $20.5 million, which was approximately 39.8% of WashingtonFirst’s Tier 1 capital at such date. WashingtonFirst expects WashingtonFirst Bank to have such transactions or transactions on a similar basis with the directors and executive officers of WashingtonFirst and WashingtonFirst Bank and certain significant shareholders of WashingtonFirst and their associates in the future.

With respect to banking transactions other than loans, since inception WashingtonFirst Bank has had transactions in the ordinary course of business with many of its directors, executive officers, principal shareholders and other affiliates. Except as otherwise described herein, however, transactions with such persons were on substantially the same terms as those that could be obtained from unaffiliated third parties and those prevailing for comparable transactions with others.

The WashingtonFirst board of directors is not aware of any family relationship between any executive officer or director, nor is either board of directors aware of any involvement in legal proceedings that are material to an evaluation of the ability or integrity or any executive officer or director.

Director Independence

Prior to consummation of the merger, WashingtonFirst’s board of directors will review the independence of its current directors using the independence standards of the NASDAQ. In conducting its review, WashingtonFirst’s board of directors expects to consider transactions and relationships between each director or any member of his or her immediate family and WashingtonFirst and its subsidiaries and affiliates, including those reported under “– Transactions with Related Persons” above. The board of directors also will consider whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of WashingtonFirst’s senior management or their affiliates. The purpose of this review will be to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

Upon consummation of the merger, the composition of WashingtonFirst’s board of directors will comply with the listing standards of the NASDAQ and all of the members of WashingtonFirst’s board of directors who serve on committees of the board of directors will be independent directors under the listing standards of the NASDAQ.

After consummation of the merger, the independent directors of WashingtonFirst will hold executive sessions from time to time at the conclusion of the regular meetings of the WashingtonFirst board of directors without any executive officers or any other member of management present.

WASHINGTONFIRST — OTHER PROPOSALS

In addition to the proposal to approve the reorganization agreement discussed elsewhere in this joint proxy statement/prospectus, WashingtonFirst shareholders will vote upon the following proposals at the WashingtonFirst special meeting.

Authorized Share Amendment

General

WashingtonFirst’s articles of incorporation currently authorize the issuance of 35,000,000 shares of capital stock of which (i) 25,000,000 are common stock, par value $.01 per share, and (ii) 10,000,000 are preferred stock, $5.00 per share. WashingtonFirst’s board of directors is asking WashingtonFirst’s shareholders to approve a proposal to amend the articles of incorporation of WashingtonFirst to increase the number of authorized shares of WashingtonFirst common stock from 25,000,000 to 50,000,000, which is referred to as the “Authorized Share Amendment.”

If approved by WashingtonFirst’s shareholders, the Authorized Share Amendment would become effective by filing articles of amendment to WashingtonFirst’s articles of incorporation with the Virginia State Corporation Commission. If the Authorized Share Amendment is approved, WashingtonFirst intends to file the necessary amendment to its articles of incorporation as promptly as practicable after the WashingtonFirst special meeting.

Purpose

After consummation of WashingtonFirst’s capital raising activities and the merger, WashingtonFirst expects to have 6,763,785 shares of its common stock outstanding, based on the assumptions described in “Information About WashingtonFirst – Pro Forma Security Ownership.” Additionally, WashingtonFirst expects to have an aggregate of 956,749 shares reserved for issuance under existing stock options and reserved for future issuance under its stock option plans and an aggregate of 213,761 shares reserved for issuance under existing warrants.

The board of directors of WashingtonFirst believes that it would enhance the financing flexibility of WashingtonFirst to have additional authorized shares available for use by WashingtonFirst. The availability of the additional authorized shares will permit WashingtonFirst to take advantage of favorable market conditions for the sale of additional common stock, for the acquisition of desirable assets or companies and for other corporate purposes, such as attracting and retaining qualified employees. It will also reduce the likelihood of experiencing a delay in pursuing such opportunities. WashingtonFirst’s board of directors believes it is necessary to authorize 50 million shares, notwithstanding that WashingtonFirst, after giving effect to the transactions described in this joint proxy statement/prospectus, will have issued or reserved for issuance to date only approximately 7.3 million shares. WashingtonFirst will effectively double in size as a result of the transactions described in this joint proxy statement/prospectus, and will become a public company. Consequently, the kinds of opportunities that may be available to WashingtonFirst in the future may be considerably different than the kinds of opportunities that have historically been available to WashingtonFirst. WashingtonFirst’s board of directors believes it is in the best interest of WashingtonFirst’s shareholders to have maximum flexibility to pursue any opportunity that may be beneficial. Additionally, amending WashingtonFirst’s articles of incorporation to authorize additional shares is both costly and time consuming and could result in WashingtonFirst having to forego an otherwise desirable opportunity if required amendments could not be obtained in a timely manner. Consequently, WashingtonFirst’s board of directors believes it is appropriate to authorize sufficient shares at the WashingtonFirst special meeting to cover any event, the scope, magnitude and timing of which cannot be known today.

If the Authorized Share Amendment is approved, WashingtonFirst will have 50 million shares of common stock authorized for issuance, approximately 3.5 million shares of which are issued or reserved for issuance, leaving approximately 46.5 million authorized shares available for issuance and unreserved. If the Authorized Share Amendment is approved, the board of directors of WashingtonFirst will have the authority to issue the newly authorized shares without further approval of the WashingtonFirst shareholders. To the extent that the board of directors authorizes the issuance of additional shares of common stock, the voting power of the then existing common shareholders would be diluted. If the board of directors authorized the issuance of all of the 25 million shares that will be newly authorized by the Authorized Share Amendment current WashingtonFirst shareholders would experience voting dilution of approximately 86%, assuming the merger does not occur.

For the foregoing reasons the board of directors of WashingtonFirst believes that the Authorized Share Amendment is advisable. However, approval of the Authorized Share Amendment is not necessary to complete the capital raising activities, nor is it a condition to closing the merger.

WashingtonFirst monitors the financial markets and other business opportunities available to it in an effort to be prepared to take advantage of relatively attractive market conditions and acquisition opportunities. WashingtonFirst currently has no understandings or agreements for the issuance of securities other than described in this joint proxy statement/prospectus. Prior to consummation of the merger, no shareholder of WashingtonFirst has any preemptive or other right to acquire additional shares of WashingtonFirst common stock. Depending on the amount of, or purpose for which, additional shares are issued, shareholder approval may or may not be required.

Vote Required

Under WashingtonFirst’s articles of incorporation, because the board of directors of WashingtonFirst unanimously approved and recommended that the WashingtonFirst shareholders approve the Authorized Share Amendment, the affirmative vote of the holders of a majority of the shares of WashingtonFirst common stock outstanding on November 7, 2012 at a meeting at which a quorum is present is required to approve the Authorized Share Amendment.

THE BOARD OF DIRECTORS OF WASHINGTONFIRST UNANIMOUSLY RECOMMENDS A VOTE FOR THE AUTHORIZED SHARE AMENDMENT.

Non-Voting Common Stock Amendment

General

WashingtonFirst’s articles of incorporation currently authorize the issuance of 35,000,000 shares of capital stock of which (i) 25,000,000 are common stock, par value $.01 per share, and (ii) 10,000,000 are preferred stock, $5.00 per share. WashingtonFirst’s board of directors is asking WashingtonFirst’s shareholders to approve a proposal to amend the articles of incorporation of WashingtonFirst to establish a class of non-voting common stock having 10,000,000 authorized shares. The shares of non-voting common stock will be issuable in series by the board of directors of WashingtonFirst without further approval by the shareholders of WashingtonFirst, except that the terms of the series of non-voting common stock to be issued to the institutional investor as part of the capital raising transactions to satisfy the capital adequacy requirements of the Federal Reserve and FDIC applicable to WashingtonFirst Bank after the merger, as such requirements might be applied in the current regulatory environment, which is referred to as the “Non-Voting Common Stock, Series A,” will be established by and included in the amendment to WashingtonFirst’s articles of incorporation being submitted to the shareholders for approval at the Special Meeting. The articles of amendment establishing the class of non-voting common stock and the terms of the Non-Voting Common Stock, Series A, is referred to as the “Non-Voting Common Stock Amendment.”

If approved by WashingtonFirst’s shareholders, the Non-Voting Common Stock Amendment would become effective by filing articles of amendment to WashingtonFirst’s articles of incorporation with the Virginia State Corporation Commission. If the Non-Voting Common Stock Amendment is approved, WashingtonFirst intends to file the necessary amendment to its articles of incorporation as promptly as practicable after the WashingtonFirst special meeting.

Purpose

Because the acquisition of Alliance will approximately double the size of WashingtonFirst, additional capital is needed by WashingtonFirst to satisfy the requirements of the Federal Reserve and the FDIC after the acquisition. The ownership of more than 9.9% of the outstanding shares of any class of voting securities of WashingtonFirst could result in the institutional purchasers being considered “bank holding companies” for bank regulatory purposes. WashingtonFirst concluded this would adversely affect investor interest, and effectively limit purchasers to ownership of 9.9% of the common stock. In order to sell an amount of additional capital to one institutional investor in excess of what would be permitted by the 9.9% limitation, WashingtonFirst agreed to sell to such investor shares of non-voting common stock.

WashingtonFirst’s articles of incorporation do not presently provide for non-voting common stock. WashingtonFirst has entered into agreements with institutional investors to issue WashingtonFirst common stock and non-voting common stock to satisfy the capital adequacy requirements of the Federal Reserve and the FDIC applicable to WashingtonFirst Bank after the merger, as such requirements might be applied in the current regulatory environment. See “Information About WashingtonFirst – Capital Raising Transactions – Equity Private Placements.” Accordingly, WashingtonFirst is seeking approval of the WashingtonFirst shareholders to establish a class of non-voting common stock by approving the Non-Voting Common Stock Amendment, which includes the terms of the Non-Voting Common Stock, Series A. WashingtonFirst desires to authorize an aggregate of 10,000,000 shares of non-voting common stock in order to have available to it after consummation of the capital raising transactions a sufficiently large number of authorized and unissued shares of non-voting common stock. From the 10,000,000 authorized shares of non-voting common stock, the Non-Voting Common Stock Amendment sets aside 1,000,000 shares of Non-Voting Common Stock, Series A, which leaves an aggregate of 9,000,000 shares of non-voting common stock available for issuance by the board of directors in the future, without further action by the shareholders of WashingtonFirst. WashingtonFirst believes the availability of these authorized and unissued shares of non-voting common stock will enhance WashingtonFirst’s financing flexibility. As discussed above, WashingtonFirst monitors the financial markets and other business opportunities available to it in an effort to be prepared to take advantage of relatively attractive market conditions and acquisition opportunities.

If the Non-Voting Common Stock Amendment is approved by the shareholders of WashingtonFirst, the board of directors of WashingtonFirst will have the authority to issue the newly authorized shares of nonvoting common stock on terms determined by the board, including conversion rights, without further approval of the WashingtonFirst shareholders. To the extent that the board of directors authorizes the issuance of additional shares of non-voting common stock that are convertible into shares of common stock, the voting power of the then existing shareholders would be diluted. If the board of directors authorized the issuance of all of WashingtonFirst’s authorized and unissued shares of non-voting common stock authorized by the Non-Voting Common Stock Amendment, and assuming all of such shares were immediately convertible into common stock on a share-for-share basis, upon the issuance and conversion of such shares then existing WashingtonFirst shareholders would experience voting dilution of approximately 74% assuming the merger had not occurred. WashingtonFirst believes the availability of these additional authorized and unissued shares of non-voting common stock will enhance WashingtonFirst’s future financing flexibility.

Terms Applicable to All Series of Non-Voting Common Stock

All series of the non-voting common stock will be identical to the common stock except that the non-voting common stock will have no rights to vote other than as required by law and shall be convertible into or exchangeable for shares of stock of any other class or any other series of such class or any other securities (including the common stock) on such terms, at the price or prices or the rate or rates of conversion or exchange as the board of directors of WashingtonFirst shall establish in the certificate of designations creating such series. Any stock dividend declared in respect of the non-voting common stock shall be payable solely in non-voting common stock.

Terms of the Non-Voting Common Stock, Series A

The Non-Voting Common Stock Amendment establishes a series of non-voting common stock designated as the Non-Voting Common Stock, Series A. The Non-Voting Common Stock, Series A, consists of 1,000,000 authorized shares, substantially all of which will be issued to an institutional investor if the merger is approved by the shareholders of WashingtonFirst and Alliance. The Non-Voting Common Stock, Series A, will be identical to the common stock in all respects except that the Non-Voting Common Stock will have no rights to vote other than as required by law, and they will be convertible into common stock under the circumstances described in the following paragraph. Because the conversion rights applicable to the shares of non-voting common stock, Series A are prescribed by regulation of the Federal Reserve so that the initial purchasers of such shares may never hold the shares of common stock issuable on conversion, the conversion of these shares in accordance with their terms will not adversely affect WashingtonFirst’s satisfaction of the capital adequacy requirements of the Federal Reserve and the FDIC.

The Non-Voting Common Stock, Series A, will be convertible into an equal number of shares of common stock at the option of the holder of the Non-Voting Common Stock, Series A, at any time, provided, however, that no share of the Non-Voting Common Stock, Series A, shall be convertible in the hands of or at the election of the initial purchaser of such shares from WashingtonFirst, referred to as the “Initial Holder,” or an affiliate of such Initial Holder, at any time. Each share of Non-Voting Common Stock, Series A, will be convertible by a transferee from the Initial Holder who is unaffiliated with the Initial Holder in connection with or after a transfer by the Initial Holder to a third party unaffiliated with such Initial Holder if the transfer complies with one of the following conditions:

•	the transfer is part of a widely distributed public offering of common stock;

•

the transfer is part of an offering that is not a widely distributed public offering of common stock but is one in which no one transferee (or group of associated transferees) of the Non-Voting Common Stock, Series A, acquires the rights to purchase in excess of two percent of the voting securities of WashingtonFirst then outstanding (including pursuant to a related series of transfers);

•	the transfer is part of a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or

•	the transfer is part of a transaction approved by the Federal Reserve, or if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority having jurisdiction.

However, no share of Non-Voting Common Stock, Series A, will be so converted if, as a result of such conversion, the holder of such resulting share of common stock would (or would be deemed to), directly or indirectly, own, control or have power to vote more than 9.9% of any class of WashingtonFirst’s voting securities.

Vote Required

Under WashingtonFirst’s articles of incorporation, because the board of directors of WashingtonFirst unanimously approved and recommended that the WashingtonFirst shareholders approve the Non-Voting Common Stock Amendment, the affirmative vote of the holders of a majority of the shares of WashingtonFirst common stock outstanding on November 7, 2012 at a meeting at which a quorum is present is required to approve the Non-Voting Common Stock Amendment.

THE BOARD OF DIRECTORS OF WASHINGTONFIRST UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE NON-VOTING COMMON STOCK AMENDMENT.

Approval of WashingtonFirst 2010 Equity Compensation Plan, as Amended

Background

The WashingtonFirst 2010 Equity Compensation Plan, which is referred to, including all amendments, as the “2010 Plan”, was adopted by the board of directors of WashingtonFirst in February 2010 following the formation of WashingtonFirst as a holding company for WashingtonFirst Bank. At the time of the formation of the holding company, WashingtonFirst Bank had three stock option plans in operation, or the “Prior Plans,” which were assumed by WashingtonFirst. Options outstanding under the Prior Plans became options to purchase shares of WashingtonFirst common stock rather than shares of WashingtonFirst Bank common stock. Pursuant to the terms of the 2010 Plan, all of the shares of WashingtonFirst common stock reserved for issuance under the Prior Plans, but not covered by a stock option or other equity compensation grant, were canceled and an identical number of shares reserved for issuance under the 2010 Plan. The Prior Plans remain in existence for the purpose of administering outstanding options granted pursuant to the Prior Plans, but additional option grants may not be made under the Prior Plans. Shares underlying options outstanding under the Prior Plans that expire unexercised or are forfeited or cancelled without the issuance of shares are added to the shares reserved for issuance under the 2010 Plan.

As of June 30, 2012, there were options or other equity compensation awards outstanding with respect to a total of 556,668 shares of WashingtonFirst’s common stock, of which 353,898 were issued under the Prior Plans and 202,770 were issued under the 2010 Plan. As of June 30, 2012, there were no additional shares available for issuance under the Prior Plans and 25,081 shares available for issuance under the 2010 Plan. On August 9, 2012, the board of directors of WashingtonFirst amended the 2010 Plan to increase by 375,000 the shares reserved for issuance under the 2010 Plan.

WashingtonFirst believes that it has been able to attract highly qualified personnel in part through the use of stock awards, and that it is desirable to have the continued flexibility to attract additional personnel, if needed, and to retain and reward exceptional performance by employees through additional stock awards. WashingtonFirst has used the 2010 Plan and the Prior Plans for this purpose.

The 2010 Plan has not previously been approved by WashingtonFirst’s shareholders. WashingtonFirst will be a publicly-held corporation if the merger is consummated, and in that event the compensation expense related to future awards to senior executives under the 2010 Plan will be subject to certain limitations on deductibility unless the shareholders of WashingtonFirst have approved the 2010 Plan. Accordingly, WashingtonFirst is seeking shareholder approval of the 2010 Plan in connection with the merger so that future awards under the 2010 Plan will not be subject to these limitations.

Summary of 2010 Plan

The following summary of the material features of the 2010 Plan is qualified in its entirety by reference to the copy of the plan (as amended) attached as Appendix E to this joint proxy statement/prospectus. See Note 11 of the Notes to Consolidated Financial Statements of WashingtonFirst beginning on page F-22.

Administration

The Compensation Committee administers the 2010 Plan. The Compensation Committee has the authority to determine and designate which employees, directors or consultants are eligible to receive grants of options or other awards and, subject to the express provisions of the 2010 Plan, to determine the vesting, restrictions and other terms of the agreements representing such options or awards, as the case may be. The Compensation Committee is also authorized to interpret the 2010 Plan and the respective award agreements executed under the 2010 Plan and to make all other determinations necessary or advisable for administering the 2010 Plan. Following the completion of the merger, the Compensation Committee will be, comprised solely of independent directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Eligibility

Awards under the 2010 Plan may be granted to all current and prospective officers or other employees, and all non-employee directors, of WashingtonFirst and its subsidiaries. WashingtonFirst currently has 15 non-employee directors, five officers and approximately 80 other employees who may participate in the 2010 Plan.

Types of Awards

The 2010 Plan provides for a variety of awards, including non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards. The general terms of these awards are discussed below. Reference is made to the 2010 Plan, a copy of which is attached to this joint proxy statement/prospectus as Appendix E, for a complete description of the terms of each type of award.

Non-qualified Stock Options. The 2010 Plan provides for the issuance of nonqualified stock options. The Compensation Committee designates the participants who will receive the options, the number of shares subject to the options and the terms and conditions of each option granted under the 2010 Plan. However, no participant may be granted non-qualified stock options for more than 30,000 shares during any calendar year following completion of the merger. The term and the exercise price of any option granted under the 2010 Plan will be determined by the Compensation Committee. The exercise price of options granted under the 2010 Plan may not be less than the fair market value of the shares on the date of the award, and may be paid in full in a manner prescribed by the Compensation Committee. The 2010 Plan permits holders of options, with approval of the Compensation Committee, to relinquish all or any part of the unexercised portion thereof in exchange for replacement options under certain circumstances.

Stock Appreciation Rights. The Compensation Committee determines the participants who will receive stock appreciation rights and the terms and the awards; provided, that no participant may be granted stock appreciation rights for more than 30,000 shares during any calendar year following completion of the merger. A stock appreciation right permits the holder thereof to receive an amount (in cash, WashingtonFirst common stock or a combination thereof) equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of WashingtonFirst common stock on the exercise date over the stock appreciation rights’ exercise price. Stock appreciation rights may but need not be granted in connection with the grant of an option. A stock appreciation right may be exercised in whole or in such installments and at such time as determined by the Compensation Committee.

Restricted Stock. The Compensation Committee determines the participants who will receive awards of restricted stock and the terms of the awards; provided, that no participant may be granted more than 15,000 shares of restricted stock in any calendar year following completion of the merger. Pursuant to a restricted stock award, shares of WashingtonFirst common stock will be issued or delivered to the employee at any time the award is made without any cash payment to WashingtonFirst, except to the extent otherwise provided by the Compensation Committee or required by law; provided, however, that such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to WashingtonFirst as may be determined in the discretion of the Compensation Committee. The restrictions on disposition may lapse based upon (a) WashingtonFirst’s attainment of specific performance targets established by the Compensation Committee, (b) the grantee’s tenure with WashingtonFirst, or (c) a combination of these and factors selected by the Compensation Committee. WashingtonFirst retains custody of the shares of WashingtonFirst common stock issued pursuant to a restricted stock award until the disposition restrictions lapse. An employee may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of such shares until the expiration of the restriction period. However, upon the issuance to the employee of shares of WashingtonFirst common stock pursuant to a restricted stock award, except for the foregoing restrictions, such employee will have all the rights of a shareholder of WashingtonFirst with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

Restricted Stock Units. The Compensation Committee determines the participants who will receive awards of restricted stock units and the terms of the awards; provided, that no participant may be granted more than 15,000 shares of restricted stock units in any calendar year following completion of the merger. A restricted stock unit is an award under the 2010 Plan that is a bookkeeping entry granted to a participant and valued by reference to the fair market value of a share of WashingtonFirst common stock and which is subject to restrictions (which may be service–based, with or without performance acceleration and/or performance based restrictions) and forfeiture until the designated conditions for the lapse of the restrictions are satisfied. Unless otherwise provided in the award agreement, during the period of restriction holders of restricted stock units have no rights to dividends and other distributions made with respect to the common stock; rather, such distributions will increase the number of restricted stock units held under the award agreement. During the period of restriction, holders of restricted stock units have no right to vote the shares represented by the units.

Stock Awards. The Compensation Committee determines the participants who will receive unrestricted stock awards under the 2010 Plan; provided, that no participant may be granted unrestricted stock awards with respect to more than 15,000 shares of common stock in any calendar year following completion of the merger. A stock award is an award of unrestricted shares of WashingtonFirst common stock to a participant. Recipients are not required to pay WashingtonFirst for the shares awarded, except to pay applicable withholding taxes.

Change of Control

In the event of a change of control of WashingtonFirst, the Compensation Committee as constituted prior to the change of control may, as to any outstanding award under the 2010 Plan, either at the time the award is made or at any time thereafter, accelerate any time periods relating to the exercise of realization of any award, provide for the purchase or settlement of any award by WashingtonFirst for an amount of cash equal to the amount which would have been obtained upon the exercise or realization of the award, make any adjustment to any outstanding award as the Compensation Committee considers appropriate to reflect the change of control, or cause any outstanding award to be assumed, or new rights substituted for such award, by the acquiring or surviving entity in the change of control.

Amendment and Termination

The 2010 Plan is subject to termination, amendment or modification by the Compensation Committee without approval by WashingtonFirst’s shareholders unless such approval is required by the Internal Revenue Code of 1986, as amended, the Exchange Act, a national securities exchange or interdealer quotation system on which the WashingtonFirst common stock is listed or quoted or any regulatory body having jurisdiction over WashingtonFirst. No termination, amendment or modification of the 2010 Plan will adversely affect an outstanding award except as specifically provided in the 2010 Plan.

New Plan Benefits

Awards under the 2010 Plan are discretionary and are not subject to set benefits or amounts, and WashingtonFirst has not approved any awards that are conditioned on shareholder approval of the 2010 Plan. Accordingly, WashingtonFirst cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors or employees under the 2010 Plan.

Vote Required

The affirmative vote of a majority of the votes cast on such proposal at a meeting at which a quorum is present is required to approve the 2010 Plan, as amended.

THE BOARD OF DIRECTORS OF WASHINGTONFIRST UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 2010 PLAN, AS AMENDED.

Adjourn or Postpone the WashingtonFirst Special Meeting

If there are not sufficient votes to approve the reorganization agreement or the Non-Voting Common Stock Amendment, at the time of the WashingtonFirst special meeting, the WashingtonFirst special meeting will be adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment or postponement, if necessary, the board of directors of WashingtonFirst is submitting the question of adjournment or postponement to the WashingtonFirst shareholders as a separate matter for their consideration. To adjourn or postpone the special meeting of WashingtonFirst shareholders, the affirmative vote of a majority of the votes cast on such proposal at the WashingtonFirst special meeting is required, with no regard to whether or not a quorum is present. If it is necessary to adjourn or postpone the WashingtonFirst special meeting and the special meeting is adjourned for less than 120 days, no notice of such adjourned or postponed the WashingtonFirst special meeting is required to be given to WashingtonFirst’s shareholders other than by announcement at the meeting prior to such adjournment at which adjournment is taken.

THE BOARD OF DIRECTORS OF WASHINGTONFIRST UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT PROPOSAL.

ALLIANCE—OTHER PROPOSALS

Non-Binding Advisory Vote with Respect to Certain Compensation

As required by Section 14A of the Exchange Act, Alliance is providing its shareholders with the opportunity to approve, in a non-binding advisory vote, certain compensation that may become payable to its named executive officers in connection with the merger, which is based on or related to the merger and the agreements and understandings concerning such compensation, by voting on the following resolution:

“RESOLVED, that the compensation that may be paid to the named executive officers of Alliance in connection with or as a result of the merger, as disclosed in the section entitled “The Merger Transaction – Interest of Certain Persons in the Merger – Change of Control and Severance Payments for Named Executive Officers,” and the related table and narrative, is hereby APPROVED.”

Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the proposal to approve the reorganization agreement. Because the proposal is advisory in nature only, a vote for or against approval will not be binding on either Alliance or WashingtonFirst regardless of whether the merger is approved.

As the compensation to be paid to the named executive officers of Alliance based on or related to the merger is a contractual obligation of Alliance and/or Alliance Bank, and of WashingtonFirst and WashingtonFirst Bank as the successors thereto, regardless of the outcome of this vote, such compensation will be paid, subject only to the conditions applicable thereto, if the merger is approved and completed. If the merger is not completed, Alliance’s board of directors will consider the results of the vote in making future executive compensation decisions.

THE BOARD OF DIRECTORS OF ALLIANCE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF THE COMPENSATION THAT MAY BE PAID TO THE NAMED EXECUTIVE OFFICERS OF ALLIANCE IN CONNECTION WITH OR AS A RESULT OF THE MERGER.

Adjourn or Postpone the Alliance Special Meeting

If there are not sufficient votes to approve the reorganization agreement, at the time of the Alliance special meeting, the Alliance special meeting will be adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment or postponement, if necessary, the board of directors of Alliance is submitting the question of adjournment or postponement to the Alliance shareholders as a separate matter for their consideration. To adjourn or postpone the special meeting of Alliance shareholders, the affirmative vote of a majority of the votes cast on such proposal at the Alliance special meeting is required, with no regard to whether or not a quorum is present. If it is necessary to adjourn or postpone the Alliance special meeting and the special meeting is adjourned for less than 120 days, no notice of such adjourned or postponed meeting is required to be given to Alliance’s shareholders other than by announcement at the Alliance special meeting prior to such adjournment at which adjournment is taken.

THE BOARD OF DIRECTORS OF ALLIANCE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT PROPOSAL.

INFORMATION ABOUT WASHINGTONFIRST

Business

Overview

WashingtonFirst was organized in 2009 under the laws of the Commonwealth of Virginia as a bank holding company. WashingtonFirst is the parent company of WashingtonFirst Bank, which was organized in 2004 under the laws of Washington, D.C. to operate as a commercial bank. In 2007, WashingtonFirst Bank converted its charter to the Commonwealth of Virginia. WashingtonFirst Bank is headquartered in Reston, Virginia and serves the greater Washington, D.C. Metropolitan Area. WashingtonFirst’s primary market has been relatively less impacted by the recessionary climate than other parts of the country, due in part to the significant impact of the federal government, a highly educated work force and a diverse economy with a median household income that is one of the highest in the nation.

WashingtonFirst Bank provides its customers with personal, customized service utilizing the latest technology and delivery channels. Deposits with WashingtonFirst Bank are insured to the maximum amount provided by the FDIC.

WashingtonFirst considers its business to be a young and emerging enterprise that is well positioned to be an effective competitor in the financial services industry. WashingtonFirst’s view of the financial services market is that community banks must be effective in providing quality, tailored services to their customers and stay clear of competing with large national institutions on a head-to-head basis for broad based consumer business. WashingtonFirst finds that large national banks are ineffective at addressing this market as it is difficult to distinguish where a business’s financial needs stop and the personal financial needs of that business’s professionals begin. WashingtonFirst believes that the financial needs of emerging businesses and its owners are best served together.

Revenues are derived from interest and fees received in connection with loans, deposits and investments. Interest paid on deposits and borrowings are the major expenses, followed by administrative and operating expenses.

WashingtonFirst has experienced consistent growth in assets and profitability since inception. WashingtonFirst’s goal is to become a leading provider of financial services in its market area. Its strategy is to understand the needs of its clients and to effectively deliver the corresponding financial services. WashingtonFirst employs highly qualified personnel and emphasize the use of the latest technology in operations and the services it provides. Its marketing efforts are directed to prospective clients who value high quality service and who are, or have the potential to become, highly profitable.

WashingtonFirst operates from ten branch offices located in Virginia, Washington, D.C. and Maryland, and online at www.washingtonfirstbank.com. Additional offices may be added from time to time based upon management’s ongoing analysis of the market and opportunities.

A critical success factor is the practice of judgmental discipline of commercial lending based upon personnel and practices that help WashingtonFirst’s clients strategize and grow their businesses from a financial perspective. As financial success takes hold in a business, personal goals and wealth objectives of the business owners become increasingly important. WashingtonFirst has the personnel and know-how to meet these changing needs. Lending is not enough in today’s environment. Credit services are supported by competitive deposit and cash management products and excellence in service.

WashingtonFirst expects to grow WashingtonFirst Bank’s commercial bank by continuing to hire and develop skilled personnel, and provide a sound infrastructure that facilitates the success of businesses, the owners and key personnel.

Description of Services

WashingtonFirst Bank offers a comprehensive range of commercial banking products and services to small and medium sized businesses, not-for-profit organizations, professional service firms and individuals in the greater Washington, D.C. Metropolitan Area.

WashingtonFirst Bank’s lending activities include commercial loans, commercial real estate loans, commercial and residential real estate construction loans, residential mortgage loans, home equity loans, and consumer loans. Loans originated by WashingtonFirst Bank are classified as loans held for investment. WashingtonFirst Bank is predominantly a secured lender, with secured loans comprising over 99% of the total loan portfolio as of June 30, 2012.

WashingtonFirst Bank’s lending activities are subject to lending limits imposed by federal and state law. While differing limits apply in certain circumstances based on the type of loan, in general, WashingtonFirst Bank’s lending limit to any one borrower on loans that are not fully secured by readily marketable or other permissible collateral is equal to 15% of WashingtonFirst Bank’s capital and surplus. As of June 30, 2012, WashingtonFirst Bank’s legal lending limit was $7.5 million. WashingtonFirst Bank has established relationships with correspondent banks to sell loan participations when loan amounts exceed WashingtonFirst Bank’s legal lending limits or internal lending policies.

WashingtonFirst Bank has an established credit policy that includes procedures for underwriting each type of loan and lending personnel have been assigned specific authorities based upon their experience. Loans in excess of an individual loan officer’s authority are presented to WashingtonFirst Bank’s Executive Loan Committee, or “ELC,” for approval. The ELC meets weekly to facilitate a timely approval process for WashingtonFirst Bank’s clients. Loans are approved based on the borrower’s capacity for credit, collateral and sources of repayment. Loans are actively monitored to detect any potential performance issues. WashingtonFirst Bank manages its loans within the context of a risk grading system developed by management based upon extensive experience in administering loan portfolios in its market. Payment performance is carefully monitored for all loans. When loan repayment is dependent upon an operating business or investment real estate, periodic financial reports, site visits and select asset verification procedures are used to ensure that WashingtonFirst Bank accurately rates the relative risk of its assets. Based upon criteria established by management and the WashingtonFirst Bank’s board of directors, the degree of monitoring is escalated or relaxed for any given borrower based upon WashingtonFirst Bank’s assessment of the future repayment risk.

Loan Portfolio

The following outlines the composition of loans held for investment.

Commercial and Industrial Loans represented 21.6% of WashingtonFirst Bank’s loan portfolio as of June 30, 2012. These loans are to businesses or individuals within WashingtonFirst Bank’s target market for business purposes. Typically the loan proceeds are used to support working capital and the acquisition of fixed assets of an operating business or to refinance a loan payable to another financial institution that was originally made for a similar purpose. Each loan is underwritten based upon WashingtonFirst Bank’s assessment of the obligor’s ability to generate operating cash flow in the future necessary to repay the loan. To address the risks associated with the uncertainties of future cash flow, these loans are generally secured by assets owned by the business or its principal shareholders and the principal shareholders are typically required to guarantee the loan.

Construction and Development Loans represented 12.3% of WashingtonFirst Bank’s loan portfolio as of June 30, 2012. These loans generally fall into one of four types: first, loans to construct owner-occupied commercial buildings; second, loans to individuals that are ultimately used to acquire property and construct an owner-occupied residence; third, loans to builders for the purpose of acquiring property and constructing homes for sale to consumers; and fourth, loans to developers for the purpose of acquiring land to be developed into finished lots for the ultimate construction of residential or commercial buildings. Loans of these types are generally secured by the subject property within limits established by WashingtonFirst Bank’s board of directors based upon an assessment of market conditions and updated from time to time. The loans typically carry recourse to principal borrowers. In addition to the repayment risk associated with loans to individuals and businesses, loans in this category carry construction completion risk. To address this additional risk, loans of this type are subject to additional administrative procedures designed to verify and ensure progress of the project in accordance with allocated funding, project specifications and time frames.

Commercial Real Estate Loans, which WashingtonFirst also refers to as commercial property loans, represented 55.1% of WashingtonFirst Bank’s loan portfolio as of June 30, 2012. These loans generally fall into one of three categories: first, loans supporting owner-occupied commercial property; second, properties used by non-profit organizations such as trade associations, churches or charter schools where repayment is dependent upon the cash flow of the non-profit organizations; and third, loans supporting a commercial property leased to third parties for investment. Commercial Real Estate Loans are secured by the subject property and underwritten to policy standards. Policy standards, approved by WashingtonFirst Bank’s board of directors from time to time, set forth, among other considerations, loan to value limits, cash flow coverage ratios, and the general creditworthiness of the obligors.

Residential Real Estate Loans, which WashingtonFirst also refers to as residential property loans, include loans secured by first or second mortgages on one-to-four family residential properties, generally extended to WashingtonFirst Bank clients, and represented 10.7% of the loan portfolio as of June 30, 2012. Of this amount, the following sub-categories exist as a percentage of the whole Residential Real Estate Loan portfolio: Home Equity Lines of Credit (8.6%) and First Trust Mortgage Loans (4.8%).WashingtonFirst Bank does not engage in sub-prime mortgage lending but it does own a small pool of purchased subprime loans which totaled $1.2 million at June 30, 2012. Home Equity Loans are extended primarily to borrowers in our target market. Real estate equity is the largest component of consumer wealth in WashingtonFirst Bank’s marketplace. Once approved, this consumer finance tool allows the borrower to access the equity in his or her home or investment property and use the proceeds for virtually any purpose. Home Equity Loans are most frequently secured by a second lien on residential property. First Trust Mortgage Loans are loans secured by one-to-four family dwellings, where the proceeds are used to acquire or refinance the primary financing of owner-occupied and residential investment properties.

Consumer Loans are loans to individuals for a stated purpose such as to finance a car or boat, to refinance debt, or to fund general working capital needs. These loans are generally extended in a single disbursement and repaid over a specified period of time. Consumer Loans made up 0.3% of the loan portfolio as of June 30, 2012. Most loans are well secured with assets other than real estate, such as marketable securities or automobiles. Very few loans are unsecured. In general, management discourages unsecured lending. Loans in this category are underwritten to standards within a traditional consumer framework that is periodically reviewed and updated by WashingtonFirst Bank’s management and board of directors, and includes such considerations as repayment source and capacity, collateral value, credit history, savings pattern, and stability.

Deposits

Deposits are the primary source of funding for WashingtonFirst Bank’s lending activity. Deposit services include business and personal checking, NOW accounts, tiered savings and money market and time deposit accounts with varying maturity structures and customer options. A complete individual retirement account program is also available.

Other services include cash management services such as electronic banking, sweep accounts, lockbox and account reconciliation services, merchant card depository, safe deposit boxes and automated clearing house origination. After hour depository and ATM service is also available.

Property

WashingtonFirst Bank leases offices and branch locations that are used in the normal course of business. No banking facilities are owned by the Bank. The principal executive office of WashingtonFirst Bank is located at 11921 Freedom Drive, Suite 250, Reston, Virginia. In addition, WashingtonFirst Bank leases ten branch offices in Fairfax, Virginia: Great Falls, Virginia; Reston, Virginia, Sterling, Virginia; Washington, D.C.; Bethesda, Maryland; Greenbelt, Maryland; and Oxon Hill, Maryland. All of the leased properties are in good operating condition and are adequate for WashingtonFirst Bank’s present and anticipated future needs.

On July 14, 2011, WashingtonFirst Bank executed a lease agreement with Reston Town Center Property, LLC for the purpose of building a new administrative office. The office, located at 11921 Freedom Drive, Suite 250, was opened on January 23, 2012.

WashingtonFirst Bank from time to time acquires ownership interests in residential and commercial real estate properties, as a result of foreclosing on loans. Other real estate owned, or “OREO,” is recorded at the fair value less selling expenses. As of June 30, 2012 WashingtonFirst Bank held $849,920 of OREO property on its books. Write downs are provided for subsequent declines in value and are recorded in other noninterest expense.

Regulation

Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of WashingtonFirst and WashingtonFirst Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities including, but not limited to, the Virginia Bureau of Financial Institutions, the Federal Reserve, the FDIC, and federal and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

Federal and state laws and regulations generally applicable to financial institutions regulate, among other things, the scope of business activities, investments, reserves against deposits, capital levels, transactions with affiliates, the nature and amount of collateral for loans, the establishment of branches, mergers and consolidations, and dividends. The system of supervision and regulation applicable to WashingtonFirst and WashingtonFirst Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance fund, depositors and the banking system as a whole, rather than the creditors or shareholders of WashingtonFirst and WashingtonFirst Bank.

The following description summarizes some of the laws to which WashingtonFirst and WashingtonFirst Bank are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of WashingtonFirst and WashingtonFirst Bank.

WashingtonFirst

WashingtonFirst is a bank holding company registered under the BHC Act and subject to supervision, regulation and examination by the Federal Reserve. The BHC Act and other Federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. WashingtonFirst is also registered in Virginia with the Virginia Bureau of Financial Institutions under the financial institution holding company laws of Virginia and, accordingly, is subject to regulation and supervision by the Virginia Bureau of Financial Institutions.

Scope of Permissible Activities. Generally, WashingtonFirst will be prohibited, with certain limited exceptions, from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company which is not a bank or financial or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except WashingtonFirst may engage in and may own shares of companies engaged in certain activities found by the Federal Reserve to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. In approving acquisitions by bank holding companies of companies engaged in banking-related activities or the addition of activities, the Federal Reserve considers a number of factors and weighs the expected benefits to the public (such as greater convenience, increased competition, or gains in efficiency) against the risks of possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

The Grahan Leach Bliley Act, or “GLB Act,” amended the BHC Act and eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. The GLB Act permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The GLB Act defines “financial in nature” to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve has determined to be closely related to banking. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve.

Presently, WashingtonFirst has no plans to become a financial holding company. WashingtonFirst does not expect the GLB Act to materially affect WashingtonFirst’s products, services, operations or other business activities. To the extent that it allows banks, securities firms and insurance firms to affiliate, the financial services industry may experience further consolidation. The GLB Act may have the result of increasing competition that WashingtonFirst faces from larger institutions and other companies offering financial products and services, many of which may have substantially greater financial resources.

Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve’s Regulation Y, for example, generally requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of its consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The Federal Reserve has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for violation of laws, regulations or orders, for participation in an unsafe or unsound practice or breach of fiduciary duty.

Regulatory Restrictions on Dividends; Source of Strength. WashingtonFirst is regarded as a legal entity separate and distinct from WashingtonFirst Bank. The principal source of WashingtonFirst’s revenue is dividends received from WashingtonFirst Bank. As described in more detail below, both state and federal law places limitations on the amount that banks may pay in dividends, which WashingtonFirst Bank must adhere to when paying dividends to WashingtonFirst. It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Given the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that WashingtonFirst inform and consult with the Federal Reserve Board prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to WashingtonFirst’s capital structure. See “Dividend Policy of WashingtonFirst.”

Virginia state law restricts distributions of dividends to shareholders of WashingtonFirst. WashingtonFirst’s shareholders will be entitled to receive dividends as declared by WashingtonFirst’s Board of Directors in accordance with Section 13.1-653 of the Code of Virginia. Generally, distributions are made out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividend payments therefore may be limited in accordance with these provisions of the Virginia Stock Corporation Act as well as WashingtonFirst’s articles of incorporation.

Under Federal Reserve policy, a bank holding company has historically been required to act as a source of financial strength to each of its banking subsidiaries. The Dodd-Frank Act codifies this policy as a statutory requirement. Under this requirement, WashingtonFirst is expected to commit resources to support WashingtonFirst Bank, including at times when WashingtonFirst may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. As discussed below, a bank holding company, in certain circumstances, could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

In the event of a bank holding company’s bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

Finally, the terms of WashingtonFirst’s outstanding Series D Preferred Stock may impact the ability to pay dividends. See “Information About WashingtonFirst – Description of WashingtonFirst’s Capital Stock – Preferred Stock.”

Anti-Tying Restrictions. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other nonbanking services offered by a holding company or its affiliates.

Capital Adequacy Requirements. The Federal Reserve has adopted a system using risk-based capital guidelines under a two-tier capital framework to evaluate the capital adequacy of bank holding companies. Tier 1 capital generally consists of common stockholders’ equity, retained earnings, a limited amount of qualifying perpetual preferred stock, qualifying trust preferred securities and noncontrolling interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles. Tier 2 capital generally consists of certain hybrid capital instruments and perpetual debt, mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock, loan loss allowance, and unrealized holding gains on certain equity securities.

Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a “risk-weighted” asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. As of June 30, 2012 WashingtonFirst’s ratio of Tier 1 capital to total risk-weighted assets was 10.91% and its ratio of total capital to total risk-weighted assets was 12.65%.

In addition to the risk-based capital guidelines, the Federal Reserve uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company’s Tier 1 capital divided by its average total consolidated assets. Certain highly rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies are required to maintain a leverage ratio of at least 4.0%. As of June 30, 2012 WashingtonFirst’s leverage ratio was 9.45%.

The federal banking agencies’ risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

As a bank holding company, the regulatory capital requirements of the Federal Reserve became applicable to WashingtonFirst when the total consolidated assets equaled $500 million or more. WashingtonFirst Bank, as described below, is subject to the capital requirements of the FDIC.

Proposed Revisions to Capital Adequacy Requirements. The Dodd-Frank Act required the Federal Reserve, the Office of the Comptroller of the Currency, or “OCC,” and the FDIC to adopt certain capital standards based on the capital accords of the Basel Committee on Banking Supervision, or the “Basel Committee.” On December 16, 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, or “Basel III.” Basel III, when implemented by the U.S. banking agencies and fully phased in, will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. In December 2011, the Federal Reserve indicated that to comply with the requirements of the Dodd-Frank Act, it intended to implement many of the Basel III requirements, including those addressing risk-based capital and leverage requirements, liquidity requirements, stress tests, single-counterparty credit limits and early remediation requirements.

In June 2012, the Federal Reserve, the FDIC and the OCC issued several notices of proposed rulemakings to implement Basel III requirements as well as certain other regulatory capital and other requirements under the Dodd-Frank Act. The proposals apply to all insured depository institutions and bank holding companies with consolidated assets over $500 million, such as WashingtonFirst. In broad terms, the proposed regulations would increase the required quality and quantity of the capital base, reduce the range of instruments that count as capital and increase the risk-weighted asset assessment for certain types of activities. The banking agencies will evaluate the comments received after the close of the comment period in October 2012 but it is likely that WashingtonFirst and WashingtonFirst Bank will be obligated to maintain higher capital ratios as the new regulatory standards are phased in.

Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take “prompt corrective action” to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes “undercapitalized,” it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary’s compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution’s holding company is entitled to a priority of payment in bankruptcy.

The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution’s assets at the time it became undercapitalized or the amount necessary to cause the institution to be adequately capitalized. The bank regulators have greater power in situations where an institution becomes significantly or critically undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

Acquisitions by Bank Holding Companies. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors. Acquisitions by bank holding companies are also subject to the provisions of Virginia law.

Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Any entity is required to obtain the approval of the Federal Reserve under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of a bank holding company’s or bank’s voting securities, or otherwise obtaining control or a controlling influence over the company or bank. Under a rebuttable presumption established by the regulations of the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company, would, under the circumstances set forth in the presumption, constitute acquisition of control of a bank holding company. The statute and regulations set forth standards and certain presumptions concerning acquisition of control. Acquisitions of control are also subject to the provisions of Virginia law.

In most circumstances, an entity that owns 25% or more of the total equity of a banking organization owns enough of the capital resources to have a controlling influence over such banking organization for purposes of the BHC Act. On September 22, 2008, the Federal Reserve issued a policy statement on equity investments in banks and bank holding companies. The key statutory limit restricting a non-controlling investor to 24.9% of voting securities for purposes of the BHC Act remains, but the policy statement loosens some restrictions on entities within this limit. The provisions of the policy statement allow the Federal Reserve to generally be able to conclude that an entity is not “controlling” if it does not own in excess of 15% of the voting power and 33% of the total equity of the bank holding company or bank. Depending on the nature of the overall investment and the capital structure of the banking organization, based on the policy statement the Federal Reserve will permit noncontrolling investments in the form of voting and nonvoting shares that represent in the aggregate (i) less than one-third of the total equity of the banking organization (and less than one-third of any class of voting securities, assuming conversion of all convertible nonvoting securities held by the entity) and (ii) less than 15% of any class of voting securities of the organization.

WashingtonFirst Bank

As a Virginia state bank, WashingtonFirst Bank is principally supervised, examined and regulated by the Virginia Bureau of Financial Institutions. Because WashingtonFirst Bank’s deposits are insured by the FDIC, it is also subject to regulation pursuant to the Federal Reserve Act and Federal Deposit Insurance Act, or “FDIA.” The aspects of its business which are regulated under federal law include security requirements, reserve requirements, investments, transactions with affiliates, amounts it may lend to certain borrowers, business activities in which it may engage and minimum capital requirements. It is also subject to applicable provisions of Virginia law insofar as they do not conflict with and are not preempted by federal law, including laws relating to usury, various consumer and commercial loans and the operation of branch offices. Such supervision and regulation is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of WashingtonFirst’s shareholders or creditors. The following references to applicable statutes and regulations are brief summaries which do not purport to be complete and which are qualified in their entirety by references to such statutes and regulations.

Equivalence to National Bank Powers. To the extent that the Virginia laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, the Federal Deposit Insurance Corporation Improvement Act of 1991, or “FDICIA,” has operated to limit this authority. The FDICIA provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

Branching. Virginia law provides that a Virginia-chartered bank can establish a branch anywhere in Virginia provided that the branch is approved in advance by the Virginia Bureau of Financial Institutions. The branch must also be approved by the FDIC. Approval is based on a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers. The Dodd-Frank Act permits insured state banks to engage in de novo interstate branching if the laws of the state where the new branch is to be established would permit the establishment of the branch if it were chartered by such state. Currently, WashingtonFirst Bank operates offices in Virginia, Maryland and Washington, D.C.

Restrictions on Transactions with Affiliates and Insiders. Transactions between WashingtonFirst Bank and its nonbanking affiliates, including WashingtonFirst and any of its future nonbanking subsidiaries, are subject to Section 23A of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by, or is under common control with that bank. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of WashingtonFirst or its subsidiaries. The Dodd-Frank Act significantly expanded the coverage and scope of the limitations on affiliate transactions within a banking organization. The changes were originally to take effect in July 2012, but because the federal regulatory agencies have not issued rules to implement the new restrictions, some additional time to apply is expected.

Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between WashingtonFirst Bank and its affiliates be on terms substantially the same, or at least as favorable to WashingtonFirst Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. The Federal Reserve has also issued Regulation W, which codifies prior pronouncements under Sections 23A and 23B of the Federal Reserve Act and interpretive guidance with respect to affiliate transactions.

The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as “insiders”) contained in the Federal Reserve Act and Regulation O apply to all insured depository institutions and their subsidiaries. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution’s total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions. The Dodd-Frank Act adds new requirements to bank transactions with insiders by requiring that credit exposure to derivatives and certain other transactions be treated as loans for the insider loan and general lending limits. These rules are expected to be implemented on January 1, 2013.

Restrictions on Distribution of Subsidiary Bank Dividends and Assets. WashingtonFirst Bank’s payment of dividends is subject to certain restrictions imposed by federal and state banking laws, regulations and authorities. Dividends paid by WashingtonFirst Bank have provided a substantial part of WashingtonFirst’s operating funds and for the foreseeable future it is anticipated that dividends paid by WashingtonFirst Bank to WashingtonFirst will continue to be WashingtonFirst’s principal source of operating funds. WashingtonFirst Bank’s ability to pay dividends is subject to the restrictions previously described for WashingtonFirst. In addition, capital adequacy requirements serve to limit the amount of dividends that may be paid by WashingtonFirst Bank. Under federal law, WashingtonFirst Bank cannot pay a dividend if, after paying the dividend, WashingtonFirst Bank will be “undercapitalized.” The FDIC may declare a dividend payment to be unsafe and unsound even though WashingtonFirst Bank would continue to meet its capital requirements after the dividend.

Because WashingtonFirst is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as WashingtonFirst) or any shareholder or creditor thereof.

Examinations. The FDIC periodically examines and evaluates insured banks. These examinations review areas such as capital adequacy, reserves, loan portfolio quality and management, consumer and other compliance issues, investments and management practices. Based upon such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. The Virginia Bureau of Financial Institutions also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination. In addition, the FDIC and the Virginia Bureau of Financial Institutions may elect to conduct a joint examination.

In addition to these regular exams, an insured bank is required to furnish quarterly and annual reports to the FDIC. The FDIC as well as the Virginia Bureau of Financial Institutions may exercise cease and desist or other supervisory powers over an insured bank if its actions represent unsafe or unsound practices or violations of law. Further, any proposed addition of any individual to the Board of Directors of WashingtonFirst Bank or the employment of any individual as a senior executive officer of WashingtonFirst Bank, or the change in responsibility of such an officer, will be subject to 90 days prior written notice to the FDIC if WashingtonFirst Bank is not in compliance with the applicable minimum capital requirements, is otherwise a troubled institution or the FDIC determines that such prior notice is appropriate for WashingtonFirst Bank. The FDIC then has the opportunity to disapprove any such appointment.

Audit Reports. Insured institutions with total assets of $500 million or more must submit annual audit reports prepared by independent auditors to federal and state regulators. In some instances, the audit report of the institution’s holding company can be used to satisfy this requirement. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. For institutions with total assets of $1 billion or more, financial statements prepared in accordance with generally accepted accounting principles, management’s certifications concerning responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted. For institutions with total assets of more than $3 billion, independent auditors may be required to review quarterly financial statements. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

Change in Control. The Change in Bank Control Act and regulations promulgated by the FDIC require that, depending on the particular circumstances, notice must be furnished to the FDIC and not disapproved prior to any person or group or persons acquiring “control” of an insured bank, subject to exemptions for certain transactions. Control is conclusively presumed to exist if a person acquires the power to vote, directly or indirectly, 25% or more of any class of voting securities of the bank. In addition, the term includes the power to direct the management and policies of the bank. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the bank has registered securities under Section 12 of the Exchange Act, or no other person will own a greater percentage of that class of voting securities immediately after the transactions. The regulations provide a procedure for challenge of the rebuttable control presumption. Acquisitions of control are also subject to the provisions of Virginia law.

Capital Adequacy Requirements. Similar to the Federal Reserve’s requirements for bank holding companies, the FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured banks. The FDIC may establish higher minimum capital ratios if deemed appropriate by the FDIC, in its discretion, in light of the circumstances of a particular bank.

The FDIC’s regulations require insured banks to have and maintain a “Tier 1 risk-based capital” ratio of at least 4.0% and a “total risk-based capital” ratio of at least 8.0% of total risk-adjusted assets. “Tier 1 capital” generally includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. “Tier 2 capital” may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. Total risk-based capital represents the sum of Tier 1 capital and Tier 2 capital, as those terms are defined in the regulations. As of June 30, 2012 WashingtonFirst Bank’s ratio of Tier 1 capital to total risk-weighted assets was 9.90% and its ratio of total capital to total risk weighted assets was 11.10%.

The FDIC also requires insured banks to meet a minimum “leverage ratio” of Tier 1 capital to total assets of not less than 3.0% for a bank that is not anticipating or experiencing significant growth and is highly rated (i.e., has a composite rating of 1 on a scale of 1 to 5). Banks that the FDIC determines are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 4.0%. As of June 30, 2012, WashingtonFirst Bank’s ratio of Tier 1 capital to average total assets (leverage ratio) was 8.71%.

Corrective Measures for Capital Deficiencies. Federal bank regulators are required to take prompt corrective action with regard to capital deficient institutions. These rules also effectively impose capital requirements on insured banks, by subjecting banks with less capital to increasingly stringent supervisory actions. For purposes of the prompt corrective action regulations, a bank is “undercapitalized” if it has a total risk-based capital ratio of less than 8%; a Tier 1 risk-based capital ratio of less than 4%; or a leverage ratio of less than 4% (or less than 3% if the bank has received a composite rating of 1 in its most recent examination report and is not experiencing significant growth). A bank is “adequately capitalized” if it has a total risk-based capital ratio of 8% or higher; a Tier 1 risk-based capital ratio of 4% or higher; a leverage ratio of 4% or higher (3% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a “well capitalized” bank. A bank is “well capitalized” if it has a total risk-based capital ratio of 10% or higher; a Tier 1 risk-based capital ratio of 6% or higher; a leverage ratio of 5% or higher; and is not subject to any written requirement to meet and maintain any higher capital level(s). Based on the most recent notification from the FDIC, WashingtonFirst Bank was classified as “well capitalized” for purposes of the FDIC’s prompt corrective action regulations.

In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. Under the provisions of FDICIA and the prompt corrective action regulations, an “undercapitalized” bank is also subject to a limit on the interest it may pay on deposits and cannot make any capital distribution, including paying a dividend (with some exceptions), or pay any management fee (other than compensation to an individual in his or her capacity as an officer or employee of the bank). An undercapitalized bank may also be subject to other, discretionary, regulatory actions. Additional mandatory and discretionary regulatory actions apply to “significantly undercapitalized” and “critically undercapitalized” banks. Failure of a bank to maintain the required capital could result in such bank being declared insolvent and closed.

As an institution’s capital decreases, the FDIC’s enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator. Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

Proposed rules issued by the FDIC in June 2012 would revise the prompt corrective action requirements as of January 15, 2015 to reflect the proposed changes to the definitions of capital and revised regulatory minimum capital ratios. As such, the proposals would set a slightly higher standard for banks to be considered well capitalized than is currently required under the current framework.

Deposit Insurance Assessments. WashingtonFirst Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund, or “DIF,” to the extent provided by law, and WashingtonFirst Bank must pay assessments to the FDIC for such deposit insurance protection. The FDIC maintains the DIF by designating a required reserve ratio. If the reserve ratio falls below the designated level, the FDIC must adopt a restoration plan that provides that the DIF will return to an acceptable level generally within 5 years. The designated reserve ratio is currently set at 2.00%. The FDIC has the discretion to price deposit insurance according to the risk for all insured institutions regardless of the level of the reserve ratio.

The DIF reserve ratio is maintained by assessing depository institutions an insurance premium based upon statutory factors. Under its current regulations, the FDIC imposes assessments for deposit insurance according to a depository institution’s ranking in one of four risk categories based upon supervisory and capital evaluations. The assessment rate for an individual institution is determined according to a formula based on a combination of weighted average CAMELS component ratings, financial ratios and, for institutions that have long-term debt ratings, the average ratings of its long-term debt.

In November 2009, the FDIC adopted a rule that required all insured institutions with limited exceptions, to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The assessment, which totaled $1.4 million for WashingtonFirst Bank, was calculated by taking the institution’s actual September 30, 2009 assessment base and adjusting it quarterly by an estimated 5% annual growth rate through the end of 2012. Each institution records the entire amount of its prepaid assessment as a prepaid expense, an asset on its balance sheet, as of December 30, 2009. As of December 31, 2009, and each quarter thereafter, each institution records an expense, or a charge to earnings, for its quarterly assessment invoiced on its quarterly statement and an offsetting credit to the prepaid assessment until the asset is exhausted. As of June 30, 2012 $0.4 million in prepaid assessments is included in other assets in the accompanying consolidated balance sheet.

On February 7, 2011, the FDIC approved a final rule that amends its existing DIF restoration plan and implements certain provisions of the Dodd-Frank Act. Since taking effect on April 1, 2011, the assessment base is determined using average consolidated total assets minus average tangible equity rather than the current assessment base of adjusted domestic deposits. Since the change resulted in a much larger assessment base, the final rule also lowered the assessment rates in order to keep the total amount collected from financial institutions relatively unchanged from the amounts being collected before the provisions took effect. The current assessment rates, calculated on the revised assessment base, generally range from 2.5 to 9 basis points for Risk Category I institutions, 9 to 24 basis points for Risk Category II institutions, 18 to 33 basis points for Risk Category III institutions, and 30 to 45 basis points for Risk Category IV institutions. For large institutions (generally those with total assets of $10 billion or more), which does not include WashingtonFirst Bank, the initial base assessment rate range from 5 to 35 basis points on an annualized basis. After the effect of potential base-rate adjustments, the total base assessment rate could range from 2.5 to 45 basis points on an annualized basis. Assessment rates for large institutions are calculated using a scorecard that combines CAMELS ratings and certain forward-looking financial measures to assess the risk a large institution poses to the DIF.

Enforcement Powers. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject WashingtonFirst or WashingtonFirst Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed above under “Corrective Measures for Capital Deficiencies,” the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan or materially fails to implement an accepted capital restoration plan. The Virginia Bureau of Financial Institutions also has broad enforcement powers over WashingtonFirst Bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

Brokered Deposit Restrictions. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on any deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits. As previously noted, WashingtonFirst Bank is categorized as “well capitalized.”

Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 contains a cross-guarantee provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

Concentrated Commercial Real Estate Lending Regulations. The federal banking agencies, including the FDIC, have promulgated guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that a bank has a concentration in commercial real estate lending if (i) total reported loans for construction, land development, and other land represent 100% or more of total capital, or (ii) total reported loans secured by multifamily and non-farm residential properties and loans for construction, land development, and other land represent 300% or more of total capital and the bank’s commercial real estate loan portfolio has increased 50% or more during the prior 36 months. Owner occupied loans are excluded from this second category. If a concentration is present, management must employ heightened risk management practices that address the following key elements: board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending.

Community Reinvestment Act. The Community Reinvestment Act of 1977, or “CRA,” and the corresponding regulations are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank’s record in meeting the needs of its service area when considering applications to acquire the assets and assume the liabilities of another bank. Federal banking agencies are required to make public a rating of a bank’s performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction. At June 30, 2012, WashingtonFirst Bank had a satisfactory CRA rating.

Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, WashingtonFirst Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. WashingtonFirst Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

Anti-Money Laundering and Anti-Terrorism Legislation. A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the “USA Patriot Act,” substantially broadened the scope of United States anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The United States Treasury Department has issued and, in some cases, proposed a number of regulations that apply various requirements of the USA Patriot Act to financial institutions. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Certain of those regulations impose specific due diligence requirements on financial institutions that maintain correspondent or private banking relationships with non-U.S. financial institutions or persons. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.

Office of Foreign Assets Control Regulation. The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These are typically known as the “OFAC” rules based on their administration by the U.S. Treasury Department Office of Foreign Assets Control, or “OFAC.” The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Privacy. WashingtonFirst and its subsidiaries are subject to numerous privacy-related laws and their implementing regulations. For example, the GLB Act imposed requirements on financial institutions with respect to customer privacy. The GLB Act generally prohibits disclosure of customer information to non-affiliated third parties unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. Financial institutions, however, are required to comply with state law if it is more protective of customer privacy than the GLB Act.

The USA Patriot Act of 2001. The USA Patriot Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA Patriot Act on financial institutions of all kinds is significant and wide ranging. The USA Patriot Act requires financial institutions to prohibit correspondent accounts with foreign shell banks, establish an anti-money laundering program that includes employee training and an independent audit, follow minimum standards for identifying customers and maintaining records of the identification information and make regular comparisons of customers against agency lists of suspected terrorists, their organizations and money launderers.

Legislative Initiatives

In light of current conditions and the market outlook for continuing weak economic conditions, regulators have increased their focus on the regulation of financial institutions. A number of government initiatives, including those described below, designed to respond to the current conditions have been introduced over the past several years and have substantially intensified the regulation of financial institutions. From time to time, various legislative and regulatory initiatives may be introduced in Congress and state legislatures and may change banking statutes and the operating environment of WashingtonFirst and WashingtonFirst Bank in substantial and unpredictable ways. WashingtonFirst cannot determine the ultimate effect that any potential legislation, if enacted, or implementing regulations with respect thereto, would have, upon the financial condition or results of operations of WashingtonFirst or WashingtonFirst Bank. A change in statutes, regulations or regulatory policies applicable to WashingtonFirst or WashingtonFirst Bank could have a material effect on the financial condition, results of operations or business of WashingtonFirst and WashingtonFirst Bank.

Dodd-Frank Act. In July 2010, Congress enacted the Dodd-Frank Act regulatory reform legislation, which the President signed into law on July 21, 2010. Many aspects of the Dodd–Frank Act are subject to further rulemaking and will take effect over several years, making it difficult for WashingtonFirst to anticipate the overall financial impact to it or across the industry. This new law broadly affects the financial services industry by implementing changes to the financial regulatory landscape aimed at strengthening the sound operation of the financial services sector, including provisions that, among other things, will:

•

Create a new agency, the CFPB, to consolidate consumer financial protection authority in one department, responsible for implementing, examining and enforcing compliance with federal consumer financial laws;

•	Apply the same leverage and risk–based capital requirements that apply to insured depository institutions to most bank holding companies;

•	Broaden the base for FDIC insurance assessments from the amount of insured deposits to average total consolidated assets less average tangible equity during the assessment period;

•

Permanently increase FDIC deposit insurance to $250,000 and provide unlimited FDIC deposit insurance beginning December 31, 2010 until January 1, 2013 for noninterest bearing demand transaction accounts at all insured depository institutions;

•

Permit banks to engage in de novo interstate branching if the laws of the state where the new branch is to be established would permit the establishment of the branch if it were chartered by such state;

•	Repeal the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;

•	Eliminate the ceiling on the size of the DIF and increase the floor on the size of the DIF;

•	Implement corporate governance revisions, including with regard to executive compensation and proxy access by shareholders, that apply to all public companies, not just financial institutions; and

•	Increase the authority of the Federal Reserve to examine WashingtonFirst and any non-bank subsidiaries.

The Dodd-Frank Act established the CFPB, which has supervisory authority over depository institutions with total assets of $10 billion or greater, which does not include WashingtonFirst. The CFPB will focus its supervision and regulatory efforts on (i) risks to consumers and compliance with the federal consumer financial laws, when it evaluates the policies and practices of a financial institution; (ii) the markets in which firms operate and risks to consumers posed by activities in those markets; (iii) depository institutions that offer a wide variety of consumer financial products and services; depository institutions with a more specialized focus; and (iv) non-depository companies that offer one or more consumer financial products or services. Nevertheless, it is unclear whether community banks and their bank holding companies may ultimately be impacted by the activities of the CFPB.

WashingtonFirst’s management continues to review and assess the provisions of the Dodd–Frank Act and assessing its probable impact on its business, financial condition, and results of operations. Provisions in the legislation that affect deposit insurance assessments and payment of interest on demand deposits could increase the costs associated with deposits as well as place limitations on certain revenues those deposits may generate. Provisions in the legislation and recently proposed regulations that revoke the Tier 1 capital treatment of trust preferred securities could require WashingtonFirst to phase out reliance on this capital component which it will assume from Alliance in the transaction. WashingtonFirst may have to seek other sources of capital in the future. Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on WashingtonFirst, its customers or the financial industry more generally.

Incentive Compensation. In June 2010, the Federal Reserve, OCC and FDIC issued comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Also, on April 14, 2011, the FDIC published a proposed interagency rule to implement certain incentive compensation requirements of the Dodd-Frank Act. Under the proposed rule, financial institutions must prohibit incentive-based compensation arrangements that encourage inappropriate risk taking that are deemed excessive or that may lead to material losses.

The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as WashingtonFirst, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

U.S. Treasury Small Business Lending Fund. Enacted into law as part of the Small Business Jobs Act of 2010, the SBLF was created to be a dedicated investment fund that provided capital to qualified community banks and bank holding companies to encourage lending to small businesses. The program is voluntary and allowed eligible institutions to apply for the purchase by the U.S. Treasury of senior non-cumulative perpetual preferred stock in an aggregate amount based on a participant’s consolidated risk-weighted assets at the measurement date.

The rate of dividends is determined based on increases or decreases in lending compared to a “baseline” established for each institution at the time of the investment. Dividend rates are adjusted quarterly during the first nine quarters of the investment and may vary between 1% and 5% depending on the lending increase or decrease compared to the baseline. The rate in effect at the beginning of the tenth full quarter after the investment date will be payable until the expiration of the 4.5 year period beginning on the investment date. However, if the institution has not experienced an increase, or has experienced a decline in its small business lending at the beginning of the tenth quarter after the investment, then that institution’s dividend rate will increase to 7%. Further, the potential dividend rate reduction in any period is limited, such that the reduction will not apply to any Series D Preferred Stock proceeds that exceed the dollar amount of the increase in qualified small business lending for that period as compared to the baseline. To encourage timely repayment, the dividend rate for the SBLF investment increases to 9% for all participating institutions four and a half years after the initial investment.

WashingtonFirst elected to participate in the SBLF, and on August 4, 2011, WashingtonFirst issued and sold to the U.S. Treasury 17,796 shares of Series D Preferred Stock for an aggregate purchase price of $17.796 million in cash. As required by the terms of the SBLF, WashingtonFirst applied $13,808,000 of the funding to repay Treasury’s 2009 investment in WashingtonFirst under the Capital Purchase Program. Ninety percent of the remaining funds were transferred to WashingtonFirst Bank. WashingtonFirst’s dividend rate initially was determined to be one percent and has continued at that rate for successive quarters. In addition, if our qualified small business lending is not above the baseline at the end of the ninth dividend period, because of our participation in the Capital Purchase Program, we must also pay a lending incentive fee of 2% per annum (payable quarterly), calculated based on the liquidation value of the outstanding Series D Preferred Stock as of the end of that quarter, beginning with dividend payment dates on or after the fifth anniversary of the Capital Purchase Program investment and ending 4.5 years after the investment date in the Series D Preferred Stock.

Participation in the SBLF subjects WashingtonFirst to various obligations, including certification obligations to the U.S. Treasury, access by governmental authorities to WashingtonFirst’s books and records and restrictions on WashingtonFirst’s ability to pay dividends, as well as a right for U.S. Treasury to appoint an observer to the WashingtonFirst board of directors, if it fails to pay dividends on the Series D Preferred Stock in accordance with its terms. See “Information About WashingtonFirst – Description of WashingtonFirst’s Capital Stock – Preferred Stock.”

Monetary Policy

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of banks and bank holding companies. Among the means available to the Federal Reserve to regulate the supply of bank credit are open market purchases and sales of U.S. government securities, changes in the discount rate on borrowings from the Federal Reserve System and changes in reserve requirements with respect to deposits. These activities are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits on a national basis, and their use may affect interest rates charged on loans or paid for deposits.

Federal Reserve monetary policies and the fiscal policies of the federal government have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. WashingtonFirst cannot predict the nature of future monetary and fiscal policies and the effect of such policies on the future business and earnings of WashingtonFirst or its subsidiaries.

Competition

WashingtonFirst Bank competes with virtually all banks and financial institutions that offer services in its market area. Much of this competition comes from large financial institutions headquartered outside the region, each of which has greater financial and other resources to conduct large advertising campaigns and offer incentives. To attract business in this competitive environment, WashingtonFirst Bank relies on personal contact by its officers and directors, local promotional activities, and the ability to provide personal tailored services to small businesses and professionals. In addition to providing full service banking, WashingtonFirst Bank offers and promotes alternative and modern conveniences such as Internet banking, automated clearinghouse transactions, remote deposit capture, and courier services for commercial clients.

Each activity in which WashingtonFirst is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, WashingtonFirst competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. WashingtonFirst also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which WashingtonFirst competes may have capital resources and legal loan limits substantially higher than those maintained by WashingtonFirst.

Employees

At June 30, 2012, WashingtonFirst had 83 employees, 82 of which were full-time employees. None of the employees within WashingtonFirst Bank is subject to a collective bargaining agreement. Management considers employee relations to be good. WashingtonFirst Bank provides a benefit program which includes health and dental insurance, 401K plan, life and long term disability insurance. Additionally, WashingtonFirst maintains a stock-based compensation plan for employees of WashingtonFirst Bank.

Legal Proceedings

The nature of the business of WashingtonFirst causes it (and WashingtonFirst Bank) to be involved in routine legal proceedings from time to time. Management of WashingtonFirst believes that there are no pending or threatened legal proceedings that upon resolution would have a material adverse impact on WashingtonFirst.

Security Ownership

The following table sets forth certain information regarding the beneficial ownership of WashingtonFirst common stock as of June 30, 2012, by (1) directors and named executive officers of WashingtonFirst, (2) each person who is known by WashingtonFirst to own beneficially 5% or more of WashingtonFirst common stock (each of whom is also a director or executive officer of WashingtonFirst) and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of WashingtonFirst believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of WashingtonFirst.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage Beneficially Owned

Shaza L. Andersen (2).	87,859	2.72%

Joseph S. Bracewell (3)	303,774	9.39%

George W. Connors, IV (4)	42,123	1.30%

Josephine S. Cooper (5)	32,301	1.00%

Hon. John H. Dalton (6).	29,812	*

Richard D. Horn (7)	42,346	1.31%

Matthew R. Johnson (8)	37,964	1.17%

John J. Mahoney (9)	36,759	1.14%

Juan A. Mencia (10)	108,271	3.35%

Larry D. Meyers (11)	35,992	1.06%

Mark C. Michael (12)	72,829	2.25%

Madhu K. Mohan, MD (13)	191,898	5.93%

Ken Morrissette (14)	89,250	2.76%

James P. Muldoon (15).	96,095	2.97%

William C. Oldaker (16)	155,629	4.81%

Randall S. Peyton, MD (17)	22,750	*

Hon. Joe R. Reeder (18)	72,240	2.23%

William G. Reilly (19)	51,856	1.60%

Gail R. Steckler (20)	34,061	1.05%

Gen. (Ret.) Johnnie E. Wilson (21)	6,266	*

All executive officers and directors as a group (20 persons)	1,550,075	47.98%

*	Indicates ownership that does not exceed 1.0%.
(1)	The address for each beneficial owner is c/o WashingtonFirst Bankshares, Inc., 11921 Freedom Drive, Suite 250, Reston, Virginia 20190. Except as indicated in the footnotes below, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them. The table includes any shares purchasable upon the exercise of stock options and warrants exercisable within 60 days.
(2)	Includes 33,323 shares owned jointly with Marc Andersen, Ms. Andersen’s husband, 525 shares owned by Kaitlin Andersen, Ms. Andersen’s daughter, 525 shares owned by Daniel Andersen, Ms. Andersen’s son and 45,010 shares issuable upon exercise of options that are exercisable within 60 days.
(3)	Includes 33,759 shares issuable upon exercise of options that are exercisable within 60 days. Also includes 23,819 shares and 6,348 warrants owned by Bracewell Value Partnership, LP, a family investment partnership of which Mr. Bracewell is the managing member of the general partner.
(4)	Includes 24,675 shares issuable upon exercise of options that are exercisable within 60 days.
(5)	Includes 10,041 shares issuable upon exercise of options that are exercisable within 60 days.
(6)	Includes 8,820 shares issuable upon exercise of options that are exercisable within 60 days.
(7)	Includes 25,202 shares owned jointly with Robin Horn, Mr. Horn’s wife, and 7,875 shares owned by the George A. Horn Trust, for which Mr. Horn serves as trustee. Also includes 8,324 shares issuable upon exercise of options that are exercisable within 60 days.
(8)	Includes 18,674 shares owned jointly with Themis Johnson, Mr. Johnson’s wife, and 18,375 shares issuable upon exercise of options that are exercisable within 60 days.
(9)	Includes 5,079 warrants, and 5,736 shares issuable upon exercise of options that are exercisable within 60 days.
(10)	Includes 50,821 shares owned jointly with Lauren E. Mencia, Mr. Mencia’s wife, and 6,510 shares issuable upon exercise of options that are exercisable within 60 days.
(11)	Includes 9,466 shares issuable upon exercise of options that are exercisable within 60 days.
(12)	Includes 7,203 shares issuable upon exercise of options that are exercisable within 60 days.
(13)	Includes 1,835 shares held jointly with Mangal Katikineni, Dr. Mohan’s wife, 101,197 shares and 41,264 warrants owned by Mangal Katikineni; 3,059 shares and 2,202 shares owned by Nisha Katikineni UGMA Madhu Mohan, Custodian; 6,449 shares owned by Sheela Katikineni UGMA Madhu Mohan, Custodian; 3,670 shares owned by Sheela Katikineni; 22,029 shares owned by Citigroup Smith Barney f/b/o Mangal Katikineni and 5,127 shares issuable upon exercise of options that are exercisable within 60 days.
(14)	Includes 88,200 shares owned by Interstate Group Holdings, Inc., for which Mr. Morrissette serves as a director and Vice President.
(15)	Includes 20,380 shares owned by METCOR Ltd., an information technology consulting and training company owned by Mr. Muldoon; 26,909 shares owned by METCOR Profit Sharing Plan; and 3,001 shares owned by Linda Kesler, Mr. Muldoon’s wife. Also includes 11,435 shares issuable upon exercise of options that are exercisable within 60 days.
(16)	Includes 16,400 shares owned by Judith Thedford IRA, Mr. Oldaker’s wife; 2,000 shares owned by Michael Oldaker, Mr. Oldaker’s son; and 12,616 shares issuable upon exercise of options that are exercisable within 60 days.
(17)	Includes 2,205 shares jointly owned with Pamela Peyton, Dr. Peyton’s wife; 52 shares owned by Carilyn Peyton, Dr. Peyton’s daughter, and 52 shares owned by Frances Peyton, Dr. Peyton’s daughter. Also includes 4,305 shares issuable upon exercise of options that are exercisable within 60 days.
(18)	Includes 40,515 shares jointly owned with Katharine Reeder, Mr. Reeder’s wife, 9,090 shares issuable upon exercise of options that are exercisable within 60 days.
(19)	Includes 40,557 shares owned jointly with Jacqueline Reilly, Mr. Reilly’s wife, and 10,249 shares issuable upon exercise of options that are exercisable within 60 days.
(20)	Includes 5,775 shares owned by Steve A. Steckler, Ms. Steckler’s husband; 4,583 shares and owned by the Ian Steckler Trust, for which Ms. Steckler is Trustee; 4,583 shares owned by the Hannah Steckler Trust for which Ms. Steckler is Trustee; 1,560 shares owned by Jackson Valeriy Steckler Trust for which Ms. Steckler is Trustee; and 1,560 shares owned by the Anna Burka Steckler Trust for which Ms. Steckler is Trustee. Also includes 9,230 shares issuable upon exercise of options that are exercisable within 60 days.
(21)	Includes 5,216 shares owned jointly with Helen Wilson, General Wilson’s wife.

Pro Forma Security Ownership

The following table sets forth the percentage of WashingtonFirst’s common stock owned on a pro forma basis as of June 30, 2012 after giving effect to the merger and the WashingtonFirst capital raising activities described in “– Capital Raising Transactions” below.

Name of Beneficial Owner	Pro Forma Number of Shares of Common Stock Owned (1)	Pro Forma Percentage of Common Stock Owned (1)(2)
Existing shareholders of WashingtonFirst (excluding directors and executive officers of WashingtonFirst)	1,679,149	26.0%
Former shareholders of Alliance (3)	1,813,017	28.1%
Directors and executive officers of WashingtonFirst as a group (20 people) (4)	1,255,806	19.5%
Endicott Opportunity Partners III, L.P. (5)	638,635	9.9%
Castle Creek Capital Partners IV, L.P. (5)	605,536	9.4%
Other participants in WashingtonFirst’s capital raising transactions (excluding directors and executive officers of WashingtonFirst) (6)	458,720	7.1%

Pro forma total	6,450,863	100.0%

(1)	Does not include shares issuable upon exercise of warrants or options that are exercisable within 60 days.
(2)	Assumes 6,450,863 shares of WashingtonFirst common stock issued and outstanding. Does not include an estimated 312,922 shares of non-voting common stock to be issued to Endicott, based on the assumptions provided in footnote 5 below.
(3)	Assumes (i) 5,109,969 shares of Alliance common stock are converted into the right to receive the merger consideration, (ii) Alliance shareholders make the 20% maximum cash election and (iii) the consideration per share of Alliance common stock is $5.30 in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share), which results in 1,813,017 of WashingtonFirst’s common stock being issued to Alliance shareholders in the merger. See “Reorganization Agreement – Merger Consideration.”
(4)	Includes the 20 directors and executive officers of WashingtonFirst prior to the merger. Amount does not include Alliance designees to the WashingtonFirst board of directors.
(5)	Based on a net tangible book value of $11.56 per share as of October 31, 2012. The actual price per share will not be known at the time of the WashingtonFirst or Alliance special meetings, is subject to dispute resolution procedures between WashingtonFirst and the institutional investors and will not be definitively calculated until after the merger. Consequently, the share amounts and percentages reflected in this table are subject to uncertainty. Amount does not include 312,922 shares of WashingtonFirst non-voting common stock to be issued to Endicott. See “Information About WashingtonFirst – Capital Raising Transactions – Equity Private Placements.”
(6)	The participants in WashingtonFirst’s capital raising transactions will acquire shares of WashingtonFirst common stock at the same price as Endicott and Castle Creek, see footnote 5 above. Also see “Information About WashingtonFirst – Capital Raising Transactions – Equity Private Placements.”

For the historical beneficial ownership of WashingtonFirst by its directors, executive officers and 5% shareholders, see “ – Security Ownership” above.

Capital Raising Transactions

In order to demonstrate adequate post-merger capitalization in connection with obtaining required regulatory approvals, WashingtonFirst has entered into the following equity and debt capital raising transactions.

Equity Private Placements

WashingtonFirst has entered into an investment agreement dated May 3, 2012 with Endicott and an investment agreement dated June 20, 2012 with Castle Creek. WashingtonFirst entered into the agreements with Endicott and Castle Creek to issue WashingtonFirst common stock and non-voting common stock to finance a portion of the cash consideration payable to Alliance shareholders in the merger and to ensure WashingtonFirst Bank satisfied current capitalization requirements in connection with obtaining regulatory approvals for the merger.

Pursuant to the agreement with Endicott, Endicott will, substantially contemporaneously with the consummation of the merger, purchase at a minimum $11 million plus, in WashingtonFirst’s sole discretion, up to an additional $2 million worth of WashingtonFirst’s common stock. Pursuant to the agreement with Castle Creek, Castle Creek will, substantially contemporaneously with the consummation of the merger, purchase at a minimum $5 million plus, in WashingtonFirst’s sole discretion, up to an additional $8 million worth of WashingtonFirst’s common stock. The agreements with each of Endicott and Castle Creek are substantially identical.

The agreements provide that if the investor’s investment would cause the investor to own more than 9.9% of WashingtonFirst’s issued and outstanding common stock, the amount of such investor’s investment in excess of 9.9% will instead be used to purchase shares of WashingtonFirst’s non-voting common stock. See “– Description of WashingtonFirst’s Capital Stock – Non-Voting Common Stock” for a description of the terms of WashingtonFirst’s non-voting common stock.

The purchase price per share for these investors will be estimated prior to closing the merger and the per share price will be finally determined between WashingtonFirst and the investors after closing the merger. The price per share to the investors will be based on WashingtonFirst’s unaudited tangible book value as of the month-end immediately preceding the month in which the merger is consummated, and will (i) be prepared in accordance with GAAP and applied in a manner consistent with WashingtonFirst’s practice in preparing its 2011 year-end audited financial statements, (ii) give effect to consummation of the merger and the issuance of any other shares of WashingtonFirst common stock between such month-end and the date the merger is consummated and (iii) not give effect to certain expenses of the offerings to the investors (notwithstanding the requirements of GAAP). If the merger were consummated as of the date of this joint proxy statement/prospectus, this calculation would be made as of October 31, 2012 and WashingtonFirst estimates would result in the issuance of 1,702,891 shares of WashingtonFirst common stock, 312,922 shares of WashingtonFirst non-voting common stock and a price per share of $11.56.

WashingtonFirst’s agreements with Endicott and Castle Creek provide them with a preemptive right to acquire WashingtonFirst’s common stock in future offerings by WashingtonFirst such that they will be able to maintain their proportionate ownership of WashingtonFirst. The agreements also provide Endicott and Castle Creek the right to (i) appoint one board representative to the WashingtonFirst board so long as the investor holds not less than 4.9% of the outstanding shares of WashingtonFirst’s common stock, (ii) require WashingtonFirst to register the investor’s common stock under certain circumstances, and (iii) receive information that WashingtonFirst and WashingtonFirst Bank provide to their respective board of directors. As of the date of this joint proxy statement/prospectus, each of Endicott and Castle Creek has indicated that it has no present plans to exercise its appointment rights, but reserves the right to do so at any time. The agreements also contain indemnification obligations of WashingtonFirst that are customary for transactions of that type.

In addition to the abovementioned agreements with Endicott and Castle Creek, WashingtonFirst has received irrevocable subscriptions for WashingtonFirst common stock from a number of individual subscribers for an aggregate of $3.3 million at a price per share to be equal to the same price per share paid by Endicott and Castle Creek.

The shares of WashingtonFirst common stock to be issued to Endicott, Castle Creek and the other investors will be “restricted” shares under Rule 144 and, therefore, generally may be sold only in compliance with Rule 144.

Subordinated Bank Capital Notes

On June 15, 2012, WashingtonFirst Bank sold $2,500,000 in aggregate principal amount of unrated, subordinated bank capital notes to Community BanCapital, L.P. The notes have a nine year term and bear interest at 8% per annum. Interest on the notes is payable quarterly in arrears, with principal due at maturity. WashingtonFirst Bank may call the notes, without penalty, at any time after June 15, 2015. The notes are subordinated unsecured obligations of WashingtonFirst Bank and are not be guaranteed by WashingtonFirst. The notes are subordinate to all deposits and general creditors of WashingtonFirst Bank. In conjunction with the issuance of these notes, WashingtonFirst Bank incurred $112,500 in costs which are being amortized over the nine year term of the notes.

The notes were accompanied by an eight year detachable warrant, issued by WashingtonFirst, entitling the holder to purchase 55,018 of shares of WashingtonFirst common stock at an exercise price of $11.36 per share. The warrant is subject to customary anti-dilution protections for stock dividends and splits. The warrant is exercisable at any time after June 15, 2013, and at any time in the event of a change of control, as defined in the warrant. These warrants were valued at $304,618 using the Black-Scholes option pricing model, and this amount is being expensed over the nine year term of the notes.

The notes require WashingtonFirst and WashingtonFirst Bank to provide the holder the same information provided to WashingtonFirst’s common shareholders and permit the holder to have reasonable access to management of WashingtonFirst and WashingtonFirst Bank. If WashingtonFirst Bank fails to make any payment due under the notes for a period of 30 days, or the ratio of classified assets to Tier 1 capital of WashingtonFirst Bank is 40% or greater, the holder of the notes will be entitled (subject to any prior required regulatory approval) to appoint an observer to attend the meetings of the boards of directors of WashingtonFirst and WashingtonFirst Bank and any board committees. If WashingtonFirst Bank’s failure to pay such amounts extends for a period of 120 days, or the ratio of classified assets to Tier 1 capital of WashingtonFirst Bank is 70% or greater, then subject to any prior regulatory approval the holder of the notes will be entitled to appoint one representative of the holder to the board of directors. Once appointed, such observer or representative will remain on the board until the expiration of 12 months after payment of all amounts due, or the reduction of the ratio to less than 40% or 70%, as the case may be.

Description of WashingtonFirst’s Capital Stock

The following description of the terms and provisions of WashingtonFirst’s capital stock is qualified in its entirety by reference to WashingtonFirst’s articles of incorporation, as amended (the “WashingtonFirst articles of incorporation”) and bylaws, as amended (the “WashingtonFirst bylaws”) (copies of which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part), and applicable laws and regulations.

Authorized Capitalization

The WashingtonFirst articles of incorporation authorizes 25,000,000 shares of common stock, $.01 par value per share, 2,934,955 of which were issued and outstanding as of June 30, 2012. See “WashingtonFirst – Other Proposals – Amendment of WashingtonFirst’s Articles of Incorporation.”

The WashingtonFirst articles of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, $5.00 par value per share, of which 17,796 shares were issued and outstanding as of June 30, 2012. The board of directors of WashingtonFirst, without shareholder approval, is authorized to issue shares of WashingtonFirst’s preferred stock in series with such rights (including voting, dividend and conversion), preferences and designations as it deems necessary or advisable.

Common Stock

The holders of WashingtonFirst’s common stock are entitled to one vote for each share of WashingtonFirst’s common stock owned on each matter submitted to a vote at a meeting of WashingtonFirst’s shareholders. Holders of WashingtonFirst common stock may not cumulate their votes in the election of directors. Holders of WashingtonFirst common stock generally do not have preemptive rights to acquire any of WashingtonFirst’s additional, unissued or treasury common stock, or securities convertible into or carrying a right to subscribe for or acquire WashingtonFirst’s common stock. However, two institutional investors will have preemptive rights by contract. See “Information About WashingtonFirst – Capital Raising Transactions – Equity Private Placements.” The WashingtonFirst common stock is not convertible into any other securities of WashingtonFirst.

Holders of WashingtonFirst common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by WashingtonFirst’s board of directors and subject to any preferential dividend rights of any then outstanding shares of WashingtonFirst’s preferred stock.

On WashingtonFirst’s voluntary or involuntary liquidation, dissolution or winding up, the holders of WashingtonFirst common stock are entitled to share pro rata in any distribution of the remaining assets of WashingtonFirst, if any, after all of WashingtonFirst’s other indebtedness has been retired and subject to any preferential rights of any shares of the preferred stock then outstanding.

Non-Voting Common Stock

WashingtonFirst’s articles of incorporation do not presently provide for non-voting common stock. Because the acquisition of Alliance discussed elsewhere in this joint proxy statement/prospectus will approximately double the size of WashingtonFirst, additional capital is needed by WashingtonFirst to satisfy the requirements of the Federal Reserve and the FDIC after the acquisition. The ownership of more than 9.9% of the outstanding shares of any class of voting securities of WashingtonFirst could result in the institutional purchasers being considered “bank holding companies” for bank regulatory purposes. In order to sell an amount of additional capital to one institutional investor in excess of what would be permitted by the 9.9% limitation, WashingtonFirst agreed to sell to such investor shares of non-voting common stock. Accordingly, WashingtonFirst is seeking approval of the WashingtonFirst shareholders to establish a class of non-voting common stock, issuable in series, in order to have available to it after consummation of the capital raising transactions a sufficiently large number of authorized and unissued shares of non-voting common stock.

Based on the assumptions described in this joint proxy statement/prospectus, WashingtonFirst expects to issue approximately 312,922 shares of its non-voting common stock, series A, in the capital raising activities it is conducting in connection with the merger if the Non-Voting Common Stock Amendment is approved. The shares of non-voting common stock, series A will be identical to shares of WashingtonFirst’s common stock in all respects except that the shares of non-voting common stock will have no right to vote and may be made convertible into shares of common stock under the circumstances described in the following paragraph.

The shares of non-voting common stock, series A, will be convertible into an equal number of shares of common stock at the option of the holder of the non-voting common stock, series A, at any time, provided, however, that no share of the non-voting common stock, series A, shall be convertible in the hands of or at the election of the initial purchaser of such shares from WashingtonFirst, referred to as the “Initial Holder,” or an affiliate of such Initial Holder, at any time. Each share of non-voting common stock, series A, will be convertible by a transferee from the Initial Holder who is unaffiliated with the Initial Holder in connection with or after a transfer by the Initial Holder to a third party unaffiliated with such Initial Holder if the transfer complies with one of the following conditions:

•	the transfer is part of a widely distributed public offering of common stock;

•

the transfer is part of an offering that is not a widely distributed public offering of common stock but is one in which no one transferee (or group of associated transferees) of the non-voting common stock, series A, acquires the rights to purchase in excess of two percent of the voting securities of WashingtonFirst then outstanding (including pursuant to a related series of transfers);

•	the transfer is part of a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or

•	the transfer is part of a transaction approved by the Federal Reserve, or if the Federal Reserve is not the relevant regulatory authority, any other regulatory authority having jurisdiction.

However, no share of non-voting common stock, series A, will be so converted if, as a result of such conversion, the holder of such resulting share of common stock would (or would be deemed to), directly or indirectly, own, control or have power to vote more than 9.9% of any class of WashingtonFirst’s voting securities.

If the Non-Voting Common Stock Amendment is approved by the shareholders of WashingtonFirst, the board of directors of WashingtonFirst will have the authority to issue the newly authorized shares of nonvoting common stock on terms determined by the board, including conversion rights, without further approval of the WashingtonFirst shareholders. To the extent that the board of directors authorizes the issuance of additional shares of non-voting common stock that are convertible into shares of common stock, the voting power of the then existing shareholders would be diluted. WashingtonFirst believes the availability of these additional authorized and unissued shares of non-voting common stock will enhance WashingtonFirst’s future financing flexibility.

Warrants

WashingtonFirst acquired First Liberty in 2006. In February 2003, First Liberty completed a $2.5 million offering of its common stock to accredited investors. Under the terms of the private placement, First Liberty sold 144,130 shares of common stock at $17.35 per share. In addition, each subscriber received a warrant to purchase an additional share of common stock for each share purchased at an exercise price of $17.35 per share. These warrants expire on February 28, 2013, which is ten years from the date of issuance. In connection with WashingtonFirst Bank’s the acquisition of First Liberty in 2006, each outstanding warrant to purchase a share of First Liberty common stock was converted into a warrant to purchase 1.049 shares of WashingtonFirst common stock at an exercise price of $11.99 per share. Upon the reorganization of WashingtonFirst Bank, WashingtonFirst assumed these outstanding warrants and warrants for the purchase of WashingtonFirst Bank common stock became warrants for the purchase of WashingtonFirst common stock. The number of shares and exercise price per share of each outstanding First Liberty warrant were subject to antidilutive adjustment in connection with the five percent stock dividend paid by WashingtonFirst in February 2012. There are now outstanding warrants to purchase an aggregate of 158,743 shares of WashingtonFirst common stock at an exercise price of $11.39 per share under this program.

WashingtonFirst issued warrants on June 15, 2012 in connection with WashingtonFirst Bank’s issuance of subordinated bank capital notes. See “– Capital Raising Transactions – Subordinated Bank Capital Notes.”

Preferred Stock

WashingtonFirst is authorized to issue 10,000,000 shares of preferred stock, par value $5.00 per share, with voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions as the board of directors of WashingtonFirst determines.

As of June 30, 2012, WashingtonFirst had 17,796 shares of outstanding Senior Non-Cumulative Perpetual Preferred Stock, Series D, or “Series D Stock,” which were issued in connection with its participation in the Small Business Lending Fund.

The Series D Stock pays noncumulative dividends quarterly at the rate of one percent per annum, subject to adjustment and ranks prior in right of payment to WashingtonFirst’s common stock and securities junior to the Series D Stock. In the event of liquidation, subject to the rights of creditors, holders of the Series D Stock are entitled to receive, prior to any distribution of assets to the holders of WashingtonFirst common stock and any other stock of WashingtonFirst ranking junior to the Series D Stock, the liquidation preference and accrued and unpaid dividends on the Series D Stock.

If WashingtonFirst fails to pay any quarterly dividend on the Series D Stock, WashingtonFirst must notify the U.S. Treasury of the rationale for the failure to make such payment and would be prohibited, for that quarter and the next three quarters thereafter, from repurchasing any shares and from declaring or paying any dividends on other outstanding preferred or common stock. Upon failure to pay four dividend payments, whether or not consecutive, the board of directors of WashingtonFirst would be required to make certain certifications to the U.S. Treasury. Upon the occurrence of additional missed dividend payments, the U.S. Treasury will acquire rights to appoint an observer to the board of directors of WashingtonFirst.

The terms of the Series D Stock are included in the articles of amendment filed as exhibit 3.5 to the registration statement of which this joint proxy statement/prospectus forms a part.

Certain Provisions of WashingtonFirst’s Articles of Incorporation and Bylaws and Virginia Law Could Have an Anti-Takeover Effect

Certain provisions of the WashingtonFirst articles of incorporation and the WashingtonFirst bylaws could make the acquisition of WashingtonFirst by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of WashingtonFirst to negotiate first with WashingtonFirst’s board. These provisions include, among other things:

•	a staggered board of directors;

•

the ability of the WashingtonFirst board of directors to issue shares of preferred stock without shareholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of the WashingtonFirst common stock;

•	the inability of WashingtonFirst shareholders to act without a meeting except by unanimous written consent;

•	the inability of WashingtonFirst shareholders to call special meetings;

•	limitations on affiliated transactions and control share acquisitions (see “– Affiliated Transactions and Control Share Acquisitions” below;

•

if a two-thirds majority of the WashingtonFirst board of directors has not approved certain transactions, such as an amendment to the WashingtonFirst articles of incorporation, merger, share exchange, sale of substantially all of the assets, or dissolution, the transaction must receive the affirmative vote of at least 80% of each voting group of WashingtonFirst shareholders entitled to vote on the transaction for the transaction to be approved; and

•	the WashingtonFirst bylaws provide that the WashingtonFirst bylaws may be amended by the WashingtonFirst board of directors.

Affiliated Transactions and Control Share Acquisitions

The VSCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, exchanges, mortgages, pledges, transfers or other material dispositions of assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•

subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the VSCA’s control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•

unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•

among other exceptions, such acquisition of shares is made pursuant to an affiliation agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

These provisions are only applicable to public corporations that have more than 300 shareholders, and, therefore, have not historically been applicable to WashingtonFirst. Corporations may provide in their articles of incorporation or bylaws to opt-out of these provisions, but WashingtonFirst has not done so.

Emerging Growth Company

Since WashingtonFirst has less than $1 billion in annual revenues and will first sell its securities in a registered offering after December 8, 2011, WashingtonFirst is an emerging growth company under the Jumpstart Our Business Startups Act of 2012. As such, it has elected to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies. WashingtonFirst’s auditors will not be required to attest to its internal controls under Section 404(b) of the Sarbanes-Oxley Act. WashingtonFirst also will not be required to hold a stockholder vote on executive compensation, including golden parachutes, disclose executive compensation information for up to five officers, present a compensation discussion and analysis, or disclose a comparison of executive compensation to company performance or a ratio of chief executive officer to company pay. In addition, if a new or revised accounting financial accounting standard applicable to both public and private companies requires public companies to adopt such new or revised standard sooner than private companies are required to adopt such standard, the Jumpstart Our Business Startups Act of 2012 permits emerging growth companies to delay complying with such new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. WashingtonFirst intends to avail itself of all of these exclusions.

WashingtonFirst will cease to qualify as an emerging growth company upon the earliest of (a) the end of the fiscal year in which its revenues exceed $1 billion, (b) the end of its fiscal year ending December 31, 2017, (c) the date on which it has issued more than $1 billion in non-convertible debt in any three-year period or (d) the date it becomes a “large accelerated filer” (which currently includes seasoned issuers with a worldwide public float of $700 million or more).

See “Risk Factors – Risks Associated with WashingtonFirst’s Common Stock – WashingtonFirst is an emerging growth company and its reliance on the reduced disclosure requirements applicable to emerging growth companies may make its common stock less attractive to investors.”

WASHINGTONFIRST MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and the results of operations of WashingtonFirst for the six months ended June 30, 2012 and the years ended December 31, 2011 and 2010. The section entitled “Cautionary Statement Concerning Forward-Looking Statements” and the financial statements of WashingtonFirst and accompanying notes contained elsewhere in this joint proxy statement/prospectus should be read in conjunction with this discussion and analysis. As used in this section, references to “WashingtonFirst” refer to WashingtonFirst and WashingtonFirst Bank on a consolidated basis unless the context requires otherwise.

Overview

Net income was $1.1 million and $1.2 million for the six months ended June 30, 2012 and 2011, respectively, and diluted earnings per share were $0.35 and $0.29, respectively, for the same periods. The change in net income during the six months ended June 30, 2012 and 2011 was principally due to an increase in earning assets partially offset by expenses related to the merger with Alliance. WashingtonFirst posted returns on average assets of 0.4% and 0.5% and returns on average equity of 4.2% and 5.3% for the six months ended June 30, 2012 and 2011, respectively. WashingtonFirst’s efficiency ratio annualized was 66.1% and 69.7% for the six months ended June 30, 2012 and 2011, respectively. The efficiency ratio is calculated by dividing total noninterest expense (excluding loan loss provisions and impairment write-down on securities) by the sum of net interest income and noninterest income (excluding net gains and losses on the sale of securities and assets). Taxes are not considered in this calculation.

Net income was $2.6 million and $1.5 million for the year ended December 31, 2011 and 2010, respectively, and diluted earnings per share were $0.68 and $0.26, respectively, for the same periods. The change in net income during 2011 and 2010 was principally due to continued growth in loans and other earning assets. WashingtonFirst posted returns on average assets of 0.5% and 0.4% and returns on average equity of 5.2% and 3.3% for the year ended December 31, 2011 and 2010, respectively. WashingtonFirst’s efficiency ratio was 67.4% and 72.3% for the year ended December 31, 2011 and 2010, respectively.

Total assets at June 30, 2012 and December 31, 2011 and 2010 were $571.3 million, $559.5 million and $434.5 million, respectively. Total deposits at June 30, 2012 and December 31, 2011 and 2010 were $444.3 million, $479.0 million and $353.8 million, respectively. Total loans, net of allowance, were $438.8 million at June 30, 2012, an increase of $23.8 million, or 5.7%, compared with $415.0 million at December 31, 2011, which in turn represented an increase of $88.7 million, or 27.2%, compared with $326.3 million at December 31, 2010. At June 30, 2012, WashingtonFirst had $9.6 million in nonperforming loans and assets and its allowance for loan losses was $5.7 million compared with $7.0 million in nonperforming loans and assets and an allowance for loan losses of $4.9 million at December 31, 2011 and $5.3 million in nonperforming loans and assets and an allowance for loan losses of $3.4 million at December 31, 2010. Shareholders’ equity was $55.1 million at June 30, 2012 and $53.5 million and $46.1 million at December 31, 2011 and 2010, respectively.

Critical Accounting Policies

WashingtonFirst’s significant accounting policies are integral to understanding the results reported. WashingtonFirst’s accounting policies are described in detail in Note 1 of the Notes to Consolidated Financial Statements of WashingtonFirst included elsewhere in this joint proxy statement/prospectus. WashingtonFirst believes that of its significant accounting policies, the following policies may involve a higher degree of judgment and complexity:

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in WashingtonFirst’s loan portfolio. The allowance is based on two basic principles of accounting: (i) ASC 450-10, Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) ASC 310-10, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

An allowance is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount that, in management’s judgment, will be adequate to absorb any losses on existing loans that may become uncollectible. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans while taking into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect a borrower’s ability to repay, overall portfolio quality, and review of specific potential losses. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that WashingtonFirst will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, WashingtonFirst does not separately identify individual consumer loans for impairment disclosures.

Other-Than-Temporarily Impairments

WashingtonFirst evaluates all securities in its investment portfolio for other-than-temporary impairments. A security is generally defined to be impaired if the carrying value of such security exceeds its estimated fair value. Based on the provisions of ASC 320, a security is considered to be other-than-temporarily impaired if the present value of cash flows expected to be collected is less than the security’s amortized cost basis (the difference being defined as the loan loss) or if the fair value of the security is less than the security’s amortized cost basis and the investor intends, or more-likely-than-not will be required, to sell the security before recovery of the security’s amortized cost basis. The charge to earnings is limited to the amount of loan loss if the investor does not intend, and it is more-likely-than-not that it will not be required, to sell the security before recovery of the security’s amortized cost basis. Any remaining difference between fair value and amortized cost is recognized in other comprehensive income, net of applicable taxes. In certain instances, as a result of the other-than-temporary impairment analysis, the recognition or accrual of interest will be discontinued and the security will be placed on non-accrual status.

Stock-Based Compensation

Under ASC 718, Compensation- Stock Compensation, WashingtonFirst recognizes compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides services in exchange for the award. Compensation cost is measured based on the fair value of the equity instrument issued at the date of grant.

Emerging Growth Company

Pursuant to the Jumpstart Our Business Startups Act of 2012, WashingtonFirst will be reporting in accordance with certain reduced public company reporting requirements permitted by this act. WashingtonFirst will not have its auditor attest to, and report on, management’s assessment of its internal controls over financial reporting. In addition, if a new or revised accounting financial accounting standard applicable to both public and private companies requires public companies to adopt such new or revised standard sooner than private companies are required to adopt such standard, the Jumpstart Our Business Startups Act of 2012 permits emerging growth companies to delay complying with such new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. See “Risk Factors – Risks Associated with WashingtonFirst’s Common Stock – WashingtonFirst is an emerging growth company and its reliance on the reduced disclosure requirements applicable to emerging growth companies may make its common stock less attractive to investors.” As a result of this, WashingtonFirst’s financial statements may not be comparable to companies that are not emerging growth companies or elect not to avail themselves of these provisions.

Six Months Ended June 30, 2012 Compared to 2011

Results of Operations

Net Interest Income

WashingtonFirst’s operating results depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, including securities and loans, and interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income. WashingtonFirst’s net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a “volume change.” It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a “rate change.”

Net interest income before the provision for loan losses for the six months ended June 30, 2012 was $10.8 million compared with $9.0 million for the six months ended June 30, 2011, an increase of $1.8 million, or 20.3%. The increase in net interest income for the six months ended June 30, 2012 was principally due to a $93.7 million, or 21.1%, increase in average interest-earning assets to $538.6 million at June 30, 2012 compared with $444.9 million at June 30, 2011. During the six months ended June 30, 2012, WashingtonFirst’s net interest margin decreased 4 basis points from 4.07% to 4.03% compared with the six months ended June 30, 2011. The weighted average yield on earning assets decreased 24 basis points, while the weighted average rate paid on interest bearing liabilities decreased 54 basis points contributing to the decrease in net interest margin. The net interest margin decreased due to a higher proportion of interest bearing liabilities funding earning assets. At June 30, 2012, demand deposits represented 19.4% of total deposits compared with 25.1% at June 30, 2011. This decrease is mainly attributable to management’s decision to exit Embassy banking.

The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Except as indicated in the footnotes, no tax-equivalent adjustments were made and all average balances are daily average balances.

	June 30, 2012			June 30, 2011
Amounts in ‘000s (unaudited)	Avg. Bal.	Interest	Yield/ Rate	Avg. Bal.	Interest	Yield/ Rate
Federal Funds Sold	$39,181	$51	0.26%	$22,514	$22	0.19%
Interest-bearing Balances	10,434	29	0.55%	28,636	136	0.95%
Investment Securities	63,131	689	2.18%	50,720	621	2.45%
Loans (1)	425,863	12,502	5.87%	343,013	10,730	6.26%

Earnings Assets	538,609	13,271	4.93%	444,883	11,509	5.17%

Less: Allowance for Loan Losses	(5,579)			(3,595)
Cash & Due From Balances	2,291			985
Fixed Assets	2,730			2,309
Other Assets	10,179			14,822

Total Assets	$548,230			$459,404

Interest-Bearing Transaction Accounts	147,955	576	0.78%	126,948	551	0.43%
Time Deposits	203,606	1,447	1.42%	118,767	1,461	1.23%
Borrowings	29,241	428	2.84%	31,348	507	3.24%

Interest Bearing Liabilities	380,802	2,451	1.28%	277,063	2,519	1.82%

Non-Interest Transaction Accounts	110,801			133,667
Other Liabilities	2,059			1,588
Equity	54,568			47,086

Total Liabilities & Equity	$548,230			$459,404

Net Interest Income and Spread (2)		$10,820	3.65%		$8,990	3.35%

Interest Free Funds Contribution			0.38%			0.72%

Net Interest Margin (3)(4)			4.03%			4.07%

(1)	Loans placed on non-accrual status are included in loan balances at zero yield.
(2)	Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.
(3)	Net interest margin is net interest income, expressed as a percentage of average earning assets.
(4)	Interest income and yields are presented on a fully taxable equivalent basis using 38.5% tax rate.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Interest income and yields are presented on a fully taxable equivalent basis using 38.5% effective tax rate. Variances that are the combined effect of volume and rate, but cannot be separately identified, are allocated to the volume and rate variances based on their respective relative amounts.

	Six months ended
	June 30, 2012-2011			June 30, 2011-2010
Amounts in ‘000s (unaudited)	Increase or (Decrease)	Rate	Volume	Increase or (Decrease)	Rate	Volume
	Unaudited
Interest Income:
Federal Funds Sold	$29	$9	$20	$(4)	$(2)	$(2)
Interest Bearing Balances	(108)	(43)	(65)	(120)	(107)	(13)
Investment Securities	69	(165)	234	162	(84)	246
Loans	1,771	(1,746)	3,517	2,034	38	1,996

Interest Income	1,761	(1,945)	3,706	2,072	(155)	2,227

Interest Expense:
Interest Bearing Transaction Accounts	25	(130)	155	251	77	174
Time Deposits	(14)	(1,556)	1,542	(525)	410	(935)
Borrowings	(79)	(46)	(33)	(34)	7	(41)

Interest Expense	(68)	(1,732)	1,664	(308)	494	(802)

Net Interest Income	$1,829	$(213)	$2,042	$2,380	$(649)	$3,029

Provision for Loan Losses

WashingtonFirst’s provision for loan losses is established through charges to income in order to bring WashingtonFirst’s allowance for loan losses to a level deemed appropriate by management based on the factors discussed under “– Financial Condition – Allowance for Loan Losses.”

The provision for loan losses charged to operating expense for the six months ended June 30, 2012 was $2.1 million up from $0.9 million for the six months ended June 30, 2011 primarily due to an increase in nonperforming assets from $7.5 million to $9.6 million as well as increased reserves on specific loans. Management believes the allowance for loan losses is adequate to absorb inherent losses in the loan portfolio based on its evaluation as of June 30, 2012.

Non-Interest Income

WashingtonFirst’s primary sources of recurring noninterest income are overdraft fees, debit and ATM card income and service charges on deposit accounts. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the interest method.

Total non-interest income was $0.7 million for the six months ended June 30, 2012 compared to $0.5 million for the six months ended June 30, 2011. The increase in non-interest income was due primarily to the increase in account fees on Embassy accounts, which totaled $194,322 for the period in 2012 as compared to no fees for the period in 2011. Deposit fee income during the six months ended June 30, 2012 and 2011 was $247,453 and $235,283, respectively. In April 2012, management closed all Embassy accounts.

Non-Interest Expense

Total non-interest expense increased $1.1 million, to $7.6 million for the six months ended June 30, 2012 compared to $6.6 million for the same period in 2011. This increase was mainly attributable to an increase in personnel costs, merger related expenses and data processing charges.

Salaries and Employee Benefits.

Salaries and employee benefits increased $0.3 million, or 8.3%, to $3.9 million over the six months ended June 30, 2012 compared with $3.6 million over the six months ended June 30, 2011 primarily due to an increase in personnel.

Income Taxes

Income tax expense was relatively unchanged for the six months ended June 30, 2012 at $0.7 million compared to the same period in 2011 at $0.8 million due to pre-tax net income remaining relatively unchanged over the same period.

Impact of Inflation

WashingtonFirst’s consolidated financial statements and related notes included in this joint proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or deflation.

Unlike many industrial companies, substantially all of WashingtonFirst’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on WashingtonFirst’s performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Financial Condition

Loan Portfolio

Loans held for investment totaled $445.3 million at June 30, 2012 up from $420.6 million at December 31, 2011, an increase of $24.0 million. At June 30, 2012 and December 31, 2011, WashingtonFirst had no loans held for sale. WashingtonFirst concentrates on providing credit services to small to medium-sized businesses and professionals in the greater Washington, D.C. Metropolitan Area. WashingtonFirst’s loan officers strive to maintain a professional relationship with WashingtonFirst’s clients and to be responsive to their financial needs. WashingtonFirst encourages direct community involvement by its loan officers in the belief that this involvement and commitment leads to referrals and continued growth.

WashingtonFirst offers a complete line of consumer lending products, primarily as a service to the affiliates of WashingtonFirst’s commercial and professional clients. Consumer loan products account for a relatively small amount of total loans, as WashingtonFirst does not actively market its consumer loan products at this time. See “Information About WashingtonFirst – Business – Loan Portfolio” for a discussion of the types of loans in WashingtonFirst’s loan portfolio.

The following table summarizes WashingtonFirst’s loan portfolio by type of loan as of the dates indicated:

	June 30, 2012		December 31, 2011
Amounts in ‘000s	Amount	% of Total	Amount	% of Total
	(Unaudited)
Commercial and Industrial	$96,057	21.6%	$94,876	22.6%
Construction and Development	54,744	12.3%	51,078	12.1%
Commercial Real Estate	245,495	55.1%	231,819	55.1%
Residential Real Estate	47,554	10.7%	40,826	9.7%
Consumer	1,492	0.3%	2,037	0.5%

Total Loans	$445,342	100.0%	$420,636	100.0%

WashingtonFirst grants commercial, real estate, and consumer loans to customers in the community in the greater Washington, D.C. Metropolitan Area. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The ability of WashingtonFirst’s debtors to honor their loan contracts is dependent on the real estate and general economic conditions in WashingtonFirst’s market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The contractual maturity ranges of the loans in WashingtonFirst’s loan portfolios and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of June 30, 2012 are summarized in the following table:

	Within 1 Year		1 to 5 Years		5 to 10 Years		After 10 Years		Total
Amounts in ‘000s	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Unaudited)
Commercial and Industrial	$49,884	6.02%	$31,606	5.80%	$14,567	5.78%	$—	—	$96,057	5.91%
Construction and Development	19,182	5.93%	25,866	5.68%	3,431	5.65%	6,265	5.75%	54,744	5.77%
Commercial Real Estate	40,243	6.29%	120,824	5.78%	83,955	5.84%	473	5.50%	245,495	5.88%
Residential Real Estate	4,426	5.00%	18,872	4.17%	23,620	4.48%	636	4.06%	47,554	4.40%
Consumer	434	6.04%	920	7.92%	132	9.00%	6	18.00%	1,492	7.54%

Total Loans	$114,169	6.06%	$198,088	5.62%	$125,705	5.58%	$7,380	5.60%	$445,342	5.72%

Nonperforming Assets

WashingtonFirst has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. WashingtonFirst has established underwriting guidelines to be followed by its officers, and WashingtonFirst also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that WashingtonFirst’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans and other loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected on loans that are placed on non-accrual or charged-off is reversed and charged against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until a loan qualifies for return to accrual status. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Management actively works with the borrowers to maximize the potential for repayment and reports on the status to the WashingtonFirst Bank board of directors, no less than on a monthly basis.

WashingtonFirst requires appraisals on loans collateralized by real estate. With respect to potential problem loans, an evaluation of the borrower’s overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses.

WashingtonFirst’s conservative lending approach has resulted in asset quality that compares favorably with many of its peers. However, WashingtonFirst has been affected by the slowdown in economic activity in recent years. WashingtonFirst had $9.6 million in nonperforming assets at June 30, 2012 compared with $7.0 million at December 31, 2011. This $2.6 million increase in non-performing assets was primarily attributable to an increase in one nonaccrual commercial real estate loan. If interest on nonaccrual loans had been accrued under the original loan terms, approximately $425,577 and $105,991 would have been recorded as income for the six months ended June 30, 2012 and 2011, respectively.

As of June 30, 2012, nonperforming loans were 1.82% of total loans compared to 1.50% as of December 31, 2011. While WashingtonFirst has never been a sub-prime lender, it has a small portfolio of sub-prime mortgage loans that was acquired in 2007. As of June 30, 2012, the outstanding balance of the sub-prime loans was $1.2 million. There were no losses in this portfolio during the six months ended June 30, 2012 compared to $60,362 during the six months ended June 30, 2011.

The following table presents information regarding nonperforming assets and 90 day delinquencies, or “NPAs,” at the dates indicated:

Amounts in ‘000s	June 30, 2012	December 31, 2011
	(unaudited)
Non-Accrual Loans:
Commercial	$1,133	$694
Construction	828	1,237
Real Estate	3,716	1,147
Consumer	—	—

Total Non-Accrual Loans	5,677	3,078

Loans 90-days past due and accruing	—	—
Restructed Loans	2,416	3,226
Equity Investment	683	683
Other Real Estate Owned	850	—

Total Nonperforming Assets (NPA)	$9,626	$6,987

Ratio of NPA / Loans & OREO	2.16%	1.68%
Ratio of NPA / Total Assets	1.68%	1.25%

Gross interest income that would have been recorded in during the six months ended June 30, 2012 and June 30, 2011 if nonaccrual loans had been current and in accordance with their original terms was $425,577 and $105,991, respectively, while interest actually recorded on such loans was $9,489 and $30,653, respectively.

Allowance for Loan Losses

The following table presents, as of and for the periods ended June 30, 2012 and December 31, 2011, an analysis of the allowance for loan losses and other related data:

Amount in ‘000s	June 30, 2012	December 31, 2011
	(Unaudited)
Average loans outstanding	$425,863	$369,009

Total loans outstanding	$445,342	$420,636

Beginning Balance	$4,931	$3,447
Provision	2,071	2,301
Charge-offs:
Commercial	599	147
Real Estate	686	699
Consumer	5	7

Total Charge-offs	1,290	853
Recoveries:
Commercial	6	11
Real Estate	16	25
Consumer	—	—

Total Recoveries	22	36
Net Charge-offs	1,268	817

Ending Balance	$5,734	$4,931

Ratio of net charge-offs/Average Loans (annualized)	0.60%	0.20%
Ratio of allowance for loan losses/Loans	1.29%	1.17%

The allowance for loan losses totaled approximately $5.7 million or 1.29% of total loans at June 30, 2012, compared to $4.9 million or 1.17% of total loans at December 31, 2011. The level of the allowance for loan losses is determined by an on-going detailed analysis of risk and loss potential within the portfolio as a whole. Outside of management’s analysis, WashingtonFirst’s reserve adequacy and methodology are reviewed on a regular basis by an internal and third-party audit program and such reviews have not resulted in any material adjustment to the reserve.

The methodology by which WashingtonFirst systematically determines the amount of the allowance is set forth by WashingtonFirst Bank’s board of directors in WashingtonFirst’s Accounting Policy and implemented by management. Provisions for loan losses are made monthly, and charge-offs in whole or part are taken when a loan (or portion thereof) is identified as uncollectible. WashingtonFirst’s Chief Lending Officer is responsible for ensuring that each loan is individually risk rated, and that this rating is reviewed periodically and in a timely manner. Loans risk rated 1-5 are of acceptable risk. Loans risk rated 6 or higher are considered to be watch credits. WashingtonFirst’s Chief Financial Officer is responsible for evaluating loan portfolio characteristics and individual watch credits to arrive at an appropriate aggregate reserve. During management’s review process, each loan identified as inadequately protected by the current net worth and paying capacity of the obligor or the value of the collateral pledged is considered impaired and is placed on non-accrual status. On these loans, management analyzes the potential impairment of the individual loans and may set aside a specific reserve. Any amounts deemed uncollectible are charged off. The results of the analysis are documented and reviewed by WashingtonFirst Bank’s board of directors at least quarterly. Management believes that the allowance for loan losses was adequate at June 30, 2012.

Determination of the allowance for loan losses is based on applying and adding the results of ten qualitative factors to each category of loans identified along with any specific allowance for impaired and adversely classified loans with the particular category. The resulting sum of factors is applied to the outstanding loan balances of that category to determine an allowance value for that category. These category allowances are then summed to determine the WashingtonFirst’s required allowance. Qualitative factors include levels and trends in delinquencies and non-accruals; trends in volume and terms of loans; effects of any changes in lending policies; experience, ability, and depth of management; national and local economic trends and conditions; commitments and concentrations of credit; changes in quality of WashingtonFirst Bank’s loan review system, effects of external factors; and volume of loans identified with incomplete financial documentation.

When deterioration develops in an individual credit, the loan is placed on the “Watch List” and the loan is monitored more closely. All loans on the Watch List are evaluated for specific loss potential based upon either an evaluation of the liquidated value of the collateral or cash flow deficiencies. If management believes that, with respect to a specific loan, an impaired source of repayment, collateral impairment or a change in a debtor’s financial condition presents a heightened risk of non-performance of a particular loan, a portion of the reserve may be specifically allocated to that individual loan. The aggregation of this loan by loan loss analysis comprises the “Specific Reserve.” From time to time, an unallocated reserve may be maintained to absorb risk factors outside of the General and Specific Allocations. No specific limits are established by management on a quarterly basis for the Unallocated Reserve.

The following tables show the allocation of the allowance for loan losses among various categories of loans and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.

	June 30, 2012		December 31, 2011
Amounts in ‘000s	Amount	% Total	Amount	% Total
	(unaudited)
Commercial and Industrial	$1,145	20.0%	$899	18.2%
Construction and Development	907	15.8%	1,048	21.3%
Commercial Real Estate	2,922	50.9%	2,312	46.9%
Residential Real Estate	745	13.0%	633	12.8%
Consumer	15	0.3%	39	0.8%

Total Allowance for Loan Losses	$5,734	100.0%	$4,931	100.0%

WashingtonFirst believes that the allowance for loan losses at June 30, 2012 is adequate to cover estimated losses in the loan portfolio as of such date. There can be no assurance, however, that WashingtonFirst will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at June 30, 2012.

Securities

WashingtonFirst’s investment portfolio is comprised of U.S. Government Agency securities, mortgage-backed securities, collateralized mortgage obligations, municipal securities, and asset-backed securities. WashingtonFirst uses its securities portfolio as a source of income, as a source of liquidity for cash requirements, as collateral to be pledged to secure public deposits and as a means to manage interest rate risk. At June 30, 2012, the estimated fair value of investment securities totaled $60.3 million, an increase of $3.0 million or 5.1% compared with $57.3 million at December 31, 2011. At June 30, 2012, securities represented 10.6% of total assets compared with 10.3% of total assets at December 31, 2011.

At the date of purchase, WashingtonFirst is required to classify debt and equity securities into one of three categories: held-to-maturity, trading or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held-to-maturity or trading are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of shareholders’ equity until realized. All securities owned by WashingtonFirst are classified as available for sale. WashingtonFirst’s securities classified as available for sale had an unrealized gain of $51,468, net of taxes, on June 30, 2012.

The following tables summarize the amortized cost and estimated fair value of securities as of the dates shown (available-for-sale securities are not adjusted for unrealized gains or losses):

June 30, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Unaudited)
US Government Agencies	$24,617,758	$479,816	$—	$25,097,574
Mortgage Backed Securities	12,358,442	319,548	—	12,677,990
Collateralized Mortgage Obligations	10,552,285	83,079	(14,976)	10,620,388
Asset-backed Debt Securities	2,568,366	—	(2,500,595)	67,771
Municipal Securities	10,621,447	1,165,107	—	11,786,554

Total	$60,718,298	$2,047,550	$(2,515,571)	$60,250,277

December 31, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
US Government Agencies	$24,029,996	$576,237	$—	$24,606,233
Mortgage Backed Securities	12,931,896	257,767	(10,507)	13,179,156
Collateralized Mortgage Obligations	7,822,841	69,117	—	7,891,958
Asset-backed Debt Securities	2,548,056	—	(2,480,469)	67,587
Municipal Securities	10,678,154	914,729	(2,036)	11,590,847

Total	$58,010,943	$1,817,850	$(2,493,012)	$57,335,781

The following tables summarize the contractual maturity of securities and their weighted average yields as of June 30, 2012 and December 31, 2011. The contractual maturity of a mortgage-backed security is the date at which the last underlying mortgage matures. Available-for-sale securities are shown at fair value.

	June 30, 2012
	Within 1 Year		1 to 5 Years		5 to 10 Years		After 10 Years		Total
Amounts in ‘000s (unaudited)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(unaudited)
US Government Agency	$10,155	1.51%	$14,942	1.94%	$—	—	$—	—	$25,097	1.77%
Mortgage Backed Securities	—	—	—	—	7,923	1.87%	4,755	3.26%	12,678	2.39%
Collateralized Mtg. Obligations	—	—	344	1.37%	517	1.82%	9,759	1.66%	10,620	1.66%
Municipal Securities	—	—	2,851	3.59%	8,936	4.40%	—	—	11,787	4.20%
Asset Backed Securities	—	—	—	—	—	—	68	1.59%	68	1.59%

Total Investments	$10,155	1.51%	$18,137	2.19%	$17,377	3.17%	$14,582	2.18%	$60,250	2.36%

	December 31, 2011
	Within 1 Year		1 to 5 Years		5 to 10 Years		After 10 Years		Total
Amounts in ‘000s	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
US Government Agency	$5,050	1.34%	$18,346	1.91%	$1,210	2.75%	$—	—	$24,606	1.83%
Mortgage Backed Securities	—	—	—	—	7,878	1.96%	5,301	2.45%	13,179	2.16%
Collateralized Mtg Obligations	—	—	482	1.38%	659	1.72%	6,751	1.85%	7,892	2.51%
Municipal Securities	—	—	2,305	3.66%	8,585	4.25%	701	4.55%	11,591	4.15%
Asset Backed Securities	—	—	—	—	—	—	68	1.56%	68	1.56%

Total Investments	$5,050	1.34%	$21,133	2.09%	$18,332	3.08%	$12,821	2.24%	$57,336	2.38%

The contractual maturity of mortgage-backed securities and collateralized mortgage obligations is not a reliable indicator of their expected lives because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities’ monthly pay downs cause the average lives of the securities to be much different from their stated lives. The weighted average life of WashingtonFirst’s investment portfolio is 3.1 years and 3.2 years and with an effective duration of 2.4 years and 2.6 years at June 30, 2012 and December 31, 2011, respectively.

At June 30, 2012 and at December 31, 2011, WashingtonFirst did not own securities of any one issuer (other than the U.S. government and its agencies) for which aggregate adjusted cost exceeded 10% of the consolidated shareholders’ equity at such respective dates.

The following table summarizes the estimated fair value by classification of securities as of the dates shown:

Amounts in ‘000s	June 30, 2012		December 31, 2011
	(unaudited )
US Government Agency	$25,097	41.7%	$24,606	42.9%
Mortgage Backed Securities	12,678	21.0%	13,179	23.0%
Collateralized Mortgage Obligations	10,620	17.6%	7,892	13.8%
Municipal Securities	11,787	19.6%	11,591	20.2%
Asset Backed Securities	68	0.1%	68	0.1%

Total Investments	$60,250	100.0%	$57,336	100.0%

The Bank’s asset backed securities consist of an investment in Trapeza XIII Collateralized Debt Obligation, C-1 credit tranche. In 2009, this investment was determined to be other-than-temporarily impaired, resulting in a write down and corresponding impairment charge of $339,302. Since then, periodic impairment tests were performed on this investment and no additional write down was deemed necessary.

Management evaluates securities for other-than-temporary impairment, or “OTTI,” at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The investment securities portfolio is evaluated for OTTI by segregating the portfolio into two general segments and applying the appropriate OTTI model. Investment securities classified as available for sale or held-to-maturity are generally evaluated for OTTI under ASC Topic 320, Investments – Debt and Equity Securities. If WashingtonFirst were to purchase certain beneficial interests, including non-agency mortgage-backed securities, asset-backed securities, and collateralized debt obligations, that had credit ratings at the time of purchase of below AA, they would be evaluated using the model outlined in ASC Topic 325, Investments-Other. Under the ASC Topic 325 model, an impairment is considered other than temporary if, based on WashingtonFirst’s best estimate of cash flows that a market participant would use in determining the current fair value of the beneficial interest, there has been an adverse change in those estimated cash flows. WashingtonFirst currently does not own any securities that are accounted for under ASC Topic 325.

In determining OTTI under ASC Topic 320, management considers many factors, including: (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, (iii) whether the market decline was affected by macroeconomic conditions and (iv) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary impairment exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When OTTI occurs under either model, the amount of the other-than-temporary impairment recognized in earnings depends on whether an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period loan loss. If an entity intends to sell or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period loan loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI shall be separated into the amount representing the loan loss and the amount related to all other factors. The amount of the total OTTI related to the loan loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors shall be recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings shall become the new amortized cost basis of the investment.

Management does not intend to sell, and more likely than not will not be required to sell, any debt securities before their stated maturity, at which time WashingtonFirst will receive full value for the securities. Furthermore, as of June 30, 2012, management does not have the intent to sell any of the securities classified as available for sale and believes that it is more likely than not that WashingtonFirst will not have to sell any such securities before a recovery of cost. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of June 30, 2012, management believes any impairment in WashingtonFirst’s securities are temporary and no impairment loss has been realized in WashingtonFirst’s consolidated income statement. WashingtonFirst recorded no other-than-temporary impairment charges in the six months ended June 30, 2012 or 2011.

Mortgage-backed securities are securities that have been developed by pooling a number of real estate mortgages and which are principally issued by federal agencies such as Government National Mortgage Association (Ginnie Mae), Fannie Mae and Freddie Mac. These securities are deemed to have high credit ratings, and minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies.

Unlike U.S. Treasury and U.S. Government Agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities which are purchased at a premium will generally suffer decreasing net yields as interest rates drop because home owners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Therefore, these securities purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments will increase, thereby shortening the estimated life of this security. At June 30, 2012, 62.3% of the mortgage-backed securities held by WashingtonFirst had contractual final maturities of more than ten years with a weighted average maturity of 18.6 years.

Collateralized mortgage obligations, or “CMOs,” are bonds that are backed by pools of mortgages. The pools can be Ginnie Mae, Fannie Mae or Freddie Mac pools or they can be private-label pools. CMOs are designed so that the mortgage collateral will generate a cash flow sufficient to provide for the timely repayment of the bonds. The mortgage collateral pool can be structured to accommodate various desired bond repayment schedules, provided that the collateral cash flow is adequate to meet scheduled bond payments. This is accomplished by dividing the bonds into classes to which payments on the underlying mortgage pools are allocated in different order. The bond’s cash flow, for example, can be dedicated to one class of bondholders at a time, thereby increasing call protection to bondholders. In private-label CMOs, losses on underlying mortgages are directed to the most junior of all classes and then to the classes above in order of increasing seniority, in order to increase the likelihood that the senior classes will have enough credit protection to be given the highest credit rating by the rating agencies.

Deposits

WashingtonFirst’s lending and investing activities are primarily funded by core deposits. WashingtonFirst offers a variety of deposit accounts and products having a wide range of interest rates and terms, including demand accounts, savings accounts, money market accounts, NOW accounts and certificates of deposits. WashingtonFirst relies primarily on competitive pricing policies and customer service to attract and retain these deposits. WashingtonFirst does not have or accept any brokered deposits. WashingtonFirst’s deposits are primarily from the local market. WashingtonFirst’s primary focus with respect to core deposit growth is upon the business deposits in WashingtonFirst’s market. Professional loan officers are responsible for marketing both loans and deposits. WashingtonFirst plans to strengthen its sales staff by adding personnel, and it continues to use direct marketing and traditional media advertising venues as an aid to this growth.

Total deposits at June 30, 2012 were $444.3 million, a decrease of $34.7 million or 7.2% compared with $479.0 million at December 31, 2011. The decrease was primarily attributed to management’s decision to discontinue handling deposit accounts for foreign embassies and missions, which accounted for $72.2 million in deposits as of December 31, 2011 and zero as of June 30, 2012. This decrease was mitigated by increases in business money market and time deposit balances. There were no major concentrations of deposits at June 30, 2012 or December 31, 2011.

The following table sets forth the average balances and weighted average rates paid on deposits for the periods indicated.

	June 30, 2012		December 31, 2011
Amounts in ‘000s	Amount	Rate	Amount	Rate
	(unaudited)
Transaction Accounts	$70,867	0.61%	$53,903	0.59%
Savings	77,089	0.93%	78,637	0.99%
Time	203,606	1.42%	188,895	1.57%

Interest Bearing Accounts	351,562	1.15%	321,435	1.27%
Non-Interest Demand	110,801	—	93,133	—

Total Deposits	$462,363	0.87%	$414,568	0.98%

WashingtonFirst’s ratio of average noninterest-bearing deposits to average total deposits for the six months ended June 30, 2012 and December 31, 2011 was 24.0% and 22.5%, respectively.

The following table sets forth scheduled maturities of time deposits as of the dates indicated.

	June 30, 2012	December 31, 2011
	(Unaudited)
Within 1 year	$121,663,213	$73,907,388
1 – 2 years	47,103,502	54,721,149
2 – 3 years	22,890,922	40,354,513
3 – 4 years	16,109,891	15,197,962
4 – 5 years	1,902,348	17,331,924

Total	$209,669,876	$201,512,936

Other Borrowings

WashingtonFirst utilizes borrowings to supplement deposits to fund its lending and investment activities. Borrowings consist of funds from the FHLB and correspondent banks. FHLB advances are used to manage interest rate risk by match funding specific loans or pools of loans.

At June 30, 2012 WashingtonFirst had outstanding $67.9 million in FHLB borrowings, of which $66.4 million consisted of borrowings that mature within one year, compared with $24.4 million in FHLB borrowings, of which $12.9 million consisted of long-term FHLB notes payable and $11.5 million consisted of borrowings that mature within one year at December 31, 2011. This increase is attributable to management’s efforts to increase funding for lending activities and closure of Embassy accounts. FHLB advances are available to WashingtonFirst Bank under a loan and security agreement. Advances are secured by a lien on certain loans and securities of WashingtonFirst Bank, that are pledged from time to time. At June 30, 2012, WashingtonFirst had total funds of $121.6 million available under this agreement, of which $53.7 million was outstanding. The weighted average interest rate paid on the FHLB notes payable at June 30, 2012 was 1.34%. The highest outstanding balance of FHLB advances during the six months ended June 30, 2012 was $67.9 million compared with $32.9 million during the six months ended June 30, 2011. The average rate paid on borrowings for the six months ended June 30, 2012 was 2.84% compared with 3.33% for June 30, 2011.

In addition to the FHLB borrowings, WashingtonFirst Bank entered into a transaction that includes the issuance of a $2.5 million in subordinated debt on June 15, 2012. The debt has a nine-year maturity and is due in full on June 14, 2020. The note bears interest at 8.00% per annum, payable quarterly. See “Information About WashingtonFirst – Capital Raising Transactions – Subordinated Bank Capital Notes” for a description of the terms of these notes.

The following table presents WashingtonFirst’s borrowings at the dates indicated:

Amounts in ‘000s	June 30, 2012	December 31, 2011
	(unaudited)
FHLB Advances	$67,850	$24,350
Subordinated Debt	2,197	—

Total Borrowings	70,047	24,350

Average balances for the year
FHLB Advances	29,062	28,088
Subordinated Debt	179	—

Total Borrowings	$29,241	$28,088

Average Rate on Borrowings	2.84%	3.33%

WashingtonFirst also maintains unsecured Federal Funds lines of credit with its correspondent banks and, at June 30, 2012, these lines amounted to $24.5 million. There were no borrowings outstanding on these lines at June  30, 2012.

Years Ended December 31, 2011 Compared to 2010

Results of Operations

Net Interest Income

Net interest income before the provision for loan losses for the year ended December 31, 2011 was $19.4 million compared with $14.4 million for the year ended December 31, 2010, an increase of $5.0 million or 37.7%. The improvement in net interest income for 2011 was principally due to a $90.2 million or 23.0% increase in average interest-earning assets to $481.9 million at December 31, 2011 compared with $391.7 million at December 31, 2010. During 2011, WashingtonFirst’s net interest margin increased 33 basis points from 3.69% in

2010 to 4.02%. The weighted average yield on earning assets decreased 3 basis points, while the weighted average rate paid on interest bearing liabilities decreased 37 basis points contributing to the increase in net interest margin and reflecting the continuing low interest rate environments. At December 31, 2011, period end demand deposits represented an important component of funding and were 22.5% of total period end deposits compared with 15.9% at December 31, 2010.

The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Except as indicated in the footnotes, no tax-equivalent adjustments were made and all average balances are daily average balances.

	December 31,
	2011			2010
Amounts in ‘000s	Avg Bal.	Interest	Yield/ Rate	Avg Bal.	Interest	Yield/ Rate
Federal Funds Sold	$32,207	$72	0.23%	$27,823	$62	0.22%
Interest-bearing Balances	26,105	224	0.86%	29,695	480	1.62%
Investment Securities	54,609	1,277	2.34%	42,027	1,011	2.41%
Loans (1)	369,009	22,814	6.18%	292,170	18,405	6.30%

Earnings Assets	$481,930	$24,387	5.07%	$391,715	$19,958	5.10%

Less: Allowance for Loan Losses	$(4,067)			$(3,136)
Cash & Due From Balances	1,123			871
Fixed Assets	2,212			2,030
Other Assets	12,923			10,462

Total Assets	$494,121			$401,942

Interest-Bearing Transaction Accounts	$132,540	$1,096	0.83%	$94,334	$745	0.79%
Time Deposits	188,895	2,978	1.57%	176,866	3,686	2.08%
Borrowings	28,088	936	3.33%	33,354	1,085	3.25%

Interest Bearing Liabilities	$349,523	$5,010	1.44%	$304,554	$5,516	1.81%

Non-Interest Transaction Accounts	$93,133			$51,400
Other Liabilities	1,738			1,498
Equity	49,727			44,490

Total Liabilities & Equity	$494,121			$401,942

Net Interest Income and Spread (2)		$19,377	3.63%		$14,442	3.29%
Interest Free Funds Contribution			0.39%			0.40%

Net Interest Margin (3)(4)			4.02%			3.69%

(1)	Loans placed on non-accrual status are included in loan balances at zero yield.
(2)	Interest spread is the average yield earned on earning assets, less the average rate incurred on interest bearing liabilities.
(3)	Net interest margin is net interest income, expressed as a percentage of average earning assets.
(4)	Interest income and yields are presented on a fully taxable equivalent basis using 38.5% tax rate.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. Interest income and yields are presented on a fully taxable equivalent basis using 38.5% effective tax rate. Variances that are the combined effect of volume and rate, but cannot be separately identified, are allocated to the volume and rate variances based on their respective relative amounts.

	Years Ended December 31, 2011-2010
Amounts in ‘000s	Increase or (Decrease)	Rate	Volume
Interest Income:
Federal Funds Sold	$(26)	$(36)	$10
Interest Bearing Balances	(22)	36	(58)
Investment Securities	451	148	303
Loans	4,025	(958)	4,983

Interest Income	$4,428	$(810)	$5,238

Interest Expense:
Interest Bearing Transaction Accounts	$350	$(132)	$482
Time Deposits	(708)	(832)	124
Borrowings	(149)	22	(171)

Interest Expense	$(507)	$(942)	$435

Net Interest Income	$4,935	$132	$4,803

Provision for Loan Losses

The provision for loan losses charged to operating expense for the year ended December 31, 2011 was $2.3 million up from $1.7 million for the year ended December 31, 2010 due to an increase in nonperforming assets from $5.4 million to $7.0 million and increased loan volume.

Non-Interest Income

Total non-interest income was $1.2 million for the year ended December 31, 2011 compared to $0.9 million for the year ended December 31, 2010. The increase in non-interest income was due primarily to the increase in loan fee income of $353,954 in 2011 compared to $167,644 in 2010. Deposit fee income for the years ended December 31, 2011 and 2010 was $465,571 and $584,303, respectively. This decrease was mainly attributable to a decrease in NSF and returned item fees.

Non-Interest Expense

Total non-interest expense increased $2.6 million, to $13.8 million for the year ended December 31, 2011 compared to $11.2 for the same period in 2010. This increase was attributable to a $1.4 million or 22.1% increase in salaries and employee benefits as a result of an increase in personnel costs, coupled with an increase of $584,000 in OREO expenses over the prior year.

Salaries and Employee Benefits.

Salaries and employee benefits increased $1.4 million, or 22.2%, to $7.7 million at December 31, 2011 compared with $6.3 million at December 31, 2010 primarily due to an increase in personnel. The number of people employed by WashingtonFirst increased from 69 at December 31, 2010 to 76 at December 31, 2011.

Income Taxes

Income tax expense totaled approximately $1.8 million for the year ended December 31, 2011 compared to $0.9 million for the same period in 2010 as a result of the increase in pre-tax income.

Impact of Inflation

See “– Six Months Ended June 30, 2012 versus 2011 – Results of Operations – Impact of Inflation” for a discussion of how inflation impacts WashingtonFirst.

Financial Condition

Loan Portfolio

At December 31, 2011 and 2010, WashingtonFirst had no loans held for sale.

The following table summarizes WashingtonFirst’s loan portfolio by type of loan as of the dates indicated:

	December 31,
	2011		2010
Amounts in ‘000s	Amount	% of Total	Amount	% of Total
Commercial and Industrial	$94,876	22.6%	$75,425	22.9%
Construction and Development	51,078	12.1%	61,753	18.7%
Commercial Real Estate	231,819	55.1%	137,737	41.7%
Residential Real Estate	40,826	9.7%	52,350	15.8%
Consumer	2,037	0.5%	2,995	0.9%

Total Loans	$420,636	100.0%	$330,260	100.0%

See “– Six Months Ended June 30, 2012 versus 2011 – Financial Condition – Loan Portfolio” for a discussion of the components of WashingtonFirst’s loan portfolio and information concerning WashingtonFirst’s loan approval process.

The contractual maturity ranges of the loans in WashingtonFirst’s loan portfolios and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of December 31, 2011 are summarized in the following table:

	Within 1 Year		1 to 5 Years		5 to 10 Years		After 10 Years		Total
Amounts in ‘000s	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Commercial and Industrial	$48,906	6.13%	$35,479	6.07%	$10,491	5.50%	$—	—	$94,876	6.03%
Construction and Development	27,539	6.11%	14,670	5.69%	4,509	5.85%	4,360	5.70%	51,078	5.93%
Commercial Real Estate	29,561	6.15%	132,944	6.00%	68,841	5.96%	473	5.50%	231,819	6.01%
Residential Real Estate	3,091	4.92%	20,290	4.38%	17,365	4.72%	80	2.75%	40,826	4.56%
Consumer	820	4.87%	1,105	8.09%	107	9.79%	5	18.00%	2,037	6.91%

Total Loans	$109,917	6.09%	$204,488	5.84%	$101,313	5.70%	$4,918	5.64%	$420,636	5.87%

Nonperforming Assets

See “– Six Months Ended June 30, 2012 versus 2011 – Financial Condition – Nonperforming Assets” for a discussion of WashingtonFirst’s process for identifying and addressing nonperforming assets.

WashingtonFirst had $7.0 million in nonperforming assets at December 31, 2011 compared with $5.4 million at December 31, 2010. If interest on nonaccrual loans had been accrued under the original loan terms, approximately $241,000 and $172,000 would have been recorded as income for the years ended December 31, 2011 and 2010, respectively.

As of December 31, 2011, nonperforming loans were 1.50% of total loans compared to 1.27% in 2010. As of December 31, 2011, the outstanding balance of the sub-prime loans purchased in 2007 was $1.3 million. Losses in this portfolio decreased to $202,466 in 2011 compared to $270,569 in 2010.

The following table presents information regarding NPAs at the dates indicated:

	December 31,
Amounts in ‘000s	2011	2010
Non-Accrual Loans:
Commercial	$694	$52
Construction	1,237
Real Estate	1,147	3,476
Consumer	—	—

Total Non-Accrual Loans	3,078	3,528
Loans 90-days past due and accruing	—	—
Restructed Loans	3,226	—
Equity Investment	683	977
Other Real Estate Owned	—	845

Total Nonperforming Assets (NPA)	$6,987	$5,350

Ratio of NPAs / Loans & OREO	1.68%	1.62%

Ratio of NPAs / Total Assets	1.25%	1.23%

Gross interest income that would have been recorded in 2011 if nonaccrual loans had been current and in accordance with their original terms was $240,596, while interest actually recorded on such loans was $39,516.

Allowance for Loan Losses

See “– Six Months Ended June 30, 2012 versus 2011 – Financial Condition – Allowance for Loan Losses” for a discussion WashingtonFirst’s process for examining the adequacy of its allowance for loan losses.

The allowance for loan loss totaled approximately $4.9 million or 1.17% of total loans at December 31, 2011, compared to $3.4 million or 1.05% of total loans at December 31, 2010.

The following table presents, as of and for the year ended December 31, 2011 and December 31, 2010, an analysis of the allowance for loan losses and other related data:

	December 31,
Amount in ‘000s	2011	2010
Average loans outstanding	$369,009	$291,975

Total loans outstanding	$420,636	$330,260

Beginning Balance	$3,447	$2,856
Provision	2,301	1,747
Charge-offs:
Commercial	147	97
Real Estate	699	1,085
Consumer	7	3

Total Charge-offs	853	1,185
Recoveries:
Commercial	11	20
Real Estate	25	9
Consumer	—	—

Total Recoveries	36	29
Net Charge-offs	817	1,156

Ending Balance	$4,931	$3,447

Ratio of net charge-offs/Average Loans	0.20%	0.35%
Ratio of allowance for loan losses/Loans	1.17%	1.05%

The following table shows the allocation of the allowance for loan losses among various categories of loans and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.

	December 31,
	2011		2010
Amounts in ‘000s	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Commercial and Industrial	$899	18.2%	$825	23.9%
Construction and Development	1,048	21.3%	785	22.8%
Commercial Real Estate	2,312	46.9%	1,049	30.4%
Residential Real Estate	633	12.8%	753	21.9%
Consumer	39	0.8%	35	1.0%

Total Allowance for Loan Losses	$4,931	100.0%	$3,447	100.0%

WashingtonFirst believes that the allowance for loan losses at December 31, 2011 was adequate to cover estimated losses in the loan portfolio as of such date. There can be no assurance, however, that WashingtonFirst will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 2011.

Securities

See “– Six Months Ended June 30, 2012 versus 2011 – Financial Condition – Securities” for a discussion of WashingtonFirst’s classification of securities and process for determining OTTI.

At December 31, 2011, the estimated fair value of investment securities totaled $57.3 million, an increase of $11.5 million or 25.3% compared with $45.8 million at December 31, 2010. At December 31, 2011, securities represented 10.2% of total assets compared with 10.5% of total assets at December 31, 2010. The growth in the investment portfolio at December 31, 2011 over December 31, 2010 was due in large part to investing a portion of the deposit growth in excess of loan growth that occurred in 2011.

At December 31, 2011, all securities were classified as available for sale. WashingtonFirst’s securities classified as available for sale had an unrealized loss of $75,923 and $920,981, net of taxes, on December 31, 2011 and 2010, respectively.

The following table summarizes the amortized cost and estimated fair value of securities as of the dates shown (available-for-sale securities are not adjusted for unrealized gains or losses):

December 31, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
US Government Agencies	$24,029,996	$576,237	—	$24,606,233
Mortgage Backed Securities	12,931,896	247,260	—	13,179,156
Collateralized Mortgage Obligations	7,822,841	69,117	—	7,891,958
Asset-backed Debt Securities	2,548,056	—	$(2,480,469)	67,587
Municipal Securities	10,678,154	912,693	—	11,590,847

Total	$58,010,943	$1,805,307	$(2,480,469)	$57,335,781

December 31, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
US Government Agencies	$25,294,645	$476,892	—	$25,771,537
Mortgage Backed Securities	2,671,601	98,549	—	2,770,150
Collateralized Mortgage Obligations	6,162,665	7,781	—	6,170,446
Asset-backed Debt Securities	2,512,736	—	$(2,496,187)	16,549
Municipal Securities	11,183,865	—	(136,275)	11,047,590

Total	$47,825,512	$583,222	$(2,632,462)	$45,776,272

The following tables summarize the contractual maturity of securities and their weighted average yields as of December 31, 2011 and 2010. The contractual maturity of a mortgage-backed security is the date at which the last underlying mortgage matures. Available-for-sale securities are shown at fair value.

	December 31, 2011
	Within 1 Year		1 to 5 Years		5 to 10 Years		After 10 Years		Total
Amounts in ‘000s	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
US Government Agency	$5,050	1.34%	$18,346	1.91%	$1,210	2.75%	$—	—	$24,606	1.83%
Mortgage Backed Securities	—	—	—	—	7,878	1.96%	5,301	2.45%	13,179	2.16%
Collateralized Mtg Obligations	—	—	482	1.38%	659	1.72%	6,751	1.85%	7,892	2.51%
Municipal Securities	—	—	2,305	3.66%	8,585	4.25%	701	4.55%	11,591	4.15%
Asset Backed Securities	—	—	—	—	—	—	68	1.56%	68	1.56%

Total Investments	$5,050	1.34%	$21,133	2.09%	$18,332	3.08%	$12,821	2.24%	$57,336	2.38%

	December 31, 2010
	Within 1 Year		1 to 5 Years		5 to 10 Years		After 10 Years		Total
Amounts in ‘000s	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
US Government Agency	$1,007	1.03%	$20,680	1.90%	$3,091	2.28%	$993	1.32%	$25,771	1.89%
Mortgage Backed Securities	—	—	—	—	1,013	2.23%	1,757	4.78%	2,770	3.81%
Collateralized Mtg Obligations	—	—	767	1.41%	965	1.90%	4,438	2.51%	6,170	2.27%
Municipal Securities	—	—	1,065	3.64%	7,780	4.24%	2,203	4.81%	11,048	4.30%
Asset Backed Securities	—	—	—	—	—	—	17	1.41%	17	1.41%

Total Investments	$1,007	1.03%	$22,512	1.96%	$12,849	3.44%	$9,408	2.91%	$45,776	2.58%

The contractual maturity of mortgage-backed securities and collateralized mortgage obligations is not a reliable indicator of their expected lives because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities’ monthly pay downs cause the average lives of the securities to be much different from their stated lives. The weighted average life of WashingtonFirst’s investment portfolio is 3.2 years and 3.7 years and with an effective duration of 2.6 years and 3.3 years at December 31, 2011 and 2010, respectively.

At December 31, 2011 and 2010, WashingtonFirst did not own securities of any one issuer (other than the U.S. government and its agencies) for which aggregate adjusted cost exceeded 10% of the consolidated shareholders’ equity at such respective dates.

The following table summarizes the estimated fair value by classification of securities as of the dates shown:

	December 31,
Amounts in ‘000s	2011		2010
US Government Agency	$24,606	42.9%	$25,771	56.3%
Mortgage Backed Securities	13,179	23.0%	2,770	6.1%
Collateralized Mortgage Obligations	7,892	13.8%	6,170	13.5%
Municipal Securities	11,591	20.2%	11,048	24.1%
Asset Backed Securities	68	0.1%	17	0.0%

Total Investments	$57,336	100.0%	$45,776	100.0%

Deposits

See “– Six Months Ended June 30, 2012 versus 2011 – Financial Condition – Deposits” for a discussion of WashingtonFirst’s deposit accounts and products.

Total deposits at December 31, 2011 were $479.0 million, an increase of $125.2 million or 35.4% compared with $353.8 million at December 31, 2010. The increase is primarily attributed to management’s decision to handle deposit accounts for foreign embassies and missions beginning in April 2011. Noninterest-bearing deposits at December 31, 2011 were $141.1 million compared with $65.3 million at December 31, 2010, an increase of $75.8 million or 116.8%. Interest-bearing deposits at December 31, 2011 were $337.9 million, up $49.4 million or 17.1% compared with $288.5 million at December 31, 2010 There were no major concentrations of deposits at December 31, 2011 or 2010.

The following table sets forth the average balances and weighted average rates paid on deposits for periods indicated:

	Years Ended December 31,
	2011		2010
Amounts in ‘000s	Amount	Rate	Amount	Rate
Transaction Accounts	$53,903	0.59%	$50,568	0.35%
Savings	78,637	0.99%	43,766	1.30%
Time	188,895	1.57%	176,866	2.08%

Interest Bearing Accounts	321,435	1.27%	271,200	1.63%
Non-Interest Demand	93,133	—	51,400	—

Total Deposits	$414,568	0.98%	$322,600	1.37%

WashingtonFirst’s ratio of average noninterest-bearing deposits to average total deposits for the years ended December 31, 2011 and 2010 was 22.5% and 15.9%, respectively.

The following table sets forth scheduled maturities of time deposits as of the dates indicated:

	December 31,
	2011	2010
Within 1 year	$73,907,388	$107,151,605
1 – 2 years	54,721,149	31,232,922
2 – 3 years	40,354,513	22,941,610
3 – 4 years	15,197,962	2,437,341
4 – 5 years	17,331,924	5,850,290

Total	$201,512,936	$169,613,768

Other Borrowings

See “– Six Months Ended June 30, 2012 versus 2011 – Financial Condition – Other Borrowings” for a discussion of WashingtonFirst’s FHLB borrowings.

At December 31, 2011 WashingtonFirst had outstanding $24.3 million in FHLB borrowings, all of which consisted of long-term FHLB notes payable, compared to $32.9 million in FHLB borrowings, of which $25.4 million consisted of long-term FHLB notes payable and $7.5 million consisted of short-term borrowings at December 31, 2010. At December 31, 2011 WashingtonFirst had a line of credit with the FHLB totaling $111.8 million, of which $24.3 million was borrowed in fixed rate, term loans with rates ranging from 1.50% to 4.35%, leaving $87.5 million available on the line. FHLB advances are available to WashingtonFirst Bank under a loan and security agreement. Advances are secured by a lien on certain loans and securities of WashingtonFirst Bank pledged from time to time. At December 31, 2011, WashingtonFirst had total funds of $87.5 million available under this agreement of which $24.3 million was outstanding. The weighted average interest rate paid on the FHLB notes payable at December 31, 2011 was 3.33%. The maturity dates on the FHLB notes payable range from 1 year to 2 years and have interest rates ranging from 1.5% to 4.35%. The highest outstanding balance of FHLB advances during 2011 was $32.8 million compared with $33.8 million during 2010. The average rate paid on FHLB advances for the year ended December 31, 2011 was 3.41%.

WashingtonFirst also maintains overnight Federal Funds lines of credit with its correspondent banks and, at December 31, 2011, these lines amounted to $23.2 million. There were no borrowings outstanding on these lines at December 31, 2011.

The following table presents WashingtonFirst’s borrowings at the dates indicated:

	December 31,
Amounts in ‘000s	2011	2010
FHLB Advances	$24,350	$32,850

Total Borrowings	24,350	32,850

Average balances for the year
FHLB Advances	28,088	33,354

Total Borrowings	$28,088	$33,354

Average Rate on Borrowings	3.33%	3.25%

Interest Rate Sensitivity and Market Risk

WashingtonFirst’s asset, liability and funds management policy provides management with the guidelines for effective funds management, and WashingtonFirst has established a measurement system for monitoring its net interest rate sensitivity position. WashingtonFirst manages its sensitivity position within established guidelines.

As a financial institution, WashingtonFirst’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of WashingtonFirst’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

WashingtonFirst manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. WashingtonFirst does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of WashingtonFirst’s operations, WashingtonFirst is not subject to foreign exchange or commodity price risk. WashingtonFirst does not own any trading assets.

WashingtonFirst’s exposure to interest rate risk is managed by its Asset Liability Committee, or “ALCO,” which is composed of senior officers and directors of WashingtonFirst, in accordance with policies approved by WashingtonFirst’s board of directors. The ALCO formulates and implements strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings, balance sheet positioning and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methodologies to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest-bearing liabilities; and (ii) an interest rate shock simulation model. WashingtonFirst has traditionally managed its business to reduce its overall exposure to changes in interest rates.

An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time, or “GAP,” and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely.

WashingtonFirst uses a simulation model to analyze, manage and formulate operating strategies that address net interest income sensitivity to movements in interest rates. The simulation model projects net interest income based on various interest rate scenarios over a twelve month period. The model is based on the actual maturity and re-pricing characteristics of rate sensitive assets and liabilities. The model incorporates certain assumptions which management believes to be reasonable regarding the impact of changing interest rates and the prepayment assumption of certain assets and liabilities as of June 30, 2012. The model assumes changes in interest rates without any management intervention to change the composition of the balance sheet. The table below reflects the outcome of these analyses at December 31, 2011.

Change in Prime Rate	Hypothetical Percentage Change in Net Interest Income		Hypothetical Percentage Change in Economic Value of Equity
	Ramp	Shock
4%	3%	7%	-8%
3%	2%	5%	-7%
2%	2%	2%	-6%
1%	2%	1%	-3%
-1%	4%	6%	-8%

Interest rates remained at historic lows at December 31, 2011. Additional rate decreases were considered not meaningful for purposes of this analysis because the discount rate is currently 25 basis points and is unlikely to decrease further. While management carefully monitors the exposure to changes in interest rates and takes actions as warranted to decrease any adverse impact, there can be no assurance about the actual effect of interest rate changes on net interest income.

Interest Rate Gap. In addition to the net interest income sensitivity and economic value of equity models, management reviews WashingtonFirst’s “static” gap position. The cumulative gap position within one year was $10.0 million, or -1.7% of total assets, at December 31, 2011. While this measurement technique is common in the financial services industry, it has limitations and is not WashingtonFirst’s sole tool for measuring interest rate sensitivity. WashingtonFirst does not consider this model alone when analyzing its short-term and long-term interest rate exposure. The following table reflects WashingtonFirst’s December 31, 2011 “static” interest rate gap position:

	December 31, 2011
Amounts in ‘000s	Within 3 months	4-12 months	1-5 years	Over 5 years	Total
Fed funds sold	52,967	—	—	—	52,967
Interest bearing balances	9,279	8,264	251	—	17,794
Investment securities	2,903	8,431	31,719	14,283	57,336
Other equity securities	1,991	—	—	150	2,141
Loans	171,761	23,885	168,003	56,987	420,636

Total earning assets	238,901	40,580	199,973	71,420	550,874
Interest bearing transaction accounts	136,383	—	—	—	136,383
Time deposits	34,212	87,123	80,178	—	201,513
FHLB advances	245	12,249	11,856	—	24,350

Total interest bearing liabilities	170,840	99,372	92,034	—	362,246

Period Gap	68,061	(58,792)	107,939	71,420	188,628

Cumulative Gap	68,061	9,269	117,208	188,628	188,628

Cumulative Gap / Total Assets	11.9%	1.6%	20.5%	33.0%	33.0%

Liquidity

Liquidity is the ability of WashingtonFirst to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity involves WashingtonFirst’s ability to raise funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate WashingtonFirst on an ongoing basis and manage unexpected events. Liquidity management involves maintaining WashingtonFirst’s ability to meet the daily cash flow requirements of both depositors and borrowers.

Asset and liability management functions not only serve to assure adequate liquidity in order to meet the needs of WashingtonFirst’s customers, but also to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities so that WashingtonFirst can earn an appropriate return for its shareholders.

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments and maturities of investment securities. Other short-term investments such as Federal Funds sold and maturing interest bearing deposits with other banks are additional sources of liquidity funding. At June 30, 2012, Federal Funds sold totaled $44.1 million, interest bearing balances totaled $7.1 million and securities available for sale, net of restricted stock, totaled $60.3 million. At December 31, 2011, Federal Funds sold totaled $53.0 million, interest bearing balances totaled $17.8 million and securities available for sale, net of restricted stock totaled $57.3 million.

The liability portion of the balance sheet provides liquidity through various interest bearing and non-interest bearing deposit accounts, Federal Funds purchased, securities sold under agreements to repurchase and other borrowings. WashingtonFirst has $121.7 million in time deposits maturing in the 12 months after June 30, 2012. Given WashingtonFirst’s competitive rates and customer relationships, WashingtonFirst believes it has the ability to retain the majority of these deposits. As noted above, at June 30, 2012, WashingtonFirst had a line of credit with the FHLB totaling $121.6 million, of which $67.9 million was borrowed in fixed rate, term loans with rates ranging from 0.21% to 4.35%, leaving $53.7 million available on the line. WashingtonFirst also maintains Federal Funds lines of credit with its correspondent banks and, at June 30, 2012 and December 31, 2011, these lines amounted to $32.2 million and $23.0 million, respectively. There were no borrowings outstanding on these lines at June 30, 2012 or December 31, 2011.

WashingtonFirst funded the growth in interest earning assets through a combination of deposits, retention of earnings, and issuance of preferred stock. WashingtonFirst expects its short and long term sources of liquidity and capital to remain adequate to support expected growth. WashingtonFirst relies on a variety of short and long term resources for liquidity from a variety of sources that substantially reduces reliance upon any single provider.

As of June 30, 2012 and December 31, 2011, except as disclosed herein with respect to the merger, WashingtonFirst had no material future cash requirements associated with known uncertainties or capital expenditures.

As of June 30, 2012, WashingtonFirst held cash and cash equivalents of $53.7 million compared with $72.3 million at December 31, 2011. The decrease was primarily due to growth in the loan portfolio.

Contractual Obligations

The following table summarizes WashingtonFirst’s contractual obligations and other commitments to make future payments as of June 30, 2012 (other than deposit obligations and securities sold under repurchase agreements). WashingtonFirst’s future cash payments associated with its contractual obligations pursuant to its FHLB notes payable and operating leases as of June 30, 2012 are summarized below. Payments related to leases are based on actual payments specified in underlying contracts.

Amount in ‘000s	June 30, 2012
	Less Than Three Months	Three Months To One Year	One to Five Years	More than 5 Years	Total
FHLB Advances	$39,500	$26,850	$1,500	$—	$67,850
Subordinated Debt	—	—	—	2,500	2,500
Leases	394	1,195	5,756	1,264	8,609

Total	$39,894	$28,045	$7,256	$3,764	$78,959

The following table summarizes WashingtonFirst’s contractual obligations and other commitments to make future payments as of December 31, 2011 (other than deposit obligations and securities sold repurchase agreements). WashingtonFirst’s future cash payments associated with its contractual obligations pursuant to its FHLB notes payable and operating leases as of December 31, 2011 are summarized below. Payments related to leases are based on actual payments specified in underlying contracts.

Amount in ‘000s	December 31, 2011
	Less Than Three Months	Three Months To One Year	One to Five Years	More than 5 Years	Total
FHLB Advances	$245	$12,249	$11,856	$—	$24,350
Leases	393	1,182	5,829	1,871	9,275

Total	$638	$13,431	$17,685	$1,871	$33,625

The ratio of net income to average assets and average equity and certain other ratios are as follows for the periods indicated:

Amount in ‘000s	Three months ended June 30, 2012	Six months ended June 30, 2012	Year ended December 31, 2011
Average total assets	$547,714	$548,230	$494,121
Average shareholders’ equity	54,899	54,568	49,727
Net Income	382	1,133	2,607
Return on average assets (annualized)	0.28%	0.41%	0.53%
Return on average shareholders’ equity (annualized)	2.78%	4.15%	5.24%
Average shareholders’ equity to average total assets	10.02%	9.95%	10.06%

Off-Balance Sheet Items

During the ordinary course of business, WashingtonFirst issues commitments to extend credit and, at June 30, 2012 and December 31, 2011, these commitments amounted to $77.8 million and $79.7 million, respectively. These commitments do not necessarily represent cash requirements, since many commitments are expected to expire without being drawn. If drawn upon, these commitments would be funded from routine cash flows.

Capital Resources

Capital management consists of providing equity to support WashingtonFirst’s current and future operations. WashingtonFirst Bank is subject to capital adequacy requirements imposed by the Federal Reserve and WashingtonFirst is subject to capital adequacy requirements imposed by the FDIC. Both the Federal Reserve and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have “Tier 1 capital” of at least 4.0% and “total risk-based” capital (Tier 1 and Tier 2) of at least 8.0% of total risk-weighted assets. “Tier 1 capital” generally includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. “Tier 2 capital” may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital.”

The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated tangible assets, or “leverage ratio,” of 4.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

Pursuant to FDICIA, each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. WashingtonFirst is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve’s guidelines. Also pursuant to FDICIA, the FDIC has promulgated regulations setting the levels at which an insured institution such as WashingtonFirst would be considered “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” Under the FDIC’s regulations, WashingtonFirst is classified “well-capitalized” for purposes of prompt corrective action.

Total shareholders’ equity increased to $55.1 million at June 30, 2012 compared with $53.5 million at December 31, 2011, an increase of $1.6 million or 3.0%. This increase was primarily the result of earnings.

Total shareholders’ equity increased to $53.5 million at December 31, 2011 compared with $46.1 million at December 31, 2010, an increase of $7.4 million or 16.1%. This increase was primarily the result of an SBLF investment in the bank and earnings. In August 2011, WashingtonFirst received $17.8 million in funding from the SBLF, through issuance of preferred shares. The dividend rate on these shares is 1%, and is subject to change during the initial five quarters based on changes in WashingtonFirst’s qualified lending. After this initial period, the dividend rate will be fixed. The proceeds from the SBLF were used to pay off the $13.6 million in TARP funding. Accumulated other comprehensive loss improved by $845,000 for the year. Net income to common shareholders provided $1.9 million of additional shareholders’ equity.

The following table provides a comparison of WashingtonFirst’s and WashingtonFirst’s leverage and risk-weighted capital ratios as of June 30, 2012 and December 31, 2011 to the minimum and well-capitalized regulatory standards:

	Minimum Required for Capital Adequacy Purposes		To Be Categorized as Well- Capitalized Under Prompt Corrective Action Provisions	Actual Ratio at June 30, 2012	Actual Ratio at December 31, 2011
				(Unaudited)
WashingtonFirst
Leverage ratio	4.00	%(1)	N/A	9.45%	9.06%
Tier 1 risk-based capital ratio	4.00		N/A	10.91	10.73
Total risk-based capital ratio	8.00		N/A	12.65	11.84
WashingtonFirst Bank
Leverage ratio	4.00	%(2)	5.00%	8.71%	8.23%
Tier 1 risk-based capital ratio	4.00		6.00	9.90	9.69
Total risk-based capital ratio	8.00		10.00	11.10	10.79

(1)	The Federal Reserve may require WashingtonFirst to maintain a leverage ratio above the required minimum.
(2)	The FDIC may require WashingtonFirst Bank to maintain a leverage ratio above the required minimum.

INFORMATION ABOUT ALLIANCE

General

Alliance is a single-bank holding company that was incorporated under Virginia law in 2002. Alliance conducts substantially all of its operations through its subsidiaries. Its banking subsidiary, Alliance Bank, is state-chartered in Virginia and is a member of the Federal Reserve System. In addition to Alliance Bank, Alliance has another subsidiary, Alliance Virginia Capital Trust I, a Delaware statutory trust, that was formed on June 26, 2003 for the purpose of issuing trust preferred capital securities.

Alliance Bank is a state-chartered commercial bank that was incorporated in Virginia and opened for business on November 16, 1998 and has continuously offered banking products and services to surrounding communities since that date. Alliance Bank has six full service banking facilities. Alliance Bank places special emphasis on serving the needs of individuals, small and medium size businesses and professional concerns in the greater Washington, D.C. Metropolitan Area, primarily in the Northern Virginia submarket. Alliance Bank uses the Internet to offer online account access, bill payment and commercial cash management. In addition, certain loan and deposit products may be offered from time to time on Alliance Bank’s website, as well as at its numerous physical locations. Currently, Alliance Bank executes its business via two key business lines: commercial banking and retail banking.

Alliance’s principal executive offices are located at 14200 Park Meadow Drive, Suite 200 South, Chantilly, Virginia 20151, and its phone number is (703) 814-7200.

Business

General. Alliance is a Virginia bank holding company that conducts substantially all its operations through its subsidiaries. Alliance Bank is state-chartered in Virginia and a member of the Federal Reserve System. Alliance Bank places special emphasis on serving the needs of individuals, small and medium size businesses and professional concerns in the greater Washington, D.C. Metropolitan Area, primarily in the Northern Virginia submarket.

On November 15, 2005, Alliance Bank formed Alliance Insurance Agency, or “AIA,” through the acquisition of Danaher Insurance Agency. AIA was a wholly-owned subsidiary of Alliance Bank and sold a wide array of insurance and financial products. In 2006 and 2007, AIA acquired two additional insurance agencies. The combined AIA operations offered insurance products in the Alliance trade area. On December 29, 2009, Alliance Bank sold AIA and no longer offers insurance products.

On June 26, 2003, Alliance Virginia Capital Trust I, or the “Trust,” a Delaware statutory trust and a subsidiary of Alliance, was formed for the purpose of issuing Alliance’s trust preferred securities.

Employees. As of June 30, 2012, Alliance and its subsidiaries had a total of 50 full-time employees. Alliance considers relations with its employees to be reasonable and effective. None of Alliance’s employees are covered by any collective bargaining agreements.

Competition. Alliance faces significant competition for loans and deposits, including title and escrow deposits. Competition comes from other commercial banks, savings and loan associations, savings banks, mortgage bankers, broker/dealers, investment advisors and other institutions. Alliance emphasizes specialized customer service and advanced technology, establishing long-term customer relationships and building customer loyalty by providing products and services designed to address the specific needs of its customers.

The severe economic downturn experienced over the past few years and current economic conditions have increased the competition to attract valuable clients. In addition, the changing complexion of local community banks and migration of bankers within the region is creating greater competitive pressure on Alliance Bank.

Alliance’s customer service team, relationship managers and senior bankers remain focused on delivering high quality service along with competitive products to meet or exceed the needs of our clients within our targeted market niches.

It is possible that current and future governmental regulatory and economic initiatives could further impact the competitive landscape in Alliance Bank’s markets. Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, Alliance cannot foresee how federal regulation of financial institutions may change in the future.

Lending Activities.

Credit Risk Management. Alliance’s credit management vision is based on the belief that a sound shared credit culture within Alliance Bank, the application of well-designed policies and procedures, and a long term view are the ingredients that will result in superior asset quality and consistent and acceptable growth. Alliance’s business model contains key assumptions that superior asset quality and consistent, acceptable profitability are significant drivers to maximizing shareholder value. Alliance will not sacrifice asset quality to meet growth objectives, nor permit opportunities to lead to concentrations of risk that are inappropriate or contain excessive risk. The economic slowdown that developed into a deep recession with ongoing adverse economic effects has had a negative impact on Alliance’s performance. As positive economic and business factors emerge, Alliance still remains true to its core business values and maintain a diligent focus on asset quality. Alliance employs a number of business processes to manage risk in its loan portfolio. These include the loan underwriting and approval process, its exposure management process, loan management and the independent loan review. While no set of processes or procedures can eliminate the possibility of loss, Alliance believes that each of these processes contributes to the quality of its risk management activities.

Loan Underwriting and Approval Process. Loan requests are developed by Alliance’s relationship managers who work directly with Alliance’s customers. Relationship managers are responsible for understanding the request and will make an evaluation to ensure that the request is consistent with Alliance’s underwriting standards and risk tolerance. Depending on the complexity of the transaction, additional support is provided by a credit analyst who provides an independent analysis of the financial strength of the borrower and the underlying credit-worthiness of the transaction.

Alliance utilizes both a signature system and a committee system for approving loans. Relationship managers are given credit authority commensurate with their experience and demonstrated knowledge and ability. The maximum individual authority of any relationship manager is $250,000. Loans from $250,000 to $1.0 million require an approval or a second signature of the Chief Lending Officer, Chief Credit Officer, or President.

Loans in excess of $1.0 million are considered by Alliance’s Management Loan Committee, which consists of the senior relationship managers, Credit Administration Manager, the President and the Chief Lending Officer. Relationships with total requirements of $2.5 million or greater require approval by Alliance’s Directors Loan Committee of the board of directors. In determining the actual level of required approval, all direct and indirect extensions of credit to the borrower are considered.

Exposure Management Process. Alliance utilizes a 10-point rating system for its commercial and real estate credit exposures. The vast majority of Alliance’s loans falls into the middle range of risk ratings and carry what Alliance considers to be ordinary and manageable business risk. A risk rating is assigned during the underwriting process and is confirmed through the approval process. Further, the risk rating of a loan in the portfolio is reviewed throughout the life of the loan based on its performance and risk profile as determined via periodic review. This risk rating influences Alliance’s decision about the overall acceptability of the loan given Alliance’s overall portfolio risk and also may influence Alliance’s decision regarding the sale of a participation in the loan. As part of the systematic evaluation of the loan portfolio, when a loan risk rating increases to a 7 or above

(special mention, substandard, doubtful or loss) it is considered for impairment analysis. As part of this process, Alliance’s credit management team also prepares an analysis of all loans determined to be impaired. The watch list, impaired loans, non-accrual loans and Other Real Estate Owned, or “OREO,” inventory is presented to Alliance’s Directors at the monthly board meetings.

Portfolio diversification and business strategy are key components of Alliance’s process. On a monthly basis, Alliance’s board reviews the total portfolio by lending type. Exposure ranges are established at least annually and are reviewed monthly as a percentage of risk-based capital for each lending type. Business strategies are considered and adjusted based on current portfolio amounts and our perceptions of the market. A number of factors are considered which result in strategies to expand, attract, maintain, shrink or disengage categories within the portfolio. At the present time, Alliance’s business plan continues to call for shrinking Alliance’s exposure to certain construction categories and land loans. In addition, Alliance continues to evaluate the risk profile of certain of its residential real estate categories, in particular Home Equity or HELOC products, to determine if more restrictive underwriting standards remain appropriate.

The board-approved exposure ranges developed by Alliance reflect its desire to build an appropriately diversified loan portfolio. Alliance considers market opportunities, the overall risk in Alliance’s existing loans, and Alliance’s expectations for future economic conditions and how they together may impact Alliance’s portfolio. Alliance then establishes guidelines for what it believes are appropriate amounts in each category of loans. The guidelines are reviewed frequently for changing market conditions and the desire to adjust Alliance Bank’s risk profile.

The Federal Reserve has published commercial real estate guidelines for all institutions that are a function of regulatory capital. The guidelines are commonly referred to as the 100% / 300% guidelines. These guidelines call for enhanced management and risk controls for real estate lending when exposures are in excess of the suggested regulatory guidelines. Alliance’s current exposure ranges have been established with reference to these guidelines relating to commercial real estate lending, as well as Alliance’s view of real estate related lending in the current economic environment. Alliance Bank’s current exposures within these specified categories are within the Federal Reserve’s recommended guidelines relative to regulatory capital.

Participations are also a part of Alliance’s risk exposure management process. Alliance seeks participants even for loans that it finds acceptable and within its policy guidelines in order to spread the risk and maintain the capacity to handle future requests from the same borrower. From time to time, Alliance may also purchase participations from institutions it believe shares Alliance’s commitment to strong underwriting standards. In general, management will operate Alliance Bank as a net seller of loan participations.

Loan Management. Commercial and real estate loans require a high degree of attention to monitor changes in cash flows and collateral values. The primary responsibility for ensuring that loans are being handled in accordance with their terms and conditions rests with the relationship manager, supported by a credit analysis department and a loan operations group. Alliance obtains and reviews regular financial reports from its borrowers to evaluate operating performance and identify early warning signs of increasing risk. Alliance’s culture encourages the early reporting of problems so that they can be addressed in a timely and manageable manner. Identification of increased risk results in an increased risk rating, more frequent management review and possible remediation to include requiring additional collateral or identification of alternate sources of repayment. When feasible, Alliance also seeks to increase the interest rates to reflect the higher risk and provide an incentive for borrowers to explore all alternative financing sources. Adversely rated credits are reviewed monthly with Alliance Bank’s board of directors.

Management of construction loans includes regular on-site inspections by Alliance Bank-engaged inspectors to ensure that advances are supported by work completed. Regular title updates are obtained to protect against intervening liens. A periodic evaluation is done to ensure that there is sufficient loan availability remaining to complete a project. Information regarding current sales and/or leasing is documented by relationship managers.

Commercial real estate loans are generally managed on a monthly basis based on receipt of regular principal and interest payments. Operating statements and updated leasing information are collected regularly, but at least annually. This information is analyzed to determine the ongoing soundness of the credit. Alliance’s general practice is to perform a site visit at least annually to visually inspect its collateral.

Smaller consumer and business loans, most of which require monthly payments of principal and interest, are managed primarily based on their payment record. As long as monthly payments are made in a timely manner, Alliance spends only a nominal amount of time to oversee the portfolio. Past due reports are reviewed on a weekly basis and appropriate action is determined based on the level of delinquency and the collateral supporting the credits.

Starting in late 2007, Alliance undertook a variety of real estate lending studies. These studies focused on products and loan types that appear to have caused risk within Alliance’s lending portfolio as well as certain loan types that Alliance views as having higher degrees of risk in the current economic environment. The results of the studies have led to elimination of certain loan products such as higher loan-to-value, or “LTV,” HELOC loans, tighter lending standards and a change in Alliance’s credit risk appetite for certain lending products.

Alliance regularly monitors portfolio asset quality trends as well as trends within specific loan categories to anticipate changes in risk profiles (by loan type) as well as shifts in risk concentration (amongst the loan type categories). To the extent Alliance determines that shifts in risk and/or concentration either have occurred or are anticipated, additional studies may be undertaken which could lead Alliance to modify its strategic and tactical approaches. Alliance believes market conditions related to certain real estate lending segments remain challenging and Alliance believes its current lending standards for new loan originations reflect current market conditions.

Independent Loan Review. At least annually, Alliance employs the services of an independent company to assess its lending operations. The outside review firm evaluates Alliance’s underwriting processes to ensure that Alliance is performing an appropriate level of due diligence by independently selecting a sample of loans for review. Each loan that is chosen as part of the sample has the Alliance Bank-assigned risk rating evaluated. The quality of individual loans is evaluated to ensure that Alliance has fairly described the risks inherent in the specific transaction. The review team is directed to evaluate whether Alliance is administering loans in accordance with its policies and procedures. An evaluation is performed on Alliance’s remediation plan used to identify problem loans. The reviewer evaluates the adequacy of specific reserve allocations on impaired credits and the appropriateness of the process and documentation of Alliance’s overall allowance for loan losses.

Alliance reports the results of the independent loan review activities to the Audit Committee of Alliance’s board of directors and to Alliance Bank’s board of directors. Alliance considers any process improvement recommendations from the independent loan review team and address each recommendation with a suggested action plan. Alliance is not aware of any material differences in the evaluation of individual loans between management, Alliance Bank’s board of directors and the independent company regarding specific loans, loan policies or credit administration.

Lending Limit. At June 30, 2012, Alliance’s legal lending limit for loans to one borrower was $6.03 million. As part of its risk management strategy, Alliance maintains internal “house” limits below its legal lending limit. Alliance’s current house limit is 80% of its legal lending limit, or $4.83 million. However, to minimize client concentration risk and transactional risk, Alliance prefers not to extend credit beyond the $2.0 million to $3.0 million dollar range. When Alliance receives customer requests in excess of its house or legal lending limit, Alliance evaluates the credit risk under its normal guidelines. Incremental loan amounts exceeding house policy or legal lending limits of approved transactions are sold as participations and funded by other banks. This practice allows Alliance to serve its clients’ business needs as they arise, reduce Alliance’s risk exposure, and operate within regulatory requirements.

Commercial Banking Line of Business. Alliance categorizes its loans into five general classifications: Commercial Real Estate, Real Estate Construction, Residential Real Estate, Commercial Business and Consumer.

Loan Portfolio. As part of its normal business activities, Alliance is engaged in making loans to a broad range of customers, including small businesses and middle market companies, professionals, home builders, commercial real estate developers, commercial real estate investors, consumers and others in its market area. Alliance generally defines its market area as Northern Virginia and the surrounding jurisdictions in the greater Washington, D.C. Metropolitan Area. The loan portfolio decreased 7.7% during 2011 as management continued to reduce construction and land related lending, adversely risk rated credits and our residential subordinate lending exposures (both HELOC and closed-end second trust loans) as circumstances allowed. Alliance’s loan portfolio balance at June 30, 2012 was $293.5 million compared to $306.9 million at December 31, 2011.

Commercial Real Estate Lending. As of June 30, 2012, commercial real estate loans were $126.6 million or 43.2% of the loan portfolio, compared to $137.6 million or 44.8% of the portfolio as of December 31, 2011. The decreased loan volume reflects the effect of the current economic environment evidenced by the lack of customer demand in the commercial real estate market in the greater Washington, D.C. Metropolitan Area. In addition, substantially all loans require regular monthly amortization of principal, resulting in a natural reduction in the portfolio. These loans are typically secured by first trusts on office, retail, warehouse, commercial condominiums or industrial space. These loans are generally divided into two categories: loans to commercial entities that will occupy most or all of the property (described as “owner-occupied”) and loans for income producing properties held by investors.

In the case of owner-occupied loans, Alliance Bank is usually the primary provider of financial services for the company and/or the principals. This allows Alliance to further monitor the quality of the ongoing cash flow available to service the loans. While these loans are real estate secured, Alliance believes that, as a portfolio, these loans are less subject to the normal real estate cycles because the underlying businesses are owned by the borrowers who will not seek alternative rental space in times of market over-supply.

Commercial real estate loans made on income producing properties are made on generally the same terms and conditions as owner-occupied loans. Underwriting guidelines generally require borrowers to contribute cash equity that results in an 80% or less loan-to-value ratio on owner-occupied properties and a 75% or less loan-to-value ratio on investment properties. Exceptions to these guidelines are infrequent and are justified based on other credit factors.

Loans in this category (owner occupied and investment properties) are generally amortizing over 15-25 year periods and carry adjustable rates which reset every 1 to 5 years, indexed against like-maturity treasury instruments.

Real Estate Construction Lending. The real estate construction portfolio was $38.4 million or 13.1% of the portfolio as of June 30, 2012, down from the $39.2 million, or 12.8%, as of December 31, 2011. This category consists of three distinct product offerings: loans for the acquisition, development and construction of commercial properties; loans for the acquisition, development and construction of residential properties; and construction loans to individuals for their own primary residences or second homes.

Alliance’s commercial construction segment generally contains projects where Alliance expects to make a long term commercial mortgage loan upon successful completion of the project. Alliance also has customers who build commercial condominium units which will be sold to smaller end users. These end loans are also attractive to Alliance as they can lead to full service relationships with small business owners. Demand for the financing of new projects has been extremely limited over the past two years as developers have delayed or cancelled projects due to market uncertainties. Alliance’s underwriting requirements in the current market include substantial pre-leasing or pre-sales, higher levels of equity and more substantial borrower liquidity levels.

Following substantial decreases in 2008 and 2009, Alliance has continued to experience a decrease in its residential construction portfolio in both 2010 and 2011. Residential home builders who are delivering 1 to 10 single family units per year have been one of Alliance’s primary customer segments. Alliance advances money for the purchase of lots and also provide funds for construction. When practical, Alliance limits the number of speculative units that a builder can finance at any particular time. Alliance’s construction loan monitoring process includes a complete appraisal, periodic site inspections by a third party, regular interaction by the relationship managers and administrative oversight of the funds utilized in construction to ensure that construction is progressing as planned and that there are always sufficient funds available in the loan to complete the project. In addition to evaluating the financial capacity of the borrower, Alliance also requires equity in each transaction that puts Alliance in a range of 70-75% loan-to-value on an “as completed” basis. Substantially all the loans in this category carry a floating rate of interest tied to the Wall Street Journal (WSJ) prime rate with appropriate minimum contractual rates.

The smallest segment of residential construction loans are to borrowers who have engaged a contractor to build their primary residence. These loans are underwritten against stringent lending standards, requiring meaningful cash equity, strong income resulting in conservative debt-to income ratios, and impeccable credit standing. Alliance further requires that the borrower engage a qualified contractor to complete the project. While Alliance expects that repayment will likely come from subsequent financing obtained in the traditional mortgage markets, Alliance underwrites these loans assuming it will convert the loan into a portfolio mortgage. Alliance manages the loan during the construction period essentially the same as if the borrower was a builder.

Residential Real Estate Lending. The residential real estate portfolio was $98.2 million or 33.5% of the portfolio as of June 30, 2012, down from $101.2 million or 33.0% of the portfolio as of December 31, 2011. This category consists of five distinct product offerings: open end home equity loans, which are loans secured by secondary financing on residential real estate (HELOCs); closed end amortizing second mortgages; bridge loans to commercial entities who acquire and remodel properties; first mortgage loans secured by 1-4 family properties held as income or investment properties; and portfolio first mortgage loans on primary or secondary 1-4 family residences.

Since its inception and up through 2008, Alliance Bank has been an active HELOC lender. This historically attractive portfolio has experienced some challenges since 2008 as a result of a combination of factors: loss of value in the property securing the loans, a lack of marketability of residential properties, and the impact of loss of income/employment of individuals in our market. Alliance has continued to adjust and tighten the underwriting standards on new credits to limit loan-to-value ratios to 75% or less and to require higher credit scores and more appropriate debt service ratios. Substantially all of these loans are priced at or above the WSJ prime rate and float on a daily basis. Originations subsequent to January 2008 often carry interest rate floors. While Alliance’s loans generally have a revolving period of 15 years followed by a 15 year amortization (30 years total), Alliance’s experience is that, similar to first mortgages, the actual expected maturity of an individual loan is much shorter.

The HELOC portfolio was a source of losses over the past few years. Alliance had, and continues to have, a number of customers whose personal incomes were directly impacted by the significant downturn in the economy and residential real estate market. Alliance cannot predict when this cycle will change. However, Alliance believes its active risk management analysis and early intervention will minimize its future losses.

Alliance’s closed-end second trust portfolio results primarily from the conversion of existing HELOCs. This generally involves eliminating any unused availability, fixing the interest rate at current market rates for similar credits, and amortizing the unpaid balance over 15 to 30 years based on the borrower’s capacity to service the debt. Alliance believes its current underwriting standards are conservative and reflect the realities of today’s current real estate market.

Alliance has a group of customers who are active in the acquisition and remodeling of existing 1-4 family residential properties. These “bridge” loans, secured by first deeds of trust, are generally made under annually reviewed lines of credit which outline the terms and conditions of each individual advance. Each advance generally has a maturity of less than 1 year and carries a floating rate of interest tied to the WSJ prime rate with contractual minimum rates and transaction fees. Advance rates are based on the lower of cost or “as is” market value and are generally limited to 80% or less of the appraised value. Alliance’s customers buy these properties in the ordinary course of their business either directly from owners or as part of a foreclosure process. They then invest their own money to restore the property to a fully marketable condition. These loans in many respects are similar to regular residential construction loans but without some of the related risks.

Alliance also has clients who invest in 1-4 family properties for rental income purposes. Loans that support these investment activities are underwritten based on appropriate loan-to-value ratios, identified cash flows and assignment of rents, as well as the financial capacity of the borrowers. Loans in this category generally carry rates which re-set every 3 to 5 years and require monthly amortization.

The final group in this category is loans secured by first trusts on 1-4 family primary residences. While Alliance does not actively market this product, there are times when business circumstances justify making such a loan for Alliance’s regular portfolio. These situations include loans to individuals who for one reason or another do not find mortgage products in the market to fit their needs and who maintain substantial non-lending relationships with Alliance that make these loans attractive to Alliance. The maximum loan-to-value ratio in these loans is generally 80%, with most at lower advance rates. These loans either have an expected maturity of 5 years or less or carry interest rates that adjust with Treasury rates. Loans in this category are generally amortized over 30 years or less.

Commercial Business Lending. Alliance’s commercial business lending category consists of general business credit in the form of lines of credit, revolving credit facilities, term loans, equipment loans, stand-by letters of credit and other credit needs experienced by small and medium sized businesses. These loans are written for any sound business purpose including the financing of business equipment, meeting general working capital needs, or supporting business expansion. Commercial loans generally are secured by business assets, carry the personal guarantees of the principals and have either floating rates tied to the WSJ prime rate or are fixed for 3 to 7 year periods. Alliance’s customers come from a wide variety of businesses, including government contractors, professional services, building trades and retail. Commercial business loans represented 9.8% of the loan portfolio or $28.7 million at June 30, 2012, a slight increase from $26.8 million at December 31, 2011, which was 8.7% of the portfolio. The major factor in the decline is the recently ended economic recession and the relatively stagnant recovery that continues to impact the local economy. Alliance experienced lower borrowings by commercial customers who were also affected by the economic conditions leading to a general contraction in their needs for credit. In the long-term, Alliance expects growth in this loan category as the economy improves.

Consumer Lending. This category constitutes the smallest part of Alliance’s loan portfolio. These loans are small personal lines of credit and term loans. Loans are both secured (deposit accounts, brokerage accounts, automobiles, etc.) and unsecured and carry either fixed or floating rates. Alliance’s marketing of these products is generally reactive in nature, responding to requests that come to Alliance primarily from the principals and/or employees of its commercial customers. The balance as of June 30, 2012 was $1.5 million compared to $2.0 million as of December 31, 2011.

Traditional Mortgage Banking. In December 2006, Alliance made the strategic decision to exit our stand alone mortgage banking operation Alliance Home Funding, LLC. In 2009 and 2008, Alliance offered mortgage banking products through a small team of Alliance Bank employees that formed the Alliance Bank Mortgage Division, or “ABMD.” In early 2010, Alliance made the decision to eliminate ABMD mortgage staffing. In 2010, Alliance had a minor level of income which was related to selling the remaining loans that had been originated by ABMD. ABMD remains inactive as of June 30, 2012.

Commercial Deposit Activities and Other Services. Deposits and repurchase agreements are the key sources of Alliance’s funding. Alliance offers a broad array of deposit products that include demand, NOW, money market, savings accounts and certificates of deposit. In addition to deposit products, Alliance offers customer repurchase agreements, or “repos.” Alliance typically sees repos used by commercial business customers as part of active cash management programs. Alliance pays competitive interest rates on the interest-bearing deposits to garner its share of the market. As a relationship-oriented bank, Alliance also seeks to obtain deposit relationships with its loan clients.

Alliance’s strategic plan is to continue its focus on specialized customer services executed via the Title and Settlement Group. This department serves entrepreneurs, professionals and small business owners that include title and mortgage loan closing companies, which represent a substantial percentage of Alliance’s non-interest bearing deposits. Through the use of proprietary software, enhanced customer service, and a package of electronic banking tools, Alliance is able to deliver an array of services that are very attractive and affordable for title insurance agencies, many of which maintain significant account balances with Alliance. Alliance’s business strategy includes expanding the number of customers in this market segment by continuing to provide the highest quality customer service and the latest technology devoted to this industry. This remains a highly competitive sector of the market.

Alliance has traditionally offered investment and wealth management products to its clients. In mid-2010, Alliance assessed its product offerings, delivery channel and market penetration. The review indicated certain resources should be reallocated more effectively within Alliance. Consequently, in late third quarter of 2010, Alliance transitioned these investment and wealth management clients to another unaffiliated wealth management company.

Wholesale Funding. As Alliance’s overall asset liability management process dictates, Alliance may become more or less competitive in its deposit terms and interest rate structure. Consequently, Alliance may use brokered deposits to augment Alliance Bank’s funding position. The wholesale nature of brokered deposits makes gathering specific quantities or duration of deposits an efficient process. In 2008, as the real estate economy declined and Alliance experienced outflows of non-interest bearing deposits, Alliance used wholesale or brokered deposits to supplement its overall funding position. Alliance continues to utilize brokered deposits to extend the duration of liabilities as part of its asset liability management strategies. Alliance is a member of the FHLB and Alliance utilizes the short-term and long-term advances as part of its funding strategy.

Retail Banking Line of Business. Alliance offers traditional retail loan and deposit products for its clients via Alliance’s six bank business center locations: Fair Lakes, Annandale, the city of Manassas Park, Reston, Ballston and Tyson’s Corner. The locations have the characteristics of a traditional retail branch, (e.g. tellers, ATM, customer service representative and a branch manager), and Alliance views the retail operation as a tool to execute its core commercial and business strategies. In 2010, Alliance relocated its commercial and real estate relationship managers to its branches. This action was designed to fully support the market trade areas and Alliance’s tactical approach to business development.

Alliance recognizes the cost to develop and implement a large retail presence; therefore, Alliance’s business strategy calls for a limited number of strategically placed business centers in the greater Washington, D.C. Metropolitan Area.

FDIC Insurance of Deposit Accounts. The deposits of Alliance Bank are insured by the FDIC up to the limits set forth under applicable law. For additional information regarding federal deposit insurance, please see the discussion below under the heading “Supervision and Regulation–Insurance of Accounts, Assessments and Regulation by the FDIC.”

Supervision and Regulation.

General. Bank holding companies and banks are extensively regulated under both federal and state law. The following summary briefly describes the more significant provisions of currently applicable federal and state laws and certain regulations and the potential impact of such provisions on Alliance and Alliance Bank. This summary is not complete, and Alliance refers you to the particular statutory or regulatory provisions or proposals for more information. Because federal regulation of financial institutions changes regularly and is the subject of constant legislative and regulatory debate, Alliance cannot forecast how federal regulation of financial institutions may change in the future and affect Alliance’s and Alliance Bank’s operations and regulation, supervision and examination by the Federal Reserve.

Regulation of Alliance. Alliance must file annual, quarterly and other reports with the SEC. Alliance is directly affected by the corporate responsibility and accounting reform legislation signed into law on July 30, 2002, known as the Sarbanes-Oxley Act, and the related rules and regulations. The Sarbanes-Oxley Act includes provisions that, among other things, require that periodic reports containing financial statements that are filed with the SEC be accompanied by chief executive officer and chief financial officer certifications as to the accuracy and compliance with law; additional disclosure requirements and corporate governance and other related rules.

When enacted in 2002, Section 404(a) of the Sarbanes-Oxley Act required public companies to include in their annual reports on Form 10-K an assessment from management of the effectiveness of the company’s internal control over financial reporting, and Section 404(b) of the Sarbanes-Oxley Act required the company’s auditor to attest to and report on management’s assessment. From 2002 through 2010, the SEC had delayed implementation of Section 404(b) of the Sarbanes-Oxley Act for public companies with a public float below $75 million (i.e. companies that are smaller reporting companies or non-accelerated filers). In July 2010, the Dodd-Frank permanently exempted smaller reporting companies and non-accelerated filers from Section 404(b) of the Sarbanes-Oxley Act, and the SEC made conforming amendments to certain of its rules and forms in September 2010.

Alliance has expended considerable time and money in complying with the Sarbanes-Oxley Act and expects to continue to incur additional expenses in the future.

Bank Holding Company Act. As a bank holding company, Alliance is subject to regulation under the BHC Act, and the examination and reporting requirements of the Federal Reserve. The Federal Reserve has the power to order any bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve has reasonable grounds to believe that continuation of such activity or ownership constitutes a serious risk to the financial soundness, safety or stability of any bank subsidiary of the bank holding company. As a state-chartered commercial bank, Alliance Bank and its subsidiaries are also subject to regulation, supervision and examination by the Virginia Bureau of Financial Institutions.

The BHC Act generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity that is closely related to banking or to managing or controlling banks. Since September 1995, the BHC Act has permitted bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. The Federal Reserve has jurisdiction to approve any bank or non-bank acquisition, merger or consolidation proposed by a bank holding company. The Dodd-Frank Act amended provisions of the BHC Act (and corresponding provisions of the FDIA to require that a bank holding company be well capitalized and well managed before the Federal Reserve will approve an interstate bank acquisition or merger. Also as a result of the Dodd-Frank Act, banks also are able to branch across state lines, provided that the law of the state in which the branch is to be located would permit establishment of the branch if the bank were a state bank chartered by such state. Similarly, approval of the Virginia Bureau of Financial Institutions is required for certain acquisitions of other banks and bank holding companies.

The Federal Reserve requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect its bank subsidiaries. Alliance may be compelled by the Federal Reserve to invest additional capital in the event Alliance Bank experiences significant loan losses, earnings shortfalls or rapid balance sheet growth.

Federal law and regulatory policy impose a number of obligations and restrictions on bank holding companies and their depository institution subsidiaries to reduce potential loss exposure to the depositors and to the FDIC insurance funds. For example, a bank holding company must commit resources to support its subsidiary depository institutions. In addition, insured depository institutions under common control must reimburse the FDIC for any loss suffered or reasonably anticipated by the DIF as a result of the default of a commonly controlled insured depository institution. The FDIC may decline to enforce the provisions if it determines that a waiver is in the best interest of the DIF. An FDIC claim for damage is superior to claims of shareholders of an insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt, other than affiliates, of the commonly controlled insured depository institution.

The FDIA provides that amounts received from the liquidation or other resolution of any insured depository institution must be distributed, after payment of secured claims, to pay the deposit liabilities of the institution before payment of any other general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders if a receiver is appointed to distribute the assets of Alliance Bank.

Restrictions on Extensions of Credit and Investment in the Stock of Alliance or its Subsidiaries. Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing, on the condition that: (a) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (b) the customer obtain or provide some additional credit, property or service from or to a holding company or any other subsidiary of a holding company; or (c) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

Capital Requirements. The Federal Reserve Board and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to banking organizations they supervise. Under the risk-based capital requirements of these federal bank regulatory agencies, Alliance and Alliance Bank are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8% and a minimum ratio of Tier 1 capital to risk-weighted assets of at least 4.0%. At least half of the total capital must be Tier 1 capital, which includes common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles and other adjustments. The remainder may consist of Tier 2 capital, such as a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments), other qualifying preferred stock and a limited amount of the general loan loss allowance. As long as Alliance has total consolidated assets of less than $15 billion, Alliance may include in Tier 1 and total capital Alliance’s trust preferred securities that were issued before May 19, 2010.

At June 30, 2012, the total capital to risk-weighted asset ratio of Alliance was 13.4% and the ratio of Alliance Bank was 13.31%. At June 30, 2012, the Tier 1 capital to risk-weighted asset ratio was 11.8% for Alliance and 12.05% for Alliance Bank.

In addition, each of the federal regulatory agencies has established leverage capital ratio guidelines for banking organizations. These guidelines provide for a minimum Tier l leverage ratio of 4.0% for banks and bank holding companies. At June 30, 2012, the Tier l leverage ratio was 7.7% for Alliance and 7.90% for Alliance Bank. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions must maintain capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, now officially identified by the Basel Committee as “Basel III.” Basel III, when implemented by the U.S. banking agencies and fully phased-in, will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. Implementation is presently scheduled to be phased in between 2014 and 2019, although it is possible that implementation may be delayed as a result of multiple factors including the current condition of the banking industry within the U.S. and abroad.

The Basel III final capital framework, among other things, (i) introduces as a new capital measure “Common Equity Tier 1” (“CET1”), (ii) specifies that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, (iii) defines CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expands the scope of the adjustments as compared to existing regulations.

When fully phased in on January 1, 2019, Basel III requires banks to maintain (i) as a newly adopted international standard, a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7%), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total (that is, Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) as a newly adopted international standard, a minimum leverage ratio of 3%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

Basel III also provides for a “countercyclical capital buffer,” generally to be imposed when national regulators determine that excess aggregate credit growth becomes associated with a buildup of systemic risk, that would be a CET1 add-on to the capital conservation buffer in the range of 0% to 2.5% when fully implemented (potentially resulting in total buffers of between 2.5% and 5%).

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The implementation of the Basel III final framework will commence January 1, 2013. On that date, banking institutions will be required to meet the following minimum capital ratios:

•	3.5% CET1 to risk-weighted assets.

•	4.5% Tier 1 capital to risk-weighted assets.

•	8.0% Total capital to risk-weighted assets.

The Basel III final framework provides for a number of new deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1.

Under the Basel III framework, implementation of the deductions and other adjustments to CET1 will begin on January 1, 2014 and will be phased-in over a five-year period (20% per year). The implementation of the capital conservation buffer will begin on January 1, 2016 at 0.625% and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019).

The U.S. banking agencies have proposed regulations implementing Basel III, and the comment period for these proposed regulations has been extended until October 22, 2012. In addition to Basel III, the Dodd-Frank Act requires or permits the federal banking agencies to adopt regulations affecting banking institutions’ capital requirements in a number of respects, including potentially more stringent capital requirements for systemically important financial institutions.

Accordingly, the regulations ultimately applicable to Alliance may be substantially different from the Basel III final framework as published in December 2010. Requirements to maintain higher levels of capital or to maintain higher levels of liquid assets could adversely impact Alliance’s net income and return on equity.

Payment of Dividends. As a bank holding company, Alliance is a separate legal entity from Alliance Bank. Virtually all of Alliance’s income results from dividends paid to it by Alliance Bank. Both Alliance and Alliance Bank are subject to laws and regulations that limit the payment of dividends, including requirements to maintain capital at or above regulatory minimums. Banking regulators have indicated that Virginia banking organizations should generally pay dividends only (1) from net undivided profits of the bank, after providing for all expenses, losses, interest and taxes accrued or due by the bank and (2) if the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial position. In addition, the FDIA prohibits insured depository institutions such as Alliance Bank from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become undercapitalized as defined in the statute. As of the date of joint proxy statement/prospectus, Alliance and Alliance Bank are prohibited from declaring and paying dividends without prior regulatory approval.

The Dodd-Frank Act. On July 21, 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act implements far-reaching changes across the financial regulatory landscape, including changes that will affect all bank holding companies and banks, including Alliance and Alliance Bank, including the following provisions affecting the business of Alliance and Alliance Bank:

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Insurance of Deposit Accounts. The Dodd-Frank Act changed the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminated the ceiling on the size of the DIF and increased the floor applicable to the size of the DIF. The Dodd-Frank Act also made permanent the $250,000 limit for federal deposit insurance and increase the cash limit of Securities Investor Protection Corporation protection from $100,000 to $250,000 and provides unlimited federal deposit insurance until December 31, 2012 for non-interest bearing demand transaction accounts at all insured depository institutions.

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Payment of Interest on Demand Deposits. The Dodd-Frank Act repealed the federal prohibitions on the payment of interest and demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.

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Creation of the CFPB. The Dodd-Frank Act centralized significant aspects of consumer financial protection by creating a new agency, the CFPB, responsible for implementing, examining and enforcing compliance with federal consumer financial laws for institutions with more than $10 billion of assets and, to a lesser extent, smaller institutions. As a smaller institution, most consumer protection aspects of the Dodd-Frank Act will continue to be applied to Alliance by the Federal Reserve and to Alliance Bank by the FDIC.

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Debit Card Interchange Fees. The Dodd-Frank Act amended the Electronic Fund Transfer Act (“EFTA”) to, among other things, require that debit card interchange fees must be reasonable and proportional to the actual cost incurred by the issuer with respect to the transaction. In June 2011, the Federal Reserve Board adopted regulations setting the maximum permissible interchange fee as the sum of 21 cents per transaction and 5 basis points multiplied by the value of the transaction, with an additional adjustment of up to one cent per transaction if the issuer implements additional fraud-prevention standards. Although issuers that have assets of less than $10 billion are exempt from the Federal Reserve’s regulations that set maximum interchange fees, these regulations are expected to significantly impact the interchange fees that financial institutions with less than $10 billion in assets are able to collect.

In addition, the Dodd-Frank Act implements other far-reaching changes to the financial regulatory landscape, including provisions that:

•	Restrict the preemption of state law by federal law and disallow subsidiaries and affiliates of national banks from availing themselves of such preemption.

•	Apply the same leverage and risk-based capital requirements that apply to insured depository institutions to most bank holding companies.

•	Require bank holding companies and banks to be both well capitalized and well managed in order to acquire banks located outside their home state.

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Impose comprehensive regulation of the over-the-counter derivatives market, which would include certain provisions that would effectively prohibit insured depository institutions from conducting certain derivatives businesses in the institution itself.

•	Require large, publicly traded bank holding companies to create a risk committee responsible for the oversight of enterprise risk management.

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Require loan originators to retain 5 percent of any loan sold or securitized, unless it is a “qualified residential mortgage”, which must still be defined by the regulators. FHA, VA and Rural Housing Service loans are specifically exempted from the risk retention requirements.

•	Implement corporate governance revisions, including with regard to executive compensation and proxy access by shareholders that apply to all public companies, not just financial institutions.

Many aspects of the Dodd-Frank Act remain subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on Alliance, its subsidiaries, its customers or the financial industry more generally. Provisions in the legislation that require revisions to the capital requirements of Alliance and Alliance Bank could require Alliance and Alliance Bank to seek other sources of capital in the future. Some of the rules that have been proposed and, in some cases, adopted to comply with the Dodd-Frank Act’s mandates are discussed further below.

Incentive Compensation. In June 2010, the Federal Reserve, the OCC and the FDIC issued a comprehensive final guidance on incentive compensation intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.

The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as Alliance, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

The Dodd-Frank Act requires the SEC and the federal bank regulatory agencies to establish joint regulations or guidelines that require financial institutions with assets of at least $1 billion to disclose the structure of their incentive compensation practices and prohibit such institutions from maintaining compensation arrangements that encourage inappropriate risk-taking by providing excessive compensation or that could lead to material financial loss to the financial institution. The SEC and the federal bank regulatory agencies proposed such regulations in March 2011, which may become effective before the end of 2012. If the regulations are adopted in the form initially proposed, they will impose limitations on the manner in which Alliance may structure compensation for its executives only if Alliance’s total consolidated assets exceed $1 billion. These proposed regulations incorporate the three principles discussed in the June 2010 comprehensive final guidance on incentive compensation that was issued by the Federal Reserve, the OCC and the FDIC in June 2010.

Restrictions on Proprietary Trading. The Dodd-Frank Act requires the federal financial regulatory agencies to adopt rules that prohibit banks and their affiliates from engaging in proprietary trading and investing in and sponsoring certain unregistered investment companies (defined as hedge funds and private equity funds), with implementation starting as early as July 2012. This provision of the Dodd-Frank Act is commonly called the “Volcker Rule.” In October 2011, federal financial regulators proposed rules to implement the Volcker Rule that included an extensive request for comments on the proposed rules. The proposed rules are highly complex and many aspects of their application remain uncertain. Based on the proposed rules, Alliance does not currently anticipate that the Volcker Rule will have a material effect on the operations of Alliance or Alliance Bank, as Alliance and Alliance Bank do not engage in the businesses prohibited by the Volcker Rule. Until final rules are adopted, the precise financial impact of these rules on Alliance and the financial industry cannot be determined.

Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution in question is “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” under the risk-based and leverage capital guidelines discussed above. These terms are defined under uniform regulations issued by each of the federal banking agencies regulating these institutions. An insured depository institution which is less than adequately capitalized must adopt an acceptable capital restoration plan, is subject to increased regulatory oversight and is increasingly restricted in the scope of its permissible activities. As of June 30, 2012, Alliance was considered “well capitalized.”

Gramm Leach Bliley Act of 1999. The GLB Act allows a bank holding company or other company to declare and certify its status as a financial holding company, which will allow it to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve to determine by regulation what other activities are financial in nature, or incidental or complementary thereto.

In order for a bank holding company to qualify as a financial holding company, all of its depository subsidiaries must be “well capitalized” and well managed, and must meet their CRA obligations. The bank holding company also must declare its intention to become a financial holding company to the Federal Reserve and certify that it meets the requirements. Although Alliance could qualify to be a financial holding company, Alliance does not currently contemplate seeking to become a financial holding company until it identifies significant specific benefits from doing so.

The GLB Act also imposes customer privacy requirements on financial institutions. Financial institutions generally are prohibited from disclosing customer information to non-affiliated third parties, unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions must disclose their specific privacy policies to their customers annually. Upon making such disclosure, there is no specific restriction on financial institutions disclosing customer information to affiliated parties. Financial institutions must comply with state law, however, if it protects customer privacy more fully than federal law.

The cumulative effect of the GLB Act and other recent bank legislation has caused us to strengthen our staff to handle the procedures required by this additional regulation. The increased staff and operational costs have impacted the profitability of Alliance and Alliance Bank.

Regulation of Alliance Bank. Alliance Bank is a Virginia chartered commercial bank and a member of the Federal Reserve System. Its deposit accounts are insured by the DIF of the FDIC up to the maximum legal limits of the FDIC and it is subject to regulation, supervision and regular examination by the Bureau and the Federal Reserve. The regulations of these various agencies govern most aspects of Alliance Bank’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends, location and number of branch offices. The laws and regulations governing Alliance Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting shareholders.

Insurance of Accounts, Assessments and Regulation by the FDIC. Alliance’s deposits are insured up to applicable limits by the DIF of the FDIC. In July 2010, the Dodd-Frank Act permanently raised the basic limit on federal deposit insurance coverage to $250,000 per depositor, but did not change FDIC deposit insurance coverage for retirement accounts, which remains $250,000 per depositor. In November 2010, the FDIC issued a final rule to implement provisions of the Dodd-Frank Act that provide for temporary unlimited deposit insurance coverage for noninterest-bearing transaction accounts. For purposes of this extension, the definition of noninterest-bearing transaction accounts includes traditional checking accounts or demand deposit accounts on which no interest is paid and Interest on Lawyer Trust Accounts, or IOLTAs,, and excludes negotiable order of withdraw consumer checking accounts (NOW accounts) and money-market deposit accounts. The extended program is not optional and will no longer be funded by separate premiums. This temporary unlimited deposit insurance coverage became effective on December 31, 2010 and terminates on December, 31, 2012.

Under the FDIA, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC, subject to administrative and potential judicial hearing and review processes.

In February 2011, the FDIC approved a final rule that changes the assessment base from domestic deposits to average consolidated total assets minus average tangible equity (defined as Tier 1 capital); adopts a new large-bank pricing assessment scheme; and sets a target size for the DIF. The changes went into effect beginning with the second quarter of 2011 and were payable at the end of September 2011. The rule, as mandated by the Dodd-Frank Act, finalizes a target size for the DIF at 2 percent of insured deposits. It also implements a lower assessment rate schedule when the fund reaches 1.15% and, in lieu of dividends, provides for a lower rate schedule when the reserve ratio reaches 2% and 2.5%.

Under the FDIC’s deposit insurance assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned. Unlike the other categories, as applied to small institutions Risk Category I, which contains the least risky depository institutions, contains further risk differentiation based on the FDIC’s analysis of financial ratios, examination component ratings (CAMELS components) and other information. Assessment rates are determined by the FDIC and, beginning April 1, 2011, initial base assessment rates ranged from 2.5 to 45 basis points. The FDIC may make the following further adjustments to an institution’s initial base assessment rates: decreases for long-term unsecured debt, including most senior unsecured debt and subordinated debt; increases for holding long-term unsecured debt or subordinated debt issued by other insured depository institutions; and increases for broker deposits in excess of 10 percent of domestic deposits for insurances not well rated and well capitalized.

The Dodd-Frank Act transferred to the FDIC increased discretion with regard to managing the required amount of reserves for the DIF, or the “designated reserve ratio.” Among other changes, the Dodd-Frank Act (i) raised the minimum designated reserve ratio to 1.35 percent and removed the upper limit on the designated reserve ratio, (ii) requires that the designated reserve ratio reach 1.35 percent by September 2020, and (iii) requires the FDIC to offset the effect on institutions with total consolidated assets of less than $10 billion of increasing of raising the designated reserve ratio from 1.15 percent to 1.35 percent. The FDIA requires that the FDIC consider the appropriate level for the designated reserve ratio on at least an annual basis.

In October 2010, the FDIC adopted a new DIF restoration plan to ensure that the fund reserve ratio reaches 1.35 percent by September 30, 2020, as required by the Dodd-Frank Act. The restoration plan requires the FDIC to update its loss and income projections for the DIF at least semiannually, and if needed the FDIC may increase or decrease assessment rates following a notice-and-comment rulemaking.

In May 2009, the FDIC adopted a final rule imposing a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. The assessment was part of the FDIC’s efforts to rebuild the DIF and help maintain public confidence in the banking system. Alliance was assessed $299,000, all of which was expensed in 2009. In November 2009, the FDIC adopted a final rule requiring insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012, on December 31, 2009, along with each institution’s risk-based deposit insurance assessment for the third quarter of 2009. The prepayment was based on an institution’s assessment rate and assessment base for the third quarter of 2009, assuming a five percent annual growth in deposits each year. On December 30, 2009, Alliance prepaid $5.4 million of FDIC assessments.

Monetary and Fiscal Policy Effects on Interest Rates. Banking is a business that depends on interest rate differentials. In general, the difference between the interest paid by Alliance Bank on its deposits and its other borrowings and the interest received by it on loans extended to its customers and securities held in its trading or investment portfolios, constitute the major portion of Alliance Bank’s earnings. Thus, our earnings and growth are subjected to the influence of economic conditions both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies, and their potential impact on Alliance Bank and Alliance, cannot be predicted.

Interstate Banking and Branching. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether the transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the “Riegle-Neal Act,” or by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997, that applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

All banks located in Virginia are authorized to branch statewide. Accordingly, a bank located anywhere in Virginia has the ability, subject to regulatory approval, to establish branch facilities near any of our facilities and within the Alliance Bank’s market area. Applicable Virginia statutes permit regulatory authorities to approve de novo branching in Virginia by institutions located in states that would permit Virginia institutions to branch on a de novo basis into those states. Prior to the enactment of the Dodd-Frank Act, national and state-chartered banks were generally permitted to branch across state lines by merging with banks in other states if allowed by the applicable states’ laws. However, interstate branching is now permitted for all national and state-chartered banks as a result of the Dodd-Frank Act, provided that a state bank chartered by the state in which the branch is to be located would also be permitted to establish a branch, thus effectively giving out of state banks parity with in state banks with respect to de novo branching.

Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Transactions with Affiliates. Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any bank or entity that controls, is controlled by or is under common control with such bank. Generally, Section 23A(a) limits the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and maintain an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital stock and surplus, and (b) requires that all such transactions be on terms substantially the same, or at least as favorable, to the bank as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee, asset repurchase agreements and similar other types of transactions. Section 23B applies to “covered transactions” as well as sales of assets and payments of money to an affiliate. These transactions must also be conducted on terms substantially the same, or at least as favorable, to the bank as those provided to non-affiliates.

Community Reinvestment Act. The CRA encourages each insured depository institution covered by the act to help meet the credit needs of the communities in which it operates. The CRA requires that each federal financial supervisory agency assess the record of each covered depository institution helping to meet the credit needs of its entire community, including low-and-moderate income neighborhoods, consistent with safe and sound operations; an agency will take that record into account when deciding whether to approve an institution’s application for a deposit facility.

The Bank received a satisfactory CRA rating from the Federal Reserve Bank of Richmond following the Bank’s last CRA compliance review. An institution classified in this group has a satisfactory record of ascertaining and helping to meet the credit needs of its entire delineated community, including low- and moderate-income neighborhoods, in a manner consistent with its resources and capabilities.

Loans to Insiders. The Federal Reserve Act and related regulations impose specific restrictions on loans to directors, executive officers and principal shareholders of banks. Under Section 22(h) of the Federal Reserve Act, any loan to a director, an executive officer or to a principal shareholder of a bank, or to entities controlled by any of the foregoing, may not exceed, together with all outstanding loans to such persons or entities controlled by such person, the bank’s loan to one borrower limit. For purposes of Section 22 of the Federal Reserve Act, the Dodd-Frank Act has included in the concept of “loans to an insider” other extensions of credit including repurchase agreements, derivative transactions, and securities lending or borrowing transactions. Loans in the aggregate to insiders of the related interest as a class may not exceed two times the bank’s unimpaired capital and unimpaired surplus until the bank’s total assets equal or exceed $100 million, at which time the aggregate is limited to the bank’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and principal shareholders of a bank or bank holding company, and to entities controlled by such persons, unless such loans are approved in advance by a majority of the board of directors of the bank with any “interested” director not participating in the voting. The loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus (up to $500,000). Section 22(h) requires that loans to directors, executive officers and principal shareholders be made on terms and with underwriting standards that are substantially the same as those offered in comparable transactions to other persons. Further, section 402 of the Sarbanes-Oxley Act of 2002, with certain exceptions, prohibits loans to directors and executive officers.

Other Regulations. Alliance maintains a compliance department to ensure it is in compliance with consumer protection laws and regulations.

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Bank Secrecy Act. Under the Bank Secrecy Act, or “BSA,” a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report cash transactions involving more than $10,000 to the Treasury. In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 and /or which the financial institution knows, suspects or has reason to suspect, involves illegal funds, is designed to evade the requirements of the BSA or has no lawful purpose.

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USA Patriot Act. The USA Patriot Act, which became effective on October 26, 2001, amends the Bank Secrecy Act and is intended to facilitate information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering. Among other provisions, the USA Patriot Act permits financial institutions, upon providing notice to the Treasury, to share information with one another in order to better identify and report to the federal government activities that may involve money laundering or terrorists’ activities. The USA Patriot Act is considered a significant banking law in terms of information disclosure regarding certain customer transactions. Certain provisions of the USA Patriot Act impose the obligation to establish anti-money laundering programs, including the development of a customer identification program, and the screening of all customers against any government lists of known or suspected terrorists. Although it does create a reporting obligation and there is a cost of compliance, the USA Patriot Act does not materially affect the Bank’s products, services or other business activities.

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Reporting Terrorist Activities. The Federal Bureau of Investigation, or “FBI,” has sent, and will send, banking regulatory agencies lists of the names of persons suspected of involvement in terrorist activities. Alliance Bank has been requested, and will be requested, to search its records for any relationships or transactions with persons on those lists. If Alliance Bank finds any relationships or transactions, it must file a suspicious activity report with the Treasury and contact the FBI.

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OFAC, which is a division of the Treasury, is responsible for helping to insure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. OFAC sends banking regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts, and publicly releases information on designations of persons and organizations suspected of engaging in these activities. If Alliance Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze such account, file a suspicious activity report with the Treasury and notify the FBI. Alliance Bank has appointed an OFAC compliance officer to oversee the inspection of its accounts and the filing of any notifications. Alliance Bank actively checks high-risk areas such as new accounts, wire transfers and customer files. Alliance Bank performs these checks utilizing software that is updated each time a modification is made to the lists of Specially Designated Nationals and Blocked Persons provided by OFAC and other agencies.

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Interagency Appraisal and Evaluation Guidelines. In December 2010, the Federal Reserve Board, the OCC and the FDIC, jointly with other federal regulatory agencies, issued the Interagency Appraisal and Evaluation Guidelines. This guidance, which updates guidance originally issued in 1994, sets forth the minimum regulatory standards for appraisals. The guidance incorporates previous regulatory issuances affecting appraisals, addresses advances in information technology used in collateral evaluation, and clarifies standards for use of analytical methods and technological tools in developing evaluations. The guidance also requires institutions to use strong internal controls to ensure reliable appraisals and evaluations and to monitor and periodically update valuations of collateral for existing real estate loans and transactions.

Future Regulatory Uncertainty. From time to time, various legislative and regulatory initiatives are introduced in Congress and state legislatures, as well as by regulatory agencies. Such initiatives may include proposals to expand or contract the powers of bank holding companies and depository institutions or proposals to substantially change the financial institution regulatory system. Such initiatives may change banking statutes and the operating environment for Alliance and Alliance Bank in substantial and unpredictable ways. It is difficult to determine the ultimate effect that any potential legislation, if enacted, or implementing regulations with respect thereto, would have, upon the financial condition or results of our operations or the operations of Alliance or Alliance Bank. A change in statute, regulations or regulatory policies applicable to Alliance or Alliance Bank could have a material effect on the financial condition, results of operations or business of Alliance and Alliance Bank.

Internet Access to Corporate Documents. Information about Alliance can be found on Alliance Bank’s website at www.alliancebankva.com. Under “Documents / SEC Filings” in the Investor Relations section of the website, Alliance posts its annual reports, quarterly reports, current reports, definitive proxy materials and any amendments to those reports as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. All such filings are available free of charge.

The information available on Alliance Bank’s website is not part of this joint proxy statement/prospectus or any other report filed by Alliance with the SEC.

Properties

Alliance typically leases its branch and office locations. Alliance’s business model seeks to minimize the level of investment in buildings and facilities; thus Alliance has not purchased any branch, production office or business office locations. In securing space, Alliance is generally responsible for build out costs, furniture and fixtures, computers, telephones and bank-specific equipment such as vaults, alarms and ATMs. In the next three years, four of Alliance’s branch leases will expire. As part of Alliance’s routine facilities management process Alliance reviews the performance of these specific locations and the surrounding branch trade area. The evaluation could lead to relocation of certain branch sites prior to the lease expiration or at the expiration of the lease.

The following table highlights Alliance’s facilities:

Address	Type of Facility	Current Base Lease Expiration (1)

14200 Park Meadow Drive Chantilly, Virginia	Corporate Headquarters	May 2013 (2)

12735 Shoppes Lane Fairfax, Virginia	Main banking office, Full service branch, ATM	August 2018

11730 Plaza America Drive Reston, Virginia	Full service branch, ATM	April 2013

4501 North Fairfax Drive Arlington, Virginia	Full service branch, ATM	June 2013

8221 Old Courthouse Road Vienna, Virginia	Full service branch, ATM	October 2013

7023 Little River Turnpike Annandale, Virginia	Full service branch, ATM	April 2018

9113 Manassas Drive Manassas Park, Virginia	Full service branch, ATM	April 2019

Cosner’s Corner (3) Fredericksburg, Virginia	Undeveloped leased space	January 2019

(1)	Office leases have one or more renewal options that may be exercised at our discretion subject to terms and conditions outlined in each specific lease. Note 16 of the Notes to Alliance Consolidated Financial Statements details the future minimum rental commitments.
(2)	Pursuant to the terms of the office lease for Alliance’s headquarters, Alliance exercised its early termination right effectively changing the end of the lease from July 2016 to May 2013.
(3)	Alliance has determined that the Fredericksburg branch location does not fit within its current strategic plan. Alliance is attempting to sublease the Cosner’s Corner location.

Alliance believes that all of its properties are maintained in good operating condition and are suitable and adequate for Alliance’s operational needs.

Memorandum of Understanding

Alliance and Alliance Bank are parties to the MOU with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, which is a regulatory means of seeking correction through informal administrative action from institutions considered to be of supervisory concern, but which have not deteriorated to the point where they warrant formal administrative action. Among the specific concerns cited in the MOU were asset quality, earnings, liquidity, and capital. The MOU imposes restrictions and/or requirements on Alliance and Alliance Bank, including (i) the requirement to be examined twice yearly by its regulators, (ii) the requirement to provide regular quarterly progress reports to the relevant regulators and (iii) the requirement that Alliance and Alliance Bank receive regulatory approval to pay dividends, repurchase common stock, and make interest or principal payments on subordinated debt and trust preferred securities. Alliance has implemented significant improvements in credit policies, loan administration, and liquidity management in its efforts to comply with the terms of the MOU. The MOU also requires Alliance to maintain a written plan for compliance with the capital adequacy rules applicable to all state member banks under Federal Reserve Board Regulation H (12 CFR Part 208). These rules require all state member banks, including Alliance Bank, to maintain adequate capital consistent with their risk profiles, which takes into account the volume of adversely classified loans, the adequacy of the loan loss reserve, any planned asset growth and the nature and level of asset concentrations, among other things. Given this, it is the policy of federal banking regulators not to specify or confirm that a given capital level will be “adequate” at a future point in time. As a result, federal banking regulators have not, and Alliance cannot, identify a specific dollar amount of capital required under the MOU. However, Alliance estimates that it would need $7.5 million to $10 million in new capital to be compliant with applicable capital adequacy rules. The MOU will remain in effect until terminated by the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions. In its letter to WashingtonFirst approving the merger, the Federal Reserve Bank of Richmond indicated that upon notice of the consummation of the merger and that Alliance and Alliance Bank no longer operate as separate entities, the Federal Reserve Bank of Richmond will consider the MOU to be terminated and will provide an official enforcement action termination date with the consent of the Virginia Bureau of Financial Institutions.

Legal Proceedings

From time to time, Alliance may be involved in litigation relating to claims arising in the normal course of its business. In the opinion of management final disposition of any pending or threatened legal matters will not have a material adverse effect on Alliance’s financial condition or results of operations.

On August 12, 2011, a lawsuit styled Crispin, Derivatively on behalf of Nominal Defendant Alliance Bankshares Corporation vs. Drohan, et al., Case No. 2011 11825, or the “Crispin Lawsuit,” was filed in the Circuit Court of Fairfax County of the Commonwealth of Virginia, or the “Court,” against Alliance, Alliance Bank, Eagle, each of the current directors of Alliance and Douglas W. McMinn, a former director of Alliance. The Crispin Lawsuit purported to be brought on behalf of the shareholders of Alliance, and alleged that the individual defendants breached and/or aided and abetted breaches, and that Alliance Bank and Eagle aided and abetted breaches, of fiduciary duties owed to Alliance in connection with entry into a merger agreement among

Alliance, Alliance Bank and Eagle. The plaintiffs in the Crispin Lawsuit sought to enjoin the consummation of the merger of Alliance with and into Eagle or the award of damages and further relief as the Court deemed just and proper.

On November 28, 2011, Alliance and Eagle mutually agreed to terminate their agreement to merge. An Order of Nonsuit, dated December 5, 2011, was entered by the Court, which order dismissed without prejudice the Crispin Lawsuit in its entirety. Alliance does not expect the lawsuit to be re-filed given the termination of the merger agreement among Alliance, Alliance Bank, and Eagle.

ALLIANCE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Three- and Six-Months Ended June 30, 2012 and 2011

The following discussion is intended to assist readers in understanding and evaluating the financial condition and results of operations of Alliance and Alliance Bank on a consolidated basis. This discussion and analysis should be read in conjunction with Alliance’s Annual Report on Form 10-K for the year ended December 31, 2011, and the unaudited consolidated financial statements and accompanying notes included elsewhere in this report.

Critical Accounting Policies

Alliance’s financial statements are prepared in accordance with GAAP. The financial information contained within Alliance’s statements is, to a significant extent, based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. Alliance uses historical loss factors as one factor in determining the inherent loss that may be present in its loan portfolio. Actual losses could differ significantly from the historical factors that Alliance uses in estimating risk. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of Alliance’s transactions would be the same, the timing of events that would impact its financial statements could change.

Allowance for Loan Losses. The allowance for loan losses is an estimate of the losses that may be sustained in Alliance’s loan portfolio. The allowance is based on two basic principles of accounting: (1) ASC 450-10-05, Contingencies which requires that losses be accrued when they are probable of occurring and estimable, and (2) ASC 310-10-35, Receivables which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. The allowance for loan losses has two basic components: the general allowance and the specific allowance.

The general allowance is developed following the accounting principles contained in ASC 450-10-05, Contingencies and represents the largest component of the total allowance. It is determined by aggregating unclassified loans and unimpaired loans by loan type based on common purpose, collateral, repayment source or other credit characteristics and then applying factors which in the judgment of management represent the expected losses inherent in the portfolio. In determining these factors, Alliance considers the following: (1) delinquencies and overall risk ratings, (2) loss history, (3) trends in volume and terms of loans, (4) effects of changes in lending policy, (5) the experience and depth of the borrowers’ management, (6) national and local economic trends, (7) concentrations of credit by individual credit size and by class of loans, (8) quality of loan review system and (9) the effect of external factors (e.g., competition and regulatory requirements).

ASC 310-10-35, Receivables is the basis upon which Alliance determines specific reserves on individual loans which comprise the specific allowance. Specific loans to be evaluated for impairment are identified based on the borrower’s loan size and the loan’s risk rating, collateral position and payment history. If it is determined that it is likely that Alliance Bank will not receive full payment in a timely manner, the loan is determined to be impaired. Each such identified loan is then evaluated to determine the amount of reserve that is appropriate based on ASC 310-10-35. This standard also requires that losses be accrued based on the differences between the value of collateral, present value of expected future cash flows or values that are observable in the secondary market and the loan balance.

Share-Based Compensation. ASC 718-10, Stock Compensation, requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options and nonvested shares, based on the fair value of those awards at the date of grant. Compensation cost has been measured using the Black-Scholes model to estimate fair value of an award on the grant date and is recognized over the service period, which is usually the vesting period.

Deferred Tax Asset. Alliance routinely evaluates the likelihood of the recognition of deferred tax assets. The analysis is used to determine if a valuation allowance for deferred tax assets is necessary. Alliance reviews and analyzes various forms of positive and negative evidence in determining whether a valuation allowance is necessary and if so to what degree a valuation allowance is warranted.

At December 31, 2011, Alliance performed an analysis to determine if a valuation allowance for deferred tax assets was necessary. Its analysis reviewed various forms of positive and negative evidence in determining whether a valuation allowance is necessary and if so to what degree a valuation allowance is warranted. The three year cumulative loss position of Alliance is considered negative evidence when determining if a valuation allowance is necessary. Alliance considered positive evidence such as previous earnings patterns, multiyear business projections and the potential realization of net operating loss, or “NOL,” carry forwards within the prescribed time periods. In addition, Alliance considered tax planning strategies that would impact the timing and extent of taxable income. Based on the analysis and the guidance in the relevant accounting literature, it was considered more likely than not that Alliance will not be able to realize all its deferred tax assets. As of June 30, 2012, the net deferred tax asset was $1.4 million, compared to $1.5 million as of December 31, 2011.

Overview

On May 3, 2012, WashingtonFirst, Alliance and Alliance Bank entered into the reorganization agreement, pursuant to which Alliance will merge with and into WashingtonFirst, with WashingtonFirst being the surviving corporation. Under the reorganization agreement, Alliance agreed to conduct its business in the ordinary course while the merger is pending, and, except as permitted under the reorganization agreement, to generally refrain from specific actions without the consent of WashingtonFirst. Completion of the merger is subject to approval by the shareholders of each of Alliance and WashingtonFirst, applicable regulatory approval and customary closing conditions.

On May 31, 2012, in contemplation of the pending merger and after consultation with WashingtonFirst Bank, Alliance exercised its early termination clause in the lease agreement with Carr Properties on the Corporate Headquarters location in Chantilly, Virginia. This event triggered a payment of $675 thousand which is recorded on the financial statement as other asset according to the guidance outlined in ASC 805 and 420.

Notwithstanding the reorganization agreement, Alliance’s primary long-term goals continue to be maximizing earnings and deploying capital in profit driven initiatives that will enhance shareholder value in a sustainable fashion. In pursuit of these goals, Alliance’s current emphasis is on optimizing profitability in the near term and strengthening its financial performance, while also transitioning its operations to focus more closely on traditional banking activities and to reposition Alliance for the future. Alliance’s transitional strategies include, among others, continuing the following initiatives:

•

Diversifying the loan portfolio by increasing Alliance’s focus on commercial loans and loans secured by owner occupied commercial real estate, while continuing to be an active lender in attractive aspects of the residential and commercial real estate markets.

•	Reducing the investment securities portfolio and eliminating the trading assets portfolio.

•	Continuing to attentively manage the level of non-performing assets by addressing problem loans on a timely basis.

•	Increasing low cost deposits by local commercial and retail customers, while working to reduce Alliance’s brokered deposit portfolio.

•	Reducing Alliance’s operating and funding costs.

Performance Highlights

•

The net loss for the quarter ended June 30, 2012 was $919 thousand compared to net income of $394 thousand for the same period in 2011, a decrease of $1.3 million. The net loss was $1.4 million for the six months ended June 30, 2012 compared to net income of $759 thousand for the six months ended June 30, 2011, a decrease of $2.1 million. Loss per common share, basic and diluted, amounted to $0.26 for the six months ended June 30, 2012, compared to earnings per share of $0.15 for the six months ended June 30, 2011. Earnings were negatively affected by merger related expenses of $418 thousand, the fair value adjustment on the FHLB advance of $209 thousand and a reduction in interest income of $2.7 million from $11.7 million for the six months ended June 30, 2011, to $9.0 million for the six months ended June 30, 2012, offset by a reduction in the provision for loan losses of approximately $769 thousand resulting primarily from the collection in full of a previously reserved loan.

•

Total assets were $507.8 million at June 30, 2012, an increase of $1.3 million from total assets of $506.5 million at December 31, 2011. The increase in total assets is directly related to a $28.9 million increase in cash and due from banks, with such increase being offset by a $13.1 million decrease in the loan portfolio related to the payoff of a number of loan relationships as well as a $20.1 million reduction in Alliance’s investment portfolio. The increase in cash relates to the cyclical nature of the business of Alliance’s title and escrow clients.

•

Total loans were $293.5 million at June 30, 2012, a decrease of $13.4 million, or 4.4% from the December 31, 2011 balance of $306.9 million. The decrease in total loans results from the payoffs of a number of loan relationships, as well as scheduled principal repayments. While new loan activity has increased in the first six months of 2012, the volume of originations has not kept pace with repayments. Each loan segment as a percentage of total loans at June 30, 2012 is nearly unchanged from the percentages at December 31, 2011.

•	Demand deposits were $119.6 million at June 30, 2012, or 31.3% of total deposits. This compares to the December 31, 2011 level of $112.5 million or 29.6% of total deposits.

•

The composition of non-performing assets as of June 30, 2012 was $10.5 million of non-accrual loans, $4.0 million of OREO, and $900 thousand of troubled debt restructured loans for a total of $15.5 million, compared to the composition of non-performing assets as of December 31, 2011, which was $13.3 million of non-accrual loans, $3.7 million of OREO and $956 thousand of troubled debt restructured loans for a total of $18.0 million. The non-performing assets balance decreased by $2.5 million at June 30, 2012 compared to December 31, 2011. The composition of the reduction was as follows: the charge off of six loans, secured by residential real estate, totaling $838 thousand; the foreclosure and purchase into OREO of a residential property valued at $962 thousand; the full repayment of a commercial loan secured by land with a prior balance of $899 thousand; the movement back to accrual status of two loans secured by land totaling $325 thousand; and the receipt of ongoing payments from a borrower with three outstanding loans secured by land and construction equipment totaling $4.4 million that are carried in non-accrual status; such payments reduced Alliance’s carrying balance by $85 thousand during 2012.

•

The investment securities portfolio totaled $103.4 million at June 30, 2012. This compares to $123.5 million of investments as of December 31, 2011, a decrease of $20.1 million. This decrease is attributable to management’s strategy to reduce the investment portfolio and the maturing of certain investments in the first quarter of 2012. In addition, the investment securities portfolio contains mortgage oriented products (CMO, private collateralized mortgage obligations, or “PCMO,” and U.S. government agency mortgage backed securities, or “MBS”) and SBA securities. When prepayments on these instruments occur at a faster rate than anticipated, principal is paid down earlier than expected. During the second quarter of 2012, Alliance Bank experienced greater than expected prepayments on a variety of investment securities.

•

The net interest margin for the quarter ended June 30, 2012 was 3.13% compared to 3.86% for the same 2011 period, a decrease of 73 basis points. For the six months ended June 30, 2012, the net interest margin of 3.08% was 74 basis points lower than the net interest margin of 3.82% for the six months ended June 30, 2011. The lower net margin is attributed to the targeted efforts to strategically restructure Alliance’s balance sheet in anticipation of the merger with Eagle during 2011, which led to shifts in the investment portfolio mix and the reduced yield in the portfolio. During the second quarter of 2012, Alliance also experienced early prepayments on a number of CMO’s and PCMO’s securities. When prepayments on these instruments occur at a faster rate than anticipated, premium amortization increases which adversely impacts the portfolio yield, Alliance Bank experienced greater than expected prepayments on a variety of investment securities.

•

Deposits were $382.2 million at June 30, 2012, an increase of $1.8 million from the December 31, 2011 balance of $380.4 million. Savings and NOW accounts increased by $15.2 million from $51.5 million at December 31, 2011 to $66.6 million at June 30, 2012 and non-interest bearing deposits increased by $7.1 million, from $112.5 million at December 31, 2011 to $119.6 million at June 30, 2012. These increases were offset by decreases in money market deposits of $5.3 million, from $23.4 million at December 31, 2011 to $18.1 million at June 30, 2012, and time deposits of $15.2 million, from $193.1 million at December 31, 2011 to $177.9 million at June 30, 2012.

•

Non-interest expense for the three months ended June 30, 2012 amounted to $3.7 million compared to $3.8 million for the same period in 2011. The non-interest expenses include merger related expenses of $410 thousand, consultant expenses related to contract employees of $226 thousand and OREO expenses of $94 thousand.

Financial Performance Measures. Alliance’s net loss for the three month period ended June 30, 2012 was $919 thousand, a decrease of $1.3 million over the second quarter of 2011 net income of $394 thousand. The net loss of $919 thousand includes net interest income of $3.3 million compared to $4.3 million for the same period last year, a decrease of $1.0 million. The decrease is due primarily to a decrease in interest income in the amount of $1.3 million attributed to the lower average yield on the investment portfolio and the lower balance on the loan portfolio, which was partially offset by a decrease of $245 thousand in the cost of funds. For the three months ended June 30, 2012, total interest expense was $1.2 million compared to $1.4 million for the three months ended June 30, 2011. These results led to $0.18 basic and diluted loss per share for the quarter ended June 30, 2012, compared to $0.08 basic and diluted earnings per share for the quarter ended June 30, 2011. Weighted average basic shares outstanding were 5,109,969 for the three months ended June 30, 2012 and 5,108,821 for the three months ended June 30, 2011. Weighted average diluted shares outstanding were 5,109,969 for the three months ended June 30, 2012 and 5,134,153 for the three months ended June 30, 2011.

For the six month period ended June 30, 2012, Alliance had net loss of $1.4 million compared to net income of $759 thousand for the same period in the prior year, a decline of $2.1 million. The net loss of $1.4 million includes net interest income of $6.6 million compared to $8.7 million for the same period last year, a decrease of $2.1 million. The decrease is due primarily to a decrease in interest income in the amount of $2.7 million, from $11.7 million for the six months ended June 30, 2011, to $9.0 million for the same period in 2012, and the lower average yield on the investment portfolio and the lower average balances on the loan portfolio. The decrease was partially offset by a decrease of $530 thousand in the cost of funds. For the six months ended June 30, 2012, total interest expense was $2.4 million compared to $3.0 million for the six months ended June 30, 2011. These results led to a $0.26 basic and diluted loss per share for the six months ended June 30, 2012. The basic and diluted earnings per share for the six months ended June 30, 2011 was $0.15. Weighted average basic shares outstanding were 5,109,969 for the six months ended June 30, 2012 and 5,108,436 for the six months ended June 30, 2011. Weighted average diluted shares outstanding were 5,109,969 and 5,125,151 for the six months ended June 30, 2012 and June 30, 2011, respectively.

The net interest margin decreased to 3.13% for the three months ended June 30, 2012 compared to 3.86% for the three months ended June 30, 2011, a decrease of 73 basis points. The net interest margin was 3.08% for the six months ended June 30, 2012 compared to 3.82% for the six months ended June 30, 2011, a decrease of 74 basis points. For the first six months, the net interest margin continues to be negatively affected by the decrease in the yield on interest earning assets. Targeted efforts to strategically restructure Alliance’s balance sheet in anticipation of the merger with Eagle during 2011, led to shifts in Alliance’s investment portfolio mix and the overall reduced balance and yield on the portfolio. Total interest income reversal relating to non-accrual loans for the six months ended June 30, 2012 was $355 thousand compared to $311 thousand for the six months ended June 30, 2011.

Results of Operations

Net Interest Income. Net interest income (on a fully tax equivalent basis) for the three months ended June 30, 2012 was $3.3 million compared to $4.3 million for the same period in 2011. Interest income on earning assets was $1.3 million lower for the three months ended June 30, 2012, compared to the second quarter of 2011, while interest expense decreased $245 thousand during the same time period.

Net interest income (on a fully tax equivalent basis) for the six months ended June 30, 2011 was $6.6 million compared to $8.7 million for the same period in 2011. Interest income on earning assets was $2.7 million lower for the six months ended June 30, 2012, compared to the first six months of 2011. Of the $2.7 million decrease in interest income, $154 thousand is attributable to the $25.4 million lower average balance in loans. The reduction in the average balance in the investment securities portfolio was $16.5 million and contributed $257 thousand to the reduction in interest income. This was offset by the decrease in interest expense of $530 thousand. The average balance of interest bearing deposits decreased by $20.0 million and contributed $82 thousand to the reduction in interest expense.

The following table illustrates average balances of total interest-earning and non-interest earning assets as well as total interest-bearing and non-interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, shareholders’ equity and related income, expense and corresponding weighted average yields and rates. The average balances used in these tables and other statistical data were calculated using daily average balances.

Average Balances, Interest Income and Expense and Average Yield and Rates(1)

	Three Months Ended June 30,
	2012			2011
	Average Balance	Income / Expense	Yield / Rate [1]	Average Balance	Income / Expense	Yield / Rate [1]
	(Dollars in thousands)
Assets
Interest-earning assets:
Loans (2)	$293,553	$4,089	5.59%	$320,845	$4,555	5.69%
Trading securities	430	9	8.40%	745	12	6.46%
Investment securities	108,359	334	1.24%	119,314	1,192	4.01%
Federal funds sold	14,853	24	0.65%	8,866	12	0.54%

Total interest earning assets	417,195	4,456	4.28%	449,770	5,771	5.15%

Non-interest earning assets:
Cash and due from banks	40,913			22,882
Premises and equipment	1,276			1,581
Other real estate owned (OREO)	4,303			4,453
Other assets	7,542			16,514
Less: allowance for loan losses	(5,167)			(5,386)

Total non-interest earning assets	48,867			40,044

Total Assets	$466,062			$489,814

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$46,360	$29	0.25%	$42,601	$28	0.26%
Money market deposit accounts	16,664	32	0.77%	24,173	45	0.75%
Savings accounts	4,457	1	0.09%	2,850	2	0.28%
Time deposits	182,712	694	1.52%	201,855	971	1.93%

Total interest-bearing deposits	250,193	756	1.21%	271,479	1,046	1.55%
FHLB advances (3)	43,895	268	2.45%	41,059	256	2.50%
Other borrowings	47,997	178	1.49%	48,860	145	1.19%

Total interest-bearing liabilities	342,085	1,202	1.41%	361,398	1,447	1.61%

Non-interest-bearing liabilities:
Demand deposits	93,548			91,033
Other liabilities	2,518			2,802

Total liabilities	438,151			455,233
Shareholders’ Equity	27,911			34,581

Total Liabilities and Shareholders’ Equity	$466,062			$489,814

Interest Spread (4)			2.87%			3.54%

Net Interest Margin (5)		$3,254	3.13%		$4,324	3.86%

(1)	The rates and yields are on a fully tax equivalent basis assuming a 34% federal tax rate.
(2)	Alliance Bank had average non-accrual loans of $11.0 million in the second quarter of 2012 and 2011. The 2012 and 2011 interest income on non-accrual loans excluded from the loans above was $165 thousand and $117 thousand, respectively.
(3)	The Alliance had two FHLB advances during the periods presented: a $15.0 million floating rate advance accounted for on a cost basis and a $25.0 million par value fixed rate advance accounted for on a fair value basis. The average fair value of the fixed rate FHLB advance for the second quarter of 2012 and 2011 was $28.9 million and $26.1 million, respectively. As of June 30, 2012, the fair value of the fixed rate FHLB advance was $29.6 million.
(4)	Interest spread is the average yield earned on earning assets, less the average rate incurred on interest-bearing liabilities.
(5)	Net interest margin is net interest income expressed as a percentage of average earning assets.

Average loan balances were $293.6 million for the three months ended June 30, 2012 compared to $320.8 million for the same period in 2011. The decrease in average loans is primarily due to several large payoffs. Alliance’s longer-term strategy is to grow small business commercial loans and owner occupied commercial real estate, and focus on Alliance’s geographical area. The related interest income from loans was $4.1 million in the three months ended June 30, 2012 compared to $4.6 million in the same period in 2011. The average yield on loans of 5.59% during the three months ended June 30, 2012 was 10 basis points lower than the yield of 5.69% in the second quarter of 2011. Interest rates are established for classes of loans that include variable rates based on Wall Street Journal Prime or other identifiable bases while others carry fixed rates with terms out to 15 years. Most new variable rate originations include minimum start rates and/or floors.

For the three months ended June 30, 2012, Alliance held one security in its trading portfolio with an average balance of $430 thousand, compared to $745 thousand for the three months ended June 30, 2011. The trading security interest income for the three months ended June 30, 2012 was $9 thousand compared to $12 thousand for the three months ended June 30, 2011. The reduction in average trading securities reflects management’s business strategy to eliminate the trading securities portfolio as Alliance repositioned the balance sheet and led to the reduction in the associated interest income. At June 30, 2012, the carrying value of the security was $300 thousand.

Investment securities averaged $108.4 million for the quarter ended June 30, 2012 compared to $119.3 million for the same quarter in 2011. Investment securities income (on a fully tax equivalent basis) was $334 thousand for the three months ended June 30, 2012 compared to $1.2 million for the three months ended June 30, 2011. The tax equivalent average yield on investment securities for the three months ended June 30, 2012, was 1.24% compared to 4.01% for the three months ended June 30, 2011. The reduction in the average balance of the investment securities portfolio reflects management’s targeted efforts to strategically restructure our balance sheet in anticipation of the merger during 2011 that led to shifts in our investment portfolio mix, the reduction in the portfolio and the reduction in the overall yield. During the second quarter of 2012, Alliance Bank experienced greater than expected prepayments on a variety of investment securities which impacted the yield on the portfolio. When repayments occur at a faster rate than anticipated, premium amortization increases which adversely impacts the portfolio yield.

Short-term investments in federal funds sold contributed $24 thousand to interest income in the three month period ended June 30, 2012, compared to $12 thousand for the same period in 2011. The average balance for the three months ended June 30, 2012 was $14.9 million, a $6.0 million increase from the prior year average balance of $8.9 million.

The average balance of cash and due from banks was $40.9 million and $22.9 million for the three months ended June 30, 2012 and 2011, respectively.

Total average interest earning assets yielded 4.28% for the three months ended June 30, 2012 compared to the yield of 5.15% for the same period in 2011. Total interest income (on a fully tax equivalent basis) was $4.5 million for the three months ended June 30, 2012 compared to $5.8 million for the three months ended June 30, 2011. As discussed above, interest income decreased in the second quarter of 2012 compared to the second quarter of 2011 due to the smaller average loans and securities balances, which are a product of Alliance’s strategy to reposition its balance sheet, and lower yields generated by Alliance’s interest-earning assets in the low interest rate environment.

Total average interest-bearing liabilities were $342.1 million in the second quarter of 2012, or $19.3 million lower than the second quarter of 2011 level of $361.4 million. A key driver of the decline was the decrease in average time deposits. The average balance of time deposits for the second quarter of 2012 was $182.7 million compared to the second quarter of 2011 average balance of $201.9 million, a decrease of $19.2 million. Interest expense for all interest-bearing liabilities amounted to $1.2 million for the three months ended June 30, 2012 compared to $1.4 million for the three months ended June 30, 2011, or a decrease of $245 thousand. The average cost of interest-bearing liabilities for the second quarter of 2012 was 1.41% or 20 basis points lower than the second quarter of 2011 level of 1.61%. The lower interest rate environment allowed for competitive repricing of interest bearing demand accounts, money market accounts, savings accounts and title client based time deposits. The benefits of the repricing are seen in the lower time deposit cost of 1.52% during the second quarter of 2012 compared to 1.93% during the same period of 2011.

As of June 30, 2012, the brokered certificate of deposit portfolio carried an average coupon rate of 1.22% compared to an average coupon rate of 1.93% at June 30, 2011. When maturing wholesale deposits mature and are replaced, Alliance is able to secure new brokered deposits at lower rates.

Non-interest bearing demand deposits averaged $93.5 million for the second quarter of 2012, $2.5 million more than the second quarter of 2011 level of $91.0 million. This increase is due to the cyclical fluctuation in the title and escrow customer business.

Average Balances, Interest Income and Expense and Average Yield and Rates (1)

	Six Months Ended June 30,
	2012			2011
	Average Balance	Income / Expense	Yield / Rate [1]	Average Balance	Income / Expense	Yield / Rate [1]
	(Dollars in thousands)
Assets
Interest-earning assets:
Loans (2)	$297,570	$8,272	5.57%	$322,986	$9,100	5.68%
Trading securities	499	18	7.23%	1,283	45	7.07%
Investment securities	113,473	660	1.17%	129,970	2,542	3.94%
Federal funds sold	15,065	39	0.52%	7,723	22	0.57%

Total interest earning assets	426,607	8,989	4.23%	461,962	11,709	5.11%

Non-interest earning assets:
Cash and due from banks	29,784			21,099
Premises and equipment	1,325			1,592
Other real estate owned (OREO)	4,084			4,477
Other assets	10,417			17,540
Less: allowance for loan losses	(5,117)			(5,432)

Total non-interest earning assets	40,493			39,276

Total Assets	$467,100			$501,238

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$43,722	$57	0.26%	$42,242	$58	0.28%
Money market deposit accounts	16,206	61	0.75%	24,849	94	0.76%
Savings accounts	4,210	2	0.10%	3,332	4	0.24%
Time deposits	186,216	1,441	1.55%	199,960	1,968	1.98%

Total interest-bearing deposits	250,354	1,561	1.25%	270,383	2,124	1.58%
FHLB advances (3)	45,219	536	2.38%	41,132	515	2.52%
Other borrowings	48,312	337	1.40%	63,572	325	1.03%

Total interest-bearing liabilities	343,885	2,434	1.42%	375,087	2,964	1.59%

Non-interest bearing liabilities:
Demand deposits	90,085			89,505
Other liabilities	2,420			2,544

Total liabilities	436,390			467,136
Shareholders’ Equity	30,710			34,102

Total Liabilities and Shareholders’ Equity	$467,100			$501,238

Interest Spread (4)			2.81%			3.52%

Net Interest Margin (5)		$6,555	3.08%		$8,745	3.82%

(1)	The rates and yields are on a fully tax equivalent basis assuming a 34% federal tax rate.
(2)	Alliance Bank had average non-accrual loans of $11.0 million and $8.2 million for the first six months of 2012 and 2011, respectively. The 2012 and 2011 interest income on non-accrual loans excluded from the loans above was $355 thousand and $311 thousand, respectively.
(3)

Alliance Bank had two FHLB advances during the periods presented: a $15.0 million floating rate advance accounted for on a cost basis and a $25.0 million par value fixed rate advance accounted for a fair value basis. The average fair value of the fixed rate FHLB advance for the first six months of 2012 and 2011 was

$29.1 million and $26.1 million, respectively. As of June 30, 2012, the fair value of the fixed rate FHLB advance was $29.6 million.
(4)	Interest spread is the average yield earned on earning assets, less the average rate incurred on interest-bearing liabilities.
(5)	Net interest margin is net interest income expressed as a percentage of average earning assets.

For the six months ended June 30, 2012, average loan balances were $297.6 million compared to $323.0 million for the same period in 2011, a decrease of $25.4 million. Interest income from loans was $8.3 million in the first six months of 2012 compared to $9.1 million in the same period of 2011, with the average yield decreasing to 5.57% from 5.68%. The lower average balance contributed $154 thousand and lower rates contributed $674 thousand to the $828 thousand decrease in interest income on loans.

For the six months ended June 30, 2012, Alliance held one security in its trading portfolio with an average balance of $499 thousand, compared to $1.3 million for the six months ended June 30, 2011. The trading security interest income for the six months ended June 30, 2012 was $18 thousand compared to $45 thousand for the six months ended June 30, 2011. The reduction in average trading securities reflects management’s business strategy to eliminate the trading securities portfolio as Alliance repositions the balance sheet and led to the reduction in associated interest income. At June 30, 2012, the carrying value of the security was $300 thousand.

Investment securities averaged $113.5 million for the six months ended June 30, 2012 compared to $130.0 million for the same period in 2011. Investment securities income was $660 thousand for the six months ended June 30, 2012 compared to $2.5 million for the six months ended June 30, 2011. The average tax equivalent yields on investment securities for the six months ended June 30, 2012 and 2011 were 1.17% and 3.94% respectively. The reduction in average investment securities reflects management’s targeted efforts to strategically restructure our balance sheet in anticipation of the merger during 2011 led to shifts in the portfolio mix and reduction the investment portfolio’s balance. During the second quarter of 2012, Alliance Bank experienced greater than expected prepayments on a variety of investment securities which impacted the yield on the portfolio. When repayments occur at a faster rate than anticipated, premium amortization increases which adversely impacts the portfolio yield.

Short-term investments in federal funds sold contributed $39 thousand to interest income in the six month period ended June 30, 2012 compared to $22 thousand in the six month period ended June 30, 2011.

The average balance of cash and due from banks was $29.8 million and $21.1 million for the six months ended June 30, 2012 and 2011 respectively.

Total average earning assets yielded 4.23% for the six months ended June 30, 2012 or 88 basis points lower than the yield of 5.11% for the same period in 2011. Total interest income (on a fully tax equivalent basis) was $9.0 million for the six months ended June 30, 2012 compared to $11.7 million for the six months ended June 30, 2011.

Total average interest-bearing liabilities were $343.9 million in the first six months of 2012 or $31.2 million less than the first six months of 2011 level of $375.1 million. The average balance of time deposits was $13.7 million lower than the same period last year. For the six months ended June 30, 2012, interest expense was $2.4 million compared to $3.0 million for the six months ended June 30, 2011. The average cost of interest-bearing liabilities for the first six months of 2012 was 1.42% or 17 basis points lower than the 2011 level of 1.59%. Many of the larger wholesale deposits have matured and new brokered deposits were issued at lower interest rates.

As of June 30, 2012, the brokered certificate of deposit portfolio carried an average coupon rate of 1.22% compared to an average coupon rate of 1.72% at June 30, 2011.

Non-interest bearing demand deposits averaged $90.1 million for the first six months of 2012, or $580 thousand more than the first six months of 2011 level of $89.5 million. These balances are subject to seasonal changes.

The following table describes the impact on Alliance’s tax equivalent interest income and expense resulting from changes in average balances and average rates for the periods indicated. The change in interest income due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Volume and Rate Analysis Six Months Ended June 30, 2012 compared to 2011
	Change Due To:
	(Decrease)	Volume	Rate
	(Dollars in thousands)
Interest Earning Assets:
Loans	$(828)	$(154)	$(674)
Trading securities	(27)	(19)	(8)
Investment securities	(1,882)	(165)	(1,717)
Federal funds sold	17	29	(12)

Total (decrease) in interest income	(2,720)	(309)	(2,411)

Interest-Bearing Liabilities:
Interest-bearing deposits	(563)	(82)	(481)
Borrowed funds	33	1	32

Total (decrease) in interest expense	(530)	(81)	(449)

(Decrease) in net interest income	$(2,190)	$(228)	$(1,962)

Non-interest Income (Other Income). Non-interest income amounted to a negative $692 thousand during the three months ended June 30, 2012, a decrease of $1.5 million from $819 thousand of non-interest income for the same period of 2011.

Fair value adjustments on the FHLB advance and the trading security recorded for the three months ended June 30, 2012 resulted in a net loss of $772 thousand, compared to a net loss of $130 thousand for the same period in 2011, an increase of $642 thousand. The net loss of $772 thousand for the three months ended June 30, 2012 is primarily driven by a negative fair value adjustment of $672 thousand on the FHLB advance.

Non-interest Expense. During the three and six months ended June 30, 2012, Alliance continued to make progress toward its strategic goal of optimizing profitability by decreasing its non-interest expenses.

Non-interest expense for the three months ended June 30, 2012, amounted to $3.7 million compared to $3.8 million for the same period in 2011, a decrease of $57 thousand. The key components of non-interest expenses are salary and employee benefits, merger related expenses and professional fees. Salary and employee benefits expenses for the quarter ended June 30, 2012 were $1.2 million, compared to the second quarter of 2011 level of $1.4 million, a decrease of $256 thousand. Professional fees for the quarter ended June 30, 2012 were $608 thousand, compared to the second quarter of 2011 level of $473 thousand, an increase of $135 thousand. Merger expenses were $410 thousand for the three months ended June 30, 2012 with no such expense in 2011. Occupancy expenses and equipment expenses collectively totaled $668 thousand for the quarter ended June 30, 2012 compared to the 2011 level of $719 thousand, a decrease of $51 thousand.

For the six months ended June 30, 2012, non-interest expense was $7.3 million compared to $7.5 million for the 2011 period, a decrease of $189 thousand. Salaries and employee benefits expenses decreased by $475 million, occupancy and equipment expenses decreased by $55 thousand, and professional fees increased by $282 thousand. This increase in professional fees is due to the use of contract employees to fill open positions in the Information Technology and Accounting departments.

OREO expense was $95 thousand and $51 thousand for the six months ended June 30, 2012 and 2011 respectively. FDIC assessments decreased by $209 thousand, and there was a minimal increase of $88 thousand in other operating expenses. There were merger related expenses of $418 thousand.

Income Taxes. Alliance recorded an income tax benefit of $71 thousand for the six months ended June 30, 2012. This income tax benefit was an increase of $444 thousand over the same period in 2011.

At December 31, 2011, Alliance performed an analysis to determine if a valuation allowance for deferred tax assets was necessary. Its analysis reviewed various forms of positive and negative evidence in determining whether a valuation allowance is necessary and if so to what degree a valuation allowance is warranted. The three year cumulative loss position of Alliance is considered negative evidence when determining if a valuation allowance is necessary. Alliance considered positive evidence such as previous earnings patterns, multiyear business projections and the potential realization of NOL carry forwards within the prescribed time periods. In addition, Alliance considered tax planning strategies that would impact the timing and extent of taxable income. Based on the analysis and the guidance in the relevant accounting literature, it was considered more likely than not, that Alliance will not be able to realize all its deferred tax assets. As of June 30, 2012, the net deferred tax asset was $1.4 million, compared to $1.5 million as of December 31, 2011. The change in the net asset is due to changes relating to the FHLB advance and Available for sale securities.

Analysis of Financial Condition

Trading Security. At June 30, 2012 and December 31, 2011, the trading portfolio consisted of one PCMO security with a fair value of $300 thousand and $596 thousand respectively. The current effective portfolio yield is 5.43%.

The following table reflects Alliance trading assets and effective yield on the instruments as of the dates indicated:

ALLIANCE BANKSHARES CORPORATION

Consolidated Statistical Information

Trading Asset Summary

	Trading Security
	June 30, 2012		December 31, 2011
	Fair Value	Yield	Fair Value	Yield
	(Dollars in thousands)
PCMO (1)	$300	5.43%	$596	5.44%

Totals	$300	5.43%	$596	5.44%

(1)	As of June 30, 2012, trading security portfolio consisted of one PCMO instrument. This PCMO was rated AAA by at least one ratings agency on the purchase date. Currently the security has a rating below investment grade. The instrument is paying as agreed.

Investment Securities – Available for Sale

Alliance actively manages its portfolio duration and composition with changing market conditions and changes in balance sheet risk management needs. Additionally, the securities are pledged as collateral for certain borrowing transactions and repurchase agreements. The total amount of the investment securities accounted for under available-for-sale accounting was $103.3 million June 30, 2012 compared to $123.5 million at December 31, 2011. Targeted efforts to strategically restructure the balance sheet in anticipation of the merger with Eagle during 2011 led to shifts in the investment portfolio mix and reduced the investment securities portfolio’s balance at June 30, 2012.

On June 30, 2012, the investment portfolio contained callable and non-callable U.S. treasuries, U.S. government corporations and agencies securities, U.S Treasury securities, CMOs, MBS, PCMOs, and municipal securities.

On June 30, 2012, U.S. treasuries and U.S. government corporations and agencies were $23.8 million or 23.0% of the portfolio, PCMOs, CMOs and MBS were $70.7 million, or 68.4% of the portfolio, and municipal securities were $8.9 million, or 8.6% of the portfolio.

The yield on the investment securities portfolio as of June 30, 2012 was 2.28%. During the second quarter of 2012, Alliance Bank earned $334 thousand on the investment securities portfolio or an effective tax equivalent yield of 1.24%. The investment securities portfolio contains mortgage oriented products (CMO, PCMO, and MBS) and SBA securities. When prepayments on these instruments occur at a faster rate than anticipated, premium amortization increases which adversely impacts the portfolio yield. During the second quarter of 2012, Alliance Bank experienced greater than expected prepayments on a variety of investment securities. The U. S. treasuries matured during the first quarter and were re-invested in higher yielding securities.

	Investment Securities- Available-for-Sale
	June 30, 2012			December 31, 2011
	Fair Value	Yield	% of Total	Fair Value	Yield	% of Total
	(Dollars in thousands)
U.S. treasuries	$5,000	0.04%	4.8%	$71,115	0.01%	57.6%
U.S. government corporations and agencies	18,785	2.55%	18.2%	9,751	2.63%	7.9%
U.S. government agency CMOs	49,925	2.12%	48.3%	31,038	2.16%	25.1%
U.S. government agency MBS	19,842	2.02%	19.2%	7,698	2.01%	6.2%
PCMOs	947	2.84%	0.9%	950	2.82%	0.8%
Municipal securities	8,854	4.47%	8.6%	2,911	5.06%	2.4%

Total Investment Securities Available-for-Sale	$103,353	2.28%	100%	$123,463	1.02%	100.0%

The following table summarizes the contractual maturity of the investment securities on an amortized cost basis and their weighted average yield as of June 30, 2012:

	Contractual Maturities of Investment Securities June 30, 2012
	(Dollars in thousands)
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total (4,5)	Yield
Available-For-Sale Securities
U.S. treasuries	5,000	0.00%	0	0.00%	—	0.00%	$—	0.00%	$5,000	0.00%
U.S. government corporations and agencies	—	0.00%	—	0.00%	—	0.00%	18,629	2.51%	18,629	2.51%
U.S. government agency CMOs (1)	—	0.00%	—	0.00%	2,826	1.74%	47,093	2.45%	49,919	2.41%
U.S. government agency MBS (1)	—	0.00%	—	0.00%	—	0.00%	19,540	2.16%	19,540	2.16%
PCMOs (1)	—	0.00%	—	0.00%	—	0.00%	943	2.82%	943	2.82%
Municipal securities (2)	—	0.00%	—	0.00%	1,268	3.60%	7,464	4.24%	8,732	4.15%

Total Available-For-Sale Securities (3)	$5,000	0.00%	$—	0.00%	$4,094	2.32%	$93,669	2.55%	$102,763	2.43%

(1)	Contractual maturities of CMOs, PCMOs and MBS are not reliable indicators of their expected life because mortgage borrowers have the right to prepay mortgages at any time.
(2)	Municipal securities yield is on a fully tax equivalent basis assuming a 34% federal tax rate.
(3)	Alliance did not have any held-to-maturity securities as of June 30, 2012.
(4)	Total above is amortized cost and does not include unrealized gain of $590 thousand.
(5)	The fair value of the contractual maturities listed in the total above amounts to $103.4 million.

Restricted Securities.

Alliance’s securities portfolio contains restricted securities that are required to be held as part of the Alliance’s banking operations. These include stock of the Federal Reserve Bank, the FHLB and Community Bankers Bank, or “CBB,”. The following table summarizes the balances of restricted stock at the dates indicated:

	Restricted Stock
	June 30, 2012	December 31, 2011
	(Dollars in thousands)
Federal Reserve Bank Stock	$1,201	$1,201
FHLB stock	2,743	3,365
CBB	206	206

Total Restricted Stock	$4,150	$4,772

Loan Portfolio.

In its lending activities, Alliance seeks to develop substantial relationships with clients whose business and individual banking needs will grow with Alliance Bank. Alliance has made significant efforts to be responsive to the lending needs in the markets served, while maintaining sound asset quality and credit practices. Alliance grants credit to commercial business, commercial real estate, real estate construction, residential real estate and consumer borrowers in the normal course of business. The loan portfolio net of discounts and fees was $293.5 million as of June 30, 2012, or $13.4 million lower than the December 31, 2011 level of $306.9 million.

The following table summarizes the composition of the loan portfolio by dollar amount and each segment as a percentage of the total loan portfolio as of the dates indicated:

	June 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential real estate	$98,219	33%	$101,248	33%
Commercial real estate	126,643	43%	137,610	45%
Construction/land	38,436	13%	39,176	13%
Commercial and industrial	28,700	10%	26,820	9%
Consumer – non real estate	1,473	1%	2,022	1%

Total Loans	$293,471	100%	$306,876	100%

Substantially all loans are initially underwritten based on identifiable cash flows and supported by appropriate advance rates on collateral, which is independently valued. Commercial loans are generally secured by accounts receivable, equipment and business assets.

Commercial real estate is secured by owner-occupied or non-owner occupied commercial properties of all types. Real estate construction loans are supported by projects which generally require an appropriate level of pre-sales or pre-leasing. Generally, all commercial and real estate loans have full recourse to the owners and/or sponsors. Residential real estate is secured by first or second trusts on both owner-occupied and investor-owned residential properties.

As noted in the table above, loans secured by various types of real estate constitute a significant portion of total loans. Commercial real estate loans represent the largest dollar exposure. Substantially all of these loans are secured by properties in the greater Washington, D.C. Metropolitan Area with the heaviest concentration in Northern Virginia and Fairfax County in particular. Risk is managed through diversification by sub-market, property type, and loan size. Risk is further managed by seeking investment property loans with multiple tenants and by emphasizing owner-occupied loans. The average loan size in this portfolio is $582 thousand as of June 30, 2012.

The table also shows a stable mix in the construction/land portion of the portfolio, which represented 13% of the portfolio at June 30, 2012 and December 31, 2011. The current levels of construction/land loans are a product of management’s efforts to de-emphasize this type of lending in recent years. New originations in this segment are being underwritten in the context of current market conditions and are particularly focused in sub-markets which appear to be the strongest in the region. Legacy loans, particularly in the land portion of this portfolio, have been largely converted to amortizing loans with regular principal and interest payments. Alliance expects to see further reductions in its land exposure offset by potential increases in certain residential construction activities as market conditions improve.

Loans secured by residential real estate have declined by 3.0% since December 31, 2011, with reductions across most relevant loan classes to include both owner-occupied and investment residential categories. All loans in these categories represent loans underwritten by Alliance, (Alliance does not purchase loans in this portfolio) to customers with whom it has had direct contact in the local communities it serves. Alliance believes that its underwriting criteria reflect current market conditions. The portfolio of first mortgage loans had an average size per housing unit of $331 thousand as of June 30, 2012. Alliance’s subordinate trust loans averaged $99 thousand per property as of June 30, 2012. While Alliance recognizes that the greater Washington, D.C. Metropolitan Area residential real estate market is in a nascent recovery, Alliance believes that its current underwriting standards, its emphasis on serving the sub-markets it knows, the granularity of its portfolio, and the continued reduction of its subordinate trust portfolio represent the appropriate risk management strategies for this portfolio.

The following table presents the maturities or repricing periods of selected loans outstanding at June 30, 2012:

	As of June 30, 2012
	One Year or Less	After One Year Through Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial and industrial	$18,739	$8,725	$1,236	$28,700
Construction/land	24,711	10,657	3,068	38,436

Total	$43,450	$19,382	$4,304	$67,136

Loans with:
Fixed rates	$65,219	$74,959	$66,638	$206,816
Variable rates	36,733	45,381	4,541	86,655

Total	$101,952	$120,340	$71,179	$293,471

Asset Quality

Alliance segregates loans meeting the criteria for special mention, substandard, doubtful and loss from non-classified, or pass rated loans. Alliance reviews the characteristics of each rating at least annually, generally during the first quarter of each year. The characteristics of these ratings are as follows:

Pass and watch rated loans (risk ratings 1 to 6) are to persons or business entities with an acceptable financial condition, appropriate collateral margins, appropriate cash flow to service the existing loans, and an appropriate leverage ratio. The borrower has paid all obligations as agreed and it is expected that the borrower will maintain this type of payment history. Routinely, acceptable personal guarantors support these loans.

Special mention loans (risk rating 7) have a specific defined weakness in the borrower’s operations and/or the borrower’s ability to generate positive cash flow on a sustained basis. The borrower’s recent payment history is characterized by late payments. Alliance’s risk exposure to special mention loans is mitigated by collateral supporting the loan. The collateral is considered to be well-managed, well maintained, accessible and readily marketable.

Substandard loans (risk rating 8) are considered to have specific and well-defined weaknesses that jeopardize the viability of Alliance’s credit extension. The payment history for the loan has been inconsistent and the expected or projected primary repayment source may be inadequate to service the loan. The estimated net liquidation value of the collateral pledged and/or ability of the personal guarantors to pay the loan may not adequately protect Alliance. There is a distinct possibility that Alliance will sustain some loss if the deficiencies associated with the loan are not corrected in the near term. A substandard loan would not automatically meet Alliance’s definition of an impaired loan unless the loan is significantly past due and the borrower’s performance and financial condition provide evidence that it is probable Alliance will be unable to collect all amounts due.

Substandard non-accrual loans have the same characteristics as substandard loans. However these loans have a non-accrual classification generally because the borrower’s principal or interest payments are 90 days or more past due.

Doubtful rated loans (risk rating 9) have all the weakness inherent in a loan that is classified as substandard but with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable based upon current existing facts, conditions, and values. The possibility of loss related to doubtful rated loans is extremely high.

Loss (risk rating 10) rated loans are not considered collectible under normal circumstances and there is no realistic expectation for any future payment on the loan. Loss rated loans are fully charged off.

The table below represents Alliance’s loan portfolio by risk rating, classification, and loan portfolio segment as of June 30, 2012.

	Credit Quality Asset By Class As of June 30, 2012 (Dollars in thousands)
INTERNAL RISK RATING GRADES	Pass	Watch	Special Mention	Substandard	Doubtful	Loss	Total Loans
Risk Rating Number [1]	1 to 5	6	7	8	9	10
Commercial and industrial	$25,590	$850	$250	$2,010	$—	$—	$28,700
Commercial real estate
Owner occupied	56,467	1,142	1,994	3,467	—	—	63,070
Non-owner occupied	55,232	4,788	1,745	1,808	—	—	63,573
Construction/land
Residential construction	13,673	800	—	—	559	—	15,032
Other construction & land	14,090	527	167	8,284	336	—	23,404
Residential real estate
Equity lines	27,853	136	99	150	—	—	28,238
Single family	56,437	2,744	2,727	2,645	—	—	64,553
Multifamily	5,428	—	—	—	—	—	5,428
Consumer – non real estate	1,269	22	182	—	—	—	1,473

Totals	$256,039	$11,009	$7,164	$18,364	$895	$—	$293,471

1	Internal risk ratings of pass (rating numbers 1 to 5) and watch (rating number 6) are deemed to be unclassified assets. Internal risk ratings of special mention (rating number 7), substandard (rating number 8), doubtful (rating number 9) and loss (rating number 10) are deemed to be classified assets.

As part of Alliance’s normal credit risk management practices, it regularly monitors the payment performance of its borrowers. Substantially all loans require some form of payment on a monthly basis, with a high percentage requiring regular amortization of principal. However, certain HELOCs, commercial and industrial lines of credit, and construction loans generally require only monthly interest payments.

When payments are 90 days or more in arrears or when Alliance determines that it is no longer prudent to recognize current interest income on a loan, Alliance classifies the loan as non-accrual. The decrease in non-accrual loans from $13.6 million at December 2011 to $10.5 million at June 30, 2012 is attributed to the following factors: Six non-accrual/impaired loans totaling $838 thousand secured by residential real estate were charged off during the period, one loan for $962 thousand was secured by a residential property in Fairfax County, Virginia which was foreclosed into Alliance’s OREO; and a commercial loan totaling $899 thousand secured by land in Fairfax County, Virginia was paid in full. Four other non-accrual loans continue to receive ongoing payments which are applied to reduce Alliance’s carrying value for these loans.

From time to time, a loan may be past due 90 days or more but is in the process of collection and thus warrants remaining on accrual status. Alliance had no such loans at June 30, 2012.

The following table sets forth the aging and non-accrual loans by class, as of June 30, 2012:

	Aging and Non-accrual Loans By Class As of June 30, 2012
	(Dollars in thousands)
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current [1]	90-days Past Due and Still Accruing	Nonaccrual Loans
Commercial and industrial	$1,349	$403	$268	2,020	$26,680	$—	$1,196
Commercial real estate
Owner occupied	206	2,597	—	2,803	60,267	—	2,492
Non-owner occupied	4,426	—	—	4,426	59,147	—	—
Construction/land
Residential construction	—	—	559	559	14,473	—	559
Other construction & land	1,053	—	4,876	5,929	17,475	—	5,874
Residential real estate
Equity lines	599	14	150	763	27,475	—	150
Single family	1,783	264	—	2,047	62,506	—	264
Multifamily	—	—	—	—	5,428	—	—
Consumer -non real estate	9	—	—	9	1,464	—	—

Total loans	$9,425	$3,278	$5,853	$18,556	$274,915	$—	$10,535

1	For the purposes of this table only, loans 1-29 days past due are included in the balance of current loans.

Allowance for Loan Losses

The allowance for loan losses is an estimate of losses that may be sustained in Alliance’s loan portfolio. The allowance is based on two basic principles of accounting: (1) ASC 450-10-05, Contingencies which requires that losses be accrued when they are probable of occurring and estimable, and (2) ASC 310-10-35, Receivables which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows, or values that are observable in the secondary market and the loan balance.

The allowance for loan losses was $5.1 million at June 30, 2012, or 1.72 % of loans outstanding, compared to $5.4 million or 1.76% of loans outstanding, at December 31, 2011. Alliance has allocated $1.6 million at June 30, 2012 compared to $2.3 million at December 31, 2011 for specific non-performing loans. For the first six months of 2012, Alliance had net charge-offs of $788 thousand compared to net charge-offs of $746 thousand in the same period of 2011.

As part of its routine credit administration process, Alliance engages an outside consulting firm to review its loan portfolio periodically. The information from these reviews is used to monitor individual loans as well as to evaluate the overall adequacy of the allowance for loan losses.

In reviewing the adequacy of the allowance for loan losses at each period, management takes into consideration the historical loan losses experienced by Alliance, current economic conditions affecting the borrowers’ ability to repay, the volume of loans, trends in delinquent, non-accruing, and potential problem loans, and the quality of collateral securing loans. Loan losses are charged against the allowance when Alliance believes that the collection of the principal is unlikely. Subsequent recoveries of losses previously charged against the allowance are credited to the allowance. After charging off all known losses incurred in the loan portfolio, management considers on a quarterly basis whether the allowance for loan losses remains adequate to cover its estimate of probable future losses, and establishes a provision for loan losses as appropriate. Because the allowance for loan losses is an estimate, as the loan portfolio and allowance for loan losses review process continues to evolve, there may be changes to this estimate and elements used in the methodology that may have an effect on the overall level of allowance maintained.

The allowance for loan losses model is reviewed and evaluated each quarter by Alliance management to insure its adequacy and applicability in relation to Alliance’s past and future experience with the loan portfolio, from a credit quality perspective. Due to the extended nature of the current economic cycle, it was determined for the quarter ended June 30, 2012, that the Loss History component of the model (one of seven Factors considered, by Loan Class, in determining the appropriate value for ASC 450-10-05, Contingencies which require that losses be accrued when they are probable of occurring and estimable, also referred to as the general allowance) for loans secured by junior liens on owner-occupied residential properties should be extended from twelve (12) trailing quarters to twenty (20) trailing quarters. This change would more accurately reflect: (a) the past and recurring loss experience in these specific loan classes, (b) the length of the current economic cycle and its impact on these borrowers and, (c) the payment performance we can expect from these specific loan classes until an economic recovery has been better established. The impact of this change was a $284 thousand increase to the ASC 450-10-05 portion of the allowance for loan losses, the general allowance, as of June 30, 2012. Further, management believes that these changes to the model are consistent with Interagency Supervisory Guidance provided by the Federal Reserve Board in regards to these specific loan classes.

Further, as a result of the reduction in loan balances from March 31, 2012 to June 30, 2012, coupled with the repayment in full of a non-accrual loan that carried $495 thousand impairment, a loan loss provision was not required for the second quarter ended June 30, 2012 in order to provide adequate funding of the loan loss reserve.

The following table represents an analysis of the allowance for loan losses for the periods presented:

Six Months Ended June 30, 2012	Twelve Months Ended December 31, 2011	Six Months Ended June 30, 2011
(Dollars in thousands)
Balance, beginning of period	$5,393	$5,281	$5,281
Provision for loan losses	450	1,549	1,075

Chargeoffs:
Commercial and industrial	—	(10)	(10)
Construction/land	—	(404)	(404)
Residential real estate	(821)	(1,044)	(414)
Commercial real estate	—	(173)	(158)
Consumer – non real estate	—	(71)	—

Total chargeoffs	(821)	(1,702)	(986)
Recoveries:
Commercial and industrial	—	116	116
Construction/land	—	—	—
Residential real estate	33	134	114
Commercial real estate	—	9	8
Consumer – non real estate	—	6	2

Total recoveries	33	265	240

Net (chargeoffs)	(788)	(1,437)	(746)

Balance, end of period	$5,055	$5,393	$5,610

Allowance for loan losses to total loans	1.72%	1.76%	1.75%
Allowance for loan losses to nonaccrual loans	0.48	x	0.41	X	0.53	X
Allowance for loan losses to non-performing assets	32.68%	29.58%	35.08%
Non-performing assets to total assets	3.05%	3.55%	2.98%
Net chargeoffs to average loans	0.28%	0.45%	0.46%

The following table provides a breakdown of the allocation of the allowance for loan losses by loan type. However, management does not believe that the allowance for loan losses can be fragmented by category with any precision that would be useful to investors. As such, the entire allowance is available for losses in any particular category, notwithstanding this allocation. The breakdown of the allowance for loan losses is based primarily upon those factors discussed above in computing the allowance for loan losses as a whole. Because all of these factors are subject to change, the allocation and actual results are not necessarily indicative of the exact category of potential loan losses.

	Allowance for Loan Losses As of June 30, 2012
	(Dollars in thousands)
	Commercial and Industrial	Commercial Real Estate	Construction Land	Residential Real Estate	Consumer	Total
Allowance for Loan Losses:
Beginning Balance	$210	$1,508	$1,808	$1,826	$41	$5,393
Charge-offs	—	—	—	(821)	—	$(821)
Recoveries	—	—	—	33	—	$33
Provision	(56)	(53)	515	57	(13)	$450

Ending Balance:	$154	$1,455	$2,323	$1,095	$28	$5,055

Individually evaluated for impairment	$48	$17	$1,486	$98	$—	$1,649

Collectively evaluated for impairment	$106	$1,438	$837	$997	$28	$3,406

Loans:
Ending Balance:	$28,700	$126,643	$38,436	$98,219	$1,473	$293,471

Individually evaluated for impairment	$1,196	$2,492	$6,433	$414	$—	$10,535

Collectively evaluated for impairment	$27,504	$124,151	$32,003	$97,805	$1,473	$282,936

Non-performing Assets

Impaired Loans (Loans with a Specific Allowance Allocation). As of June 30, 2012, there were no loans with impairment allocations that were not also in non-accrual status.

Non-accrual Loans. A loan may be placed on non-accrual status when the loan is specifically determined to be impaired or when principal or interest is delinquent 90 days or more. Alliance closely monitors individual loans, and relationship officers are charged with working with customers to resolve potential credit issues in a timely manner with minimum exposure to Alliance. Alliance maintains a policy of adding an appropriate amount to the allowance for loan losses to ensure an adequate reserve based on the portfolio composition, specific credit extended by Alliance Bank, general economic conditions and other factors and external circumstances identified during the process of estimating probable losses in the Alliance’s loan portfolio.

On June 30, 2012, there was $10.5 million in loans on non-accrual status compared to $13.3 million at December 31, 2011. The $10.5 million non-accrual loan balance consists mostly of loans secured by residential and commercial real estate in the Northern Virginia area. The specific allowance for impaired loans as of June 30, 2012 is $1.6 million.

Non-accruals for the six months ended June 30, 2012 and 2011 were $10.5 million, Non-accrual loans continue to represent transactions originated in 2006 and prior.

Total Non-performing Assets. As of June 30, 2012, Alliance had $15.5 million of non-performing assets on the balance sheet compared to $18.0 million as of December 31, 2011, a decrease of $2.5 million. This decrease is due to the repayment of several non-accrual lending relationships during the second quarter of 2012. The ratio of non-performing assets to total assets decreased to 3.05% as of June 30, 2012 from 3.55% as of December 31, 2011, a 50 basis points decrease.

The following table provides information regarding credit quality at the dates presented:

	June 30, 2012	December 31, 2011
	(Dollars in thousands)
Credit Quality Information
Non-performing assets:
Non-accrual loans	10,535	13,264
OREO	4,031	3,748
Loans past due 90 days and still accruing	—	—
Troubled debt restructurings	900	956

Total non-performing assets	$15,466	$17,968

Specific reserves associated with impaired loans	$1,649	$2,271

Non-performing assets to total assets	3.05%	3.55%

Specific Reserves. As of June 30, 2012, Alliance had $1.6 million in specific reserves for non-performing loans, compared to $2.3 million at December 31, 2011.

Other Real Estate Owned (OREO). As of June 30, 2012, Alliance had $4.0 million classified as OREO on the balance sheet, compared to $3.7 million as of December 31, 2011. The OREO balance includes $1.1 million which relates to residential acreage in the Winchester, Virginia area, $879 thousand which relates to residential building lots in Woodstock, Virginia, and $720 thousand which relates to a farm property in Charles Town, West Virginia, and $963 thousand which relates to residential property in Northern Virginia. The remainder is made up of five additional properties totaling $353 thousand at June 30, 2012.

The table below reflects the OREO activity in the periods presented:

	Six Months Ended June 30, 2012	Twelve Months Ended December 31, 2011
	(Dollars in thousands)
Balance, beginning of period	$3,748	$4,627

Properties acquired at foreclosure	963	434
Sales of foreclosed properties	(651)	(959)
Valuation adjustments	(29)	(354)

Balance, end of period	$4,031	$3,748

Deposits. Alliance seeks deposits within its market area by offering high-quality customer service, using technology to deliver deposit services effectively and paying competitive interest rates. A significant portion of its client base and deposits are directly related to home sales and refinancing activity, including those from title and escrow agency customers.

At June 30, 2012, the deposit portfolio was $382.2 million, an increase of $1.8 million compared to the December 31, 2011 level of $380.4 million. The average cost of interest-bearing deposits was 1.25% for the six months ended June 30, 2012, or 33 basis points less than the six months ended June 30, 2011 average cost of 1.58%. As key interest rates declined over the past year, Alliance repriced deposits at lower levels.

At June 30, 2012, Alliance’s savings and NOW deposits were $66.6 million compared to $51.5 million at December 31, 2011, a $15.2 million increase. Average non-interest bearing demand deposits were $90.1 million for the six months ended June 30, 2012 compared to average non-interest bearing demand deposits of $89.5 million for the six months ended June 30, 2011, an increase of $580 thousand. The disparity between the June 30, 2012 balance of non-interest bearing deposits of $119.6 million and the average balance for the first six months of 2012 of non-interest bearing deposits of $90.1 million is directly related to seasonal and cyclical changes in the business activities of Alliance’s title and escrow agency client base. Frequently, Alliance’s title and escrow agency clients experience strong deposit growth around the end of a month or quarter.

Alliance currently uses wholesale brokered deposits. Alliance believes these types of funds offer a reliable stable source of funds for Alliance Bank. Frequently the interest rates associated with wholesale brokered deposits are significantly lower than general customer rates in its markets. As market conditions warrant and balance sheet needs dictate, Alliance may continue to participate in the wholesale brokered certificate of deposit market. As with any deposit product, Alliance has potential risk for non-renewal by the customer and/or broker.

As of June 30, 2012, Alliance had $110.4 million of wholesale brokered certificates of deposit which is $12.0 million lower than the December 31, 2011 level of $122.4 million. This decrease is due to management’s decision not to renew a certificate of deposit that matured in the second quarter.

The following table shows the maturity distribution and coupon rate of wholesale brokered certificate of deposits at June 30, 2012:

Maturity Distribution of Brokered Deposits by Year
Maturity Year	Amount	Average Coupon Rate
(Dollars in thousands)
2012	9,954	1.10%
2013	68,044	1.03%
2014	22,423	1.59%
2015	10,000	1.91%

	$110,421	1.22%

Purchased Funds and Other Borrowings. Purchased funds and other borrowings include repos, which Alliance offers to commercial customers and affluent individuals, federal funds purchased and treasury, tax and loan balances. The bulk of purchased funds are made up of the following four categories: customer repos, outstanding federal funds purchased, the $10.0 million face amount of the Trust’s floating rate preferred capital securities, or “Trust Preferred Capital Notes,” and FHLB advances. Customer repos amounted to $40.4 million at both June 30, 2012 and December 31, 2011. The Trust Preferred Capital Notes were $10.3 million for all periods presented.

	Purchased Funds Distribution
	Six Months Ended June 30, 2012	Twelve Months Ended December 31, 2011
	(Dollars in thousands)
At Period End
FHLB long-term advances, at fair value	$29,559	$29,350
FHLB advances	15,000	15,000
Customer repos	40,388	40,420
Purchased funds and other borrowings	—	—
Trust Preferred Capital Notes	10,310	10,310

Total at period end	$95,257	$95,080

Average Balances
FHLB long-term advances, at fair value	$29,121	$26,922
FHLB long-term advances	16,098	15,000
Customer repos	36,233	36,666
Purchased funds and other borrowings	1,769	11,773
Trust Preferred Capital Notes	10,310	10,310

Total average balance	$93,531	$100,671

Average rate paid on all borrowed funds, end of period	1.95%	2.00%

Average rate paid on all borrowed funds, during the period	1.87%	1.65%

Maximum outstanding during period	$101,094	$108,431

Customer repurchase agreements are standard commercial banking transactions that involve an Alliance Bank customer instead of a wholesale bank or broker. Alliance offers this product as an accommodation to larger retail and commercial customers and affluent individuals that request safety for their funds beyond the FDIC deposit insurance limits. Alliance believes this product offers it a stable source of financing at a reasonable market rate of interest. Alliance does not use or have any open repurchase agreements with any broker-dealers.

The FHLB is a key source of funding for Alliance Bank. During the periods presented, Alliance has used overnight advances (daily rate credit) to support its short-term liquidity needs. On a longer term basis, Alliance augments its funding portfolio with its two FHLB advances, one of which is accounted for on a fair value basis, and one of which is accounted for on a cost basis.

At June 30, 2012 and December 31, 2011, the FHLB long-term advance accounted for on a fair value basis had a value of $29.6 million and $29.4 million respectively, and matures in 2021. The weighted average interest rate on the long-term FHLB advance accounted for on a fair value basis was 3.99% for all periods presented. The par value of the FHLB advance was $25.0 million at June 30, 2012 and December 31 2011.

At June 30, 2012, there was one FHLB advance accounted for on a cost basis. Alliance entered into this floating rate advance in the first quarter of 2012 for $15.0 million. The advance matures in 2013 and the interest rate at June 30, 2012 was 0.198%. The weighted average interest rate for both FHLB advances at June 30, 2012 is 2.565%.

Fair Value of Liability Classified as Level 3. Beginning in the third quarter of 2008 and continuing through the present time, portions of the investment and debt markets have experienced a period of significant distress and dysfunction, and market values for certain financial instruments may not be readily available. Although certain portions of the investment and debt markets have improved, the fair value of an instrument is not the same as a liquidation value. In evaluating the fair value of funding instruments, Alliance determined that the typical valuation techniques did not take into account the distressed investment and debt markets. As such, Alliance considered other factors such as typical spreads for the instruments, conversion swaptions, swap curves, discounted cash flow models, previously observable non-distressed valuations and bond issuance rates and spreads for investment and non-investment grade instruments. As of June 30, 2012 and December 31, 2011, the fair value of the long-term FHLB advance accounted for on a fair value basis was $29.6 million and $29.4 million respectively.

The following table reflects the fair value of liabilities accounted for under ASC 820-10 as of the dates indicated:

	June 30, 2012			December 31, 2011
	Par Value	Fair Value	Yield	Par Value	Fair Value	Yield
	(Dollars in thousands)
FHLB long-term advance	$25,000	$29,559	3.99%	$25,000	$29,350	3.99%

Liquidity. Alliance specifically focuses on liquidity management to meet the demand for funds from its depositors and lending clients as well as expenses that it incurs in the operation of its business. Alliance has a formal liquidity management policy and a contingency funding policy used to assist management in executing the liquidity strategies necessary for Alliance Bank. Similar to other banking organizations, Alliance Bank monitors the need for funds to support depositor activities and funding of loans. Alliance’s client base includes a significant number of title and escrow businesses which have more deposit inflows and outflows than a traditional commercial business relationship. Alliance Bank maintains additional liquidity sources to support the needs of this client base. As noted in the risk factors section of Alliance’s Annual Report on Form 10-K for the year ended December 31, 2011 and the forward-looking statement section of this registration statement on Form S-4, loss of relationship officers or clients could have a material impact on Alliance’s liquidity position through a reduction in average deposits.

Alliance’s Chief Financial Officer monitors its overall liquidity position daily. Alliance can and will draw upon federal funds lines with correspondent banks, draw upon reverse repurchase agreement lines with correspondent banks and use FHLB advances as needed. Alliance’s deposit customers frequently have lower deposit balances in the middle of the month, and balances generally rise toward the end of each month. As such, Alliance uses wholesale funding techniques to support its balance sheet and asset portfolios, although its longer term plan is to increase deposits from its local retail and commercial deposits and maintain available wholesale funding sources as additional liquidity.

As of June 30, 2012, Alliance had $74.8 million in cash and due from banks to support the business activities and deposit flows of its clients. Alliance Bank maintains credit lines at the FHLB and other correspondent banks. At June 30, 2012, Alliance Bank had a total credit line of $101.5 million with the FHLB with an unused portion of $61.5 million. Borrowings with the FHLB have certain collateral requirements and are subject to disbursement approval by the FHLB. At June 30, 2012, Alliance Bank had $30.0 million in secured borrowing capacity and $4.0 million in unsecured borrowing capacity (both reverse repurchase agreements and federal funds purchased) from correspondent banks. As of June 30, 2012, Alliance Bank did not have any outstanding borrowings from its correspondent banks. All borrowings from correspondent banks are subject to disbursement approval. Alliance Bank is also eligible to borrow from the Federal Reserve Discount Window subject to the collateral requirements and other terms and conditions that may exist. In addition to the borrowing capacity described above, Alliance and Alliance Bank may sell investment securities, loans and other assets to generate additional liquidity. Alliance anticipates maintaining sufficient liquidity to protect depositors, provide for business growth and comply with regulatory requirements.

Capital

Both Alliance and Alliance Bank are considered “well capitalized” under the risk-based capital guidelines adopted by the federal banking regulatory agencies. Capital adequacy is an important measure of financial stability. Maintaining a “well capitalized” regulatory position is paramount for each organization. Both Alliance and Alliance Bank monitor the capital positions to ensure appropriate capital for the respective risk profile of each organization, as well as sufficient levels to promote depositor and investor confidence in the respective organizations.

Total shareholders’ equity was $27.1 million as of June 30, 2012 compared to the December 31, 2011 level of $28.1 million. The change in equity is primarily attributable to Alliance’s net loss for the first six months of 2012 of $1.4 million and unrealized gains on securities of $351 thousand. Book value per common share was $5.31 as of June 30, 2012, compared to $5.50 as of December 31, 2011. The net unrealized gain on available-for-sale securities amounted to $387 thousand, net of tax, as of June 30, 2012, compared to a net unrealized gain on available-for-sale securities of $36 thousand, net of tax, as of December 31, 2011.

The following table reflects the components of shareholders equity on a book value per share basis.

	Six Months Ended June 30, 2012	Twelve Months Ended December 31, 2011	Six Months Ended June 30, 2011
	(Dollars in thousands)
Book value per share, beginning of the period	$5.50	$6.60	$6.60
Net income (loss) per common share	(0.26)	(1.17)	0.15
Effects of changes in other comprehensive income (loss) [1]	0.07	0.07	0.25

Book value per share, end of the period	$5.31	$5.50	$7.00

[1]	Other comprehensive income represents the unrealized gains or losses associated with available-for-sale securities and related reclassification adjustments.

Payment of dividends is at the discretion of Alliance’s board of directors and is subject to various federal and state regulatory limitations. It is Alliance’s current policy to retain earnings to support its banking operations and its business risk profile. In addition, the terms of the reorganization agreement restrict Alliance from declaring, setting aside or paying any dividends or other distributions on any class of its capital stock without the consent of WashingtonFirst while the merger is pending.

On June 30, 2003, the Trust privately issued the Trust Preferred Capital Notes in a pooled trust preferred capital securities offering. The Trust issued $310 thousand in common equity to Alliance. Simultaneously, the Trust used the proceeds of the sale to purchase $10.3 million principal amount of Alliance’s floating rate junior subordinated debentures due 2033, or “Subordinated Debentures.” Both the Trust Preferred Capital Notes and the Subordinated Debentures are callable at any time. The Subordinated Debentures are an unsecured obligation of Alliance and are junior in right of payment to all present and future senior indebtedness of Alliance. The Trust Preferred Capital Notes are guaranteed by Alliance on a subordinated basis. The Trust Preferred Capital Notes are presented in the Consolidated Balance Sheets of Alliance under the caption “Trust Preferred Capital Notes.” Alliance records distributions payable on the Trust Preferred Capital Notes as an interest expense in its Consolidated Statements of Operations. The interest rate associated with the Trust Preferred Capital Notes is three month LIBOR plus 3.15% subject to quarterly interest rate adjustments. Under the indenture governing the Trust Preferred Capital Notes, Alliance has the right to defer payments of interest for up to twenty consecutive quarterly periods. Beginning with the quarter ended September 30, 2009 and through June 30, 2012, Alliance elected to defer the interest payments as permitted under the indenture. The interest deferred under the indenture compounds quarterly at the interest rate then in effect. As of June 30, 2012 the total amount of deferred and compounded interest owed under the indenture is $1.2 million. The base interest rate as of June 30, 2012 was 3.62% and as of December 31, 2011 was 3.70%.

All or a portion of Trust Preferred Capital Notes may be included in the regulatory computation of capital adequacy as Tier 1 capital. Under the current guidelines, Tier 1 capital may include up to 25% of shareholders’ equity excluding accumulated other comprehensive income (loss) in the form of Trust Preferred Capital Notes. At June 30, 2012 and December 31, 2011, $8.9 and $9.4 was considered Tier 1 capital. Management does not expect the restrictions on Tier 1 capital treatment of trust preferred securities that were enacted by the Dodd-Frank Act to impact the Tier 1 capital status of the Trust Preferred Capital Notes, as the Dodd-Frank Act’s restrictions generally do not apply to trust preferred securities issued prior to enactment by institutions with fewer than $15 billion in assets.

Alliance is considered “well capitalized” as of June 30, 2012 and December 31, 2011. The following table shows Alliance’s capital categories, capital ratios and the minimum capital ratios currently required by bank regulators:

	Risk Based Capital Analysis
	June 30, 2012	December 31, 2011
	(Dollars in thousands)
Tier 1 Capital:
Common stock	$20,440	$20,440
Capital surplus	25,933	25,915
Retained (deficit)	(19,621)	(18,269)
Less: disallowed assets	—	—
Add: Qualifying Trust Preferred Securities	8,917	9,353

Total Tier 1 capital	35,669	37,439

Tier 2 Capital:
Qualifying allowance for loan losses	3,794	3,828
Qualifying Trust Preferred Securities	1,083	647

Total Tier 2 capital	4,877	4,475

Total Risk Based Capital	$40,546	$41,914

Risk weighted assets	$301,660	$304,676

Quarterly average assets	$466,062	$506,050

	June 30. 2012	December 31, 2011	Regulatory Minimum
Capital Ratios:
Tier 1 risk based capital ratio	11.8%	12.3%	4.0%
Total risk based capital ratio	13.4%	13.8%	8.0%
Leverage ratio	7.7%	7.4%	4.0%

The regulatory risk based capital guidelines establish minimum capital levels for Alliance Bank to be deemed “well capitalized.” The guidelines for “well capitalized” call for a leverage ratio of 5.0%, tier 1 risk based capital ratio of 6.0% and total risk based capital ratio of 10.0%. As of June 30, 2012, the Alliance had capital ratios of 7.7%, 13.4% and 11.8%, respectively, all in excess of the regulatory minimums to be “well capitalized.” Alliance Bank and Alliance continuously monitor the capital levels and the risk profile of the entities to determine if capital levels are sufficient for the risk profiles of the organization.

The ratio of net income to average assets and average equity and certain other ratios are as follows for the periods indicated:

	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012	Twelve Months Ended December 31, 2011
	(Dollars in thousands)
Average total assets	$466,062	$467,100	$497,953

Average shareholders’ equity	$27,911	$30,710	$34,778

Net (loss)	$(919)	$(1,352)	$(5,958)

Return on average assets (annualized)	-0.79%	-0.58%	-1.20%

Return on average shareholders’ equity (annualized)	-13.21%	-8.83%	-17.13%

Average shareholders’ equity to average total assets	5.99%	6.57%	6.98%

Concentrations. Substantially all of Alliance’s loans, commitments and standby letters of credit have been granted to customers located in the greater Washington, D.C. Metropolitan Area, primarily in the Northern Virginia area. Alliance’s overall business includes a significant focus on real estate activities, including real estate lending, title companies and real estate settlement businesses. As of June 30, 2012, commercial real estate loans were 43.2% and residential real estate loans were 33.5% of the total gross loan portfolio. In addition, a substantial portion of our non-interest bearing deposits is generated by our title and escrow company clients. As of June 30, 2012, the non-interest bearing deposits were 31.3% of total deposits. The impact of the title and escrow company concentration can create more volatility in our funding mix, especially during periods of declines in the real estate market, which can have an impact on organizational profitability.

Off-Balance Sheet Activities

Alliance and Alliance Bank enter into certain off-balance sheet arrangements in the normal course of business to meet the financing needs of customers. These off-balance sheet arrangements include commitments to extend credit, standby letters of credit and financial guarantees which would impact the overall liquidity and capital resources to the extent customers accept and/or use these commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. With the exception of these off-balance sheet arrangements, Alliance has no off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

As of June 30, 2012, there are no material changes to the off-balance sheet arrangements disclosed in Alliance’s Annual Report on Form 10-K for the year ended December 31, 2011.

Recent Accounting Pronouncements

In January 2011, the Financial Accounting Standards Board, or “FASB,” issued Accounting Standards Update, or “ASU,” 2011-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2011-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2011-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures became effective for fiscal years beginning after December 15, 2011 and for interim periods within those fiscal years. The adoption of the new guidance did not have a material impact on Alliance’s consolidated financial statements.

In July 2011, the FASB issued ASU 2011-20, Receivables (Topic 310) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The new disclosure guidance significantly expands the existing requirements and will lead to greater transparency into an entity’s exposure to credit losses from lending arrangements. The extensive new disclosures of information as of the end of a reporting period became effective for both interim and annual reporting periods ending on or after December 15, 2011. Specific disclosures regarding activity that occurred before the issuance of the ASU, such as the allowance roll forward and modification disclosures were required for periods beginning on or after December 15, 2011. Alliance has included the required disclosures in its consolidated financial statements and the disclosures did not have a material impact on Alliance’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-28, Intangible – Goodwill and Other (Topic 350) – When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. The amendments in this ASU became effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption was not permitted. The adoption of the new guidance did not have a material impact on Alliance’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-29, Business Combinations (Topic 805) – Disclosure of Supplementary Pro Forma Information for Business Combinations. The guidance requires pro forma disclosure for business combinations that occurred in the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma information should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. ASU 2011-29 became effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2011. Early adoption was permitted. The adoption of the new guidance did not have a material impact on Alliance’s consolidated financial statements.

The SEC issued Final Rule No. 33-9002, Interactive Data to Improve Financial Reporting. The rule requires companies to submit financial statements in extensible business reporting language, or “XBRL,” format with their SEC filings on a phased-in schedule. Large accelerated filers and foreign large accelerated filers using U.S. GAAP were required to provide interactive data reports starting with their first quarterly report for fiscal periods ending on or after June 15, 2009. All remaining filers were required to provide interactive data reports starting with their first quarterly report for fiscal periods ending on or after June 15, 2011. Alliance complied with this rule beginning with the filing of its Form 10-Q for the quarter ended June 30, 2011.

In March 2011, the SEC issued Staff Accounting Bulletin, or “SAB,” 114. This SAB revises or rescinds portions of the interpretive guidance included in the codification of the Staff Accounting Bulletin Series. This update is intended to make the relevant interpretive guidance consistent with current authoritative accounting guidance issued as a part of the FASB’s Codification. The principal changes involve revision or removal of accounting guidance references and other conforming changes to ensure consistency of referencing through the SAB Series. The effective date for SAB 114 was March 28, 2011. The adoption of the new guidance did not have a material impact on Alliance’s consolidated financial statements.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310) – A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendments in this ASU clarify the guidance on a creditor’s evaluation of whether it has granted a concession to a debtor. They also clarify the guidance on a creditor’s evaluation of whether a debtor is experiencing financial difficulty. The amendments in this ASU were effective for the first interim or annual period beginning on or after June 15, 2011. Early adoption was permitted. Retrospective application to the beginning of the annual period of adoption for modifications occurring on or after the beginning of the annual adoption period is required. As a result of applying these amendments, an entity may identify receivables that are newly considered to be impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. Alliance has adopted ASU 2011-02 and included the required disclosures in its consolidated financial statements and the disclosures did not have a material impact on Alliance’s consolidated financial statements.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860) – Reconsideration of Effective Control for Repurchase Agreements. The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU became effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption was not permitted. The adoption of the new guidance did not have a material impact on Alliance’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU is the result of joint efforts by the FASB and International Accounting Standards Board to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards. The amendments became effective for interim and annual periods beginning after December 15, 2011 with prospective application. Early application was not permitted. The adoption of the new disclosures is included in Alliance’s consolidated financial statements and did not have a material impact on Alliance’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income. The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in shareholders’ equity. The amendments require that all non-owner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments became effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption was permitted because compliance with the amendments is already permitted. The amendments do not require transition disclosures. Alliance’s has complied with this ASU and the adoption of the new guidance did not have a material impact on Alliance’s consolidated financial statements.

In August 2011, the SEC issued Final Rule No. 33-9250, Technical Amendments to Commission Rules and Forms related to the FASB’s Accounting Standards Codification. The SEC has adopted technical amendments to various rules and forms under the Securities Act of 1933, the Securities Exchange Act of 1934, and the Investment Company Act of 1940. These revisions were necessary to conform those rules and forms to the FASB Accounting Standards Codification. The technical amendments include revision of certain rules in Regulation S-X, certain items in Regulation S-K, and various rules and forms prescribed under the Securities Act, Exchange Act and Investment Company Act. The Release was effective as of August 12, 2011. The adoption of the release did not have a material impact on Alliance’s consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangible – Goodwill and Other (Topic 350) – Testing Goodwill for Impairment. The amendments in this ASU permit an entity to first assess qualitative factors related to goodwill to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this ASU became effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption was permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of the new guidance did not have a material impact on Alliance’s consolidated financial statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Years Ended December 31, 2011 and 2010

The following discussion is intended to assist in understanding and evaluating the financial condition and results of operations of Alliance, Alliance Bank, and ABMD on a consolidated basis. This discussion and analysis should be read in conjunction with Alliance’s consolidated financial statements and related notes included in this joint proxy statement/prospectus.

2011 Performance Highlights.

•

Total assets were $506.5 million at December 31, 2011, a decrease of $32.0 million from December 31, 2010 total assets of $538.5 million. The decrease in total assets is directly related to the payoff of a number of loan relationships, scheduled principal repayments, reductions in Alliance’s investment securities portfolio and the valuation allowance on net deferred tax assets offset by an increase in cash and due from banks. The increase in cash and due from banks relates to the cyclical nature of Alliance’s title and escrow clients.

•

Total loans were $306.9 million at December 31, 2011, a decrease of $25.4 million, or 7.7%, from the December 31, 2010 balance of $332.3 million. The decrease results from the payoffs of a number of loan relationships as well as scheduled principal repayments. While new loan activity has increased in 2011, the volume of originations has not kept pace with repayments. Each loan segment as a percentage of total loans at December 31, 2011 is nearly unchanged from the percentages at December 31, 2010.

•

Deposits were $380.4 million at December 31, 2011, a decrease of $26.5 million from the December 31, 2010 balance of $406.9 million. This decrease is due to the maturity of time deposits that have closed due to interest rate competition.

•	Demand deposits were $112.5 million at December 31, 2011, or 29.6% of total deposits. This compares to the December 31, 2010 level of $124.6 million or 30.6% of total deposits.

•

Alliance’s ratio of non-performing assets to total assets was 3.53% as of December 31, 2011 compared to 1.75% as of December 31, 2010, an increase of 178 basis points. As of December 31, 2011, the composition of non-performing assets was $13.3 million of non-accrual loans, $3.7 million of OREO, and $956 thousand of troubled debt restructured loans for a total of $18.0 million, compared to total non-performing assets as of December 31, 2010, of $9.4 million. The non-accrual balance increased by $11.4 million at December 31, 2011 compared to December 31, 2010.

•

The investment securities portfolio totaled $123.5 million at December 31, 2011. This compares to $135.9 million of investments as of December 31, 2010, a decrease of $12.4 million, or 9.1%. Targeted efforts by management to strategically restructure the balance sheet as well as opportunistic gains-taking led to the reduction in the investment securities portfolio.

•

Net loss for the year ended December 31, 2011 was $6.0 million compared to net income of $705 thousand for the same period in 2010, a decline of $6.7 million. Earnings per common share, basic and diluted, amounted to $(0.13) for the year ended December 31, 2011, compared to $(1.17) for the year ended December 31, 2010. Earnings were negatively affected by the terminated merger related expenses of $1.2 million, a decreased net margin, OREO write-downs, the fair value adjustment on the FHLB advance of $3.1 million, settlement of a legal action relating to the previous sale of a Alliance Bank-owned residential property and deferred tax valuation allowance of $5.3 million. The negative adjustment of $3.1 million on the FHLB advance was due to lower market rates and management electing to use a more advanced model in valuing the advance. These negative events were partially offset by gains on sale of available-for-sale securities in the amount of $3.4 million, as compared to $2.2 million for the same period in 2010.

•

Non-interest expense for 2011 amounted to $16.2 million compared to $18.3 million for the same period in 2010, a decrease of $2.1 million. The key components of the decrease in non-interest expense are salary and benefits expense and other real estate owned expense, offset by the inclusion of $1.2 million in merger expenses.

Executive Overview. Alliance’s primary long-term goals continue to be maximizing earnings and deploying capital in profit driven initiatives that will enhance shareholder value in a sustainable fashion. In pursuit of these goals, Alliance’s current emphasis is on optimizing profitability in the near term and strengthening the financial performance of the company, while also transitioning its operations to focus more closely on traditional banking activities and to reposition Alliance for the future. Alliance’s transitional strategies include, among others, continuing the following initiatives:

•

Diversifying the loan portfolio by increasing Alliance’s focus on commercial loans and loans secured by owner occupied commercial real estate, while continuing to be an active lender in attractive segments of the residential and commercial real estate markets.

•	Reducing the investment securities portfolio and eliminating the trading assets portfolio.

•	Continuing to attentively manage the level of non-performing assets by addressing problem loans on a timely basis.

•	Increasing low cost deposits by local commercial and retail customers, while working to reduce Alliance’s brokered deposit portfolio.

•	Reducing Alliance’s operating and funding costs.

Balance Sheet.

December 31, 2011 compared to December 31, 2010. Total assets were $506.5 million as of December 31, 2011, a decrease of $32.0 million from the December 31, 2010 level of $538.5 million. As of year-end 2011, total loans were $306.9 million, trading securities were $596 thousand and investment securities were $123.5 million.

The remaining balance of the earning assets were overnight federal funds sold of $16.6 million and restricted stocks of $4.8 million. These earning assets amounted to $452.3 million or 89.3% of total assets at year end 2011, as compared to $494.4 million or 91.8% of total assets as of year-end 2010.

The allowance for loan losses was $5.4 million or 1.76% of loans outstanding as of December 31, 2011. This compares to $5.3 million or 1.59% of loans outstanding as of December 31, 2010. Non-performing assets totaled $18.0 million as of December 31, 2011, compared to non-performing assets of $9.4 million as of December 31, 2010. Impaired loans and non-accruals amounted to $13.3 million as of December 31, 2011, and, in addition, the specific allocation of the allowance for loan losses related to these loans was $2.3 million as of December 31, 2011. Impaired and non-accrual loans as of December 31, 2010 were $4.3 million and a specific allocation of $873 thousand of the allowance for loan losses was provided by Alliance on these loans.

Total deposits amounted to $380.4 million as of December 31, 2011, a decrease of $26.5 million from the December 31, 2010 level of $406.9 million. Total demand deposits were $112.5 million as of December 31, 2011 compared to $124.6 million as of year end 2010. Demand deposits represent 29.6% of total deposits as of December 31, 2010, compared to 30.6% as of December 31, 2010.

Alliance uses customer repurchase agreements (repos) and wholesale funding from the FHLB to support the asset growth of the organization. As of December 31, 2011, there were $40.4 million of customer repos outstanding, which is $2.7 million less than were outstanding at the end of 2010. As of December 31, 2011, the organization had $44.4 million in FHLB long term advances outstanding, compared to $41.2 million as of December 31, 2010. The longer term FHLB advances are used as part of our overall balance sheet management strategy.

In June 2003, Alliance issued $10.0 million in Trust Preferred Capital Notes through a statutory business trust. As of December 31, 2011 and December 31, 2010, the full $10.0 million was considered Tier 1 regulatory capital. The Trust Preferred Capital Notes accrue interest at a rate of 3 month LIBOR plus 315 basis points. Alliance elected to defer the cash payments due on various quarterly installments due dates throughout 2011 and 2010 in accordance with the terms of the indenture governing the Trust Preferred Capital Notes.

Total shareholders’ equity was $28.1 million as of December 31, 2011, compared to $33.7 million as of December 31, 2010. The change from the 2010 level is primarily related to the net loss of $6.0 million. Book value per share decreased to $5.50 as of December 31, 2011 from $6.60 as of December 31, 2010.

December 31, 2010 compared to December 31, 2009. Total assets were $538.5 million as of December 31, 2010, a decrease of $37.8 million from the December 31, 2009 level of $576.3 million. As of year-end 2010, total loans were $332.3 million, trading securities were $2.1 million and investment securities were $135.9 million. The remaining balance of the earning assets were overnight federal funds sold of $17.9 million and restricted stocks of $6.4 million. These earning assets amounted to $494.5 million or 91.8% of total assets at year end 2010, as compared to $523.1 million or 90.8% of total assets as of year-end 2009.

The allowance for loan losses was $5.3 million or 1.59% of loans outstanding as of December 31, 2010. This compares to $5.6 million or 1.56% of loans outstanding as of December 31, 2009. (The ratios exclude loans held for sale.) Non-performing assets totaled $9.4 million as of December 31, 2010, compared to non-performing assets of $13.5 million as of December 31, 2009. Impaired loans and non-accruals amounted to $4.3 million as of December 31, 2010; in addition the specific allocation of the allowance for loan losses related to these loans was $873 thousand as of December 31, 2010. Impaired and non-accrual loans as of December 31, 2009 were $5.6 million; Alliance provided a specific allocation of $1.5 million of the allowance for loan losses on these loans.

Total deposits amounted to $406.9 million as of December 31, 2010, a decrease of $25.0 million from the December 31, 2009 level of $431.9 million. Total demand deposits were $124.6 million as of December 31, 2010 compared to $92.8 million as of year end 2009. Demand deposits represent 30.6% of total deposits as of December 31, 2010, compared to 21.5% as of December 31, 2009.

Alliance uses customer repurchase agreements (repos) and wholesale funding from the FHLB to support the asset growth of the organization. As of December 31, 2010, there were $43.1 million of customer repos outstanding or $5.4 million more than were outstanding at the end of 2009. As of December 31, 2010, the organization had $41.2 million in FHLB long term advances outstanding, compared to $50.8 million as of December 31, 2009. The longer term FHLB advances are used as part of Alliance’s overall balance sheet management strategy.

In June 2003, Alliance issued $10.0 million in Trust Preferred Capital Notes through a statutory business trust. As of December 31, 2010 and December 31, 2009, the full $10.0 million was considered Tier 1 regulatory capital. The Trust Preferred Capital Notes accrue interest at a rate of 3 month LIBOR plus 315 basis points. Alliance elected to defer the cash payments due on various quarterly installments due dates throughout 2010 and 2009 in accordance with the terms of the indenture governing the Trust Preferred Capital Notes.

Total shareholders’ equity was $33.7 million as of December 31, 2010 and $33.1 million as of December 31, 2009. The change from the 2009 level is primarily related to the net income of $705 thousand. Book value per share increased to $6.60 as of December 31, 2010 from $6.49 as of December 31, 2009.

Critical Accounting Policies. Alliance’s financial statements are prepared in accordance with GAAP. The financial information contained within Alliance’s statements is, to a significant extent, based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. Alliance uses historical loss factors as one factor in determining the inherent loss that may be present in its loan portfolio. Actual losses could differ significantly from the historical factors that Alliance uses in estimating risk. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of Alliance’s transactions would be the same, the timing of events that would impact Alliance’s financial statements could change.

Allowance for Loan Losses. The allowance for loan losses is an estimate of the losses that may be sustained in Alliance’s loan portfolio. The allowance is based on two basic principles of accounting: (1) ASC 450-10-05, Contingencies which requires that losses be accrued when they are probable of occurring and estimable, and (2) ASC 310-10-35, Receivables which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. The allowance for loan losses has two basic components: the general allowance and the specific allowance.

The general allowance is developed following the accounting principles contained in ASC 450-10-05, Contingencies and represents the largest component of the total allowance. It is determined by aggregating unclassified loans and unimpaired loans by loan type based on common purpose, collateral, repayment source or other credit characteristics and then applying factors which in the judgment of management represent the expected losses inherent in the portfolio. In determining these factors, Alliance considers the following: (1) delinquencies and overall risk ratings, (2) loss history, (3) trends in volume and terms of loans, (4) effects of changes in lending policy, (5) the experience and depth of the borrowers’ management, (6) national and local economic trends, (7) concentrations of credit by individual credit size and by class of loans, (8) quality of loan review system and (9) the effect of external factors (e.g., competition and regulatory requirements).

ASC 310-10-35, Receivables is the basis upon which Alliance determines specific reserves on individual loans which comprise the specific allowance. Specific loans to be evaluated for impairment are identified based on the borrower’s loan size and the loan’s risk rating, collateral position and payment history. If it is determined that it is likely that Alliance Bank will not receive full payment in a timely manner, the loan is determined to be impaired. Each such identified loan is then evaluated to determine the amount of reserve that is appropriate based on ASC 310-10-35. This standard also requires that losses be accrued based on the differences between the value of collateral, present value of expected future cash flows or values that are observable in the secondary market and the loan balance.

Share-Based Compensation. ASC 718-10, Stock Compensation, requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options and non-vested shares, based on the fair value of those awards at the date of grant. Compensation cost has been measured using the Black-Scholes model to estimate fair value of an award on the grant date and is recognized over the service period, which is usually the vesting period.

Deferred Tax Asset. Alliance, using a third party agent routinely evaluates the likelihood of the recognition of deferred tax assets. The analysis is used to determine if a valuation allowance for deferred tax assets is necessary. Alliance reviews and analyzes various forms of positive and negative evidence in determining whether a valuation allowance is necessary and if so to what degree a valuation allowance is warranted.

Alliance considered positive evidence such as recent financial performance, previous earnings patterns, the recent history of loan charge-offs, non-performing assets, OREO expenses, multiyear business projections and the potential realization of NOL carry forwards within a reasonable time horizon. Alliance considered negative evidence such as operating losses in prior fiscal periods and trends in market values of its real estate collateral. Alliance also considered several different economic scenarios in evaluating whether the projected income in future periods was sufficient to recover the NOL over a reasonable time horizon. In addition, Alliance considered tax planning strategies that would impact the timing and extent of taxable income. The projected performance metrics over the period of NOL recognition indicates that, as of December 31, 2011, it is more likely than not that Alliance will not have sufficient taxable income in the future to recognize all of the deferred tax assets, and a valuation allowance was recognized.

Results of Operations.

2011 compared to 2010. For the year ended December 31, 2011, the net loss amounted to $6.0 million thousand compared to net income of $705 thousand for 2010. Basic and diluted net income (loss) per common share was $(1.17) in 2011 and $0.14 in 2010. Return on average equity was -17.13% in 2011 compared to 1.89% in 2010. The net interest margin was 3.55% in 2011 compared to 3.79% in 2010. The key drivers of Alliance’s net loss were the terminated merger expenses of $1.2 million, a decreased net interest margin, OREO write-downs, the settlement of a legal action relating to the previous sale of an Alliance Bank-owned residential property, recognition of a $5.3 million valuation allowance for deferred tax assets, and the fair value adjustment on the FHLB advance of $3.1 million.

2010 compared to 2009. For the year ended December 31, 2010, net income amounted to $705 thousand, compared to net loss of ($4.4) million for 2009. Basic and diluted net income (loss) per common share was $0.14 in 2010 and ($0.86) in 2009. Earnings (loss) per share from continuing operations was $0.14 at December 31, 2010 compared to ($0.73) at December 31, 2009. Return on average equity was 1.89% in 2010 compared to (12.23%) in 2009. Return on average assets was 0.13% in 2010 compared to (0.74%) in 2009. The net interest margin was 3.79% in 2010 which compares to 2.89% in 2009. The key drivers of Alliance’s improved net income in 2010 were an improved net interest margin, reduced credit and OREO related costs, reduced operating expenses, and gains on sale of investment securities.

Interest Income and Expense. Net interest income (on a fully tax equivalent basis) for the year ended December 31, 2011 was $16.2 million compared to $19.4 million for the same period in 2010. Interest income on earning assets was $5.3 million lower for the year ended December 31, 2011, compared to 2010. Of the $5.3 million decrease in interest income, $1.2 million is attributable to the $24.7 million lower average balance in loans. The decrease in yield from 5.94% to 5.65% in the loan portfolio also contributed $1.1 million to the decrease in interest income. The reduction in the average balance in the investment securities portfolio was $22.9 million and contributed $914 thousand to the reduction in interest income. The decrease in yield from 4.49% to 2.92% in the investment securities portfolio also contributed $2.0 million to the decrease in interest income. This was offset by the decrease in interest expense of $2.3 million. The average balance of interest-bearing deposits decreased by $41.6 million and contributed $839 thousand to the reduction in interest expense. The average rate paid on deposits improved to 1.48% from 1.96%, which reduced interest expense by $1.3 million. A lower average balance of borrowed funds offset a higher rate paid on borrowed funds.

The following table illustrates average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, shareholders’ equity and related income, expense and corresponding weighted average yields and rates. The average balances used in these tables and other statistical data were calculated using daily average balances.

Average Balances, Interest Income and Expense and Average Yield and Rates (1)

	Year Ended December 31,
	2011			2010			2009
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$320,005	$18,073	5.65%	$344,684	$20,476	5.94%	$360,993	$21,106	5.85%
Trading securities	948	67	7.07%	3,296	214	6.49%	39,375	1,485	3.77%
Investment securities	123,764	3,617	2.92%	146,639	6,580	4.49%	125,039	5,894	4.71%
Federal funds sold	10,956	53	0.48%	17,450	64	0.37%	25,164	56	0.22%

Total interest-earning assets	455,673	21,810	4.79%	512,069	27,334	5.34%	550,571	28,541	5.18%

Non-interest earning assets:
Cash and due from banks	25,934			23,986			18,902
Premises and equipment	1,576			1,843			2,010
Other Real Estate Owned (OREO)	4,295			6,732			10,234
Other assets	15,925			19,735			20,474
Less: allowance for loan losses	(5,450)			(5,420)			(5,350)

Total non-interest earning assets	42,280			46,876			46,270

Total Assets	$497,953			$558,945			$596,841

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$42,566	$118	0.28%	$47,600	$207	0.43%	$46,476	$440	0.95%
Money market deposit accounts	24,318	178	0.73%	24,648	270	1.10%	18,780	274	1.46%
Savings accounts	4,176	6	0.14%	3,875	9	0.23%	3,791	14	0.37%
Time deposits (3)	196,638	3,671	1.87%	233,201	5,577	2.39%	286,262	9,713	3.39%

Total interest-bearing deposits	267,698	3,973	1.48%	309,324	6,063	1.96%	355,309	10,441	2.94%
FHLB advances (4)	41,922	1,042	2.49%	54,301	1,134	2.09%	51,054	1,158	2.27%
Other borrowings	58,749	618	1.05%	55,202	721	1.31%	55,446	1,010	1.82%

Total interest-bearing liabilities	368,369	5,633	1.53%	418,827	7,918	1.89%	461,809	12,609	2.73%

Non-interest bearing liabilities:
Demand deposits	92,300			100,365			96,326
Other liabilities	2,506			2,358			2,751

Total Liabilities	463,175			521,550			560,886
Shareholders’ Equity	34,778			37,395			35,955

Total Liabilities and Shareholders’ Equity:	$497,953			$558,945			$596,841

Interest Spread (5)			3.26%			3.45%			2.45%

Net Interest Margin (6)		$16,177	3.55%		$19,416	3.79%		$15,932	2.89%

(1)	The rates and yields are on a fully tax equivalent basis assuming a 34% federal tax rate.
(2)	Alliance Bank had average non-accruing loans of $11.5 million, $3.6 million, and $5.2 million in 2011, 2010, and 2009 respectively. The 2011, 2010 and 2009 interest income excluded from the loans above was $801 thousand, $222 thousands and $256 thousand respectively.
(3)	Average fair value of time deposits as of 2011, 2010, and 2009 was $0, $0 and $11.9 million respectively.
(4)	Average fair value of FHLB advances as of 2011, 2010 and 2009 was $26.9, $26.2 million, and $25.8 million respectively.
(5)	Interest spread is the average yield earned on earning assets, less the average rate incurred on interest-bearing liabilities.
(6)	Net interest margin is net interest income, expressed as a percentage of average earning assets.

Alliance’s net interest margin was 3.55% for the year ended December 31, 2011, compared to 3.79% for 2010. The net interest income earned, on a fully taxable equivalent basis, was $16.2 million in 2011 compared to $19.4 million in 2010, a decrease of 16.6%. The decrease in net interest margin was due to a substantial increase in loans on non-accrual and the restructuring of the investment portfolio.

Average loan balances were $320.0 million for the year ended December 31, 2011, compared to $344.7 million for 2010. This is a decrease of $24.7 million, or 7.2%. The related interest income from loans was $18.1 million in 2011, a decrease of $2.4 million from the 2010 level of $20.5 million. The average yield on loans decreased to 5.65% in 2011, a decrease of 29 basis points from 5.94% for the same period in 2010.

Trading securities averaged $948 thousand for the year ended December 31, 2011 compared to $3.3 million for the year ended December 31, 2010. As part of Alliance’s strategic management of the balance sheet, Alliance took proactive steps to reduce the size of the trading portfolio. In 2010, Alliance continued its strategy to liquidate its trading assets when economically feasible or when market conditions improved. As of December 31, 2011, Alliance held only one trading asset position amounting to $596 thousand. Interest income on trading securities for the year ended December 31, 2011 was $67 thousand compared to $214 thousand for the same period in 2010. The average yield on trading securities increased to 7.07% in 2011 an increase of 58 basis points from 6.49% for the same period in 2010.

Investment securities averaged $123.8 million for the year ended December 31, 2011 compared to $146.6 million for the year ended December 31, 2010. Investment securities income was $3.6 million on a fully taxable equivalent basis for the year ended December 31, 2011 and $6.6 million for the year ended December 31, 2010. The average tax equivalent yields on investment securities for the year ended December 31, 2011 and 2010 were 2.92% and 4.49% respectively.

A certain portion of Alliance Bank’s excess liquidity is invested in federal funds sold. For the year ended December 31, 2011, federal funds sold contributed $53 thousand of interest income, compared to $64 thousand for the same period in 2010.

Average interest-bearing liabilities (deposits and purchased funds) were $368.4 million in 2011, which was $50.5 million less than the 2010 level of $418.8 million. Interest expense for all interest-bearing liabilities amounted to $5.6 million for the year ended December 31, 2011, a $2.3 million decrease from the 2010 level of $7.9 million. The average cost of interest-bearing liabilities for the year ended December 31, 2011 was 1.53% or 36 basis points lower than the 2010 level of 1.89%. The declining and low interest environment allowed for market competitive repricing of certain core deposit products in 2011. Additionally, the brokered certificate of deposit portfolio benefited from the lower interest rate environment as well.

Average time deposits for 2011 were $196.6 million, a decrease of $36.6 million over the 2010 level of $233.2 million. Average FHLB advances were $41.9 million in 2011, which is $12.4 million lower than the 2010 average of $54.3 million. Average other borrowings were $58.7 million as of December 31, 2011, an increase of $3.5 million from the 2010 level of $55.2 million. Other borrowings are principally comprised of customer repurchase agreements and federal funds purchased.

Non-interest-bearing demand deposit balances averaged $92.3 million as of the year ended December 31, 2011, or $8.1 million less than the year ended December 31, 2010 balance of $100.4 million. These balances are subject to seasonal changes.

The following table describes the impact on Alliance’s tax equivalent interest income and expense resulting from changes in average balances and average rates for the periods indicated. The change in interest income due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Volume and Rate Analysis
	Years Ended December 31, 2011 compared to 2010			Years Ended December 31, 2010 compared to 2009
	Change Due To:			Change Due To:
	Increase / (Decrease)	Volume	Rate	Increase / (Decrease)	Volume	Rate
	(Dollars in thousands)
Interest Earning Assets:
Investment securities	$(2,963)	$(914)	$(2,049)	$686	$940	$(254)
Trading securities	(147)	(168)	21	(1,271)	(5,978)	4,707
Loans	(2,160)	(1,170)	(1,083)	(630)	(955)	325
Federal funds sold	(11)	(55)	44	8	(7)	15

Total increase (decrease) in interest income	(5,281)	(2,307)	(3,067)	(1,207)	(6,000)	4,793

Interest-Bearing Liabilities:
Interest-bearing deposits	(2,090)	(839)	(1,251)	(4,378)	(1,490)	(2,888)
Borrowed funds	(195)	(524)	329	(313)	93	(406)

Total increase (decrease) in interest expense	(2,285)	(1,363)	(922)	(4,691)	(1,397)	(3,294)

Increase (decrease) in net interest income	$(2,996)	$(944)	$(2,145)	$3,484	$(4,603)	$8,087

Loan Portfolio. In its lending activities, Alliance seeks to develop substantial relationships with clients whose business and individual banking needs will grow with Alliance Bank. Alliance has made significant efforts to be responsive to the lending needs in the markets served, while maintaining sound asset quality and credit practices. Alliance grants credit to commercial business, commercial real estate, real estate construction, residential real estate and consumer borrowers in the normal course of business. The loan portfolio net of discounts and fees was $306.9 million as of December 31, 2011 or $25.4 million lower than the December 31, 2010 level of $332.3 million. The decline in the loan portfolio is attributable to the pay down of loans that more than offset the production of new loans during the year. Loan reductions during 2011 resulted from scheduled loan amortizations of approximately $10 million; scheduled maturities and pay offs of approximately $12 million; strategic reductions in exposure of approximately $10 million (generally due to credit or concentration risk). In addition, approximately $10 million of loans were repaid from borrower asset sales or re-financings.

The following tables summarize the composition of the loan portfolio by dollar amount and each segment as a percentage of the total loan portfolio as of the dates indicated:

	Loan Portfolio As of December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Residential real estate	$101,248	$110,862	$110,449	$92,764	$78,462
Commercial real estate	137,610	146,222	153,314	154,929	151,017
Construction/land	39,176	43,017	50,140	71,771	114,305
Commercial and industrial	26,820	27,517	40,585	44,409	50,736
Consumer – non real estate	2,022	4,692	4,413	3,028	3,704
Other	—	—	479	470	—

Total Loans	$306,876	$332,310	$359,380	$367,371	$398,224

	Ratio of Loans to Total Year-end Loans by Portfolio Segment As of December 31,
	2011	2010	2009	2008	2007
Residential Real Estate	33%	34%	31%	25%	20%
Commercial Real Estate	45%	44%	43%	42%	38%
Construction/land	13%	13%	14%	20%	29%
Commercial and industrial	9%	8%	11%	12%	13%
Consumer – non real estate	—	1%	1%	1%	1%

Total loans	100%	100%	100%	100%	100%

Substantially all loans are initially underwritten based on identifiable cash flows and supported by appropriate advance rates on collateral which is independently valued. Commercial loans are generally secured by accounts receivable, equipment and business assets. Commercial real estate is secured by owner-occupied or income producing commercial properties of all types. Real estate construction loans are supported by projects which generally require an appropriate level of pre-sales or pre-leasing. Generally, all commercial and real estate loans have full recourse to the owners and/or sponsors. Residential real estate is secured by first or second trusts on both owner-occupied and investor-owned residential properties.

As noted in the table above, loans secured by various types of real estate constitute a significant portion of total loans. Commercial real estate loans represent the largest dollar exposure. Substantially all of these loans are secured by properties in the greater Washington, D.C. Metropolitan Area with the heaviest concentration in Northern Virginia and Fairfax County in particular. Risk is managed through diversification by sub-market, property type, and loan size. Risk is further managed by seeking investment property loans with multiple tenants and by emphasizing owner-occupied loans. The average loan size in this portfolio is $634 thousand as of December 31, 2011.

The current levels of construction/land loans are a product of management’s efforts to de-emphasize this type of lending in recent years. New originations in this segment are being underwritten in the context of current market conditions and are particularly focused in sub-markets which appear to be the strongest in the region. Legacy loans, particularly in the land portion of this portfolio, have been largely converted to amortizing loans with regular principal and interest payments. Alliance expects to see further reductions in its land exposure offset by potential increases in certain residential construction activities as market conditions improve.

The bulk of the reduction in the loan portfolio from 2010 to 2011 is concentrated in residential and commercial real estate loan portfolios. While modest growth occurred across the various loan categories in the form of new borrowing clients and new loans to existing borrowers, the impact of that growth was overshadowed by loan balance reductions from planned reduction in exposure to higher risk clients, pay offs from clients following asset sales or other borrower liquidity events, and lower borrowings under commercial revolving credit facilities.

The following table presents the maturities or repricing periods of selected loans outstanding at December 31, 2011:

	Loan Maturity Distribution As of December 31, 2011
	One Year or Less	After One Year Through Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial and industrial	$14,889	$10,131	$1,800	$26,820
Construction/land	27,465	8,784	2,927	39,176

Total	$42,354	$18,915	$4,727	$65,996

Loans with:
Fixed rates	$64,716	$75,067	$68,990	$208,773
Variable rates	42,496	51,403	4,204	98,103

Total	$107,212	$126,470	$73,194	$306,876

Asset Quality. Alliance segregates loans meeting the criteria for special mention, substandard, doubtful and loss from non-classified, or pass rated, loans. Alliance reviews the characteristics of each rating at least annually, generally during the first quarter of each year. The characteristics of these ratings are as follows:

Pass and watch rated loans (risk ratings 1 to 6) are to persons or business entities with an acceptable financial condition, appropriate collateral margins, appropriate cash flow to service the existing loans, and an appropriate leverage ratio. The borrower has paid all obligations as agreed and it is expected that the borrower will maintain this type of payment history. Routinely, acceptable personal guarantors support these loans.

Special mention loans (risk rating 7) have a specific defined weakness in the borrower’s operations and/or the borrower’s ability to generate positive cash flow on a sustained basis. The borrower’s recent payment history is characterized by late payments. Alliance’s risk exposure to special mention loans is mitigated by collateral supporting the loan. The collateral is considered to be well-managed, well maintained, accessible and readily marketable.

Substandard loans (risk rating 8) are considered to have specific and well-defined weaknesses that jeopardize the viability of Alliance’s credit extension. The payment history for the loan has been inconsistent and the expected or projected primary repayment source may be inadequate to service the loan. The estimated net liquidation value of the collateral pledged and/or ability of the personal guarantors to pay the loan may not adequately protect Alliance. There is a distinct possibility that Alliance will sustain some loss if the deficiencies associated with the loan are not corrected in the near term. A substandard loan would not automatically meet Alliance’s definition of an impaired loan unless the loan is significantly past due and the borrower’s performance and financial condition provide evidence that it is probable Alliance will be unable to collect all amounts due.

Substandard non-accrual loans have the same characteristics as substandard loans. However these loans have a non-accrual classification generally because the borrower’s principal or interest payments are 90 days or more past due.

Doubtful rated loans (risk rating 9) have all the weakness inherent in a loan that is classified as substandard but with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss related to doubtful rated loans is extremely high.

Loss (risk rating 10) rated loans are not considered collectible under normal circumstances and there is no realistic expectation for any future payment on the loan. Loss rated loans are fully charged off.

The table below represents Alliance’s loan portfolio by risk rating, classification, and loan portfolio segment as of December 31, 2011.

	Credit Quality Asset By Class As of December 31, 2011
	(Dollars in thousands)
Internal Risk Rating Grades	Pass	Watch	Special Mention	Substandard	Doubtful	Loss	Total Loans

Risk Rating Number[1]	1 to 5	6	7	8	9	10
Commercial & industrial	$23,901	$927	$224	$1,768	$—	$—	$26,820
Commercial real estate
Owner occupied	63,192	625	1,742	2,610	—	—	68,169
Non-owner occupied	60,069	1,231	8,141	—	—	—	69,441
Construction/land
Residential	9,356	175	599	3,753	876	—	14,759
Commercial	16,018	—	1,662	5,837	900	—	24,417
Residential real estate
Equity Lines	27,311	430	718	95	552	—	29,106
Single family	56,134	4,876	—	5,347	—	—	66,357
Multifamily	5,785	—	—	—	—	—	5,785
Consumer – non real estate	1,836	—	186	—	—	—	2,022

Totals	$263,602	$8,264	$13,272	$19,410	$2,328	$—	$306,876

(1)	Internal risk ratings of pass (rating numbers 1 to 5) and watch (rating number 6) are deemed to be unclassified assets. Internal risk ratings of special mention (rating number 7), substandard (rating number 8), doubtful (rating number 9) and loss (rating number 10) are deemed to be classified assets.

As part of Alliance’s normal credit risk management practices, Alliance regularly monitors the payment performance of its borrowers. Substantially all loans require some form of payment on a monthly basis, with a high percentage requiring regular amortization of principal. However, certain HELOCs, commercial and industrial lines of credit, and construction loans generally require only monthly interest payments.

When payments are 90 days or more in arrears or when Alliance determines that it is no longer prudent to recognize current interest income on a loan, Alliance may classify the loan as non-accrual. Three lending relationships are major contributors to the increase in non-accrual levels during 2011. The first relationship, with an aggregate exposure of $4.6 million, continues to make note payments but payments are inconsistent and its ability to sustain payments remains in question. The second relationship, with an aggregate exposure of $2.3 million, was to be curtailed in the fall of 2011 from the sale of collateral property. The proposed sale did not occur as anticipated due to a utility easement issue with the collateral property. The third relationship has an exposure of $2.3 million. The collateral appears adequate at this time while Alliance works with the client to sell underlying property.

From time to time, a loan may be past due 90 days or more but is in the process of collection and thus warrants remaining on accrual status. Alliance had no such loans at December 31, 2011.

The following table sets forth the aging and non-accrual loans by class as of December 31, 2011:

	Aging and Non-accrual Loans By Class As of December 31, 2011
	(Dollars in thousands)
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	90-days Past Due and Still Accruing	Non- accrual Loans
Commercial & industrial	$1,228	$367	$—	$1,595	$25,225	$—	$977
Commercial real estate
Owner occupied	121	—	2,610	2,731	65,438	—	2,610
Non-owner occupied	—	992	—	992	68,449	—	—
Construction/land
Residential construction	—	—	540	540	14,219	—	540
Other construction & land	—	1,225	5,988	7,213	17,204	—	7,139
Residential real estate
Equity Lines	304	33	184	521	28,585	—	236
Single Family	74	29	1,733	1,836	64,521	—	1,762
Multifamily	—	—	—	—	5,785	—	—
Consumer – non real estate	186	—	—	186	1,836	—	—

Total loans	$1,913	$2,646	$11,055	$15,614	$291,262	$—	$13,264

Allowance for Loan Losses. The allowance for loan losses is an estimate of losses that may be sustained in Alliance’s loan portfolio. The allowance is based on two basic principles of accounting: (1) ASC 450-10-05, Contingencies which requires that losses be accrued when they are probable of occurring and estimable, and (2) ASC 310-10-35, Receivables which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows, or values that are observable in the secondary market and the loan balance.

The allowance for loan losses was $5.4 million at December 31, 2011, or 1.76% of loans outstanding, compared to $5.3 million or 1.59% of loans outstanding, at December 31, 2010. Alliance has allocated $2.3 million of the allowance at December 31, 2011 compared to $873 thousand at December 31, 2010 for specific non-performing loans. For the year ended December 31, 2011, Alliance had net charge-offs of $1.4 million compared to net charge-offs of $2.1 million in the same period of 2010.

As part of its routine credit administration process, Alliance engages an outside consulting firm to review its loan portfolio periodically. The information from these reviews is used to monitor individual loans as well as to evaluate the overall adequacy of the allowance for loan losses.

In reviewing the adequacy of the allowance for loan losses at each period, management takes into consideration the historical loan losses experienced by Alliance, current economic conditions affecting the borrowers’ ability to repay, the volume of loans, trends in delinquent, non-accruing, and potential problem loans, and the quality of collateral securing loans. Loan losses are charged against the allowance when Alliance believes that the collection of the principal is unlikely. Subsequent recoveries of losses previously charged against the allowance are credited to the allowance. After charging off all known losses incurred in the loan portfolio, management considers on a quarterly basis whether the allowance for loan losses remains adequate to cover its estimate of probable future losses, and establishes a provision for loan losses as appropriate. Because the allowance for loan losses is an estimate, as the loan portfolio and allowance for loan losses review process continues to evolve, there may be changes to this estimate and elements of the methodology used that may have an effect on the overall level of allowance maintained.

The following table represents an analysis of the allowance for loan losses for the periods indicated:

	Analysis of the Allowance for Loan Losses As of December 31,
	2011		2010		2009		2008		2007
	(Dollars in thousands)
Balance, beginning of period	$5,281		$5,619		$5,751		$6,411		$4,377
Provision for loan losses	1,549		1,753		2,995		4,724		5,824

Chargeoffs:
Commercial and industrial	10		477		390		1,124		1,054
Construction/land	404		173		843		2,247		1,675
Residential real estate	1,044		1,450		1,619		2,372		988
Commercial real estate	173		69		321		209		84
Consumer – non real estate	71		70		121		62		46

Total chargeoffs	1,702		2,239		3,294		6,014		3,847
Recoveries:
Commercial and industrial	116		10		35		219		4
Construction/land	—		18		28		354		—
Residential real estate	134		66		39		48		48
Commercial real estate	9		35		16		2		—
Consumer – non real estate	6		19		49		7		5

Total recoveries	265		148		167		630		57

Net chargeoffs	1,437		2,091		3,127		5,384		3,790

Balance, end of period	$5,393		$5,281		$5,619		$5,751		$6,411

Allowance for loan losses to total loans	1.76%		1.59%		1.56%		1.57%		1.61%
Allowance for loan losses to non-accrual loans	0.41	X	2.8	X	1.3	X	1.7	X	0.4	X
Non-performing assets to allowance for loan losses	333.19%		177.96%		240.17%		289.41%		378.43%
Non-performing assets to total assets	3.51%		1.75%		2.34%		2.91%		4.48%
Net chargeoffs to average loans	0.45%		0.61%		0.87%		1.43%		0.97%

The following table provides a breakdown of the allocation of the allowance for loan losses by loan type. However, management does not believe that the allowance for loan losses can be fragmented by category with any precision that would be useful to investors. As such, the entire allowance is available for losses in any particular category, notwithstanding this allocation. The breakdown of the allowance for loan losses is based primarily upon those factors discussed above in computing the allowance for loan losses as a whole. Because all of these factors are subject to change, the allocation and actual results are not necessarily indicative of the exact category of potential loan losses.

	Allowance for Loan Losses As of December 31, 2011
	(Dollars in thousands)
	Commercial and Industrial	Commercial Real Estate	Construction Land	Residential Real Estate	Consumer	Total
Beginning Balance:	$463	$1,420	$700	$2,613	$85	$5,281
Charge-offs	(10)	(173)	(404)	(1,044)	(71)	(1,702)
Recoveries	116	9	—	134	6	265
Provision	(359)	252	1,512	123	21	1,549

Ending Balance:	$210	$1,508	$1,808	$1,826	$41	$5,393

Individually evaluated for impairment	$—	$135	$1,376	$760	$—	$2,271

Collectively evaluated for impairment	$210	$1,373	$432	$1,066	$41	$3,122

Loans:
Ending Balance:	$26,820	$137,610	$39,176	$101,248	$2,022	$306,876

Individually evaluated for impairment	$977	$2,610	$7,678	$1,999	$—	$13,264

Collectively evaluated for impairment	$25,843	$135,000	$31,498	$99,249	$2,022	$293,612

Non-Performing Assets.

Impaired Loans (Loans with a Specific Allowance Allocation). As of December 31, 2011, there were no loans with impairment allocations that were not also in non-accrual status. At December 31, 2010, a $2.4 million loan was carried as impaired which was subsequently placed on non-accrual status in the first quarter of 2011.

Non-accrual Loans. A loan may be placed on non-accrual status when the loan is specifically determined to be impaired or when principal or interest is delinquent 90 days or more. Alliance closely monitors individual loans, and relationship officers are charged with working with customers to resolve potential credit issues in a timely manner with minimum exposure to Alliance. Alliance maintains a policy of adding an appropriate amount to the allowance for loan losses to ensure an adequate reserve based on the portfolio composition, specific credit extended by Alliance Bank, general economic conditions and other factors and external circumstances identified during the process of estimating probable losses in Alliance’s loan portfolio.

On December 31, 2011, there were $13.3 million in loans on non-accrual status compared to $1.9 at December 31, 2010. The $13.3 million non-accrual loan balance consists mostly of loans secured by residential and commercial real estate in the Northern Virginia area. The specific allowance for impaired loans as of December 31, 2011 was $2.3 million.

Total Non-Performing Assets. As of December 31, 2011, Alliance had $18.0 million of non-performing assets on the balance sheet compared to $9.4 million as of December 31, 2010, an increase of $8.6 million. This increase is due to the addition of several non-accrual lending relationships and troubled debt restructurings during 2011.

	December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Credit Quality Information
Non-performing assets:
Impaired loans	$—	$2,400	$1,227	$1,428	$2,928
Non-accrual loans	13,264	1,903	4,394	3,467	17,082
Total loans past due 90 days and still accruing	—	256	—	—	—
Troubled debt restructurings (not on non-accrual)	956	212	—	—	—
OREO	3,748	4,627	7,875	11,749	4,277

Total non-performing assets	$17,968	$9,398	$13,496	$16,644	$24,287

Specific reserves associated with impaired loans	$2,271	$873	$1,495	$1,148	$2,163

Non-performing assets to total assets	3.51%	1.75%	2.34%	2.91%	4.48%

Specific Reserves. As of December 31, 2011, Alliance had $2.3 million in specific reserves for non-performing loans, as compared to $873 thousand at December 31, 2010.

Other Real Estate Owned (OREO). As of December 31, 2011, Alliance had $3.7 million classified as OREO on the balance sheet, compared to $4.6 million as of December 31, 2010. The OREO balance includes $1.3 million which relates to residential acreage in the Winchester, Virginia area, $879 thousand which relates to residential building lots in Woodstock, Virginia, and $720 thousand which relates to residential/ farm property in Charles Town, West Virginia. The remainder is made up of five additional properties totaling $900 thousand at December 31, 2011.

In March 2012, two related non-accrual loans were converted to OREO via purchase of the collateral property at foreclosure. As a result, the second trust note in the amount of $348 thousand (previously fully impaired and reserved for in the Allowance for Loan Loss Reserve) was charged off in the first quarter of 2012 and the improved property (residential property in Fairfax County, Virginia) was purchased into OREO for $970 thousand.

The table below reflects the OREO activity in 2011:

	As of December 31
	2011	2010	2009
	(Dollars in thousands)
Beginning balance on January 1	$4,627	$7,875	$11,749
Properties acquired at foreclosure	434	1,973	3,602
Capital improvements on foreclosed properties	—	55	55
Sales on foreclosed properties	(959)	(4,918)	(5,873)
Valuation adjustments	(354)	(358)	(1,658)

Balance, end of year December 31	$3,748	$4,627	$7,875

Loans Held for Sale. As of December 31, 2011 and 2010, there were no loans held for sale. Alliance Bank is not actively marketing mortgage loans for sale at this time or conducting mortgage lending operations through ABMD.

Trading Assets. The trading portfolio amounted to $596 thousand as of December 31, 2011 compared to $2.1 million as of December 31, 2010. Management does not intend on adding securities to the trading asset portfolio. As of December 31, 2011, the portfolio contains one PCMO security with a fair value of $596 thousand. The security was rated AAA by at least one rating service at the time the security was acquired. As of December 31, 2011, the security was rated below investment grade. The security is performing consistent with expectations. If market conditions warrant, Alliance Bank will consider selling this security prior to receiving final principal payment from the routine monthly cashflow. The current effective portfolio yield is 5.44%.

The following table reflects our trading assets and effective yield on the instruments as of the dates indicated:

	Trading Assets December 31,
	2011		2010		2009
	Fair Value	Yield	Fair Value	Yield	Fair Value	Yield
	(Dollars in thousands)
U.S. government agency securities	$—	0.00%	$—	0.00%	$3,536	5.08%
PCMOs (1)	596	5.44%	2,075	5.32%	3,924	5.36%

Total Trading Assets	$596	5.44%	$2,075	5.32%	$7,460	5.23%

(1)	As of December 31, 2011, trading assets consisted of one PCMO instrument. This PCMO was rated AAA by at least one ratings agency on the purchase date. Currently the security has a rating below investment grade. This instrument is currently performing as expected.

Beginning in 2009, the size of the trading asset portfolio was significantly reduced as part of an overall strategic direction to minimize the trading asset portfolio. Alliance continued to execute the strategy to minimize the trading asset portfolio during 2011 and 2010, eliminating its U.S. government agency trading assets and further reducing its PCMO trading securities.

Investment Securities – Available for Sale. Alliance actively manages its portfolio duration and composition with changing conditions and changes in balance sheet risk management needs. Additionally, securities are pledged as collateral for certain borrowing transactions and repurchase agreements. During 2011, Alliance modified its investment portfolio strategy with the objectives of shortening portfolio duration, reducing price volatility, and being positioned to opportunistically take gains. Declines in longer term interest rates during the second quarter resulted in attractive gains on selected securities sales. During the third quarter, additional gains were realized as Alliance took advantage of unprecedented declines in interest rates coincident with repositioning the investment portfolio in anticipation of the pending merger. These gains also served to offset the negative impact of the increase in the $25 million FHLB Advance which is subject to quarterly valuation under fair value option accounting.

On December 31, 2011, Alliance’s investment portfolio contained U.S. treasury notes, callable and non-callable U.S. government agency securities, U.S. government agency collateralized mortgage obligations, or “CMOs”, MBS, PCMOs, and municipal securities. U. S. treasury notes were 57.6% or $71.1 million as of December 31, 2011. U.S. government agency securities were $9.8 million or 7.9% of the December 31, 2011 investment portfolio. As of December 31, 2011, PCMOs, CMOs and MBS made up 32.1% of the portfolio or $39.6 million. Municipal securities were 2.4% of the portfolio or $3.0 million as of December 31, 2011. Alliance actively manages its portfolio duration and composition with changing market conditions and changes in balance sheet risk management needs. Additionally, the securities are pledged as collateral for certain borrowing transactions and repurchase agreements. The total amount of the investment securities accounted for under available-for-sale accounting was $123.5 million on December 31, 2011 compared to $135.9 million at December 31, 2010. Targeted efforts to strategically restructure its balance sheet led to shifts in Alliance’s investment portfolio mix along with periods where the investment portfolio was smaller than the December 31,

2009 level of $145.0 million. The investment securities’ tax-equivalent yield was 1.02% as of December 31, 2011 compared to the December 31, 2010 yield of 4.28%, due to fluctuations in market rates and changes in the portfolio duration and mix.

The total amount of the investment securities accounted for under available-for-sale accounting was $145.0 million on December 31, 2009. Alliance’s investment securities portfolio at December 31, 2009 contained callable U.S. government agency securities, U.S. government agency CMOs, U.S. government agency MBS, PCMOs and state and municipal bonds. U.S. government agency securities were $49.8 million, PCMOs, CMOs and MBS made up $78.2 million of the portfolio, and municipal securities were $17.1 million.

The following table sets forth a summary of the investment securities portfolio as of the dates indicated:

	Investment Securities December 31,
	2011	2010	2009
	(Dollars in thousands)
Available-For-Sale Securities
U.S. government treasuries	$71,115	$—	$—
U.S. government corporations and agencies	9,751	51,763	49,786
U.S. government agency CMOs	31,038	22,576	45,617
U.S. government agency MBS	7,698	14,805	10,462
PCMOs	950	17,621	22,076
Municipal securities	2,911	29,087	17,090

Total Available-For-Sale Securities	$123,463	$135,852	$145,031

The following table summarizes the contractual maturity of the investment securities on an amortized cost basis and their weighted average yield as of December 31, 2011:

	Contractual Maturities of Investment Securities December 31, 2011
	(Dollars in thousands)
	Within One Year		After One Year but Within Five Years		After Five Year but Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total (4)	Yield
Available-For-Sale Securities
U.S. government treasuries	$71,119	0.01%	$—	0.00%	$—	0.00%	$—	0.00%	$71,119	0.01%
U.S. government agency securities	—	0.00%	—	0.00%	—	0.00%	9,737	2.63%	9,737	2.63%
U.S. government agency CMOs (1)	—	0.00%	—	0.00%	—	0.00%	30,893	2.16%	30,893	2.16%
U.S. government agency MBS (1)	—	0.00%	—	0.00%	—	0.00%	7,672	2.01%	7,672	2.01%
PCMOs (1)	—	0.00%	—	0.00%	—	0.00%	1,005	2.82%	1,005	2.82%
Municipal securities (2)	—	0.00%	—	0.00%	—	0.00%	2,982	5.06%	2,982	5.06%

Total Available-For-Sale Securities (3)	$71,119	0.01%	$—	0.00%	$—	0.00%	$52,289	2.40%	$123,408	1.02%

(1)	Contractual maturities of CMOs, PCMOs and MBS are not reliable indicators of their expected life because mortgage borrowers have the right to prepay mortgages at any time.
(2)	Municipal securities yield is on a fully tax equivalent basis assuming a 34% federal tax rate.

(3)	Alliance does not hold any held-to-maturity securities as of December 31, 2011.
(4)	Total above is amortized cost and does not include unrealized gain of $55 thousand.
(5)	Total available for sale securities amounted to $123.5 million.

Restricted Securities. Alliance’s security portfolio contains restricted securities that are required to be held as part of its banking operations. These include stock of the Federal Reserve Bank, the FHLB and others. The following table summarizes the balances of restricted stock at the dates indicated:

	December 31,
	2011	2010	2009
	(Dollars in thousands)
Federal Reserve Bank stock	$1,201	$1,201	$1,201
FHLB stock	3,365	4,948	4,911
Bankers’ Bank stock	206	206	206

Total Restricted Stock	$4,772	$6,355	$6,318

Non-Interest Income. The following table highlights the major components of non-interest income for the periods referenced:

	Year Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Deposit account service charges	$151	$220	$296	$272	$275
Gain on loan sales	—	—	125	152	1,059
Net gain (loss) on sale of securities	3,372	2,237	1,508	(46)	50
Trading activity and fair value adjustments	(3,132)	(511)	171	(2,328)	(2,672)
Other	299	213	143	132	199

Total	$690	$2,159	$2,243	$(1,818)	$(1,089)

Deposit account service charges consist of routine banking fees such as account maintenance, insufficient funds, online banking, stop payment, and wire transfer fees and amounted to $151 thousand, $220 thousand and $296 thousand, for each of the years ended December 31, 2011, 2010 and 2009, respectively.

The ABMD division did not generate any gains on loan sales in 2011 and 2010; however, there were $125 thousand in gains in 2009.

In the year ended December 31, 2011, Alliance had a net gain of $3.4 million on the sale of investment securities. This represents an increase of $1.1 million from the 2010 net gain of $2.2 million. The net gain on the sale of investment securities for 2009 was $1.5 million. Alliance views the available for sale investment portfolio as a tool in managing the overall balance sheet and liquidity positions of the organization. From time to time, Alliance will sell investment securities to achieve certain business objectives. These sales may result in gains or losses depending on the timing and book value of instruments sold.

Fair value adjustments recorded for the year ended December 31, 2011 resulted in a net loss of $3.1 million, compared to a net loss of $511 thousand for the same period in 2010, an increase of $2.6 million. The net loss was primarily driven by the negative adjustment of $3.1 million on the FHLB advance. The negative adjustment of $3.1 million was due to lower market rates and management electing to use a more advanced model in valuing the FHLB advance. The movement of interest spreads had an adverse effect on the FHLB advance’s value. At contractual maturity the FHLB advance will become due at par and any previously recorded loss will be accreted to income as maturity approaches. At December 31, 2011, trading activity and fair value adjustments associated with the trading assets generated a net gain of $10 thousand. Trading security and fair value adjustments for the year ended December 31, 2010 was $64 thousand in net loss.

Our other non-interest income is predominately from ATM fees and investment management fees which amounted to $130 thousand, $213 thousand and $143 thousand, for each of the years ended December 31, 2011, 2010 and 2009, respectively. Alliance did not generate any non-interest income from investment management fees due to Alliance’s decision to phase out investment management operations during the third quarter of 2010.

Non-Interest Expense. During 2011, Alliance made important progress toward its strategic goal of by decreasing our non-interest expenses.

Non-interest expense for the year ended December 31, 2011, amounted to $16.2 million compared to $18.3 million for the same period in 2010, a decrease of $2.1 million. A key component of non-interest expense is salary and benefits expense. This expense for the year ended December 31, 2011 was $5.4 million, compared to the 2010 level of $6.9 million, a decrease of $1.5 million. Occupancy and equipment expenses were $2.9 million compared to the 2010 level of $3.4 million, a decrease of $494 thousand.

OREO expense was $454 thousand for the year ended December 31, 2011 compared to $841 thousand for the same period in 2010. The OREO balance consists of mostly undeveloped land with little maintenance cost and valuation write-downs. Non-interest expense for the year ended December 31, 2011 also included $1.2 million in terminated merger related expenses and $414 thousand for settlement-related expenses in connection with a legal action relating to the previous sale of an Alliance Bank-owned residential property, each with no similar charge in 2010.

Non-interest expense for 2010 amounted to $18.3 million, compared to the 2009 level of $20.9 million. Salary and benefits costs in 2010 and 2009 were $6.9 million and $7.0 million, respectively. Other operating expenses amounted to $11.4 million in 2010 and $13.9 million in 2009. OREO expenses in 2010 were 841 thousand as compared to $2.4 million in 2009.

The components of other operating expenses for the periods referenced were as follows:

	Other Operating Expense Years Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Business development	$216	$361	$557	$621	$704
Office expense	303	549	624	772	882
Bank operations expense	589	296	339	309	358
Data processing	1,651	1,023	828	796	723
Professional fees	1,598	2,192	1,775	1,832	1,748
FDIC insurance	850	1,369	2,239	605	168
Merger expenses	1,158	—	—	—	—
Other	1,093	1,305	2,514	1,459	1,502

Total	$7,458	$7,095	$8,876	$6,394	$6,085

Data processing expenses increased to $1.7 million at December 31, 2011 compared to $1.0 million at December 31, 2010, an increase of $700 thousand. This increase is due to the conversion of our core operating system in the first quarter of 2011. Professional fees reduced to $1.6 million at December 31, 2011 compared to $2.2 million at December 31, 2010. This reduction is attributable to lesser consulting fees associated with the data processing conversion in 2011 than were paid in 2010. FDIC insurance expense reduced to $850 thousand at December 31, 2011 compared to $1.4 million at December 31, 2010. This decrease is directly related to the FDIC changing the method of calculating the assessment in early 2011.

Fredericksburg Business Initiative. In 2010, Alliance Bank was successful in terminating the leases of two of the Fredericksburg locations. As of December 31, 2011, Alliance Bank is continuing to market the space for a potential branch site in the Cosner’s Corner area in Fredericksburg. Alliance has recorded a liability of $205 thousand as of December 31, 2011 for the estimated present value of the potential differential between the contractual rental obligations and potential subleasing income.

Income Taxes. Alliance recorded income tax expense of $5.0 million in 2011 compared to income tax expense of $344 thousand in 2010.

Alliance routinely evaluates the likelihood of the recognition of deferred tax assets. The analysis is used to determine if a valuation allowance for deferred tax assets is necessary. Alliance’s analysis reviews various forms of positive and negative evidence in determining whether a valuation allowance is necessary and if so to what degree a valuation allowance is warranted.

Alliance performed an analysis to determine if a valuation allowance for deferred tax assets was necessary. Alliance’s analysis reviewed various forms of positive and negative evidence in determining whether a valuation allowance is necessary and if so to what degree a valuation allowance is warranted. The three year cumulative loss position of Alliance is considered negative evidence when determining if a valuation allowance is necessary. Alliance considered positive evidence such as previous earnings patterns, multiyear business projections and the potential realization of NOL carry forwards within the prescribed time periods. In addition, Alliance considered tax planning strategies that would impact the timing and extent of taxable income. Based on the analysis and the guidance in the relevant accounting literature, it is not considered more likely than not that Alliance will be able to realize all its deferred tax assets. A valuation allowance of $5.3 million related to the deferred tax assets has been recorded at December 31, 2011.

Deposits. Alliance seeks deposits within its market area by offering high-quality customer service, using technology to deliver deposit services effectively and paying competitive interest rates. A significant portion of its client base and deposits are directly related to home sales and refinancing activity, including from title and escrow agency customers.

At December 31, 2011, the deposit portfolio was $380.4 million, a decrease of $26.5 million compared to the December 31, 2010 level of $406.9 million. The interest-bearing deposits on average cost Alliance Bank 1.48% for the year ended December 31, 2011 or 48 basis points less than 2010 average cost of 1.96%. As key interest rates declined over the past year, Alliance repriced deposits at lower levels.

At December 31, 2011, Alliance’s non-interest bearing demand deposits were $112.5 million compared to $124.6 million at December 31, 2010, a $12.2 million, or 9.8% decrease. Average non-interest bearing demand deposits were $92.3 million for the year ended December 31, 2011 compared to average demand deposits of $100.4 million at December 31, 2010, a decrease of $8.1 million, or 8.0%. The disparity between the December 31, 2011 balance of non-interest bearing deposits of $112.5 million and the average balance for the year 2011 of non-interest bearing deposits of $92.3 million is directly related to seasonal and cyclical changes in the business activities of our title and escrow agency client base. Frequently, our title and escrow agency clients experience strong deposit growth around the end of a month or quarter.

Alliance currently uses wholesale brokered deposits. Alliance believes these types of funds offer a reliable stable source of funds for Alliance Bank. Frequently the interest rates associated with wholesale brokered deposits are significantly lower than general customer rates in Alliance’s markets. As market conditions warrant and balance sheet needs dictate, Alliance may continue to participate in the wholesale brokered certificate of deposit market. As with any deposit product, Alliance has potential risk for non-renewal by the customer and/or broker.

As of December 31, 2011, Alliance had $122.4 million of wholesale brokered certificates of deposit which is $22.4 million higher than the December 31, 2010 level of $100.0 million. This increase is due to management utilizing these instruments to lengthen the duration of the liabilities on the balance sheet.

The following table shows the maturity distribution and coupon rate of wholesale brokered certificate of deposits at December 31, 2011:

Maturity Distribution of Brokered Deposits by Year
Maturity Year	Amount	Average Coupon Rate
	(Dollars in thousands)
2012	$52,454	1.23%
2013	37,562	1.53%
2014	22,423	1.58%
2015	10,000	1.90%

	$122,439	1.44%

The following table details the average amount of, and the average rate paid on, the following primary deposit categories for the periods indicated:

	Average Deposits and Average Rates Paid Years Ended December 31,
	2011			2010			2009
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Interest-bearing liabilities:
Interest-bearing demand deposits	$42,566	$118	0.28%	$47,600	$207	0.43%	$46,476	$440	0.95%
Money market deposit accounts	24,318	178	0.73%	24,648	270	1.10%	18,780	274	1.46%
Savings accounts	4,176	6	0.14%	3,875	9	0.23%	3,791	14	0.37%
Time deposits	196,638	3,671	1.87%	233,201	5,577	2.39%	286,262	9,713	3.39%

Total interest-bearing deposits	267,698	$3,973	1.48%	309,324	$6,063	1.96%	355,309	$10,441	2.94%

Non-interest bearing deposits	92,300			100,365			96,326

Total deposits	$359,998			$409,689			$451,635

The following is a summary of the maturity distribution of certificates of deposit as of December 31, 2011:

	Certificates of Deposit Maturity Distribution December 31, 2011
	Three Months or Less	Three Months to Six Months	Six Months to Twelve Months	Over Twelve Months	Total
	(Dollars in thousands)
Certificates of deposit:
Less than $100,000	$33,055	$19,800	$21,208	$80,521	$154,584
Greater than or equal to $100,000	3,755	4,938	14,237	15,634	38,564

Total	$36,810	$24,738	$35,445	$96,155	$193,148

Capital

Both Alliance and Alliance Bank are considered “well capitalized” under the risk-based capital guidelines adopted by the federal banking regulatory agencies. Capital adequacy is an important measure of financial stability. Maintaining a “well capitalized” regulatory position is paramount for each organization. Both Alliance and Alliance Bank monitor the capital positions to ensure appropriate capital for the respective risk profile of each organization, as well as sufficient levels to promote depositor and investor confidence in the respective organizations.

Total shareholders’ equity was $28.1 million as of December 31, 2011 compared to the December 31, 2010 level of $33.7 million. The change in equity is primarily attributable to Alliance’s net loss for 2011 of $6.0 million. Book value per common share was $5.50 as of December 31, 2011, compared to $6.60 as of December 31, 2010. The net unrealized gain on available-for-sale securities amounted to $36 thousand, net of tax, as of December 31, 2011, compared to a net unrealized loss on available-for-sale securities of $288 thousand, net of tax, as of December 31, 2010.

The following table reflects the components of shareholders’ equity on a book value per share basis.

	December 31,
	2011	2010	2009
Book Value Per Share, beginning of the period	$6.60	$6.49	$7.28
Net income (loss) per common share	(1.17)	0.14	(0.86)
Stock based compensation	—	—	0.09
Effects of Changes in Other Comprehensive Income (1)	0.07	(0.03)	(0.02)

Book Value Per Share, end of the period	$5.50	$6.60	$6.49

(1)	Other Comprehensive Income represents the unrealized gains or losses associated with available-for-sale securities and the related reclassification adjustments.

Payment of dividends is at the discretion of Alliance’s board of directors and is subject to various federal and state regulatory limitations. It is Alliance’s current policy to retain earnings to support its banking operations and its business risk profile.

On June 30, 2003, the Trust privately issued the Trust Preferred Capital Notes in a pooled trust preferred capital securities offering. The Trust issued $310 thousand in common equity to Alliance. Simultaneously, the Trust used the proceeds of the sale to purchase $10.3 million principal amount of the Subordinated Debentures. Both the Trust Preferred Capital Notes and the Subordinated Debentures are callable at any time. The Subordinated Debentures are an unsecured obligation of Alliance and are junior in right of payment to all present and future senior indebtedness of Alliance. The Trust Preferred Capital Notes are guaranteed by Alliance on a subordinated basis. The Trust Preferred Capital Notes are presented in the Consolidated Balance Sheets of Alliance under the caption “Trust Preferred Capital Notes.” Alliance records distributions payable on the Trust Preferred Capital Notes as an interest expense in its Consolidated Statements of Operations. The interest rate associated with the Trust Preferred Capital Notes is three month LIBOR plus 3.15% subject to quarterly interest rate adjustments. Under the indenture governing the Trust Preferred Capital Notes, Alliance has the right to defer payments of interest for up to twenty consecutive quarterly periods. Beginning with the quarter ended September 30, 2009 and through December 31, 2011, Alliance elected to defer the interest payments as permitted under the indenture. The interest deferred under the indenture compounds quarterly at the interest rate then in effect. As of December 31, 2011 the total amount of deferred and compounded interest owed under the indenture is $890 thousand. The base interest rate as of December 31, 2011 was 3.70% and as of December 31, 2010 was 3.45%.

All or a portion of Trust Preferred Capital Notes may be included in the regulatory computation of capital adequacy as Tier 1 capital. Under the current guidelines, Tier 1 capital may include up to 25% of shareholders’ equity excluding accumulated other comprehensive income (loss) in the form of Trust Preferred Capital Notes. At December 31, 2011 and December 31, 2010, the entire amount was considered Tier 1 capital. Management does not expect the restrictions on Tier 1 capital treatment of trust preferred securities that were enacted by the Dodd-Frank Act to impact the Tier 1 capital status of the Trust Preferred Capital Notes, as the Dodd-Frank Act’s restrictions generally do not apply to trust preferred securities issued prior to enactment by institutions with fewer than $15 billion in assets.

Alliance is considered “well capitalized” as of December 31, 2011, 2010 and 2009. The following table shows Alliance’s capital categories, capital ratios and the minimum capital ratios currently required by bank regulators:

	Risk Based Capital Analysis December 31,
	2011	2010	2009
	(Dollars in thousands)
Tier 1 Capital:
Common stock	$20,440	$20,427	$20,427
Capital surplus	25,915	25,857	25,835
Retained earnings (deficit)	(18,269)	(12,311)	(12,897)
Less: disallowed assets	—	(2,990)	(1,211)
Add: Qualifying Trust Preferred Securities	10,000	10,000	10,000

Total Tier 1 capital	38,086	40,983	42,154

Tier 2 Capital:
Qualifying allowance for loan losses	3,828	4,400	5,071

Total Tier 2 capital	3,828	4,400	5,071

Total Risk Based Capital	$41,914	$45,383	$47,225

Risk weighted assets	$304,676	$352,277	$405,988

Quarterly average assets	$506,050	$547,008	$596,841

	December 31,			Regulatory Minimum
	2011	2010	2009
Capital Ratios:
Tier 1 risk based capital ratio	12.5%	11.6%	10.4%	4.0%
Total risk based capital ratio	13.8%	12.9%	11.6%	8.0%
Leverage ratio	7.5%	7.5%	7.1%	4.0%
Equity to assets ratio	5.6%	6.3%	5.7%	N/A

The regulatory risk based capital guidelines establish minimum capital levels for Alliance Bank to be deemed “well capitalized.” The guidelines for “well capitalized” call for a leverage ratio of 5.0%, tier 1 risk based capital ratio of 6.0% and total risk based capital ratio of 10.0%. As of December 31, 2011, Alliance had capital ratios in excess of the regulatory minimums to be “well capitalized.” Alliance and Alliance Bank continuously monitor the capital levels and the risk profile of the entities to determine if capital levels are sufficient for the risk profiles of the organization.

Purchased Funds and Other Borrowings. Purchased funds and other borrowings include repurchase agreements (repos), which Alliance offers to commercial customers and affluent individuals, federal funds purchased and treasury, tax and loan balances. The bulk of purchased funds are made up of the following four categories: customer repos, outstanding federal funds purchased, the Trust Preferred Capital Notes and FHLB advances. Customer repos amounted to $40.4 million at December 31, 2011, compared to $43.1 million at

December 31, 2010 and $37.7 million at December 31, 2009. FHLB advances amounted to $44.4 million at December 31, 2011, compared to $41.2 million at December 31, 2010 and $50.8 million at December 31, 2009. Other borrowings were $0, $5 thousand and $9.6 million at December 31, 2011, December 31, 2010 and December 31, 2009 respectively. The Trust Preferred Capital Notes were $10.3 million for all periods presented.

An analysis of the purchased funds distribution is presented below for the periods indicated:

	Purchased Funds Distribution Year Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
At Period End
FHLB long-term advances, at fair value	$29,350	$26,208	$25,761
FHLB long-term advances	15,000	15,000	25,000
Customer repos	40,420	43,148	37,716
Purchased funds and other borrowings	—	5	9,574
Trust Preferred Capital Notes	10,310	10,310	10,310

Total at period end	$95,080	$94,671	$108,361

Average Balances
FHLB long-term advances, at fair value	$26,922	$26,196	$26,054
FHLB long-term advances	15,000	28,105	25,000
Customer repos	36,666	35,759	33,017
Purchased funds and other borrowings	11,773	9,133	12,119
Trust Preferred Capital Notes	10,310	10,310	10,310

Total average balance	$100,671	$109,503	$106,500

Average rate paid on all borrowed funds, end of period	2.00%	1.77%	1.86%

Average rate paid on all borrowed funds, during the period	1.65%	1.69%	2.04%

Maximum outstanding during period	$108,431	$126,156	$117,551

Customer repurchase agreements are standard commercial banking transactions that involve an Alliance Bank customer instead of a wholesale bank or broker. Alliance offers this product as an accommodation to larger retail and commercial customers and affluent individuals that request safety for their funds beyond the FDIC deposit insurance limits. Alliance believes this product offers it a stable source of financing at a reasonable market rate of interest. Alliance does not use or have any open repurchase agreements with any broker-dealers.

The FHLB is a key source of funding for Alliance Bank. During the periods presented, Alliance has used overnight advances (daily rate credit) to support its short-term liquidity needs. On a longer term basis, Alliance augments its funding portfolio with its two FHLB advances, one of which is accounted for on a fair value basis, and one of which is accounted for on a cost basis.

At December 31, 2011 and December 31, 2010, the FHLB long-term advance accounted for on a fair value basis had a value of $29.4 million and $26.2 million respectively, and matures in 2021. The increase in fair value of this advance at December 31, 2011 compared to December 31, 2010 is due to lower market interest rates and management electing to use a more advanced model in valuing the FHLB advance. The weighted average interest rate on the long-term FHLB advance accounted for on a fair value basis was 3.985% for all periods presented. The par value of the FHLB advance accounted for on a fair value basis was $25.0 million at December 31, 2011, and December 31, 2010.

At December 31, 2011, there was one FHLB advance accounted for on a cost basis. Alliance entered into this floating rate advance in the first quarter of 2010 for $15.0 million. The advance matures in 2012 and the interest rate at December 31, 2011 was 0.379%. The weighted average interest rate for both FHLB advances at December 31, 2011 is 3.07%.

Fair Value Liability Classified as Level 3. Beginning in the third quarter of 2008 and continuing through the present time, portions of the investment and debt markets have experienced a period of significant distress and dysfunction, and market values for certain financial instruments may not be readily available. Although certain portions of the investment and debt markets have improved, the fair value of an instrument is not the same as a liquidation value. In evaluating the fair value of funding instruments, Alliance determined that the typical valuation techniques did not take into account the distressed investment and debt markets. As such, Alliance considered other factors such as typical spreads for the instruments, conversion swaptions, swap curves, discounted cash flow models, previously observable non-distressed valuations and bond issuance rates and spreads for investment and non-investment grade instruments. As of December 31, 2011 and December 31, 2010, the fair value of the long-term FHLB advance accounted for on a fair value basis was $29.4 million and $26.2 million respectively.

Liquidity. Alliance specifically focuses on liquidity management to meet the demand for funds from its depositors and lending clients as well as expenses that it incurs in the operation of its business. Alliance has a formal liquidity management policy and a contingency funding policy used to assist management in executing the liquidity strategies necessary for Alliance Bank. Similar to other banking organizations, Alliance Bank monitors the need for funds to support depositor activities and funding of loans. Alliance’s client base includes a significant number of title and escrow businesses which have more deposit inflows and outflows than a traditional commercial business relationship. Alliance Bank maintains additional liquidity sources to support the needs of this client base. Loss of relationship officers or clients could have a material impact on Alliance’s liquidity position through a reduction in average deposits.

Alliance’s Chief Financial Officer monitors its overall liquidity position daily. Alliance can and will draw upon federal funds lines with correspondent banks, draw upon reverse repurchase agreement lines with correspondent banks and use FHLB advances as needed. Alliance’s deposit customers frequently have lower deposit balances in the middle of the month, and balances generally rise toward the end of each month. As such, Alliance uses wholesale funding techniques to support its balance sheet and asset portfolios, although its longer term plan is to increase deposits from its local retail and commercial deposits and maintain available wholesale funding sources as additional liquidity.

As of December 31, 2011, Alliance had $45.8 million in cash and due from banks to support the business activities and deposit flows of its clients. Alliance Bank maintains credit lines at the FHLB and other correspondent banks. At December 31, 2011, Alliance Bank had a total credit line of $106.9 million with the FHLB with an unused portion of $66.9 million. Borrowings with the FHLB have certain collateral requirements and are subject to disbursement approval by the FHLB. At December 31, 2011, Alliance Bank had $30.0 million in secured borrowing capacity and $4.0 million in unsecured borrowing capacity (both reverse repurchase agreements and federal funds purchased) from correspondent banks. As of December 31, 2011, Alliance Bank did not have any outstanding borrowings from its correspondent banks. All borrowings from correspondent banks are subject to disbursement approval. Alliance Bank is also eligible to borrow from the Federal Reserve Discount Window subject to the collateral requirements and other terms and conditions that may exist. In addition to the borrowing capacity described above, Alliance and Alliance Bank may sell investment securities, loans and other assets to generate additional liquidity. Alliance anticipates maintaining sufficient liquidity to protect depositors, provide for business growth and comply with regulatory requirements.

Return on Average Assets and Average Equity. The ratio of net income to average assets and average equity and certain other ratios are as follows for the periods indicated:

	For the Years Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Average total assets	$497,953	$558,945	$596,841

Average stockholders’ equity	$34,778	$37,395	$35,955

Net income (loss)	$(5,958)	$705	$(4,396)

Cash dividends declared	$—	$—	$—

Return on average assets	-1.20%	0.13%	-0.74%

Return on average stockholders’ equity	-17.13%	1.89%	-12.23%

Average stockholders’ equity to average total assets	6.98%	6.69%	6.02%

Off-Balance Sheet Activities. Alliance and Alliance Bank enter into certain off-balance sheet arrangements in the normal course of business to meet the financing needs of customers. These off-balance sheet arrangements include commitments to extend credit, standby letters of credit and financial guarantees which would impact the overall liquidity and capital resources to the extent customers accept and/or use these commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. See Note 19 of the Notes to Alliance Consolidated Financial Statements for further discussion of the nature, business purpose and elements of risk involved with these off-balance sheet arrangements. With the exception of these off-balance sheet arrangements, Alliance has no off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on Alliance’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements. For information regarding recent accounting pronouncements and their effect on Alliance, see “Recent Accounting Pronouncements” in Note 2 of the Notes to Alliance Consolidated Financial Statements contained in this joint proxy statement/prospectus.

Quarterly Financial Results. The following tables list quarterly financial results for the years ended December 31, 2011 and 2010:

	Quarterly Data 2011
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per share data)
Interest income	$4,653	$5,398	$5,746	$5,909
Interest expense	1,313	1,356	1,447	1,517

Net interest income	3,340	4,042	4,299	4,392
Provision for loan losses	344	130	769	306

Net interest income after provision for loan losses	2,996	3,912	3,530	4,086
Non interest income	339	(651)	818	184
Non interest expense	4,654	4,067	3,764	3,723

Income before income taxes	(1,319)	(806)	584	547
Provision (benefit) for income taxes	4,894	(303)	191	182

Net Income (loss)	$(6,213)	$(503)	$393	$365

Net income (loss) per common share, basic	$(1.22)	$(0.10)	$0.08	$0.07

Net income (loss) per common share, diluted	$(1.22)	$(0.10)	$0.08	$0.07

	2010
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per share data)
Interest income	$6,441	$6,491	$6,925	$6,981
Interest expense	1,676	1,866	2,070	2,306

Net interest income	4,765	4,625	4,855	4,675
Provision for loan losses	425	378	675	275

Net interest income after provision for loan losses	4,340	4,247	4,180	4,400
Non interest income	1,134	351	413	261
Non interest expense	4,983	4,336	4,411	4,547

Income before income taxes	491	262	182	114
Provision (benefit) for income taxes	333	20	(9)	—

Net Income	$158	$242	$191	$114

Net income per common share, basic	$0.03	$0.05	$0.04	$0.02

Net income per common share, diluted	$0.03	$0.05	$0.04	$0.02

Quantitative and Qualitative Disclosures About Market Risk

Asset Liability Management, or “ALM,” Risk Management. Alliance engages a consulting firm to model its short-term and long-term interest rate risk profile. The model includes basic business assumptions, interest rates, repricing information and other relevant market data necessary to project our interest rate risk. The board of directors has established interest rate risk limits for both short-term and long-term interest rate exposure. On a periodic basis, management reports to the board of directors on Alliance’s base interest rate risk profile and expectations of changes in the profiles based on certain interest rate shocks.

Net Interest Income, or “NII,” Sensitivity (Short-term Interest Rate Risk). Alliance’s ALM process evaluates the effect of upward and downward changes in market interest rates on future net interest income. This analysis involves shocking the interest rates used in determining net interest income over the next twelve months. The resulting percentage change in net interest income in various rate scenarios is an indication of Alliance’s shorter-term interest rate risk. This analysis is accomplished by assuming a static balance sheet over a period of time with maturing and repayment dollars being rolled back into like instruments for new terms at current market rates. Additional assumptions are applied to modify volumes and pricing under various rate scenarios. These assumptions include prepayments, the sensitivity of non-maturity deposit rates, and other factors deemed significant by Alliance.

Since Alliance’s actual balance sheet movement is not static (maturing and repayment dollars being rolled back into like instruments for new terms at current market rates), these changes in net interest income are indicative only of the magnitude of interest rate risk in the balance sheet and not necessarily reflective of the income Alliance would actually receive.

The ALM model results for December 31, 2011 are shown in the table below. Assuming an immediate upward shift in market interest rates of 100 basis points and a static balance sheet, the results indicate Alliance would expect net interest income to increase over the next twelve months by 1.2%. Assuming a shift downward of 100 basis points, Alliance would expect net interest income to decrease over the next twelve months by 0.9%.

Economic Value of Equity (Long-term Interest Rate Risk). The economic value of equity process models the cashflows of financial instruments to maturity. The model incorporates growth and pricing assumptions to develop a baseline Economic Value of Equity, or “EVE.” The interest rates used in the model are then shocked for an immediate increase or decrease in interest rates. The results of the shocked model are compared to the baseline results to determine the percentage change in EVE under the various scenarios. The resulting percentage change in EVE is an indication of the longer term repricing risk and options embedded in the balance sheet.

The table below shows, as of December 31, 2011 and 2010, ALM model results under various interest rate shocks:

	December 31, 2011		December 31, 2010
Interest Rate Shocks	NII	EVE	NII	EVE
-200 bp	-3.6%	-6.5%	-6.9%	9.4%
-100 bp	-0.9%	-3.1%	-2.1%	5.3%
+100 bp	1.2%	1.2%	2.3%	-6.6%
+200 bp	2.9%	3.2%	4.7%	-11.8%

All results above are within Alliance’s current interest rate risk policy guidelines.

Interest Rate Gap. In addition to the NII and EVE models, management reviews our “static” gap position. The cumulative gap position within one year was -$2.3 million, or -0.5% of total assets, at December 31, 2011. While this measurement technique is common in the financial services industry, it has limitations and is not Alliance’s sole tool for measuring interest rate sensitivity. Alliance does not believe this model accurately reflects its true short-term and long-term interest rate exposure. As an example, $22.1 million of the investment and trading securities at December 31, 2011 are classified as greater than five years due to the contractual maturity of the instruments. Investment and trading securities are easily marketed and can be liquidated in a short period of time. As a result, it is reasonable to consider a portion of, or perhaps all of, the $22.1 million of investment and trading securities as the “within three month” category, which further suggests a more balanced short-term interest rate position for Alliance.

The following table reflects Alliance’s December 31, 2011 “static” interest rate gap position:

	December 31, 2011
	Maturing or Repricing
	Within 3 Months	4 - 12 Months	1 -5 Years	Over 5 Years	Total
	(Dollars in thousands)
Interest earning assets:
Investment securities	$80,866	$—	$21,140	$21,457	$123,463
Trading securities	—	—	—	596	596
Loans	45,693	48,254	126,469	73,196	293,612
Interest-bearing deposits	43,874	—	—	—	43,874
Federal funds sold	16,567	—	—	—	16,567

Total interest earning assets	187,000	48,254	147,609	95,249	478,112

Interest-bearing liabilities:
Interest-bearing demand deposits	48,649	—	—	—	48,649
Money market deposit accounts	23,370	—	—	—	23,370
Savings accounts & IRAs	2,826	—	—	—	2,826
Time deposits	36,810	60,183	81,746	14,409	193,148

Total interest-bearing deposits	111,655	60,183	81,746	14,409	267,993

FHLB long term advances, at fair value	—	—	—	29,350	29,350
FHLB long term advances	15,000	—	—	—	15,000
Customer repurchase agreements	40,420	—	—	—	40,420
Trust Preferred Capital Notes	10,310	—	—	—	10,310

Total interest-bearing liabilities	177,385	60,183	81,746	43,759	363,073

Period Gap	$9,615	$(11,929)	$65,863	$51,490	$115,039

Cumulative Gap	$9,615	$(2,314)	$63,549	$115,039	$115,039

Cumulative Gap / Total Assets	1.9%	-0.5%	12.4%	22.5%	22.5%

During the next twelve months $97.0 million of time deposits are due to reprice or mature. Of the $97.0 million, $52.5 is brokered deposits. Current pricing of the brokered deposits reflected an interest rate savings on deposits maturing in the next twelve months. The impact of future repricing on interest expense will depend upon the interest rate environment at that time.

Interest Rate Risk Management Summary. As part of its interest rate risk management, Alliance typically uses the trading and investment portfolio and its wholesale funding instruments to balance its interest rate exposure. There is no guarantee that the risk management techniques and balance sheet management strategies Alliance employs will be effective in periods of rapid rate movements or extremely volatile periods. Alliance believes its strategies are prudent and within its policy guidelines in the base case of its modeling efforts as of December 31, 2011.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of October 29, 2012, the beneficial ownership of Alliance’s common stock of the shareholders known to Alliance to be the beneficial owners of more than 5% of Alliance’s common stock and who are not also directors or executive officers of Alliance.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Wellington Management Company, LLP (2)	492,287	(2)	9.63%
Grace & White, Inc. (3)	355,755	(3)	6.96%
Brown Bear Capital Partners (Cayman), LP (4)	271,400	(4)	5.31%
Sandy Spring Bancorp, Inc. (5)	263,150	(5)	5.15%

(1)	Based on 5,109,969 shares of common stock outstanding as of October 29, 2012. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.
(2)	Based on Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP or “Wellington.” According to this Schedule 13G/A, as of December 31, 2011, in its capacity as investment advisor, Wellington has shared voting power with respect to 450,997 of these shares and shared investment power with respect to all 492,287 of these shares. The business address of Wellington is 280 Congress Street, Boston, Massachusetts 02210.
(3)	Based on Schedule 13G/A filed with the SEC on February 6, 2012 by Grace & White, Inc. According to this Schedule 13G/A, as of December 31, 2011, in its capacity as investment advisor, Grace & White, Inc. has sole voting power with respect to 39,603 of these shares, has no shared voting power with respect to any of these shares, has sole investment power with respect to all 389,236 of these shares, and has no shared investment power with respect to any of these shares. The business address of Grace & White, Inc. is 515 Madison Ave. Suite 1700, New York, New York 10022.
(4)	Based on Schedule 13G filed with the SEC on December 2, 2011 by Brown Bear Capital Partners (Cayman), LP, or “BBCP,” Brown Bear Capital Associates, LLC, or “BBCA,” Brown Bear Capital Management, LLC, or “BBCM,” and Mr. Andrew Brownfield. According to this Schedule 13G, BBCP beneficially owns 271,400 shares of common stock and has shared voting power and shared investment power with respect to all 271,400 of these shares. BBCM is the investment manager for BBCP, BBCA is the general partner of BBCP, and Mr. Brownfield is the majority managing member of BBCA and BBCM. As a result of these relationships, each of BBCA, BBCM and Mr. Brownfield may be deemed to beneficially own the shares of common stock that are beneficially owned by BBCP. Each of BBCP, BBCA, BBCM and Mr. Brownfield have disclaimed beneficial ownership over any shares of Alliance’s common stock except to the extent of their respective pecuniary interests therein. The business address of each of BBCP, BBCA, BBCM and Mr. Brownfield is 12 Tallwood Road, Woodbridge, Connecticut 06525.
(5)	Based on Schedule 13G filed with the SEC on February 8, 2012 by Sandy Spring Bancorp, Inc., or “SSBI,” Sandy Spring Bank, or “SSB,” and West Financial Services, Inc. or “WFSI.” According to this Schedule 13G, each of SSBI, SSB and WFSI have sole voting power with respect to 237,275 of these shares, shared voting power with respect to 25,875 of these shares, sole investment power with respect to 237,275 of these shares, and shared investment power with respect to 25,875 of these shares. The business address of each of SSBI, SSB and WFSI is 17801 Georgia Avenue, Olney, Maryland 20832.

The following table shows as of October 29, 2012 the beneficial ownership of Alliance’s common stock of each director, director nominee and named executive officer, and of all directors and executive officers of Alliance as a group.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares (1)	Options Exercisable by December 28, 2012	Percent of Class (2)
Oliver T. Carr, III	550	12,500	0.25%
George F. Cave	—	3,500	0.07%
William E. Doyle, Jr.	2,300	17,500	0.39%
William M. Drohan (3)	31,992	16,213	0.94%
Donald W. Fisher, Ph.D.	1,000	—	0.02%
Lawrence N. Grant (4)	49,268	16,213	1.28%
Paul M. Harbolick, Jr. (5)	—	—	—
Jean S. Houpert	—	3,000	0.06%
Robert C. Kovarik, Jr.	1,000	—	0.02%
D. Mark Lowers	1,000	—	0.02%
Serina Moy (6)	71,277	16,213	1.71%
Craig W. Sacknoff (7)	22,725	65,213	1.70%
J. Eric Wagoner (8)	11,400	—	0.22%
Robert G. Weyers (9)	69,000	16,213	1.66%
All directors and executive officers as a group (13 persons)	261,512	166,565	8.11%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home. Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown.
(2)	The ownership percentage of each individual is calculated based on the total of 5,109,969 shares of common stock that were outstanding as of October 29, 2012, plus the number of shares that can be issued to the individual within sixty days of October 29, 2012 upon the exercise of stock options held by the individual, whether or not such options are “in the money.” Shares of common stock that are subject to exercisable stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.
(3)	Includes 18,083 shares Mr. Drohan holds jointly with his spouse and 879 shares held by Mr. Drohan’s spouse.
(4)	Includes 6,469 shares Mr. Grant holds jointly with his spouse; 8,810 shares held by Mr. Grant’s spouse; 738 shares held by the Grant Revocable Family Trust with respect to which Mr. Grant has shared voting and shared investment power; and 1,294 shares held by Independent Insurance Center, Inc. with respect to which Mr. Grant has shared voting and shared investment power.
(5)	Based on information provided by Mr. Harbolick. Effective May 18, 2011, Mr. Harbolick resigned as Executive Vice President and Chief Financial Officer of Alliance and Alliance Bank. All of Mr. Harbolick’s unexercised options terminated three months after May 18, 2011.
(6)	Includes 11,954 shares Ms. Moy holds jointly with her spouse, 1,800 shares held by Ms. Moy’s spouse and 1,187 shares held as custodian on behalf of or by Ms. Moy’s children.

(7)	Includes 1,725 shares Mr. Sacknoff holds jointly with his spouse, 58 shares held jointly with Mr. Sacknoff’s children and 29 shares held as custodian for Mr. Sacknoff’s son.
(8)	Includes 8,000 shares held by Compass Point Partners, L.P. with respect to which Mr. Wagoner has shared voting and investment power.
(9)	Includes 65,000 shares held by the Weyers Family Revocable Trust with respect to which Mr. Weyers has shared voting and investment power.

COMPARISON OF RIGHTS OF HOLDERS OF ALLIANCE COMMON STOCK AND WASHINGTONFIRST COMMON STOCK

The rights of shareholders of Alliance under the articles of incorporation and bylaws of Alliance will differ in some respects from the rights that shareholders of Alliance will have as shareholders of WashingtonFirst under the articles of incorporation and bylaws of WashingtonFirst. Copies of Alliance’s articles of incorporation and bylaws have been previously filed by Alliance with the SEC. Copies of WashingtonFirst’s articles of incorporation and bylaws are filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part and are also available upon written request from WashingtonFirst.

Certain differences between the provisions contained in the articles of incorporation and bylaws of Alliance, and the articles of incorporation and bylaws of WashingtonFirst, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Virginia law and the articles of incorporation and bylaws of Alliance and WashingtonFirst.

Summary of Material Differences Between Current Rights of

Shareholders of Alliance and Rights Those Persons

Will Have as Shareholders of WashingtonFirst Following the Merger

Alliance	WashingtonFirst
Authorized Shares

The articles of incorporation of Alliance authorize the issuance of 15,000,000 shares of common stock, par value $4.00 per share. Alliance does not have an authorized class of undesignated preferred stock which may be issued by its board of directors with such rights as the board in its discretion may determine.

The articles of incorporation of Alliance provide that, subject to applicable provisions of law, the holders of Alliance common stock will be entitled to receive such dividends at such times and in such amounts as the board of directors of Alliance may deem advisable.

The articles of incorporation of WashingtonFirst authorize the issuance of 25,000,000 shares of common stock, par value $.01 per share, and 10,000,000 of which are preferred stock, par value $5.00 per share, the undesignated shares of which the board of directors may issue from time to time as series with such designations, preferences, limitations and relative rights as the board may determine and as shall be recorded by articles of amendment to the articles of incorporation.

If WashingtonFirst shareholders approve the Authorized Share Amendment and the Non-Voting Common Stock Amendment, the articles of incorporation of WashingtonFirst will be amended to authorize 70,000,000 shares of capital stock, 50,000,000 of which will be common stock, par value $.01 per share, 10,000,000 of which will be non-voting common stock, par value $.01 per share, and 10,000,000 of which will be preferred stock, par value $5.00 per share.

The articles of incorporation of WashingtonFirst provide that dividends may be declared and paid on the shares of common stock from funds lawfully available for such payments as and when determined by the board of directors and subject to any preferential dividend rights of shares of series of preferred stock.

Corporate Governance
The rights of Alliance shareholders are currently governed by Virginia law and the articles of incorporation and bylaws of Alliance. Following the completion of the merger, the rights of Alliance shareholders who become WashingtonFirst shareholders will continue to be governed by Virginia law, but will be governed by the articles of incorporation and bylaws of WashingtonFirst rather than the articles of incorporation and bylaws of Alliance.	The rights of WashingtonFirst shareholders are governed by Virginia law and the articles of incorporation and bylaws of WashingtonFirst.
Directors

The bylaws of Alliance call for a board of directors of between five and thirteen directors, with the exact number to be determined by the board of directors. Currently there are ten directors. The articles of incorporation of Alliance call for a classified board, with one class being elected at each annual meeting of shareholders to serve for a three year term and until their successors shall have been duly elected and qualified. The Alliance bylaws provide that the directors be divided into three classes, which shall be as equal in number of directors as possible, and which shall serve staggered three year terms such that one class will be elected at each annual meeting.

The articles of incorporation of Alliance provide that directors may be removed at any time, but only for cause at a meeting called expressly for that purpose and upon the affirmative vote of the holders of at least 75% of the total number of shares entitled to be cast generally in the election of directors.

The bylaws of WashingtonFirst call for a board of directors between three and 25 individuals. Currently, there are 19 directors. Directors are elected at each annual meeting of shareholders. The articles of incorporation of WashingtonFirst provide that the directors are divided into three classes, which shall be as nearly equal in number as possible, and which shall serve staggered terms such that each class is considered for election at an annual meeting once every three years.

No decrease in the number of directors by amendment to the bylaws will shorten the term of any incumbent director.

The bylaws of WashingtonFirst provide that any director may be removed, with or without cause, at any meeting of shareholders expressly called for such purpose, if the number of votes cast to remove him constitutes a majority of the votes entitled to be cast at an election of directors.

The terms of the Senior Non-Cumulative Perpetual Preferred Stock, Series D contain certain provisions governing the appointment of additional directors by the U.S. Treasury if WashingtonFirst fails to comply with the terms of the Securities Purchase Agreements under which such series of preferred stock was sold. Where the terms of this series of preferred stock differ from the bylaws of WashingtonFirst regarding the nomination of directors, the terms of this series of preferred stock will control.

WashingtonFirst has entered into agreements with investors that provide those investors with certain rights to board representation. See “Information About WashingtonFirst – Capital Raising Transactions – Equity Private Placements.”

Preemptive Rights
The articles of incorporation of Alliance provide that shareholders do not have a preemptive right to purchase or subscribe to (i) any shares of capital stock of Alliance, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

The articles of incorporation of WashingtonFirst provide that shareholders of WashingtonFirst do not have the preemptive right to acquire unissued shares of any class of stock of WashingtonFirst.

WashingtonFirst has entered into agreements with investors that provide those investors with preemptive rights in certain circumstances. See “Information About WashingtonFirst – Capital Raising Transactions – Equity Private Placements.”

Amendments of Articles of Incorporation and Bylaws
The articles of incorporation of Alliance may be amended by the affirmative vote of more than two-thirds of the votes entitled to be cast thereon after the proposed amendment has been adopted by the board of directors.	The articles of incorporation of WashingtonFirst may be amended by the affirmative vote of a majority of the shares entitled to vote on the transaction by each voting group entitled to vote on the transaction, if the board of directors has approved and recommended the amendment by at least a two-thirds vote of the directors currently in office. If the amendment is not approved and recommended by at least two-thirds of the directors currently in office, then the amendment must be approved by the vote of 80% or more of all the votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction.
Vote Required for Certain Shareholder Actions

Under the VSCA, shareholders must approve an amendment to the articles of incorporation, plan of merger or share exchange, plan of domestication, plan of conversion, a sale, lease, exchange or other disposition of the corporation’s assets that would leave the corporation without significant continuing business activity, or a plan of dissolution by the affirmative vote of more than two-thirds of the votes entitled to be cast on such transaction by each voting group that is entitled to vote thereon.

The articles of incorporation of Alliance are silent on the vote required for these actions. Accordingly, Alliance is subject to the vote requirements set forth in the VSCA.

WashingtonFirst’s articles of incorporation provide that the shareholders of WashingtonFirst must approve an amendment of the articles of incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all of WashingtonFirst’s assets other than in the regular course of business, and a plan of dissolution by a vote of the majority of all votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction, if the board of directors has approved and recommended the transaction by at least a two-thirds vote of the directors currently in office. If the transaction is not approved and recommended by at least two-thirds of the directors currently in office, then the transaction must be approved by the vote of 80% or more of all the votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction.

Advance Written Notice of Shareholder Proposals and Nominations
Alliance’s articles of incorporation and bylaws are silent on advance notice for shareholder proposals and nominations of directors; however, under the Exchange Act notice of a shareholder proposal submitted outside of Rule 14a-8 is considered untimely, and may be declared improper if presented at a meeting, if Alliance did not receive notice of the matter at least 45 days before the date that Alliance first mailed its proxy materials for the prior year’s annual meeting.

The bylaws of WashingtonFirst provide that shareholders entitled to vote in the election of directors at the WashingtonFirst annual meeting may submit proposals and nominations of directors for consideration at the meeting by written notice which must be received by the president of WashingtonFirst not less than 120 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the previous annual meeting, subject to certain exceptions if the meeting date has changed by more than 30 days.

The terms of the Senior Non-Cumulative Perpetual Preferred Stock, Series D contain certain provisions governing the appointment of additional directors by the U.S. Treasury if WashingtonFirst fails to comply with the terms of the Securities Purchase Agreements under which such series of preferred stock was sold. Where the terms of this series of preferred stock differ from the bylaws of WashingtonFirst regarding the nomination of directors, the terms of this series of preferred stock will control.

Notice of Shareholder Meetings
The bylaws of Alliance provide that Alliance must give written notice between ten and 60 days before any shareholders’ meeting to each shareholder entitled to vote at such meeting (except that such notice must be given to each shareholder, whether or not entitled to vote, not less than 25 days before a meeting called to act on an amendment to the articles of incorporation, a plan of merger or share exchange, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of Alliance other than in the usual and regular course of business, or the dissolution of Alliance). The notice shall state the date, time, place and, in the case of a special meeting, the purpose or purposes for which such meeting is called.

The bylaws of WashingtonFirst provide that WashingtonFirst must provide written notice between ten and 60 days before the date of the meeting to each shareholder entitled to vote at the meeting (except that such notice must be given to each shareholder, whether or not entitled to vote, not less than 25 days before a meeting called to act on an amendment to the articles of incorporation, a plan of merger or share exchange, a proposed sale, lease, exchange or other disposition of all or substantially all, of the property of WashingtonFirst other than in the usual and regular course of business, or dissolution of WashingtonFirst). The notice must state the date, time, place, and in the case of a special meeting, the purpose for which such meeting is called.

Any notice given to shareholders under the VSCA, the articles of incorporation or the bylaws, is effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Such consents may be revoked by the shareholder and may be deemed revoked in certain circumstances.

Directors’ and Officers’ Liability and Indemnification

The VSCA provides that a corporation may indemnify an individual made party to a proceeding because he is or was a director or officer of the corporation against liability incurred in the proceeding if the director or officer: (1) conducted himself in good faith; and (2) believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests and (ii) in all other cases, that the conduct was at least not opposed to the corporation’s best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, the VSCA prohibits a corporation from indemnifying a director or officer, unless ordered by a court, (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard discussed in the preceding sentence or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

The VSCA also provides that, unless limited by a corporation’s articles of incorporation, a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The VSCA provides that any indemnification for a director or officer under the first paragraph above, unless ordered by a court, is subject to a determination that the director or officer has met the relevant standard of conduct. The determination will be made by either: (1) if there are two or more disinterested directors, by the board of directors by a majority vote of all disinterested directors, a majority of which shall for such purposes constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote, (2) by special legal counsel, or (3) by the shareholders, but shares owned by or voted under the control of a director who does not qualify as a disinterested director may not be voted. Under Virginia law, a corporation may advance reasonable expenses before the final disposition of a proceeding if: the director or officer furnishes a written statement of his good faith belief that he has met

Under the articles of incorporation, WashingtonFirst must indemnify a director or officer who is a party to any proceeding by reason of having served as a director or officer of WashingtonFirst or as a director, officer, employee or agent of another entity at the request of WashingtonFirst to the fullest extent permitted by the VSCA, and WashingtonFirst may contract in advance to indemnify any director or officer by majority vote of a quorum of disinterested directors. If there is a change in a majority of the board of directors after the date of an alleged act or omission leading to a claim of indemnification, then determinations as to mandatory indemnification and advances of expenses noted above must be made by special legal counsel and agreed to by the board of directors and the proposed indemnitee.

WashingtonFirst may by a majority vote of a quorum of the disinterested directors cause WashingtonFirst to indemnify or contract to indemnify in advance, any director or other person who is a party to a proceeding by reason of having served as an employee or agent of WashingtonFirst or having served as an officer, director, employee or agent of another entity at the request of WashingtonFirst.

WashingtonFirst must indemnify any director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of WashingtonFirst against reasonable expenses incurred by him in connection with such proceeding.

WashingtonFirst may purchase and maintain insurance to indemnify it against liability assumed under the indemnification provisions of the articles of incorporation and may procure insurance for current or former directors, officers, employees or agents of Washington first, or individuals serving in those capacities at other entities at WashingtonFirst’s request against liability arising from such service regardless of whether WashingtonFirst would be able to indemnify such person.

References in the indemnification provisions of WashingtonFirst’s articles of incorporation to directors, officers, employees or agents mean individuals currently or formerly in such positions and their respective heirs, executors and administrators.

the proper standard of conduct; and the director or officer furnishes a signed written undertaking to repay the funds advanced if the director or officer does not entirely prevail in the defense of the proceeding and it is ultimately determined that the director or officer did not meet the relevant standard of conduct for indemnification.

Alliance’s articles of incorporation require Alliance, to the full extent permitted and in the manner prescribed by the VSCA and any other applicable law, to indemnify any director and officer who is or was a party to any proceeding due to his status as a director or officer.

Alliance’s articles of incorporation further provide that, for this purpose, the terms “director” and “officer” include (1) every director and officer of Alliance or any corporation the majority of the voting stock of which is owned, directly or indirectly, by Alliance, (2) every former director and officer of Alliance, (3) every person who may have served at the request of or on behalf of Alliance as a director or officer of another entity, and, (4) in all such cases, his or her executors and administrators.

LEGAL MATTERS

The validity of the shares of WashingtonFirst common stock to be issued by WashingtonFirst in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Bracewell & Giuliani LLP, on behalf of WashingtonFirst, and Troutman Sanders LLP, on behalf of Alliance, will pass upon the federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of WashingtonFirst as of December 31, 2011 and 2010, and for each of the years in the two years ended December 31, 2011, have been included in this joint proxy statement/prospectus in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Alliance as of December 31, 2011 and 2010, and for each of the years in the two years ended December 31, 2011, have been included in this joint proxy statement/prospectus in reliance on the report of Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

WashingtonFirst has filed with the SEC a registration statement on Form S-4 under the Securities Act to register with the SEC the shares of WashingtonFirst common stock to be issued to Alliance shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of WashingtonFirst in addition to being a proxy statement of each of WashingtonFirst and Alliance for their respective special meetings. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

For further information with respect to WashingtonFirst and its common stock, WashingtonFirst refers you to the registration statement, including the exhibits. Statements contained in this joint proxy statement/prospectus concerning the contents of any contract or other document are not necessarily complete. If any other contract or other document has been filed as an exhibit to the registration statement, please see the copy of such contract or document. Each statement in this joint proxy statement/prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like WashingtonFirst, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of the registration of WashingtonFirst’s common stock to be issued to Alliance shareholders in the merger, WashingtonFirst will become subject to the information and reporting requirements of the Exchange Act of 1934 and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. WashingtonFirst also maintains a website at www.washingtonfirstbank.com. After the closing of the merger, you may access WashingtonFirst’s annual, quarterly and special reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at WashingtonFirst’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, WashingtonFirst’s website is not part of this joint proxy statement/prospectus.

Alliance files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room or website referenced above. You may also obtain free copies of the documents filed with the SEC by Alliance by contacting Jean Houpert, Alliance Bankshares Corporation, 14200 Park Meadow Drive, Chantilly, Virginia 20151 telephone (703) 814-7200 or from Alliance’s website at www.alliancebankva.com.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

WashingtonFirst Bankshares, Inc.

Reston, Virginia

We have audited the accompanying consolidated balance sheets of WashingtonFirst Bankshares, Inc. as of December 31, 2011 and 2010 and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedules. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WashingtonFirst Bankshares, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

March 16, 2012

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Condition

December 31,	2011	2010
ASSETS
Cash and Due from Bank Balances	$1,560,533	$1,001,109
Federal Funds Sold	52,966,996	13,859,898
Interest Bearing Balances	17,794,255	31,388,000

Cash and cash equivalents	72,321,784	46,249,007
Investment Securities	57,335,781	45,776,272
Other Equity Securities	2,140,500	2,439,600
Loans, net of allowance	415,005,398	326,312,183
Premises & Equipment, net	2,491,751	2,316,471
Goodwill	3,601,179	3,601,179
Deferred Tax Asset	2,681,923	2,917,207
Accrued Interest Receivable	1,721,667	1,394,238
Other Real Estate Owned	—	845,000
Other Assets	2,162,007	2,674,755

Total Assets	$559,461,990	$434,525,912

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-Interest Bearing Deposits	$141,105,415	$65,327,365
Interest Bearing Deposits	337,896,053	288,490,790

Total Deposits	479,001,468	353,818,155
FHLB Advances	24,350,000	32,850,000
Accrued Interest Payable	475,515	647,914
Other Liabilities	2,158,175	1,088,381

Total Liabilities	505,985,158	388,404,450

Preferred Stock
Par value $5.00 per share; 10,000,000 shares authorized
Series A—6,633 shares issued and outstanding, 5% dividend	—	33,165
Series B—332 shares issued and outstanding, 9% dividend	—	1,660
Series C—6,842 shares issued and outstanding, 5% dividend	—	34,210
SBLF—17,796 shares issued and outstanding, 1% dividend	88,980	—
Additional Paid-in Capital—Preferred	17,707,020	13,533,615

Common Stock
Par value $5.00 per share; 25,000,000 shares authorized;
2,770,653 and 2,757,803 shares outstanding respectively	13,853,265	13,789,015
Additional Paid-in Capital—Common	19,285,949	18,963,103
Accumulated Earnings	2,617,541	687,675
Accumulated Other Comprehensive Income (Loss)	(75,923)	(920,981)

Total Shareholders’ Equity	53,476,832	46,121,462

Total Liabilities and Shareholders’ Equity	$559,461,990	$434,525,912

See accompanying notes to consolidated financial statements.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

December 31,	2011	2010
Interest Income
Interest and Fees on Loans	$22,814,117	$18,405,369
Interest and Dividends on Investments	1,573,205	1,553,052

Total Interest Income	24,387,322	19,958,421

Interest Expense
Interest on Deposits	4,073,779	4,431,424
Interest on Borrowings	935,993	1,084,912

Total Interest Expense	5,009,772	5,516,336

Net Interest Income	19,377,550	14,442,085

Provision for Loan Losses	2,301,000	1,747,000

Net Interest Income after provision for loan losses	17,076,550	12,695,085

Non-Interest Income
Service Charges on Deposit Accounts	465,572	584,303
Other Operating Income	681,007	352,383
Other than Temporary Impairment	—	—
Gain on Sale of Securities	12,309	1,417

Total Non-Interest Income	1,158,888	938,103

Non-Interest Expense
Salaries and Employee Benefits	7,656,406	6,270,351
Premises and Equipment Expenses	2,292,335	2,099,514
Other Operating Expenses	3,885,532	2,852,338

Total Non-Interest Expense	13,834,273	11,222,203

Income before provision for income taxes	4,401,165	2,410,985

Provision for Income Taxes	1,793,724	925,769

Net Income	2,607,441	1,485,216
Preferred stock dividends and accretion	(677,574)	(780,094)

Net Income available to common shareholders	$1,929,867	$705,122

Basic Earnings per Common Share	$0.70	$0.27
Fully Diluted Earnings per Common Share	$0.68	$0.26

See accompanying notes to consolidated financial statements.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Shareholders’ Equity

For the years ended December 31, 2011, 2010 and 2009

			Preferred Stock	Paid-in Capital Preferred	Common Stock	Paid-in Capital Common	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total

	Number of shares
	Preferred	Common
Balance, December 31, 2009	13,807	2,608,578	69,035	13,467,015	13,042,890	17,621,047	(17,447)	(1,384,166)	42,798,374

Net Income	—	—	—	—	—	—	1,485,216	—	1,485,216
Net Unrealized Gain (Loss) on Securities	—	—	—	—	—	—	—	463,185	463,185

Total Comprehensive Income (Loss)	—	—	—	—	—	—	—	—	1,948,401
Exercise of Stock Options	—	—	—	—	—	308,781	—	—	308,781
Exercise of Warrants	—	95,849	—	—	479,245	670,943	—	—	1,150,188
Preferred Stock Dividends	—	—	—	—	—	—	(713,494)	—	(713,494)
Accretion of Preferred Stock Discount	—	—	—	66,600	—	—	(66,600)	—	—
Issuance of Common Stock	—	53,376	—	—	266,880	362,332	—	—	629,212

Balance, December 31, 2010	13,807	2,757,803	69,035	13,533,615	13,789,015	18,963,103	687,675	$(920,981)	46,121,462

Net Income	—	—	—	—	—	—	2,607,441	—	2,607,441
Net Unrealized Gain (Loss) on Securities	—	—	—	—	—	—	—	845,058	845,058

Total Comprehensive Income (Loss)	—	—	—	—	—	—	—	—	3,452,499
Retirement of TARP	(13,807)	—	(69,035)	(13,533,615)	—	—	—	—	(13,602,650)
Exercise of Stock Options	—	800	—	—	4,000	322,846	—	—	326,846
Preferred Stock Dividends	—	—	—	—	—	—	(473,224)	—	(473,224)
Accretion of Preferred Stock Discount	—	—	—		—	—	(204,351)	—	(204,351)
Issuance of Preferred Stock (SBLF)	17,796	—	88,980	17,707,020	—	—	—	—	17,796,000
Issuance of Restricted Stock	—	12,050	—	—	60,250	—	—	—	60,250

Balance, December 31, 2011	17,796	2,770,653	$88,980	$17,707,020	$13,853,265	$19,285,949	$2,617,541	$(75,923)	$53,476,832

See accompanying notes to consolidated financial statements.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the years ended December 31,	2011	2010
OPERATING ACTIVITIES
Net Income	$2,607,441	$1,485,216
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	454,798	401,531
Loss (Gain) on Sale of Securities Available for Sale	(12,309)	(1,417)
Unrealized Loss on Securities Available for Sale other-than-temporary	—	—
Gain on Sale of Other Real Estate Owned	(16,230)	—
Loss on Disposal of Fixed Assets	—	6,930
Provision for Loan Losses	2,301,000	1,747,000
Discount (Accretion) on Securities Available for Sale	324,108	265,173
Stock Based Compensation	318,946	308,781
Changes in Assets and Liabilities
(Increase) Decrease in Interest Receivable	(327,429)	(171,454)
(Increase) Decrease in Other Assets	1,593,033	(428,659)
Increase (Decrease) in Interest Payable	(172,399)	(200,092)
Increase (Decrease) in Other Liabilities	1,069,794	(65,355)

Net Cash Provided by Operations	8,140,753	3,347,654

INVESTING ACTIVITIES
Purchase of Securities Available for Sale	(26,096,035)	(27,001,018)
Sale and Maturities of Securities Available for Sale	15,602,268	3,977,753
Net Increase in Loans	(91,298,812)	(59,678,375)
Sale (Purchase) of FHLB stock	299,100	273,100
Purchases of Premises and Equipment, net	(630,078)	(403,052)

Net Cash Absorbed by Investing Activities	(102,123,557)	(82,831,592)

FINANCING ACTIVITIES
Net Increase in Deposits	125,183,313	77,208,326
Net (Decrease) Increase in FHLB Advances	(8,500,000)	(1,000,000)
Net Decrease in Repurchase Agreements	—	—
Proceeds from Issuance of Common Stock, net	7,900	1,779,400
Proceeds from Issuance of Preferred Stock, net	3,837,592	—
Preferred Stock Dividends Paid	(473,224)	(713,494)

Net Cash Provided by Financing Activities	120,055,581	77,274,232

Net (Decrease) Increase in Cash & Cash Equivalents	26,072,777	(2,209,706)

Cash & Cash Equivalents, beginning	46,249,007	48,458,713

Cash & Cash Equivalents, ending	$72,321,784	$46,249,007

Supplemental disclosure of non-cash investing activity:
Loan converted into Other Assets	$615	$977
Interest Paid	$4,105,230	$4,631,516

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. On February 24, 2004, WashingtonFirst Bank (the “Bank”) was incorporated and chartered in the District of Columbia. In 2007, the Bank converted its charter to the Commonwealth of Virginia. In May 2009 WashingtonFirst Bankshares, Inc. (the “Company”) was formed and subsequently acquired all the shares of the Bank. The Bank provides its customers with various banking services which include various loan and deposit products. The Bank’s customers include individuals and commercial enterprises within its principal market area consisting of Washington DC and the surrounding region. The Bank serves its customers from ten branches located in the Washington DC and suburban Virginia and Maryland. The Bank maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of WashingtonFirst Bank Shares, Incorporated and its wholly-owned subsidiary WashingtonFirst Bank. All significant inter-company accounts and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to predominant practices within the banking industry.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair values and impairments of financial instruments, the status of contingencies and the valuation of deferred tax assets and goodwill.

Cash and Cash Equivalents. For purposes of the statements of cash flows, cash and cash equivalents consists of cash and due from banks, interest bearing balances and federal funds sold. The Bank maintains deposits with other commercial banks in amounts that may exceed federal deposit insurance coverage. Management regularly evaluates the credit risk associated with these transactions and believes that the Bank is not exposed to any significant credit risks on cash and cash equivalents. The Bank is required to maintain certain average reserve balances with the Federal Reserve Bank of Richmond. Those balances include usable vault cash and amounts on deposit with the Federal Reserve Bank of Richmond. The Bank had no compensating balance requirements or required cash reserves with correspondent banks as of December 31, 2011.

The Bank maintains interest bearing balances at other banks to help ensure sufficient liquidity and provide additional return versus overnight Federal Funds. These balances are time deposits in FDIC insured institutions. All balances are fully insured by the FDIC.

Investment Securities. The Bank maintains an investment securities portfolio to help ensure sufficient liquidity and provide additional return versus overnight Federal Funds and interest bearing balances. Securities that management has both the positive intent and ability to hold to maturity are classified as “held to maturity” and are recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. All securities were classified as available for sale at December 31, 2011 and 2010.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The estimated fair value of the portfolio fluctuates due to changes in market interest rates and other factors. Securities are monitored to determine whether a decline in their value is other-than-temporary. Management evaluates the investment portfolio on a quarterly basis to determine the collectability of amounts due per the contractual terms of the investment security.

Other-than-Temporary Impairments. The Company evaluates all securities in its investment portfolio for other-than-temporary impairments. A security is generally defined to be impaired if the carrying value of such security exceeds its estimated fair value. Based on the provisions of ASC 320, a security is considered to be other-than-temporarily impaired if the present value of cash flows expected to be collected is less than the security’s amortized cost basis (the difference being defined as the credit loss) or if the fair value of the security is less than the securities amortized cost basis and the investor intends, or more-likely-than-not will be required to sell the security before recovery of the security’s amortized cost basis. The charge to earnings is limited to the amount of credit loss if the investor does not intend, and is more-likely-than-not that it will not be required, to sell the security before recovery of the security’s amortized cost basis. Any remaining difference between fair value and amortized cost is recognized in other comprehensive income, net of applicable taxes. In certain instances, as a result of the other-than-temporary impairment analysis, the recognition or accrual of interest will be discontinued and the security will be placed on non-accrual status.

Equity Securities. Restricted stock, such as FHLB stock and Bankers’ Bank (correspondence banks) stock, is carried at cost. As a member of the Federal Home Loan Bank of Atlanta (FHLB), the Bank is required to purchase and maintain stock in the FHLB in an amount equal to 4.5% of aggregate outstanding advances in addition to the membership stock requirement of 0.2% of the Bank’s total assets. Unlike other types of stock, FHLB stock and Banker’s Bank stock is acquired primarily for the right to receive advances and loan participations rather than for the purpose of maximizing dividends or stock growth. No ready market exists for the FHLB stock and Bankers’ Bank stock, and they have no quoted market value.

Loans. The Company grants commercial, real estate, and consumer loans to customers in the community in greater Washington, DC Metropolitan area. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The ability of the Company’s debtors to honor their loan contracts is dependent upon the real estate and general economic conditions in the Company’s market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans and other loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) ASC 450-10, which requires that losses be accrued when they are probable of occurring and estimable and (ii) ASC 310-10, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

An allowance is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount that, in management’s judgments will be adequate to absorb any losses on existing loans that may become uncollectible. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans while taking into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect a borrower’s ability to repay, overall portfolio quality, and review of specific potential losses. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over their estimated useful lives; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Depreciation is computed using the straight-line method over the lesser of the estimated useful life or the remaining term of the lease for leasehold improvements; and 3 to 15 years for furniture, fixtures, and equipment. Costs of maintenance and repairs are expensed as incurred; improvements and betterments are capitalized. When items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the determination of net income.

Leases. The Bank leases certain buildings under operating leases with terms greater than one year and with minimum lease payments associated with these agreements. Rent expense is recognized on a straight-line basis over the expected lease term in accordance with ASC 840. Within the provisions of certain leases, there are predetermined fixed escalations of the minimum rental payments over the base lease term (none of the leases contain lease concessions, including capital improvement funding, or contingent rental clauses). The effects of the escalations have been reflected in rent expense on a straight-line basis over the lease term, and the difference between the recognized rental expense and the amounts payable under the lease is recorded as deferred lease payments. The amortization period for leasehold improvements is the term used in calculating straight-line rent expense or their estimated economic life, whichever is shorter.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Other Real Estate Owned. Real estate properties acquired through loan foreclosures are recorded initially at fair value, less expected sales costs. Subsequent valuations are performed by management, and the carrying amount of a property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and current market conditions. Gains or losses on sales of real estate owned are recognized upon disposition.

Income Taxes. The provision for income taxes is based on the results of operations, adjusted primarily for tax-exempt income. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax basis of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset or liability from period to period. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company and the Bank are subject to U.S. federal income tax and Commonwealth of Virginia tax. The Company is no longer subject to examination by Federal or State taxing authorities for the years before 2008. At December 31, 2011 and December 31, 2010 the Company did not have any unrecognized tax benefits. The Company does not expect the amount of any unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other noninterest expense. At December 31, 2011 and December 31, 2010, the Company does not have any amounts accrued for interest and/or penalties.

Stock-Based Compensation Plans. Under ASC 718, Compensation- Stock Compensation, the Company recognizes compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides services in exchange for the award. Compensation cost is measured based on the fair value of the equity instrument issued at the date of grant.

Valuation of Long-Lived Assets. The Company accounts for the valuation of long-lived assets under ASC 205-20, which requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or the fair value, less costs to sell.

Transfer of Financial Assets. Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Company, 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and 3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Earnings Per Common Share. Basic earnings (loss) per common share is computed by dividing net income (loss) applicable to common shares by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share is computed by dividing applicable net income (loss) by the weighted average number of common shares outstanding and any dilutive potential common shares and dilutive stock options. It is assumed that all dilutive stock options are exercised at the beginning of each period and that the proceeds are used to purchase shares of the Company’s common stock at the average market price during the period. Per share information has been retroactively adjusted to give effect to a 5% stock dividend that occurred subsequent to year end.

Goodwill. Goodwill represents the excess of purchase price over fair value of net assets and liabilities acquired. Under ASC 350-10 (formerly known as SFAS 142 “Goodwill and Other Intangible Assets”), goodwill is not amortized over an estimated life, but rather it is evaluated at least annually for impairment by comparing its fair value with its recorded amount and is written down when appropriate. Projected net operating cash flows are compared to the carrying amount of the goodwill recorded and if the estimated net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value. There was no impairment of goodwill in 2011 or 2010. For more information regarding Goodwill see Note 7—Goodwill and Other Intangible Assets.

Recent Accounting Pronouncements. In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. This standard requires new disclosures on the amount and reason for transfers in and out of Level 1 and 2 recurring fair value measurements. The standard also requires disclosure of activities (i.e., on a gross basis), including purchases, sales, issuances, and settlements, in the reconciliation of Level 3 fair value recurring measurements. The standard clarifies existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures regarding Level 1 and 2 fair value measurements and clarification of existing disclosures are effective for periods beginning after December 15, 2009. The disclosures about the reconciliation of information in Level 3 recurring fair value measurements are required for periods beginning after December 15, 2010. The adoption of this statement did not have a material impact on its financial position, results of operations or cash flows.

In July 2010, the FASB issued an update (ASU No. 2010-20—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses). The update requires companies to provide more information in their disclosures about the credit quality of their financing receivables and the credit reserves held against them. For public entities the amendments that require disclosures as of the end of a reporting period are effective for the periods ending on or after December 15, 2010 and the amendments that require disclosures about activity that occurs during a reporting period are effective for the periods beginning on or after December 15, 2010. For non-public entities the disclosures are effective for annual reporting periods ending on or after December 15, 2011. The adoption of this statement did not have a material impact on its financial position, results of operations or cash flows.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations.” The guidance requires pro forma disclosure for business combinations that occurred in the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma information should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. ASU 2010-29 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

In April 2011, the FASB issued ASU 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” The amendments in this ASU clarify the guidance on a creditor’s evaluation of whether it has granted a concession to a debtor. They also clarify the guidance on a creditor’s evaluation of whether a debtor is experiencing financial difficulty. The amendments in this Update are effective for the first interim or annual period beginning on or after June 15, 2011. Early adoption is permitted. Retrospective application to the beginning of the annual period of adoption for modifications occurring on or after the beginning of the annual adoption period is required. As a result of applying these amendments, an entity may identify receivables that are newly considered to be impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Bank does not expect it to have a material impact on the Bank’s financial statements.

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860)—Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Bank is currently assessing the impact that ASU 2011-03 will have on its financial statements and does not expect it to have a material impact on the Bank’s financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and IFRSs. The amendments are effective for interim and annual periods beginning after December 15, 2011 with prospective application. Early application is not permitted. The Bank is currently assessing the impact that ASU 2011-04 will have on its financial statements.

In June 2011, the FASB issued ASU 2011-05 “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted because compliance with the amendments is already permitted. The amendments do not require transition disclosures. The Bank is currently assessing the impact that ASU 2011-05 will have on its financial statements.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2—CASH AND DUE FROM BANKS

Regulation D of the Federal Reserve Act requires that banks maintain noninterest reserve balance with the Federal Reserve Bank based principally on the type and amount of their deposits. During 2011, the Bank maintained balances at the Federal Reserve (in addition to vault cash) to meet the reserve requirements as well as balances to partially compensate for services provided by the Federal Reserve Bank. The Bank has an interest bearing account with the Federal Home Loan Bank and maintains eight noninterest bearing accounts with domestic correspondents to off-set the cost of services they provide to the Bank for maintaining an account with them.

NOTE 3—INVESTMENT SECURITIES

Amortized costs and fair values of the securities available for sale as are as follows for the years ended December 31,

2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
US Government Agencies	$24,029,996	$576,237	$—	$24,606,233
Mortgage Backed Securities	12,931,896	257,767	(10,507)	13,179,156
Collateralized Mortgage Obligations	7,822,841	69,117	—	7,891,958
Asset-backed Debt Securities	2,548,056	—	(2,480,469)	67,587
Municipal Securities	10,678,154	914,729	(2,036)	11,590,847

Total	$58,010,943	$1,817,850	$(2,493,012)	$57,335,781

2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
US Government Agencies	$25,294,645	$476,892	$—	$25,771,537
Mortgage Backed Securities	2,671,601	98,549	—	2,770,150
Collateralized Mortgage Obligations	6,162,665	7,781	—	6,170,446
Asset-backed Debt Securities	2,512,736	—	(2,496,187)	16,549
Municipal Securities	11,183,865	—	(136,275)	11,047,590

Total	$47,825,512	$583,222	$(2,632,462)	$45,776,272

At December 31, 2011, all U.S. Government Agencies are AAA rated and any fluctuations in their fair value are caused by changes in interest rates and are not considered credit related as the contractual cash flows of these investments are either explicitly or implicitly backed by the full faith and credit of the U.S. government. Unrealized losses that are related to the prevailing interest rate environment will decline over time and recover as these securities approach maturity. The Company’s municipal bond portfolio is composed of highly rated issuances. At December 31, 2011, ninety-three percent (93%) of the municipal securities portfolio have a rating of AAA or AA and the remaining seven percent (7%) have a rating of A and the Bank believes it will receive all contractual cash flows due on this portfolio. The mortgage-backed securities portfolio at December 31, 2011 is composed entirely of the most senior tranches of a GNMA collateralized mortgage obligations ($7.8 million), or GNMA, FNMA or FHLMC mortgage-backed securities ($12.9 million). Any associated unrealized losses are caused by changes in interest rates and are not considered credit related as the contractual cash flows of these investments are either explicitly or implicitly backed by the full faith and credit of the U.S. government. Unrealized losses that are related to the prevailing interest rate environment will decline over time and recover as these securities approach maturity.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The amortized cost and estimated fair value of securities available for sale as of December 31, 2011 and December 31, 2010 by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the securities may be called or prepaid without any penalties.

	2011		2010
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
US Government Agencies
< 1 year	$5,010,675	$5,050,440	$1,000,885	$1,006,860
1-5 years	17,845,057	18,345,897	20,213,881	20,680,010
5-10 years	1,174,264	1,209,896	3,069,309	3,091,307
>10 years	—	—	1,010,570	993,360
Mortgage-Backed
< 1 year	—	—	—	—
1-5 years	—	—	—	—
5-10 years	7,793,726	7,878,021	1,018,766	1,013,166
>10 years	5,138,170	5,301,135	1,652,835	1,756,984
Collateralized Mortgage Obligations
< 1 year	—	—	—	—
1-5 years	480,292	481,439	766,727	766,824
5-10 years	650,769	659,218	962,515	965,175
>10 years	6,691,780	6,751,301	4,433,423	4,438,447
Asset-Backed
> 10 years	2,548,056	67,587	2,512,736	16,548
State and Municipal
< 1 year	—	—	—	—
1-5 years	2,173,692	2,305,312	1,043,385	1,064,660
5-10 years	7,849,567	8,584,857	7,907,302	7,779,859
>10 years	654,895	700,678	2,233,178	2,203,072

Total	$58,010,943	$57,335,781	$47,825,512	$45,776,272

For the year ended December 31, 2011, $12,059,599 in securities available for sale were either sold or called resulting in gross realized gains of $12,308. There were no securities sold during 2010, however, two securities were called during the year resulting in a gain of $1,417. The estimated fair value of securities pledged to secure public funds; securities sold under agreements to repurchase and for other purposes amounted to $26,047,410 at December 31, 2011 and $21,062,358 at December 31, 2010.

Investment securities available for sale that have an unrealized loss position are as follows for the years ended December 31,

		Continuous Unrealized Losses
December 31, 2011	Fair Value	Total	Less Than 12 Months	More than 12 Months
US Government Agencies Securities	$—	$—	$—	$—
Mortgage Backed Securities	2,890,422	10,507	10,507	—
Asset-backed Debt Securities	67,587	2,480,469	—	2,480,469
Municipal Securities	527,185	2,036	2,036	—

Total	$3,485,194	$2,493,012	$12,543	$2,480,469

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

		Continuous Unrealized Losses
December 31, 2010	Fair Value	Total	Less Than 12 Months	More than 12 Months
US Government Agencies Securities	$—	$—	$—	$—
Mortgage Backed Securities	—	—	—	—
Asset-backed Debt Securities	16,548	2,496,187	—	2,496,187
Municipal Securities	11,047,590	136,275	—	136,275

Total	$11,064,138	$2,632,462	$—	$2,632,462

The investment in asset-backed debt securities is reported in the financial statements at an amount less than its historical cost. The total fair value of these investments at December 31, 2011 and 2010 was $67,587 and $16,548 which is approximately 0.1% and 0.0% respectively, of the Company’s available for sale investment portfolios. These declines were due primarily to the declining of the economy and the financial sector during 2008 and 2009. Based on evaluation of available evidence, including changes in market interest rates, credit rating information and information obtained from regulatory filings, management determined that a portion of these declines was other than temporary resulting in a write-down in December 2009 of $339,302.

Management of the Company reviews the Company’s investment in Trapeza XIII Collateralized Debt Obligation, C-1 credit tranche (the “Trapeza CDO”), the asset backed securities reported in the financial statements, quarterly, and more frequently when economic or market conditions warrant such an evaluation, for possible other-than-temporary impairment (“OTTI”) based on guidance in ASC Topic 320 – Investments in Debt and Equity Instruments. In order to determine whether the Trapeza CDO may have suffered impairment, management of the Company first determines if the market (fair) value of the security is greater than its carrying cost. If the fair value is determined to be greater than cost, management completes its analysis for anecdotal information, but the investment would not considered for potential impairment. If the fair value is less than cost, management of the Company proceeds with its OTTI analysis to determine whether the variance between fair value and cost is a temporary variance that will be recouped over time or is OTTI.

To determine fair value of the Trapeza CDO, as of the end of each relevant reporting period, management of the Company reviews the monthly reports from the Trustee of the Trapeza CDO, which contain information about the security, including collateralization and interest coverage by tranche, performing and non-performing portfolio securities within the CDO, payment data, and ratings data by tranche. The monthly trustee reports permit management of the Company to monitor collateralization, changes in deferred interest and cash flow from underlying issuers and periodic trustee notices on changes in interest deferrals and defaults.

As part of the fair value determination, management of the Company also prepares a separate analysis of the underlying issuers whose securities comprise the Trapeza CDO, using data obtained from SNL Financial. In addition to the portfolio balance, the report contains, for each such issuer, total assets, net income, return on average assets, return on average equity, risk based capital ratio, non-performing assets as a percentage of total assets, loan loss reserves as a percentage of gross loans, and the ratio of the sum of non-performing assets plus loans 90 days or more past due divided by the sum of tangible equity and loan loss reserve. Management of the Company reviews its report to ascertain trends in improvement or deterioration of the credit quality of each issuer compromising the Trapeza CDO (e.g., whether there has been an increase in the number of defaulting or deferring issuers, or whether trends are stable.)

Because the Trapeza CDO is not traded in a recognized market and is a complex structured security, in conducting the OTTI analysis with respect to the Trapeza CDO, management of the Company incorporates into its analysis an independent assessment by a third-party specialist. This specialist is retained at year-end and also

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

retained quarterly when management determines, based on its analysis of changes in the credit quality of the issuers the securities of which comprise the Trapeza CDO, that deterioration in the credit quality of such issuers may have occurred. The estimated fair value of the Trapeza CDO is calculated by the third party specialist using an INTEX CDO Deal Model Library, as well as information from Bloomberg, the FDIC, the OTS and SNL Financial. The report prepared by management referred to in the preceding paragraph serves as a preceding internal analysis of the valuation determined by the third party.

Based on these analyses, the Company has determined that the fair market value of the Trapeza CDO is less than its cost. As of December 31, 2011, the Trapeza CDO has an amortized cost basis of $2.5 million and is valued at $67,587.

In determining whether the Trapeza CDO’s impairment is a temporary impairment, management of the Company endeavors to consider all relevant qualitative and quantitative evidence prescribed by ASC Topic 320, including:

i.	the length of time and the extent to which the fair value has been less than cost;
ii.	the financial condition and near-term prospects of the issuer;
iii.	whether the market decline was affected by macroeconomic conditions; and
iv.	whether the Company intends to sell, or more likely than not will be required to sell, the Trapeza CDO before its anticipated recovery.

In assessing the length of time and the extent to which the fair value has been less than cost, the Company monitors developments with respect to the Trapeza CDO and the securities comprising it, as well as the structure of the security. When evaluating the financial condition and near-term prospects of the issuer, the Company considers the financial strength of the issuers comprising the Trapeza CDO. In this regard, the following table provides certain summary information with respect to the Trapeza CDO and the underlying issuers within that security for the periods indicated:

	December 31, 2011	December 31, 2010
Current number of performing and non-performing issuers	Performing: 36 Deferring interest: 10 Defaulted: 9	Performing: 36 Deferring interest: 12 Defaulted: 7

Actual deferrals and defaults as a percentage of the original collateral	Deferral: 15.4% Defaults: 12.9%	Deferral:19.2% Defaults: 9.3%

Expected deferrals and defaults as a percentage of the remaining performing collateral	Expected new deferrals: 0 Expected new defaults: 8.2%	Expected new deferrals: 0 Expected new defaults: 8.3%

Subordination level of the tranche held by the registrant as a percentage of the remaining performing collateral	11.3%	10.6%

Subordination level of the tranche held by the registrant plus all superior tranche levels as a percentage of the remaining performing collateral	108.1%	108.6%

External credit ratings (Moody’s / Fitch)	Ca / C	Ca / C

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

In considering the extent of the deficiency, the Company considers whether the deficiency has been affected by macroeconomic factors applicable to the class generally and not to the Trapeza CDO in particular. Finally, the Company considers whether it intends to sell, or more likely than not will be required to sell, the Trapeza CDO before its anticipated recovery. The Company has no intention to sell the Trapeza CDI before its anticipated recovery.

Based on the foregoing analysis by management of the Company, management believes the Trapeza CDO has temporary valuation differences due to market conditions and no additional OTTI was recorded during the years ended December 31, 2011 and 2010.

NOTE 4—LOANS

The composition of net loans is summarized as follows for the years ended December 31,

	2011	2010
Construction & Development	$51,078,063	$61,753,388
Residential Property	40,826,486	52,350,046
Commercial Property	231,818,922	137,736,581

Real Estate Loans	323,723,471	251,840,015
Commercial & Industrial Loans	94,876,401	75,424,984
Consumer Loans	2,036,569	2,995,305

Total Loans	420,636,441	330,260,304
Less: Unearned Fees, net	699,474	500,817
Less: Allowance for Loan Losses	4,931,569	3,447,304

Net Loans	$415,005,398	$326,312,183

As of December 31, 2011, $137.7 million of loans were pledged as collateral for FHLB advances.

An age analysis of the composition of past due loans and non-accrual loans by class of loans, as of December 31,

2011	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual	Total Past Due	Current Loans	Total Loans
Commercial & Industrial	$226,267	$241,707	$1,559,141	$2,027,115	$92,849,286	$94,876,401
Construction & Development	818,890	—	417,859	1,236,749	49,841,314	$51,078,063
Commercial Real Estate	3,152,000	3,763,179	1,100,962	8,016,141	223,802,781	$231,818,922
Residential Real Estate	961,108	—	—	961,108	39,865,378	$40,826,486
Consumer Loans	—	280	—	280	2,036,289	$2,036,569

Balance at end of year	$5,158,265	$4,005,166	$3,077,962	$12,241,393	$408,395,048	$420,636,441

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

2010	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual	Total Past Due	Current Loans	Total Loans
Commercial & Industrial	$1,639,240	$—	$—	$1,639,240	$73,785,744	$75,424,984
Construction & Development	—	—	—	—	61,753,388	$61,753,388
Commercial Real Estate	1,100,962	—	2,375,089	3,476,051	134,260,530	$137,736,581
Residential Real Estate	1,083,585	126,485	—	1,210,070	51,139,976	$52,350,046
Consumer Loans	—	—	—	—	2,995,305	$2,995,305

Balance at end of year	$3,823,787	$126,485	$2,375,089	$6,325,361	$323,934,943	$330,260,304

The risk category of loans was as follows for the years ended December 31,

2011	Pass	Special Mention	Other Assets Especially Mentioned	Substandard	Doubtful	Total
Commercial & Industrial	$84,108,969	$5,644,316	$4,382,865	$740,251	$—	$94,876,401
Construction & Development	48,687,461	1,153,853	—	1,236,749	—	$51,078,063
Commercial Real Estate	214,338,552	1,819,867	9,629,081	6,031,422	—	$231,818,922
Residential Real Estate	39,391,144	1,293,004	—	142,338	—	$40,826,486
Consumer Loans	1,813,034	223,535	—	—	—	$2,036,569

Balance at end of year	$388,339,160	$10,134,575	$14,011,946	$8,150,760	$—	$420,636,441

2010	Pass	Special Mention	Other Assets Especially Mentioned	Substandard	Doubtful	Total
Commercial & Industrial	$64,567,083	$4,201,759	$6,603,942	$52,200	$—	$75,424,984
Construction & Development	53,764,639	6,452,000	717,859	818,890	—	$61,753,388
Commercial Real Estate	121,688,850	6,564,027	4,229,194	5,254,510	—	$137,736,581
Residential Real Estate	50,641,038	1,394,893	—	187,630	126,485	$52,350,046
Consumer Loans	2,722,872	260,075	5,000	7,358	—	$2,995,305

Balance at end of year	$293,384,482	$18,872,754	$11,555,995	$6,320,588	$126,485	$330,260,304

NOTE 5—ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows for the years ended December 31,

	2011	2010
Balance at beginning of year	$3,447,304	$2,856,736
Provision charged to operations	2,301,000	1,747,000
Loan charge-offs	(852,881)	(1,185,199)
Recoveries of loans previously charged-off	36,146	28,767

Balance at end of year	$4,931,569	$3,447,304

Ending balances of loans individually evaluated for impairment at December 31, 2011 and 2010 were $377,773,386 and $274,914,953, respectively.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following tables represent the allocation of allowance for loan losses by segment as of the dates indicated:

	December 31, 2011
	(Dollars in 000s)
(unaudited)	Commercial & Industrial	Construction & Development	Commercial Real Estate	Residential Real Estate	Consumer Loans	Total
Beginning Balance:	$825	$785	$1,049	$753	$35	$3,447
Charge-offs	(148)	(300)	(196)	(202)	(7)	(853)
Recoveries	11	—	—	25	—	36
Provision	211	563	1,459	57	11	2,301

Ending Balance:	$899	$1,048	$2,312	$633	$39	$4,931

Individually Evaluated for Impairment	$407	$529	$1,077	$142	$—	$2,155

Collectively Evaluated for Impairment	$492	$519	$1,235	$491	$39	$2,776

Loans:
Ending Balance:	$94,876	$51,078	$231,819	$40,826	$2,037	$420,636

Individually Evaluated for Impairment	$5,123	$2,391	$15,661	$142	$—	$23,317

Collectively Evaluated for Impairment	$89,753	$48,687	$216,158	$40,684	$2,037	$397,319

	December 31, 2010
	(Dollars in 000s)
	Commercial & Industrial	Construction & Development	Commercial Real Estate	Residential Real Estate	Consumer Loans	Total
Beginning Balance:	$912	$419	$934	$579	$12	$2,856
Charge-offs	(572)	—	(340)	(270)	(3)	(1,185)
Recoveries	20	—	9	—	—	29
Provision	465	366	446	444	26	1,747

Ending Balance:	$825	$785	$1,049	$753	$35	$3,447

Individually Evaluated for Impairment	$628	$29	$255	$221	$8	$1,141

Collectively Evaluated for Impairment	$197	$756	$794	$532	$27	$2,306

Loans:
Ending Balance:	$75,425	$61,753	$137,737	$52,350	$2,995	$330,260

Individually Evaluated for Impairment	$7,945	$2,819	$7,313	$434	$12	$18,523

Collectively Evaluated for Impairment	$67,480	$58,934	$130,424	$51,916	$2,983	$311,737

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Non-performing assets were as follows for the years ended December 31,

	2011	2010
Non-accrual loans	$3,077,962	$3,528,250
Loans 90-days past due and accruing	—	—
Trouble Debt Restructed	3,225,717	—
Equity Investment	682,835	976,543
Other Real Estate Owned	—	845,000

Total Non-Performing Loans and Assets	$6,986,514	$5,349,793

Non-accrual loans and trouble debt restructurings, which represent impaired loans, amounted to $6,303,679 at December 31, 2011 and $3,528,250 at December 31, 2010. Trouble debt restructurings at December 31, 2011 consisted of four commercial loans and one real estate loan, all of which were performing according to their restructured terms at December 31, 2011. Impaired loans with an associated allowance at December 31, 2011 and 2010 were $6,303,679 and $3,528,250, respectively. The total allowances related to these loans were $846,111 and $155,052 at December 31, 2011 and 2010, respectively. Had interest been accrued, such income would have been approximately $240,596 and $171,930, respectively. Specific allowances related to non-accrual loans amounted to $670,023 and $210,052 at December 31, 2011 and 2010, respectively.

NOTE 6—PREMISES & EQUIPMENT

Premises and equipment is summarized as follows for the years ended December 31,

	2011	2010
Furniture & Equipment	$2,160,079	$1,828,332
Leasehold Improvements	3,139,152	2,840,821

Gross Premises & Equipment	5,299,231	4,669,153
Less: Accumulated Depreciation	2,807,480	2,352,682

Premises & Equipment, net	$2,491,751	$2,316,471

Depreciation and amortization expense included in operating expenses for the years ended December 31, 2011 and 2010 and was $454,798 and $401,531, respectively.

The Bank leases all of its offices and branch facilities under non-cancelable operating lease arrangements. Certain leases contain options, which enable the Bank to renew the leases for additional periods. In addition to minimum rentals, the leases have escalation clauses based upon price indices and include provisions for additional payments to cover real estate taxes and common area maintenance. Rent expense associated with these operating leases for the years ended December 31, 2011 and 2010 totaled $1,458,198 and $1,364,967, respectively.

The following is a schedule of future minimum lease payments required under operating leases that have initial or remaining lease terms in excess of one year, for the year ended December 31, 2011

2012	$1,456,209
2013	1,580,159
2014	1,494,709
2015	1,501,320
2016	1,463,883
Thereafter	1,778,724

Total	$9,275,004

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7—GOODWILL & OTHER INTANGIBLE ASSETS

Goodwill is tested for impairment annually or more frequently if events or circumstances indicate a possible impairment. The Company has no intangibles other than goodwill. Goodwill outstanding for December 31, 2011 and 2010 was $3,601,179. The Company performs annual goodwill impairment tests in the fourth quarter of each year using the fair value approach. No impairment was recognized for December 31, 2011 and 2010.

NOTE 8—DEPOSITS

The composition of deposits is summarized as follows for the years ended December 31,

	2011	2010
Demand deposit accounts	$141,105,416	$65,327,365
NOW accounts	19,526,735	17,431,309
Savings accounts	71,498,831	71,965,481
Money market accounts	45,357,550	29,480,232
Time deposits under $100,000	42,797,987	49,760,351
Time deposits $100,000 and over	158,714,949	119,853,417

Total Deposits	$479,001,468	$353,818,155

The scheduled maturities of time deposits are as follows for the years ended December 31,

	2011	2010
within 1 year	$73,907,388	$107,151,605
1 - 2 years	54,721,149	31,232,922
2 - 3 years	40,354,513	22,941,610
3 - 4 years	15,197,962	2,437,341
4 - 5 years	17,331,924	5,850,290

Total	$201,512,936	$169,613,768

Time deposits include Certificate of Deposit Account Registry Service (“CDARS”) balances, wholesale deposits and brokered deposits. The Bank had $32,783,833 and $27,810,851 in CDARS deposits at December 31, 2011 and 2010, respectively. Wholesale deposits were $36,213,750 and $18,868,750 at December 31, 2011 and 2010, respectively. There were no brokered deposits as of December 31, 2011 and 2010.

NOTE 9—BORROWINGS

The composition of borrowings is summarized as follows for the years ended December 31,

	2011	2010
FHLB Advances	$24,350,000	$32,850,000
Weighted interest rate	3.33%	3.25%

Average for the year ended December 31:
Outstanding balance	$28,088,200	$33,354,339
Interest Rate	3.33%	3.25%
Maximum month-end outstanding	$32,766,667	$33,766,667

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

Through its correspondent banks, the Bank has established $23,200,000 in unsecured Federal Funds lines of credit. In addition, as a member of the FHLB, the Bank has access to numerous borrowing programs with total credit availability established at 20% of total quarter-end assets. FHLB advances are fully collateralized by pledges of certain qualifying real estate secured loans (see Note 4). As of December 31, 2011, the Bank had pledged $26,585,677 in qualifying home equity lines of credit, $83,833,918 in qualifying commercial real estate loans, in qualifying multifamily real estate loans, $13,070,560, and $14,213,736 in qualifying residential real estate secured loans. At December 31, 2011, the Bank had $87,530,000 in remaining credit available with the FHLB.

Contractual maturities of FHLB borrowings at December 31, was as follows:

	2011	2010
within 1 year	$11,500,000	$7,500,000
1 - 2 years	12,850,000	11,500,000
2 - 3 years	—	13,850,000

Total	$24,350,000	$32,850,000

NOTE 10—SHAREHOLDERS’ EQUITY

In August 2010, the Company sold 53,376 shares of common stock at $12.00 per share, netting approximately $629,212 in new capital after offering expenses.

In December 2010, holders of 95,849 warrants exercised their rights to purchase shares of the Company’s common stock, generating $1,150,188 in additional capital. A total of 122,271 warrants expired during 2010. As of December 31, 2011, the Company has 511,939 of options outstanding with weighted average strike price of $12.04 per option.

On August 4, 2011 the Company participated in the SBLF program in the amount of $17.8 million and simultaneous used the funds to pay off the proceeds due to the United States Treasury for the TARP investment netting the Company approximately $3,834,592 in new capital.

As of December 31, 2011, the Company had 151,186 warrants outstanding, expiring February 2013 with a weighted average strike price of $11.99 per option.

NOTE 11—SHARE BASED COMPENSATION

In February 2010, the Board of Directors of the Company approved the WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan (the “2010 Equity Plan”). Pursuant to the terms of the 2010 Equity Plan all of the shares of common stock of the Company remaining unissued under the prior plans were canceled, and an identical number of shares of the Company’s common stock were reserved for issuance under the 2010 Equity Plan. The 2010 Equity Plan gives the Personnel/Compensation Committee of the Company the ability to grant Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards to employees and non-employee directors.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes the Company’s equity award plans:

	Authorized	Outstanding	Exercised	Transferred	Remaining to be Issued
2004 Stock Option Plan	134,836	123,250	1,067	(10,519)	—
2005 Stock Option Plan	400,000	374,289	10,350	(15,361)	—
FLBC Stock Option Plan	76,915	—	8,876	(68,039)	—
2010 Equity Plan	—	47,150	12,050	93,919	34,719

Total	611,751	544,689	32,343	—	34,719

The fair value of each option granted, measured at the grant date, is calculated using the Black-Scholes option pricing model. The fair value of stock options granted in 2009 was determined using the following weighted average assumptions:

2009
Dividend Yield	0.00%
Risk-free interest rate	3.60%
Expected life, in years	10
Weighted average fair value of options granted during the year	$4.27

No stock options were granted in 2011 and 2010.

The following summarizes the stock option and restricted stock transactions for the years ended December 31,

	2011			2010
	Options		Restricted Stock	Options		Restricted Stock
	# of Options	Avg. Strike		# of Options	Avg Strike
Beginning balance	511,939	$12.04	33,050	517,739	$12.05	—
Granted	—	—	26,800	—	—	33,050
Exercised	800	9.88	12,050	—	—	—
Forfeited	13,600	13.28	650	(5,800)	13.28	—

Ending balance	497,539	$12.01	47,150	511,939	$12.04	33,050

At December 31, 2011, options issued and outstanding had exercise prices, weighted-average remaining contractual lives and were exercisable as follows:

	Outstanding Options		Exerciseable Options
Exercise Price Range	# of Options	Wgt Avg Remaining Life (in years)	# of Options	Wgt Avg Remaining Life (in years)	Wgt Avg Exercise Price
$10.00-$10.99	120,750	3.4	104,250	2.7	10.28
$11.00-$11.99	172,000	4	172,000	4.0	11.00
$12.00-$12.99	45,000	5.2	27,500	4.4	12.00
$13.00-$13.99	—	—	—	—	—
$14.00-$14.99	114,999	5.7	1,749	4.8	14.00
$15.00-$15.99	—	—	—	—	—
$16.00-$16.99	44,790	5.4	—	—	—

Total	497,539	4.5	305,499	3.6	$10.86

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

During April 2011 and 2010 the Bank awarded 26,800 and 33,050 shares of restricted stock at an average strike price of $10.86 and $9.75 per share, respectively. The restricted stock vests equally over a five year period. The total unrecognized compensation cost related to non-vested share based compensation arrangements granted under the plan as of December 31, 2011 and 2010 was $379,196 and is expected to be recognized over a weighted average period of 0.9 years.

NOTE 12—COMMITMENTS & CONTINGENCIES

Credit Extension Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and unfunded loan commitments. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Unfunded commitments under lines of credit, revolving credit lines, and overdraft protection are agreements for possible future extensions of credit to existing customers. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral normally consists of real property, liquid assets or business assets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company had $79,686,016 in outstanding commitments to extend credit at December 31, 2011.

Litigation

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Company.

Other Contractual Arrangements

The Bank is party to a contract dated October 7, 2010 with Fiserv, for core data processing and item processing services integral to the operations of the Bank. Under the terms of the agreement, the Bank may cancel the agreement subject to a substantial cancellation penalty based on the current monthly billing and remaining term of the contract. The initial term of Services provided shall end seven years following the date Services are first used. Services were first provided beginning May 16, 2011 and will expire on May 15, 2018.

NOTE 13—RELATED PARTY TRANSACTIONS

The aggregate amount of loans outstanding to employees, officers, directors, and to companies in which the Company’s directors were principal owners, amounted to $19,470,175 and $12,829,794 at December 31, 2011

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

and 2010, respectively. In 2011, principal advances to related parties totaled $16,357,862 and principal repayments and other reductions totaled $10,779,207. Such loans were made in the ordinary course of business with substantially the same terms (including interest rates and collateral) as those prevailing at the time, for comparable transactions with other persons. They do not involve more than normal risk of collectibility or present other unfavorable features.

Total deposit accounts with related parties totaled $17,047,811 and $19,873,787 at December 31, 2011 and 2010, respectively.

NOTE 14—INCOME TAXES

Net deferred tax assets consisted of the following components as of December 31,

	2011	2010
Net Operating Loss Carry forwards	$644,466	$810,488
Provision for Loan Losses	1,570,058	1,301,352
Deferred Fees	(375,794)	(271,212)
Depreciation & Amortization	121,237	190,113
Net Unrealized (Gain) Losses on Securities Available for Sale	259,937	788,957
Other	462,019	97,509

Net Deferred Tax Assets	$2,681,923	$2,917,207

The provision for income taxes charged to operations consisted of the following for the year ended December 31,

	2011	2010
Current tax expense	$1,959,769	$1,033,254
Deferred tax expense (benefit)	(166,045)	(107,485)

Total	$1,793,724	$925,769

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income as follows for the years ended December 31,

	2011	2010
Computed (expected) tax expense	$1,672,443	$862,298
Increase (decrease) due to
State income tax, net of federal tax benefit	—	—
Other	121,281	63,471

Total	$1,793,724	$925,769

As of December 31, 2011 the Company had net operating loss carryforwards available for federal tax purposes of approximately $1,540,130, which expire through 2026.

NOTE 15—CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier 1 capital to average assets (as defined in the regulations). Management believes the Company met all capital adequacy requirements to which they are subject as of December 31, 2010.

As of December 31, 2011, the most recent notification from the FDIC categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios, as set forth in the table below. Since that notification, management believes there are no conditions or events to change the Company’s category.

The Company’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011
Total Capital to Risk Weighted Assets	$53,206,210	11.84%	$35,580,180	>8.0%	$44,475,225	>10.0%
Tier 1 Capital to Risk Weighted Assets	48,121,713	10.73%	17,790,090	>4.0%	26,685,135	>6.0%
Tier 1 Capital to Average Assets	48,121,713	9.06%	21,081,306	>4.0%	26,351,633	>5.0%

As of December 31, 2010
Total Capital to Risk Weighted Assets	$44,382,402	12.46%	$28,487,072	>8.0%	$35,608,840	>10.0%
Tier 1 Capital to Risk Weighted Assets	40,935,098	11.50%	14,243,536	>4.0%	21,365,304	>6.0%
Tier 1 Capital to Average Assets	40,935,098	9.62%	17,028,317	>4.0%	21,285,397	>5.0%

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 16—EARNINGS PER COMMON SHARE

The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock has no effect on income available to common shareholders. The following table is for the years ended December 31,

	2011	2010
Net Income	$2,607,441	$1,485,216
Less: TARP Dividends	(400,557)	(713,494)
Less: TARP Accretion	(204,350)	(66,600)
Less: SBLF Dividends	(72,667)	—

Net Income—Common	$1,929,867	$705,122

Weighted average number of shares outstanding	2,763,024	2,641,204
Effect of dilutive securities:
Restricted Stock	47,150	33,050
Stock Options	15,560	—
Warrants	—	62,799

Weighted average number of shares outstanding and potential dilution	2,825,734	2,737,053

Basic earnings per share	$0.70	$0.27
Diluted earnings per share	$0.68	$0.26

NOTE 17—EMPLOYEE BENEFITS

The Company provides a qualified 401K plan to all eligible employees which is administered through the American Funds. Employees are eligible to participate in the plan after three months of employment. Eligible employees may, subject to statutory limitations, contribute a portion of their salary to the plan through payroll deduction. Participants are fully vested in their own contributions. Participants are vested in the Company’s matching contributions evenly over a 3 year period. Total Company contributions to the plan for the years ended December 31, 2011 and 2010 were $128,028 and $111,654, respectively. The Company provided a discretionary matching contribution of four percent (4%) for 2011 and 2010.

NOTE 18—OTHER EXPENSES

The following summarizes other operating expenses in the consolidated statements of income for the years ended December 31,

	2011	2010
Insurance	$64,472	$61,151
Professional Fees	432,479	341,204
Advertising and Promotional Exp.	233,064	259,411
Postage, Printing, and Supplies	138,209	133,502
Data Processing	1,009,204	929,463
FDIC Premiums	542,888	460,988
OREO	634,296	49,934
Directors’ Fees	283,325	179,805
Other	547,595	436,880

Total Other Expenses	$3,885,532	$2,852,338

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 19—FAIR VALUE MEASUREMENTS

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such a liability. In estimating fair value, the company utilizes valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 820, Fair Value Measurements and Disclosure, establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The standard describes three levels of inputs that may be used to measure fair values:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in market that are not active; or other inputs that are observations or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing as assets or liability.

Assets and liabilities measured at estimated fair value on a recurring basis were as follows:

As of December 31, 2011	Level 1	Level 2	Level 3
On a recurring basis:
Mortgage-backed securities	$—	$21,071,114	$—
US Government Agency securities	—	24,606,233	—
Municipal securities	—	11,590,847	—
Asset-backed debt securities	—	—	67,587

On a non recurring basis:
Impaired Loans (1)	—	—	6,303,678
Other Real Estate Owned (2)	—	—	—
Goodwill	—	—	3,601,179
Other Assets (3)	—	—	615,247

As of December 31, 2010	Level 1	Level 2	Level 3
On a recurring basis:
Mortgage-backed securities	$—	$8,940,597	$—
US Government Agency securities	—	25,771,537	—
Municipal securities	—	11,047,590	—
Asset-backed debt securities	—	—	16,548

On a non recurring basis:
Impaired Loans (1)	—	—	3,528,250
Other Real Estate Owned (2)	—	—	845,000
Goodwill	—	—	3,601,179
Other Assets (3)	—	—	976,543

(1)	Includes loans that have been measured for impairment at the fair value of the loans’ collateral.
(2)	Other real estate owned is transferred from loans to OREO at the lower of cost or market.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(3)	Consists of one loan that was converted to an ownership interest in an LLC.

During the years ended December 31, 2011 and 2010, certain impaired loans were re-measured and reported at fair value through a specific valuation allowance allocation of the allowance for possible loan losses based upon the fair value of the underlying collateral.

Level 3 Valuations

Financial instruments are considered Level 3 when their fair values are determine using pricing models, discount flow methodologies or similar techniques and at least one significant model assumptions in input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

The following table presents a reconciliation of the beginning and ending balance for 2011 and 2010 of assets measured on a recurring basis:

December 31,	2011	2010
Beginning Balance, January 1	$16,548	$32,563
Transfer into Level 3:	—	—
Purchases, settlements, paydowns, and maturities	—	—
Realized gains (losses) in earnings	—	—
Unrealized gains (losses) in other comprehensive income	51,039	(16,015)

Ending Balance	$67,587	$16,548

The fair value information for financial instruments, which is provided below, is based on the requirements of Financial Accounting Standard Board ASC 825 (formerly known as SFAS No. 107 “Disclosures about Fair Value of Financial Instruments,”) and does not represent the aggregate net fair value of the Company. Much of the information used to determine fair value is subjective and judgmental in nature; therefore, fair value estimates, especially for less marketable securities, may vary. The amounts actually realized or paid upon settlement or maturity could be significantly different. The Company uses the following methods and assumptions in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amount of cash and cash equivalents approximates fair value.

Interest Bearing Balances. The carrying amount of interest bearing balances equivalents approximates fair value.

Investment securities. The fair value of investment securities held-to-maturity and available-for-sale is estimated based on bid quotations received from independent pricing services.

Loans. For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For all other loans, fair values are calculated by discounting the contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loans, or by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits. The fair value of deposits with no stated maturity, such as demand, interest checking and money market, and savings accounts, is equal to the amount payable on demand at year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FHLB Advances. The fair value of FHLB Advances is based on the discounted value of future cash flows using interest rates currently being offered for FHLB advances with similar terms and characteristics.

Off-balance-sheet instruments. The fair value of off-balance-sheet lending commitments is equal to the amount of commitments outstanding. This is based on the fact that the Company generally does not offer lending commitments or standby letters of credit to its customers for long periods, and therefore, the underlying rates of the commitments approximate market rates.

	2011		2010
December 31,	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash & Cash Equivalents	$54,527,529	$54,527,529	$14,861,007	$14,861,007
Interest Bearing Balances	17,794,255	17,794,255	31,388,000	31,388,000
Investment Securities	57,335,781	57,335,781	45,776,272	45,776,272
Loans, net	415,005,398	420,121,896	326,312,183	331,723,189
Deposits	201,512,936	203,171,836	353,818,155	355,504,173
FHLB Advances	24,350,000	25,485,882	32,850,000	34,329,003
Off Balance Sheet Items	79,686,016	79,686,016	67,052,432	67,052,432

In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. This disclosure does not and is not intended to represent the fair value of the Company.

NOTE 20—OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes on securities available-for-sale were as follows:

December 31,	2011	2010
Unrealized holding gains (losses) arising during the period	$1,182,714	$642,928
Other-Than-Temporarily Impaired included in income	—	—
Reclassifications of net gains included in income	(12,309)	(1,417)

Other comprehensive income (loss) before tax	1,170,405	641,511
Deferred tax expense (benefit)	325,347	178,326

Other comprehensive income (loss)	$845,058	$463,185

NOTE 21—SUBSEQUENT EVENTS

The Company has evaluated subsequent events from December 31, 2011 (the date of the most recent consolidated balance sheet) through March 16, 2012 (the date of the audit report and the date the financial statements were available to be issued).

On January 23, 2012, the Board of Directors declared a 5% stock dividend. The stock dividend was paid on February 29, 2012 to shareholders of record as of February 15, 2012. All per share amounts in this report have been retroactively adjusted to reflect the stock dividend.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Condition

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Cash and Due from Bank Balances	$2,457,641	$1,560,533
Federal Funds Sold	44,070,338	52,966,996
Interest Bearing Balances	7,125,516	17,794,255

Cash and cash equivalents	53,653,495	72,321,784
Investment Securities	60,250,277	57,335,781
Other Equity Securities	4,042,700	2,140,500
Loans, net of allowance	438,832,697	415,005,398
Premises & Equipment, net	2,867,190	2,491,751
Goodwill	3,601,179	3,601,179
Deferred Tax Asset	2,783,577	2,681,923
Accrued Interest Receivable	1,688,790	1,721,667
Other Real Estate Owned	849,920	—
Other Assets	2,740,787	2,162,007

Total Assets	$571,310,612	$559,461,990

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-Interest Bearing Deposits	$86,375,216	$141,105,415
Interest Bearing Deposits	357,939,147	337,896,053

Total Deposits	444,314,363	479,001,468
FHLB Advances	67,850,000	24,350,000
Subordinated Debt	2,196,968	—
Accrued Interest Payable	464,178	475,515
Other Liabilities	1,409,962	2,158,175

Total Liabilities	516,235,471	505,985,158

Preferred Stock
Par value $5.00 per share; 10,000,000 shares authorized
SBLF—17,796 shares issued and outstanding, 1% dividend	88,980	88,980
Additional Paid-in Capital—Preferred	17,707,020	17,707,020

Common Stock
25,000,000 shares authorized;
2,934,955 and 2,770,653 shares issued and outstanding as of June 30, 2012 and December 31, 2011 respectively; $0.01 and $5.00 par value respectively	29,350	13,853,265
Additional Paid-in Capital—Common	34,985,880	19,285,949
Accumulated Earnings	2,212,442	2,617,541
Accumulated Other Comprehensive Income (Loss)	51,469	(75,923)

Total Shareholders’ Equity	55,075,141	53,476,832

Total Liabilities and Shareholders’ Equity	$571,310,612	$559,461,990

See accompanying notes to consolidated financial statements.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

	Six months ended June 30,
(unaudited)	2012	2011
Interest Income
Interest and Fees on Loans	$12,502,169	$10,730,587
Interest and Dividends on Investments	768,366	778,684

Total Interest Income	13,270,535	11,509,271

Interest Expense
Interest on Deposits	2,022,586	2,011,575
Interest on Borrowings	428,435	507,301

Total Interest Expense	2,451,021	2,518,876

Net Interest Income	10,819,514	8,990,395

Provision for Loan Losses	2,070,685	855,000

Net Interest Income after provision for loan losses	8,748,829	8,135,395

Non-Interest Income
Service Charges on Deposit Accounts	247,455	235,283
Other Operating Income	475,299	263,056
Gain on Sale of Securities	325	9,292

Total Non-Interest Income	723,079	507,631

Non-Interest Expense
Salaries and Employee Benefits	3,932,197	3,580,787
Premises and Equipment Expenses	1,317,055	1,139,716
Other Operating Expenses	2,385,167	1,897,034

Total Non-Interest Expense	7,634,419	6,617,537

Income before provision for income taxes	1,837,489	2,025,489
Provision for Income Taxes	704,716	779,054

Net Income	1,132,773	1,246,435
Preferred stock dividends and accretion	(88,980)	(387,115)

Net Income available to common shareholders	$1,043,793	$859,320

Basic Earnings per Common Share*	$0.36	$0.30
Fully Diluted Earnings per Common Share*	$0.35	$0.29

*	Prior period has been adjusted for 5 percent stock dividend paid February 29, 2012.

See accompanying notes to consolidated financial statements.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

	Six months ended June 30,
(unaudited)	2012	2011
Net Income	$1,132,773	$1,246,435
Other Comprehensive Income
Unrealized holding gains on securities net of taxes of $79,749 in 2012 and $295,415 in 2011	127,392	471,897

Total Comprehensive Income	1,260,165	1,718,332

See accompanying notes to consolidated financial statements.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Shareholders’ Equity

For the six months ended June 30, 2012 and June 30, 2011 (Unaudited)

			Preferred Stock	Paid-in Capital Preferred	Common Stock	Paid-in Capital Common	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total

	Number of shares
	Preferred	Common
Balance, December 31, 2010	13,807	2,757,803	$69,035	$13,533,615	$13,789,015	$18,963,103	$687,675	$(920,981)	$46,121,462

Net Income	—	—	—	—	—	—	1,246,435	—	1,246,435
Net Unrealized Gain (Loss) on Securities	—	—	—	—	—	—	—	471,897	471,897
Stock Options	—	—	—	—	—	183,395	—	—	183,395
Preferred Stock Dividends	—	—	—	—	—	—	(353,815)	—	(353,815)
Accretion of Preferred Stock Discount	—	—	—	33,300	—	—	(33,300)	—	—

Balance, June 30, 2011	13,807	2,757,803	$69,035	$13,566,915	$13,789,015	$19,146,498	$1,546,995	$(449,084)	$47,669,374

Balance, December 31, 2011	17,796	2,770,653	$88,980	$17,707,020	$13,853,265	$19,285,949	$2,617,541	$(75,923)	$53,476,832

Net Income	—	—	—	—	—	—	1,132,773	—	1,132,773
Net Unrealized Gain (Loss) on Securities	—	—	—	—	—	—	—	127,392	127,392
Change in Par Value—$5.00 to $0.01	—	—	—	—	(13,825,558)	13,825,558	—	—	—
Warrants Issued for Sub-Debt	—	—	—	—	—	304,618	—	—	304,618
Preferred Stock Dividends	—	—	—	—	—	—	(88,980)	—	(88,980)
Common Stock Dividend	—	137,873	—	—	1,379	1,446,287	(1,447,666)	—	—
Common Stock Cash Dividend	—	—	—	—	—	—	(1,226)	—	(1,226)
Stock Options	—	—	—	—	—	123,732	—	—	123,732
Issuance of Restricted Stock	—	26,429	—	—	264	(264)	—	—	—

Balance, June 30, 2012	17,796	2,934,955	$88,980	$17,707,020	$29,350	$34,985,880	$2,212,442	$51,469	$55,075,141

See accompanying notes to consolidated financial statements.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Six months ended June 30,
(unaudited)	2012	2011
OPERATING ACTIVITIES
Net Income	$1,132,773	$1,246,435
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	271,329	231,028
Loss (Gain) on Sale of Securities Available for Sale	325	(9,292)
Gain on Sale of Other Real Estate Owned	—	(16,230)
Provision for Loan Losses	2,070,685	855,000
Discount (Accretion) on Securities Available for Sale	211,650	136,111
Stock Based Compensation	123,732	183,395
Changes in Assets and Liabilities
(Increase) Decrease in Interest Receivable	32,876	(138,511)
(Increase) Decrease in Other Assets	(1,530,352)	175,784
Increase (Decrease) in Interest Payable	(11,337)	(43,284)
Increase (Decrease) in Other Liabilities	(748,214)	(458,278)

Net Cash Provided by Operations	1,553,467	2,162,158

INVESTING ACTIVITIES
Purchase of Securities Available for Sale	(7,893,592)	(17,004,368)
Sale and Maturities of Securities Available for Sale	4,974,262	10,679,171
Net Increase in Loans	(25,871,620)	(44,192,696)
Sale (Purchase) of FHLB stock	(1,902,200)	32,200
Purchases of Premises and Equipment, net	(646,769)	(128,092)

Net Cash Absorbed by Investing Activities	(31,339,919)	(50,613,785)

FINANCING ACTIVITIES
Net Increase in Deposits	(34,792,857)	107,713,244
Net (Decrease) Increase in FHLB Advances	43,500,000	(5,000,000)
Net (Decrease) Increase in Subordinated Debt	2,500,000	—
Preferred Stock Dividends Paid	(88,980)	(353,815)

Net Cash Provided by Financing Activities	11,118,163	102,359,429

Net (Decrease) Increase in Cash & Cash Equivalents	(18,668,289)	53,907,802
Cash & Cash Equivalents, beginning	72,321,784	46,249,007

Cash & Cash Equivalents, ending	$53,653,495	$100,156,809

Supplemental disclosure of non-cash investing activity:
Loan converted into Other Real Estate Owned	$849,920	$—
Loan converted into Other Assets	$—	$615,247
Interest Paid	$4,085,116	$4,476,709

See accompanying notes to consolidated financial statements.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. On February 24, 2004, WashingtonFirst Bank (the “Bank”) was incorporated and charted in the District of Columbia. In 2007, the Bank converted its charter to the Commonwealth of Virginia. In May 2009 WashingtonFirst Bankshares, Inc. was formed and subsequently acquired all the shares of the Bank. The Bank provides its customers with various banking services which include various loan and deposit products. The Bank’s customers include individuals and commercial enterprises within its principal market area consisting of Washington DC and the surrounding region. The Bank serves its customers from ten branches located in the Washington DC and suburban Virginia and Maryland. The Bank maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks.

Basis of Presentation. The accompanying condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, we have condensed or omitted certain information and footnote disclosures that are included in our annual financial statements. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2011. The December 31, 2011 balance sheet was derived from audited financial statements included in the Form 10-K.

In the opinion of management, these condensed consolidated financial statements reflect all adjustments (which consist of normal, recurring adjustments) necessary for a fair presentation of the financial position and results of operations and cash flows for the periods presented. The results disclosed in the condensed consolidated statements of income are not necessarily indicative of the results to be expected in any future periods.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair values and impairments of financial instruments, the status of contingencies and the valuation of deferred tax assets and goodwill.

Cash and Cash Equivalents. For purposes of the statements of cash flows, cash and cash equivalents consists of cash and due from banks, interest bearing balances and federal funds sold. The Bank maintains deposits with other commercial banks in amounts that may exceed federal deposit insurance coverage. Management regularly evaluates the credit risk associated with these transactions and believes that the Bank is not exposed to any significant credit risks on cash and cash equivalents. The Bank is required to maintain certain average reserve balances with the Federal Reserve Bank of Richmond. Those balances include usable vault cash and amounts on deposit with the Federal Reserve Bank of Richmond. The Bank had no compensating balance requirements or required cash reserves with correspondent banks as of June 30, 2012.

The Bank maintains interest bearing balances at other banks to help ensure sufficient liquidity and provide additional return versus overnight Federal Funds. These balances are time deposits in FDIC insured institutions. All balances are fully insured by the FDIC.

Investment Securities. The Bank maintains an investment securities portfolio to help ensure sufficient liquidity and provide additional return versus overnight Federal Funds and interest bearing balances. Securities that management has both the positive intent and ability to hold to maturity are classified as “held to maturity” and

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

are recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. All securities were classified as available for sale at June 30, 2012 and December 31, 2011.

The estimated fair value of the portfolio fluctuates due to changes in market interest rates and other factors. Securities are monitored to determine whether a decline in their value is other-than-temporary. Management evaluates the investment portfolio on a quarterly basis to determine the collectability of amounts due per the contractual terms of the investment security.

Other-than-Temporary Impairments. The Company evaluates all securities in its investment portfolio for other-than-temporary impairments. A security is generally defined to be impaired if the carrying value of such security exceeds its estimated fair value. Based on the provisions of ASC 320, a security is considered to be other-than-temporarily impaired if the present value of cash flows expected to be collected is less than the security’s amortized cost basis (the difference being defined as the credit loss) or if the fair value of the security is less than the security’s amortized cost basis and the investor intends, or more-likely-than-not will be required to sell the security before recovery of the security’s amortized cost basis. The charge to earnings is limited to the amount of credit loss if the investor does not intend, and is more-likely-than-not that it will not be required, to sell the security before recovery of the security’s amortized cost basis. Any remaining difference between fair value and amortized cost is recognized in other comprehensive income, net of applicable taxes. In certain instances, as a result of the other-than-temporary impairment analysis, the recognition or accrual of interest will be discontinued and the security will be placed on non-accrual status.

Equity Securities. Restricted stock, such as FHLB stock and Bankers’ Bank (correspondence banks) stock, is carried at cost. As a member of the Federal Home Loan Bank of Atlanta (FHLB), the Bank is required to purchase and maintain stock in the FHLB in an amount equal to 4.5% of aggregate outstanding advances in addition to the membership stock requirement of 0.2% of the Bank’s total assets. Unlike other types of stock, FHLB stock and Banker’s Bank stock is acquired primarily for the right to receive advances and loan participations rather than for the purpose of maximizing dividends or stock growth. No ready market exists for the FHLB stock and Bankers’ Bank stock, and they have no quoted market value.

Loans. The Company grants commercial, real estate, and consumer loans to customers in the community in greater Washington, DC metropolitan area. The loan portfolio is diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The ability of the Company’s debtors to honor their loan contracts is dependent upon the real estate and general economic conditions in the Company’s market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans and other loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) ASC 450-10, which requires that losses be accrued when they are probable of occurring and estimable and (ii) ASC 310-10, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

An allowance is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount that, in management’s judgment will be adequate to absorb any losses on existing loans that may become uncollectible. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans while taking into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect a borrower’s ability to repay, overall portfolio quality, and review of specific potential losses. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over their estimated useful lives; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Depreciation is computed using the straight-line method over the lesser of the estimated useful life or the remaining term of the lease for leasehold improvements; and 3 to 15 years for furniture, fixtures, and equipment. Costs of maintenance and repairs are expensed as incurred; improvements and betterments are capitalized. When items

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the determination of net income.

Leases. The Bank leases certain buildings under operating leases with terms greater than one year and with minimum lease payments associated with these agreements. Rent expense is recognized on a straight-line basis over the expected lease term in accordance with ASC 840. Within the provisions of certain leases, there are predetermined fixed escalations of the minimum rental payments over the base lease term (none of the leases contain lease concessions, including capital improvement funding, or contingent rental clauses). The effects of the escalations have been reflected in rent expense on a straight-line basis over the lease term, and the difference between the recognized rental expense and the amounts payable under the lease is recorded as deferred lease payments. The amortization period for leasehold improvements is the term used in calculating straight-line rent expense or their estimated economic life, whichever is shorter.

Other Real Estate Owned. Real estate properties acquired through loan foreclosures are recorded initially at fair value, less expected sales costs. Subsequent valuations are performed by management, and the carrying amount of a property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and current market conditions. Gains or losses on sales of real estate owned are recognized upon disposition.

Income Taxes. The provision for income taxes is based on the results of operations, adjusted primarily for tax-exempt income. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax basis of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset or liability from period to period. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company and the Bank are subject to U.S. federal income tax and Commonwealth of Virginia tax. The Company is no longer subject to examination by Federal or State taxing authorities for the years before 2008. At June 30, 2012 and June 30, 2011 the Company did not have any unrecognized tax benefits. The Company does not expect the amount of any unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other noninterest expense. At June 30, 2012 and June 30, 2011, the Company does not have any amounts accrued for interest and/or penalties.

Stock-Based Compensation Plans. Under ASC 718 “Compensation—Stock Compensation”, the Company recognizes compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides services in exchange for the award. Compensation cost is measured based on the fair value of the equity instrument issued at the date of grant.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

Valuation of Long-Lived Assets. The Company accounts for the valuation of long-lived assets under ASC 205-20, which requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or the fair value, less costs to sell.

Transfer of Financial Assets. Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Company, 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and 3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Earnings Per Common Share. Basic earnings per share represent income available to common shareholders divided by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

Goodwill. Goodwill represents the excess of purchase price over fair value of net assets and liabilities acquired. Under ASC 350-10 (formerly known as SFAS 142 “Goodwill and Other Intangible Assets”), goodwill is not amortized over an estimated life, but rather it is evaluated at least annually for impairment by comparing its fair value with its recorded amount and is written down when appropriate. Projected net operating cash flows are compared to the carrying amount of the goodwill recorded and if the estimated net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value. There was no impairment of goodwill for the first six months of 2012 or 2011. For more information regarding Goodwill see Note 7—Goodwill and Other Intangible Assets.

Recent Accounting Pronouncements. In July 2010, the FASB issued an update (ASU No. 2010-20—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses). The update requires companies to provide more information in their disclosures about the credit quality of their financing receivables and the credit reserves held against them. For public entities the amendments that require disclosures as of the end of a reporting period are effective for the periods ending on or after December 15, 2010 and the amendments that require disclosures about activity that occurs during a reporting period are effective for the periods beginning on or after December 15, 2010. For non-public entities the disclosures are effective for annual reporting periods ending on or after December 15, 2011. The adoption of this statement did not have a material impact on its financial position, results of operations or cash flows.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations.” The guidance requires pro forma disclosure for business combinations that occurred in the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma information should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. ASU 2010-29 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

In April 2011, the FASB issued ASU 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” The amendments in this ASU clarify the guidance on a creditor’s evaluation of whether it has granted a concession to a debtor. They also clarify the guidance on a creditor’s evaluation of whether a debtor is experiencing financial difficulty. The amendments in this Update are effective for the first interim or annual period beginning on or after June 15, 2011. Early adoption is permitted. Retrospective application to the beginning of the annual period of adoption for modifications occurring on or after the beginning of the annual adoption period is required. As a result of applying these amendments, an entity may identify receivables that are newly considered to be impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. There was no material impact on the Company’s financial statements.

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860)—Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. There was no material impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and IFRSs. The amendments are effective for interim and annual periods beginning after December 15, 2011 with prospective application. There was no material impact on the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05 “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted because compliance with the amendments is already permitted. The amendments do not require transition disclosures.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 2—CASH AND DUE FROM BANKS

Regulation D of the Federal Reserve Act requires that banks maintain noninterest reserve balance with the Federal Reserve Bank based principally on the type and amount of their deposits. During 2012, the Bank maintained balances at the Federal Reserve (in addition to vault cash) to meet the reserve requirements as well as balances to partially compensate for services provided by the Federal Reserve Bank. The Bank has an interest bearing account with the Federal Home Loan Bank and maintains eight noninterest bearing accounts with domestic correspondents to offset the cost of services they provide to the Bank for maintaining an account with them.

NOTE 3—INVESTMENT SECURITIES

Amortized costs and fair values of the securities available for sale as are as follows for the periods ended,

June 30, 2012 (unaudited)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
US Government Agencies	$24,617,758	$479,816	$—	$25,097,574
Mortgage Backed Securities	12,358,442	319,548	—	12,677,990
Collateralized Mortgage Obligations	10,552,285	83,079	(14,976)	10,620,388
Asset-backed Debt Securities	2,568,366	—	(2,500,595)	67,771
Municipal Securities	10,621,447	1,165,107	—	11,786,554

Total	$60,718,298	$2,047,550	$(2,515,571)	$60,250,277

December 31, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
US Government Agencies	$24,029,996	$576,237	$—	$24,606,233
Mortgage Backed Securities	12,931,896	257,767	(10,507)	13,179,156
Collateralized Mortgage Obligations	7,822,841	69,117	—	7,891,958
Asset-backed Debt Securities	2,548,056	—	(2,480,469)	67,587
Municipal Securities	10,678,154	914,729	(2,036)	11,590,847

Total	$58,010,943	$1,817,850	$(2,493,012)	$57,335,781

At June 30, 2012, all U.S. Government Agencies are AA+ rated and any fluctuations in their fair value are caused by changes in interest rates and are not considered credit related as the contractual cash flows of these investments are either explicitly or implicitly backed by the full faith and credit of the U.S. government. Unrealized losses that are related to the prevailing interest rate environment will decline over time and recover as these securities approach maturity. The Company’s municipal bond portfolio is composed of highly rated issuances. At June 30, 2012, the municipal securities portfolio have a rating of A or higher and the Bank believes it will receive all contractual cash flows due on this portfolio. The mortgage-backed securities portfolio at June 30, 2012, is composed entirely of the most senior tranches of GNMA collateralized mortgage obligations ($10.6 million), or GNMA, FNMA or FHLMC mortgage-backed securities ($12.4 million). Any associated unrealized losses are caused by changes in interest rates and are not considered credit related as the contractual cash flows of these investments are either explicitly or implicitly backed by the full faith and credit of the U.S. government. Unrealized losses that are related to the prevailing interest rate environment will decline over time and recover as these securities approach maturity.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

The amortized cost and estimated fair value of securities available for sale as of June 30, 2012 and December 31, 2011 by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the securities may be called or prepaid without any penalties.

	June 30, 2012		December 31, 2011
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(unaudited)
US Government Agencies
< 1 year	$10,074,289	$10,155,180	$5,010,675	$5,050,440
1-5 years	14,543,470	14,942,394	17,845,057	18,345,897
5-10 years	—	—	1,174,264	1,209,896
>10 years	—	—	—	—
Mortgage-Backed
< 1 year	—	—	—	—
1-5 years	—	—	—	—
5-10 years	7,768,351	7,923,247	7,793,726	7,878,021
>10 years	4,590,091	4,754,743	5,138,170	5,301,135
Collateralized Mortgage Obligations
< 1 year	—	—	—	—
1-5 years	342,602	343,757	480,292	481,439
5-10 years	506,877	517,155	650,769	659,218
>10 years	9,702,806	9,759,476	6,691,780	6,751,301
Asset-Backed
> 10 years	2,568,366	67,772	2,548,056	67,587
State and Municipal
< 1 year	—	—	—	—
1-5 years	2,691,746	2,850,159	2,173,692	2,305,312
5-10 years	7,929,700	8,936,394	7,849,567	8,584,857
>10 years	—	—	654,895	700,678

Total	$60,718,298	$60,250,277	$58,010,943	$57,335,781

For the year six months ended June 30, 2012, $2,040,000 in securities available for sale were either sold or called resulting in no realized gains or loss. For the first six months ended June 30, 2011, $9,384,598 were either sold or called resulting in gross realized gains of $9,291. The estimated fair value of securities pledged to secure public funds; securities sold under agreements to repurchase and for other purposes amounted to $25,348,297 at June 30, 2012 and $26,047,410, at December 31, 2011.

Investment securities available for sale that have an unrealized loss position are as follows for the periods ended,

		Continuous Unrealized Losses
June 30, 2012 (unaudited)	Fair Value	Total	Less Than 12 Months	More than 12 Months
US Government Agencies Securities	$—	$—	$—	$—
Mortgage Backed Securities	3,050,549	14,976	14,976	—
Asset-backed Debt Securities	67,772	2,500,595	—	2,500,595
Municipal Securities	—	—	—	—

Total	$3,118,321	$2,515,571	$14,976	$2,500,595

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

		Continuous Unrealized Losses
December 31, 2011	Fair Value	Total	Less Than 12 Months	More than 12 Months
US Government Agencies Securities	$—	$—	$—	$—
Mortgage Backed Securities	2,890,422	10,507	10,507	—
Asset-backed Debt Securities	67,587	2,480,469	—	2,480,469
Municipal Securities	527,185	2,036	2,036	—

Total	$3,485,194	$2,493,012	$12,543	$2,480,469

The investment in asset-backed debt securities is reported in the financial statements at an amount less than its historical cost. The total fair value of these investments at June 30, 2012 and December 31, 2011 $67,772 and $67,587 which is approximately 0.1% and 0.1% respectively, of the Company’s available for sale investment portfolios. These declines were due primarily to the declining of the economy and the financial sector during 2008 and 2009 and this market has yet to recover. Based on evaluation of available evidence, including changes in market interest rates, credit rating information and information obtained from regulatory filings, management determined that a portion of these declines was other than temporary resulting in a write-down in December 2009 of $339,302.

Management of the Company reviews the Company’s investment in Trapeza XIII Collateralized Debt Obligation, C-1 credit tranche (the “Trapeza CDO”), the asset backed securities reported in the financial statements, quarterly, and more frequently when economic or market conditions warrant such an evaluation, for possible other-than-temporary impairment (“OTTI”) based on guidance in ASC Topic 320 – Investments in Debt and Equity Instruments. In order to determine whether the Trapeza CDO may have suffered impairment, management of the Company first determines if the market (fair) value of the security is greater than its carrying cost. If the fair value is determined to be greater than cost, management completes its analysis for anecdotal information, but the investment would not considered for potential impairment. If the fair value is less than cost, management of the Company proceeds with its OTTI analysis to determine whether the variance between fair value and cost is a temporary variance that will be recouped over time or is OTTI.

To determine fair value of the Trapeza CDO, as of the end of each relevant reporting period, management of the Company reviews the monthly reports from the Trustee of the Trapeza CDO, which contain information about the security, including collateralization and interest coverage by tranche, performing and non-performing portfolio securities within the CDO, payment data, and ratings data by tranche. The monthly trustee reports permit management of the Company to monitor collateralization, changes in deferred interest and cash flow from underlying issuers and periodic trustee notices on changes in interest deferrals and defaults.

As part of the fair value determination, management of the Company also prepares a separate analysis of the underlying issuers whose securities comprise the Trapeza CDO, using data obtained from SNL Financial. In addition to the portfolio balance, the report contains, for each such issuer, total assets, net income, return on average assets, return on average equity, risk based capital ratio, non-performing assets as a percentage of total assets, loan loss reserves as a percentage of gross loans, and the ratio of the sum of non-performing assets plus loans 90 days or more past due divided by the sum of tangible equity and loan loss reserve. Management of the Company reviews its report to ascertain trends in improvement or deterioration of the credit quality of each issuer compromising the Trapeza CDO (e.g., whether there has been an increase in the number of defaulting or deferring issuers, or whether trends are stable.)

Because the Trapeza CDO is not traded in a recognized market and is a complex structured security, in conducting the OTTI analysis with respect to the Trapeza CDO, management of the Company incorporates into its analysis an independent assessment by a third-party specialist. This specialist is retained at year-end and also

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

retained quarterly when management determines, based on its analysis of changes in the credit quality of the issuers the securities of which comprise the Trapeza CDO, that deterioration in the credit quality of such issuers may have occurred. The estimated fair value of the Trapeza CDO is calculated by the third party specialist using an INTEX CDO Deal Model Library, as well as information from Bloomberg, the FDIC, the OTS and SNL Financial. The report prepared by management referred to in the preceding paragraph serves as a preceding internal analysis of the valuation determined by the third party.

Based on these analyses, the Company has determined that the fair market value of the Trapeza CDO is less than its cost. As of June 30, 2012, the Trapeza CDO has an amortized cost basis of $2.5 million and is valued at $67,772.

In determining whether the Trapeza CDO’s impairment is a temporary impairment, management of the Company endeavors to consider all relevant qualitative and quantitative evidence prescribed by ASC Topic 320, including:

i.	the length of time and the extent to which the fair value has been less than cost;
ii.	the financial condition and near-term prospects of the issuer;
iii.	whether the market decline was affected by macroeconomic conditions; and
iv.	whether the Company intends to sell, or more likely than not will be required to sell, the Trapeza CDO before its anticipated recovery.

In assessing the length of time and the extent to which the fair value has been less than cost, the Company monitors developments with respect to the Trapeza CDO and the securities comprising it, as well as the structure of the security. When evaluating the financial condition and near-term prospects of the issuer, the Company considers the financial strength of the issuers comprising the Trapeza CDO. In this regard, the following table provides certain summary information with respect to the Trapeza CDO and the underlying issuers within that security for the periods indicated:

	June 30, 2012	December 30, 2011
Current number of performing and non-performing issuers	Performing: 36 Deferring interest: 10 Defaulted: 9	Performing: 36 Deferring interest: 10 Defaulted: 9

Actual deferrals and defaults as a percentage of the original collateral	Deferral: 13.5% Defaults: 12.9%	Deferral: 15.4% Defaults: 12.9%

Expected deferrals and defaults as a percentage of the remaining performing collateral	Expected new deferrals: 0 Expected new defaults: 8.2%	Expected new deferrals: 0 Expected new defaults: 8.2%

Subordination level of the tranche held by the registrant as a percentage of the remaining performing collateral	11.4%	11.3%

Subordination level of the tranche held by the registrant plus all superior tranche levels as a percentage of the remaining performing collateral	106.3%	108.1%

External credit ratings (Moody’s / Fitch)	Ca / C	Ca / C

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

In considering the extent of the deficiency, the Company considers whether the deficiency has been affected by macroeconomic factors applicable to the class generally and not to the Trapeza CDO in particular. Finally, the Company considers whether it intends to sell, or more likely than not will be required to sell, the Trapeza CDO before its anticipated recovery. The Company has no intention to sell the Trapeza CDI before its anticipated recovery.

Based on the foregoing analysis by management of the Company, management believes the Trapeza CDO has temporary valuation differences due to market conditions and no additional OTTI was recorded during the periods ended June 30, 2012 and December 31, 2011.

NOTE 4—LOANS

The composition of net loans is summarized as follows for the periods ended,

	June 30, 2012	December 31, 2011
	(unaudited)
Construction & Development	$54,743,739	$51,078,063
Residential Real Estate	47,554,256	40,826,486
Commercial Real Estate	245,495,188	231,818,922

Real Estate Loans	347,793,183	323,723,471
Commercial & Industrial Loans	96,056,649	94,876,401
Consumer Loans	1,492,035	2,036,569

Total Loans	445,341,867	420,636,441
Less: Unearned Fees, net	774,924	699,474
Less: Allowance for Loan Losses	5,734,246	4,931,569

Net Loans	$438,832,697	$415,005,398

As of June 30, 2012, $174.1 million of loans were pledged as collateral for FHLB advances.

An age analysis of the composition of past due loans and non-accrual loans by class of loans, as of,

June 30, 2012 (unaudited)	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual	Total Past Due	Current Loans	Total Loans
Commercial & Industrial	$—	$—	$1,133,364	$1,133,364	$94,923,285	$96,056,649
Construction & Development	—	—	828,262	828,262	53,915,477	54,743,739
Commercial Real Estate	—	—	3,715,123	3,715,123	241,780,065	245,495,188
Residential Real Estate	—	1,562,936	—	1,562,936	45,991,320	47,554,256
Consumer Loans	—	—	—	—	1,492,035	1,492,035

Balance at end of period	$—	$1,562,936	$5,676,749	$7,239,685	$438,102,182	$445,341,867

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	Non-Accrual	Total Past Due	Current Loans	Total Loans
Commercial & Industrial	$226,267	$241,707	$1,559,141	$2,027,115	$92,849,286	$94,876,401
Construction & Development	818,890	—	417,859	1,236,749	49,841,314	51,078,063
Commercial Real Estate	3,152,000	3,763,179	1,100,962	8,016,141	223,802,781	231,818,922
Residential Real Estate	961,108	—	—	961,108	39,865,378	40,826,486
Consumer Loans	—	280	—	280	2,036,289	2,036,569

Balance at end of year	$5,158,265	$4,005,166	$3,077,962	$12,241,393	$408,395,048	$420,636,441

The risk category of loans was as follows for the periods ended,

June 30, 2012 (unaudited)	Pass	Special Mention	Other Assets Especially Mentioned	Substandard	Doubtful	Total
Commercial & Industrial	$85,916,001	$5,101,998	$3,773,428	$1,265,222	$—	$96,056,649
Construction & Development	53,358,251	557,226	—	409,280	418,982	54,743,739
Commercial Real Estate	228,712,545	2,307,842	7,640,818	5,733,021	1,100,962	245,495,188
Residential Real Estate	45,380,308	1,221,107	—	952,841	—	47,554,256
Consumer Loans	1,274,562	217,473	—	—	—	1,492,035

Balance at end of period	$414,641,667	$9,405,646	$11,414,246	$8,360,364	$1,519,944	$445,341,867

December 31, 2011	Pass	Special Mention	Other Assets Especially Mentioned	Substandard	Doubtful	Total
Commercial & Industrial	$84,108,969	$5,644,316	$4,382,864	$740,252	$—	$94,876,401
Construction & Development	48,687,461	1,153,853	—	1,236,749	—	51,078,063
Commercial Real Estate	214,338,552	1,819,867	9,629,082	6,031,421	—	231,818,922
Residential Real Estate	39,391,144	1,293,004	—	142,338	—	40,826,486
Consumer Loans	1,813,034	223,535	—	—	—	2,036,569

Balance at end of year	$388,339,160	$10,134,575	$14,011,946	$8,150,760	$—	$420,636,441

The following table presents a breakdown of non-accrual loans as of the dates indicated:

Amounts in ‘000s	June 30, 2012	December 31, 2011
	(Unaudited)
Commercial	$1,133	$694
Construction	—	—
Other	1,133	694
Construction	828	1,237
Owner Occupied	—	—
Other	828	1,237
Real Estate	3,716	1,147
Owner Occupied	1,101	1,101
Other	2,614	46
Consumer	—	—

Total Non-Accrual Loans	$5,677	$3,078

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

The following table presents information regarding troubled debt restructurings as of the dates indicated:

	June 30, 2012 (unaudited)			December 31, 2011
Amounts in ‘000s	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
Construction & Development	—	$—	$—	2	$476	$476
Commercial Real Estate	3	2,234	2,234	3	2,608	2,608
Residential Real Estate	2	163	163	1	142	142
Consumer	1	19	19	0	—	—

Total Loans	6	$2,416	$2,416	6	$3,226	$3,226

According to the accounting standards, not all loan modifications are troubled debt restructurings (TDRs). TDRs are modifications or renewals where the Bank has granted a concession to a borrower in financial distress. The Bank reviews all modifications and renewals for determination of TDR status. In some situations a borrower may be experiencing financial distress, but the Bank does not provide a concession. These modifications are not considered TDRs. In other cases, the Bank might provide a concession, such as a reduction in interest rate, but the borrower is not experiencing financial distress. This could be the case if the Bank is matching a competitor’s interest rate. These modifications would also not be considered TDRs. Finally, any renewals at existing terms for borrowers not experiencing financial distress would not be considered TDRs. The following table presents loan information by class regarding TDRs which had payments defaults during the six months ended June 30, 2012 and year ended December 31, 2011:

	June 30, 2012 (unaudited)			December 31, 2011
Amounts in ‘000s	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance	Number of Loans	Pre-Modification Outstanding Recorded Balance	Post-Modification Outstanding Recorded Balance
Construction & Development	1	$564	$409	1	$573	$418
Commercial Real Estate	—	—	—	1	46	46
Residential Real Estate	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total Loans	1	$564	$409	2	$619	$464

Non-performing assets were as follows for the periods ended,

	June 30, 2012	December 31, 2011
	(unaudited)
Non-accrual loans	$5,676,749	$3,077,962
Loans 90-days past due and accruing	—	—
Trouble Debt Restructurings	2,416,079	3,225,717
Equity Investment	683,019	682,835
Other Real Estate Owned	849,920	—

Total Non-Performing Loans and Assets	$9,625,767	$6,986,514

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

Troubled debt restructurings at June 30, 2012 consisted of four commercial loans and one real estate loan, all of which were performing according to their restructured terms at June 30, 2012. If interest had been collected on the non-accrual loans, interest income would have been approximately $425,577 and $240,596, respectively.

NOTE 5—ALLOWANCE FOR LOAN LOSSES

The following table summarizes the activity in the allowance for loan losses for the periods presented:

	June 30, 2012	December 31, 2011
Amounts in ‘000s	Amount	Amount
	(unaudited)
Balance at beginning of period	$4,931	$3,447
Provision charged to operations	2,071	2,301
Loan charge-offs	(1,290)	(853)
Recoveries of loans previously charged off	22	36

Balance at end of period	$5,734	$4,931

	June 30, 2012
	(Dollars in 000s)
(unaudited)	Commercial & Industrial	Construction & Development	Commercial Real Estate	Residential Real Estate	Consumer Loans	Total
Beginning Balance:	$899	$1,048	$2,312	$633	$39	$4,931
Charge-offs	(199)	(400)	(686)	—	(5)	(1,290)
Recoveries	6	—	—	16	—	22
Provision	439	259	1,296	96	(19)	2,071

Ending Balance:	$1,145	$907	$2,922	$745	$15	$5,734

Individually Evaluated for Impairment	$572	$353	$1,486	$350	$—	$2,761

Collectively Evaluated for Impairment	$573	$554	$1,436	$395	$15	$2,973

Loans:
Ending Balance:	$96,057	$54,744	$245,495	$47,544	$1,492	$445,332

Individually Evaluated for Impairment	$5,039	$1,385	$14,931	$953	$—	$22,308

Collectively Evaluated for Impairment	$91,018	$53,359	$230,564	$46,591	$1,492	$423,024

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

	December 31, 2011
	(Dollars in 000s)
	Commercial & Industrial	Construction & Development	Commercial Real Estate	Residential Real Estate	Consumer Loans	Total
Beginning Balance:	$825	$785	$1,049	$753	$35	$3,447
Charge-offs	(148)	(300)	(196)	(202)	(7)	(853)
Recoveries	11	—	—	25	—	36
Provision	211	563	1,459	57	11	2,301

Ending Balance:	$899	$1,048	$2,312	$633	$39	$4,931

Individually Evaluated for Impairment	$407	$529	$1,077	$142	$—	$2,155

Collectively Evaluated for Impairment	$492	$519	$1,235	$491	$39	$2,776

Loans:
Ending Balance:	$94,876	$51,078	$231,819	$40,826	$2,037	$420,636

Individually Evaluated for Impairment	$5,123	$2,391	$15,661	$142	$—	$23,317

Collectively Evaluated for Impairment	$89,753	$48,687	$216,158	$40,684	$2,037	$397,319

The following tables show the allocation of the allowance for loan losses among various categories of loans and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.

	June 30, 2012		December 31, 2011
Amounts in ‘000s	Amount	% Total	Amount	% Total
	(unaudited)
Commercial and Industrial	$1,145	20.0%	$899	17.9%
Construction and Development	907	15.8%	1,048	20.8%
Commercial Real Estate	2,922	50.9%	2,312	45.9%
Residential Real Estate	745	13.0%	633	12.6%
Consumer	15	0.3%	39	0.8%

Total Allowance for Loan Losses	$5,734	100.0%	$4,931	100.0%

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

The following table represents specific allocation for impaired loans by class as of the dates indicated:

	June 30, 2012			December 31, 2011
with no related allowance	Unpaid Principal Balance	Recorded Investment	Related Allowance	Unpaid Principal Balance	Recorded Investment	Related Allowance
Commercial	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial Real Estate	—	—	—	—	—	—
Residential Real Estate	42	42	—	—	—	—
Consumer	—	—	—	—	—	—

Sub-total	42	42	—	—	—	—

with an allowance recorded
Commercial	1,133	1,133	468	1,170	1,170	301
Construction	1,377	828	190	1,392	1,237	355
Commercial Real Estate	6,635	5,980	417	3,755	3,755	48
Residential Real Estate	141	141	141	142	142	142
Consumer	—	—	—	—	—	—

Sub-total	9,286	8,082	1,216	6,459	6,304	846

Total	9,328	8,124	1,216	6,459	6,304	846

NOTE 6—OTHER REAL ESTATE OWNED (OREO)

The table below reflects changes in OREO for the periods indicated,

Amounts in ‘000s	June 30, 2012	December 31, 2011
	(unaudited)
Balance at beginning of period	$—	$845
Properties acquired at foreclosure	850	2,305
Sales of foreclosed properties	—	(2,892)
Valuation adjustments	—	(258)

Balance at end of period	$850	$—

The table below reflects expenses applicable to OREO for the periods indicated,

	June 30, 2012	December 31, 2011	June 30, 2011
Amounts in ‘000s	(unaudited)		(unaudited)
Loss on sales of OREO	$—	$104	$104
Valuation adjustments	—	258	104
Operating expenses, net of rental income	38	43	54

Total OREO expense	$38	$405	$262

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 7—PREMISES & EQUIPMENT

Premises and equipment is summarized as follows for the periods ended,

	June 30, 2012	December 31, 2011
	(unaudited)
Furniture & Equipment	$2,580,919	$2,160,079
Leasehold Improvements	3,365,081	3,139,152

Gross Premises & Equipment	5,946,000	5,299,231
Less: Accumulated Depreciation	3,078,810	2,807,480

Premises & Equipment, net	$2,867,190	$2,491,751

Depreciation and amortization expense included in operating expenses for the six months ended June 30, 2012 and June 30, 2011, was $271,329 and $231,028, respectively.

The Bank leases all of its offices and branch facilities under non-cancelable operating lease arrangements. Certain leases contain options, which enable the Bank to renew the leases for additional periods. In addition to minimum rentals, the leases have escalation clauses based upon price indices and include provisions for additional payments to cover real estate taxes and common area maintenance. Rent expense associated with these operating leases for the periods ended June 30, 2012 and June 30, 2011 totaled $868,422 and $735,037, respectively.

The following is a schedule of future minimum lease payments required under operating leases that have initial or remaining lease terms in excess of one year, for the periods ended,

	June 30, 2012	December 31, 2011
	(unaudited)
2012	$789,764	$1,456,209
2013	1,580,159	1,580,159
2014	1,494,709	1,494,709
2015	1,501,320	1,501,320
2016	1,463,883	1,463,883
Thereafter	1,778,724	1,778,724

Total	$8,608,559	$9,275,004

NOTE 8—GOODWILL & OTHER INTANGIBLE ASSETS

Goodwill is tested for impairment annually or more frequently if events or circumstances indicate a possible impairment. The Company has no intangibles other than goodwill. Goodwill outstanding for June 30, 2012 and December 31, 2011 was $3,601,179. The Company performs annual goodwill impairment tests in the fourth quarter of each year using the fair value approach. No impairment was recognized for the periods ended June 30, 2012 and December 31, 2011.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 9—DEPOSITS

The composition of deposits is summarized as follows for the years periods ended,

	June 30, 2012	December 31, 2011
	(unaudited)
Demand deposit accounts	$86,375,216	$141,105,416
NOW accounts	19,711,328	19,526,735
Savings accounts	72,560,314	71,498,831
Money market accounts	55,997,629	45,357,550
Time deposits under $100,000	103,993,328	42,797,987
Time deposits $100,000 and over	105,676,548	158,714,949

Total Deposits	$444,314,363	$479,001,468

The scheduled maturities of time deposits are as follows for the periods ended,

	June 30, 2012	December 31, 2011
	(unaudited)
Within 1 year	$121,663,213	$73,907,388
1 - 2 yr.	47,103,502	54,721,149
2 - 3 yr	22,890,922	40,354,513
3 - 4 yr.	16,109,891	15,197,962
4 - 5 yr.	1,902,348	17,331,924

Total	$209,669,876	$201,512,936

Time deposits include Certificate of Deposit Account Registry Service (“CDARS”) balances, wholesale deposits and brokered deposits. The Bank had $26,677,813 and $32,783,833 in CDARS deposits at June 30, 2012 and December 31, 2011, respectively. Wholesale deposits were $42,267,750 and $36,213,750 at June 30, 2012 and December 31, 2011, respectively. There were no brokered deposits as of June 30, 2012 and December 31, 2011.

NOTE 10—FEDERAL HOME LOAN BANK ADVANCES

As a member of the Federal Home Loan Bank of Atlanta (FHLB), the Bank has access to numerous borrowing programs with total credit availability established at 20% of total quarter-end assets. FHLB advances are fully collateralized by pledges of certain qualifying real estate secured loans (see Note 4). As of June 30, 2012, the Bank had pledged $32,374,049 in qualifying home equity lines of credit, $109,986,294 in qualifying commercial real estate loans, in qualifying multifamily real estate loans, $13,357,867, and $18,358,532 in qualifying residential real estate secured loans. At June 30, 2012, the Bank had $53,720,000 in remaining credit available with the FHLB.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

The composition of FHLB advances is summarized as follows for the periods ended,

	June 30, 2012	December 31, 2011
	(unaudited)
FHLB Advances	$67,850,000	$24,350,000
Weighted interest rate	1.34%	3.33%

Average balances for the periods ended,
Outstanding balance	$29,061,786	$28,088,200
Interest Rate	1.34%	3.33%
Maximum month-end outstanding	67,850,000	32,766,667

Contractual maturities of FHLB advances for the periods noted are as follows,

	June 30, 2012	December 31, 2011
	(unaudited)
Within 1 year	$66,350,000	$11,500,000
1 - 2 yr.	1,500,000	12,850,000
2 - 3 yr	—	—
3 - 4 yr.	—	—

Total	$67,850,000	$24,350,000

NOTE 11—SUBORDINATED DEBT

The bank entered into a transaction that includes the issuance of a $2.5 million in subordinated debt on June 15, 2012. The debt has a maturity of nine (9) years due in full on June 14, 2020. The note carries an 8.00% interest rate with interest being paid quarterly.

NOTE 12—SHAREHOLDERS’ EQUITY

On August 4, 2011 the Company participated in the SBLF program in the amount of $17.8 million and simultaneously used the funds to pay off the proceeds due to the United States Treasury for the TARP investment netting the Company approximately $3,834,592 in new capital.

On January 23, 2012, the Board of Directors changed the par value of its common stock from $5.00 to $0.01.

On January 23, 2012, the Board of Directors declared a 5 percent stock dividend. The stock dividend was paid on February 29, 2012, to shareholders of record as of February 15, 2012. Following the stock dividend the number of outstanding shares increased by 137,873. The stock dividend required a reclassification of retained earnings in the amount of $1,447,667. Of this amount $1,379 was reclassified as common stock and $1,446,288 was reclassified to paid-in-capital common. All per share amounts in this report have been retroactively adjusted to reflect the stock dividend.

On June 15, 2012, the Bank entered into an arrangement with Community Bancapital LP (“CBC”) that would allow them to purchase 55,018 warrants at a share price equal to $11.36. These warrants can be exercised any time within the next 8 years. In connection with the subordinated debt, the Bank issued 55,018 warrants with an exercise price of $11.36 and a term of 8 years. These were valued at $304,618 using the Black-Scholes option pricing model and are being expensed over the life of the debt.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

In addition to the warrants issued to Community BanCapital, L.P., as of June 30, 2012, the Company had 158,743 warrants outstanding, expiring February 2013 with a weighted average strike price of $11.39 per share.

NOTE 13—SHARE BASED COMPENSATION

In February 2010, the Board of Directors of the Company approved the WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan (the “2010 Equity Plan”). Pursuant to the terms of the 2010 Equity Plan all of the shares of common stock of the Company remaining unissued under the prior plans were canceled, and an identical number of shares of the Company’s common stock were reserved for issuance under the 2010 Equity Plan. The 2010 Equity Plan gives the Personnel/Compensation Committee of the Company the ability to grant Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards to employees and non-employee directors.

The fair value of each option granted, measured at the grant date, is calculated using the Black-Scholes option pricing model. The fair value of stock options granted for the six months ended June 30, 2012 was determined using the following weighted average assumptions,

June 30, 2012
(unaudited)
Volatility	42.8%
Dividend Yield	0%
Risk-free interest rate	1.19%
Expected life, in years	7.5
Weighted average fair value of options granted during the year	$5.26

No stock options were granted in 2011.

The following summarizes the stock option and restricted stock transactions for the periods ended,

	June 30, 2012 (unaudited)			December 31, 2011
	Options		Restricted Stock	Options		Restricted Stock
	# of Options	Avg Strike		# of Options	Avg. Strike
Beginning balance	497,539	$11.47	47,150	511,939	$12.04	33,050
Granted	182,335	11.54	27,750	—	—	26,800
Exercised	(157,500)	10.45	(26,530)	(800)	9.88	(12,050)
Forfeited	(10,976)	12.73	(3,100)	(13,600)	13.28	(650)

Ending balance	511,398	$11.78	45,270	497,539	$12.01	47,150

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

At June 30, 2012, options issued and outstanding had exercise prices, weighted-average remaining contractual lives and were exercisable as follows,

	Outstanding Options		Exerciseable Options
(unaudited)	# of Options	Wgt Avg Remaining Life (in years)	# of Options	Wgt Avg Remaining Life (in years)	Wgt Avg Exercise Price
Exercise Price Range
$9.00-9.99	86,616	3.0	86,616	3.0	9.51
$10.00-$10.99	60,912	3.0	60,912	3.0	10.30
$11.00-$11.99	204,750	8.8	29,925	3.9	11.42
$12.00-$12.99	—	—	—	—	—
$13.00-$13.99	111,505	5.2	46,616	4.6	13.30
$14.00-$14.99	583	4.3	583	4.3	14.00
$15.00-$15.99	47,032	4.9	47,032	4.9	15.20

Total	511,398	5.9	271,684	3.7	$11.54

For the six months ended June 30, 2012 and the year ended December 31, 2011 the Company awarded 27,750 and 26,800 shares of restricted stock with an average grant value of $10.25 and $10.86 per share, respectively. The restricted stock vests equally over a five year period. The total unrecognized compensation cost related to non-vested share based compensation arrangements granted under the plan as of June 30, 2012 and December 31, 2011 was $459,626 and $379,196, respectively and is expected to be recognized over a weighted average period of 8.8 years. For the six months ended June 30, 2012 and 2011, respectively, the Company recognized $64,097 and $93,690 in expenses related to these awards.

NOTE 14—COMMITMENTS & CONTINGENCIES

Credit Extension Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and unfunded loan commitments. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Unfunded commitments under lines of credit, revolving credit lines, and overdraft protection are agreements for possible future extensions of credit to existing customers. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral normally consists of real property, liquid assets or business assets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company had $77,780,740 in outstanding commitments to extend credit at June 30, 2012.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

Litigation

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Company.

Other Contractual Arrangements

The Bank is party to a contract dated October 7, 2010 with Fiserv, for core data processing and item processing services integral to the operations of the Bank. Under the terms of the agreement, the Bank may cancel the agreement subject to a substantial cancellation penalty based on the current monthly billing and remaining term of the contract. The initial term of Services provided shall end seven years following the date Services are first used. Services were first provided beginning May 16, 2011 and will expire on May 15, 2018.

NOTE 15—RELATED PARTY TRANSACTIONS

The aggregate amount of loans outstanding to employees, officers, directors, and to companies in which the Company’s directors were principal owners, amounted to $20,461,242 and $19,470,175 at June 30, 2012 and December 31, 2011, respectively. For the first six months of 2012 principal advances to related parties totaled $4,466,941 and principal repayments and other reductions totaled $3,747,426. Such loans were made in the ordinary course of business with substantially the same terms (including interest rates and collateral) as those prevailing at the time, for comparable transactions with other persons. They do not involve more than normal risk of collectibility or present other unfavorable features.

Total deposit accounts with related parties totaled $21,735,293 and $17,047,811 at June 30, 2012 and December 31, 2011, respectively.

NOTE 16—INCOME TAXES

Net deferred tax assets consisted of the following components as of,

	June 30, 2012	December 31, 2011
	(unaudited)
Net Operating Loss Carry forwards	$455,775	$644,466
Provision for Loan Losses	1,884,954	1,570,058
Deferred Fees	(357,448)	(375,794)
Depreciation & Amortization	(383)	121,237
Net Unrealized (Gain) Losses on Securities Available for Sale	339,687	259,937
Other	460,992	462,019

Net Deferred Tax Assets	$2,783,577	$2,681,923

The provision for income taxes charged to operations consisted of the following for the periods,

	June 30,
	2012	2011
	(unaudited)
Current tax expense	$1,153,218	$847,123
Deferred tax expense (benefit)	(448,502)	(68,069)

Total	$704,716	$779,054

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income as follows for the periods ended,

	June 30,
	2012	2011
	(unaudited)
Computed (expected) tax expense	$671,893	$591,446
Increase (decrease) due to
State income tax, net of federal tax benefit	—	—
Other	32,823	187,608

Total	$704,716	$779,054

As of June 30, 2012 the Company had net operating loss carryforwards available for federal tax purposes of approximately $1,540,130, which expire through 2026.

NOTE 17—CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and of Tier 1 capital to average assets (as defined in the regulations). Management believes the Company met all capital adequacy requirements to which they are subject as of June 30, 2012.

As of June 30, 2012, the most recent notification from the FDIC categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios, as set forth in the table below. Since that notification, management believes there are no conditions or events to change the Company’s category.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

The Company’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2012
Total Capital to Risk Weighted Assets	$59,656,739	12.65%	$37,716,374	>8.0%	$47,145,468	>10.0%
Tier 1 Capital to Risk Weighted Assets	51,422,493	10.91%	18,858,187	>4.0%	28,287,281	>6.0%
Tier 1 Capital to Average Assets	51,422,493	9.45%	21,764,517	>4.0%	27,205,647	>5.0%

As of December 31, 2011
Total Capital to Risk Weighted Assets	$53,206,210	11.84%	$35,580,180	>8.0%	$44,475,225	>10.0%
Tier 1 Capital to Risk Weighted Assets	48,121,713	10.73%	17,790,090	>4.0%	26,685,135	>6.0%
Tier 1 Capital to Average Assets	48,121,713	9.06%	21,081,306	>4.0%	26,351,633	>5.0%

NOTE 18—EARNINGS PER COMMON SHARE

The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock has no effect on income available to common shareholders. The following table is for the periods ended,

	June 30, 2012	June 30, 2011
Net Income	$1,132,773	$1,246,435
Less: TARP Dividends	—	(353,815)
Less: TARP Accretion	—	(33,300)
Less: SBLF Dividends	(88,980)	—

Net Income—Common	$1,043,793	$859,320

Weighted average number of shares outstanding	2,898,502	2,895,693
Effect of dilutive securities:
Restricted Stock	45,270	47,150

Stock Options	9,068	29,758
Warrants	—	—

Weighted average number of shares outstanding and potential dilution	2,952,840	2,972,601

Basic earnings per share*	$0.36	$0.30
Diluted earnings per share*	$0.35	$0.29

*	Prior periods adjusted for 5 percent stock dividend paid February 29, 2012

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 19—EMPLOYEE BENEFITS

The Company provides a qualified 401K plan to all eligible employees which is administered through the American Funds. Employees are eligible to participate in the plan after three months of employment. Eligible employees may, subject to statutory limitations, contribute a portion of their salary to the plan through payroll deduction. Participants are fully vested in their own contributions. Participants are vested in the Company’s matching contributions evenly over a 3 year period. Total Company contributions to the plan for the periods ended June 30, 2012 and 2011 were $0 and $0 respectively. The Company provided a discretionary matching contribution of four percent (4%) for 2011.

NOTE 20—OTHER EXPENSES

The following table summarizes other operating expenses in the consolidated statements of income for the six months ended June 30,

(unaudited)	June 30, 2012	June 30, 2011
Insurance	$33,650	$31,838
Professional Fees	258,867	242,284
Merger Expenses	478,128	—
Advertising and Promotional Exp.	146,983	113,549
Postage, Printing, and Supplies	78,394	82,304
Data Processing	667,519	511,116
FDIC Premiums	322,045	268,349
OREO	37,565	158,131
Directors’ Fees	69,451	112,967
Other	292,565	376,496

Total Other Expenses	$2,385,167	$1,897,034

NOTE 21—FAIR VALUE MEASUREMENTS

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such a liability. In estimating fair value, the company utilizes valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 820, “Fair Value Measurements and Disclosure”, establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The standard describes three levels of inputs that may be used to measure fair values:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in market that are not active; or other inputs that are observations or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing as assets or liability.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

Assets and liabilities measured at estimated fair value on a recurring basis for the periods indicated were,

As of June 30, 2012 (unaudited)	Level 1	Level 2	Level 3
On a recurring basis:
Mortgage-backed securities	$—	$23,298,378	$—
US Government Agency securities	—	25,097,574	—
Municipal securities	—	11,786,554	—
Asset-backed debt securities	—	—	67,771

On a non recurring basis:
Impaired Loans (1)	—	—	8,092,828
Other Real Estate Owned (2)	—	—	849,920
Goodwill	—	—	3,601,179
Other Assets (3)	—	—	615,247

Total	$—	$60,182,506	$13,226,945

As of December 31, 2011	Level 1	Level 2	Level 3
On a recurring basis:
Mortgage-backed securities	$—	$21,071,114	$—
US Government Agency securities	—	24,606,233	—
Municipal securities	—	11,590,847	—
Asset-backed debt securities	—	—	67,587

On a non recurring basis:
Impaired Loans (1)	—	—	6,303,678
Other Real Estate Owned (2)	—	—	—
Goodwill	—	—	3,601,179
Other Assets (3)	—	—	615,247

Total	$—	$57,268,194	$10,587,691

(1)	Includes loans that have been measured for impairment at the fair value of the loans’ collateral.
(2)	Other real estate owned is transferred from loans to OREO at the lower of cost or market.
(3)	Consists of one loan that was converted to an ownership interest in an LLC.

During the periods ended June 30, 2012 and December 31, 2011, certain impaired loans were re-measured and reported at fair value through a specific valuation allowance allocation of the allowance for possible loan losses based upon the fair value of the underlying collateral.

Level 3 Valuations

Financial instruments are considered Level 3 when their fair values are determine using pricing models, discount flow methodologies or similar techniques and at least one significant model assumptions in input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

The following table presents a reconciliation of the beginning and ending balance for June 30, 2012 and December 31, 2011 of assets measured on a recurring basis,

	June 30, 2012	December 31, 2011
	(unaudited)
Beginning Balance, January 1	$67,587	$16,548
Transfer into Level 3:	—	—
Purchases, settlements, paydowns, and maturities	—	—
Realized gains (losses) in earnings	—	—
Unrealized gains (losses) in other comprehensive income	184	51,039

Ending Balance	$67,771	$67,587

The fair value information for financial instruments, which is provided below, is based on the requirements of Financial Accounting Standard Board ASC 825 (formerly known as SFAS No. 107 “Disclosures about Fair Value of Financial Instruments,”) and does not represent the aggregate net fair value of the Company. Much of the information used to determine fair value is subjective and judgmental in nature; therefore, fair value estimates, especially for less marketable securities, may vary. The amounts actually realized or paid upon settlement or maturity could be significantly different. The Company uses the following methods and assumptions in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amount of cash and cash equivalents approximates fair value.

Interest Bearing Balances. The carrying amount of interest bearing balances equivalents approximates fair value.

Investment securities. The fair value of investment securities held-to-maturity and available-for-sale is estimated based on bid quotations received from independent pricing services.

Loans. For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For all other loans, fair values are calculated by discounting the contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loans, or by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits. The fair value of deposits with no stated maturity, such as demand, interest checking and money market, and savings accounts, is equal to the amount payable on demand at year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities.

FHLB Advances. The fair value of FHLB Advances is based on the discounted value of future cash flows using interest rates currently being offered for FHLB advances with similar terms and characteristics.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

Off-balance-sheet instruments. The fair value of off-balance-sheet lending commitments is equal to the amount of commitments outstanding. This is based on the fact that the Company generally does not offer lending commitments or standby letters of credit to its customers for long periods, and therefore, the underlying rates of the commitments approximate market rates.

	June 30, 2012		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(unaudited)
Cash & Cash Equivalents	$46,527,979	$46,527,979	$54,527,529	$54,527,529
Interest Bearing Balances	7,125,516	7,125,516	17,794,255	17,794,255
Investment Securities	60,250,277	60,250,277	57,335,781	57,335,781
Loans, net	438,832,697	446,177,832	415,005,398	420,121,896
Deposits	209,669,876	211,787,899	201,512,936	203,171,836
FHLB Advances	67,850,000	68,248,448	24,350,000	25,485,882
Off Balance Sheet Items	77,780,740	77,780,740	79,686,016	79,686,016

In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. This disclosure does not and is not intended to represent the fair value of the Company.

NOTE 22—OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes on securities available-for-sale were as follows:

	June 30, 2012	December 31, 2011
	(unaudited)
Unrealized holding gains arising during the period	$176,112	$1,182,714
Other-Than-Temporarily Impaired included in income	—	—
Reclassifications of net gains included in income	326	(12,309)

Other comprehensive income before tax	176,438	1,170,405
Deferred tax expense	49,046	325,347

Other comprehensive income	$127,392	$845,058

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

NOTE 23—CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

Following are condensed parent company only financial statements,

CONDENSED STATEMENTS OF CONDITION

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Cash and cash equivalents	$4,371,773	$4,404,072
Investment in Bank Subsidiary	51,009,638	49,079,669
Other Assets	218,984	37,581

Total Assets	$55,600,395	$53,521,322

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accrued Interest Payable	$44,490	$44,490
Other Liabilities	480,764	—

Total Liabilities	525,254	44,490

Total Shareholders’ Equity	55,075,141	53,476,832

Total Liabilities and Shareholders’ Equity	$55,600,395	$53,521,322

CONDENSED STATEMENTS OF INCOME

	Six months ended June 30,
(unaudited)	2012	2011
Income
Dividends from Subsidiary	$47,253	$177,902
Other	22,288	18,710

Total Interest Income	69,541	196,612

Expense
Other Expenses	492,522	12,281

Total Non-Interest Expense	492,522	12,281

Income (loss) before provision for income taxes	(422,981)	184,331
Provision for Income Tax Expense (Benefit)	(181,403)	1,366

Net Income (Loss) before undistributed income (loss) of subsidiaries	(241,578)	182,965
Undistributed Income of Subsidiaries	1,374,351	1,063,470

Net Income	1,132,773	1,246,435

Preferred stock dividends and accretion	(88,980)	(387,115)

Net Income available to common shareholders	$1,043,793	$859,320

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)	June 30, 2012	June 30, 2011
OPERATING ACTIVITIES
Net Income (Loss)	$1,132,773	$1,246,435

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Undistributed (income) loss of subsidiaries	(1,374,351)	(1,063,470)
Equity in undistributed (earnings) loss of subsidiaries	123,732	183,395
(Increase) Decrease in Other Assets	(181,403)	1,366
Increase (Decrease) in Other Liabilities	479,661	5,002

Net Cash Provided by Operations	180,413	372,728

INVESTING ACTIVITIES
Increase in Loans	—	(113,735)
Investment in Subsidiaries	(123,732)	(183,395)

Net Cash Absorbed by Investing Activities	(123,732)	(297,130)

FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock, net
Proceeds from Issuance of Preferred Stock, net
Preferred Stock Dividends Paid	(88,980)	(356,815)

Net Cash Provided by Financing Activities	(88,980)	(356,815)

Net (Decrease) Increase in Cash & Cash Equivalents	(32,299)	(281,217)
Cash & Cash Equivalents, beginning	4,404,072	3,808,942

Cash & Cash Equivalents, ending	$4,371,773	$3,527,725

NOTE 24—MERGERS AND ACQUISITIONS

On May 3, 2012, the Company entered into the Agreement and Plan of Reorganization, and related plan of merger (the “Reorganization Agreement”), among the Company, Alliance Bankshares Corporation (“Alliance”) and Alliance Bank Corporation pursuant to which Alliance will merge with and into WashingtonFirst, with WashingtonFirst as the surviving corporation (the “Merger”). The consummation of the Merger is conditioned upon, among other things, approvals of applicable regulatory agencies and the shareholders of each of the Company and Alliance.

The consideration to be received by the shareholders of Alliance in the Merger is a combination of stock and cash. As a result of the merger, each share of Alliance common stock will be automatically converted into and exchangeable for the right to receive, at the election of the Alliance shareholder and subject to limitation and downward adjustment as described in the accompanying joint proxy statement/prospectus, $5.30 in cash or 0.4435 shares of WashingtonFirst common stock (plus cash in lieu of a fractional share). The merger consideration payable to shareholders of Alliance is subject to decrease if Alliance’s shareholders’ equity at the month-end prior to the effective time of the Merger has declined by more than ten percent from December 31, 2011. Cash elections are limited to up to 20% of all of the shares of Alliance common stock outstanding.

WASHINGTONFIRST BANKSHARES, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (continued)

The Merger is expected to close in the fourth quarter of 2012, pending approval of the shareholders of each of Alliance and WashingtonFirst, the receipt of all required regulatory approvals and satisfaction of the other conditions to closing.

NOTE 25—SUBSEQUENT EVENTS

Through the date of the filing, the Company has evaluated events and transactions occurring subsequent to the balance sheet date and has determined that there have been no significant events or transactions that provide additional evidence about conditions of the Company that existed as of the balance sheet date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Alliance Bankshares Corporation

Chantilly, Virginia

We have audited the accompanying consolidated balance sheets of Alliance Bankshares Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Bankshares Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

April 17, 2012

Alliance Bankshares Corporation

Consolidated Balance Sheets

December 31, 2011 and 2010

(Dollars in thousands, except per share amounts)

	2011	2010
ASSETS
Cash and due from banks	$45,837	$24,078
Federal funds sold	16,567	17,870
Trading securities, at fair value	596	2,075
Investment securities available-for-sale, at fair value	123,463	135,852
Restricted stock, at cost	4,772	6,355
Loans, net of allowance for loan losses of $5,393 and $5,281	301,483	327,029
Premises and equipment, net	1,415	1,584
Other real estate owned	3,748	4,627
Accrued interest and other assets	8,602	19,041

TOTAL ASSETS	$506,483	$538,511

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Non-interest bearing deposits	$112,450	$124,639
Savings and NOW deposits	51,475	56,569
Money market deposits	23,370	25,524
Time deposits	193,148	200,211

Total deposits	380,443	406,943
Repurchase agreements	40,420	43,153
Federal Home Loan Bank advances ($29,350 and $26,208 at fair value)	44,350	41,208
Trust Preferred Capital Notes	10,310	10,310
Other liabilities	2,838	3,212
Commitments and contingent liabilities	—	—

Total liabilities	478,361	504,826

SHAREHOLDERS’ EQUITY:
Common stock, $4 par value; 15,000,000 shares authorized; 5,109,969 and 5,106,819 shares issued and outstanding at December 31, 2011 and 2010	20,440	20,427
Capital surplus	25,915	25,857
Retained (deficit)	(18,269)	(12,311)
Accumulated other comprehensive income (loss), net	36	(288)

Total shareholders’ equity	28,122	33,685

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$506,483	$538,511

The accompanying notes are an integral part of these consolidated financial statements.

Alliance Bankshares Corporation

Consolidated Statements of Operations

For the Years Ended December 31, 2011 and 2010

(Dollars in thousands, except per share amounts)

	2011	2010
INTEREST INCOME:
Loans	$18,073	$20,476
Investment securities	3,513	6,084
Trading securities	67	214
Federal funds sold	53	64

Total interest income	21,706	26,838

INTEREST EXPENSE:
Savings and NOW deposits	124	216
Time deposits	3,671	5,577
Money market deposits	178	270
Repurchase agreements	238	354
FHLB advances	1,042	1,134
Trust preferred capital notes	380	367

Total interest expense	5,633	7,918

Net interest income	16,073	18,920
Provision for loan losses	1,549	1,753

Net interest income after provision for loan losses	14,524	17,167

OTHER INCOME:
Deposit account service charges	151	220
Net gain on sale of available-for-sale securities	3,372	2,237
Fair value adjustments	(3,132)	(511)
Other operating income	299	213

Total other income	690	2,159

OTHER EXPENSES:
Salaries and employee benefits	5,355	6,906
Occupancy expense	2,309	2,663
Equipment expense	632	772
Other Real Estate Owned expense	454	841
Merger Expenses	1,158	—
Operating expenses	6,300	7,095

Total other expenses	16,208	18,277

Income (loss) before income taxes	(994)	1,049
Income tax expense	4,964	344

NET INCOME (LOSS)	$(5,958)	$705

Net income (loss) per common share, basic	$(1.17)	$0.14

Net income (loss) per common share, diluted	$(1.17)	$0.14

The accompanying notes are an integral part of these consolidated financial statements.

Alliance Bankshares Corporation

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2011 and 2010

(Dollars in thousands)

	Common Stock	Capital Surplus	Retained (Deficit)	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total Shareholders’ Equity
BALANCE, DECEMBER 31, 2009	$20,427	$25,835	$(13,016)	$(112)		$33,134

Comprehensive income
Net income	—	—	705	—	$705	705
Other comprehensive (loss) net of tax:
Unrealized holding gains on securities available-for-sale, net of tax of $670	—	—	—	—	1,300	—
Less: reclassification adjustment, net income taxes of ($761)	—	—	—	—	(1,476)	—

Other comprehensive (loss), net of tax	—	—	—	(176)	$(176)	(176)

Total comprehensive income	—	—	—	—	$529	—

Stock-based compensation expense	—	22	—	—		22

BALANCE, DECEMBER 31, 2010	$20,427	$25,857	$(12,311)	$(288)		$33,685

Comprehensive (loss)
Net loss	—	—	(5,958)	—	$(5,958)	(5,958)
Other comprehensive income, net of tax:
Unrealized holding gains on securities available-for-sale, net of tax of $1,314	—	—	—	—	2,550	—
Less: reclassification adjustment, net income taxes of ($1,146)	—	—	—	—	(2,226)	—

Other comprehensive income , net of tax	—	—	—	324	$324	324

Total comprehensive (loss)	—	—	—	—	$(5,634)	—

Exercise of stock options	13	(5)	—	—		8
Stock-based compensation expense	—	63	—	—		63

BALANCE, DECEMBER 31, 2011	$20,440	$25,915	$(18,269)	$36		$28,122

The accompanying notes are an integral part of these consolidated financial statements.

Alliance Bankshares Corporation

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2011 and 2010

(Dollars in thousands)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,958)	$705
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	1,530	1,074
Gain (loss) on disposal of fixed assets	(20)	9
Provision for loan losses	1,549	1,753
Losses and valuation adjustments on Other Real Estate Owned	354	358
Proceeds from sale of loans held for sale	—	1,983
Stock-based compensation expense	63	22
Net (gain) on sale of securities available-for-sale	(3,372)	(2,237)
Fair value adjustments	3,132	511
Deferred tax expense	4,964	344
Changes in assets and liabilities affecting operations:
Accrued interest and other assets	4,783	2,934
Other liabilities	(374)	280

Net cash provided by operating activities	6,651	7,736

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in federal funds sold	1,303	(14,900)
Purchase of securities available-for-sale	(162,134)	(99,880)
Proceeds from sale of securities available-for-sale	166,591	92,953
Paydowns on securities available-for-sale	10,881	17,675
Net change in trading securities	2,012	5,324
Net change in restricted stock	1,583	(37)
Net change in loan portfolio	23,563	23,006
Proceeds from sale of fixed assets	36	—
Proceeds from sale of Other Real Estate Owned	959	4,918
Capital improvements on Other Real Estate Owned	—	(55)
Purchase of premises and equipment	(461)	(231)

Net cash provided by investing activities	44,333	28,773

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in cash (expended on):
Non-interest bearing deposits	(12,189)	31,793
Savings and NOW deposits	(5,094)	2,952
Money market deposits	(2,154)	3,062
Time deposits	(7,063)	(62,772)
Repurchase agreements	(2,733)	(4,137)
Proceeds from exercise of stock options	8	—
FHLB advances	—	(10,000)

Net cash (used in) financing activities	(29,225)	(39,102)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	21,759	(2,593)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	24,078	26,671

CASH AND CASH EQUIVALENTS, END OF YEAR	$45,837	$24,078

The accompanying notes are an integral part of these consolidated financial statements.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements

1.	NATURE OF BUSINESS

Alliance Bankshares Corporation (Bankshares or Company) is a bank holding company that conducts substantially all its operations through its subsidiaries. Alliance Bank Corporation (the Bank) is state-chartered and a member of the Federal Reserve System. The Bank places special emphasis on serving the needs of individuals, small and medium size businesses and professional concerns in the greater Washington D.C. Metropolitan region, primarily in the Northern Virginia submarket.

On November 15, 2005, the Bank formed Alliance Insurance Agency (AIA) through the acquisition of Danaher Insurance Agency. AIA was a wholly-owned subsidiary of the Bank and sold a wide array of insurance and financial products. In 2006 and 2007, AIA acquired two additional insurance agencies. The combined AIA operations offered insurance products in the Alliance trade area. On December 29, 2009, the Bank sold AIA and no longer offers insurance products.

On June 26, 2003, Alliance Virginia Capital Trust I (Trust), a Delaware statutory trust and a subsidiary of Alliance Bankshares Corporation, was formed for the purpose of issuing Bankshares’ trust preferred debt.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation—The consolidated financial statements include the accounts of Alliance Bankshares Corporation, Alliance Virginia Capital Trust I and Alliance Bank Corporation. In consolidation all significant inter-company accounts and transactions have been eliminated. The subordinated debt of the trust is reflected as a liability of Bankshares.

Business—The Bank is a state-chartered commercial bank. Our main business line is commercial banking. We provide services and products to clients located in the greater Washington, D.C. Metropolitan region, primarily in the Northern Virginia area.

Use of estimates—In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair value of financial assets and liabilities, other-than-temporary impairment of securities, valuation of deferred income taxes and proper valuation of other real estate owned.

Cash and cash equivalents—For the purposes of the consolidated Statements of Cash Flows, Bankshares has defined cash and cash equivalents as those amounts included in the balance sheet caption “Cash and due from banks.”

Trading activities—Bankshares previously engaged in trading activities. Securities that are held principally for resale in the near term are recorded in the trading securities account at fair value with changes in fair value recorded in earnings. Interest and dividends are included in net interest income.

Securities—Investments in debt and equity securities with readily determinable fair values are classified as either held to maturity, available for sale, or trading, based on management’s intent. Available for sale securities are carried at estimated fair value with the corresponding unrealized gains and losses excluded from earnings and reported in other comprehensive income. Gains or losses are recognized in earnings on the trade date using the amortized cost of the specific security sold. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

either (a) the Company intends to sell the security or (b) it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost basis. If, however, the Company does not intend to sell the security and it is not more-likely-than-not that it will be required to sell the security before recovery, it must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost basis of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income. For equity securities, impairment is considered to be other-than-temporary based on the Company’s ability and intent to hold the investment until a recovery of fair value. Other-than-temporary impairment of an equity security results in a write-down that must be included in net income.

The Company regularly reviews each investment security for other-than-temporary impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, the best estimate of the present value of cash flows expected to be collected from debt securities, the Company’s intention with regard to holding the security to maturity and the likelihood that it would be required to sell the security before recovery.

Fair Value Accounting—Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Accounting Standards Codification (ASC) 820-10-20, Fair Value Accounting, states that valuation techniques consistent with the market approach, income approach and/or cost approach should be used to measure fair value. Unobservable inputs should reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or the liability. As of December 31, 2011, Bankshares utilized a more advanced model to estimate the fair value of the FHLB advance accounted for under fair value accounting. For the year ended December 31, 2011, there was a negative $3.1 million adjustment to the fair value of the FHLB advance, driven by the decrease in interest rates during the period, and the change in accounting estimate.

Loans—The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans throughout the Washington, D.C. Metropolitan Area. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions of the lending area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally is reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method over the life of the loan or currently upon the sale or repayment of a loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off after 90 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses—The allowance for loan losses is an estimate of the losses that may be sustained in the loan portfolio. Loan losses are charged against the allowance when management believes the inability to collect the loan has been confirmed. All classes of loans are typically charged-off no later than 180 days past due unless they are well secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Subsequent recoveries, if any, are credited to the allowance. The allowance is evaluated on a regular basis, not less than quarterly, by management. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance represents an estimate that, in management’s judgment, will be adequate to absorb any losses on existing loans that may become uncollectible. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The evaluation also considers the following risk characteristics of each loan segment:

Real estate residential mortgage loans and equity lines of credit carry risks associated with the continued credit-worthiness of the borrower and changes in the value of the collateral.

Real estate construction loans carry risks that the project will not be finished according to schedule, the project will not be finished according to budget and the value of the collateral, at any point in time, may be less than the principal amount of the loan. Construction loans also bear the risk that the general contractor, who may or may not be a loan customer, may be unable to finish the construction project as planned because of financial pressure unrelated to the project.

Commercial business and commercial real estate loans carry risks associated with the successful operation of a business or a real estate project, in addition to other risks associated with the ownership of real estate, because the repayment of these loans may be dependent upon the profitability and cash flows of the business or project. In addition, there is risk associated with the value of collateral other than real estate which may depreciate over time and cannot be appraised with as much precision.

Consumer loans carry risks associated with the continued credit-worthiness of the borrower and the value of the collateral (e.g., rapidly-depreciating assets such as automobiles), or lack thereof. Consumer loans are more likely than real estate loans to be immediately adversely affected by job loss, divorce, illness or personal bankruptcy.

Our allowance for loan losses has two basic components: the specific allowance for impaired credits and the general allowance based on relevant risk factors. Each of these components is determined based upon estimates that can and do change when the actual events occur.

The specific allowance is used to individually allocate an allowance for loans identified as impaired. Impairment testing includes consideration of the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the fair market value of the collateral. For collateral dependent loans, an updated appraisal will be ordered if a current one is not on file. Appraisals are performed by independent third-party appraisers with relevant industry experience. Adjustments to the appraised value may be made based on recent sales of like properties or general market conditions when appropriate. These factors are combined to estimate the probability and severity of inherent losses. When

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

impairment is identified, a specific reserve is established based on Bankshares’ calculation of the loss embedded in the individual loan. Bankshares does not separately identify individual consumer and residential loans for impairment testing unless loans become 60 days or more past due.

The general component is the largest component of the total allowance and is determined by aggregating un-criticized loans by loan type based on common purpose, collateral, repayment source or other credit characteristics. We then apply allowance factors, which in the judgment of management represent the expected losses over the life of the loans. In determining those factors, we consider the following: (1) delinquencies and overall risk ratings, (2) loss history, (3) trends in volume and terms of loans, (4) effects of changes in lending policy, (5) the experience and depth of the borrowers’ management, (6) national and local economic trends, (7) concentrations of credit by individual credit size and by class of loans, (8) quality of loan review system and (9) the effect of external factors (e.g., regulatory requirements).

The characteristics of the loan ratings are as follows:

Pass rated loans are to persons or business entities with an acceptable financial condition, appropriate collateral margins, appropriate cash flow to service the existing loans, and an appropriate leverage ratio. The borrower has paid all obligations as agreed and it is expected that this type of payment history will continue. When necessary, acceptable personal guarantors support the loan.

Special mention loans have a specific defined weakness in the borrower’s operations and the borrower’s ability to generate positive cash flow on a sustained basis. The borrower’s recent payment history is characterized by late payments. Bankshares risk exposure is mitigated by collateral supporting the loan. The collateral is considered to be well-managed, well maintained, accessible and readily marketable.

Substandard loans are considered to have specific and well-defined weaknesses that jeopardize the viability of Bankshares credit extension. The payment history for the loan has been inconsistent and the expected or projected primary repayment source may be inadequate to service the loan. The estimated net liquidation value of the collateral pledged and/or ability of the personal guarantor(s) to pay the loan may not adequately protect Bankshares. There is a distinct possibility that Bankshares will sustain some loss if the deficiencies associated with the loan are not corrected in the near term. A substandard loan would not automatically meet our definition of impaired unless the loan is significantly past due and the borrower’s performance and financial condition provide evidence that it is probable that Bankshares will be unable to collect all amounts due. Substandard non-accrual loans have the same characteristics as substandard loans; however they have a non-accrual classification.

Doubtful rated loans have all the weakness inherent in a loan that is classified as substandard but with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high.

Loss rated loans are not considered collectible under normal circumstances and there is no realistic expectation for any future payment on the loan. Loss rated loans are fully charged off.

A loan is considered impaired when, based on current information and events, it is probable that Bankshares will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Management reviews commercial, construction and real estate loans on the internal watch list as well as loans greater than $250,000 for impairment at least quarterly. Consumer and residential real estate loans are not individually reviewed for impairment unless they are 60 days or more past due on principal and/or interest payments. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled payments when due. Management determines the significance of payment delays and payment shortfalls taking into consideration all of the circumstances surrounding the loan and the borrower, including the

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

length of the delay, the reason for the delay, the borrower’s prior payment history, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan level basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. These factors are combined to estimate the probability and severity of inherent loss. When impairment is identified, a specific reserve may be established based on Bankshares’ calculation of the loss embedded in the individual loan. If an impaired loan is 90 days or more past due or if the collection of interest or principal is doubtful, the loan will be placed on nonaccrual status. Any payments received from the borrower will be accounted for on a cash basis.

Troubled Debt Restructurings—In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. As of December 31, 2011, there were $1.2 million of loans classified as TDRs of which $257 thousand were classified as non-accrual. There was $212 thousand in loans classified as TDRs as of December 31, 2010.

Premises and equipment—Furniture and equipment are stated at cost less accumulated depreciation and amortization and are depreciated over their estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Depreciation and amortization are recorded on the straight-line method.

Costs of maintenance and repairs are charged to expense as incurred. Costs of replacing structural parts of major units are considered individually and are expensed or capitalized as the facts dictate.

Foreclosed assets or Other Real Estate Owned (OREO)—Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the underlying valuation are included in Other Real Estate Owned Expense in the Consolidated Statements of Operations

Income taxes—Bankshares uses the liability (or balance sheet) approach in financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying Consolidated Balance Sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the Consolidated Statements of Operations.

Repurchase agreements—The Bank routinely enters into repurchase agreements with customers. As part of the repurchase agreements, the Bank uses marketable investment securities from its investment portfolio as collateral for the customer agreements. The repurchase agreements bear interest at a current market rate.

Stock-based compensation—ASC 718-10, Stock Compensation, requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options and non-vested shares, based on the fair value of those awards at the date of grant. Compensation cost has been measured using the fair value of an award on the grant date and is recognized over the service period, which is usually the vesting period.

Included within salaries and employee benefits expense for the years ended December 31, 2011 and 2010, is $63 thousand and $22 thousand of stock-based compensation, respectively. As of December 31, 2011 and December 31, 2010, there was $82 thousand and $179 thousand, respectively, of total unrecognized compensation expense, related to stock options, which will be recognized over the remaining requisite service period ending December 31, 2014. For the year ended December 31, 2011, the weighted-average remaining contractual life is 4.8 years.

Stock option compensation expense is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model. There were no grants of stock options in 2011.

Earnings (loss) per share—Basic earnings (loss) per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by Bankshares relate solely to outstanding stock options and are determined using the treasury method.

Off-balance-sheet instruments—In the ordinary course of business, Bankshares, through its banking subsidiary, has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, standby letters of credit and rate lock commitments. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Advertising and marketing expense—Advertising and marketing costs are expensed as incurred. Advertising and marketing costs for the years ended December 31, 2011 and 2010 were $76 and $77 thousand, respectively.

Transfers of Financial Assets—Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank—put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

Reclassifications—there were no reclassifications in the current year.

Recent Accounting Pronouncements—In July 2010, the FASB issued ASU 2010-20, “Receivables (Topic 310)—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The new disclosure guidance significantly expands the existing requirements and has led to greater transparency into an entity’s exposure to credit losses from lending arrangements. The extensive new disclosures of information as of the end of a reporting period became effective for both interim and annual reporting periods ending on or after December 15, 2010. Specific disclosures regarding activity that occurred before the issuance of the ASU, such as the allowance roll forward and modification disclosures has been required for periods beginning on or after December 15, 2010. Bankshares has included the required disclosures in its consolidated financial statements. The adoption of the new guidance did not have a material impact on Bankshares’ consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805)—Disclosure of Supplementary Pro Forma Information for Business Combinations.” The guidance requires pro forma disclosure for business combinations that occurred in the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma information should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. ASU 2010-29 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of the new guidance did not have a material impact on Bankshares’ consolidated financial statements.

The Securities Exchange Commission (SEC) issued Final Rule No. 33-9002, “Interactive Data to Improve Financial Reporting.” The rule requires companies to submit financial statements in extensible business reporting language (XBRL) format with their SEC filings on a phased-in schedule. Large accelerated filers and foreign large accelerated filers using U.S. generally accepted accounting principles (GAAP) were required to provide interactive data reports starting with their first quarterly report for fiscal periods ending on or after June 15, 2010. All remaining filers were required to provide interactive data reports starting with their first quarterly report for fiscal periods ending on or after June 15, 2011. Bankshares has submitted financial statements in extensible business reporting language (XBRL) format with their SEC filings in accordance with the phased-in schedule.

In March 2011, the SEC issued Staff Accounting Bulletin (SAB) 114. This SAB revises or rescinds portions of the interpretive guidance included in the codification of the Staff Accounting Bulletin Series. This update is intended to make the relevant interpretive guidance consistent with current authoritative accounting guidance issued as a part of the FASB’s Codification. The principal changes involve revision or removal of accounting guidance references and other conforming changes to ensure consistency of referencing through the SAB Series. The effective date for SAB 114 was March 28, 2011. The adoption of the new guidance did not have a material impact on the Bankshares’ consolidated financial statements.

In January 2011, the FASB issued ASU 2011-01, “Receivables (Topic 310)—Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings.” The amendments in this ASU temporarily delayed the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. The delay was intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring was effective for interim and annual periods ending after June 15, 2011. Bankshares has adopted ASU 2011-01 and included the required disclosures in its consolidated financial statements.

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310)—A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” The amendments in this ASU clarify the

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

guidance on a creditor’s evaluation of whether it has granted a concession to a debtor. They also clarify the guidance on a creditor’s evaluation of whether a debtor is experiencing financial difficulty. The amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011. Retrospective application to the beginning of the annual period of adoption for modifications occurring on or after the beginning of the annual adoption period is required. As a result of applying these amendments, an entity may identify receivables that are newly considered to be impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. Bankshares has adopted ASU 2011-02 and included the required disclosures in its consolidated financial statements.

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860)—Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption was not permitted. The adoption of the new guidance did not have a material impact on Bankshares consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments are effective for interim and annual periods beginning after December 15, 2011 with prospective application. Early application was not permitted. Bankshares is currently assessing the impact that ASU 2011-04 will have on its consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in shareholders’ equity. The amendments require that all non-owner changes in shareholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption was permitted because compliance with the amendments was already permitted. The amendments do not require transition disclosures. The adoption of the new guidance did not have a material impact on Bankshares consolidated financial statements.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

In August 2011, the SEC issued Final Rule No. 33-9250, “Technical Amendments to Commission Rules and Forms related to the FASB’s Accounting Standards Codification.” The SEC has adopted technical amendments to various rules and forms under the Securities Act of 1933, the Securities Exchange Act of 1934, and the Investment Company Act of 1940. These revisions were necessary to conform those rules and forms to the FASB Accounting Standards Codification. The technical amendments include revision of certain rules in Regulation S-X, certain items in Regulation S-K, and various rules and forms prescribed under the Securities Act, Exchange Act and Investment Company Act. The Release was effective as of August 12, 2011. The adoption of the new guidance did not have a material impact on Bankshares’ consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. Bankshares is currently assessing the impact that ASU 2011-11 will have on its consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The amendments are being made to allow the FASB time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the Board is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of the new guidance did not have a material impact on Bankshares consolidated financial statements.

3.	DISPOSITION OF AIA

On December 29, 2009, the Bank entered into and closed on a Stock Purchase Agreement (Agreement) between the Bank as the seller and a group of former AIA executives. The Agreement provides for the purchase of all of the issued and outstanding shares (Shares) of AIA, a wholly-owned insurance agency subsidiary of the Bank. Pursuant to the Agreement, AIA sold the Shares for a total purchase price of $5,025,000. At closing, the Bank received $3,750,000 in cash and closing credits, with the remainder of the purchase price payable pursuant to promissory notes that do not bear interest (Notes), as follows: (1) $650,000 pursuant to the terms of one promissory note that was due and payable in full on February 15, 2011, and (2) $625,000 pursuant to the terms of five promissory notes in the original principal amount of $125,000 each, which are due and payable on February 15, 2011, 2012, 2013, 2014 and 2015, respectively. The Notes contain usual and customary conditions and are secured by a pledge of 9,800 of the 10,000 shares sold at closing.

The $650,000 promissory note due and payable on February 15, 2011 was refinanced as a commercial loan in the normal course of business. This note was paid in full. We received a payment of $90,000 and $83,000

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

in full satisfaction for the promissory notes due on February 15, 2011 and 2012 respectively. The payment of $90,000 was based on certain performance metrics realized in the ordinary course of business. We established an allowance of $140,000 in 2010 against the remaining promissory notes due through February 2015.

The results of the operations and the loss on the sale were reported as discontinued operations in the 2009 and 2010 financial statements.

4.	FAIR VALUE MEASUREMENTS

Bankshares uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of Financial Accounting Standards Board (FASB), ASC 820-10, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for Bankshares’ various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, Bankshares groups its financial assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

•	Level 1—Valuation is based upon quoted prices for identical instruments traded in active markets.

•

Level 2—Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

•

Level 3—Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect Bankshares’ own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

The following describes the valuation techniques used by Bankshares to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Trading and Available-for-Sale Securities—Trading and available-for-sale securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). Financial assets and liabilities that are traded infrequently have values based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own view about the assumptions that market participants would use in pricing the asset or liability (Level 3). As a result, some of Bankshares’ securities are hand priced using customary spreads over similar maturity treasury instruments.

FHLB Advances—Under the fair value accounting standards, certain liabilities can be carried at fair value. The designated instruments are recorded on a fair value basis at the time of issuance. As of December 31, 2011, Bankshares had one wholesale liability as a fair value instrument: a long-term Federal Home Loan Bank (FHLB) advance. Wholesale instruments are designated as either Level 2 or Level 3 under the ASC 820-10 fair value hierarchy. Level 2 liabilities are based on quoted market prices using independent valuation techniques for similar instruments with like characteristics. This information is deemed to be observable market data. Level 3 liabilities are financial instruments that are difficult to value due to dysfunctional, distressed markets or lack of actual trading volume. Management gathers certain data to value the instrument, including swap curves, conversion swaptions and discounted cash flows. These data points are modeled to reflect the estimate of the fair value of the liability.

The following tables present the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010:

	Fair Value Measurements at December 31, 2011
Descriptions	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Changes in Fair Value Included in YTD Results
	(Dollars in thousands)
Assets:
Trading securities—PCMOs	$596	$—	$596	$—	$10
Available-for-sale securities:
U.S. government treasuries	71,115	71,115	—	—	—
U.S. government corporations and agencies	9,751	—	9,751	—	—
U.S. government CMOs	31,038	—	31,038	—	—
U.S. government agency MBS	7,698	—	7,698	—	—
PCMOs	950	—	950	—	—
Municipal securities	2,911	—	2,911		—
Liabilities:
FHLB advance	29,350	—	—	29,350	(3,142)

					$(3,132)

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

	Fair Value Measurements at December 31, 2010
Descriptions	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Changes in Fair Value Included in YTD Results
	(Dollars in thousands)
Assets:
Trading securities—PCMOs	$2,075	$—	$—	$2,075	$(87)
Available-for-sale securities:
U.S. government treasuries	—	—	—	—	—
U.S. government corporations and agencies	51,763	—	25,773	25,990	—
U.S. government CMOs	22,576	—	22,576	—	—
U.S. government agency MBS	14,805	—	14,805	—	—
PCMOs	17,621	—	—	17,621	—
Municipal securities	29,087	—	29,087	—	—
Liabilities:
Brokered certificates of deposit	—	—	—	—	23
FHLB advance	26,208	—	—	26,208	(447)

					$(511)

The following tables present the activity in Level 3 fair value measurements for the years ended December 31, 2011 and December 31, 2010:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(Dollars in thousands)

	Trading Securities	FHLB Advances	AFS Securities
Beginning balance, January 1, 2011	$2,075	$26,208	$43,611
Transfers into (out of) Level 3	(596)	—	(26,940)
Sales, maturities or calls	(1,489)	—	(16,286)
Realized gains (losses) on assets	10	—	170
Realized (gains) losses on liabilities	—	3,142	—
Unrealized gains (losses) on assets	—	—	(555)

Ending balance, December 31, 2011	$—	$29,350	$—

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(Dollars in thousands)

	Trading Securities	FHLB Advances	AFS Securities
Beginning balance, January 1, 2010	$7,460	$25,761	$71,862
Transfers into Level 3	—	—	—
Sales, maturities or calls	(5,298)	—	(58,942)
Realized gains (losses) on assets	(87)	—	1,103
Realized (gains) losses on liabilities	—	447	—
Unrealized gains (losses) on assets	—	—	263
Purchases	—	—	29,325

Ending balance, December 31, 2010	$2,075	$26,208	$43,611

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

For the assets and liabilities selected for fair value accounting where available, management obtained pricing on each instrument from independent third parties who relied upon pricing models using widely available and industry standard yield curves. At December 31, 2011, the securities previously carried at level three were moved to level two due to the fact that the pricing was identical to the normal market price. Management will continue to monitor these instruments. Changes in fair values associated with fluctuations in market values reported above are reported as fair value adjustments on the Consolidated Statements of Operations.

Certain financial and nonfinancial assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by Bankshares to measure certain financial and nonfinancial assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans—Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the underlying collateral, if any. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered to be Level 3. Impaired loans allocated to the allowance for loan losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Consolidated Statements of Operations.

Other Real Estate Owned (OREO)—OREO is measured at fair value using an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser using observable market data (Level 2). However, if an appraisal of the real estate property is over two years old, then the fair value is considered to be Level 3. Any fair value adjustments are recorded in the period recognized as “Other Real Estate Owned expense” in the Consolidated Statements of Operations.

The following tables summarize Bankshares’ assets that were measured at fair value on a non-recurring basis during the period:

	Carrying Value at December 31, 2011
Description	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
	(Dollars in thousands)
Assets:
Impaired loans, net of valuation allowance	$6,760	$—	$6,760	$—
OREO	$3,748	$—	$2,275	$1,473

	Carrying Value at December 31, 2010
Description	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
	(Dollars in thousands)
Assets:
Impaired loans, net of valuation allowance	$3,124	$—	$3,124	$—
OREO	$4,627	$—	$4,627	$—

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

The following describes the valuation techniques used by Bankshares to measure certain financial assets and liabilities not previously described in this note that are not recorded at fair value on a recurring basis in the financial statements:

Cash, Due from Banks and Federal Funds Sold—For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Loans Receivable—For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Restricted Stock— Restricted investments in correspondent banks are carried at cost based on the underlying redemption provisions of the instruments and therefore are not included in the fair value disclosures.

Accrued Interest—The carrying amounts of accrued interest approximate fair value.

Deposit Liabilities—The fair values disclosed for demand deposits (e.g., interest and noninterest checking, statement savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings—The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on Bankshares’ current incremental borrowing rates for similar types of borrowing arrangements.

Trust Preferred Capital Notes—The fair value of Bankshares’ Trust Preferred Capital Notes, which are discussed in Note 12, is estimated using discounted cash flow analyses based on Bankshares’ current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance-Sheet Financial Instruments—The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Fair value of off-balance sheet financial commitments are considered immaterial and are therefore not included in the table below.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

The following table reflects the fair value of financial instruments for the years ended December 31, 2011 and December 31, 2010:

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$45,837	$45,837	$24,078	$24,078
Federal funds sold	16,567	16,567	17,870	17,870
Trading securities	596	596	2,075	2,075
Available-for-sale securities	123,463	123,463	135,852	135,852
Loans, net	301,483	297,163	327,029	324,164
Accrued interest receivable	1,815	1,815	2,758	2,758

Financial liabilities:
Noninterest-bearing deposits	$112,450	$112,450	$124,639	$124,639
Interest-bearing deposits	267,993	268,691	282,304	264,176
Short-term borrowings	40,420	40,420	43,153	43,148
FHLB advances	15,000	15,000	15,000	15,000
FHLB advances, at fair value	29,350	29,350	26,208	26,208
Trust Preferred Capital Notes	10,310	10,310	10,310	10,310
Accrued interest payable	1,155	1,155	976	976

5.	TRADING SECURITIES

The following table reflects the remaining trading securities accounted for on a fair value basis and the effective yield of the instruments as of the dates indicated:

	December 31, 2011		December 31, 2010
	Fair Value	Yield	Fair Value	Yield
	(Dollars in thousands)
Trading securities:
PCMOs	596	5.44%	2,075	5.32%

Total trading securities	$596	5.44%	$2,075	5.32%

At December 31, 2011 and 2010, none of the trading securities were pledged. Proceeds from sales and calls of trading securities were $1.2 million and $5.3 million for the years ended December 31, 2011 and 2010, respectively.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

6.	INVESTMENT SECURITIES

The amortized cost, unrealized holding gains and losses, and the fair value of investment securities at December 31, 2011 are summarized as follows:

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(Dollars in thousands)
Available-for-sale securities:
U.S. treasuries	$71,119	$—	$(4)	$71,115
U.S. government corporations and agencies	9,737	35	(21)	9,751
U.S. government agency CMOs	30,893	195	(50)	31,038
U.S. government agency MBS	7,672	26	—	7,698
PCMOs	1,005	—	(55)	950
Municipal securities	2,982	70	(141)	2,911

Total available-for-sale securities	$123,408	$326	$(271)	$123,463

The amortized cost, unrealized holding gains and losses, and the fair value of investment securities at December 31, 2010 are summarized as follows:

	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(Dollars in thousands)
Available-for-sale securities:
U.S. government corporations and agencies	$51,684	$657	$(578)	$51,763
U.S. government CMOs	22,185	596	(205)	22,576
U.S. government agency MBS	14,587	218	—	14,805
PCMOs	17,180	468	(27)	17,621
Municipal securities	30,653	201	(1,767)	29,087

Total available-for-sale securities	$136,289	$2,140	$(2,577)	$135,852

There were no held-to-maturity investments as of December 31, 2011 or 2010.

The amortized cost and fair value of available-for-sale securities as of December 31, 2011, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without any penalties.

	Amortized Cost	Fair Value
	(Dollars in thousands)
Due within one year	$71,119	$71,115
Due after ten years	52,289	52,348

Total	$123,408	$123,463

Proceeds from sales and calls of securities available for sale were $166.6 million and $93.0 million for the years ended December 31, 2011 and 2010, respectively. Gross gains of $4.2 million and $2.3 million and gross losses of $784 thousand and $45 thousand were realized on these sales during 2011 and 2010, respectively. The tax provision applicable to the net realized gain amounted to $1.1 million and $761 thousand, respectively.

At December 31, 2011 and 2010, available-for-sale securities with a carrying value of $111.1 million and $119.8 million, respectively, were pledged to secure repurchase agreements, Federal Home Loan Bank advances, and public deposits and for other purposes required or permitted by law.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

The following tables present the aggregate amount of unrealized loss in investment securities as of December 31, 2011 and 2010. The aggregate is determined by summation of all the related securities that have a continuous loss at year end, and the length of time that the loss has been unrealized is shown by terms of “less than 12 months” and “12 months or more.” The fair value is the approximate market value as of year-end.

	Less than 12 months	December 31, 2011 12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
		(Dollars in thousands)
U.S. treasuries	$71,115	$(4)	$—	$—	$71,115	$(4)
U.S. government corporations and agencies	3,327	(21)	—	—	3,327	(21)
U.S. government agency CMOs	7,401	(50)	—	—	7,401	(50)
PCMOs	—	—	950	(55)	950	(55)
Municipal securities	526	(4)	525	(137)	1,051	(141)

Total temporarily impaired investment securities:	$82,369	$(79)	$1,475	$(192)	$83,844	$(271)

	Less than 12 months	December 31, 2010 12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
		(Dollars in thousands)
U.S. government corporations and agencies	$25,195	$(578)	$—	$—	$25,195	$(578)
U.S. government agency CMOs	7,252	(205)	—	—	7,252	(205)
PCMOs	4,103	(27)	—	—	4,103	(27)
Municipal securities	19,862	(1,112)	1,966	(655)	21,828	(1,767)

Total temporarily impaired investment securities:	$56,412	$(1,922)	$1,966	$(655)	$58,378	$(2,577)

Bankshares’ investment security portfolio is primarily comprised of U.S. Treasury Notes and fixed rate bonds, whose prices move inversely with interest rates. At the end of any accounting period, the portfolio may have both unrealized gains and losses. Unrealized losses within Bankshares’ portfolio typically occur as market interest rates rise. Such unrealized losses are considered temporary in nature. Under ASC 320-10-35, Debt and Equity Securities Recognition and Presentation of Other-Than-Temporary Impairments, an impairment is considered “other than temporary” if any of the following conditions are met: Bankshares intends to sell the security, it is more likely than not that Bankshares will be required to sell the security before recovery of its amortized cost basis, or Bankshares does not expect to recover the security’s entire amortized cost basis (even if Bankshares does not intend to sell). In the event that a security would suffer impairment for a reason that was “other than temporary,” Bankshares would be expected to write down the security’s value to its new fair value, and the amount of the write-down would be included in earnings as a realized loss. As of December 31, 2011 and 2010, management does not consider any of the unrealized losses to be other-than-temporarily impaired and no impairment charges have been recorded.

There are a total of 27 investment securities totaling $83.8 million that have an unrealized loss and are considered temporarily impaired as of December 31, 2011. Management believes the unrealized losses noted in the table above are a result of current market conditions and interest rates, and do not reflect on the

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

ability of the issuers to repay the obligations. Approximately $81.8 million or 97.6% of the investment securities with an unrealized loss are backed by U.S. Government Agencies or Corporations and other forms of underlying collateral.

Bankshares’ investment in FHLB stock totaled $3.4 million at December 31, 2011. FHLB stock is generally viewed as a long term investment and as a restricted investment security which is carried at cost, because there is no market for the stock other than the FHLBs or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on ultimate recoverability of the par value rather than by recognizing temporary declines in value. Bankshares does not consider this investment to be other than temporarily impaired as of December 31, 2011 and no impairment has been recognized. FHLB stock is included in restricted stock on the Consolidated Balance Sheets.

7.	LOANS

The following table summarizes the composition of the loan portfolio by dollar amount and percentage as of the dates indicated:

	December 31,
	2011		2010
	Amount	Percentage	Amount	Percentage
	(Dollars in thousands)
Real estate:
Residential real estate	$101,248	33.0%	$110,862	33.4%
Commercial real estate	137,610	44.8%	146,222	44.0%
Construction/land	39,176	12.8%	43,017	12.9%

Total real estate	278,034	90.6%	300,101	90.3%
Commercial and industrial	26,820	8.7%	27,517	8.3%
Consumer	2,022	0.7%	4,692	1.4%

Gross loans	306,876	100.0%	332,310	100.0%

Less: allowance for loan losses	(5,393)		(5,281)

Net loans	$301,483		$327,029

As of December 31, 2011 and 2010, there were $25 thousand and $894 thousand respectively in checking account overdrafts that were reclassified on the Consolidated Balance Sheets as loans.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

The following tables represent the credit quality of assets by class:

	Credit Quality Asset By Class As Of December 31, 2011
	(Dollars in thousands)
INTERNAL RISK RATING GRADES	Pass	Watch	Special Mention	Substandard	Doubtful	Loss	Total Loans
Risk Rating Number[1]	1 to 5	6	7	8	9	10

Commercial and industrial	$23,901	$927	$224	$1,768	$—	$—	$26,820
Commercial real estate
Owner occupied	63,192	625	1,742	2,610	—	—	68,169
Non-owner occupied	60,069	1,231	8,141	—	—	—	69,441
Construction/land
Residential construction	9,356	175	599	3,753	876	—	14,759
Other construction & land	16,018	—	1,662	5,837	900	—	24,417
Residential real estate
Equity Lines	27,311	430	718	95	552	—	29,106
Single family	56,134	4,876	—	5,347	—	—	66,357
Multifamily	5,785	—	—	—	—	—	5,785
Consumer—non real estate	1,836	—	186	—	—	—	2,022

Totals	$263,602	$8,264	$13,272	$19,410	$2,328	$—	$306,876

	Credit Quality Asset By Class As Of December 31, 2010 (Dollars in thousands)
INTERNAL RISK RATING GRADES	Pass	Watch	Special Mention	Substandard	Doubtful	Loss	Total Loans
Risk Rating Number[1]	1 to 5	6	7	8	9	10

Commercial and industrial	$24,539	$437	$734	$1,807	$—	$—	$27,517
Commercial real estate
Owner occupied	73,834	634	2,074	3,273	—	—	79,815
Non-owner occupied	59,757	2,732	3,918	—	—	—	66,407
Construction/land
Residential	17,483	1,553	—	3,300	872	—	23,208
Commercial	7,723	1,633	1,492	8,961	—	—	19,809
Residential real estate
Equity Lines	43,266	958	348	397	—	—	44,969
Single family	45,520	6,627	3,312	5,846	—	—	61,305
Multifamily	4,588	—	—	—	—	—	4,588
Consumer—non real estate	4,501	—	—	191	—	—	4,692

Totals	$281,211	$14,574	$11,878	$23,775	$872	$—	$332,310

[1]

Internal risk ratings of pass (rating numbers 1 to 5) and watch (rating number 6) are deemed to be unclassified assets. Internal risk ratings of special mention (rating number 7), substandard (rating number 8), doubtful (rating number 9) and loss (rating number 10) are deemed to be classified assets.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

The following table sets forth the aging and non-accrual loans by class for December 31, 2011:

	Aging and Non-accrual Loans By Class As of December 31, 2011
	(Dollars in thousands)
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	90-days Past Due and Still Accruing	Non-accrual Loans
Commercial and industrial	$1,228	$367	$—	$1,595	$25,225	$—	$977
Commercial real estate
Owner occupied	121	—	2,610	2,731	65,438	—	2,610
Non-owner occupied	—	992	—	992	68,449	—	—
Construction/land
Residential construction	—	—	540	540	14,219	—	540
Other construction & land	—	1,225	5,988	7,213	17,204	—	7,139
Residential real estate
Equity Lines	304	33	184	521	28,585	—	236
Single Family	74	29	1,733	1,836	64,521	—	1,762
Multifamily	—	—	—	—	5,785	—	—
Consumer—non real estate	186	—	—	186	1,836	—	—

Total loans	$1,913	$2,646	$11,055	$15,614	$291,262	$—	$13,264

	Aging and Non-accrual Loans By Class As of December 31, 2010
	(Dollars in thousands)
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	90-days Past Due and Still Accruing	Non-accrual Loans
Commercial and industrial	$718	$—	$—	$718	$26,799	$—	$—
Commercial real estate
Owner occupied	1,992	—	291	2,283	77,532	—	291
Non-owner occupied	328	—	—	328	66,079	—	—
Construction/land
Residential	2,585	—	1,128	3,713	19,495	256	872
Commercial	1,859	1,917	—	3,776	16,033	—	—
Residential real estate
Equity Lines	427	—	—	427	44,541	—	—
Single Family	5,608	—	478	6,086	55,220	—	740
Multifamily	—	—	—	—	4,588	—	—
Consumer—non real estate	—	91	—	91	4,601	—	—

Total loans	$13,517	$2,008	$1,897	$17,422	$314,888	$256	$1,903

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

8.	ALLOWANCE FOR LOAN LOSSES

The following table summarizes activity in the allowance for loan losses for the year ended December 31:

	2011	2010
	(Dollars in thousands)
Balance, beginning of year	$5,281	$5,619
Provision for loan losses	1,549	1,753
Loans charged off	(1,702)	(2,239)
Recoveries of loans charged off	265	148

Net charge-offs	(1,437)	(2,091)

Balance, end of year	$5,393	$5,281

The following table represents the allocation of allowance for loan losses by segment:

	Allowance for Loan Losses As of December 31, 2011
	(Dollars in thousands)
	Commercial and Industrial	Commercial Real Estate	Construction Land	Residential Real Estate	Consumer	Total
Beginning Balance:	$463	$1,420	$700	$2,613	$85	$5,281
Charge-offs	(10)	(173)	(404)	(1,044)	(71)	(1,702)
Recoveries	116	9	—	134	6	265
Provision	(359)	252	1,512	123	21	1,549

Ending Balance:	$210	$1,508	$1,808	$1,826	$41	$5,393

Individually evaluated for impairment	$—	$135	$1,376	$760	$—	$2,271

Collectively evaluated for impairment	$210	$1,373	$432	$1,066	$41	$3,122

Loans:
Ending Balance:	$26,820	$137,610	$39,176	$101,248	$2,022	$306,876

Individually evaluated for impairment	$977	$2,610	$7,678	$1,999	$—	$13,264

Collectively evaluated for impairment	$25,843	$135,000	$31,498	$99,249	$2,022	$293,612

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

	Allowance for Loan Losses As of December 31, 2010
	(Dollars in thousands)
	Commercial & Industrial	Commercial Real Estate	Construction Land	Residential Real Estate	Consumer	Total
Ending Balance:	$463	$1,420	$700	$2,613	$85	$5,281

Individually evaluated for impairment	$—	$77	$696	$100	$—	$873

Collectively evaluated for impairment	$463	$1,343	$4	$2,513	$85	$4,408

Loans:
Ending Balance:	$27,517	$146,222	$43,017	$110,862	$4,692	$332,310

Individually evaluated for impairment	$—	$291	$3,272	$740	$—	$4,303

Collectively evaluated for impairment	$27,517	$145,931	$39,745	$110,122	$4,692	$328,007

The following tables represent specific allocation for impaired loans by class:

	Specific Allocation for Impaired Loans by Class As of December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance:
Commercial & Industrial	$977	$1,033	$—	$1,037	$15
Commercial Real Estate
Owner occupied	—	—	—	—	—
Non-owner occupied	—	—	—	—	—
Construction/Land
Residential	—	—	—	—	—
Other construction & land	2,293	2,293	—	2,199	87
Residential real estate
Single family	963	963	—	968	37
With an allowance recorded:
Commercial & Industrial	—	—	—	—	—
Commercial real estate
Owner occupied	2,610	2,669	135	2,311	20
Non-owner occupied	—	—	—	—	—
Construction/Land
Residential	540	546	259	546	—
Other construction & land	4,845	5,049	1,118	5,436	53
Residential Real Estate
Single family	1,036	1,039	759	1,041	22

Total:	$13,264	$13,592	$2,271	$13,538	$234

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

	Specific Allocation for Impaired Loans by Class As of December 31, 2010
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance:
Residential real estate:
Single Family	$306	$322	$—	$320	$9
With an allowance recorded:
Commercial real estate
Owner occupied	291	291	77	293	20
Non-owner occupied	—	—	—	—	—
Construction/Land
Residential	3,272	3,428	696	3,353	197
Commercial	—	—	—	—	—
Residential real estate
Single family	434	457	100	434	—

Total:	$4,303	$4,498	$873	$4,400	$226

There were no non-accrual loans excluded from impaired loan disclosures as of December 31, 2011 and 2010. No additional funds are committed to be advanced in connection with impaired loans. At December 31, 2011, there were $1.2 million of loans classified as troubled debt restructured loans of which $257 thousand was classified as non-accrual. There were $212 thousand at December 31, 2010. Of the $1.2 million in troubled debt restructured at December 31, 2011, loans totaling $1.2 thousand are in compliance with the terms of the notes and a loan totaling $257 thousand is in nonaccrual status. The following table reflects loan modifications classified as TDR’s for the year ended of December 31, 2011.

	Modifications
	For the Year Ended December 31, 2011
	(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructurings
Residential Real Estate-Single family	6	$1,213	$1,213

TDR payment defaults during the year ended December 31, 2011 were as follows:

	For the Year Ended December 31, 2011
	Number of Contracts	Recorded Investment
	(Dollars in thousands)
Troubled debt restructurings that subsequently defaulted
Residential Real Estate-Single family	1	$257

Total	1	$257

For purposes of this disclosure, a TDR payment default occurs when, within 12 months of the original TDR modification, either the TDR is placed in nonaccrual status or a charge-off has occurred.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

9.	OTHER REAL ESTATE OWNED

The table below reflects changes in Other Real Estate Owned (OREO) for the periods indicated:

	For the Year Ended December 31,
	2011	2010
	(Dollars in thousands)
Balance, beginning of year	$4,627	$7,875
Properties acquired at foreclosure	434	1,973
Capital improvements on foreclosed properties	—	55
Sales on foreclosed properties	(959)	(4,918)
Valuation adjustments	(354)	(358)

Balance, end of year	$3,748	$4,627

The table below reflects expenses applicable to OREO for the periods indicated:

	For the Year Ended December 31,
	2011	2010
	(Dollars in thousands)
Net loss on sales of OREO	$12	$303
Valuation adjustments	354	358
Operating expenses	88	180

Total OREO related expenses	$454	$841

10.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows at December 31:

	2011	2010
	(Dollars in thousands)
Leasehold improvements	$1,783	$1,742
Furniture, fixtures and equipment	6,003	5,667

	7,786	7,409
Less: accumulated depreciation and amortization	(6,371)	(5,825)

Premises and equipment, net	$1,415	$1,584

Depreciation and amortization charged to operations in 2011 and 2010 totaled $614 thousand and $695 thousand, respectively.

11.	FEDERAL HOME LOAN BANK ADVANCES

Bankshares has two advances from the FHLB: one fixed rate advance and one floating rate advance. At December 31, 2011 and December 31, 2010, the FHLB advance accounted for on a fair value basis had a value of $29.4 and $26.2 million, respectively, and matures in 2021. The weighted average interest rate on the long-term FHLB advance accounted for on a fair value basis was 3.985% at December 31, 2011 and December 31, 2010. The par value of the FHLB advance accounted for on a fair value basis was $25.0 million at December 31, 2011 and December 31, 2010. The negative adjustment of $3.1 million in 2011, was due to lower market rates and management electing to use a more advanced model in valuing the FHLB advance starting in the third quarter of 2011.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

At December 31, 2011 and December 31, 2010, there was one FHLB advance accounted for on a cost basis. Bankshares entered into this floating rate advance in the first quarter of 2010 for $15.0 million. The advance matures in 2012 and the interest rate at December 31, 2011 and December 31, 2010 was 0.379% and 0.184%, respectively. The weighted average interest rate for both FHLB advances outstanding is 3.07%.

12.	TRUST PREFERRED CAPITAL SECURITIES OF SUBSIDIARY TRUST

On June 30, 2003, Bankshares’ wholly-owned Delaware statutory business trust privately issued $10.0 million face amount of the Trust’s floating rate trust preferred capital securities (Trust Preferred Capital Notes) in a pooled trust preferred capital securities offering. The trust issued $310 thousand in common equity to Bankshares. Simultaneously, the trust used the proceeds of the sale to purchase $10.3 million principal amount of Bankshares’ floating rate junior subordinated debentures due 2033 (Subordinated Debentures). Both the Trust Preferred Capital Notes and the Subordinated Debentures are callable at any time. The Subordinated Debentures are an unsecured obligation of Bankshares and are junior in right of payment to all present and future senior indebtedness of Bankshares. The Trust Preferred Capital Notes are guaranteed by Bankshares on a subordinated basis. The Trust Preferred Capital Notes are presented in the Consolidated Balance Sheets of Bankshares under the caption “Trust preferred capital notes.” Bankshares records distributions payable on the Trust Preferred Capital Notes as an interest expense in its Consolidated Statements of Operations. The interest rate associated with the Trust Preferred Capital Notes is three month LIBOR plus 3.15% subject to quarterly interest rate adjustments. Under the indenture governing the Trust Preferred Capital Notes, Bankshares has the right to defer payments of interest for up to twenty consecutive quarterly periods. Beginning with the quarter ended September 30, 2009 and through December 31, 2011, Bankshares elected to defer the interest payments as permitted under the indenture. The interest deferred under the indenture compounds quarterly at the interest rate then in effect. As of December 31, 2011, the total amount of deferred and compounded interest owed under the indenture is $953 thousand. The base interest rate as of December 31, 2011 was 3.70% and as of December 31, 2010 was 3.45%.

All or a portion of the Trust Preferred Capital Notes may be included in the regulatory computation of capital adequacy as Tier 1 capital. Under the current guidelines, Tier 1 capital may include up to 25% of shareholders’ equity excluding accumulated other comprehensive income (loss) in the form of Trust Preferred Capital Notes. At December 31, 2011 and December 31, 2010, the entire amount was considered Tier 1 capital.

13.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2011	2010
	(Dollars in thousands)
Current	$—	$—
Deferred tax	4,964	344

Income tax expense	$4,964	$344

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

The reasons for the differences between the statutory federal income tax rate and the effective tax rate are summarized as follows:

	2011	2010
	(Dollars in thousands)
Computed at the expected statutory rate	$(338)	$357
Tax exempt income, net	(56)	(109)
Other	67	96
Change in valuation allowance	5,291	—

Income tax expense	$4,964	$344

Deferred Taxes. Bankshares has recorded a deferred tax asset (DTA) as of December 31, 2011 and 2010. In accordance with ASC 740-10, Income Taxes (formerly SFAS No. 109, Accounting for Income Taxes), deferred tax assets are to be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The future realization of the tax benefit generated by net operating losses depends upon the existence of sufficient taxable income within the applicable carryback and carry forward periods. Bankshares periodically assesses the need to establish, increase, or decrease a valuation allowance for deferred tax assets.

Bankshares performed an analysis to determine if a valuation allowance for deferred tax assets was necessary. Our analysis reviewed various forms of positive and negative evidence in determining whether a valuation allowance is necessary and if so to what degree a valuation allowance is warranted. The three year cumulative loss position of Bankshares is considered negative evidence when determining if a valuation allowance is necessary. We considered positive evidence such as previous earnings patterns, multiyear business projections and the potential realization of net operating loss (NOL) carry forwards within the prescribed time periods. In addition, we considered tax planning strategies that would impact the timing and extent of taxable income. Based on the analysis and the guidance in the relevant accounting literature, it is not considered more likely than not that Bankshares will be able to realize all its deferred tax assets. A valuation allowance of $5.3 million related to the deferred tax assets has been recorded at December 31, 2011.

Bankshares evaluated the DTA related to the fair value adjustment of an FHLB advance separately from other DTAs. As the future taxable income implicit in the recovery of the book basis of the fair value adjustment offsets any potential future deductions underlying the DTA, Bankshares determined that no valuation allowance was necessary for this DTA. Bankshares has the ability and intent to retain the FHLB advance until such time as it recovers in value, which could be maturity.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

The components of the net deferred tax assets and liabilities are as follows:

	2011	2010
	(Dollars in thousands)
Deferred tax assets:
Bad debt expense	$1,833	$1,795
Deferred rent	17	21
Deferred data processing costs	130	77
Unrealized loss on available-for-sales securities	—	149
Other real estate owned	1,164	1,088
Net operating loss carryforward	1,905	2,690
Other	447	72
Fair value adjustment	1,553	689

	7,049	6,581

Deferred tax liabilities:
Unrealized gain on available-for-sale securities	19	—
Deferred loan costs, net	96	107
Depreciation and amortization	66	18
Other	24	34

	205	159

Net deferred tax assets	$6,844	$6,422
Valuation allowance	(5,291)	—

Deferred tax assets	$1,553	$6,422

On November 6, 2009, a new law was enacted that changes the rules and regulations for NOL carrybacks for large corporations (as defined by the Internal Revenue Service (IRS)). The new rules allow for a carryback period of five years. Bankshares filed the appropriate tax forms seeking a refund of $3.9 million. In early 2010, Bankshares received approximately $3.4 million of the refund. The remaining amounts due are related to alternative minimum taxes and we anticipate a full refund of the alternative minimum taxes paid.

Bankshares files income tax returns in the U.S. federal jurisdiction and the state of Virginia. With few exceptions, Bankshares is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2008.

14.	OPERATING EXPENSES

The components of other operating expenses for the years ended December 31, were as follows:

	2011	2010
	(Dollars in thousands)
Business development	$216	$361
Office expense	303	549
Bank operations expense	589	296
Data processing	1,651	1,023
Professional fees	1,598	2,192
FDIC insurance	850	1,369
Merger Expenses	1,158	—
Other	1,093	1,305

Total	$7,458	$7,095

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

15.	RELATED PARTY TRANSACTIONS AND LETTERS OF CREDIT

Bankshares grants loans and letters of credit to its executive officers, directors and their affiliated entities. These loans are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features. The aggregate amount of such loans outstanding at December 31, 2011 and 2010 was approximately $1.5 million and $2.3 million, respectively. During 2011, new loans and line of credit advances to such related parties amounted to $19 thousand in the aggregate and payments amounted to $807 thousand in the aggregate.

Bankshares also maintains deposit accounts with some of its executive officers, directors and their affiliated entities. The aggregate amount of these deposit accounts at December 31, 2011 and 2010 amounted to $5.5 million and $1.1 million, respectively.

16.	COMMITMENTS AND CONTINGENCIES

As a member of the Federal Reserve System, Bankshares is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2011 and 2010, the aggregate amounts of daily average required balances were $7.9 million and $10.2 million, respectively. In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying consolidated financial statements. Bankshares does not anticipate losses as a result of these transactions. See Note 19 with respect to financial instruments with off-balance-sheet risk. Bankshares is obligated under several operating leases, with initial terms of three to ten years, for its office locations and branch sites.

Total rental expense for the occupancy leases for the years ended December 31, 2011 and 2010 was $1.9 million and $2.3 million, respectively. Bankshares also leases office equipment and vehicles pursuant to operating leases with various expiration dates. Total rental expense for office equipment for the years ended December 31, 2011 and 2010 was $52 thousand and $130 thousand, respectively.

Bankshares leases office space for six of its branch locations, corporate headquarters location, and space in Fredericksburg. These non-cancelable agreements, which expire through March 2019, in some instances require payment of certain operating charges. At December 31, 2011, minimum annual rental commitments under these leases are as follows:

Year	Amount
(Dollars in thousands)
2012	$1,791
2013	1,543
2014	1,239
2015	1,274
2016	1,163
Thereafter	760

Total	$7,770

Bankshares made a decision to exit the Fredericksburg, Virginia market place and is actively attempting to sublease a single facility under lease agreement in the Fredericksburg, Virginia market. Bankshares has recorded a liability of $205 thousand as of December 31, 2011 for the estimated present value of the potential differential between the contractual rental obligations and potential subleasing income.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

17.	SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the year ended December 31:

	2011	2010
	(Dollars in thousands)
Supplemental Disclosures of Cash Flow Information:
Interest paid during the year	$5,454	$8,714
Income taxes paid during the year	$—	$—
Supplemental Disclosures of Noncash Activities:
Fair value adjustment for securities	$492	$(267)
Transfer of loans to foreclosed assets	$434	$1,973

18.	DEPOSITS

The aggregate amount of time deposits in denominations of $100 thousand or more at December 31, 2011 and 2010 was $38.6 million and $48.8 million, respectively. Brokered deposits totaled $122.4 million and $100.0 million at December 31, 2011 and 2010, respectively.

At December 31, 2011, the scheduled maturities of time deposits are as follows:

Year	Amount
(Dollars in thousands)
2012	$96,993
2013	53,444
2014	28,302
2015	12,976
2016	1,433

Total	$193,148

Bankshares has made a special effort to obtain deposits from title and mortgage loan closing companies. These balances represent a substantial portion of our non-interest bearing deposits, which creates a real estate industry concentration.

19.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Bankshares, through its banking subsidiary, is party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

Bankshares’ exposure to credit loss is represented by the contractual amount of these commitments. Bankshares follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2011 and 2010, the following financial instruments were outstanding whose contract amounts represent credit risk (in thousands):

	2011	2010
	(Dollars in thousands)
Financial instruments whose contract amounts represent credit risk
Commitments to extend credit	$49,424	$34,773
Standby letters of credit	2,139	2,274

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bankshares evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Bankshares, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which Bankshares is committed.

Standby letters of credit are conditional commitments issued by Bankshares to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Bankshares generally holds collateral supporting those commitments if deemed necessary.

From time to time Bankshares will enter into forward purchase agreements for investment securities. These purchases generally will settle within 90 days of the end of the reporting period. As of December 31, 2011 Bankshares had no forward purchase commitments.

Bankshares maintains cash accounts and federal funds sold in other commercial banks. The amount on deposit with correspondent institutions, including federal funds sold at December 31, 2011, exceeded the insurance limits of the Federal Deposit Insurance Corporation by $14.4 million.

20.	SIGNIFICANT CONCENTRATIONS

Substantially all of Bankshares’ loans, commitments and standby letters of credit have been granted to customers located in the greater Washington, D.C. Metropolitan region, primarily in the Northern Virginia area. Bankshares’ overall business includes a significant focus on real estate activities, including real estate lending, title companies and real estate settlement businesses. Commercial real estate loans are 44.8% of the total gross loan portfolio as of December 31, 2011 and total real estate loans are 90.6% of the total gross loan portfolio as of December 31, 2011. The impact of this concentration can create more volatility in our funding mix, especially during periods of declines in the real estate market, which can have an impact on organizational profitability.

21.	EMPLOYEE BENEFITS

Bankshares has a 401(k) defined contribution plan covering substantially all full-time employees and provides that an employee becomes eligible to participate immediately on employment provided they are age 21 or older. Under the plan, a participant may contribute up to 15% of his or her covered compensation for the year, subject to certain limitations. In the first quarter of 2010, Bankshares elected to discontinue the 401(k) matching contributions Matching contributions totaled $3 thousand for the year ended December 31, 2010. Bankshares may also make, but is not required to make, a discretionary contribution for each participant. The amount of contribution, if any, is determined on an annual basis by the Board of Directors. No discretionary contributions were made by Bankshares during the years ended December 31, 2011 and 2010.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

22.	REGULATORY MATTERS

Federal and state banking regulations place certain restrictions on cash dividends paid and loans or advances made by the Bank to Bankshares. The total amount of dividends which may be paid at any date is generally limited to a portion of retained earnings as defined. As of December 31, 2011, no funds were available to be transferred from the banking subsidiary to the Parent Company, without prior regulatory approval. As of December 31, 2011 and 2010, no cash dividends were declared.

As a member of the Federal Reserve Bank system, the Bank is required to subscribe to shares of $100 par value Federal Reserve Bank stock equal to 6% of the Bank’s capital and surplus. The Bank is only required to pay for one-half of the subscription. The remaining amount is subject to call when deemed necessary by the Board of Governors of the Federal Reserve.

Bankshares (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Bankshares’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bankshares and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt correction action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011 and 2010, that Bankshares and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. Bankshares’ and the Bank’s actual capital amounts and ratios as of December 31, 2011 and 2010 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2011:
Total Capital (to Risk Weighted Assets)
Consolidated	$41,914	13.8%	$24,374	8.0%	N/A	N/A
Alliance Bank Corporation	$41,670	13.7%	$24,292	8.0%	$30,158	10.0%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$38,086	12.5%	$12,187	4.0%	N/A	N/A
Alliance Bank Corporation	$37,855	12.5%	$12,146	4.0%	$18,095	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	$38,086	7.5%	$20,242	4.0%	N/A	N/A
Alliance Bank Corporation	$37,855	7.6%	$19,843	4.0%	$24,804	5.0%

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2010:
Total Capital (to Risk Weighted Assets)
Consolidated	$45,383	12.9%	$28,182	8.0%	N/A	N/A
Alliance Bank Corporation	$44,910	12.8%	$28,089	8.0%	$35,111	10.0%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$40,983	11.6%	$14,091	4.0%	N/A	N/A
Alliance Bank Corporation	$40,510	11.5%	$14,044	4.0%	$21,067	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	$40,983	7.5%	$21,880	4.0%	N/A	N/A
Alliance Bank Corporation	$40,510	7.4%	$21,838	4.0%	$27,298	5.0%

23.	STOCK OPTION PLAN

Effective June 30, 1999, as amended on May 28, 2003 and June 22, 2005, Bankshares established an incentive and non-qualified stock option plan called Alliance Bankshares Corporation 1999 Stock Option Plan (1999 Plan). The 1999 Plan is administered by the Board of Directors of Bankshares acting upon recommendations made by the Compensation Committee appointed by the Board. The 1999 Plan is currently authorized to grant a maximum of 1,143,675 shares to directors, key employees and consultants. The options are granted at the fair market value of Bankshares common stock at the date of grant. The term of the options shall not exceed ten years from the date of grant. The options vest on a schedule determined by the Compensation Committee based on financial performance criteria.

Effective June 13, 2007, Bankshares established a new incentive stock option plan called Alliance Bankshares Corporation 2007 Incentive Stock Plan (2007 Plan). The 2007 Plan is administered by the Compensation Committee appointed by the Board. The maximum number of shares authorized is 200,000 common shares. The 2007 Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards to employees, non-employee directors and non-employee service providers. The options are granted at the fair market value of Bankshares common stock at the date of grant. The term of the options shall not exceed ten years from the date of grant. The options vest on a schedule determined by the Compensation Committee based on financial performance criteria.

The 1999 Plan and the 2007 Plan are summarized in the following tables:

The fair value of each grant is estimated at the grant date using the Black-Scholes Option-Pricing Model with the following weighted average assumptions (no grants were made in 2011):

December 31, 2010
Dividend yield	0.00%
Expected life	7 years
Expected volatility	71.37%
Risk-free interest rate	2.29%

The expected volatility is based on historical volatility. The risk-free interest rates for the periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on Bankshares’ history and expectation of dividend payouts.

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

A summary of the status of Bankshares stock option plan is presented below:

		2011		2010
	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Shares	Weighted Average Exercise Price
	(Dollars in thousands)
Outstanding at January 1	500,210	$10.26		684,005	$11.27
Granted	—	—		60,000	2.89
Forfeited	(228,864)	12.19		(243,795)	11.27
Exercised	(3,150)	2.41		—	—
Expired	(10,350)	4.25		—	—

Outstanding at December 31	257,846	$8.88		500,210	$10.26

Exercisable at end of year	198,096	$10.73		373,985	$11.80

Weighted-average fair value per option of options granted during the year	$—			$1.82

The status of the options outstanding at December 31, 2011 is as follows:

	Options Outstanding			Options Exercisable
Year of Expiration	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
2012	18,803	1 year	$4.72	18,803	$4.72
2013	39,243	2 years	$9.41	39,243	$9.41
2014	28,175	3 years	$16.44	28,175	$16.44
2015	32,775	4 years	$14.01	32,775	$14.01
2017	66,250	6 years	$10.72	66,250	$10.72
2018	1,600	7 years	$2.32	—	$—
2019	11,000	8 years	$2.08	3,850	$2.08
2020	60,000	9 years	$2.89	9,000	$2.89

	257,846	4.8 years	$8.88	198,096	$10.73

24.	NET INCOME (LOSS) PER SHARE

The following table shows the weighted average number of shares used in computing net income (loss) per common share and the effect on weighted average number of shares of potential dilutive common stock. Potential dilutive common stock had no effect on income (loss) available to common shareholders for the periods presented.

	2011		2010
	Shares	Per Share Amount	Shares	Per Share Amount
	(Dollars in thousands)
Basic net income per share	5,108,757	$(1.17)	5,106,819	$0.14

Effect of dilutive securities, stock options	—		981

Diluted net income per share	5,108,757	$(1.17)	5,107,800	$0.14

Net income (loss) utilized in the earnings per share calculations above	$(5,958)		$705

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

Average potential common shares of 167,306 and 478,210 have been excluded from the earnings (loss) per share calculation for 2011 and 2010, because their effects were anti-dilutive.

25.	PARENT ONLY FINANCIAL INFORMATION

ALLIANCE BANKSHARES CORPORATION

(Parent Corporation Only)

Balance Sheets

December 31, 2011 and 2010

( Dollars in thousands)

	2011	2010
Assets
Cash	$192	$299
Investment in subsidiaries	37,994	43,364
Other assets	1,209	905

Total assets	$39,395	$44,568

Liabilities
Trust preferred capital notes	$10,310	$10,310
Other liabilities	963	573

Total liabilities	$11,273	$10,883

Stockholders’ Equity
Common stock	$20,440	$20,427
Capital surplus	25,915	25,857
Retained (deficit)	(18,269)	(12,311)
Accumulated other comprehensive income (loss), net	36	(288)

Total shareholders’ equity	$28,122	$33,685

Total liabilities and shareholders’ equity	$39,395	$44,568

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

ALLIANCE BANKSHARES CORPORATION

(Parent Corporation Only)

Statements of Operations

For the Years Ended December 31, 2011 and 2010

(Dollars in thousands)

	2011	2010
Other income	$110	(6)

Expenses
Interest expense	$380	$367
Professional fees	5	15
Other expense	207	83

Total expense	$592	$465

Loss before income tax (benefit) and undistributed income (loss) of subsidiaries	$(482)	$(471)
Income tax (benefit)	(194)	(160)

Loss before undistributed income (loss) of subsidiaries	$(288)	$(311)

Undistributed income (loss) of subsidiaries	(5,670)	1,016

Net income (loss)	$(5,958)	$705

ALLIANCE BANKSHARES CORPORATION

(Parent Corporation Only)

Statements of Cash Flows

For the Years Ended December 31, 2011 and 2010

(Dollars in thousands)

	2011	2010
Cash Flows from Operating Activities
Net income (loss)	$(5,958)	$705
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Undistributed (income) loss of subsidiaries	5,670	(1,016)
Stock-based compensation expense	63	22
Increase (decrease) in other assets	(271)	115
Increase in accrued expenses	381	49

Net cash (used in) operating activities	(115)	(125)

Cash Flows from Financing Activities
Net proceeds from exercise of stock options	$8	$—
Common stock repurchased	—	—

Net cash (used in) financing activities	8	—

Cash and Cash Equivalents
Net (decrease) in Cash and Cash Equivalents	(107)	(125)
Beginning of Year	299	424

End of Year	$192	$299

Alliance Bankshares Corporation

Notes To Consolidated Financial Statements (continued)

26.	MERGER TERMINATION

On July 27, 2011, Eagle Bancorp, Inc. (Eagle), Bankshares and the Bank entered into an Agreement of Merger (Merger Agreement), pursuant to which Bankshares was to merge with and into Eagle, with Eagle being the surviving corporation.

On November 28, 2011, Eagle, Bankshares and the Bank mutually agreed to terminate the Merger Agreement.

In connection with the termination of the Merger Agreement, Bankshares, the Bank and Eagle entered into a Merger Termination Agreement, dated November 28, 2011 (the Termination Agreement). The Termination Agreement provided, among other things, that neither party would incur any termination fee or penalty in connection with termination of the Merger Agreement, including in connection with any solicitation or consummation by Bankshares of a transaction with any third party. In addition, the Termination Agreement provided for mutual releases by the parties from any claims of liability to one another relating to the Merger Agreement or the transactions contemplated thereby and that each party shall be solely responsible for its own expenses and costs incurred in connection with the Merger Agreement and the transactions contemplated thereby.

Bankshares total transaction expenses related to the Merger and its subsequent termination totaled approximately $1.2 million.

27.	SUBSEQUENT EVENTS

Bankshares evaluated subsequent events that occurred after the balance sheet date, but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provided evidence about conditions that did not exist at the date of the balance sheet but arose after that date. As of the report date there were no subsequent events that would cause adjustments to or disclosures in the financial statements.

Alliance Bankshares Corporation

Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

(Dollars in thousands, except share and per share amounts)

	June 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$74,777	$45,837
Federal funds sold	22,880	16,567
Trading security, at fair value	300	596
Investment securities available-for-sale, at fair value	103,353	123,463
Restricted stock, at cost	4,150	4,772
Loans, net of allowance for loan losses of $5,055 and $5,393	288,416	301,483
Premises and equipment, net	1,211	1,415
Other real estate owned, net	4,031	3,748
Deferred tax assets, net	1,442	1,553
Accrued interest and other assets	7,258	7,049

TOTAL ASSETS	$507,818	$506,483

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Non-interest bearing deposits	$119,553	$112,450
Savings and NOW deposits	66,643	51,475
Money market deposits	18,087	23,370
Time deposits	177,916	193,148

Total deposits	382,199	380,443
Repurchase agreements	40,388	40,420
Federal Home Loan Bank advances ($29,559 and $29,350 at fair value)	44,559	44,350
Trust Preferred Capital Notes	10,310	10,310
Other liabilities	3,223	2,838
Commitments and contingent liabilities	—	—

Total liabilities	480,679	478,361

SHAREHOLDERS’ EQUITY:
Common stock, $4 par value; 15,000,000 shares authorized; 5,109,969 shares issued and outstanding at June 30, 2012 and December 31, 2011	20,440	20,440
Capital surplus	25,933	25,915
Retained (deficit)	(19,621)	(18,269)
Accumulated other comprehensive income, net	387	36

Total shareholders’ equity	27,139	28,122

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$507,818	$506,483

See Notes to Consolidated Financial Statements (Unaudited).

Alliance Bankshares Corporation

Consolidated Statements of Operations

For the Three Months Ended June 30, 2012 and 2011

(Dollars in thousands, except per share amounts)

	2012	2011
INTEREST INCOME:
Loans	$4,089	$4,555
Investment securities	331	1,167
Trading security	9	12
Federal funds sold	24	12

Total interest income	4,453	5,746

INTEREST EXPENSE:
Savings and NOW deposits	30	30
Time deposits	694	971
Money market deposits	32	45
Repurchase agreements	49	52
FHLB advances	268	256
Trust preferred capital notes	129	93

Total interest expense	1,202	1,447

Net interest income	3,251	4,299
Provision for loan losses	—	769

Net interest income after provision for loan losses	3,251	3,530

OTHER INCOME (LOSS):
Deposit account service charges	41	39
Net gain on sale of available-for-sale securities	—	835
Gain (loss) and fair value adjustments on trading security	(100)	94
Fair value adjustments on FHLB advance	(672)	(224)
Other operating income	39	75

Total other income (loss)	(692)	819

OTHER EXPENSES:
Salaries and employee benefits	1,148	1,404
Professional fees	608	503
Occupancy expense	532	564
Equipment expense	136	155
Other real estate owned expense	54	16
FDIC assessments	210	290
Merger expenses	410	—
Other operating expenses	609	832

Total other expenses	3,707	3,764

Income (loss) before income taxes	(1,148)	585
Income tax expense (benefit)	(229)	191

NET INCOME (LOSS)	$(919)	$394

Net income (loss) per common share, basic	$(0.18)	$0.08

Net income (loss) per common share, diluted	$(0.18)	$0.08

See Notes to Consolidated Financial Statements (unaudited).

Alliance Bankshares Corporation

Consolidated Statements of Operations

For the Six Months Ended June 30, 2012 and 2011

(Dollars in thousands, except per share amounts)

	2012	2011
INTEREST INCOME:
Loans	$8,272	$9,100
Investment securities	655	2,488
Trading security	18	45
Federal funds sold	39	22

Total interest income	8,984	11,655

INTEREST EXPENSE:
Savings and NOW deposits	59	62
Time deposits	1,441	1,968
Money market deposits	61	94
Repurchase agreements	94	140
FHLB advances	536	515
Trust preferred capital notes	243	185

Total interest expense	2,434	2,964

Net interest income	6,550	8,691
Provision for loan losses	450	1,075

Net interest income after provision for loan losses	6,100	7,616

OTHER INCOME (LOSS):
Deposit account service charges	74	76
Net gain on sale of available-for-sale securities	3	914
Gain (loss) and fair value adjustments on trading security	(171)	(33)
Fair value adjustments on FHLB advance	(209)	(73)
Other operating income	78	119

Total other income (loss)	(225)	1,003

OTHER EXPENSES:
Salaries and employee benefits	2,321	2,796
Professional fees	1,093	1,893
Occupancy expense	1,123	1,125
Equipment expense	270	323
Other real estate owned expense	95	51
FDIC assessments	431	640
Merger expenses	418	—
Other operating expenses	1,547	659

Total other expenses	7,298	7,487

Income (loss) before income taxes	(1,423)	1,132
Income tax expense (benefit)	(71)	373

NET INCOME (LOSS)	$(1,352)	$759

Net income (loss) per common share, basic	$(0.26)	$0.15

Net income (loss) per common share, diluted	$(0.26)	$0.15

See Notes to Consolidated Financial Statements (Unaudited)

Alliance Bankshares Corporation

Consolidated Statements of Comprehensive Income (Loss)

For the Three and Six Months Ended June 30, 2012 and 2011

(Dollars in thousands)

	For the Three Months Ended June 30,
	2012	2011
NET INCOME (LOSS)	$(919)	$394
Other comprehensive income
Unrealized holding gains on securities net of taxes of $163 in 2012 and $1,120 in 2011	318	2,177
Reclassification adjustment, net of taxes of $0 in 2012 and ($283) in 2011	—	(552)

Total other comprehensive income	318	1,625

TOTAL COMPREHENSIVE INCOME (LOSS)	$(601)	$2,019

	For the Six Months Ended June 30,
	2012	2011
NET INCOME (LOSS)	$(1,352)	$759
Other comprehensive income
Unrealized holding gains on securities net of taxes of $182 in 2012 and $995 in 2011	353	1,933
Reclassification adjustment, net of taxes of ($1) in 2012 and ($310) in 2011	(2)	(604)

Total other comprehensive income	351	1,329

TOTAL COMPREHENSIVE INCOME (LOSS)	$(1,001)	$2,088

See Notes to Consolidated Financial Statements (Unaudited)

Alliance Bankshares Corporation

Consolidated Statements of Changes in Shareholders’ Equity

For the Six Months Ended June 30, 2012 and 2011

(Dollars in thousands)

	Common Stock	Capital Surplus	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
BALANCE, DECEMBER 31, 2010	$20,427	$25,857	$(12,311)	$(288)	$33,685

Net income	—	—	759	—	759
Other comprehensive income, net of tax	—	—	—	1,329	1,329
Exercise of stock options	9	(3)	—	—	6

BALANCE, June 30, 2011	$20,436	$25,854	$(11,552)	$1,041	$35,779

BALANCE, DECEMBER 31, 2011	$20,440	$25,915	$(18,269)	$36	$28,122

Net (loss)	—	—	(1,352)	—	(1,352)
Other comprehensive income, net of tax	—	—	—	351	351
Stock-based compensation expense	—	18	—	—	18

BALANCE, June 30, 2012	$20,440	$25,933	$(19,621)	$387	$27,139

See Notes to Consolidated Financial Statements (Unaudited)

Alliance Bankshares Corporation

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2012 and 2011

(Dollars in thousands)

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,352)	$759
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	1,424	622
Loss on disposal of fixed assets	—	15
Provision for loan losses	450	1,075
Losses and valuation adjustments on other real estate owned	67	10
Stock-based compensation expense	18	—
Net (gain) on sale of securities available-for-sale	(3)	(914)
Fair value adjustments	380	106
Changes in assets and liabilities affecting operations:
Accrued interest and other assets	(279)	1,502
Other liabilities	385	(508)

Net cash provided by operating activities	1,090	2,667

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in federal funds sold	(6,313)	(2,489)
Purchase of securities available-for-sale	(64,582)	(26,943)
Proceeds from sale of securities available-for-sale	71,017	50,430
Paydowns on securities available-for-sale	13,057	6,175
Net change in trading security	125	1,908
Net change in restricted stock	622	790
Net change in loan portfolio	11,654	9,641
Proceeds from sale of other real estate owned	613	739
Purchase of premises and equipment	(67)	(384)

Net cash provided by investing activities	26,126	39,867

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in cash provided by (expended on):
Non-interest bearing deposits	7,103	6,199
Savings and NOW deposits	15,168	1,064
Money market deposits	(5,283)	(1,591)
Time deposits	(15,232)	(583)
Repurchase agreements	(32)	(9,271)
Proceeds from exercise of stock options	—	6

Net cash provided by (used in) financing activities	1,724	(4,176)

NET INCREASE IN CASH AND CASH EQUIVALENTS	28,940	38,358
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	45,837	24,078

CASH AND CASH EQUIVALENTS, END OF PERIOD	$74,777	$62,436

See Notes to Consolidated Financial Statements (Unaudited)

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited)

1.	General

Alliance Bankshares Corporation (Bankshares or Company) is a bank holding company that conducts substantially all its operations through its subsidiaries. Alliance Bank Corporation (the Bank) is state-chartered and a member of the Federal Reserve System. The Bank places special emphasis on serving the needs of individuals, small and medium size businesses and professional concerns in the greater Washington, D.C. Metropolitan region, primarily in the Northern Virginia submarket.

On June 26, 2003, Alliance Virginia Capital Trust I (Trust), a Delaware statutory trust and a subsidiary of Bankshares was formed for the purpose of issuing Bankshares’ trust preferred debt.

On May 3, 2012, WashingtonFirst Bankshares, Inc. (WFBI), Bankshares and the Bank entered into an Agreement and Plan of Reorganization (Merger Agreement), pursuant to which Bankshares will merge with and into WFBI, with WFBI being the surviving corporation (Merger). Each share of Bankshares’ outstanding common stock will be converted into and become the right to receive, subject to proration in accordance with the terms of the Merger Agreement and at the election of each shareholder of Bankshares, either 0.4435 shares of common stock of WFBI or cash in the amount of $5.30, subject in either case to adjustment in the event that Bankshares’ shareholders’ equity (as defined in the Agreement) at the month-end prior to completion of the Merger has declined by more than 10% from the amount of Bankshares’ shareholders’ equity at December 31, 2011, and provided that no more than 20% of the common shares of Bankshares may elect to receive cash. Completion of the Merger is subject to (i) approval of the Merger by the shareholders of each of Bankshares and WFBI, (ii) applicable regulatory approvals, including those of the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Virginia State Corporation Commission, and (iii) other customary closing conditions.

Under the Merger Agreement, Bankshares agreed to conduct its business in the ordinary course while the Merger is pending, and, except as permitted under the Merger Agreement, to generally refrain from, among other things, redeeming, purchasing or otherwise acquiring any shares of its capital stock, amending its articles of incorporation or bylaws, soliciting any third party acquisition proposals and entering into any new line of business, without the consent of WFBI.

The accompanying unaudited consolidated financial statements reflect the financial condition and results of operations of Bankshares on a consolidated basis and have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial reporting. All significant intercompany balances and transactions have been eliminated. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments and reclassifications considered necessary to present fairly Bankshares’ financial position as of June 30, 2012 and December 31, 2011, the results of operations for the three and six month periods ended June 30, 2012 and 2011, consolidated statements of comprehensive income for the three and six month periods ended June 30, 2012 and 2011, changes in shareholders’ equity for the six month periods ended June 30, 2012 and 2011 and consolidated statements of cash flows for the six month periods ended June 30, 2012 and 2011. The notes included herein should be read in conjunction with the financial statements and accompanying notes included in Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (the SEC).

Operating results for the three and six month periods ended June 30, 2012 and 2011 are not necessarily indicative of full year financial results.

2.	Stock Option Plan

Accounting Standards Codification (ASC) 718-10, Stock Compensation, requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, such as stock options

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

and nonvested shares, based on the fair value of those awards at the date of grant. Compensation cost has been measured using the fair value of an award on the grant date and is recognized over the service period, which is usually the vesting period.

As of June 30, 2012, there was $64 thousand of total unrecognized compensation expense related to stock options, which will be recognized over the remaining requisite service period which is estimated to be three years or less.

Stock option compensation expense is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model. There were no grants of stock options for the first six months of 2012.

Stock option activity for the six months ended June 30, 2012 is summarized below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value[1] (in thousands)
Outstanding at January 1, 2012	257,846	$8.88
Granted	—	—
Exercised	—	—
Forfeited	(15,700)	11.29
Expired	(22,690)	6.12

Outstanding at June 30, 2012	219,456	$8.86	4.6	$112

Exercisable at June 30, 2012	173,301	$10.64	4.6	$42

[1]	Intrinsic value is the difference between the underlying stock’s price and the strike price. If the difference is negative, the intrinsic value is given as zero.

3.	Fair Value Measurements

Bankshares uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of Financial Accounting Standards Board (FASB), ASC 820-10, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for Bankshares’ various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

Fair Value Hierarchy

In accordance with this guidance, Bankshares groups its financial assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

•	Level 1—Valuation is based upon quoted prices for identical instruments traded in active markets.

•

Level 2—Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

•

Level 3—Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect Bankshares’ own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following describes the valuation techniques used by Bankshares to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Trading and Available-for-Sale Securities—Trading and available-for-sale securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). Financial assets and liabilities that are traded infrequently have values based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own view about the assumptions that market participants would use in pricing the asset or liability (Level 3).

FHLB Advances—Under the fair value accounting standards, certain liabilities can be carried at fair value. The designated instruments are recorded on a fair value basis at the time of issuance. As of June 30, 2012, Bankshares had one wholesale liability as a fair value instrument: a long-term Federal Home Loan Bank (FHLB) advance.

Wholesale instruments are designated as either Level 2 or Level 3 under the ASC 820-10 fair value hierarchy. Level 2 liabilities are based on quoted market prices using independent valuation techniques for similar instruments with like characteristics. This information is deemed to be observable market data. Level 3 liabilities are financial instruments that are difficult to value due to dysfunctional, distressed markets or lack of actual trading volume. Management gathers certain data to value the instrument including swap curves, conversion swaptions and discounted cash flows. These data points are modeled to reflect the estimate of the fair value of the liability.

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

The following tables present the balances of financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2012 and December 31, 2011:

	Fair Value Measurements at June 30, 2012
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Assets / Liabilities at Fair Value
	(Dollars in thousands)
Assets:
Trading securities—PCMO	$300	$—	$300	—	$300
Available-for-sale securities:
U. S. treasuries	5,000	5,000	—		5,000
U. S. corporations and agencies	18,785	—	18,785	—	18,785
U. S. government CMOs	49,925	—	49,925	—	49,925
U. S. government MBS	19,842	—	19,842	—	19,842
PCMOs	947	—	947	—	947
Municipal securities	8,854	—	8,854	—	8,854

Total assets	$103,653	$5,000	$98,653	—	$103,653

Liabilities:
FHLB advance	$29,559	$—	$—	$29,559	$29,559

Total liabilities	$29,559	$—	$—	$29,559	$29,559

	Fair Value Measurements at December 31, 2011
	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Assets/ Liabilities at Fair Value
	(Dollars in thousands)
Assets:
Trading securities—PCMO	$596	$—	$596	$—	$596
Available-for-sale securities:
U. S. treasuries	71,115	71,115		—	71,115
U. S. corporations and agencies	9,751	—	9,751	—	9,751
U. S. government CMOs	31,038	—	31,038	—	31,038
U. S. government MBS	7,698	—	7,698	—	7,698
PCMOs	950	—	950	—	950
Municipal securities	2,911	—	2,911	—	2,911

Total assets	$124,059	$71,115	$52,944	—	$124,059

Liabilities:
FHLB advance	$29,350	$—	$—	$29,350	$29,350

Total liabilities	$29,350	$—	$—	$29,350	$29,350

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

The following table presents the activity in Level 3 fair value measurements for the three months ended June 30, 2012:

Fair Value Measurements Using

Significant Unobservable Inputs

(Level 3)

(Dollars in thousands)

FHLB Advance
Beginning balance, April 1, 2012	$28,887
Realized losses on liabilities	672

Ending balance, June 30, 2012	$29,559

The following tables present the activity in Level 3 fair value measurements for the six months ended June 30, 2012 and the year ended December 31, 2011:

Fair Value Measurements Using

Significant Unobservable Inputs

(Level 3)

(Dollars in thousands)

	Other Real Estate Owned	FHLB Advances
Beginning balance, January 1, 2012	$1,473	$29,350
Transfers out of Level 3	(1,473)	—
Realized losses on liabilities	—	209

Ending balance, June 30, 2012	$—	$29,559

Fair Value Measurements Using

Significant Unobservable Inputs

(Level 3)

(Dollars in thousands)

	Other Real Estate Owned	FHLB Advances	AFS Securities	Trading Securities
Beginning balance, January 1, 2011	$—	$26,208	$43,611	$2,075
Transfers into (out of) Level 3	1,473	—	(26,940)	(596)
Sales, maturities or calls	—	—	(16,286)	(1,489)
Realized gains on assets	—	—	170	10
Realized losses on liabilities	—	3,142	—	—
Unrealized (losses) on assets	—	—	(555)	—

Ending balance, December 31, 2011	$1,473	$29,350	$—	$—

For the assets and liabilities selected for fair value accounting where available, management obtained pricing on each instrument from independent third parties who relied upon pricing models using widely

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

available and industry standard yield curves. At December 31, 2011, the securities previously carried at level three were moved to level two due to the fact that the pricing was identical to the normal market price. Management will continue to monitor these instruments. Changes in fair values associated with fluctuations in market values reported above are reported as fair value adjustments on the Consolidated Statements of Operations.

The following table displays quantitative information about Level 3 fair value measurements as of June 30, 2012 (Dollars in thousands):

	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)

FHLB advance	$29,559	Pricing model	Yield curves	1.95% - 2.19% (2.11%)

Certain financial and nonfinancial assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by Bankshares to measure certain financial and nonfinancial assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans. Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the underlying collateral, if any. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered to be Level 3. Impaired loans allocated to the allowance for loan losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Consolidated Statements of Operations.

Other Real Estate Owned (OREO). OREO is measured at fair value using an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser using observable market data (Level 2). However, if an appraisal of the real estate property is over two years old, then the fair value is considered to be Level 3. Any fair value adjustments are recorded in the period recognized as OREO expense in the Consolidated Statements of Operations.

The following tables summarize Bankshares’ assets that were measured at fair value on a nonrecurring basis as of the dates indicated.

	Carrying Value at June 30, 2012
Description	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
	(Dollars in thousands)
Assets:
Impaired loans, net of valuation allowance	$4,517	$—	$4,517	$—
OREO	$4,031	$—	$4,031	$—

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

	Carrying Value at December 31, 2011
Description	Carrying Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
	(Dollars in thousands)
Assets:
Impaired loans, net of valuation allowance	$6,760	$—	$6,760	$—
OREO	$3,748	$—	$2,275	$1,473

The following describes the valuation techniques used by Bankshares to measure certain financial assets and liabilities not previously described in this note that are not recorded at fair value on a recurring basis in the financial statements:

Cash, Due from Banks, and Federal Funds Sold

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Loans Receivable

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Restricted Stock

Restricted investments in correspondent banks are carried at cost based on the underlying redemption provisions of the instruments and therefore are not included in the fair value disclosures.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Deposit Liabilities

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, statement savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

Short-Term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on Bankshares’ current incremental borrowing rates for similar types of borrowing arrangements.

Trust Preferred Capital Notes

The fair value of Bankshares’ Trust Preferred Capital Notes, which is discussed in Note 10, is estimated using discounted cash flow analyses based on Bankshares’ current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance-Sheet Financial Instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The following tables reflect the fair value of financial instruments as of June 30, 2012 and December 31, 2011:

Fair Value of Financial Instruments

	Fair Value Measurements at June 30, 2012, Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Balance
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$74,777	$74,777	$—	$—	$74,777
Federal funds sold	22,880	22,880	—	—	22,880
Trading security	300	—	300	—	300
Available-for-sale securities	103,353	5,000	98,353	—	103,353
Loans, net	288,416	—	284,324	—	284,324
Accrued interest receivable	1,665	—	1,665	—	1,665
Financial liabilities:
Non-interest bearing deposits	$119,553	$—	$119,553	$—	$119,553
Interest-bearing deposits	262,646	—	263,565	—	263,565
Short-term borrowings	40,388	—	40,388	—	40,388
FHLB advances	15,000	—	15,000	—	15,000
FHLB advances, at fair value	29,559	—	—	29,559	29,559
Trust Preferred Capital Notes	10,310	—	10,310	—	10,310
Accrued interest payable	1,352	—	1,352	—	1,352

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

	Fair Value Measurements at December 31, 2011 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Balance
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$45,837	$45,837	$—	$—	$45,837
Federal funds sold	16,567	16,567	—	—	16,567
Trading security	596	—	596	—	596
Available-for-sale securities	123,463	—	123,463	—	123,463
Loans, net	301,483	—	297,163	—	297,163
Accrued interest receivable	1,815	—	1,815	—	1,815
Financial liabilities:
Non-interest bearing deposits	$112,450	$—	$112,450	$—	$112,450
Interest-bearing deposits	267,993	—	268,691	—	268,691
Short-term borrowings	40,420	—	40,420	—	40,420
FHLB advances	15,000	—	15,000	—	15,000
FHLB advances, at fair value	29,350	—	—	29,350	29,350
Trust Preferred Capital Notes	10,310	—	10,310	—	10,310
Accrued interest payable	1,155	—	1,155	—	1,155

4.	Trading Security

The following table reflects the single trading security accounted for on a fair value basis and the effective yield of the instrument as of the dates indicated:

	June 30, 2012		December 31, 2011
	Fair Value	Yield	Fair Value	Yield
	(Dollars in thousands)
Trading security:
PCMOs	$300	5.43%	$596	5.44%

Total trading security	$300	5.43%	$596	5.44%

As of June 30, 2012, trading assets consisted of one PCMO instrument. This PCMO was rated AAA by at least one ratings agency on the purchase date. Currently the security has a rating below investment grade.

At June 30, 2012 and December 31, 2011, the trading security was not pledged.

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

5.	Investment Securities

The amortized cost, unrealized gains and losses, and the fair value of investment securities at June 30, 2012 are summarized as follows:

	June 30, 2012
	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(Dollars in thousands)
Available-for-sale securities:
U.S. treasuries	5,000	—	—	5,000
U.S. government corporations and agencies	18,629	156	—	18,785
U.S. government agency CMOs	49,919	176	(170)	49,925
U.S. government agency MBS	19,540	302	—	19,842
PCMOs	943	4	—	947
Municipal securities	8,732	214	(92)	8,854

Total available-for-sale securities	$102,763	$852	$(262)	$103,353

The amortized cost, unrealized gains and losses, and the fair value of investment securities at December 31, 2011 are summarized as follows:

	December 31, 2011
	Amortized Cost	Unrealized		Fair Value
		Gains	Losses
	(Dollars in thousands)
Available-for-sale securities:
U.S. treasuries	$71,119	$—	$(4)	$71,115
U.S. government corporations and agencies	9,737	35	(21)	9,751
U.S. government agency CMOs	30,893	195	(50)	31,038
U.S. government agency MBS	7,672	26	—	7,698
PCMOs	1,005	—	(55)	950
Municipal securities	2,982	70	(141)	2,911

Total available-for-sale securities	$123,408	$326	$(271)	$123,463

There were no held-to-maturity investments at June 30, 2012 or December 31, 2011.

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

The following tables present the aggregate amount of unrealized loss in investment securities as of June 30, 2012 and December 31, 2011. The aggregate amount is determined by summation of all the related securities that have a continuous loss at period end, and the length of time that the loss has been unrealized is shown by terms of “less than 12 months” and “12 months or more.” The fair value is the approximate market value as of the period end.

	June 30, 2012
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
U.S. treasuries	$—	$—	$—	$—	—	$—
U.S. government corporations and agencies	—	—	—	—	—	—
U.S. government agency CMOs	27,709	(170)	—	—	27,709	(170)
PCMOs	—	—	—	—	—	—
Municipal securities	1,266	(3)	586	(89)	1,852	(92)

Total temporarily impaired investment securities	$28,975	$(173)	$586	$(89)	$29,561	$(262)

	December 31, 2011
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(Dollars in thousands)
U.S. treasuries	$71,115	$(4)	$—	$—	$71,115	$(4)
U.S. government corporations and agencies	3,327	(21)	—	—	3,327	(21)
U.S. government agency CMOs	7,401	(50)	—	—	7,401	(50)
PCMOs	—	—	950	(55)	950	(55)
Municipal securities	526	(4)	525	(137)	1,051	(141)

Total temporarily impaired investment securities	$82,369	$(79)	$1,475	$(192)	$83,844	$(271)

Bankshares’ investment security portfolio is primarily comprised of U.S. government and fixed rate bonds, whose prices move inversely with interest rates. At the end of any accounting period, the portfolio may have both unrealized gains and losses. Unrealized losses within Bankshares’ portfolio typically occur as market interest rates rise. Such unrealized losses are considered temporary in nature. Under ASC 320-10-35, Debt and Equity Securities Recognition and Presentation of Other-Than-Temporary Impairments, an impairment is considered “other than temporary” if any of the following conditions are met: Bankshares intends to sell the security, it is more likely than not that Bankshares will be required to sell the security before recovery of its amortized cost basis, or Bankshares does not expect to recover the security’s entire amortized cost basis (even if Bankshares does not intend to sell). In the event that a security would suffer impairment for a reason that was “other than temporary,” Bankshares would be expected to write down the security’s value to its new fair value, and the amount of the write-down would be included in earnings as a realized loss. As of June 30, 2012 and December 31, 2011, management does not consider any of the unrealized losses to be other-than-temporarily impaired and no impairment charges have been recorded.

There are a total of 15 investment securities with a total fair value of $29.6 million that have an aggregate unrealized loss of $262 thousand and are considered temporarily impaired as of June 30, 2012. Management believes the unrealized losses noted in the table above are a result of current market conditions and interest

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

rates, and do not reflect on the ability of the issuers to repay the obligations. Approximately $27.7 million or 93.7% of the investment securities with an unrealized loss are backed by U.S. government agencies and other forms of underlying collateral.

Bankshares’ investment in FHLB stock totaled $2.7 million at June 30, 2012. FHLB stock is generally viewed as a long term investment and as a restricted investment security which is carried at cost, because there is no market for the stock other than the FHLBs or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on ultimate recoverability of the par value rather than by recognizing temporary declines in value. Bankshares does not consider this investment to be other than temporarily impaired as of June 30, 2012 and no impairment has been recognized. FHLB stock is included in restricted stock on the Consolidated Balance Sheets.

6.	Loans

The following table summarizes the composition of the loan portfolio by dollar amount and percentage as of the dates indicated:

	June 30, 2012		December 31, 2011
	Amount	Percentage	Amount	Percentage
	(Dollars in thousands)
Real estate:
Residential real estate	$98,219	33.5%	$101,248	33.0%
Commercial real estate	126,643	43.1%	137,610	44.8%
Construction / land	38,436	13.1%	39,176	12.8%

Total real estate	263,298	89.7%	278,034	90.6%
Commercial and industrial	28,700	9.8%	26,820	8.7%
Consumer	1,473	0.5%	2,022	0.7%

Gross loans	293,471	100%	306,876	100.0%

Less: allowance for loan losses	(5,055)		(5,393)

Net loans	$288,416		$301,483

As of June 30, 2012 and December 31, 2011, there were $2 thousand and $25 thousand, respectively, in checking account overdrafts that were reclassified on the Consolidated Balance Sheets as loans.

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

The following tables represent the credit quality of loans by class for June 30, 2012 and December 31, 2011:

	As of June 30, 2012
	(Dollars in thousands)
INTERNAL RISK RATING GRADES	Pass	Watch	Special Mention	Substandard	Doubtful	Loss	Total Loans
Risk Rating Number[1]	1 to 5	6	7	8	9	10

Commercial and industrial	$25,590	$850	$250	$2,010	$—	$—	$28,700
Commercial real estate
Owner occupied	56,467	1,142	1,994	3,467	—	—	63,070
Non-owner occupied	55,232	4,788	1,745	1,808	—	—	63,573
Construction/land
Residential construction	13,673	800	—	—	559	—	15,032
Other construction & land	14,090	527	167	8,284	336	—	23,404
Residential real estate
Equity lines	27,853	136	99	150	—	—	28,238
Single family	56,437	2,744	2,727	2,645	—	—	64,553
Multifamily	5,428	—	—	—	—	—	5,428
Consumer—non real estate	1,269	22	182	—	—	—	1,473

Totals	$256,039	$11,009	$7,164	$18,364	$895	$—	$293,471

	As of December 31, 2011
	(Dollars in thousands)
INTERNAL RISK RATING GRADES	Pass	Watch	Special Mention	Substandard	Doubtful	Loss	Total Loans
Risk Rating Number[1]	1 to 5	6	7	8	9	10

Commercial and industrial	$23,901	$927	$224	$1,768	$—	$—	$26,820
Commercial real estate
Owner occupied	63,192	625	1,742	2,610	—	—	68,169
Non-owner occupied	60,069	1,231	8,141	—	—	—	69,441
Construction/land
Residential construction	9,356	175	599	3,753	876	—	14,759
Other construction & land	16,018	—	1,662	5,837	900	—	24,417
Residential real estate
Equity lines	27,311	430	718	95	552	—	29,106
Single family	56,134	4,876	—	5,347	—	—	66,357
Multifamily	5,785	—	—	—	—	—	5,785
Consumer—non real estate	1,836	—	186	—	—	—	2,022

Totals	$263,602	$8,264	$13,272	$19,410	$2,328	$—	$306,876

[1]

Internal risk ratings of pass (rating numbers 1 to 5) and watch (rating number 6) are deemed to be unclassified assets. Internal risk ratings of special mention (rating number 7), substandard (rating number 8), doubtful (rating number 9) and loss (rating number 10) are deemed to be classified assets.

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

The following tables set forth aging and non-accrual loans by class as of the dates indicated:

	Aging and Non-accrual Loans by Class
	As of June 30, 2012
	(Dollars in thousands)
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	90-days Past Due and Still Accruing	Non- accrual Loans
Commercial & Industrial	$1,349	$403	$268	$2,020	$26,680	$—	$1,196
Commercial real estate
Owner occupied	206	2,597	—	2,803	60,267	—	2,492
Non-owner occupied	4,426	—	—	4,426	59,147	—	—
Construction/land
Residential construction	—	—	559	559	14,473	—	559
Other construction & land	1,053	—	4,876	5,929	17,475	—	5,874
Residential real estate
Equity Lines	599	14	150	763	27,475	—	150
Single Family	1,783	264	—	2,047	62,506	—	264
Multifamily	—	—	—	—	5,428	—	—
Consumer-non real estate	9	—	—	9	1,464	—	—

Total loans	$9,425	$3,278	$5,853	$18,556	$274,915	$—	$10,535

	Aging and Non-accrual Loans By Class
	As of December 31, 2011
	(Dollars in thousands)
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	90-days Past Due and Still Accruing	Non- accrual Loans
Commercial and industrial	$1,228	$367	$—	$1,595	$25,225	$—	$977
Commercial real estate
Owner occupied	121	—	2,610	2,731	65,438	—	2,610
Non-owner occupied	—	992	—	992	68,449	—	—
Construction/land
Residential construction	—	—	540	540	14,219	—	540
Other construction & land	—	1,225	5,988	7,213	17,204	—	7,139
Residential real estate
Equity Lines	304	33	184	521	28,585	—	236
Single Family	74	29	1,733	1,836	64,521	—	1,762
Multifamily	—	—	—	—	5,785	—	—
Consumer -non real estate	186	—	—	186	1,836	—	—

Total loans	$1,913	$2,646	$11,055	$15,614	$291,262	$—	$13,264

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

7.	Allowance for Loan Losses

The following table summarizes the activity in the allowance for loan losses for the periods presented:

	Six Months Ended June 30, 2012	Year Ended December 31, 2011	Six Months Ended June 30, 2011
	(Dollars in thousands)
Allowance for Loan Losses
Balance, beginning of period	$5,393	$5,281	$5,281
Provision for loan losses	450	1,549	1,075
Loans charged off	(821)	(1,702)	(986)
Recoveries of loans charged off	33	265	240

Net (charge offs)	(788)	(1,437)	(746)

Balance, end of period	$5,055	$5,393	$5,610

The following tables represent the allocation of allowance for loan losses by segment as of the dates indicated:

	June 30, 2012
	(Dollars in thousands)
	Commercial and Industrial	Commercial Real Estate	Construction Land	Residential Real Estate	Consumer	Total
Beginning Balance:	$210	$1,508	$1,808	$1,826	$41	$5,393
Charge-offs	—	—	—	(821)	—	(821)
Recoveries	—	—	—	33	—	33
Provision	(56)	(53)	515	57	(13)	450

Ending Balance:	$154	$1,455	$2,323	$1,095	$28	$5,055

Individually evaluated for impairment	$48	$17	$1,486	$98	$—	$1,649

Collectively evaluated for impairment	$106	$1,438	$837	$997	$28	$3,406

Loans:
Ending Balance:	$28,700	$126,643	$38,436	$98,219	$1,473	$293,471

Individually evaluated for impairment	$1,196	$2,492	$6,433	$414	$—	$10,535

Collectively evaluated for impairment	$27,504	$124,151	$32,003	$97,805	$1,473	$282,936

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

Allowance for Loan Losses

As of December 31, 2011

(Dollars in thousands)

	Commercial and Industrial	Commercial Real Estate	Construction Land	Residential Real Estate	Consumer	Total
	(Dollars in thousands)
Beginning Balance:	$463	$1,420	$700	$2,613	$85	$5,281
Charge-offs	(10)	(173)	(404)	(1,044)	(71)	(1,702)
Recoveries	116	9	—	134	6	265
Provision	(359)	252	1,512	123	21	1,549

Ending Balance:	$210	$1,508	$1,808	$1,826	$41	$5,393

Individually evaluated for impairment	$—	$135	$1,376	$760	$—	$2,271

Collectively evaluated for impairment	$210	$1,373	$432	$1,066	$41	$3,122

Loans:
Ending Balance:	$26,820	$137,610	$39,176	$101,248	$2,022	$306,876

Individually evaluated for impairment	$977	$2,610	$7,678	$1,999	$—	$13,264

Collectively evaluated for impairment	$25,843	$135,000	$31,498	$99,249	$2,022	$293,612

Impaired loans and non-accrual loans are summarized as follows as of the dates indicated:

	June 30, 2012	December 31, 2011
	(Dollars in thousands)
Impaired loans without a valuation allowance	$4,369	$4,233
Impaired loans with a valuation allowance	6,166	9,031

Total impaired loans	$10,535	$13,264

Valuation allowance related to impaired loans	$1,649	$2,271

Total loans past due 90 days and still accruing	$—	$—

Average investment in impaired loans	$11,049	$13,538

Interest income recognized on impaired loans	$5	$234

Interest income recognized on a cash basis on impaired loans	$5	$234

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

The following tables represent specific allocation for impaired loans by class as of the dates indicated:

	Specific Allocation for Impaired Loans By Class As of June 30, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance:
Commercial & Industrial	$928	$1,014	$—	$1,023	$—
Commercial Real Estate
Owner occupied	—	—	—	—	—
Non-owner occupied	—	—	—	—	—
Construction/Land
Residential	—	—	—	—	—
Other construction & land	3,292	3,386	—	3,391
Residential Real Estate	—	—	—	—	—
Single family	150	150	—	150	—
With an allowance recorded:
Commercial & Industrial	268	268	48	268	3
Commercial Real Estate
Owner occupied	2,492	2,638	17	2,654	—
Non-owner occupied	—	—	—	—	—
Construction/Land
Residential construction	559	565	285	555	—
Other construction & land	2,582	2,735	1,201	2,743	—
Residential Real Estate
Single family	264	264	98	265	2

Total:	$10,535	$11,020	$1,649	$11,049	$5

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

	Specific Allocation for Impaired Loans By Class As of December 31, 2011
	Recorded Investment	Principal Balance	Related Allowance	Recorded Investment	Income Recognized
	(Dollars in thousands)
With no related allowance:
Commercial & Industrial	$977	$1,033	$—	$1,037	$15
Commercial Real Estate
Owner occupied	—	—	—	—	—
Non-owner occupied	—	—	—	—	—
Construction/Land
Residential	—	—	—	—	—
Other construction & land	2,293	2,293	—	2,199	87
Residential Real Estate
Single Family	963	963	—	968	37
Consumer	—	—	—
Other

With an allowance Recorded:
Commercial & Industrial	—	—	—
Commercial Real Estate
Owner occupied	2,610	2,669	135	2,311	20
Non-owner occupied	—	—	—	—	—
Construction/Land
Residential	540	546	259	546	—
Commercial	4,845	5,049	1,118	5,436	53
Residential Real Estate
Single Family	1,036	1,039	759	1,041	22

Total:	$13,264	$13,592	$2,271	$13,538	$234

There were no non-accrual loans excluded from impaired loan disclosures as of June 30, 2012 and December 31, 2011. No additional funds are committed to be advanced in connection with impaired loans.

At June 30, 2012, there were $900 thousand in troubled debt restructured loans. At December 31, 2011, there were $956 thousand in troubled debt restructured loans.

There were no loans modified as TDRs and no TDR defaults during the three and six months ended June 30, 2012.

For purposes of this disclosure, a TDR payment default occurs when, within 12 months of the original TDR modification, either the TDR is placed in non-accrual status or a charge-off has occurred.

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

8.	Other Real Estate Owned (OREO)

The table below reflects changes in OREO for the periods indicated:

	Six Months Ended June 30, 2012	Twelve Months Ended December 31, 2011
	(Dollars in thousands)
Balance, beginning of period	$3,748	$4,627
Properties acquired at foreclosure	963	434
Sales of foreclosed properties	(651)	(959)
Valuation adjustments	(29)	(354)

Balance, end of period	$4,031	$3,748

The table below reflects expenses applicable to OREO for the periods indicated:

	Six Months Ended June 30, 2012	Twelve Months Ended December 31, 2011	Six Months Ended June 30, 2011
	(Dollars in thousands)
Loss on sales of OREO	$38	$12	$12
Valuation adjustments	29	354	—
Operating expenses, net of rental income	28	88	39

Total OREO expense	$95	$454	$51

9.	Federal Home Loan Bank Advances

Bankshares has two advances from the FHLB: one fixed rate advance and one floating rate advance.

At June 30, 2012 and December 31, 2011, the FHLB advance accounted for on a fair value basis had a value of $29.6 and $29.4 million, respectively, and matures in 2021. The weighted average interest rate on the long-term FHLB advance accounted for on a fair value basis was 3.985% at June 30, 2012 and December 31, 2011. The par value of the FHLB advance accounted for on a fair value basis was $25.0 million at June 30, 2012 and December 31, 2011.

At June 30, 2012 and December 31, 2011, there was one FHLB advance accounted for on a cost basis. Bankshares renewed this floating rate advance in the first quarter of 2012 for $15.0 million. The advance matures in 2013 and the interest rate at June 30, 2012 was 0.32% and at December 31, 2011 was 0.379%. The weighted average interest rate for both FHLB advances outstanding is 2.61%.

10.	Trust Preferred Capital Notes of Subsidiary Trust

On June 30, 2003, Bankshares’ wholly-owned Delaware statutory business trust privately issued $10.0 million face amount of the Trust’s floating rate trust preferred capital securities (Trust Preferred Capital Notes) in a pooled trust preferred capital securities offering. The trust issued $310 thousand in common equity to Bankshares. Simultaneously, the trust used the proceeds of the sale to purchase $10.3 million principal amount of Bankshares’ floating rate junior subordinated debentures due 2033 (Subordinated Debentures). Both the Trust Preferred Capital Notes and the Subordinated Debentures are callable at any time. The Subordinated Debentures are an unsecured obligation of Bankshares and are junior in right of payment to all present and future senior indebtedness of Bankshares. The Trust Preferred Capital

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

Notes are guaranteed by Bankshares on a subordinated basis. The Trust Preferred Capital Notes are presented in the Consolidated Balance Sheets of Bankshares under the caption “Trust Preferred Capital Notes.” Bankshares records distributions payable on the Trust Preferred Capital Notes as an interest expense in its Consolidated Statements of Operations. The interest rate associated with the Trust Preferred Capital Notes is three month LIBOR plus 3.15% subject to quarterly interest rate adjustments. Under the indenture governing the Trust Preferred Capital Notes, Bankshares has the right to defer payments of interest for up to twenty consecutive quarterly periods. Beginning with the quarter ended September 30, 2009 and through June 30, 2012, Bankshares elected to defer the interest payments as permitted under the indenture. The interest deferred under the indenture compounds quarterly at the interest rate then in effect. As of June 30, 2012 the total amount of deferred and compounded interest owed under the indenture is $1.2 million. The base interest rate as of June 30, 2012 was 3.62% and as of December 31, 2011 was 3.70%. All or a portion of the Trust Preferred Capital Notes may be included in the regulatory computation of capital adequacy as Tier 1 capital. Under the current guidelines, Tier 1 capital may include up to 25% of shareholders’ equity excluding accumulated other comprehensive income (loss) in the form of Trust Preferred Capital Notes. At June 30, 2012 and December 31, 2011, $8.9 million and $9.4 million were considered Tier 1 capital.

11.	Net Income (Loss) Per Share

The following tables show the weighted average number of shares used in computing net income (loss) per share and the effect on weighted average number of shares of potential dilutive common stock. Potential dilutive common stock had no effect on income (loss) available to common shareholders for the periods presented.

Three Months Ended June 30,

	2012		2011
	Shares	Per Share Amount	Shares	Per Share Amount
Basic net income per share	5,109,969	(0.18)	5,108,821	$0.08

Effect of dilutive securities, stock options	—		25,332

Diluted net income per share	5,109,969	(0.18)	5,134,153	$0.08

Net income utilized in the earnings per share calculations above (in thousands)	(919)		$394

Six Months Ended June 30,

	2012		2011
	Shares	Per Share Amount	Shares	Per Share Amount
Basic net income per share	5,109,969	(0.26)	5,108,436	$0.15

Effect of dilutive securities, stock options	—		16,715

Diluted net income per share	5,109,969	(0.26)	5,125,151	$0.15

Net income utilized in the earnings per share calculations above (in thousands)	(1,352)		$759

No average shares have been excluded from the calculation for the six months ended June 30, 2012. Average shares of 287,699 have been excluded from the calculation for the six months ended June 30, 2011, because their effects were anti-dilutive.

Alliance Bankshares Corporation

Notes to Consolidated Financial Statements (Unaudited) (continued)

12.	Supplemental Cash Flow Information

Supplemental disclosures of cash flow information for the six months ended June 30, 2012 and 2011:

	June 30, 2012	June 30, 2011
	(Dollars in thousands)
Supplemental Disclosures of Cash Flow Information:
Interest paid during the six months	$2,237	$2,849

Income taxes paid during the six months	$—	$—

Supplemental Disclosures of Non-cash Activities:
Fair value adjustment for securities	$532	$2,014

Transfer of loans to foreclosed assets	$963	$434

13.	Mergers and Acquisitions

On May 3, 2012, WFBI, Bankshares and the Bank entered into the Merger Agreement with respect to the Merger and a related bank merger agreement by and between the Bank and WashingtonFirst Bank (WF Bank), WFBI’s wholly owned subsidiary bank (Bank Merger). The consummation of the Merger and the Bank Merger are conditioned upon, among other things, approvals of applicable regulatory agencies and the shareholders of each of Bankshares and WFBI.

The consideration to be received by the shareholders of Bankshares in the Merger is a combination of stock and cash. Pursuant to the Merger Agreement, each share of Bankshares’ outstanding common stock will be converted into and become the right to receive, subject to proration in accordance with the terms of the Merger Agreement and at the election of each shareholder of Bankshares, either 0.4435 shares of common stock of WFBI or cash in the amount of $5.30, subject in either case to adjustment in the event that Bankshares’ shareholders’ equity (as defined in the Agreement) at the month-end prior to completion of the Merger has decline by more than 10% from amount of Bankshares’ shareholders’ equity at December 31, 2011, and provided that no more than 20% of the common shares of Bankshares may elect to receive cash.

The Merger is expected to close in the fourth quarter of 2012, pending approval of the shareholders of each of Bankshares and WFBI and the receipt of all required regulatory approvals, as well as other customary conditions as described in the Current Report on Form 8-K previously filed on May 8, 2012.

14.	Subsequent Events

Bankshares evaluated subsequent events that occurred after the balance sheet date, but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements, and (2) nonrecognized, or those that provided evidence about conditions that did not exist at the date of the balance sheet but arose after that date. As of the report date there were no subsequent events that would cause adjustments to or disclosures in the financial statements.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

by and among

WASHINGTONFIRST BANKSHARES, INC.,

ALLIANCE BANKSHARES CORPORATION,

and

ALLIANCE BANK CORPORATION

Dated as of May 3, 2012

A-ii

A-iii

EXHIBITS

A-iv

INDEX TO DEFINED TERMS

Acquisition Proposal	A-39
affiliate	A-49
Agreement	A-1
Alliance	A-1
Alliance 1999 Plan	A-4
Alliance 2007 Plan	A-4
Alliance 401(k) Plan	A-32
Alliance Bank	A-1
Alliance Bank Common Stock	A-15
Alliance Benefit Plans	A-23
Alliance Common Stock	A-2
Alliance Consolidated Financial Statements	A-18
Alliance Disclosure Schedule	A-14
Alliance ERISA Plans	A-23
Alliance Nominees	A-40
Alliance Options	A-4
Alliance Reports	A-19
Alliance Returns	A-20
Alliance SEC Reports	A-16
Alliance Shareholder Meeting	A-32
Alliance Sold Loans	A-26
Alliance Stock Plans	A-4
Alternative Financing	A-33
AVCT	A-14
Bank Merger	A-1
Bank Merger Agreement	A-1
Base Amount	A-3
BHCA	A-6
Capital Commitments	A-12
Cash Consideration	A-3
Cash Conversion Number	A-6
Cash Electing Alliance Share	A-3
Cash Election	A-3
Cash Election Number	A-6
Certificate	A-3
Closing	A-2
Closing Date	A-2
COBRA	A-24
Code	A-1
communications	A-39
Communications End Date	A-39
Continuing Employees	A-37
Conversion Ratio	A-3
Dodd-Frank Act	A-13
Draft Financial Statements	A-18
Effective Time	A-2
Election Deadline	A-5
ERISA	A-23
Exchange Act	A-8

Exchange Agent	A-4
Excluded Shares	A-2
FDIA	A-8
FDIC	A-5
Federal Reserve Board	A-9
FHA	A-12
FHLMC	A-12
FICA	A-11
FNMA	A-12
Form of Election	A-4
GNMA	A-12
Hired Participants	A-37
Indemnified Person	A-38
Intellectual Property	A-22
Loans	A-11
Mailing Date	A-32
Material Contract	A-25
Merger	A-1
Merger Consideration	A-3
NASDAQ	A-8
Non-Electing Alliance Share	A-3
Plan of Merger	A-1
Proxy Statement	A-32
Registration Statement	A-35
RESPA	A-11
Sarbanes-Oxley Act	A-17
SCC	A-2
SEC	A-16
Section 409A	A-23
Securities Act	A-7
Stock Consideration	A-3
Stock Electing Alliance Share	A-3
Stock Election	A-3
Surviving Corporation	A-1
Takeover Laws	A-28
Trust Preferred Assumption	A-40
Unsolicited Acquisition Proposal	A-39
VA	A-12
VBFI	A-9
VFIC	A-7
VSCA	A-1
WF Bank	A-1
WFBI	A-1
WFBI Common Stock	A-3
WFBI Consolidated Financial Statements	A-8
WFBI Disclosure Schedule	A-6
WFBI Reports	A-9
WFBI Returns	A-10
WFBI Shareholder Meeting	A-33
WFBI Sold Loans	A-11
YHB	A-18

A-v

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”), made as of this 3rd day of May, 2012, is by and among WashingtonFirst Bankshares, Inc. (“WFBI”), a corporation organized and existing under the laws of the Commonwealth of Virginia, Alliance Bankshares Corporation (“Alliance”), a corporation organized and existing under the laws of the Commonwealth of Virginia; and Alliance Bank Corporation, a Virginia chartered commercial bank and a wholly-owned subsidiary of Alliance (“Alliance Bank”).

WHEREAS, the respective Boards of Directors of WFBI and Alliance deem it advisable and in the best interests of their respective shareholders that WFBI acquire Alliance through the merger of Alliance with and into WFBI, on the terms, and subject to the conditions, set forth in this Agreement; and

WHEREAS, the respective Boards of Directors of WFBI and Alliance have each approved the merger of Alliance with and into WFBI (the “Merger” ), upon the terms, and subject to the conditions, hereinafter set forth, including the Plan of Merger in substantially the form attached as Exhibit A hereto (the “Plan of Merger”); and

WHEREAS, as promptly as practicable after the Merger, Alliance Bank shall be merged with and into Washington First Bank, a Virginia chartered commercial bank and wholly-owned subsidiary of WFBI (“WF Bank”) pursuant to a plan of merger substantially in the form attached hereto as Exhibit B (the “Bank Merger Agreement”), with WF Bank being the surviving bank (“Bank Merger”); and

WHEREAS, for federal income tax purposes, it is intended that the Merger and the Bank Merger each will qualify as a reorganization within the meaning of Section 368(a) and the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and that this Agreement and the Bank Merger Agreement each constitute, and is adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

1.1 Merger. Subject to the terms and conditions hereafter set forth, Alliance shall be merged with and into WFBI with WFBI being the surviving corporation (the “Surviving Corporation”), in accordance with this Agreement, the Plan of Merger and the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”).

1.2 Name. The name of the Surviving Corporation shall be “WashingtonFirst Bankshares, Inc.”

1.3 Articles of Incorporation; Bylaws. (a) The Articles of Incorporation of WFBI in effect at the Effective Time (defined in Section 1.6(b)) shall be the Articles of Incorporation of the Surviving Corporation.

(b) The Bylaws of WFBI in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

1.4 Board of Directors; Officers. From and after the Effective Time, the directors of WFBI immediately prior to the Effective Time and the Alliance Nominees (as defined in Section 6.16) shall be the directors of the Surviving Corporation until their successors are duly appointed or elected. From and after the Effective Time, the officers of WFBI immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly appointed or elected.

1.5 Effect of the Merger. At the Effective Time, the separate corporate existence of Alliance shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Alliance shall be vested in, and all debts, liabilities, and obligations of Alliance shall be the obligation of, WFBI as the Surviving Corporation, all without further act or deed, in accordance with the applicable provisions of the VSCA.

1.6 Closing; Effective Time. (a) The closing of the Merger (the “Closing”) shall occur at the principal offices of WFBI, or at such other place designated by the parties in writing, at a time and on a date specified in writing by the parties, which date shall be on the earliest practicable business day, but not more than 30 days, after the receipt of all requisite approvals and authorizations of regulatory and governmental authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the “Closing Date”.

(b) The Merger shall become effective at the latest of (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and (iii) the time set forth in articles of merger relating to the Merger filed with the SCC in the form attached as Exhibit C (the “Effective Time”). Except as otherwise agreed in writing, the Effective Time shall be on the Closing Date.

1.7 Bank Merger. As promptly as practicable following the Effective Time, Alliance Bank shall be merged with and into WF Bank, with WF Bank surviving, pursuant to and subject to the terms and conditions of the Bank Merger Agreement. Notwithstanding the foregoing, WFBI reserves the right, in its sole discretion, to effect an alternate transaction between Alliance Bank and WF Bank, and Alliance and Alliance Bank agree to execute or cause to be executed such agreements and other documents necessary for WFBI to effect such other transaction as it may determine, in its sole discretion, involving WF Bank and Alliance Bank; provided, however, that WFBI agrees not to make any changes with respect to any transaction between WF Bank and Alliance Bank that will (i) vary the form or amount of consideration paid to Alliance shareholders pursuant to Section 2.1 hereof or the treatment of Alliance Options pursuant to Section 2.2 hereof, or (ii) adversely affect the treatment of the Merger or alternate transaction, taken together, as a reorganization under Section 368(a) of the Code.

1.8 Alternative Acquisition Structure. Notwithstanding any provision in this Agreement to the contrary, WFBI shall be permitted, in its sole and absolute discretion, to restructure the method by which WFBI accomplishes the acquisition of Alliance as contemplated by this Agreement; provided, however, that WFBI agrees not to make any changes with respect to the acquisition of Alliance that will: (i) vary the form or amount of consideration paid to Alliance shareholders pursuant to Section 2.1 hereof or the treatment of Alliance Options pursuant to Section 2.2 hereof, (ii) require Alliance to resolicit shareholder approval of the Merger, or (iii) adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code. Alliance and Alliance Bank agree to execute or cause to be executed any amendments, agreements or further documentation reasonably required to effect such alternate structure.

ARTICLE II.

CONSIDERATION AND CONVERSION OF SHARES

2.1 Conversion of Shares. Subject to this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of WFBI, Alliance or the holder of any of the shares thereof:

(a) All shares of common stock, $4.00 par value per share, of Alliance (“Alliance Common Stock”), owned directly or indirectly by WFBI or any of WFBI’s or Alliance’s respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for the Merger Consideration (as defined below). Shares of Alliance Common Stock that are canceled and retired pursuant to this Section 2.1(a) are hereinafter referred to as the “Excluded Shares”; and

(b) Each share of Alliance Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive the following consideration:

(i) Each share of Alliance Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not lost pursuant to Section 2.3(c) (each a “Cash Electing Alliance Share”) shall (subject to Section 2.4)) be converted into the right to receive $5.30 in cash without interest, subject to adjustment pursuant to Section 2.1(c)(i)(x) (such per share amount is hereinafter referred to as the “Cash Consideration”).

(ii) Each share of Alliance Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not lost pursuant to Section 2.3(c) (each a “Stock Electing Alliance Share”) shall (subject to Section 2.1(d)) be converted into the right to receive 0.4435, subject to adjustment pursuant to Section 2.1(c)(i)(y) (the “Conversion Ratio”), validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of WFBI (the “WFBI Common Stock”), subject to adjustment in accordance with Section 2.1(e) (such per share amount, together with any cash in lieu of fractional shares of WFBI Common Stock to be paid pursuant to Section 2.1(d), is hereinafter referred to as the “Stock Consideration”).

(iii) Each share of Alliance Common Stock that is not (x) an Excluded Share or (y) a share of Alliance Common Stock with respect to which a Cash Election or a Stock Election has been properly made and not lost pursuant to Section 2.3(c) (each, a “Non-Electing Alliance Share”) shall be converted into the right to receive Stock Consideration.

Effective as of the Effective Time, each share of Alliance Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of certificates which immediately prior to the Effective Time evidenced shares of Alliance Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 2.3. For purposes of this Agreement, the term “Merger Consideration” with respect to a given share of Alliance Common Stock shall mean either the Cash Consideration (with respect to a share of Alliance Common Stock representing the right to receive the Cash Consideration) or the Stock Consideration (with respect to a share of Alliance Common Stock representing the right to receive the Stock Consideration).

(c) (i) In the event that the amount of Alliance’s shareholders’ equity at the month-end prior to the Effective Time has declined by more than ten percent (10%) from the amount of Alliance’s shareholders’ equity reported in the Alliance Consolidated Financial Statements as of December 31, 2011 (the “Base Amount”), the Merger Consideration shall be adjusted as follows:

(x) The Cash Consideration shall be reduced by the per share amount of the decline in Alliance’s shareholders’ equity that exceeds ten percent (10%) of the Base Amount, provided, however, that in no event shall the Cash Consideration be reduced by more than a per share amount of ten percent (10%) of the Base Amount; and

(y) The Stock Consideration shall be reduced by adjusting the Conversion Ratio to equal the per share amount of the Cash Consideration, as adjusted pursuant to Section 2.1(c)(i)(x) above, divided by $11.95.

(ii) When calculating the percentage decline in Alliance’s shareholders’ equity pursuant to this Section 2.1(c), the following items shall be excluded from such calculation: (i) any change (positive or negative) attributable to changes in the deferred tax asset account or related valuation allowance, the FHLB advance account, the accumulated other comprehensive income account, (ii) effects (positive or negative) from changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on Alliance and Alliance Bank, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (iii) expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement and/or (iv) effects (positive or negative) from actions and omissions of Alliance and Alliance Bank taken at the request of, or with the prior written consent of, WFBI in contemplation of the transactions contemplated hereby.

(d) No fractional shares of WFBI Common Stock shall be issued in respect of shares of Alliance Common Stock that are to be converted in the Merger into the right to receive shares of WFBI Common Stock. Each holder of a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of WFBI Common Stock to which such holder would otherwise have been entitled pursuant to Sections 2.1(b) and 2.3 an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of WFBI Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Alliance Common Stock held by such holder immediately prior to the Effective Time and the provisions of Section 2.3) by (ii) $11.95.

(e) If, on or after the date of this Agreement and prior to the Effective Time, WFBI splits, combines into a smaller number of shares, or issues by reclassification any shares of WFBI Common Stock, then the Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Alliance Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

2.2 Treatment of Alliance Options. At the Effective Time, each option (the “Alliance Options”), whether or not vested or exercisable, issued and outstanding immediately prior to the Effective Time under the Alliance 1999 Stock Option Plan, as amended and restated (the “Alliance 1999 Plan”), and the Alliance 2007 Incentive Stock Plan (the “Alliance 2007 Plan” and together with the Alliance 1999 Plan, the “Alliance Stock Plans”) will by virtue of the Merger and without any action on the part of any holder of an Alliance Option be cancelled as of the Effective Time solely in exchange for the right to receive as soon as reasonably practicable following the Effective Time an amount in cash (less any applicable withholding taxes) equal to the product of (i) the number of shares of Alliance Common Stock subject to such Alliance Option immediately prior to the Effective Time and (ii) the difference, if positive, between (A) the Cash Consideration and (B) the exercise price per share of Alliance Common Stock subject to such Alliance Option. Prior to the Effective Time, Alliance shall take any and all actions under the Alliance Stock Plans necessary to effectuate this Section 2.2.

2.3 Exchange Procedures. (a) WFBI shall appoint its transfer agent, Broadridge Corporate Issuer Solutions, Inc., or, with the written consent of Alliance, which shall not be unreasonably withheld, another agent independent of and unaffiliated with WFBI or Alliance (the “Exchange Agent”), for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, WFBI shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Alliance Common Stock and for exchange in accordance with this Article II, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section of (i) certificates representing the shares of WFBI Common Stock that constitute the Stock Consideration and (ii) an amount of cash necessary to pay the Cash Consideration.

(b) WFBI shall prepare and file as an exhibit to the Registration Statement (as hereinafter defined) a form of election, and other appropriate and customary transmittal materials, in such form and containing such provisions as WFBI and Alliance shall mutually agree (collectively, the “Form of Election”). The Form of Election shall permit each person who, at or prior to the Election Deadline (as defined below), is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of Alliance Common Stock (other than Excluded Shares) to specify whether such holder’s shares of Alliance Common Stock shall be converted into the right to receive the Stock Consideration or the Cash Consideration. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the

Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent. Alliance shall mail the Form of Election to all Persons who are record holders of shares of Alliance Common Stock as of the record date for the Alliance Shareholder Meeting (as defined in Section 5.3) and shall use commercially reasonable efforts to make the Form of Election available to all Persons who become holders of shares of Alliance Common Stock during the period between the record date for the Alliance Shareholder Meeting and the Election Deadline. As used in this Agreement, “Election Deadline” means 5:00 p.m., Eastern time, on the date that is two (2) business days immediately preceding the Closing Date (or on such other date as the parties hereto mutually agree).

(c) Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Alliance Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any share of Alliance Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Alliance Share. All Cash Elections and Stock Elections shall be unconditional and irrevocable. After a Cash Election or a Stock Election is properly made with respect to any share of Alliance Common Stock, no further registration of transfer of such share shall be made on the stock transfer books of Alliance.

(d) WFBI and Alliance shall publicly announce the anticipated date of the Election Deadline at least five (5) business days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and WFBI and Alliance shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) The good faith determination of the Exchange Agent (or the joint determination of WFBI and Alliance, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made pursuant to this Section 2.3 and as to when Cash Elections and Stock Elections were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. The Exchange Agent (or WFBI and Alliance jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 2.4, and absent manifest error such computations shall be conclusive and binding on WFBI, Alliance and all holders of Alliance Common Stock. The Exchange Agent may, with the written agreement of WFBI, make any rules that are consistent with this Section 2.3 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement and necessary or desirable to effect the Cash Elections and Stock Elections.

(f) All Certificates must be surrendered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of Alliance shall not have properly surrendered his or her Certificates within such period, the shares of WFBI Common Stock that would otherwise have been issued to such shareholder may, at the option of WFBI, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held by WFBI for such shareholder’s benefit in a non-interest bearing deposit account at WF Bank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), chosen by WFBI in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for WFBI Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Alliance, without interest, upon proper surrender of his or her Certificates.

(g) All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 2.1(d) will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name.

(h) Following the Effective Time, Certificates which formerly represented shares of Alliance Common Stock which are to be converted into the Stock Consideration shall be deemed for all purposes to represent the number of whole shares of WFBI Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 2.3, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of WFBI Common Stock.

(i) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by WFBI, the posting by such person of a bond, in such reasonable amount as WFBI may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Alliance Common Stock represented by such Certificate.

2.4 Proration. Notwithstanding anything in this Agreement to the contrary:

(a) With respect to all shares of Alliance Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time:

(i) the number of shares of Alliance Common Stock that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be limited to twenty percent (20%) of the shares of Alliance Common Stock (the “Cash Conversion Number”); and

(ii) the remainder of the shares of Alliance Common Stock shall be converted into the right to receive the Stock Consideration per share.

(b) If the aggregate number of Cash Electing Alliance Shares (such number of shares, the “Cash Election Number”) equals or exceeds the Cash Conversion Number, then the number of Cash Electing Alliance Shares of each shareholder of Alliance that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing Alliance Shares of such shareholder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of such holder’s Cash Electing Alliance Shares shall be converted into the right to receive the Stock Consideration per share. In no event shall WFBI pay Cash Consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF WFBI

Except as set forth in the disclosure schedule delivered by WFBI to Alliance prior to the date hereof (the “WFBI Disclosure Schedule”), WFBI represents and warrants to Alliance and Alliance Bank as follows:

3.1 Organization and Authority. WFBI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”) and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. WFBI is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of WFBI and WF Bank, taken as a whole. WFBI has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, assets, financial condition, prospects or result of operations of WFBI and WF Bank, taken as a whole.

3.2 Capitalization of WFBI. (a) As of March 31, 2012, the authorized capital stock of WFBI consists of 25,000,000 shares of common stock, par value $.01 per share, of which 2,908,526 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $5.00 per share, issuable in series of which 17,796 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series D, are outstanding. As of March 31, 2012, there were outstanding options to purchase 608,378 shares (and outstanding restricted stock awards with respect to 59,507 shares) of WFBI Common Stock pursuant to the WFBI 2010 Equity Compensation Plan and outstanding warrants to purchase 158,739 shares of WFBI Common Stock. As of the date hereof, there are no other shares of capital stock or other equity securities of WFBI outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity security of WFBI, or contracts, commitments, understandings, or arrangements by which WFBI was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.

(b) All of the outstanding shares of WFBI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable under the VSCA. When issued in accordance with the provisions of this Agreement, all of the shares of WFBI Common Stock to be issued as Merger Consideration in exchange for shares of Alliance Common Stock will be duly authorized and validly issued shares of WFBI Common Stock and will be fully paid and nonassessable under the VSCA. No shares of WFBI Common Stock have been, and none of the shares of WFBI Common Stock to be issued in exchange for shares of Alliance Common Stock will be, issued in violation of the preemptive or preferential rights of any holder of WFBI capital stock. WFBI has reserved a sufficient number of shares of WFBI Common Stock for the purpose of issuing shares of WFBI Common Stock in accordance with the provisions of Article II hereof. None of the outstanding shares of WFBI Common Stock were issued in violation of the registration provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (“Securities Act”) or applicable state securities or blue sky laws.

3.3 Authorization. (a) The execution, delivery and performance of this Agreement by WFBI and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of WFBI, and, except for receipt of the requisite vote of WFBI shareholders no other corporate proceedings on the part of WFBI are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to the approvals of government agencies having regulatory authority over WFBI or the Merger as may be required by statute or regulation, this Agreement is the valid and binding obligation of WFBI, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors’ rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

(b) Neither the execution, delivery and performance of this Agreement by WFBI, nor the consummation of the transactions contemplated hereby, nor compliance by WFBI with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of WFBI under any of the terms, conditions or provisions of: (x) the Articles of Incorporation or Bylaws (or similar organizational and governing documents) of WFBI, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WFBI is a party or by which it may be bound, or to which WFBI or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to WFBI or any of its properties or assets.

(c) Other than in connection or in compliance with the applicable provisions of the VSCA, Title 6.2 of the Code of Virginia (the “VFIC”), the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), the rules and regulations of The Nasdaq Stock Market (“NASDAQ”), the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA or the Federal Deposit Insurance Act (the “FDIA”) or any applicable federal or state banking statute (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by WFBI of the transactions contemplated by this Agreement.

(d) WFBI has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which Alliance or Alliance Bank would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

3.4 WFBI Accounting Matters.

(a) WFBI has established and maintains, and at all times through the Closing Date will maintain, a system of internal control over financial reporting that is effective to provide reasonable assurance regarding the reliability of WFBI’s financial reporting and the preparation of WFBI’s financial statements for external purposes in accordance with GAAP. WFBI has no knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a role in WFBI’s internal control over financial reporting. WFBI is not aware of any change in its internal control over financial reporting that has occurred since December 31, 2009 that has materially affected, or is reasonably likely to materially affect, WFBI’s internal control over financial reporting.

(b) Since December 31, 2009 (i) WFBI has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of WFBI or WF Bank, including but not limited to any complaint, allegation, assertion or claim that WFBI or WF Bank has engaged in any questionable accounting or auditing practice, or regarding any violation of the securities laws; and (ii) no attorney representing WFBI or WF Bank has reported to their respective Boards of Directors, committee thereof, any member thereof or any executive officer, evidence of a material violation of the securities or banking laws, breach of fiduciary duty or similar violation by WFBI or WF Bank or any of their respective officers, directors, employees or agents.

3.5 WFBI Financial Statements. (a) The (i) audited consolidated statements of condition of WFBI as of December 31, 2011 and 2010 and the related audited consolidated statements of income, shareholders’ equity, and cash flows for the three years ended December 31, 2011 included in WFBI’s Annual Report to Shareholders for the year ended December 31, 2011; and (ii) unaudited consolidated statements of condition of WFBI as of March 31, 2012 and 2011 and the related unaudited consolidated statements of operations for the three months ended March 31, 2012 and 2011 (the “WFBI Consolidated Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its financial position and its consolidated results of operations, shareholders’ equity and cash flows, except that the WFBI unaudited consolidated interim financial statements do not include statements of shareholders’ equity and cash flows, omit the footnote disclosures, and are subject to normal year end audit adjustments required by GAAP. The audited consolidated statements of condition of WFBI as of future dates and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows for the periods then ended, which may be provided by WFBI to Alliance subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, its consolidated financial position as of such dates and its consolidated results of operations, changes in shareholders’ equity and cash flows for such periods. The unaudited interim statements of condition and statements of operations which may be provided to Alliance subsequent to the date hereof will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, the consolidated financial position of WFBI at the dates and the consolidated results of operations of WFBI for the periods stated therein, except that the WFBI unaudited interim financial statements will not include statements of shareholders equity and cash flows, will omit the footnote disclosures, and will be subject to normal year end adjustments, required by GAAP.

(b) Without limitation of the foregoing, the allowances for loan losses and the reserves for representations and warranties reflected in the statements of financial condition included in the WFBI Consolidated Financial Statements were calculated in accordance with GAAP; WFBI believes that such allowances and reserves were, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of WFBI and WFBI Bank, and recourse obligations in respect of WFBI Sold Loans (as defined in Section 3.14) in light of the size and characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of WFBI which would cause it to restate in any material way the amount of the allowance for loan losses or reserve for representations and warranties as of any such date.

3.6 Books of Account; Corporate Records. The books of account of WFBI and WF Bank are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of WF Bank contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of WF Bank, including but not limited to information which would enable it to make any required filings under the Bank Secrecy Act and regulations promulgated thereunder. The minute books of WFBI and WF Bank constitute an accurate record of all material corporate actions of their respective shareholders and Boards of Directors and of all committees thereof.

3.7 Regulatory Reports. (a) As of March 31, 2012, WFBI and WF Bank had timely filed, since that date have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the FDIC, and (iii) the Virginia Bureau of Financial Institutions (“VBFI”) (all such reports and statements are collectively referred to herein as the “WFBI Reports”). As of their respective dates, the WFBI Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Each offering circular, private placement memorandum or other securities offering document used by WFBI in connection with the sale of WFBI Common Stock, and all other sales documentation relating thereto, did not contain any untrue or misleading statement of a material fact, and did not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.8 WF Bank. WFBI directly or indirectly owns all the shares of the outstanding capital stock of WF Bank. Neither WFBI nor WF Bank has any other subsidiaries. No equity securities of WF Bank are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock or other equity security of WF Bank, and there are no other contracts, commitments, understandings or arrangements by which any WF Bank is bound to issue, or WFBI is bound to cause WF Bank to issue, additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. All of the shares of capital stock of WF Bank so owned by WFBI are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. WF Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of WF Bank are insured to the applicable legal limits by the Deposit Insurance Fund of the FDIC.

3.9 Absence of Certain Changes. Except for events or circumstances disclosed in the WFBI Reports, since December 31, 2011, there has not been any change in the nature of the business, results of operations, assets, financial condition, method of accounting or accounting practice, or manner or conduct of the business of WFBI and WF Bank that has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of WFBI and WF Bank, taken as a whole, or on the ability of WFBI to consummate the transactions contemplated hereby. Nothing herein contained shall be deemed to admit or give rise to any implication that any events disclosed in the WFBI Reports have had, or may be reasonably expected to have, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of WFBI and WF Bank, taken as a whole, or on the ability of WFBI to consummate the transactions contemplated hereby.

3.10 Litigation and Other Proceedings. Neither WFBI nor WF Bank is a party to any pending, or, to the knowledge of WFBI, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the ability of WFBI to consummate the transactions contemplated hereby or the financial condition, prospects, results of operations, business, or properties of WFBI or WF Bank, taken as a whole, and, to the knowledge of WFBI, there is no basis for any of the foregoing.

3.11 Proxy Statement, Etc. None of the information supplied or to be supplied by and relating to WFBI for inclusion, or included, in (i) the Proxy Statement (as defined herein), (ii) the Registration Statement (as defined herein) or (iii) any other documents to be filed with any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which WFBI is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

3.12 Tax and Regulatory Treatment. Neither WFBI nor WF Bank has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code. WFBI has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which WFBI would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

3.13 Taxes. (a) WFBI and WF Bank have duly filed, or will file, all federal, state, local and foreign tax returns (“WFBI Returns”) required by applicable law to be filed on or before the Effective Time (all such WFBI Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such WFBI Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. WFBI reasonably believes that neither it nor WF Bank has or will have any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established. WFBI and WF Bank are not delinquent in the payment of any material tax, assessment or governmental charge and have not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed.

(b) No material deficiencies for any tax, assessment or governmental charge have been assessed (tentatively or definitively) or, to WFBI’s knowledge, proposed or asserted against WFBI or WF Bank which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and WFBI and WF Bank do not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes. No issue has been raised with WFBI by any federal, state, local or foreign taxing authority in connection with an audit or examination of the WFBI Returns, or the business or properties of WFBI and WF Bank which has not been settled, resolved and fully satisfied. No claim has ever been made by any taxing authority in a jurisdiction where WFBI and each WF Bank does not file tax returns that WFBI or WF Bank is or may be subject to taxation by that jurisdiction.

(c) WFBI and each WF Bank has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate taxing authority all material taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all taxes through the end of the last period for which WFBI and WF Bank ordinarily record items on their respective books. WFBI and WF Bank have withheld or collected from each payment made to its employees the amount of all taxes (including but not limited to federal income taxes, Federal Insurance Contributions Act (“FICA”) taxes and federal unemployment taxes) required to be withheld or collected therefrom, and have paid the same to the proper tax officers or authorized depositories.

(d) Neither WFBI nor WF Bank is a party to, or bound by, any agreement or arrangement relating to the apportionment, sharing, assignment, or indemnification or allocation of any tax or tax assets (other than an agreement or arrangement solely among the current members of a group the common parent of which is WFBI) or has any liability for the taxes of any person including any former subsidiary of WFBI or WF Bank), other than WFBI or WF Bank, under (i) Treasury Regulation Section 1.1502-6 (or similar provision of federal, state or local law), (ii) any contract, (iii) any agreement, or (iv) any other arrangement.

3.14 Loans. (a) Each of the loans, including loans held for sale (“Loans”), of WF Bank: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies. For purposes of the foregoing sentence, it is agreed that the phrase “enforceable in accordance with its terms” shall not mean that the borrower or other obligor has the financial ability to repay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby.

(b) Each Loan of WF Bank was made in material compliance with the provisions of applicable law and regulation, including but not limited to the Real Estate Settlement Practices Act (“RESPA”), the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, and the regulations promulgated thereunder.

(c) No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any Loan of WF Bank exists, and WFBI and WF Bank have no knowledge of any borrower’s inability to repay any of such Loans when due, whether or not such borrower is currently in default, except as reflected on WFBI’s classified asset schedule.

(d) Neither WFBI nor WF Bank has any liability or obligation, and, to WFBI’s knowledge, no events have occurred and no threats have been made which would require WFBI or WF Bank, to repurchase or reacquire any Loan, or purchase collateral in respect of any Loan, which was held for sale and which has previously been sold in the ordinary course of WFBI’s mortgage origination/brokerage business (whether or not such loan has subsequently been reacquired by WFBI or WF Bank) since December 31, 2006 (“WFBI Sold Loans”), or to make any payment on any WFBI Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, the purchaser (or subsequent purchaser or acquiror) of any WFBI Sold Loan in respect of such WFBI Sold Loan, or is otherwise subject to any liability or recourse in respect of any WFBI Sold Loan. Neither WFBI nor WF Bank has any liability to any borrower as a result of the manner in which a WFBI Sold Loan was originated. Section 3.14(d) of the WFBI Disclosure Schedule sets forth detail with respect to any exceptions hereto, including but not limited to the nature and extent of the liability, any limits (in time or dollar amount) on such liability, the basis of such liability, the instrument under which such potential liability arises, the nature and amount of WFBI Sold Loans resulting in such liability and the identity of the party to whom WFBI or WFBI Bank may have such liability.

(e) No WFBI Sold Loan was originated in violation of the representations and warranties of WFBI or WF Bank contained or incorporated by reference in any contract or agreement pursuant to which such WFBI Sold Loan was sold or assigned, including but not limited to any representation or warranty regarding the absence of fraud, misstatement of a material fact, omission of a material fact or a fact necessary to make the information provided not misleading, regarding the WFBI Sold Loan, the loan collateral, the borrower or the credit-worthiness of borrower, and any representation or warranty of WFBI or WF Bank regarding the absence of any fact, circumstance or condition which would cause, or would reasonably be expected to cause, the purchaser of the WFBI Sold Loan, any subsequent purchaser, securitizer or guarantor of such WFBI Sold Loan (including but not limited to the Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“FHLMC”), the Government National Mortgage Association (“GNMA”), the Federal Housing Administration (“FHA”) or the Department of Veteran Affairs (the “VA”) to regard such WFBI Sold Loan as unacceptable as an investment, ineligible for insurance, or which would otherwise cause them to consider the value or marketability of such WFBI Sold Loan to be materially adversely affected.

(f) Neither WFBI nor WF Bank currently services any Loan, including any WFBI Sold Loan, not currently held in portfolio, for any third party. The servicing and collection practices of WFBI and WF Bank with respect to WFBI Sold Loans materially complied with applicable laws, and was in accordance with the terms and conditions of the agreements pursuant to which such WFBI Sold Loans were sold, whether such servicing was conducted by WFBI, WF Bank, their respective affiliates, a third party or a servicing agent of any of the foregoing.

3.15 Absence of Undisclosed Liabilities. Except as (i) reflected, noted and/or adequately reserved against in the WFBI Consolidated Financial Statements as of December 31, 2011, and (ii) incurred since December 31, 2011 in the ordinary course of business consistent with past practice, WFBI and WF Bank have no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the balance sheet included therein under GAAP.

3.16 Additional Capital Investment. (a) WFBI has delivered to Alliance correct and complete copies of executed securities purchase or investment agreements containing the several obligations of certain investors to provide additional capital of at least twenty million dollars ($20,000,000) to WFBI in connection with the Merger, subject to the conditions contained therein (the “Capital Commitments”). As of the date of this Agreement, the Capital Commitments are valid and in full force and effect and have not been amended or modified, and the agreements of the respective investors contained in the Capital Commitments have not been withdrawn or rescinded in any respect. The aggregate proceeds contemplated by the Capital Commitments will be sufficient for WFBI to pay the aggregate Cash Consideration and to pay all related fees and expenses. The investors’ several obligations to fund the amounts under their respective Capital Commitments are not subject to any conditions or contingencies other than as set forth therein. No event has occurred that (with or without notice, lapse of time, or both) would constitute a default under the Capital Commitments on the part of WFBI, or WF Bank. WFBI is not aware of any reason, fact or circumstance existing on the date of this Agreement that (A) has caused or is reasonably likely to cause any Capital Commitment to not be in full force and effect or (B) precludes or is reasonably likely to preclude the satisfaction by WFBI of the conditions set forth in the Capital Commitments to be satisfied by them. WFBI has paid, or will pay at or prior to the Effective Time, all commitment and other fees required to be paid under the Capital Commitments.

(b) To the knowledge of WFBI, the execution and delivery of the Capital Commitments have been duly authorized by all requisite corporate action on the part of each respective investor, such Capital Commitment has been executed by a person authorized to bind such investor and such Capital Commitment constitutes the valid and binding obligation of such investor, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors’ rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

(c) To the knowledge of WFBI, each respective investor party to a Capital Commitment has, or at the closing date of the applicable Capital Commitment will have, the available funds necessary to perform such investor’s capital commitment.

3.17 Compliance with Laws. (a) WFBI and WF Bank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of WFBI, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. WFBI and WF Bank are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of WFBI and WF Bank, taken as a whole. Neither WFBI nor WF Bank is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court, other than instances of default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of WFBI and WF Bank, taken as a whole.

(b) Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of WFBI or WF Bank which reasonably could be expected to have a material adverse effect on the business of WFBI and WF Bank taken as a whole. Neither WFBI nor WF Bank is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and neither WFBI nor WF Bank has been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

3.18 Consents. Except for the approval by the requisite vote of holders of Alliance Common Stock and the holders of the WFBI Common Stock, the governmental approvals referred to in Section 3.3 and as set forth in Section 3.18 to the WFBI Disclosure Schedule, no consent, permission, acquiescence, approval, or authorization of or by any third party is required to permit WFBI to consummate the transactions contemplated hereby.

3.19 Fairness Opinion. WFBI has received, on or prior to the date hereof, the written opinion of Paragon Capital Group, LLC to the effect that the Merger is fair, from a financial point of view, to the shareholders of WFBI.

3.20 Environmental Matters. No environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance is present at, or is or has been generated, used, stored, processed, disposed of, or discharged in violation of any local, state, or federal environmental statute, regulation, rule or ordinance at, any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor’s right) or leased by WFBI or WF Bank, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by WFBI or WF Bank, where such presence or violation would reasonably be expected to have a material adverse effect on the value of the property to WFBI. Neither WFBI nor WF Bank has received written notice of, nor to the knowledge of WFBI or WF Bank has WFBI or WF Bank received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on WFBI or WF Bank of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and neither WFBI nor WF Bank is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

3.21 Brokers and Finders. Except for the fees set forth in Section 3.21 of the WFBI Disclosure Schedule, neither WFBI or WF Bank, nor any of their respective officers, directors, employees or shareholders, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted, directly or indirectly, for WFBI, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ALLIANCE AND ALLIANCE BANK

Except as set forth in the disclosure schedule delivered by Alliance and Alliance Bank to WFBI prior to the date hereof (the “Alliance Disclosure Schedule”), Alliance and Alliance Bank represent and warrant to WFBI as follows:

4.1 Organization and Authority. Alliance is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Alliance is a registered bank holding company under the BHCA, and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of the Alliance Subsidiaries (as defined in Section 4.2), as now being conducted and to enter into and carry out its obligations under this Agreement. Alliance is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Alliance and the Alliance Subsidiaries, taken as a whole. Alliance has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, assets, financial condition, prospects or result of operations of Alliance and the Alliance Subsidiaries, taken as a whole.

4.2 Alliance Subsidiaries. (a) Alliance directly owns all outstanding shares of the capital stock of Alliance Bank, and all of the outstanding common securities of Alliance Virginia Capital Trust I (“AVCT”). Alliance (other than Alliance Bank and AVCT) and Alliance Bank do not have any subsidiaries, including financial subsidiaries, and do not own any capital stock or other equity interests in any entity (including, without limitation, active or inactive corporations, partnerships, joint ventures, trusts and limited liability companies). Alliance Bank and AVCT are referred to on occasion as “Alliance Subsidiaries” and each individually as an “Alliance Subsidiary.” No equity securities of Alliance Bank or any other Alliance Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock or other equity security of any Alliance Subsidiary, and there are no other contracts, commitments, understandings or arrangements by which any Alliance Subsidiary is bound to issue, or

Alliance is bound to cause any Alliance Subsidiary to issue, additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. Each Alliance Subsidiary, including its jurisdiction of organization, ownership, and nature of business is set forth in Section 4.2 of the Alliance Disclosure Schedule.

(b) All of the shares of capital stock or other equity interests of each Alliance Subsidiary so owned by Alliance are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Alliance Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of Alliance Bank are insured to the applicable legal limits by the Deposit Insurance Fund of the FDIC. Each other Alliance Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the power and authority and all necessary material federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted.

4.3 Capitalization of Alliance and Alliance Bank. (a) As of March 31, 2012, the authorized capital stock of Alliance consists of 15,000,000 shares of Alliance Common Stock, par value $4.00 per share, of which 5,109,969 shares are issued and outstanding. As of March 31, 2012, there were outstanding Alliance Options to purchase 237,396.25 shares of Alliance Common Stock pursuant to the Alliance Stock Plans. Section 4.3 of the Alliance Disclosure Schedule describes each outstanding Alliance Option, including the holder, grant date, exercise price, expiration date, number of shares subject to the Alliance Options and designation as an incentive or nonincentive option. Each Alliance Option has an exercise price per share equal to at least 100% of the fair market value of the Alliance Common Stock as of the date of grant. No award other than incentive stock options or nonincentive stock options have been issued under the Alliance Stock Plans. As of the date hereof, there are no other shares of capital stock or other equity securities of Alliance outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity security of Alliance, or contracts, commitments, understandings, or arrangements by which Alliance was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. All of the outstanding shares of Alliance Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable under the VSCA. No shares of Alliance Common Stock have been issued in violation of the preemptive or preferential rights of any holder of Alliance capital stock. None of the outstanding shares of Alliance Common Stock, and none of the Floating Rate MMCapS (liquidation amount $1,000 per Capital Security) issued by AVCT, were issued in violation of the Securities Act, applicable state securities or blue sky laws.

(b) As of March 31, 2012, the authorized capital stock of Alliance Bank consists of 5,000,000 shares of common stock, $4.00 par value, (“Alliance Bank Common Stock”) of which 3,241,491 shares are issued and outstanding. As of the date hereof, there are no other shares of capital stock or other equity securities of Alliance Bank outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity securities of Alliance Bank, or contracts, commitments, understandings, or arrangements by which Alliance Bank was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip or rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.

4.4 Authorization. (a) The execution, delivery and performance of this Agreement by Alliance and Alliance Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Alliance and Alliance Bank, respectively, and by Alliance as sole shareholder of Alliance Bank, and except for the approval by the shareholders of Alliance, no other corporate proceedings on the part of Alliance or Alliance Bank are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval and the approvals of government agencies having regulatory authority over Alliance, Alliance Bank or the Merger as may be required by statute or regulation, this Agreement is the valid and binding obligation of Alliance and Alliance Bank enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors’ rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

(b) Neither the execution, delivery and performance of this Agreement by Alliance and Alliance Bank, nor the consummation of the transactions contemplated hereby, nor compliance by Alliance and Alliance Bank with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Alliance or any Alliance Subsidiary under any of the terms, conditions or provisions of: (x) its Articles of Incorporation or Association or Bylaws or similar organizational or governing document, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Alliance or any Alliance Subsidiary is a party or may be bound, or to which Alliance or any Alliance Subsidiary or any of the properties or assets of Alliance or any Alliance Subsidiary may be subject; or (ii) subject to compliance with the statutes and regulations referred to in Section 4.4(c), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Alliance or any Alliance Subsidiary or any of their respective properties or assets.

(c) Other than in connection or in compliance with the applicable provisions of the VSCA, the VFIC, the Securities Act, the Exchange Act, the rules and regulations of the NASDAQ, the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA or the FDIA or any applicable federal or state banking statute (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Alliance and Alliance Bank of the transactions contemplated by this Agreement.

(d) Alliance and Alliance Bank have no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which WFBI would deem unduly burdensome, or which would have an adverse impact on their capacity to consummate the transactions contemplated hereby.

4.5 Alliance SEC Reports. (a) Alliance has made available to WFBI: (i) its Annual Reports on Form 10-K for its fiscal years ended December 31, 2011 and 2010; (ii) its proxy or information statements relating to meetings of Alliance’s shareholders since December 31, 2009; and (iii) all of its other reports, statements, schedules and registration statements filed with or furnished to the Securities and Exchange Commission (“SEC”) since December 31, 2009 (collectively, the “Alliance SEC Reports”), each in the form filed with the SEC. As of its date of filing with or furnishing to the SEC, each Alliance SEC Report, complied in all material respects with the Exchange Act or Securities Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which the statement was made. Alliance has timely filed all Alliance SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2009.

(b) At all times since December 31, 2009 Alliance has established and maintained, and at all times through the Closing Date will maintain, disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Alliance, including with respect to its consolidated subsidiaries, in the reports that it files under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified and (ii) made known to Alliance’s principal executive officer and its principal financial officer, or persons performing similar functions, by others within those entities. Such disclosure controls and procedures are effective for the purposes for which they were established, including timely alerting Alliance’s principal executive officer and principal financial officer, or persons performing similar functions, to material information to be included in the Alliance SEC Reports under the Exchange Act.

(c) At all times since December 31, 2009 Alliance has established and maintained, and at all times through the Closing Date will maintain, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Alliance’s financial reporting and the preparation of Alliance’s financial statements for external purposes in accordance with GAAP. Alliance has no knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a role in Alliance’s internal control over financial reporting. Alliance is not aware of any change in its internal control over financial reporting that has occurred since December 31, 2009 that has materially affected, or is reasonably likely to materially affect, Alliance’s internal control over financial reporting.

(d) Since December 31, 2009, (i) neither Alliance nor any Alliance Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of Alliance or any Alliance Subsidiary, including but not limited to any complaint, allegation, assertion or claim that Alliance or any Alliance Subsidiary has engaged in any questionable accounting or auditing practice, or regarding any violation of the securities laws; and (ii) no attorney representing Alliance or any Alliance Subsidiary has reported to their respective Boards of Directors, committee thereof, any member thereof or any executive officer, evidence of a material violation of the securities or banking laws, breach of fiduciary duty or similar violation by Alliance or any Alliance Subsidiary or any of their respective officers, directors, employees or agents.

(e) At all times since December 31, 2009, the chief executive officer and chief financial officer of Alliance have made, and at all times through the Closing Date will make, all certifications required by the Sarbanes-Oxley Act, of 2002, as amended (the “Sarbanes-Oxley Act”), and the statements contained in all such certifications are and will be, to the knowledge of Alliance, complete and correct as of their dates. At all times since December 31, 2009 Alliance has been, and at all times through the Closing Date Alliance will be, otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ. The composition of all committees of the Board of Directors of Alliance is, and at all times since December 31, 2009 has been and will be through the Closing Date, in compliance with such committees’ respective charters and the requirements of NASDAQ, and all proceedings and actions of such committees have been conducted in compliance with such charters in all material respects.

4.6 Alliance Financial Statements. (a) The audited consolidated balance sheets of Alliance as of December 31, 2011 and 2010 and the related audited consolidated statements of operations, changes in shareholders’ equity, and cash flows for the two years ended December 31, 2011 included in Alliance’s Annual Report on Form 10-K for the year ended December 31, 2011, have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its financial position and its consolidated results of operations, changes in shareholders’ equity and cash flows. The audited consolidated balance sheets of Alliance as of future dates and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows for the periods then ended, which may be provided by Alliance to WFBI subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, its consolidated financial position as of such dates and its consolidated results of operations, changes in shareholders’ equity and cash flows for such periods. The unaudited interim financial statements which may be provided to WFBI subsequent to the date hereof will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, the consolidated financial position of Alliance at the dates, and the consolidated results of operations, changes in shareholders’ equity and cash flows of Alliance for the periods stated therein except that the Alliance unaudited consolidated interim financial statements omit the footnote disclosures, and are subject to normal year end audit adjustments, required by GAAP. Together, the audited and unaudited consolidated financial statements referred to in this Section 4.6 are referred to as the “Alliance Consolidated Financial Statements.”

(b) Without limitation of the foregoing, the allowances for loan losses and the reserves for representations and warranties reflected in the consolidated balance sheets included in the Alliance Consolidated Financial Statements were calculated in accordance with GAAP; Alliance and Alliance Bank believe that such allowances and reserves were, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of Alliance and Alliance Bank, and recourse obligations in respect of Alliance Sold Loans (as defined in Section 4.19) in light of the size and characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of Alliance or Alliance Bank which would cause it to restate in any material way the amount of the allowance for loan losses or reserve for representations and warranties as of any such date.

(c) Alliance has provided to WFBI a copy of its internal consolidated balance sheets and internal consolidated statements of operations, reviewed by Yount, Hyde & Barbour, P.C., independent registered public accountants to Alliance (“YHB”), for the quarter ended March 31, 2012, in draft form (the “Draft Financial Statements”), which shall be used by Alliance as the basis for the consolidated balance sheets and consolidated statements of operations to be filed with the SEC as part of Alliance’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The consolidated balance sheets of Alliance as of March 31, 2012 (unaudited) and December 31, 2011, and the related unaudited consolidated statements of operations for the three months ended March 31, 2012 and 2011, respectively, included in the Draft Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its consolidated financial position as of such dates and its consolidated results of operations, for such periods. Without limitation of the foregoing, the allowances for loan losses and reserves for representations and warranties reflected in the consolidated balance sheets included in the Draft Financial Statements were calculated in accordance with GAAP; Alliance and Alliance Bank believe that such allowances and reserves are, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of Alliance and Alliance Bank, and recourse obligations in respect of Alliance Sold Loans in light of the size characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of Alliance or Alliance Bank which would cause it to modify in any material way the amount of the allowance for loan losses or reserve for representations and warranties contained in the Draft Financial Statements. The Quarterly Report on Form 10-Q for Alliance for the quarter ended March 31, 2012, when filed by Alliance with the SEC, will include financial statements that contain consolidated balance sheets and consolidated statements of operations in substantially the form of the Draft Financial Statements and will also contain statements of changes in stockholders’ equity or cash flows. The financial statements filed with the Quarterly Report on Form 10-Q for Alliance for the quarter ended March 31, 2012 will contain no material adverse variation in any line item of the balance sheets, statement of operations, changes in stockholders’ equity or cash flows, or any disclosure in the notes thereto of the Form 10-Q, when compared to the similar items and information in the Draft Financial Statements.

4.7 Books of Account; Corporate Records. The books of account of Alliance and Alliance Bank are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of Alliance Bank contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of Alliance Bank, including but not limited to information which would enable it to make any required filings under the Bank Secrecy Act and regulations promulgated thereunder. The minute books of Alliance and Alliance Bank constitute an accurate record of all material corporate actions of their respective shareholders and Board of Directors and of all committees thereof.

4.8 Alliance Reports. (a) Since December 31, 2009, Alliance and Alliance Bank have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with: (i) the Federal Reserve Board; (ii) the FDIC; (iii) the SEC; and (iv) the SCC (all such reports and statements are collectively referred to herein as the “Alliance Reports”). As of their respective dates, the Alliance Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Each registration statement, prospectus, offering circular, private placement memorandum or other securities offering document used by Alliance in connection with the sale of Alliance Common Stock, and all other sales documentation relating thereto, did not contain any untrue or misleading statement of a material fact, and did not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.9 Absence of Certain Changes. Except for events or circumstances disclosed in the Alliance SEC Reports, since December 31, 2011, there has not been any change in the nature of the business, results of operations, assets, financial condition, method of accounting or accounting practice, or manner of conducting the business of Alliance or the Alliance Subsidiaries, that has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries taken as a whole, or on the ability of Alliance and Alliance Bank to consummate the transactions contemplated hereby. Nothing herein contained shall be deemed to admit or give rise to any implication that any events disclosed in the Alliance SEC Reports have had, or may be reasonably expected to have, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries, taken as a whole, or on the ability of Alliance or Alliance Bank to consummate the transactions contemplated hereby.

4.10 Insurance. All policies of insurance maintained by Alliance or any Alliance Subsidiary, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past five (5) years, are set forth in Section 4.10 of the Alliance Disclosure Schedule. All such policies are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which Alliance and the Alliance Subsidiaries are engaged, and, except as would cause a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries taken as a whole, or on the ability of Alliance and Alliance Bank to consummate the transactions contemplated hereby, are sufficient for compliance with all legal requirements and all agreements to which Alliance or any Alliance Subsidiary is a party. Neither Alliance nor any Alliance Subsidiary is in default with respect to any such policy which defaults, taken as a whole, are material to Alliance and the Alliance Subsidiaries, taken as a whole.

4.11 Properties, Leases and Other Agreements. Except (i) as may be reflected in the Alliance Consolidated Financial Statements, (ii) for any lien for current taxes not yet delinquent, and (iii) for imperfections of title, encumbrances and easements, if any, as are not material in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, Alliance and Alliance Bank have good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the consolidated balance sheet of Alliance as of December 31, 2011, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases pursuant to which Alliance or any Alliance Subsidiary, as lessee, leases real property, are valid and effective in accordance with their respective terms, and there is not, under any of such real property leases, any existing default by Alliance or any Alliance Subsidiary or any event which with notice or lapse of time or both would constitute a default by Alliance or any Alliance Subsidiary. All leases pursuant to which Alliance or any Alliance Subsidiary, as sublessor, leases real property, are valid and effective in accordance with their respective terms, and there is not, under any of such real property leases, any existing default by Alliance or any Alliance Subsidiary, or to Alliance’s knowledge, any sublessee thereunder, or any event which with notice or lapse of time or both would constitute a default by Alliance or any Alliance Subsidiary or to Alliance’s knowledge, any sublessee thereunder. There are no leases pursuant to which Alliance or any Alliance Subsidiary leases personal property. Section 4.11 of the Alliance Disclosure Schedule sets forth a complete list and brief description of all real estate owned or leased by Alliance or any Alliance Subsidiary (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor’s right), all real estate subleases where Alliance or any Alliance Subsidiary is sublessor, and all personal property having a value in excess of $50,000 owned or leased by Alliance or any Alliance Subsidiary. Each item of real estate described in Section 4.11 of the Alliance Disclosure Schedule is in good repair and insurable at market rates; no notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the use or operation by Alliance or any Alliance Subsidiary of such property has been received by Alliance or any Alliance Subsidiary, and Alliance has no knowledge of any such violation; and there are no condemnation or similar proceedings pending or, to Alliance’s knowledge, threatened against any such property or any portion thereof.

4.12 Taxes. (a) Alliance and each Alliance Subsidiary have duly filed, or will file, all federal, state, local and foreign tax returns (“Alliance Returns”) required by applicable law to be filed on or before the Effective Time (all such Alliance Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such Alliance Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. Alliance reasonably believes that neither it nor any Alliance Subsidiary has or will have any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established. Alliance and the Alliance Subsidiaries are not delinquent in the payment of any material tax, assessment or governmental charge and have not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed.

(b) No material deficiencies for any tax, assessment or governmental charge have been assessed (tentatively or definitively), or to Alliance’s knowledge, proposed or asserted, against Alliance or any Alliance Subsidiary which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and Alliance and the Alliance Subsidiaries do not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes. No issue has been raised with Alliance or any Alliance Subsidiary by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Alliance Returns, or the business or properties of Alliance and the Alliance Subsidiaries which has not been settled, resolved and fully satisfied. No claim has ever been made by any taxing authority in a jurisdiction where Alliance and each Alliance Subsidiary does not file tax returns that Alliance or any Alliance Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Alliance and each Alliance Subsidiary has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate taxing authority all material taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all taxes through the end of the last period for which Alliance and the Alliance Subsidiaries ordinarily record items on their respective books.

(d) Neither Alliance nor any Alliance Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under Applicable Law with respect to Taxes for any Taxable period for which the statute of limitations has not expired (other than a group of which Alliance and each Alliance Subsidiary are the only members).

(e) Alliance and each Alliance Subsidiary have withheld or collected from each payment made to its employees the amount of all taxes (including but not limited to federal income taxes, FICA taxes and federal unemployment taxes) required to be withheld or collected therefrom, and have paid the same to the proper tax officers or authorized depositories.

(f) The income and franchise tax returns of Alliance and the Alliance Subsidiaries through the tax year ended December 31, 2006 have been examined and closed or are tax returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(g) Neither Alliance nor any current Alliance Subsidiary is a party to, or bound by, any agreement or arrangement relating to the apportionment, sharing, assignment, or indemnification or allocation of any tax or tax assets (other than an agreement or arrangement solely among the current members of a group the common parent of which is Alliance) or has any liability for the taxes of any person including any former subsidiary of Alliance or Alliance Bank), other than Alliance or Alliance Bank, under (i) Treasury Regulation Section 1.1502-6 (or similar provision of federal, state or local law), (ii) any contract, (iii) any agreement, or (iv) any other arrangement.

(h) Neither Alliance nor any Alliance Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any of the following that occurred or exists on or prior to the Effective Time: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Effective Time, (b) an installment sale or open transaction disposition made on or prior to the Effective Time, (c) a prepaid amount received on or prior to the Effective Time, (d) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, or (e) change in the accounting method of Alliance or any Alliance Subsidiary pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

(i) During the 5 year period ending on the date hereof, neither Alliance nor any Alliance Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(j) Neither Alliance nor any Alliance Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither Alliance nor any Alliance Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither the Alliance nor any Alliance Subsidiary has requested, received or executed with any taxing authority any ruling or binding agreement which could have a material adverse effect in a post-Closing period on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries taken as a whole, or on the ability of Alliance and Alliance Bank to consummate the transactions contemplated hereby.

4.13 Fiduciary Activities. Neither Alliance nor any Alliance Subsidiary is directly or indirectly engaged in any fiduciary or custodial activities.

4.14 Intangible Property. (a) Alliance and Alliance Bank own or possess the right, free of the claims of any third party, to use all material Intellectual Property, and licenses currently used by them in the conduct of their respective businesses, each of which is described in Section 4.14 of the Alliance Disclosure Schedule. Neither Alliance nor Alliance Bank is aware of any other person infringing or misappropriating any Intellectual Property used by them. No material product or service offered and no material Intellectual Property, license or similar right used by Alliance or Alliance Bank infringed or infringes any rights of any other person, and, as of the date hereof, neither Alliance nor Alliance Bank has received written or oral notice of any claim of such infringement. Alliance and Alliance Bank are not, and as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder and under the Bank Merger Agreement they will not be, in violation of any material licenses, sublicenses and other agreements as to which Alliance or Alliance Bank is a party and pursuant to which Alliance or Alliance Bank is authorized to use any third-party Intellectual Property, which violation would reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of Alliance and the Alliance Subsidiaries, taken as a whole.

(b) As used in this Agreement, the term “Intellectual Property” means all United States and non-United States: (a) patents and patent applications; (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, domain names or uniform resource locators and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), together with the goodwill associated with each of the foregoing, and all applications, registrations and renewals thereof; (c) designs and design rights; (d) copyrights (registered or unregistered), works of authorship, software source code, Internet website content, and registrations and applications for registration thereof; (e) trade secrets, know-how, formulae, patterns, compilations, devices, methods, techniques or processes, technical data, financial and marketing plans, customer and supplier lists and confidential or proprietary information; and (f) computer programs, databases and compilations, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, the technology supporting and content contained on any owned or operated Internet sites, and all documentation, including user manuals and training materials, relating to any of the foregoing.

4.15 Employee Relations. (a) As of the date hereof, Alliance and Alliance Bank are in all material respects in compliance with all federal, state and local laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and neither of them is engaged in any unfair labor practice, and there are no pending, or, to the knowledge of Alliance and Alliance Bank, threatened actions, suits or proceedings, administrative, arbitral, civil, criminal or otherwise, seeking to impose on Alliance or Alliance Bank, any penalty, or to recover any damages from Alliance or Alliance Bank or any person to whom they, or either of them, may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations or orders, and, to the knowledge of Alliance and Alliance Bank, there is no basis for any of the foregoing. As of the date hereof, no dispute exists between Alliance or Alliance Bank and any of their respective employees or employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of Alliance or Alliance Bank. Section 4.15(a) to the Alliance Disclosure Schedule sets forth a description of all pending or to the extent of Alliance’s and Alliance Bank’s knowledge thereof, threatened, claims by or disputes of employees against Alliance or any Alliance Subsidiary (other than routine benefit claims made in the ordinary course), or by Alliance or any Alliance Subsidiary against any employee. As of the date hereof, there are no labor or collective bargaining agreements (written or oral) binding upon Alliance or Alliance Bank or to which Alliance or Alliance Bank is a party, and, except as set forth in Section 4.15(b) of the Alliance Disclosure Schedule, no employment, settlement, retention, severance, change in control or consulting agreements binding upon Alliance or Alliance Bank, or to which Alliance or Alliance Bank is a party. As of the date hereof, Alliance and Alliance Bank are not aware of any attempts by any labor organization to organize a collective bargaining unit to represent any of their respective employee groups, any demand for recognition by a labor organization as the representative of any of their respective employee groups or any agreement to recognize any labor organization as the representative of any of their respective employee groups.

(b) (i) Section 4.15(b) of the Alliance Disclosure Schedule sets forth each employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, supplemental income, retirement, change in control, severance, bonus, incentive and insurance agreement, arrangement or plan, and any other fringe benefit arrangement applicable to, any current and former employee, and independent contractors of Alliance or Alliance Subsidiaries (the “Alliance Benefit Plans”). Each Alliance Benefit Plan has been administered, maintained and operated in accordance with its terms in all material respects and has complied in all material respects with applicable law.

(ii) No amount or benefit that could be received (whether cash, property, or the vesting in cash or property) under any Alliance Benefit Plans or Alliance ERISA Plans (as defined in Section 4.16(i)) would, as a result of or in connection with the transactions contemplated by this Agreement, the Merger, the Bank Merger Agreement or Bank Merger (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur) require Alliance, any Alliance Subsidiary, WFBI or WF Bank to make any payment or provide any benefit in an amount which would constitute an “excess parachute payment” under Section 280G of the Code that will result in the imposition of any tax under Section 4999 of the Code, the nondeductibility of any portion of such payment, or require any tax “gross up” or other gross-up payment.

(c) Each Alliance Benefit Plan that constitutes a “nonqualified deferred compensation plan” or provides for the payment of “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”), complies as to form, and has been operated in material compliance, with Section 409A. The execution, delivery and/or consummation of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the transactions contemplated thereby, and the payment or acceleration of the amounts set forth under each Alliance Benefit Plan, shall not result in the payment to any person of any amounts which would violate Section 409A. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Alliance or Alliance subsidiaries as a result of the imposition of any taxes required by Section  409A.

4.16 ERISA Plans. (a) Section 4.16(a) of the Alliance Disclosure Schedule sets forth a complete list of the Alliance Benefit Plans and any benefit plans of an Affiliate (as defined in Section 4.16(i)) that are “employee pension benefit plans” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and that are “employee welfare benefits plans” within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of Alliance and any Alliance Subsidiary or to which Alliance or any Alliance Subsidiary has or may have any liability (the “Alliance ERISA Plans”). Alliance has delivered to WFBI a true and correct copy of each Alliance Benefit Plan and Alliance ERISA Plan and to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) any summary plan description; (iv) for the 3 most recent years the Form 5500 (annual reports) and attached schedules; and (v) for each of the Alliance ERISA Plans that is a “top hat” plan, a copy of the filing with the U.S. Department of Labor. Other than as set forth in Section 4.16(a) of the Alliance Disclosure Schedule, neither Alliance nor any Alliance Subsidiary maintains any plans of the type described in this Section 4.16(a).

(b) All Alliance ERISA Plans have been maintained, funded and administered in compliance, in all material respects with all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. The assets of Alliance and the Alliance Subsidiaries are not subject to any liens under ERISA or the Code with respect to any Alliance ERISA Plan and no event has occurred, or, to Alliance’s knowledge, no condition exists, which could reasonably be expected to subject Alliance or any Alliance Subsidiary or their respective assets to a future liability, obligation, or lien arising out of any Alliance ERISA Plan.

(c) All contributions due on or prior to the date hereof to any Alliance ERISA Plan have been paid or provided for in accordance with its terms, ERISA and all other applicable federal and state statutes and regulations. All contributions, payments, fees or expenses relating to each such Alliance ERISA Plans that were deducted by Alliance or any Alliance Subsidiary for income tax purposes were properly deductible in the year claimed.

(d) There are no legal actions, claims (other than routine benefit claims made in the ordinary course), government proceedings or government inquiries, pending or, to Alliance’s knowledge, threatened, with respect to any such Alliance ERISA Plans, and Alliance and the Alliance Subsidiaries have no knowledge of any fact which could reasonably be expected to give rise to any such legal action, claim, government proceeding or government inquiry. Neither Alliance, Alliance Bank, nor to the knowledge of Alliance, any other person or entity who or which is a “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such Alliance ERISA Plans in any manner which constitutes: (1) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other material violation of ERISA or the Code. Neither Alliance nor Alliance Bank is obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or material violation of ERISA or the Code.

(e) Each Alliance ERISA Plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code (including the adoption of all necessary amendments to maintain such qualification) and has received a favorable determination letter from the Internal Revenue Service that such Alliance ERISA Plan is a qualified plan under Section 401(a) of the Code; any related trust is and has, at all times, been exempt from income tax, and nothing has occurred, or failed to occur, which could reasonably be expected to adversely affect the qualification or status of any such plan. None of Alliance, Alliance Bank, or any Affiliate, as defined in Section 4.16(i) hereof, has ever maintained or contributed, or has any obligation to contribute to or any liability or potential liability with respect to (i) a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or (ii) a plan subject to Title IV of ERISA. All returns, reports, statements, notices, declarations or documents relating to an Alliance ERISA Plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed.

(f) Any Alliance ERISA Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in all material respects with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable federal, state, and local laws relating to continuation coverage (collectively “COBRA”), and no such plan provides benefits to former employees or their beneficiaries except to the extent required under COBRA. None of the Alliance ERISA Plans is or has been funded by a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g) Each Alliance ERISA Plan can be amended, modified, or terminated without participant consent and without additional liability accruing to Alliance or Alliance Bank after the date of such plan termination. For this purpose, liabilities accrued on or before the date of the Alliance ERISA Plan termination shall be limited to the following: (1) in the case of an employee benefit pension plan (within the meaning of Section 3(2) of ERISA), the participant’s “accrued benefit,” as defined in Section 3(23) of ERISA; and (2) in the case of an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), claims for expenses, costs, or services (including, but not limited to, medical and other health care services) actually performed or incurred before the date of such plan termination. Any prior amendment, modification, or termination of an Alliance ERISA Plan has been made in accordance with the terms of the plan and applicable law.

(h) No contributions to any Alliance ERISA Plan have been made in such amounts as would violate any applicable deduction limit under Section 404 of the Code.

(i) For purposes of this Section 4.16, the term “Affiliate” means an entity included in the group of entities consisting of Alliance or Alliance Bank and all other entities that are treated as part of the same controlled group under Section 414(b), (c), (m) or (o) of the Code.

4.17 Contracts; Consents. (a) Neither Alliance nor Alliance Bank is a party to, and no property or assets of Alliance or Alliance Bank is subject to any contract, agreement, commitment, lease, sublease, license, arrangement, understanding or instrument (other than Loans) calling for payments in excess of $75,000 over the term of the contract or in any year (“Material Contract”). Each such Material Contract is valid and in full force and effect, and Alliance and Alliance Bank, and to the knowledge of Alliance and Alliance Bank, all other parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Each Material Contract, and each lease or sublease of real property reflected in Section 4.11 to the Alliance Disclosure Schedule, is assumable and assignable without consent of the other party thereto and does not contain any provision increasing or accelerating payments otherwise due, or changing or modifying the provisions or terms of such Material Contract or lease as a result of this Agreement or the transactions contemplated hereby.

(b) Except for the approval by the requisite vote of holders of Alliance Common Stock and the holders of WFBI Common Stock, the governmental approvals referred to in Section 4.4 and as set forth in Section 4.17 to the Alliance Disclosure Schedule, no consent, permission, acquiescence, approval, or authorization of or by any third party is required to permit Alliance and Alliance Bank to consummate the transactions contemplated hereby, and for WFBI and WF Bank to have full use and enjoyment of each asset of Alliance and the Alliance Subsidiaries.

4.18 Related Party Transactions. Neither Alliance nor any Alliance Subsidiary has any contract, extension of credit, business arrangement, depository relationship, or other relationship (written or oral) with (i) any present director or executive officer of Alliance or any Alliance Subsidiary; (ii) any shareholder of Alliance owning 5% or more of the Alliance Common Stock; or (iii) any affiliate of the foregoing, except as disclosed in Section 4.18 to the Alliance Disclosure Schedule. Each extension of credit disclosed in Section 4.18 to the Alliance Disclosure Schedule has been made in the ordinary course of business, and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms-length transactions, and does not involve more than the normal risk of collectability or present other unfavorable features.

4.19 Loans. (a) Each of the Loans of Alliance Bank: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies. For purposes of the foregoing sentence, it is agreed that the phrase “enforceable in accordance with its terms” shall not mean that the borrower or other obligor has the financial ability to repay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby.

(b) Each Loan of Alliance Bank was made in material compliance with the provisions of applicable law and regulation, including but not limited to the RESPA, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, and the regulations promulgated thereunder.

(c) No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any Loan of Alliance Bank exists, and Alliance and Alliance Bank have no knowledge of any borrower’s inability to repay any of such loans when due, whether or not such borrower is currently in default, except as reflected on Alliance’s classified asset schedule.

(d) Neither Alliance nor any Alliance Subsidiary is a party to any oral loan or oral extension of credit.

(e) Neither Alliance nor any Alliance Subsidiary has any liability or obligation, and to Alliance’s knowledge, no events have occurred and no threats have been made which would require Alliance or any Alliance Subsidiary to repurchase or reacquire any Loan, or purchase collateral in respect of any Loan, which was held for sale and which has previously been sold in the ordinary course of Alliance’s discontinued mortgage origination/brokerage business (whether or not such loan has subsequently been reacquired by Alliance or any Alliance Subsidiary) since December 31, 2006 (“Alliance Sold Loans”), or to make any payment on any Alliance Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, the purchaser (or subsequent purchaser or acquiror) of any Alliance Sold Loan in respect of such Alliance Sold Loan, or is otherwise subject to any liability or recourse in respect of any Alliance Sold Loan. Neither Alliance nor any Alliance Subsidiary has any liability to any borrower as a result of the manner in which an Alliance Sold Loan was originated. Section 4.19(e) of the Alliance Disclosure Schedule sets forth detail with respect to any exceptions hereto, including but not limited to the nature and extent of the liability, any limits (in time or dollar amount) on such liability, the basis of such liability, the instrument under which such potential liability arises, the nature and amount of Alliance Sold Loans resulting in such liability and the identity of the party to whom Alliance or Alliance Bank may have such liability.

(f) No Alliance Sold Loan was originated in violation of the representations and warranties of Alliance or Alliance Bank contained or incorporated by reference in any contract or agreement pursuant to which such Alliance Sold Loan was sold or assigned, including but not limited to any representation or warranty regarding the absence of fraud, misstatement of a material fact, omission of a material fact or a fact necessary to make the information provided not misleading, regarding the Alliance Sold Loan, the loan collateral, the borrower or the credit-worthiness of borrower, and any representation or warranty of Alliance or Alliance Bank regarding the absence of any fact, circumstance or condition which would cause, or would reasonably be expected to cause, the purchaser of the Alliance Sold Loan, any subsequent purchaser, securitizer or guarantor of such Alliance Sold Loan (including but not limited to FNMA, FHLMC, GNMA, FHA or the VA) to regard such Alliance Sold Loan as unacceptable as an investment, ineligible for insurance, or which would otherwise cause them to consider the value or marketability of such Alliance Sold Loan to be materially adversely affected.

(g) Neither Alliance nor any Alliance Subsidiary currently services any Loan, including any Alliance Sold Loan, not currently held in portfolio, for any third party. The servicing and collection practices of Alliance and each Alliance Subsidiary with respect to Alliance Sold Loans materially complied with applicable laws, and was in material accordance with the terms and conditions of the agreements pursuant to which such Alliance Sold Loans were sold, whether such servicing was conducted by Alliance, an Alliance Subsidiary, their respective affiliates, a third party or a servicing agent of any of the foregoing.

4.20 Deposits. None of the deposits of Alliance Bank are “brokered” deposits as such term is defined in the rules and regulations of the FDIC or are subject to any lien, encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of Alliance or Alliance Bank.

4.21 Environmental Matters. No environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance is present at, or is or has been generated, used, stored, processed, disposed of, or discharged in violation of any local, state, or federal environmental statute, regulation, rule or ordinance at, any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor’s right) or leased by Alliance or any Alliance Subsidiary, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by Alliance or any Alliance Subsidiary, where such presence or violation would reasonably be expected to have a material adverse effect on the value of the property to Alliance. None of Alliance nor any Alliance Subsidiary has received written notice of, nor to the knowledge of Alliance or any Alliance Subsidiary has Alliance or any Alliance Subsidiary received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on Alliance or any Alliance Subsidiary of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and neither Alliance nor any Alliance Subsidiary is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.

4.22 Litigation and Other Proceedings. Neither Alliance nor any Alliance Subsidiary is a party to any pending, or, to the knowledge of Alliance or the Alliance Subsidiaries, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the ability of Alliance or Alliance Bank to consummate the transactions contemplated hereby or the financial condition, prospects, results of operations, business or properties of Alliance and the Alliance Subsidiaries taken as a whole, and, to the knowledge of Alliance, there is no basis for any of the foregoing. Section 4.22 of the Alliance Disclosure Schedule sets forth a complete and accurate list of all pending actions, suits, investigations or proceedings to which Alliance or any Alliance Subsidiary is a party or which relate to any portion of their respective assets, and threatened actions, suits, investigation or proceedings of which Alliance or any Alliance Subsidiary have knowledge, to which Alliance or any Alliance Subsidiary believes one or more of them may become a party or which relate to any portion of their respective assets. Neither Alliance nor any Alliance Subsidiary have any knowledge of any pending or threatened action, suit or proceeding which presents a claim to prohibit, restrict or restrain the transactions contemplated hereby.

4.23 Absence of Undisclosed Liabilities. Except as (i) reflected, noted and/or adequately reserved against in the Alliance Consolidated Financial Statements as of December 31, 2011, and (ii) incurred since December 31, 2011 in the ordinary course of business consistent with past practice, Alliance and the Alliance Subsidiaries have no material liabilities (whether accrued, absolute, contingent or otherwise) which were required by GAAP to be reflected, noted or reserved against in a balance sheet.

4.24 Compliance with Laws. (a) Alliance and the Alliance Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Alliance and the Alliance Subsidiaries, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. Alliance and the Alliance Subsidiaries are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Dodd-Frank Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries, taken as a whole. Neither Alliance nor any Alliance Subsidiary is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court, other than instances of default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries, taken as a whole.

(b) Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of Alliance or any of the Alliance Subsidiaries which reasonably could be expected to have a material adverse effect on the business of Alliance and the Alliance Subsidiaries taken as a whole. Neither Alliance nor any Alliance Subsidiary is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and neither Alliance nor any Alliance Subsidiary has been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

4.25 Proxy Statement, Etc. None of the information supplied or to be supplied by and relating to Alliance or Alliance Bank for inclusion, or included, in (i) the Proxy Statement; (ii) the Registration Statement; or (iii) any other documents to be filed with any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which Alliance or Alliance Bank is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

4.26 Anti-Takeover Provisions. Alliance, Alliance Bank and each other Alliance Subsidiary has taken all actions required to exempt such company, this Agreement, the Merger and the Bank Merger, and the transactions contemplated hereby and by the Bank Merger Agreement, from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “affiliate transaction”, “control share acquisition” or similar laws or regulations (“Takeover Laws”), including but not limited to Article 14 and Article 15 of the VSCA.

4.27 Derivative Instruments. Neither Alliance nor any Alliance Subsidiary is party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of Alliance, or for the account of one or more of the Alliance Subsidiaries or their customers.

4.28 Tax and Regulatory Treatment. Neither Alliance nor any Alliance Subsidiary has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code. Alliance and Alliance Bank have no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which WFBI would deem unduly burdensome, or which would have an adverse impact on their capacity to consummate the transactions contemplated hereby.

4.29 Fairness Opinion. Alliance has received, on or prior to the date hereof, the written opinion of Davenport & Company LLC to the effect that the Merger is fair, from a financial point of view, to the shareholders of Alliance.

4.30 Brokers and Finders. Except for the fee set forth in Section 4.30 of the Alliance Disclosure Schedule, neither Alliance nor any Alliance Subsidiary, nor any of their officers, directors, employees, or shareholders has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, which Alliance or any Alliance Subsidiary has any obligation to pay, or to indemnify or reimburse any person for, and no broker or finder has acted, directly or indirectly, for Alliance or any Alliance Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V.

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

5.1 Forbearance by Alliance and Alliance Bank. From the date hereof until the Effective Time, Alliance and Alliance Bank covenant and agree that, without the prior written consent of WFBI, each will not do, or agree or commit to do, or permit any Alliance Subsidiary to do or agree or commit to do, any of the following:

(a) (i) except as in the ordinary course of business consistent with past practice, enter into or assume any Material Contract, make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, acquire or dispose of any material property or asset, or subject any of Alliance’s or Alliance Bank’s assets or properties to any lien, claim, charge or encumbrances whatsoever;

(ii) engage in any transaction not in the ordinary course of business;

(b) grant any increase in compensation to its employees or officers or directors, or pay any bonus, or effect any increase in retirement benefits to any class of employees or its officers (unless any such change shall be required by applicable law);

(c) declare, set aside or pay any dividend or other distribution on any class of its capital stock, whether payable in cash, stock or other property;

(d) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other corporation or bank or permit any other corporation or bank to merge into it, or consolidate with any other corporation or bank; liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice or as expressly required by this Agreement;

(e) open, close or relocate any office, branch or banking facility, or acquire, establish or divest any banking or nonbanking facility, or file an application with any federal or other regulatory agency with respect to any of the foregoing;

(f) issue any shares of its capital stock except in connection with the exercise of Alliance Options properly granted prior to the date hereof; issue or grant, or extend or modify the terms of any option, warrant, or other right to acquire Alliance Common Stock;

(g) issue any new or replacement certificate for any shares of Alliance Common Stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;

(h) amend its Articles or Certificate of Incorporation or Association or Bylaws, or similar charter documents;

(i) effect any capital reclassification, stock dividend, stock split, consolidation of shares or similar change in capitalization;

(j) take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect;

(k) (i) enter into any related party transaction of the type contemplated by Section 4.18 hereof, except for transactions relating to deposit relationships or the extension of credit in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectability or other unfavorable features, and in respect of which disclosure has been made to WFBI prior to disbursement;

(ii) cancel without payment in full, or modify in any material respect any contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of Alliance or any Alliance Subsidiary, or any member of the immediate family of the foregoing, or any related interest of any of the foregoing;

(l) solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, or employees, to solicit from, or engage in communications (as defined in Section 6.11) with, any third party, or facilitate inquiries or the making of proposals relating to any Acquisition Proposal (as defined in Section 6.11); or except as provided in Section 6.11, provide any such third party with information or assistance or negotiate or conduct any discussions with any such third party to facilitate such inquiries or to obtain an Acquisition Proposal, or continue any such activities in progress on the date hereof;

(m) knowingly take any action which would: (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a)of the Code; or (iii) adversely affect the ability to perform the covenants and agreements under the Agreement;

(n) enter into any new line of business, or change its lending, investment, asset/liability management, risk management, deposit pricing, or other material banking or operating policies and procedures in any material manner;

(o) adopt, renew, terminate, enter into or amend any employment, consulting, change in control, severance, settlement or other compensatory agreement, arrangement or policy with or with respect to any officer, employee or director;

(p) (i) make or renew any loan or other extension of credit to any person (including, in the case of an individual, his or her immediate family) that (directly or indirectly through a related interest or otherwise) owes, or would as a result of such loan or extension of credit or renewal owe, Alliance or any Alliance Subsidiary more than an aggregate of one million dollars ($1,000,000) in the case of secured real estate loans made in conformity with Alliance Bank’s loan policy as in effect on the date hereof, and five hundred thousand dollars ($500,000) in respect of other loans, provided however, that Alliance and the Alliance Subsidiaries shall not make any new loan which would be placed on the watch list, or increase the amount of credit available to any person or entity that has an existing loan with Alliance or any Alliance Subsidiary that is on the watch list;

(ii) make any loan or other extension of credit which would require approval under Regulation O, other than renewals of loans on the books as of the date hereof;

(q) accept or renew any time deposits, certificates of deposit or other deposit contracts at a rate in excess of the rate for comparable products shown in WFBI’s most recently published rate sheet, plus 25 basis points;

(r) purchase or otherwise acquire any investment security for its own account that is not a U.S. Treasury or U.S. government agency security having a remaining life to maturity of less than three years;

(s) make any capital expenditures individually in excess of $20,000, or in the aggregate in excess of $50,000;

(t) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

(u) (i) originate or make any residential mortgage loan for the purposes of sale into the secondary market;

(ii) originate or make any residential mortgage loan or HELOC loan for its own portfolio, provided that nothing in this Section 5.1(u)(ii) shall prohibit originating or making (1) residential construction loans; or (2) loans to borrowers acquiring residential properties for short term investment and resale; in each case where such loan is secured by a first lien in the residential property being financed;

(v) foreclose upon or take a deed or title to any commercial real estate or residential real estate without first conducting a Phase I environmental inspection of the property and confirming that such Phase I does not indicate the presence of any environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance;

(w) settle any material litigation or claim without prior notice to WFBI;

(x) sell or otherwise dispose of any OREO property having a carrying value of $400,000 or more without prior consultation with WFBI; or

(y) grant any waiver of the time to assess any tax or waiver of the statutory period of limitation with respect to any tax except where necessary to avoid the assessment of any tax it disputes in good faith; or grant any person a power of attorney or authorization to represent it in connection with any taxes, other than powers of attorney which terminate as of the Effective Time.

5.2 Conduct of Business by Alliance. From the date hereof until the Effective Time, Alliance and Alliance Bank covenant and agree that, except as otherwise consented to by WFBI in writing, it shall, and Alliance shall cause Alliance Bank and each other Alliance Subsidiary to:

(a) carry on its business, and maintain its books of account and other corporate records, in the ordinary course consistent with past practice and applicable legal and regulatory requirements;

(b) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization in all material respects, to retain the services of its officers and employees, and maintain customer and other business relationships in all material respects, including relations with the title customers;

(c) maintain all of the structures, equipment, and other real and personal property of Alliance and the Alliance Subsidiaries in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;

(d) use all reasonable efforts to preserve or collect all material claims or causes of action of Alliance and the Alliance Subsidiaries, to enforce all Loan agreements, realize upon collateral and pursue Loan guarantees;

(e) keep in full force and effect all insurance coverage maintained by Alliance or the Alliance Subsidiaries;

(f) perform in all material respects all obligations under all Material Contracts and leases of real property, except where it will not have a material adverse affect on Alliance’s or such Alliance Subsidiary’s rights under such Material Contract or lease, or on the financial condition, prospects or operations of Alliance and the Alliance Subsidiaries, taken as a whole;

(g) comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to Alliance and the Alliance Subsidiaries and the conduct of their respective businesses;

(h) at all times maintain the allowance for loan losses and the reserve for representations and warranties at levels which are adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of Alliance Sold Loans, in accordance with GAAP and regulatory requirements, after taking charge-offs required in accordance with GAAP and regulatory requirements; and at all times make adequate provisions for loan losses in respect of loans originated subsequent to March 31, 2011;

(i) at all times promptly take and recognize appropriate charge-offs required in accordance with GAAP and regulatory requirements;

(j) promptly following receipt, and prior to taking any action in respect thereof, advise WFBI of any request to repurchase or reacquire any Alliance Sold Loan, or to make any payment in respect of any Alliance Sold Loan, or to indemnify any person in respect of an Alliance Sold Loan;

(k) terminate, on or before the Closing Date, the Alliance ERISA Plan known as the “Alliance Bank Corporation 401(k) Plan” (the “Alliance 401(k) Plan”), a defined contribution plan described in Section 401(k) of the Code;

(l) cooperate fully with WFBI to make Alliance and Alliance Bank employees available at reasonable times for training prior to Closing, provided that such cooperation does not materially interfere with their duties with Alliance and Alliance Bank;

(m) make appropriate staff of Alliance and Alliance Bank available to assist in the systems and operations conversion, provided that such cooperation does not materially interfere with their duties with Alliance and Alliance Bank;

(n) not later than immediately prior to Closing establish and take such charge-offs, reserves and accruals as WFBI may reasonably request to conform Alliance’s and Alliance Subsidiaries’ loan, accrual, reserve and other accounting policies to those of WFBI; and effect such sales of investment securities as WFBI may reasonably request;

(o) use its best efforts to enter into agreements with each of the landlords and/or sublessees of the leased real properties set forth in Section 4.11 of the Alliance Disclosure Schedule, relating to the termination, disposition, or other resolution of such leases and subleases, as appropriate. Alliance and Alliance Bank agree that discussions and negotiations with respect to such agreements shall be conducted in cooperation and consultation with WFBI; and

(p) cooperate with WFBI to identify Loans and other assets for sale or other disposition by WFBI after the Effective Time.

5.3 Approval of Alliance Shareholders. Subject to the effectiveness of the Registration Statement, Alliance shall cause a meeting of its shareholders (the “Alliance Shareholder Meeting”) to be convened as soon as reasonably possible, but no later than 55 days after the effectiveness of the Registration Statement, for the purpose of considering the approval of the Merger and adoption of this Agreement. Alliance shall cause to be distributed to each shareholder of record of Alliance (according to the transfer records of Alliance as of the record date for the Alliance Shareholder Meeting), such material required by applicable statutes and regulations including but not limited to a copy of the joint Prospectus/Proxy Statement (the “Proxy Statement”) to be prepared by WFBI with the assistance of Alliance in connection with the Merger and to be included in the Registration Statement. The Proxy Statement shall be mailed by Alliance on the date (the “Mailing Date”) at least 20 business days prior to the date of the Alliance Shareholder Meeting. Except as contemplated by Section 6.11, the Board of Directors of Alliance shall recommend to its shareholders that they vote the shares held by them to approve the Merger and to adopt this Agreement and the Plan of Merger, and Alliance shall use its best efforts in good faith to obtain its shareholders’ approval of the Merger, this Agreement and the Plan of Merger in accordance with Virginia law.

5.4 Conduct of Business by WFBI. From the date hereof until the Effective Time, WFBI covenants and agrees that, except as otherwise consented to by Alliance and Alliance Bank in writing, it shall, and WFBI shall cause WF Bank to:

(a) use its best efforts to: (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; (iii) conduct its business in the ordinary course, consistent with past practice; and (iv) preserve for itself the goodwill of its customer and other business relationships;

(b) not knowingly take any action which would: (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Code; or (iii) adversely affect the ability to perform the covenants and agreements under this Agreement;

(c) not (i) amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect Alliance, Alliance shareholders or the transactions contemplated by this Agreement; or (ii) make or pay any extraordinary one-time dividend or distribution on shares of WFBI Common Stock, other than any distribution or dividend payable in shares of WFBI Common Stock which would result in the adjustment of the Conversion Ratio pursuant to Section 2.1(e) hereof;

(d) comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to WFBI and WF Bank and the conduct of their respective businesses;

(e) at all times maintain the allowance for loan losses and the reserve for representations and warranties at levels which are adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of WFBI Sold Loans, in accordance with GAAP and regulatory requirements, after taking charge-offs required in accordance with GAAP and regulatory requirements; and

(f) WFBI shall use all of its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by the Capital Commitments on the terms and conditions described therein, including all of their respective reasonable best efforts to (i) maintain in effect the Capital Commitments, (ii) satisfy on a timely basis all conditions applicable to WFBI to consummate the transaction contemplated by the Capital Commitments in the manner set forth therein, and (iii) consummate the transactions contemplated by the Capital Commitments at or prior to Closing. If any investment contemplated by one or more Capital Commitments becomes unavailable on the terms and conditions described in the Equity Commitments, then WFBI shall use all of their respective reasonable best efforts to obtain replacement investment from alternative sources (the “Alternative Financing”); provided, that WFBI shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate not materially less favorable to WFBI than the terms of the Capital Commitments from investment sources at least as reputable as the investment sources providing the Capital Commitments. WFBI shall give Alliance prompt written notice of any material breach by any party to a Capital Commitment of which WFBI has knowledge or any termination by an investor of its obligations under a Capital Commitment.

5.5 Approval of WFBI Shareholders. Subject to the effectiveness of the Registration Statement, WFBI shall cause a meeting of its shareholders (the “WFBI Shareholder Meeting”) to be convened as soon as reasonably possible, but no later than 55 days after the effectiveness of the Registration Statement, for the purpose of considering the approval of the Merger and adoption of this Agreement. WFBI shall cause to be distributed to each shareholder of record of WFBI (according to the transfer records of WFBI as of the record date for the WFBI Shareholder Meeting), such material required by applicable statutes and regulations including but not limited to a copy of the Proxy Statement. The Proxy Statement shall be mailed by WFBI on the date at least 20 business days prior to the date of the WFBI Shareholder Meeting. The Board of Directors of WFBI shall recommend to its shareholders that they vote the shares held by them to approve the Merger and to adopt this Agreement and the Plan of Merger, and WFBI shall use its best efforts in good faith to obtain its shareholders’ approval of the Merger, this Agreement and the Plan of Merger in accordance with Virginia law.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1 Access and Information. (a) Alliance and Alliance Bank shall afford to WFBI, and to WFBI’s accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours of Alliance and Alliance Bank, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to WFBI: (i) a copy of each report, schedule and other document filed or received by it during such period with or from (w) the SEC; (x) the SCC and the VBFI; (y) the Federal Reserve Board; or (z) the FDIC; and (ii) all other information concerning its business, assets, properties and personnel as WFBI may reasonably request. WFBI and its accountants, counsel, financial advisors and other representatives will request permission for all such access reasonably in advance, and all such access will be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Alliance and Alliance Bank. WFBI shall cause all information obtained by it or its representatives from Alliance and Alliance Bank pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all documents (including copies thereof) obtained hereunder from Alliance and Alliance Bank, and shall destroy all copies of any analyses, compilations, notes, studies or other documents prepared from any such material for their use.

(b) WFBI agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Alliance and its authorized representatives access (during normal business hours) to WFBI’s personnel, books and records as Alliance may reasonably request. Alliance and Alliance Bank agree that they shall cause all information obtained by them or their representatives from WFBI or WF Bank pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public other than through violation of this Agreement or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all information, including documents and other media and any copies thereof obtained hereunder from WFBI or WF Bank, and shall destroy or return to WFBI or WF Bank all copies, extracts or summaries of any analyses, compilations, notes, studies or other documents or information prepared from any such material for their use.

6.2 Registration Statement; Applications; Cooperation. (a) Subject to the receipt of necessary information regarding Alliance required to be included therein, WFBI shall prepare and file with the SEC a registration statement (the “Registration Statement”) on Form S-4 under the Securities Act, containing the Proxy Statement to be used in connection with the Alliance Shareholder Meeting and the WFBI Shareholder Meeting, as promptly as practicable, and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable.

(i) The parties hereto agree, that at the time the Registration Statement becomes effective and at the Mailing Date of the Proxy Statement, the Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, and the Registration Statement, at the time it becomes effective, and the Proxy Statement, in either case as amended or supplemented by any amendment or supplement filed with the SEC, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date included therein shall be deemed to modify information of an earlier date, and with respect to either party, the foregoing statement shall not apply to statements in or omissions from the Registration Statement or Proxy Statement made in reliance upon and in conformity with information furnished by the other party for use in the Registration Statement or Proxy Statement. After becoming aware of any statement or omission which renders the statement set forth in the preceding sentence not true or correct, WFBI will promptly amend, supplement or revise such material in order to make the statement in the preceding sentence true and correct at all times up to and including the Effective Time. WFBI shall promptly take any action required to be taken under foreign or state securities or blue sky laws in connection with the issuance of WFBI Common Stock in the Merger.

(ii) Alliance agrees that it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate with WFBI in the preparation and filing of the Registration Statement, including, but not in limitation, by providing on a prompt basis information requested by WFBI for inclusion in the Registration Statement, and by providing comments on drafts on a timely basis. Alliance, and its legal, financial and accounting advisors, shall have the right to review and comment upon the Registration Statement. Each of WFBI and Alliance agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.

(b) As promptly as practicable after the furnishing by Alliance and Alliance Bank of all information regarding them required to be reflected therein, WFBI shall file: (i) the applications and notices with the Federal Reserve Board, the SCC, the VBFI and any other regulatory agency having authority over the Merger, the Bank Merger and the transactions contemplated hereby, required by applicable law and regulation for the consummation of the transactions contemplated by this Agreement, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by WFBI. Alliance, and its legal, financial and accounting advisors, shall have the right to review and comment upon the applications prior to their filing. To the extent available, WFBI shall request expedited treatment of such applications, and shall take reasonable steps to pursue approval of the applications. Alliance and Alliance Bank agree that they shall, and shall cause their employees, agents, representatives, and advisors to, cooperate with WFBI in the preparation and filing of the regulatory applications, including, but not in limitation, by providing on a prompt basis information requested by WFBI or its advisors for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis.

6.3 Notice of Actual or Threatened Breach. Each party will promptly give written notice to the other parties upon becoming aware of any impending or threatened occurrence of any event or the failure of any event to occur which might cause or constitute a breach of any of the representations, warranties or covenants made by such party in this Agreement, any other changes or inaccuracies in any data previously given or made available to the other parties, or which might threaten consummation of the transactions contemplated hereby.

6.4 Current Information. (a) During the period from the date of this Agreement to the Effective Time, Alliance and Alliance Bank will: (i) cause one or more of its representatives to confer on a regular and frequent basis with representatives of WFBI to report its financial condition and the general status of its ongoing operations; (ii) promptly notify WFBI of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them, and (iii) keep WFBI fully informed with respect to such events.

(b) During the period from the date of this Agreement to the Effective Time, WFBI will (i) cause one or more of its representatives to confer on a regular basis with representatives of Alliance and Alliance Bank to report its financial condition and its ongoing operations; (ii) promptly notify Alliance and Alliance Bank of any material change in the normal course of its business or in the operation of its properties and any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them, (iii) promptly provide to Alliance and Alliance Bank copies of all regulatory applications required to be filed by WFBI under this Agreement and related correspondence to and from the applicable regulatory authorities and (iv) keep Alliance and Alliance Bank fully informed with respect to such events.

6.5 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger and the transactions contemplated hereby. Alliance agrees that the aggregate expenses of Alliance, including all fees and expenses of legal counsel, accountants, and financial or other advisors (including Davenport & Company LLC), shall not exceed customary amounts (according to the respective industry standard), and shall report in writing to WFBI, upon request made from time to time, the amount of such fees and expenses.

6.6 Filing with the SCC. WFBI and Alliance shall execute and deliver and use their best efforts to file appropriate Articles of Merger with the SCC at the earliest practicable date after satisfaction or waiver of the conditions set forth in Article VII hereof.

6.7 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. WFBI, or Alliance and Alliance Bank, as the case may be, will use their respective best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8 Press Releases and Public Disclosures. WFBI and Alliance will consult with each other and jointly approve the form, substance and timing of any press release, disclosures to shareholders, staff, customers, and the public at large on matters related to this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, WFBI and Alliance agree that WFBI and Alliance shall, promptly following the execution hereof, issue a joint press release announcing the execution of the Agreement and the proposed Merger, and further agree that WFBI and Alliance shall each be entitled to issue separate press releases announcing the execution of the Agreement and the proposed Merger, a copy of which release will be provided to the other party prior to issuance, and that Alliance shall file a Current Report on Form 8-K, in accordance with the Exchange Act, following execution hereof, which filing shall include copies of this Agreement, and such other agreements contemplated hereby, as such party may deem appropriate.

6.9 Bank Employees. (a) At and following the Effective Time, WFBI shall honor, and WFBI shall be obligated to perform, in accordance with their terms, the contractual rights of current and former employees of Alliance and Alliance Bank existing as of the Effective Time, including any severance, employment or “change in control” agreements of Alliance set forth in Section 4.15(b) of the Alliance Disclosure Schedule, in each case as the same may be modified or terminated in accordance with the applicable terms thereof. The severance, change in control, termination or similar payments which are payable pursuant to such agreements, plans or policies of Alliance (which have been quantified in reasonable detail as of the date hereof) are set forth in Section 4.15(b) of the Alliance Disclosure Schedule.

(b) Subject to the terms of employment agreements in effect as of the date hereof and which have been disclosed to WFBI on the Alliance Disclosure Schedule, WFBI presently intends to offer continued employment to non-executive officer and executive officer employees of Alliance Bank as of the Effective Time; provided that WFBI shall have no obligation to continue the employment of any Alliance or Alliance Bank employee after the Effective Time. WFBI agrees that each Alliance or Alliance Bank employee who is not under an employment contract, and who is not the beneficiary of an individual, termination, change in control, severance or similar arrangement or agreement, and who is involuntarily terminated without cause within 90 days following the Effective Time shall receive a severance payment determined in accordance with the terms of the Alliance Bank Corporation Change in Control Employee Severance Plan, in exchange for his or her execution of a full and complete release in favor of the parties in form satisfactory to WFBI.

(c) All employees of Alliance and Alliance Bank who become employees of WFBI or WF Bank upon consummation of the transactions contemplated hereby (“Continuing Employees”) will be eligible to participate in WFBI’s employee benefit plans on the same basis as similarly situated WFBI employees and will receive credit for prior years of service in determining eligibility and vesting (but not benefit accruals). In the case of any such benefit plan under which benefits are provided through insurance, WFBI’s agreement to credit prior service is subject to the consent of the applicable insurer, which WFBI shall use reasonable business efforts to obtain.

(d) WFBI shall use its reasonable business efforts to cause medical, dental or health plans of WFBI or WF Bank, to (i) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation; and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Continuing Employees on or after the Effective Time to the extent such Continuing Employee had satisfied any similar limitation or requirement under an analogous plan of Alliance’s prior to the Effective Time.

(e) WFBI and Alliance acknowledge that it may be appropriate or convenient to provide certain employees of Alliance and Alliance Subsidiaries who will not be retained as employees of WFBI or WF Bank with an incentive, in the form of a “retention” or “pay to stay” bonus, to remain in the employ of Alliance, WFBI or their respective Subsidiaries until Closing, until the completion of a systems conversion, or some other transition period following Closing. WFBI shall consult with Alliance with respect to the identification of such employees, and the amount of any such bonus.

(f) Effective as of the day before the Effective Time, Alliance shall terminate the Alliance 401(k) Plan, and one hundred percent vest all benefits provided thereunder. As soon as administratively practicable following the Effective Time and in accordance with ERISA and the Code, WFBI shall cause the assets of the Alliance 401(k) Plan to be distributed to the participants in the Alliance 401(k) Plan and shall take all other actions necessary and proper in order to implement the termination of the Alliance 401(k) Plan and related trust. As soon as administratively practicable following the Effective Time, WFBI shall take such action as is reasonably necessary to enable the Continuing Employees who participate in the Alliance 401(k) Plan as of the Effective Time (the “Hired Participants”) to transfer to the 401(k) plan established or maintained by WFBI or WF Bank via direct rollover cash and promissory notes held in the account of the electing Hired Participants under the Alliance 401(k) Plan.

(g) Within fifteen (15) days of the Closing Date, WFBI or WF Bank shall provide to Alliance a list of Alliance ERISA Plans which Alliance or an Alliance Subsidiary (if applicable) shall terminate on or before the Closing Date, and Alliance or an Alliance Subsidiary shall terminate such listed Alliance ERISA Plans on or before the Closing Date.

6.10 D&O Indemnification. (a) From and after the Effective Time, and through the through the three year anniversary of the Effective Time, WFBI shall indemnify and hold harmless the current and former officers, employees, directors and agents of Alliance and the Alliance Subsidiaries (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any act or omission or other matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Alliance, Alliance Bank or any Alliance Subsidiary or is or was serving at the request of Alliance as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger, to the fullest extent which such Indemnified Parties would be entitled under the Alliance Articles of Incorporation and Bylaws, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and Alliance’s Articles of Incorporation or Bylaws, and/or any agreement between Alliance and such Indemnified Person, as in effect on the date of this Agreement and which been disclosed in Section 6.10 to the Alliance Disclosure Schedule, to the extent legally permitted to do so.

(b) Any Indemnified Person wishing to claim indemnification under this Section 6.10 hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify WFBI, but the failure to so notify shall not relieve WFBI of any liability it may have to such Indemnified Person if such failure does not actually prejudice WFBI. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) WFBI shall have the right to assume the defense thereof and WFBI shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if WFBI elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between WFBI and the Indemnified Persons, the Indemnified Persons may retain counsel which is reasonably satisfactory to WFBI, and WFBI shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Persons (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Persons will cooperate in the defense of any such matter, (iii) WFBI shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (iv) WFBI shall have no obligation hereunder to the extent that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For three years after the Effective Time, there shall be maintained in force (either through the purchase by Alliance and Alliance Bank of tail coverage of Alliance’s existing officers’ and directors’ liability insurance policy, under WFBI’s existing policy, or another policy), officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered by the Alliance’s and Alliance Bank’s officers’ and directors’ liability insurance policy as of the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof. The cost of such coverage for the full three year period (whether paid by WFBI or by Alliance or Alliance Bank shall not exceed 300% of the amount paid by Alliance in its last full fiscal year for one year’s coverage, which amount is set forth in Section 6.10 of the Alliance Disclosure Schedule. In the event that the cost of such coverage exceeds such amount, then the available amount shall be used to purchase coverage for the longest available period. Section 6.10 of the Alliance Disclosure Schedule sets forth each contract, agreement, plan, resolution, charter provision, bylaw provision or other arrangement or understanding pursuant to which Alliance or any Alliance Subsidiary has or may have any obligation to indemnify any director, officer, employee or agent.

(d) If WFBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of WFBI or the surviving company shall assume the obligations set forth in this Section 6.10 hereof prior to or simultaneously with the consummation of such transaction.

6.11 Acquisition Proposals. (a) Notwithstanding anything contained in Sections 5.1(a)(ii) and 5.1(l) to the contrary, in the event that Alliance or any Alliance Subsidiary shall receive, prior to the Closing, an Unsolicited Acquisition Proposal (as hereinafter defined) which, in the good faith determination of the Board of Directors of Alliance, the fiduciary duty of the directors under Virginia law requires that the Board of Directors consider, negotiate or communicate, or provide information with respect to (collectively “communications”), because such Unsolicited Acquisition Proposal is more favorable from a financial point of view to the shareholders of Alliance than the Merger, which such determination shall be made after receiving the advice of counsel to Alliance regarding the requirements of the fiduciary duty of the directors under Virginia law and the advice of Alliance’s financial advisor that the Unsolicited Acquisition Proposal is more favorable to Alliance’s shareholders from a financial point of view than the Merger, then Alliance shall be entitled to engage in such communications.

(b) In the event that the Board of Directors of Alliance:

(i) approves entering into an agreement for any Unsolicited Acquisition Proposal, or Alliance and/or Alliance Bank consummate any such Unsolicited Acquisition Proposal, then this Agreement shall terminate as of the date of such approval or consummation, and Alliance and Alliance Bank shall be liable to WFBI for the amount specified in Section 8.2(b).

(ii) while any unrejected Unsolicited Acquisition Proposal exists, (1) recommends any Unsolicited Acquisition Proposal to the shareholders of Alliance; (2) shall fail to recommend the Merger to the shareholders of Alliance in accordance with this Agreement; (3) withdraws or adversely modifies its recommendation of the Merger to shareholders of Alliance; or (4) subsequent to the Communications End Date as defined in Section 6.11(b)(iii), fails upon request of WFBI to reconfirm its recommendation of the Merger to shareholders of Alliance; then this Agreement shall terminate as of the date of such event set forth in (1), (2), (3) or (4), and Alliance and Alliance Bank shall be liable to WFBI for the amount specified in Sections 8.2(b).

(iii) shall make the determination described in Section 6.11(a) resulting in Alliance engaging in communications with respect to any Unsolicited Acquisition Proposal, and such communications shall extend until the earlier of: (i) 45 days from the date on which Alliance provided notice of such Unsolicited Acquisition Proposal to WFBI; and (ii) the day which is the day immediately prior to the date set forth in Section 8.1(b) (the “Communications End Date”), and Alliance shall not have (x) rejected such Unsolicited Acquisition Proposal, and (y) advised WFBI orally and in writing of such rejection, by noon on the Communications End Date, then WFBI shall have the right to terminate this Agreement, effective immediately, upon notice to Alliance, and Alliance and Alliance Bank shall be liable to WFBI for the amount specified in Section 8.2(b).

It is expressly understood and acknowledged that the sole remedy available to WFBI for termination pursuant to this Section 6.11 shall be the amount payable under Section 8.2(b).

(c) For purposes of this Section 6.11:

(i) An “Acquisition Proposal” shall mean any inquiry, offer or proposal, other than the Merger or the Bank Merger, received by Alliance or any Alliance Subsidiary from any person or entity other than WFBI or an affiliate of WFBI (including deemed receipt as a result of the public announcement of such proposal by the proponent) regarding: (1) any merger, consolidation, reorganization, share issuance, recapitalization, business combination, share purchase or exchange, purchase and assumption or similar transaction involving Alliance or Alliance Bank; or (2) any issuance, sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all, or any substantial portion of, the assets of Alliance or Alliance Bank.

(ii) An “Unsolicited Acquisition Proposal” shall mean any Acquisition Proposal received without violation of the provisions of Section 5.1(l) hereof. Any Acquisition Proposal received by Alliance or any Alliance Subsidiary from any person or entity previously contacted by Alliance or any Alliance Subsidiary (or by any person or entity acting or purporting to act on behalf of Alliance or any Alliance

Subsidiary, including but not limited to representatives of Davenport & Company LLC) prior to the date hereof, but not contacted after the date hereof in violation of Section 5.1(l) shall be deemed an Unsolicited Acquisition Proposal. Any Acquisition Proposal received as a result of a violation of Section 5.1(l) shall not be deemed an Unsolicited Acquisition Proposal.

(d) Alliance and Alliance Bank shall promptly, and in any event no more than 24 hours after receipt and prior to engaging in communications with the party making the Unsolicited Acquisition Proposal, advise WFBI of, communicate to WFBI the terms of, and provide WFBI with a copy of, any such Acquisition Proposal or inquiry with respect to an Acquisition Proposal addressed to Alliance or Alliance Bank or of which Alliance, Alliance Bank or their respective executive officers or directors has actual knowledge. Alliance’s and Alliance Bank’s Board of Directors shall use their respective best efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of this Section and Section 5.1(l).

6.12 Trust Preferred Securities. WFBI acknowledges that AVCT holds subordinated debentures issued by Alliance and has issued preferred securities which are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities. WFBI agrees that at the Effective Time, it shall expressly assume all of Alliance’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for Alliance) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by AVCT, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of Alliance’s obligations with respect to the subordinated debentures and the trust preferred securities issued by AVCT (the “Trust Preferred Assumption”).

6.13 Nasdaq Listing. WFBI shall use its best efforts to cause the shares of WFBI Common Stock to be issued in connection with the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance.

6.14 Status of Capital Commitments. The Capital Commitments constitute the obligations of the respective parties thereto only, and none of Alliance, its stockholders or Alliance Bank shall be considered a third party beneficiary thereof or shall otherwise have any expectancy therein or rights against the parties thereto. In the event that any investor party to a Capital Commitment shall fail to perform its obligation to provide capital to WFBI thereunder in a timely manner, WFBI shall have the sole discretion to determine what remedies, if any, to pursue as a result thereof and shall have full control of the manner and timing of the enforcement and termination of claims with respect thereto. If WFBI shall determine to pursue any such remedies, and shall be awarded in respect of its claims, in either a final judgment (or settlement) not subject to further appeal, any amounts from the investor party in excess of the costs incurred by WFBI in enforcing its claims, WFBI will pay one-half of such excess (without interest) to Alliance as a contractual cost reimbursement, not as damages.

6.15 Disclosure. The Alliance Disclosure Schedule and the WFBI Disclosure Schedule called for by this Agreement shall be updated as of the Closing Date for comparative and information purposes. Disclosure of an item for the first time on such updated schedules shall not be considered in determining the truth or accuracy of any representation or warranty.

6.16 Directors of WFBI. At the Effective Time, WFBI shall appoint three (3) current members of the Board of Directors of Alliance (the “Alliance Nominees”) as members of the Board of Directors of WFBI, to serve as directors of WFBI until their successors are duly elected and qualified. The Alliance Nominees shall provide such information with respect to their qualifications as WFBI shall reasonably request and shall comply with any policies and conditions regarding board service applicable to all WFBI directors. The Alliance Nominees shall be selected jointly by WFBI and Alliance and approved by the Nominating Committee of the Board of Directors of WFBI. WFBI shall take whatever other actions are necessary to effect the provisions of this Section 6.16, including, without limitation, increasing the authorized number of members of its Board of Directors. This

Section 6.16 does not establish a contractual right to continued service on the WFBI board of directors by the Alliance Nominees. The inclusion of the Alliance Nominees on slates of nominees put forward by the WFBI board of directors from and after their appointment pursuant to this Section 6.16 shall be determined in the same manner as all other nominees and incumbent directors.

ARTICLE VII.

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Merger, the Agreement and the Plan of Merger shall have been approved by (i) the requisite vote of the shareholders of Alliance and (ii) the requisite vote of the shareholders of WFBI.

(b) Tax Opinion. WFBI shall have received an opinion of Bracewell & Giuliani LLP and Alliance shall have received an opinion of Troutman Sanders LLP each reasonably acceptable in form and substance to the recipient thereof, dated as of the Closing Date, substantially to the effect that based on the terms of this Agreement and on the basis of certain facts, representations and opinions contained in certificates of officers of WFBI, Alliance and their respective subsidiaries, as set forth in such opinions, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the shareholders of Alliance (i) will not recognize gain or loss upon receipt of the Stock Consideration in exchange for their shares of Alliance Common Stock (except with respect to cash received in lieu of fractional shares), and (ii) will recognize any gain realized on the Merger up to the sum of the Cash Consideration received in exchange for their shares of Alliance Common stock.

(c) Regulatory Approvals. WFBI shall have received approval of the transactions contemplated by this Agreement from the Federal Reserve Board, the VBFI, the SCC and any other federal or state regulatory agencies whose approval is required for consummation of such transactions (including those relating to mortgage banking, brokerage or lending activities), and all notice and waiting periods after the granting of any such approval shall have expired.

(d) Registration Statement. The Registration Statement shall have been declared effective and shall remain effective through the Effective Time, and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or threatened. In addition, all state securities and blue sky permits and approvals required to carry out the transactions contemplated hereby shall have been obtained.

(e) Trust Preferred Assumption. WFBI shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by WFBI to effect the Trust Preferred Assumption.

(f) Capital Investment in WFBI. The transactions contemplated by the Capital Commitments shall have been consummated and the investors shall have made the funds available to WFBI. In addition, WFBI shall have raised, via the Capital Commitments or otherwise, an amount of capital sufficient to obtain the regulatory approvals described in Section  7.1(c).

7.2 Conditions to Obligation of WFBI to Effect the Merger. The obligation of WFBI to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties; Corporate Proceedings. Each representation and warranty of Alliance and Alliance Bank set forth in Article IV hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and WFBI shall have received a certificate of the President of Alliance and Alliance Bank to that effect. All action required to have been taken by, or on the part of, Alliance or Alliance Bank to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and WFBI shall have received certified copies of the resolutions evidencing such authorizations.

(b) Performance of Obligations. Alliance and Alliance Bank shall each have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and WFBI shall have received a certificate of the President of Alliance and Alliance Bank to that effect.

(c) Permits, Authorizations, Etc. Alliance and Alliance Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by them for the lawful consummation of the Merger and the Bank Merger in accordance with applicable law and without violation of any Material Contract.

(d) No Material Adverse Change. There shall not have been, since the date hereof, any material adverse change in the business, operation, assets, liabilities, financial condition, prospects or results of operations of Alliance and the Alliance Subsidiaries, taken as a whole.

(e) Regulatory Approvals. WFBI shall have received approval of the transactions and the Bank Merger contemplated by this Agreement from the Federal Reserve Board, the VBFI, the FDIC, the SCC and any other federal or state regulatory agencies whose approval is required for consummation of such transaction, without the imposition of any condition or conditions that, in the good faith reasonable judgment of WFBI, would have a material adverse effect on the value of the Merger to WFBI (excluding conditions that are ordinarily imposed in connection with transactions of the type contemplated by this Agreement), and all notice and waiting periods after the granting of any such approval shall have expired. WFBI shall have received confirmation from the Federal Reserve that WFBI may, following the Trust Preferred Assumption, continue to include the assumed trust preferred securities as Tier 1 capital of WFBI.

(f) No Injunction. No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

(g) Litigation. At the Effective Time, there shall not be pending or to the knowledge of Alliance, Alliance Bank or WFBI, threatened against Alliance or Alliance Bank or the officers, directors or employees thereof in their capacity as such, any suit, action or proceeding (including antitrust actions) which, if successful, would, in the reasonable judgment of WFBI, have a material adverse effect on the financial condition, operations, business or prospects of Alliance, Alliance Bank or the Surviving Corporation.

(h) Support Agreement. All of the directors of Alliance and Alliance Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit D.

(i) 280G Issues. WFBI shall be reasonably satisfied, either through mutually agreeable pre-Closing amendments or otherwise, that Alliance shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any employment, severance or change in control agreement, benefit plans, or similar arrangements between Alliance or any Alliance Subsidiary and any officers, directors, or employees thereof that will result in the imposition of any tax under Section 4999 of the Code, the nondeductibility of any portion of such payment, or require any “gross up” payment.

(j) Tax Certificate. Alliance shall have delivered to WFBI a certification dated not more than 30 days prior to the Effective Time, and signed by Alliance to the effect that Alliance is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

(k) Brokers and Finders Fees. Alliance and Alliance Bank shall have paid in full, at or prior to Closing, all amounts owing in respect of the payments contemplated in Section 4.31 hereof.

(l) Third Party Consents and Agreements. (i) Alliance and the Alliance Subsidiaries shall have obtained all third party consents under any material agreement, contract, note, license, permit or other document by which Alliance and Alliance Bank is bound or to which any of their respective properties is subject required for the consummation of the transactions contemplated hereby, except such consents which, individually or in the aggregate do not result in a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of Alliance, taken as a whole. Alliance and Alliance Bank shall have obtained the consent of the landlord under each real property lease described in Section 4.11 of the Alliance Disclosure Schedule to the succession of WFBI or WF Bank thereunder.

(ii) Alliance and/or Alliance Bank shall have entered into the agreements described in Section 5.2(o).

(m) Fairness Opinion. WFBI shall have received from Paragon Capital Group LLC, an updated fairness opinion dated as of a date not later than date of the effectiveness of the Registration Statement, to the effect that the Merger is fair, from a financial point of view, to the shareholders of WFBI.

(n) Non-competition and Non-solicitation Agreements. All of the directors of Alliance and Alliance Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this Agreement, entered into a Non-competition and Non-solicitation Agreement in substantially the form attached hereto as Exhibit E.

(o) Accountants’ Letter. WFBI shall have received from YHB a letter dated the Closing Date with respect to certain financial information regarding Alliance, which shall be substantially in the following form:

(i) they are independent public accountants with respect to Alliance;

(ii) in their opinion the audited financial statements of Alliance examined by them and included in the Proxy Statement furnished to shareholders of Alliance, or subsequently provided to WFBI and/or the shareholders of Alliance, comply as to form in all material respects with the requirements applicable thereto;

(iii) at the request of Alliance they have carried out procedures to a specified date not more than 5 business days prior to the Effective Time as follows: (1) read the unaudited financial statements of Alliance for the period from the date of the most recent audited financial statements of Alliance through the last day of the most recent calendar month ended prior to such specified date not more than 5 days prior to the Effective Time; (2) read the minutes of the meetings of the shareholders and of the Board of Directors (and all committees thereof) of Alliance from the date of the most recently audited financial statements to a date not more than 5 days prior to the Effective Time, and (3) consulted with certain officers and employees of Alliance responsible for financial and accounting matters as to whether there has been any change in Alliance capital stock or long-term debt, or any decrease in consolidated net assets or in the total or per-share amounts of net income of Alliance, and, based on such procedures and except as disclosed in such letter, nothing has come to their attention which would cause them to believe that:

(A) the financial statements referred to in (1) above do not fairly present the financial position of Alliance and the results of its operations and changes in its financial position at the dates and for the periods referred to therein and are not presented in conformity with GAAP applied on a basis consistent in all material respects with that of the most recent audited consolidated statements of Alliance, except as expressly required by this Agreement or noted in such letter;

(B) as of said date not more than 5 business days prior to the Effective Time, there was any (x) change in the Alliance capital stock or long-term debt of Alliance or (y) decreases in consolidated net assets of Alliance, in each case as compared with the amounts shown in the balance sheet of Alliance at the date of the most recent audited financial statements, or for the period from the date of the most recent financial statements to said date not more than 5 business days prior to the Effective Time, there were any decreases, as compared with the corresponding portion of the preceding fiscal year, in the total or per share amounts of income before extraordinary items or net income, other than, in each case, as set forth in such letter.

7.3 Conditions to Obligation of Alliance and Alliance Bank to Effect the Merger. The obligation of Alliance and Alliance Bank to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties; Corporate Proceedings. Each representation and warranty of WFBI set forth in Article III hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects ) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and Alliance and Alliance Bank shall have received a certificate of the Chief Executive Officer of WFBI to that effect. All corporate action required to have been taken by, or on the part of, WFBI to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and Alliance and Alliance Bank shall have received certified copies of the resolutions evidencing such authorizations.

(b) Performance of Obligations. WFBI shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and Alliance and Alliance Bank shall have received a certificate of the Chief Executive Officer of WFBI to that effect.

(c) Permits, Authorizations, Etc. WFBI shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger and Bank Merger in accordance with applicable law.

(d) No Material Adverse Change. There shall not have been, since the date hereof, any material adverse change in the business, operation, assets, liabilities, financial condition, prospects or results of operations of WFBI and WF Bank, taken as a whole.

(e) No Injunction. No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

(f) Fairness Opinion. Alliance shall have received from Davenport & Company LLC, an updated fairness opinion dated as of a date not later than the date of the effectiveness of the Registration Statement, to the effect that the Merger is fair, from a financial point of view, to the shareholders of Alliance.

(g) Merger Consideration. WFBI shall have deposited with the Exchange Agent, or authorized and directed the Exchange Agent to issue, the Merger Consideration to be paid to holder of Alliance Common Stock in accordance with the provisions of Article II hereof.

(h) NASDAQ Listing. The shares of WFBI Common Stock to be issued in connection with the Merger shall have been approved for listing, upon effectiveness of the Merger and official notice of issuance, by NASDAQ.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of all parties hereto;

(b) by either WFBI or Alliance, at any time after February 28, 2013, if the Merger shall not theretofore have been consummated, unless: (i) the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein or; (ii) the date reflected in this Section 8.1(b) shall be extended in writing by all of the parties hereto, provided, however that if Alliance engages in communications in violation of Section 5.1(l) at any time after the date hereof, Alliance shall not be entitled to terminate this Agreement pursuant to provisions of Section 8.1(b);

(c) (i) by Alliance, in the event of the material breach by WFBI of any representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within 30 days of delivery of written notice of breach, or (ii) by WFBI, in the event of the material breach by Alliance or Alliance Bank of any representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within of 30 days of delivery of written notice of breach, provided that no cure period shall be available for a breach involving the provisions of Section 5.1(l);

(d) by either Alliance or WFBI if any governmental or regulatory approval required for consummation of the transactions contemplated hereby shall have been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available for such appeal;

(e) by either Alliance or WFBI, in the event that any of the conditions precedent to the obligation of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in 8.1(b) of this Agreement, provided that the terminating party(ies) shall not be in material breach of a representation, warranty or covenant of this Agreement at the time of termination pursuant to this Section 8.1(e);

(f) by either Alliance or WFBI, in the event that the Merger, the Agreement and the Plan of Merger are not approved by the requisite vote of the shareholders of Alliance at the Alliance Shareholder Meeting or the requisite vote of the shareholders of WFBI at the WFBI Shareholder Meeting; or

(g) by either Alliance or WFBI, in accordance with the provisions of Section 6.11(b).

8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Alliance and Alliance Bank or WFBI as provided in Section 8.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either Alliance and Alliance Bank or WFBI or their respective officers or directors, except that: (i) the provisions of this Section 8.2, the provisions regarding the confidentiality and return or destruction of documents of Section 6.1, and the provisions of Section 6.5 shall survive any such termination and abandonment; and (ii) a termination pursuant to Section 8.1 shall not relieve the breaching party from liability or action being taken in law or in equity by the non breaching party for any fraud, for any willful misconduct or breach of a material provision of this Agreement giving rise to such termination, except where WFBI has received the payment provided by Section 8.2(b) or Section 8.2(c).

(b) Notwithstanding anything to the contrary contained herein, in the event of termination of this Agreement (i) by either Alliance or WFBI pursuant to Section 8.1(g); or (ii) by WFBI pursuant to Section 8.1(c) and such material breach occurred as a result of a breach of Section 5.1(l), Alliance and Alliance Bank shall, within 3 business days of such termination pay to WFBI, by wire transfer of immediately available funds, the sum of $1,340,000.

(c) Notwithstanding anything to the contrary contained herein, if this Agreement shall have been terminated pursuant to Section 8.1(b) or Section 8.1(f), and prior to such termination the provisions of Section 5.1(l) shall have been breached (whether or not such breach shall have resulted in the failure to obtain shareholder approval), or in the case of termination pursuant to Section 8.1(b), where Alliance has engaged in communications with respect to an Unsolicited Acquisition Proposal through the Communications End Date, Alliance and Alliance Bank shall, within 3 business days of such termination as provided in this Section 8.2(c) pay to WFBI, by wire transfer of immediately available funds, the sum of $1,340,000.

(d) Notwithstanding anything to the contrary contained herein, if this Agreement shall have been terminated pursuant to Section 8.1(b) or Section 8.1(f), and if (i) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by WFBI or WF Bank) or any person or entity other than WFBI or WF Bank has publicly announced its intention to make an Acquisition Proposal, or such Acquisition Proposal or intention has otherwise become widely known to Alliance’s shareholders and (ii) within 12 months following the date of such termination: (A) Alliance or Alliance Bank merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, any person or entity other than WFBI or WF Bank; (B) any person or entity other than WFBI or WF Bank, directly or indirectly, acquires more than 50% of the total assets of Alliance and the Alliance Subsidiaries, taken as a whole; (C) any person or entity other than WFBI or WF Bank, directly or indirectly, acquires more than 50% of the outstanding shares of Alliance Common Stock; or (D) Alliance adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Alliance Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of Alliance and the Alliance Subsidiaries, taken as a whole (or in any of clauses (A) through (D) Alliance or any Alliance Subsidiary shall have entered into a definitive agreement providing for such action), Alliance and Alliance Bank shall, within 3 business days of occurrence of any event described in Section 8.2(d)(ii) pay to WFBI, by wire transfer of immediately available funds, the sum of $1,340,000.

(e) Alliance agrees to cause the acquiror in respect of any Acquisition Proposal to expressly assume the obligation of Alliance and Alliance Bank to make such payment to the extent such payment obligation has not been previously satisfied. Notwithstanding anything to the contrary contained herein, the obligations of Alliance and Alliance Bank to make such payments and to cause such assumption shall survive the termination of this Agreement and shall be binding upon Alliance and Alliance Bank and any successor or assign of Alliance or Alliance Bank, whether by merger, consolidation, share purchase or exchange, asset purchase, or otherwise.

(f) WFBI and Alliance acknowledge that the business and assets of Alliance and Alliance Bank, and the combination of WFBI and Alliance, are unique and that, if the parties fail to consummate the transactions contemplated by this Agreement, the parties may have no adequate remedy at law. WFBI, Alliance and Alliance Bank shall each be entitled, in addition to the rights provided by this Section 8.2 and its other remedies at law, to specific performance of this Agreement if another party shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

(g) If the sums are paid to WFBI under Section 8.2(b), Section 8.2(c) or Section 8.2(d), those amounts shall be the sole remedy available to WFBI in the event of any such termination of this Agreement.

(h) WFBI, Alliance and Alliance Bank acknowledge and agree that the agreements contained in Section 6.11(b), Section 8.2(b), Section 8.2(c) and Section 8.2(d) are integral parts of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this

Agreement and that such amounts do not constitute a penalty. If Alliance and Alliance Bank (or any successor thereto) fails to pay WFBI the amounts due under such sections within the time periods specified therein, Alliance and Alliance Bank (and any successor thereto) shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by WFBI in connection with any action in which it prevails, including the filing of any lawsuit taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the maximum interest rate payable on judgments pursuant to applicable Virginia law, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Alliance; provided, however, that after such approvals no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Alliance’s shareholders as contemplated by the Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of Alliance and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

8.4 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE IX.

GENERAL PROVISIONS

9.1 Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered prior to 5:00 PM on a business day, personally or by confirmed telecopier or email, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; (iii) on the fifth calendar day after depositing in the mail, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to WFBI:

Shaza L. Andersen, Chief Executive Officer

11921 Freedom Drive

Suite 250

Reston, Virginia 20190

Fax: (703) 707-8307

E-mail: sandersen@wfbi.com

Copies to:

Richard Horn, General Counsel

11921 Freedom Drive

Suite 250

Reston, Virginia 20190

Fax: (703) 707-8307

E-mail: rhorn@wfbi.com

John R. Brantley

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Fax: (713) 221-2112

E-Mail: john.brantley@bgllp.com

(b)	if to Alliance or Alliance Bank:

William E. Doyle, Jr., President & Chief Executive Officer

Alliance Bankshares Corporation

14200 Meadow Park Drive

Suite 200 South

Chantilly, Virginia 20151

Fax: (703) 961-6851

E-mail: wdoyle@alliancebankva.com

Copy to:

Jacob A. Lutz III

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Fax (804) 698-6014

E-mail: jake.lutz@troutmansanders.com

9.3 Material Adverse Effect. As used herein, the term “material adverse effect,” “material adverse change,” or words of similar import shall mean any effect that (i) is material and adverse to the consolidated financial condition, assets, deposits, stockholders’ equity, results of operations, earnings, business, prospects or cash flows of any party, taken as a whole, or (ii) prevents any person from performing any of its obligations under this Agreement or any other agreement contemplated hereby or consummating the Merger; provided, that the term “material adverse effect,” “material adverse change” or words of similar import shall include a decline, measured as of the end of the month immediately preceding the month in which the Effective Time occurs, of greater than twenty percent (20%) in Alliance’s shareholders’ equity from the amount of shareholders’ equity as of December 31, 2011 reported in the Alliance Consolidated Financial Statements, excluding from such calculation (w) any change (positive or negative) attributable to changes in the deferred tax asset account or related valuation allowance, the FHLB advance account, the accumulated other comprehensive income account, (x) effects (positive or negative) from changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on Alliance and Alliance Bank, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (y) expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement and/or (z) effects (positive or negative) from actions and omissions of Alliance and Alliance Bank taken at the request of, or with the prior written consent of, WFBI in contemplation of the transactions contemplated hereby; and provided further, that the term “material adverse change” or “material adverse effect” or words of similar import, shall not include the impact of: (i) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies; (ii) changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies; (iii) changes, after the date hereof, resulting from expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement; (iv) changes, after the date hereof, resulting from, acts of terrorism or war, but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies; (v) changes, after the date hereof, resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the date hereof and disclosed in Section 6.9 of the Alliance Disclosure Schedule; or (vi) actions and omissions of WFBI or Alliance and Alliance Bank taken at the request of, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.

9.4 Certain Definitions. (a) The term “affiliate” means, with respect to any specified person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting equity interest, by contract or otherwise.

(b) The term “knowledge” or “belief,” when used with respect to Alliance, Alliance Bank or any Alliance Subsidiary, means the conscious knowledge or belief, after due inquiry, of any one of William E. Doyle, Jr., Jean S. Houpert, and George F. Cave. The term “knowledge” or “belief,” when used with respect to WFBI or WF Bank, means the conscious knowledge or belief, after due inquiry, any one of Shaza L. Andersen, Matthew R. Johnson, and George Connors IV.

9.5 Severability. Except to the extent that application of this Section 9.5 hereof would have a material adverse effect on WFBI or Alliance and their respective Subsidiaries taken as a whole, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.6 Headings. The headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.7 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other remedy.

9.8 Schedules and Exhibits. All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. The parties acknowledge and agree that the inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

9.9 Miscellaneous. This Agreement (including schedules, exhibits, documents and instruments referred to herein)

(a) together with all disclosure letters, schedules, exhibits, documents and instruments attached hereto or required to be delivered herewith, or at or prior to Closing, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

(b) is not intended to confer upon any person not a party hereto any rights or remedies hereunder;

(c) shall not be assigned by operation of law or otherwise;

(d) shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to the choice of laws provisions thereof; and

(e) may be executed in two or more counterparts which together shall constitute a single agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

ATTEST:	WASHINGTON FIRST BANKSHARES, INC.

/s/ Richard D. Horn	By:	/s/ Shaza L. Andersen
Name: Richard D. Horn		Name: Shaza L. Andersen
Title: Secretary		Title: Chief Executive Officer

ATTEST:	ALLIANCE BANKSHARES CORPORATION

/s/ Jean S. Houpert	By:	/s/ William E. Doyle, Jr.
Name: Jean S. Houpert		Name: William E. Doyle, Jr.
Title: Assistant Corporate Secretary		Title: President & Chief Executive Officer

ATTEST:	ALLIANCE BANK CORPORATION

/s/ Jean S. Houpert	By:	/s/ William E. Doyle, Jr.
Name: Jean S. Houpert		Name: William E. Doyle, Jr.
Title: Assistant Corporate Secretary		Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

PLAN OF MERGER

merging

ALLIANCE BANKSHARES CORPORATION,

a Virginia bank holding company

with and into

WASHINGTONFIRST BANKSHARES, INC.,

a Virginia bank holding company

1. Merger. Alliance Bankshares Corporation (“Alliance”), a Virginia bank holding company incorporated pursuant to the Virginia Stock Corporation Act (the “VSCA”), shall upon the Effective Time (as defined in Section 2.a) be merged (the “Merger”) with and into WashingtonFirst Bankshares, Inc. (“WFBI”), a Virginia bank holding company incorporated pursuant to the VSCA, in accordance with the applicable provisions of the VSCA. As a result of the Merger, the separate corporate existence of Alliance shall cease and WFBI shall continue as the surviving corporation (the “Surviving Corporation”) following the Merger. The corporate existence of WFBI, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

2. Effective Time; Effects of the Merger.

a. The Merger shall become effective at the latest of (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and (ii) the time set forth in articles of merger relating to the Merger filed with the SCC; such time referred to herein as the “Effective Time.”

b. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of Alliance shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Alliance shall be vested in, and all debts, liabilities and obligations of Alliance shall be the obligation of, WFBI as the Surviving Corporation, all without further act or deed, in accordance with the applicable provisions of the VSCA.

3. Articles of Incorporation. The Articles of Incorporation of WFBI in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

4. Bylaws. The Bylaws of WFBI in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

5. Board of Directors; Officers. From and after the Effective Time, the directors of WFBI immediately prior to the Effective Time and the Alliance Nominees (as defined in Section 10) shall be the directors of the Surviving Corporation until their successors are duly appointed or elected. From and after the Effective Time, the officers of WFBI immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly appointed or elected.

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6. Manner and Basis of Converting Securities. At the Effective Time, by virtue of the Merger and without any action on the part of WFBI, Alliance, or any holder of any shares of capital stock of Alliance or WFBI:

a. Alliance Common Stock. Each share of common stock, $4.00 par value per share, of Alliance (“Alliance Common Stock”) (other than Excluded Shares (as defined in Section 6.e)) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive the following consideration:

i. each share of Alliance Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not lost pursuant to Section 7.b.ii (each a “Cash Electing Alliance Share”) shall (subject to Section 7.g) be converted into the right to receive $5.30 in cash without interest, subject to adjustment pursuant to Section 6.b (such per share amount is hereinafter referred to as the “Cash Consideration”);

ii. each share of Alliance Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not lost pursuant to Section 7.b.ii shall (subject to Section 6.c) be converted into the right to receive 0.4435, subject to adjustment pursuant to Section 6.b (the “Conversion Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of WFBI (the “WFBI Common Stock”), subject to adjustment in accordance with Section 6.c (such per share amount, together with any cash in lieu of fractional shares of WFBI Common Stock to be paid pursuant to Section 6.c is hereinafter referred to as the “Stock Consideration”); and

iii. each share of Alliance Common Stock that is not (x) an Excluded Share or (y) a share of Alliance Common Stock with respect to which a Cash Election or a Stock Election has been properly made and not lost pursuant to Section 7.b.ii (each, a “Non-Electing Alliance Share”) shall be converted into the right to receive Stock Consideration.

Effective as of the Effective Time, each share of Alliance Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of certificates which immediately prior to the Effective Time evidenced shares of Alliance Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 7. For purposes of this Plan of Merger, the term “Merger Consideration” with respect to a given share of Alliance Common Stock shall mean either the Cash Consideration (with respect to a share of Alliance Common Stock representing the right to receive the Cash Consideration) or the Stock Consideration (with respect to a share of Alliance Common Stock representing the right to receive the Stock Consideration).

b. Adjustment to Merger Consideration. i. In the event that the amount of Alliance’s shareholders’ equity at the month-end prior to the Effective Time has declined by more than ten percent (10%) from the amount of Alliance’s shareholders’ equity reported in the audited consolidated financial statements of Alliance as of December 31, 2011 (the “Base Amount”), the Merger Consideration shall be adjusted as follows:

x. The Cash Consideration shall be reduced by the per share amount of the decline in Alliance’s shareholders’ equity that exceeds ten percent (10%) of the Base Amount, provided, however that in no event shall the Cash Consideration be reduced by more than a per share amount of ten percent (10%) of the Base Amount; and

y. The Stock Consideration shall be reduced by adjusting the Conversion Ratio to equal the per share amount of the Cash Consideration, as adjusted pursuant to Section 6.b.i.x, divided by $11.95.

ii. When calculating the percentage decline in Alliance’s shareholders’ equity pursuant to this Section 6.b, the following items shall be excluded from such calculation: (i) any change (positive or negative) attributable to changes in the deferred tax asset account or related valuation allowance, the

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FHLB advance account, the accumulated other comprehensive income account, (ii) effects (positive or negative) from changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks but only to the extent the effect on Alliance and Alliance Bank Corporation (“Alliance Bank”), taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (iii) expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with the Agreement and Plan of Reorganization, by and among WFBI, Alliance and Alliance Bank, dated as of May 3, 2012 (the “Merger Agreement”) and/or (iv) effects (positive or negative) from actions and omissions of Alliance and Alliance Bank taken at the request of, or with the prior written consent of, WFBI in contemplation of the transactions contemplated by the Merger Agreement.

c. No Fractional Shares. No fractional shares of WFBI Common Stock shall be issued in respect of shares of Alliance Common Stock that are to be converted in the Merger into the right to receive shares of WFBI Common Stock. Each holder of a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of WFBI Common Stock to which such holder would otherwise have been entitled pursuant to Sections 6.a and 7 an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of WFBI Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Alliance Common Stock held by such holder immediately prior to the Effective Time and the provisions of Section 7 below) by (ii) $11.95.

d. Adjustment for Dividends on WFBI Common Stock. If, on or after the date of the Merger Agreement and prior to the Effective Time, WFBI splits, combines into a smaller number of shares, or issues by reclassification any shares of WFBI Common Stock, then the Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Alliance Common Stock the same economic effect as contemplated by the Merger Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

e. Alliance Common Stock Held by Subsidiaries. All shares of Alliance Common Stock owned directly or indirectly by WFBI or any of WFBI’s or Alliance’s respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for the Merger Consideration; such cancelled and retired shares are referred to herein as the “Excluded Shares”.

f. Alliance Stock Options. At the Effective Time, each option (the “Alliance Options”), whether or not vested or exercisable, issued and outstanding immediately prior to the Effective Time under the Alliance 1999 Stock Option Plan, as amended and restated (the “Alliance 1999 Plan”), and the Alliance 2007 Incentive Stock Plan (the “Alliance 2007 Plan” and together with the Alliance 1999 Plan, the “Alliance Stock Plans”) will by virtue of the Merger and without any action on the part of any holder of an Alliance Option be cancelled as of the Effective Time solely in exchange for the right to receive as soon as reasonably practicable following the Effective Time an amount in cash (less any applicable withholding taxes) equal to the product of (i) the number of shares of Alliance Common Stock subject to such Alliance Option immediately prior to the Effective Time and (ii) the difference, if positive, between (A) the Cash Consideration and (B) the exercise price per share of Alliance Common Stock subject to such Alliance Option. Prior to the Effective Time, Alliance shall take any and all actions under the Alliance Stock Plans necessary to effectuate this Section 6.f.

7. Alliance Common Stock Exchange Procedures.

a. Exchange Agent; Merger Consideration. WFBI shall appoint its transfer agent, Broadridge Corporate Issuer Solutions, Inc., or, with the written consent of Alliance, which shall not be unreasonably withheld, another

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agent independent of and unaffiliated with WFBI or Alliance (the “Exchange Agent”), for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, WFBI shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Alliance Common Stock and for exchange in accordance with this Plan of Merger, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section 7 of, (i) certificates representing the shares of WFBI Common Stock that constitute the Stock Consideration and (ii) an amount of cash necessary to pay the Cash Consideration.

b. Form of Election. i. WFBI shall prepare and file as an exhibit to the registration statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger a form of election, and other appropriate and customary transmittal materials, in such form and containing such provisions as WFBI and Alliance shall mutually agree (collectively, the “Form of Election”). The Form of Election shall permit each person who, at or prior to the Election Deadline (as defined below), is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of Alliance Common Stock (other than Excluded Shares) to specify whether such holder’s shares of Alliance Common Stock shall be converted into the right to receive the Stock Consideration or the Cash Consideration. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent. Alliance shall mail the Form of Election to all persons who are record holders of shares of Alliance Common Stock as of the record date for the Alliance shareholder meeting called in connection with the Merger (the “Alliance Shareholder Meeting”) and shall use commercially reasonable efforts to make the Form of Election available to all persons who become holders of shares of Alliance Common Stock during the period between the record date for the Alliance Shareholder Meeting and the Election Deadline. As used in this Plan of Merger, “Election Deadline” means 5:00 p.m., Eastern time, on the date that is two (2) business days immediately preceding the Closing Date (as defined in Section 10) (or on such other date as the parties mutually agree).

ii. Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Alliance Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any share of Alliance Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Alliance Share. All Cash Elections and Stock Elections shall be unconditional and irrevocable. After a Cash Election or a Stock Election is properly made with respect to any share of Alliance Common Stock, no further registration of transfer of such share shall be made on the stock transfer books of Alliance.

iii. WFBI and Alliance shall publicly announce the anticipated date of the Election Deadline at least five (5) business days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and WFBI and Alliance shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

iv. The good faith determination of the Exchange Agent (or the joint determination of WFBI and Alliance, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made pursuant to this Section 7 and as to when Cash Elections and Stock Elections were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. The Exchange Agent (or WFBI and Alliance jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 7.g, and absent manifest error such computations shall be conclusive and binding on WFBI, Alliance and all holders of Alliance Common Stock. The Exchange Agent may, with the written agreement of WFBI, make any rules that are consistent with this Section 7 for the implementation of the Cash Elections and Stock Elections provided for in this Plan of Merger and necessary or desirable to effect the Cash Elections and Stock Elections.

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c. Surrender of Certificates for Alliance Common Stock. All Certificates must be surrendered to the Exchange Agent within twelve (12) months of the Effective Time. In the event that any former shareholder of Alliance shall not have properly surrendered his or her Certificates within such period, the shares of WFBI Common Stock that would otherwise have been issued to such shareholder may, at the option of WFBI, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held by WFBI for such shareholder’s benefit in a non-interest bearing deposit account at WF Bank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation, chosen by WFBI in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for WFBI Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Alliance, without interest, upon proper surrender of his or her Certificates.

d. Rounding of Cash in Lieu of Fractional Shares. All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 6.c will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name.

e. Automatic Conversion of Certificates. Following the Effective Time, Certificates which formerly represented shares of Alliance Common Stock which are to be converted into the Stock Consideration shall be deemed for all purposes to represent the number of whole shares of WFBI Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 7, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of WFBI Common Stock.

f. Lost Certificates; Failure to Surrender Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by WFBI, the posting by such person of a bond, in such reasonable amount as WFBI may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Alliance Common Stock represented by such Certificate.

g. Proration. i. With respect to all shares of Alliance Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time: (x) the number of shares of Alliance Common Stock that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be limited to twenty percent (20%) of the shares of Alliance Common Stock (the “Cash Conversion Number”); and (y) the remainder of the shares of Alliance Common Stock shall be converted into the right to receive the Stock Consideration per share.

ii. If the aggregate number of Cash Electing Alliance Shares (such number of shares, the “Cash Election Number”) equals or exceeds the Cash Conversion Number, then the number of Cash Electing Alliance Shares of each shareholder of Alliance that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing Alliance Shares of such shareholder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of such holder’s Cash Electing Alliance Shares shall be converted into the right to receive the Stock Consideration per share. In no event shall WFBI pay Cash Consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

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8. Amendment. Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Boards of Directors of WFBI and Alliance at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholders of Alliance shall not:

a. alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by the shareholders;

b. alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders in any material respect; or

c. alter or change any term of the Articles of Incorporation of Alliance or WFBI.

9. Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of WFBI and Alliance. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

10. Defined Terms. As used in this Plan of Merger, the following terms shall have the meaning set forth below:

a. “Alliance Nominees” means three (3) current members of the Board of Directors of Alliance that WFBI shall appoint, at the Effective Time, as members of the Board of Directors of WFBI, to serve as directors of WFBI until their successors are duly elected and qualified.

b. “Code” means the Internal Revenue Code of 1986, as amended;

c. “Closing Date” means the date at which the closing of the Merger occurs; and

*                         *                        *                         *

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EXHIBIT B

AGREEMENT AND PLAN OF MERGER

OF

ALLIANCE BANK CORPORATION

with and into

WASHINGTONFIRST BANK

THIS AGREEMENT AND PLAN OF MERGER by and between Alliance Bank Corporation (“Alliance Bank”) and WashingtonFirst Bank (“WF Bank”) is dated as of May 3, 2012 (the “Bank Merger Agreement”).

WHEREAS, Alliance Bank is a Virginia chartered commercial bank organized and existing under the Code of Virginia (the “Virginia Code”) with its principal office at 14200 Meadow Park Drive, Suite 200 South, Chantilly, Virginia 20151, with an authorized capitalization of 5,000,000 shares of common stock, $4.00 par value per share (“Alliance Bank Capital Stock”), of which 3,241,491 shares of Alliance Bank Capital Stock are outstanding; and

WHEREAS, WF Bank is a Virginia chartered commercial bank organized and existing under the Virginia Code with its principal office at 11636 Plaza America Drive, Reston, Virginia 20190, with an authorized capitalization of 10,000,000 shares of common stock, par value $5.00 per share (“WF Bank Capital Stock”), of which 2,412,138 shares are outstanding, and 1,000,000 shares of preferred stock, par value $5.00 per share, none of which is outstanding; and

WHEREAS, Alliance Bank is a wholly owned subsidiary of Alliance Bankshares Corporation, a Virginia corporation and registered bank holding company having its headquarters at 14200 Meadow Park Drive, Suite 200 South, Chantilly, Virginia 20151 (“Alliance”); and

WHEREAS, WF Bank is a wholly owned subsidiary of WashingtonFirst Bankshares, Inc., a Virginia corporation and registered bank holding company having its headquarters at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190 (“WFBI”); and

WHEREAS, concurrently herewith, WFBI, Alliance and Alliance Bank are entering into an Agreement and Plan of Reorganization dated as of May 3, 2012 (as such agreement may hereafter be amended or supplemented from time to time, the “Reorganization Agreement”) pursuant to which WFBI has agreed to acquire Alliance by means of the merger of Alliance with and into WFBI with WFBI surviving such merger (the “Merger”); and

WHEREAS, it is contemplated pursuant to the Reorganization Agreement that, immediately after the Merger, Alliance Bank will be merged with and into WF Bank, with WF Bank surviving the merger (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of Alliance Bank and WF Bank has determined that the Bank Merger would be in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

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NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties do hereby agree as follows:

ARTICLE I

At the Effective Time (as defined in Section 4.1), subject to the terms and conditions of this Bank Merger Agreement, Alliance Bank shall be merged with and into WF Bank, and WF Bank shall be the surviving institution resulting from the Bank Merger (the “Merged Bank”), pursuant to Section 6.2-822 of the Virginia Code. The Bank Merger shall have the effect provided in Section 6.2-822.C of the Virginia Code.

ARTICLE II

The name of the Merged Bank in the Bank Merger shall be “WashingtonFirst Bank.”

ARTICLE III

The business of the Merged Bank shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Merged Bank at its principal office, which shall be located at the principal office of WF Bank at 11636 Plaza America Drive, Reston, Virginia 20190; at all duly authorized and operating branches of WF Bank and Alliance Bank as of the Effective Time (as hereinafter defined), together with the principal office of Alliance Bank, which shall be operated as a branch of the Merged Bank; and at all other offices and facilities of WF Bank and Alliance Bank established as of the Effective Time. All of such branches, offices and facilities are listed on Schedule I which is attached hereto and made a part hereof.

ARTICLE IV

Section 4.1 At the time the Bank Merger becomes effective (the “Effective Time”), the separate existence of Alliance Bank shall cease and the corporate existence of WF Bank, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Merged Bank shall be deemed to be the same business and corporate entity as each of Alliance Bank and WF Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Alliance Bank and WF Bank shall vest in WF Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Alliance Bank and WF Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Alliance Bank and WF Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Merged Bank by the Virginia Code or applicable regulations.

Section 4.2 The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Alliance Bank and WF Bank immediately prior to the Effective Time.

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ARTICLE V

Section 5.1 At the Effective Time, (i) all of the shares of Alliance Bank Capital Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of WF Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2 At and after the Effective Time, certificates evidencing shares of Alliance Bank Capital Stock shall thereafter not evidence any interest in Alliance Bank or the Merged Bank.

Section 5.3 The stock transfer book of Alliance Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Alliance Bank Capital Stock shall be recorded therein.

ARTICLE VI

Section 6.1 Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of WF Bank immediately prior to the Effective Time, together with the Alliance Nominees (as defined in the Reorganization Agreement). Each such Director shall hold office until the next annual meeting of the shareholder of the Merged Bank at which Directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified. WF Bank shall take such actions as shall be required to effect the election or appointment of the Alliance Nominees as members of the Board of Directors of the Merged Bank, as of the Effective Time. The Alliance Nominees shall provide such information with respect to their qualifications as WF Bank shall reasonably request and shall comply with any policies and conditions regarding board service applicable to all WF Bank directors. This Section 6.1 does not establish a contractual right to continued service on the WF Bank board of directors by the Alliance Nominees. The inclusion of the Alliance Nominees on slates of nominees put forward by the WF Bank board of directors from and after their appointment pursuant to this Section 6.1 shall be determined in the same manner as all other nominees and incumbent directors.

Section 6.2 The officers of WF Bank serving immediately prior to the Effective Time shall serve as the officers of the Merged Bank, as the successor institution, until their successors are duly appointed by the Board of Directors of the Merged Bank.

ARTICLE VII

From and after the Effective Time, (i) the Articles of Incorporation of the Merged Bank shall be the Articles of Incorporation of WF Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws of the Merged Bank shall be the Bylaws of WF Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Bank Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto, except that no provision in Article IX may be amended or waived at any time pursuant to its terms. This Bank Merger Agreement may be terminated by mutual consent of Alliance Bank and WF Bank at any time prior to the Effective Time. In addition, this Bank Merger Agreement will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

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ARTICLE IX

Section 9.1 This Bank Merger Agreement and the Bank Merger shall be adopted and approved by the written consent of the sole holder of all of the outstanding shares of Alliance Bank Capital Stock and by the written consent of the sole holder of all of the outstanding shares of WF Bank Capital Stock.

Section 9.2 The Effective Time shall be the later of (i) the time and date designated by WF Bank to the Virginia Bureau of Financial Institutions as the time and date on which the Bank Merger shall be effective and (ii) the time and date on which the Virginia Bureau of Financial Institutions orders the Bank Merger to be effective; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Merger.

Section 9.3 Notwithstanding any provision of this Bank Merger Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and WFBI shall be the sole holder of all of the issued and outstanding shares of Alliance Bank Capital Stock and all of the issued and outstanding shares of WF Bank Capital Stock, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired.

Section 9.4 Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Reorganization Agreement.

ARTICLE X

Any notice or other communication required or permitted under this Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

if to Alliance Bank:

William E. Doyle, Jr., President & Chief Executive Officer

Alliance Bankshares Corporation

14200 Meadow Park Drive

Suite 200 South

Chantilly, Virginia 20151

Fax: (703) 961-6851

E-mail: wdoyle@alliancebankva.com

Copy to:

Jacob A. Lutz, III

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Fax (804) 698-6014

E-mail: jake.lutz@troutmansanders.com

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if to WF Bank:

Shaza L. Andersen, Chief Executive Officer

11921 Freedom Drive

Suite 250

Reston, Virginia 20190

Fax: (703) 707-8307

E-mail: sandersen@wfbi.com

Copies to:

Richard Horn, General Counsel

11921 Freedom Drive

Suite 250

Reston, Virginia 20190

Fax: (703) 707-8307

E-mail: rhorn@wfbi.com

John R. Brantley

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Fax: (713) 221-2112

E-Mail: john.brantley@bgllp.com

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of Alliance Bank and WF Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of Alliance Bank and WF Bank, including, without limitation, all rights and interests of Alliance Bank and WF Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Bank Merger Agreement, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of Alliance Bank and WF Bank or otherwise.

ARTICLE XII

This Bank Merger Agreement is binding upon and is for the benefit of Alliance Bank and WF Bank and their respective successors and permitted assigns; provided, however, that neither this Bank Merger Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Bank Merger Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Bank Merger Agreement.

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ARTICLE XIII

This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent federal law may be applicable.

ARTICLE XIV

This Bank Merger Agreement shall constitute a plan of reorganization for the Bank Merger within the meaning of Section 368 of the Code.

ARTICLE XV

This Bank Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Alliance Bank and WF Bank have each caused this Agreement and Plan of Merger to be executed as of the date first above written.

ATTEST:	ALLIANCE BANK CORPORATION

By:	By:
Name:	Name: William E. Doyle, Jr.
Title:	Title: President & Chief Executive Officer

ATTEST:	WASHINGTONFIRST BANK

By:	By:
Name:	Name: Shaza L. Andersen
Title:	Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHEDULE I

Branches, Facilities and Offices of

WashingtonFirst Bank and

Alliance Bank Corporation

Main Office of WashingtonFirst Bank

11636 Plaza America Drive

Reston, Virginia 20190

Branch Offices of WashingtonFirst Bank

10777 Main Street

Fairfax, Virginia 22030

9851 Georgetown Pike

Great Falls, Virginia 22066

46901 Cedar Lakes Plaza

Sterling, Virginia 20164

1025 Connecticut Avenue, NW

Washington, DC 20036

1146 19th Street, NW

Washington, DC 20036

1500 K Street, NW

Washington, DC 20005

7708 Woodmont Avenue

Bethesda, Maryland 20814

6329 Greenbelt Road

College Park, Maryland 20740

6089 Oxon Hill Road

Oxon Hill, Maryland 20745

Main Office of Alliance Bank Corporation

14200 Meadow Park Drive

Suite 200 South

Chantilly, Virginia 20151

Branch Offices of Alliance Bank Corporation

11730 Plaza America Dr.

Reston, Virginia 20190

8221 Old Courthouse Rd., Suite 100

Vienna, Virginia 22182

4501 N. Fairfax Dr. Lobby Level

Arlington, Virginia 22203

9113 Manassas Dr.

Manassas Park, Virginia 20111

7023 Little River Tpke.

Annandale, Virginia 22003

12735 Shoppes Lane

Fairfax, Virginia 22033

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Exhibit C

ARTICLES OF MERGER

merging

ALLIANCE BANKSHARES CORPORATION

(a Virginia corporation)

into

WASHINGTONFIRST BANKSHARES, INC.

(a Virginia corporation)

Pursuant to Section 13.1-720 of the Virginia Stock Corporation Act

Pursuant to the provisions of Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”), WashingtonFirst Bankshares, Inc., a Virginia corporation (“WFBI”), and Alliance Bankshares Corporation, a Virginia corporation (“Alliance” and, together with WFBI, the “Constituent Corporations”), hereby adopt the following Articles of Merger:

FIRST: The Plan of Merger (the “Plan”), pursuant to which Alliance will merge with and into WFBI, with WFBI as the surviving corporation (the “Merger”), is attached hereto as Exhibit A and made a part hereof.

SECOND: The articles of incorporation of WFBI, as amended, existing prior to the Merger shall be the articles of incorporation of the surviving corporation after the Merger without further amendment thereto.

THIRD: On May 3, 2012, in accordance with the VSCA, the board of directors of Alliance approved the Plan. The Plan was submitted to the shareholders of Alliance by the board of directors of Alliance in accordance with the provisions of Title 13.1, Chapter 9, Article 12 of the Code of Virginia, and on                          , 2012:

(a)	The designation, number of outstanding shares, and the number of votes entitled to be cast by each voting group entitled to vote separately on the Plan were:

Designation	Number of outstanding shares	Number of votes
Common Stock	[ ]	[ ]

(b)	The total number of votes cast for and against the Plan separately by each voting group was:

Voting Group	Total votes FOR	Total votes AGAINST
Common Stock	[ ]	[ ]

(c)	And the number of votes cast for the Plan by each voting group was sufficient for approval by that voting group under the VSCA and the articles of incorporation of Alliance.

FOURTH: On May 3, 2012, in accordance with the VSCA, the board of directors of WFBI approved the Plan. The Plan was submitted to the shareholders of WFBI by the board of directors of WFBI in accordance with the provisions of Title 13.1, Chapter 9, Article 12 of the Code of Virginia, and on                          , 2012:

(a)	The designation, number of outstanding shares, and the number of votes entitled to be cast by each voting group entitled to vote separately on the Plan were:

Designation	Number of outstanding shares	Number of votes
Common Stock	[ ]	[ ]

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(b)	The total number of votes cast for and against the Plan separately by each voting group was:

Voting Group	Total votes FOR	Total votes AGAINST
Common Stock	[ ]	[ ]

(c)	And the number of votes cast for the Plan by each voting group was sufficient for approval by that voting group under the VSCA and the articles of incorporation of WFBI.

FIFTH: The effective time and date of the Merger shall be              p.m. Eastern Time on                          , 2012.

[Signature Page Immediately Follows]

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IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the duly authorized persons of WFBI and Alliance in accordance with the laws of the Commonwealth of Virginia on this      day of                     , 2012.

WASHINGTONFIRST BANKSHARES, INC.

By:
Shaza L. Andersen
Chief Executive Officer

ALLIANCE BANKSHARES CORPORATION

By:
William E. Doyle, Jr.
President & Chief Executive Officer

[Signature Page to Articles of Merger]

Exhibit A

Plan of Merger

EXHIBIT D

SUPPORT AGREEMENT

This Agreement, made as of this 3rd day of May, 2012, between WashingtonFirst Bankshares, Inc., a Virginia corporation (“WFBI”), and the shareholder of Alliance Bankshares Corporation, a Virginia corporation (“Alliance”), identified on the signature page hereto in such Shareholder’s capacity as a shareholder of Alliance (the “Shareholder”).

WHEREAS, WFBI, Alliance and Alliance Bank Corporation, a Virginia chartered commercial bank and wholly-owned subsidiary of Alliance (“Alliance Bank”), have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of Alliance Common Stock will be exchanged, at the option of the holder, for either shares of WFBI Common Stock or cash, in accordance with the terms of the Reorganization Agreement; and

WHEREAS, the Shareholder owns, or possesses the sole right to vote or direct the voting of, the number of shares of Alliance Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Shareholder owns, or possesses the power to dispose of or to direct the disposition of, the Covered Shares the number of shares of Alliance Common Stock set forth on the signature page hereto; and

WHEREAS, the Shareholder has the right to acquire pursuant to the exercise of Alliance Options issued and outstanding pursuant to the Alliance Stock Plans, the number of shares of Alliance Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for WFBI to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. The Shareholder represents and warrants as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares. The Shareholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares. The Shareholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

2. Covenants of Shareholder. (a) The Shareholder agrees that he/she shall cause the Covered Shares to be present at the Alliance Shareholder Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless: (i) WFBI is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement or (ii) in accordance with Section 6.11 of the Reorganization Agreement, the Board of Directors of Alliance has recommended an Unsolicited Acquisition Proposal to the shareholders of Alliance or has failed to make, or has withdrawn or modified (or publicly proposed or resolved to do the foregoing), in a manner adverse to WFBI, its recommendation to Alliance shareholders referred to in Section 5.3 of the Reorganization Agreement.

(b) The Shareholder agrees that until the termination of this Agreement as provided in Section 2(e), that he/she shall not, without the prior written consent of WFBI, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose

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of or encumber any of the Covered Shares, or any options to acquire Alliance Common Stock issued and outstanding pursuant to the Alliance Stock Plans. Notwithstanding the foregoing, in the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee.

(c) The Shareholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of Alliance Common Stock, or any officer, employee or director of Alliance to, solicit from any third party any inquiries or proposals relating to the disposition of Alliance or Alliance Bank’s business or assets, or the acquisition of Alliance or Alliance Bank’s voting securities, or the merger of Alliance or Alliance Bank with any person other than WFBI or any subsidiary of WFBI, or except as provided in Section 6.11 of the Reorganization Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(d) The Shareholder agrees that he/she shall not, without the prior written consent of WFBI, sell on NASDAQ, or submit an offer to sell on NASDAQ, or otherwise directly or indirectly sell, transfer or dispose of, any shares of Alliance Common Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Alliance Common Stock prior to the Effective Time of the Merger.

(e) The Agreement, other than the provisions of Section 5 hereof, shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Reorganization Agreement; or (b) the Effective Time of the Merger. The provisions of Section 5 shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Reorganization Agreement; or (b) the date which is three months following Effective Time of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Alliance Common Stock which the Shareholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Alliance Common Stock which the Shareholder may hereafter acquire, and all Alliance Options which the Shareholder may currently own or hereafter acquire.

4. No Exercise. The Shareholder agrees that he/she shall not, without the prior written consent of WFBI, exercise any Alliance Option prior to the Effective Time, except for the exercise of Alliance Options that by their terms will expire if not exercised and in such case any shares of Alliance Common Stock received upon such exercise shall be subject to the terms of this Agreement.

5. Disposition of WFBI Shares. The Shareholder agrees that from the date hereof and until the expiration of a period of three months following the first to occur of the Effective Time or the termination of this Agreement pursuant to Section 2(e), the Shareholder shall not sell, pledge, hypothecate or otherwise transfer or dispose of, any shares of WFBI Common Stock owned by the Shareholder as of the date hereof, or thereafter acquired by the Shareholder upon the conversion of shares of Alliance Common Stock, upon the exercise of converted Alliance Options or otherwise, or any interest therein. WFBI shall be entitled to place appropriate legends on certificates representing shares of WFBI Common Stock reflecting such restriction, and to give stop transfer instructions to the transfer agent for the WFBI Common Stock.

6. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

7. Specific Performance. The Shareholder acknowledges and agrees that the failure of the Shareholder to perform and comply with the provisions of this Agreement in strict accordance with the terms hereof will cause irreparable harm to WFBI, for which there may be no adequate remedy at law. In addition to any other remedies or rights which it may have, WFBI shall be entitled to specific performance of this Agreement, without the posting of any bond, if the Shareholder shall fail or refuse to perform his/her obligations hereunder.

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8. Assignment; Successors. This Agreement may not be assigned by the Shareholder without the prior written consent of WFBI. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

9. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon WFBI any right or ability to acquire the shares of Alliance Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Shareholder in his/her capacity as a director or officer of Alliance or Alliance Bank, but only in his/her capacity as a holder of shares of Alliance Common Stock or Alliance Options.

10. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13. Defined Terms. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

WASHINGTONFIRST BANKSHARES, INC.

By:
Name: Shaza L. Andersen
Title: Chief Executive Officer

SHAREHOLDER

Name:

Shares as to which Shareholder has sole:

Voting Power:

Dispositive Power:

Options held by Shareholder:

[Signature Page to Support Agreement]

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EXHIBIT E

NON-COMPETITION AND

NON-SOLICITATION AGREEMENT

This Agreement, made as of this 3rd day of May, 2012, by and among WashingtonFirst Bankshares, Inc. a Virginia corporation (“WFBI”), WashingtonFirst Bank, a Virginia chartered commercial bank and the wholly owned subsidiary of WFBI (“WF Bank”), and the undersigned director, identified on the signature page hereto (the “Director”), of Alliance Bankshares Corporation, a Virginia corporation (“Alliance”) and/or Alliance Bank Corporation, a Virginia chartered commercial bank and the wholly owned subsidiary of Alliance (“Alliance Bank”).

WHEREAS, WFBI, Alliance and Alliance Bank have entered into an Agreement and Plan of Reorganization, of even date herewith (the “Reorganization Agreement”), pursuant to which Alliance will be merged with and into WFBI, and each share of Alliance Common Stock will be exchanged, at the option of the holder, for either shares of WFBI Common Stock or cash, in accordance with the terms of the Reorganization Agreement.

WHEREAS, WF Bank and Alliance Bank have entered into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which Alliance Bank will be merged with and into WF Bank; and

WHEREAS, as a condition of WFBI’s obligations under the Reorganization Agreement and as a material inducement to WFBI to enter into the Reorganization Agreement, WFBI has requested that the members of the Boards of Directors of Alliance and Alliance Bank agree to certain restrictions on their respective ability to compete with WFBI and WF Bank following consummation of the Merger, and the Director desires to agree to such restrictions; and

WHEREAS, WFBI, WF Bank and the Director desire to enter into this Agreement to set forth the duration, scope and other terms and conditions of such limitations;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. From and after the Effective Time until the date which is eighteen months after the Effective Time (the “Covenant Period”), the Director shall not, directly or indirectly:

(a) serve as a member of the board of directors of, or a holding company for, any federal or state commercial bank or other institution the deposits of which are insured by the Federal Deposit Insurance Corporation and which has a branch or loan production office in the Virginia counties of Arlington, Fairfax, Fauquier, Loudoun, Prince William and Stafford Counties and the cities of Alexandria, Fairfax, Falls Church, Manassas and Manassas Park (the “Designated Area”), other than (if appointed) WFBI or WF Bank; or

(b) knowingly solicit to employ or engage the services of any of the current officers or employees of WFBI or WF Bank (including former employees of Alliance Bank), or initiate or maintain contact with any officer, director or employee of WFBI or WF Bank (including former employees of Alliance Bank) regarding the business, operations, prospects or finances of WFBI or WF Bank; provided, that (i) if the Director is serving on the board of directors of WFBI or WF Bank, the Director may have contact with their then current respective officers and employees regarding the business operations, prospects or finances of WFBI or WF Bank, and (ii) the restrictions in this Section 1(b) shall not apply to (Y) general solicitations not specifically directed to any current officer or employee of WFBI or WF Bank (including former officers

A-E-1

or employees of Alliance Bank) and (Z) any solicitation or hiring of any such officer or employee who has not been employed by WFBI or WF Bank (including former officers or employees of Alliance Bank) for a period of at least three months.

2. From and after the date hereof, nothing contained in the Agreement shall prevent (i) the Director, members of the Director’s family, or businesses or entities controlled by such Director or, (ii) a business or entity not controlled by such Director, at the instruction of such business or entity, from moving the deposits of such persons presently held at Alliance Bank to another institution.

3. In the event of a breach or violation of this Agreement by the Director, the running of the Covenant Period shall be tolled during the continuance of such breach or violation, and the Covenant Period shall be extended by the period of time for which such breach or violation was continuing.

4. The parties hereto agree that the subject matter of this Agreement is unique and that the damages accruing to the parties hereto as a result of a breach hereof are not readily subject to calculation, and that the failure of any party to perform hereunder will result in irreparable damage to the other parties, and that specific performance of the obligations of the parties hereto is an appropriate and authorized remedy for a breach hereof, in addition to any other remedies, at law or in equity, which the parties may have for such breach.

5. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, superseding all prior understandings and agreements, written and oral. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

7. Any illegality, invalidity or unenforceability of any provision hereof in any jurisdiction shall not invalidate or render illegal or unenforceable in such jurisdiction the remaining provisions hereof and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction. In the event that the scope or duration of any provision hereof shall be found to be unenforceable in any jurisdiction, then such provision shall be interpreted to provide for the broadest scope or longest duration which would be enforceable in such jurisdiction.

8. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

9. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Signatures appear on following page.]

A-E-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

WASHINGTONFIRST BANKSHARES, INC.

By:
Name: Shaza L. Andersen
Title Chief Executive Officer

WASHINGTON FIRST BANK

By:
Name: Shaza L. Andersen
Title Chief Executive Officer

DIRECTOR

Name:

[Signature Page to Non-competition Agreement]

A-E-3

AMENDMENT NO. 1

to

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment (this “Amendment”), dated August 9, 2012, to the Agreement and Plan of Reorganization (the “Agreement”), dated May 3, 2012, is by and among WashingtonFirst Bankshares, Inc. (“WFBI”), a corporation organized and existing under the laws of the Commonwealth of Virginia, Alliance Bankshares Corporation (“Alliance”), a corporation organized and existing under the laws of the Commonwealth of Virginia; and Alliance Bank Corporation, a Virginia chartered commercial bank and a wholly-owned subsidiary of Alliance (“Alliance Bank”).

WHEREAS, the WFBI, Alliance and Alliance Bank have heretofore entered into the Agreement, which provides for, among other things, the merger of Alliance with and into WFBI, with WFBI continuing as the surviving corporation, upon the terms and conditions set forth therein;

WHEREAS, WFBI, Alliance and Alliance Bank desire to amend the Agreement in accordance with Section 8.3 thereof as provided below;

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WFBI, Alliance and Alliance Bank hereby agree as follows:

1. Amendment of Agreement.

(a) The Agreement is hereby amended by deleting Section 2.3(a)(i) in its entirety and replacing it with the following:

“(i) certificates, or, at WFBI’s option, evidence of shares in book-entry form, representing the shares of WFBI Common Stock that constitute the Stock Consideration and”

(b) The Agreement is hereby amended by deleting the following sentence of Section 2.3(b) in its entirety:

“The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent.”

(c) The Agreement is hereby amended by deleting Section 2.3(c) in its entirety and replacing it with the following:

“(c) Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed. All such elections shall be unconditional and irrevocable; provided, however, that if shares of Alliance Common Stock (other than Excluded Shares) in respect of which an election shall have been made are subsequently transferred prior to the Election Deadline, such transfer shall automatically revoke such election. If the transferee of such shares does not make a proper Cash Election or Stock Election as aforesaid, such shares shall be deemed to be Non-Electing Alliance Shares. If a transfer of shares of Alliance Common Stock (other than Excluded Shares) occurs after the Election Deadline but prior to the Effective Time, the transferee shall be bound by the election, if any, made by the transferor of such shares. Any share of Alliance Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Alliance Share.”

(d) The Agreement is hereby amended by deleting Section 2.3(f) in its entirety and replacing it with the following:

“Alliance Common Stock (other than Excluded Shares) represented by book-entry shall be automatically cancelled at the Effective Time and converted into the right to receive the Merger Consideration without any further action of the holder thereof. WFBI shall cause the Exchange Agent, not later than five (5)

AMD-1

Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates a form letter of transmittal, for return to the Exchange Agent containing instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the Alliance Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent or compliance with the provisions of Section 2.3(i), together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. All Certificates must be surrendered or an affidavit of loss and, if required by WFBI, bond as described in Section 2.3(i) must be delivered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of Alliance shall not have properly surrendered his or her Certificates or delivered an affidavit of loss and, if required by WFBI, bond as described in Section 2.3(i) within such period, the shares of WFBI Common Stock that would otherwise have been issued to such shareholder may, at the option of WFBI, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held by WFBI for such shareholder’s benefit in a non-interest bearing deposit account at WF Bank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), chosen by WFBI in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for WFBI Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Alliance, without interest, upon proper surrender of his or her Certificates or delivery of an affidavit of loss as described in Section 2.3(i).”

(e) The Agreement is hereby amended by adding the following sentence to the end of Section 2.3(g):

“No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.”

(f) The Agreement is hereby amended by deleting Section 7.a.i of the Plan of Merger attached as Exhibit A to the Agreement (the “Plan of Merger”) in its entirety and replacing it with the following:

“(i) certificates, or, at WFBI’s option, evidence of shares in book-entry form, representing the shares of WFBI Common Stock that constitute the Stock Consideration and”

(g) The Agreement is hereby amended by deleting the following sentence of Section 7.b.i of the Plan of Merger in its entirety:

“The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent.”

(h) The Agreement is hereby amended by deleting Section 7.b.ii of the Plan of Merger in its entirety and replacing it with the following:

“Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed. All such elections shall be unconditional and irrevocable; provided, however, that if shares of Alliance Common Stock (other than Excluded Shares) in respect of which an election shall have been made are subsequently transferred prior to the Election Deadline, such transfer shall automatically revoke such election. If the transferee of such shares does not make a proper Cash Election or Stock Election as aforesaid, such shares shall be deemed to be Non-Electing Alliance Shares. If a transfer of shares of Alliance Common Stock (other than Excluded Shares) occurs after the Election Deadline but prior to the Effective Time, the transferee shall be bound by the election, if any, made by the transferor of such shares. Any share of Alliance Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Alliance Share.”

AMD-2

(i) The Agreement is hereby amended by deleting Section 7.c of the Plan of Merger in its entirety and replacing it with the following:

“Alliance Common Stock (other than Excluded Shares) represented by book-entry shall be automatically cancelled at the Effective Time and converted into the right to receive the Merger Consideration without any further action of the holder thereof. WFBI shall cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent containing instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the Alliance Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent or compliance with the provisions of Section 7.f, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. All Certificates must be surrendered or an affidavit of loss and, if required by WFBI, bond as described in Section 7.f must be delivered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of Alliance shall not have properly surrendered his or her Certificates or delivered an affidavit of loss and, if required by WFBI, bond as described in Section 7.f within such period, the shares of WFBI Common Stock that would otherwise have been issued to such shareholder may, at the option of WFBI, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held by WFBI for such shareholder’s benefit in a non-interest bearing deposit account at WF Bank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), chosen by WFBI in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for WFBI Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of Alliance, without interest, upon proper surrender of his or her Certificates or delivery of an affidavit of loss as described in Section 7.f.”

(j) The Agreement is hereby amended by adding the following sentence to the end of Section 7.d of the Plan of Merger:

“No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.”

2. References. Each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

3. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4. Governing Law. This Amendment shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to the choice of laws provisions thereof.

5. Counterparts. This Amendment may be executed in two or more counterparts which together shall constitute a single agreement.

[Signature Page Immediately Follows]

AMD-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

ATTEST:		WASHINGTON FIRST BANKSHARES, INC.

	/s/ Richard D. Horn	By:	/s/ Matthew R. Johnson
Name:	Richard D. Horn	Name:	Matthew R. Johnson
Title:	Secretary	Title:	Executive Vice President and Chief Financial Officer

ATTEST:		ALLIANCE BANKSHARES CORPORATION

	/s/ Jean S. Houpert	By:	/s/ William E. Doyle, Jr.
Name:	Jean S. Houpert	Name:	William E. Doyle, Jr.
Title:	Assistant Corporate Secretary	Title:	President & Chief Executive Officer

ATTEST:		ALLIANCE BANK CORPORATION

	/s/ Jean S. Houpert	By:	/s/ William E. Doyle, Jr.
Name:	Jean S. Houpert	Name:	William E. Doyle, Jr.
Title:	Assistant Corporate Secretary	Title:	President & Chief Executive Officer

AMD-4

APPENDIX B-1

May 3, 2012

Board of Directors

WashingtonFirst Bankshares, Inc.

11921 Freedom Drive

Suite 250

Reston, Virginia 20190

Members of the Board:

ParaCap Group, LLC, a wholly-owned subsidiary of Paragon Capital Group, LLC (together, “ParaCap” or “we”) has been advised that WashingtonFirst Bankshares, Inc. (“WashingtonFirst” or the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Alliance Bankshares Corporation (“Alliance”), pursuant to which Alliance will be merged with and into WashingtonFirst (the “Merger”) and each issued and outstanding share (the “Shares”) of common stock, without par value, of Alliance (“Alliance Common Stock”) will be converted into the right to receive either 0.4435 shares of WashingtonFirst common stock or $5.30 in cash (the “Per Share Merger Consideration”), subject to the restriction that no more than 20% of the Shares of Alliance Common Stock may be exchanged for cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested ParaCap’s opinion, as investment bankers, as to the fairness, from a financial point of view, to WashingtonFirst of the Per Share Merger Consideration to be paid by WashingtonFirst in connection with the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	reviewed and analyzed a draft copy of the Merger Agreement dated May 3, 2012;

(ii)	reviewed and analyzed the audited consolidated financial statements of WashingtonFirst for the three years ended December 31, 2011, and the unaudited consolidated financial statements of WashingtonFirst for the quarter ended March 31, 2012;

(iii)	reviewed and analyzed the audited consolidated financial statements of Alliance for the three years ended December 31, 2011, and the unaudited consolidated financial statements of Alliance for the quarter ended March 31, 2012;

(iv)	reviewed and analyzed certain other publicly available information concerning WashingtonFirst and Alliance;

(v)	held discussions with WashingtonFirst’s senior management and advisors, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the Merger on WashingtonFirst;

(vi)	reviewed certain non-publicly available information concerning Alliance, including internal financial analyses and forecasts prepared by its management, and held discussions with Alliance’s senior management regarding recent developments;

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Board of Directors – WashingtonFirst Bankshares, Inc.

May 3, 2012

(vii)	participated in certain discussions and negotiations between representatives of WashingtonFirst and Alliance;

(viii)	reviewed the reported prices and trading activity of the equity securities of WashingtonFirst and Alliance;

(ix)	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(x)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(xi)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion; and

(xii)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to ParaCap by or on behalf of WashingtonFirst or Alliance, or that was otherwise reviewed by ParaCap, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by WashingtonFirst and Alliance (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of WashingtonFirst and Alliance, as applicable, as to the future operating and financial performance of WashingtonFirst and Alliance, as applicable, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. ParaCap has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WashingtonFirst or Alliance since the date of the last financial statements of each company made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the respective financial statements of WashingtonFirst and Alliance are in the aggregate adequate to cover all such losses, in each case without considering the current credit, liquidity and regulatory issues facing WashingtonFirst or Alliance. We did not make or obtain any independent evaluation, appraisal or physical inspection of either WashingtonFirst’s or Alliance’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of WashingtonFirst or Alliance. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, ParaCap assumes no responsibility for their accuracy. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be

B-1-2

Board of Directors – WashingtonFirst Bankshares, Inc.

May 3, 2012

consummated substantially on the terms and conditions described in the Merger Agreement, without any change to the structure of the Merger pursuant to Section 1.8 of the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party, and without any anti-dilution or other adjustment to the Per Share Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or Alliance.

Our Opinion is limited to whether the Per Share Merger Consideration to be paid by WashingtonFirst is fair to WashingtonFirst, from a financial point of view. Our Opinion does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Company’s Board of Directors (the “Board”) or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company; (iii) the fairness of the amount or nature of any compensation to any of Alliance’s officers, directors or employees, or class of such persons, relative to the Company’s or the Per Share Merger Consideration to be paid to the holders of Shares; or (iv) any advice or opinions provided by any other advisor to the Company or Alliance. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which WashingtonFirst’s or Alliance’s securities will trade following public announcement or consummation of the Merger.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Alliance or the Company.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that ParaCap does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is solely for the information and assistance of, and directed to, the Board in its evaluation of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of the Company as to how to vote at any shareholders’ meeting at which the Merger is considered. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

ParaCap, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to WashingtonFirst in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, WashingtonFirst has agreed to indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between ParaCap and any party to the

B-1-3

Board of Directors – WashingtonFirst Bankshares, Inc.

May 3, 2012

Merger. ParaCap may seek to provide investment banking services to WashingtonFirst or its affiliates in the future, for which we would seek customary compensation. Most recently, ParaCap has introduced various providers of capital to WashingtonFirst who may or may not choose to invest in the Company. In the ordinary course of business, ParaCap and its clients may trade in the securities of each of the Company and Alliance and may at any time hold a long or short position in such securities.

ParaCap’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to ParaCap be made, without our prior written consent, except in accordance with the terms and conditions of ParaCap’s engagement letter agreement with WashingtonFirst.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be paid by WashingtonFirst in connection with the Merger pursuant to the Merger Agreement is fair to WashingtonFirst, from a financial point of view.

Very truly yours,

/s/ ParaCap Group, LLC

PARACAP GROUP, LLC

B-1-4

APPENDIX B-2

November 5, 2012

Board of Directors

WashingtonFirst Bankshares, Inc.

11921 Freedom Drive

Suite 250

Reston, Virginia 20190

Members of the Board:

ParaCap Group, LLC, a wholly-owned subsidiary of Paragon Capital Group, LLC (together, “ParaCap” or “we”) has been advised that WashingtonFirst Bankshares, Inc. (“WashingtonFirst” or the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Alliance Bankshares Corporation (“Alliance”), pursuant to which Alliance will be merged with and into WashingtonFirst (the “Merger”) and each issued and outstanding share (the “Shares”) of common stock, without par value, of Alliance (“Alliance Common Stock”) will be converted into the right to receive either 0.4435 shares of WashingtonFirst common stock or $5.30 in cash (the “Per Share Merger Consideration”), subject to the restriction that no more than 20% of the Shares of Alliance Common Stock may be exchanged for cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested ParaCap’s opinion, as investment bankers, as to the fairness, from a financial point of view, to WashingtonFirst of the Per Share Merger Consideration to be paid by WashingtonFirst in connection with the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	reviewed and analyzed the Merger Agreement dated May 3, 2012;

(ii)	reviewed and analyzed the audited consolidated financial statements of WashingtonFirst for the three years ended December 31, 2011, and the unaudited consolidated financial statements of WashingtonFirst for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012;

(iii)	reviewed and analyzed the audited consolidated financial statements of Alliance for the three years ended December 31, 2011, and the unaudited consolidated financial statements of Alliance for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012;

(iv)	reviewed and analyzed certain other publicly available information concerning WashingtonFirst and Alliance;

(v)	held discussions with WashingtonFirst’s senior management and advisors, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the Merger on WashingtonFirst;

(vi)	reviewed certain non-publicly available information concerning Alliance, including internal financial analyses and forecasts prepared by its management, and held discussions with Alliance’s senior management regarding recent developments;

B-2-1

Board of Directors – WashingtonFirst Bankshares, Inc.

November 5, 2012

(vii)	participated in certain discussions and negotiations between representatives of WashingtonFirst and Alliance;

(viii)	reviewed the reported prices and trading activity of the equity securities of WashingtonFirst and Alliance;

(ix)	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(x)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(xi)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion; and

(xii)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the banking industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to ParaCap by or on behalf of WashingtonFirst or Alliance, or that was otherwise reviewed by ParaCap, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by WashingtonFirst and Alliance (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of WashingtonFirst and

Alliance, as applicable, as to the future operating and financial performance of WashingtonFirst and Alliance, as applicable, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. ParaCap has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either WashingtonFirst or Alliance since the date of the last financial statements of each company made available to us. We have also assumed, without independent verification and with your consent, that the aggregate allowances for loan losses set forth in the respective financial statements of WashingtonFirst and Alliance are in the aggregate adequate to cover all such losses, in each case without considering the current credit, liquidity and regulatory issues facing WashingtonFirst or Alliance. We did not make or obtain any independent evaluation, appraisal or physical inspection of either WashingtonFirst’s or Alliance’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did we review loan or credit files of WashingtonFirst or Alliance. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, ParaCap assumes no responsibility for their accuracy. We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any change to the structure

B-2-2

Board of Directors – WashingtonFirst Bankshares, Inc.

November 5, 2012

of the Merger pursuant to Section 1.8 of the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party, and without any anti-dilution or other adjustment to the Per Share Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or Alliance.

Our Opinion is limited to whether the Per Share Merger Consideration to be paid by WashingtonFirst is fair to WashingtonFirst, from a financial point of view. Our Opinion does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Company’s Board of Directors (the “Board”) or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company; (iii) the fairness of the amount or nature of any compensation to any of Alliance’s officers, directors or employees, or class of such persons, relative to the Company’s or the Per Share Merger Consideration to be paid to the holders of Shares; or (iv) any advice or opinions provided by any other advisor to the Company or Alliance. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which WashingtonFirst’s or Alliance’s securities will trade following public announcement or consummation of the Merger.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Alliance or the Company.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It is understood that subsequent developments may affect the conclusions reached in this Opinion and that ParaCap does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is solely for the information and assistance of, and directed to, the Board in its evaluation of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of the Company as to how to vote at any shareholders’ meeting at which the Merger is considered. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

ParaCap, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to WashingtonFirst in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as financial advisor to the Board and received a fee upon the delivery of our Opinion dated May 3, 2012, which Fee was not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. In connection with the Merger, we have assisted WashingtonFirst in certain capital raising transactions for which we have received, and expect to receive, customary compensation. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, WashingtonFirst has agreed to indemnify us for certain liabilities arising out of our engagement. Other than as described above, there are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation

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Board of Directors – WashingtonFirst Bankshares, Inc.

November 5, 2012

was received or is intended to be received as a result of the relationship between ParaCap and any party to the Merger. ParaCap may seek to provide investment banking services to WashingtonFirst or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, ParaCap and its clients may trade in the securities of each of the Company and Alliance and may at any time hold a long or short position in such securities.

ParaCap’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to ParaCap be made, without our prior written consent, except in accordance with the terms and conditions of ParaCap’s engagement letter agreement with WashingtonFirst.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be paid by WashingtonFirst in connection with the Merger pursuant to the Merger Agreement is fair to WashingtonFirst, from a financial point of view.

Very truly yours,

/s/ Paracap Group, LLC

PARACAP GROUP, LLC

B-2-4

APPENDIX C-1

May 3, 2012

The Board of Directors

Alliance Bankshares Corporation

14200 Park Meadow Drive

Suite 200 South

Chantilly, VA 20151

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Alliance Bankshares Corporation. (“Alliance”) of the Merger Consideration (as defined below) to be received by the Alliance shareholders in the proposed merger (the “Merger”) of Alliance with and into WashingtonFirst Bankshares, Inc. (“WashingtonFirst”) pursuant to the Agreement and Plan of Reorganization dated May 3, 2012 (the “Agreement”). As is more specifically set forth in the Agreement, upon consummation of the Merger, the shareholders of Alliance will receive consideration of either $5.30 in cash or 0.4435 shares of WashingtonFirst common stock per share of Alliance common stock, subject to a maximum of 20% cash consideration (the “Merger Consideration”). The price and exchange ratio may be adjusted in accordance with the price adjustment mechanism in the Agreement if Alliance’s tangible book value declines by more than 10%.

Davenport & Company LLC, as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by Alliance’s Board of Directors to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with Alliance and its business. Davenport will receive a fee for serving as Alliance’s financial advisor, a portion of which is payable in connection with rendering this opinion and a portion of which is contingent upon the successful completion of the Merger. Alliance has also agreed to indemnify Davenport for certain liabilities arising out of its engagement.

In the past two years, Alliance’s only material relationship with Davenport unrelated to the proposed merger with WashingtonFirst was Davenport’s acting as Alliance’s financial advisor during the terminated merger transaction with Eagle Bancorp, Inc. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, Alliance and WashingtonFirst. Davenport may from time to time have a long or short position in, and buy or sell, equity securities of Alliance and WashingtonFirst for Davenport’s own account or for the accounts of its customers.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement;

2.	Reviewed certain business, financial and other information regarding Alliance and its prospects that was furnished to us by the management of Alliance and that we have discussed with the management of Alliance;

C-1-1

The Board of Directors

Alliance Bankshares Corporation

May 3, 2012

3.	Reviewed certain business, financial and other information regarding WashingtonFirst and its prospects that was furnished to us by the management of WashingtonFirst and that we have discussed with the management of WashingtonFirst.

4.	Reviewed the publicly reported prices and trading activity for Alliance’s and WashingtonFirst’s common stock;

5.	Compared certain business, financial, and other information regarding Alliance and WashingtonFirst with similar information regarding certain other publicly traded companies that we deemed to be relevant;

6.	Compared the proposed financial terms of the Merger with the financial terms of various other mergers and acquisitions of financial institutions in recent years;

7.	Reviewed the pro forma financial impact of the Merger on Alliance and WashingtonFirst, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Alliance and WashingtonFirst;

8.	Reviewed the relative contributions of assets, liabilities, equity and earnings of Alliance and WashingtonFirst to the resulting institution and the relative pro forma ownership of the shareholders of Alliance and WashingtonFirst in the combined company; and

9.	Considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by Alliance and WashingtonFirst or their representatives, or that was otherwise reviewed by us, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of Alliance and WashingtonFirst, are in the aggregate, adequate to cover such losses. We did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets, liabilities or properties of Alliance and WashingtonFirst, nor were we furnished with such evaluation or appraisal.

With respect to the internal financial forecast information furnished to or discussed with Davenport by Alliance, we assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Alliance management as to the expected future financial performance of Alliance. We assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. This forward-looking information, as well as the other estimates used by us in our analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such forecasts.

We assumed that there had been no material change in Alliance’s and WashingtonFirst’s assets, financial condition, results of operations, business or prospects or other financial information since the date of the last financial information made available to us, that Alliance and WashingtonFirst will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that the Merger will be completed substantially in accordance with the terms set forth in the Agreement and that the Merger will be accounted for as a purchase under generally accepted

C-1-2

The Board of Directors

Alliance Bankshares Corporation

May 3, 2012

accounting principles. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As one of the conditions to the Merger’s closing, we shall provide to Alliance an updated fairness opinion dated as of a date not later than the date of the effectiveness of the Registration Statement, to the effect that the Merger is fair to the shareholders of Alliance from a financial point of view.

Our opinion expressed herein was prepared solely for the Board of Directors of Alliance in connection with and for the purposes of its evaluation of the Merger. This opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Alliance, does not address the effect of any other business combination in which Alliance might engage and does not constitute a recommendation to any shareholder of Alliance as to how such shareholder should vote with respect to the Merger. We are not expressing any opinion herein as to the prices at which WashingtonFirst’s and Alliance’s common stock will trade following the announcement or consummation of the Merger. This opinion does not express any opinion about the fairness of the amount or nature of the compensation to Alliance’s officers, directors, employees or class of such persons, relative to compensation to the public shareholders of Alliance. In accordance with internal procedures adopted pursuant to FINRA rules and regulations, Davenport & Company LLC’s fairness opinion was approved by a fairness committee of Davenport & Company LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration offered to Alliance shareholders in the Merger as provided for and described in the Agreement is fair to the holders of Alliance common stock from a financial point of view.

Sincerely,

DAVENPORT & COMPANY LLC

/s/ Robert F. Mizell
Robert F. Mizell, CFA Executive Vice President

C-1-3

APPENDIX C-2

November 5, 2012

The Board of Directors

Alliance Bankshares Corporation

14200 Park Meadow Drive

Suite 200 South

Chantilly, VA 20151

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Alliance Bankshares Corporation (“Alliance”) of the Merger Consideration (as defined below) to be received by the Alliance shareholders in the proposed merger (the “Merger”) of Alliance with and into WashingtonFirst Bankshares, Inc. (“WashingtonFirst”) pursuant to the Agreement and Plan of Reorganization dated May 3, 2012 (the “Agreement”). As is more specifically set forth in the Agreement, upon consummation of the Merger, the shareholders of Alliance will receive consideration of either $5.30 in cash or 0.4435 shares of WashingtonFirst common stock per share of Alliance common stock, subject to a maximum of 20% cash consideration (the “Merger Consideration”). The price and exchange ratio may be adjusted in accordance with the price adjustment mechanism in the Agreement if Alliance’s tangible book value declines by more than 10%.

Davenport & Company LLC, as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by Alliance’s Board of Directors to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with Alliance and its business. Davenport will receive a fee for serving as Alliance’s financial advisor, a portion of which is payable in connection with rendering this opinion and a portion of which is contingent upon the successful completion of the Merger. Alliance has also agreed to indemnify Davenport for certain liabilities arising out of its engagement.

In the past two years, Alliance’s only material relationship with Davenport unrelated to the proposed merger with WashingtonFirst was Davenport’s acting as Alliance’s financial advisor during the terminated merger transaction with Eagle Bancorp, Inc. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, Alliance and WashingtonFirst. Davenport may from time to time have a long or short position in, and buy or sell, equity securities of Alliance and WashingtonFirst for Davenport’s own account or for the accounts of its customers.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement;

2.	Reviewed certain business, financial and other information regarding Alliance and its prospects that was furnished to us by the management of Alliance and that we have discussed with the management of Alliance;

3.	Reviewed certain business, financial and other information regarding WashingtonFirst and its prospects that was furnished to us by the management of WashingtonFirst and that we have discussed with the management of WashingtonFirst.

C-2-1

The Board of Directors

Alliance Bankshares Corporation

November 5, 2012

4.	Reviewed the publicly reported prices and trading activity for Alliance’s and WashingtonFirst’s common stock;

5.	Compared certain business, financial, and other information regarding Alliance and WashingtonFirst with similar information regarding certain other publicly traded companies that we deemed to be relevant;

6.	Compared the proposed financial terms of the Merger with the financial terms of various other mergers and acquisitions of financial institutions in recent years;

7.	Reviewed the pro forma financial impact of the Merger on Alliance and WashingtonFirst, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Alliance and WashingtonFirst;

8.	Reviewed the relative contributions of assets, liabilities, equity and earnings of Alliance and WashingtonFirst to the resulting institution and the relative pro forma ownership of the shareholders of Alliance and WashingtonFirst in the combined company; and

9.	Considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by Alliance and WashingtonFirst or their representatives, or that was otherwise reviewed by us, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of Alliance and WashingtonFirst, are in the aggregate, adequate to cover such losses. We did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets, liabilities or properties of Alliance and WashingtonFirst, nor were we furnished with such evaluation or appraisal.

With respect to the internal financial forecast information furnished to or discussed with Davenport by Alliance, we assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of Alliance management as to the expected future financial performance of Alliance. We assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. This forward-looking information, as well as the other estimates used by us in our analyses, was based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such forecasts.

We assumed that there had been no material change in Alliance’s and WashingtonFirst’s assets, financial condition, results of operations, business or prospects or other financial information since the date of the last financial information made available to us, that Alliance and WashingtonFirst will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that the Merger will be completed substantially in accordance with the terms set forth in the Agreement and that the Merger will be accounted for as a purchase under generally accepted accounting principles. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As one of the conditions to the Merger’s closing, we are required to provide to Alliance an updated fairness opinion, dated as of a date not later than the date of the effectiveness of the Registration Statement, to the

C-2-2

The Board of Directors

Alliance Bankshares Corporation

November 5, 2012

effect that the Merger is fair to the shareholders of Alliance from a financial point of view, which updates our prior opinion provided to Alliance on May 3, 2012. This letter supersedes and replaces in its entirety, our letter, dated May 3, 2012.

Our opinion expressed herein was prepared solely for the Board of Directors of Alliance in connection with and for the purposes of its evaluation of the Merger. This opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Alliance, does not address the effect of any other business combination in which Alliance might engage and does not constitute a recommendation to any shareholder of Alliance as to how such shareholder should vote with respect to the Merger. We are not expressing any opinion herein as to the prices at which WashingtonFirst’s and Alliance’s common stock will trade following the announcement or consummation of the Merger. This opinion does not express any opinion about the fairness of the amount or nature of the compensation to Alliance’s officers, directors, employees or class of such persons, relative to compensation to the public shareholders of Alliance. In accordance with internal procedures adopted pursuant to FINRA rules and regulations, Davenport & Company LLC’s fairness opinion was approved by a fairness committee of Davenport & Company LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration offered to Alliance shareholders in the Merger as provided for and described in the Agreement is fair to the holders of Alliance common stock from a financial point of view.

Sincerely,

DAVENPORT & COMPANY LLC

/s/ Robert F. Mizell
Robert F. Mizell, CFA
Executive Vice President

C-2-3

Appendix D

[For reference purposes only. Do NOT complete.]

FORM OF ELECTION

of

ALLIANCE BANKSHARES, INC.

PLEASE RETURN IN THE ACCOMPANYING ENVELOPE OR SEND BY OVERNIGHT DELIVERY

Please read and follow the accompanying instructions carefully and deliver to the Exchange Agent:

Broadridge Corporate Issuer Solutions, Inc.

Regular Mail: P.O. Box 1342 Brentwood, NY 11717	Certified or Registered Mail: Attn: IWS 1155 Long Island Ave. Edgewood, NY 11717

This Form of Election is being delivered in connection with the Joint Proxy Statement/Prospectus (the “Proxy Statement”) being sent to shareholders of Alliance Bankshares Corporation, a Virginia corporation (“Alliance”), to approve the proposed Agreement and Plan of Reorganization, dated as of May 3, 2012, as amended, and the related plan of merger (the “Reorganization Agreement”), by and among WashingtonFirst Bankshares, Inc., a Virginia corporation (“WashingtonFirst”), Alliance and Alliance Bank Corporation, a Virginia chartered commercial bank and a wholly-owned subsidiary of Alliance (“Alliance Bank”), whereby Alliance will merge with and into WashingtonFirst, with WashingtonFirst as the surviving entity (the “Merger”). Alliance shareholders have the option to receive (i) cash, (ii) common stock, $0.01 par value per share, of WashingtonFirst (“WashingtonFirst Common Stock”), or (iii) a combination of cash and WashingtonFirst Common Stock, subject to the conditions and procedures and proration described in detail in the Reorganization Agreement. This Election Form must be returned to the Exchange Agent by             , 2012.

Direct any questions to:

Broadridge Corporate Issuer Solutions, Inc.

Toll free: (877) 830-4936

ABOUT YOU AND YOUR SHARES

BOX 1
Name(s) and Address of Registered Holder(s)	Certificate Number*	Number of Shares

Total Number of Shares:

*	Leave this column blank if your shares are uncertificated shares held in book entry form.

ELECTION

Pursuant to the Reorganization Agreement, you may elect to receive one of the following for your shares of common stock, par value $4.00 per share, of Alliance (“Alliance Shares”) you own of record:

•

Cash Election—an amount of cash per share equal to the Cash Consideration (“Cash Consideration”), as defined and calculated in the Reorganization Agreement and described in the Proxy Statement (a “Cash Election”). Please note that as Cash Elections are limited to up to 20% of all the shares of Alliance Common Stock outstanding, the Cash Consideration may be subject to proration as described in the Reorganization Agreement and the Proxy Statement. Therefore, if you want to maximize the amount of cash you will receive for your Alliance Shares, you should elect the Cash Election for all of your Alliance Shares;

•

Stock Election— a number of shares of WashingtonFirst Common Stock equal to the Stock Consideration (“Stock Consideration”), as defined and calculated in the Reorganization Agreement and described in the Proxy Statement (a “Stock Election”); or

•

Mixed Election—the Cash Consideration with respect to a portion of your Alliance Shares and the Stock Consideration with respect to the balance of your Alliance Shares, as described in the Reorganization Agreement and the Proxy Statement (a “Mixed Election”). A Mixed Election must be made with respect to whole Alliance Shares and not any fraction of an Alliance Share.

By way of example only, if you own 100 Alliance Shares, you can elect to receive (i) the Cash Consideration for all 100 shares, (ii) the Stock Consideration for all 100 shares, or (iii) a combination of both cash and shares of Alliance Common Stock, for example: the Cash Consideration with respect to 50 shares and the Stock Consideration for the remaining 50 shares. If, however, holders of Alliance Shares collectively elect to receive cash for more than 20% of Alliance Shares outstanding, then the cash elections will be subject to proration in accordance with the terms of the reorganization agreement.

You should mark your election in the Election boxes below. If you do not mark one of the Election boxes below, you will be deemed to have made a Stock Election with respect to all of your shares. Additionally, if you fail to return a completed Form of Election by the Election Deadline (as defined below), you will be deemed to have made a Stock Election with respect to all of your shares.

You understand that the Election is subject to certain terms, conditions and limitations set forth in the Proxy Statement, the Reorganization Agreement included as Exhibit A to the Proxy Statement, and the instructions applicable to this Form of Election. You are urged to read the Reorganization Agreement and the Proxy Statement in their entirety before completing this Form of Election.

You understand that the definitive terms under which the Merger will be effected in accordance with the Reorganization Agreement, including the amount and form of consideration to be received by holders of Alliance Shares, the effect of this Form of Election, and certain conditions to the consummation of the Merger, are summarized in the Proxy Statement, and all of those definitive terms and conditions are set forth in full in the Reorganization Agreement. You also understand that different tax consequences may be associated with each of the Election options, and you acknowledge that Alliance and the WashingtonFirst have advised you to obtain the advice of a tax professional prior to making any election.

You are urged to consult with your tax advisor for a full understanding of the tax consequences of the Merger to you, including the effects of United States federal, state and local, foreign and other tax laws and of changes in those laws.

BOX 2

ELECTION

Please select one (and only one) of the following options for the type of consideration you would like to receive in exchange for your Alliance Shares:

☐       Cash Election

☐       Stock Election*

☐       Mixed Election*:

Exchange             (please specify a whole number) of my Alliance Shares for the Cash Consideration and the balance for shares of WashingtonFirst Common Stock (rounded down to the nearest whole share, with cash paid for any fractional share).

You may be deemed to have made No Election if, with respect to any Alliance Shares held by you:

•	No Election is made; or

•	More than one Election is made; or

•	You fail to follow the instructions on this Form of Election; or

•	A completed Form of Election is not received by the Exchange Agent prior to the Election Deadline.

The deadline for returning a completed Form of Election is 5:00 p.m., Eastern time, on the date that is two (2) business days immediately preceding the closing date of the Merger (or on such other date as WashingtonFirst and Alliance mutually agree) (the “Election Deadline”). WashingtonFirst and Alliance will publicly announce the anticipated date of the Election Deadline at least five (5) business days prior to the anticipated closing date for the Merger. If the closing date for the Merger is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and WashingtonFirst and Alliance will promptly announce any such delay and, when determined, the rescheduled Election Deadline.

Completing and returning this Form of Election does not have the effect of casting a vote with respect to adoption of the Reorganization Agreement and approval of the related transactions at the special meeting of shareholders of Alliance.

REQUIRED SIGNATURES — All shareholders must sign below.

X
	Signature of Shareholder	Date

X
	Signature of Shareholder (if joint account)	Date

( )
	Daytime Phone Number, including area code	Date

INSTRUCTIONS FOR COMPLETING THE FORM OF ELECTION

Although you are not being requested to submit your stock certificate(s) at this time, please be aware that all holders of Alliance Shares that are certificated must surrender their Alliance stock certificates, or deliver an affidavit of loss and, if requested by WashingtonFirst, bond, to the Exchange Agent in order to receive the merger consideration that they are electing. DO NOT SEND YOUR ALLIANCE STOCK CERTIFICATES AT THIS TIME. A SEPARATE LETTER OF TRANSMITTAL AND INSTRUCTIONS FOR EXCHANGING YOUR STOCK CERTIFICATES WILL BE MAILED TO YOU SEPARATELY. Until Alliance stock certificates are received by the Exchange Agent, together with such documents as the Exchange Agent may require, and until such documents are processed for exchange, the holder of such Alliance stock certificates will not receive the Stock Consideration and/or Cash Consideration (or any dividends or other distributions payable on any such WashingtonFirst Common Stock). No interest will accrue on the Cash Consideration, the cash in lieu of fractional shares or such dividends. Any such dividends or other distributions will not be reinvested pursuant to any plan. If your Alliance stock certificates are lost, stolen or destroyed, please contact Jean S. Houpert at Alliance at 703-814-7233.

Box 2 of the Form of Election allows Alliance shareholders to elect to receive merger consideration in the form of cash, shares of WashingtonFirst Common Stock, or a combination of cash and WashingtonFirst Common

Stock. You must complete this Form of Election and submit it to the Exchange Agent prior to the Election Deadline. If this Form of Election is not completed and received by the Exchange Agent in accordance with the instructions in this Form of Election before the Election Deadline, you will be deemed to have made a Stock Election with respect to all of your shares.

Your election is subject to certain terms, conditions and limitations that have been set out in the Reorganization Agreement and which are described in the Proxy Statement provided to you in connection with the Alliance shareholders meeting being held to consider and vote on the Merger. The Reorganization Agreement is included as Exhibit A to the Proxy Statement. Extra copies of the Proxy Statement may be requested from Innisfree M&A Incorporated by calling toll free: (888) 750-5834 (for shareholders) and collect: (212) 750-5833 (for banks and brokers).

INSTRUCTION 1. ELECTIONS AND CERTIFICATES. To properly complete this form, each shareholder must also complete Box 1 entitled “About You and Your Shares” by specifying the number of each Alliance stock certificate in the column under the heading “Certificate Number,” and the number of Alliance Shares represented by each Alliance stock certificate in the column under the heading “Number of Shares” beside each certificate number, or, in the case of Alliance Shares held in book entry, the number of shares so held in book entry. If the space provided is insufficient, attach a separate sheet listing this information. You may select ONE of the following options in Box 2: (1) Cash Election, (2) Stock Election, or (3) Mixed Election. Please read the section of the Proxy Statement entitled “Reorganization Agreement – Exchange of Shares” for a discussion of these options. In order to make a valid election, you must complete Box 2 entitled “Election” to indicate the desired form of merger consideration.

INSTRUCTION 2. ELECTION DEADLINE. To make a valid Cash Election, Stock Election or Mixed Election, you must deliver this Form of Election, properly completed, to the Exchange Agent at the address shown on the front of the Form of Election no later than the Election Deadline. The Exchange Agent will have reasonable discretion to determine whether any Form of Election is received on a timely basis and whether a Form of Election has been properly completed and the election properly made. Any such determinations are conclusive and binding. If you do not make an election by the Election Deadline, you will be deemed to have made a Stock Election with respect to all of your Alliance Shares.

INSTRUCTION 3. FORM OF ELECTION ARE UNCONDITIONAL AND IRREVOCABLE. All elections are unconditional and irrevocable, except in the case of transfer as detailed in the Reorganization Agreement. The Form of Election may not be revoked or changed by an Alliance shareholder once submitted.

INSTRUCTION 4. SIGNATURES ON FORM OF ELECTION.

(a)	All signatures must correspond exactly with the name written on the face of the Alliance stock certificates, or in the records of Alliance’s transfer agent, in the case of shares held in book entry, without alteration, variation or any change whatsoever.

(b)	If this Form of Election is signed by a person(s) other than the record holder(s) of the Alliance stock certificates delivered (other than as set forth in paragraph (c) below), such certificates when submitted for exchange at a later date must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the record holder(s) appears on such certificate.

(c)	If this Form of Election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity and such person is not the record holder of the Alliance stock certificates or as reflected in the records of Alliance’s transfer agent, in the case of shares held in book entry, he or she must indicate the capacity when signing and must submit proper evidence of his or her authority to act.

INSTRUCTION 5. DELIVERY OF FORM OF ELECTION. This Form of Election properly completed and duly executed, should be delivered to the Exchange Agent at the address set forth on the front of the Form of Election.

INSTRUCTION 6. HOLDERS WHO ARE NOMINEES, TRUSTEES OR OTHER REPRESENTATIVES. Each holder of record of Alliance Shares is entitled to make an election covering all Alliance Shares actually held of record by such holder. Nominee record holders, which include brokers, trustees or any other person that holds Alliance Shares in any capacity whatsoever on behalf of a person or entity, are entitled to make an election on behalf of each beneficial owner of Alliance Shares held through such nominee record holders if the nominee has such authority granted by the beneficial owner. Beneficial owners who are not record holders are not entitled to submit Forms of Election. Persons submitting a Form of Election on behalf of a registered shareholder as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or acting in another fiduciary or representative capacity should refer to Instruction 4 above.

INSTRUCTION 7. MISCELLANEOUS. Neither WashingtonFirst, Alliance nor the Exchange Agent is under any duty to give notification of defects in any Form of Election. Neither WashingtonFirst, Alliance nor the Exchange Agent shall incur any liability for failure to give such notification, and the Exchange Agent (or WashingtonFirst and Alliance, together, in the event that the Exchange Agent declines to make any such determination) has the absolute right to reject any and all Forms of Election not in proper form or to waive any irregularities in any Form of Election.

INSTRUCTION 8. INFORMATION AND ADDITIONAL COPIES. Additional copies of this Form of Election may be obtained prior to the Election Deadline by telephoning and all inquiries with respect to the completion of the Form of Election should be made directly to Broadridge Corporate Issuer Solutions, Inc. at 877-830-4936.

APPENDIX E

WASHINGTONFIRST BANKSHARES, INC.

2010 EQUITY COMPENSATION PLAN, AS AMENDED

ARTICLE I

Establishment, Purpose, and Duration

1.1 Establishment of the Plan. WashingtonFirst Bankshares, Inc. (the “Company”), a corporation formed under the laws of the Commonwealth of Virginia to serve as the bank holding company for WashingtonFirst Bank, hereby establishes an equity compensation plan for the Company and its Subsidiaries to be known as the “WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan”, as set forth in this document and as hereafter from time to time amended (the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits the grant of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards to Employees and Non-Employee Directors.

The Plan was adopted by the Board of Directors of the Company on February 22, 2010 (the “Effective Date”). Awards under the Plan may not be granted prior to the Effective Date of the Plan.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Employees and Non-Employee Directors that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company and its Subsidiaries in its ability to motivate, attract, and retain the services of Employees and Non-Employee Directors upon whose judgment, interest, and effort the successful conduct of its operation is largely dependent.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Committee, as defined below, to terminate the Plan at any time pursuant to Article XIV herein, until February 21, 2020, at which time it shall terminate except with respect to Awards made prior to, and outstanding on, that date which shall remain valid in accordance with their terms.

ARTICLE II

Definitions

2.1 Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

(a) “Agreement” means a written agreement implementing the grant of each Award signed by an authorized officer or director of the Company and by the Participant, as defined below.

(b) “Award” or “Grant” means, individually or collectively, a grant under the Plan of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Stock Awards.

(c) “Award Date” means the date on which an Award or Grant is made by the Committee under the Plan.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act, as defined below.

(e) “Board” or “Board of Directors” means the Board of Directors of the Company, unless such term is used with respect to a Subsidiary, in which case it shall mean the Board of Directors of that Subsidiary.

(f) “Change of Control” shall mean the occurrence of:

(i) the acquisition by any Person (as defined below) or group of Persons being the Beneficial Owner (as defined above), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Securities”); or

(ii) individuals who constitute the Board of Directors of the Company on the Effective Date (“Incumbent Board”) ceasing for any reason to constitute at least a majority of that Board, provided that any person becoming a director subsequent to the Effective Date whose election or whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall be, for purposes of this definition, considered as though he or she were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Board; or

(iii) a reorganization, merger, or consolidation with respect to which those Persons who were Beneficial Owners of the Voting Securities of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, shares representing more than 50% of the combined voting power of the Voting Securities of the Company resulting from such reorganization, merger, or consolidation; or

(iv) the implementation of a plan of liquidation or dissolution of the Company or similar event; or

(v) a sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

(g) “Code” means the Internal Revenue Code of 1986, as amended, as now in force or hereafter amended.

(h) “Committee” means either the Board or the committee of the Board, if any, appointed or otherwise serving, as provided below, to administer the Plan pursuant to Article III herein. At any time the Company is subject to the Exchange Act, the Committee shall consist of at least two persons and, if determined by the Board to be appropriate, each person shall be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, or any similar or successor rule, and/or an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code; provided, however, that unless otherwise determined by the Board, if the Board has appointed a Personnel/Compensation Committee from among its members, the Committee shall consist of the Personnel/Compensation Committee of the Board of Directors of the Company so long as it consists of at least two persons, all of whom are “non-employee directors” and/or “outside directors.”

(i) “Company” means WashingtonFirst Bankshares, Inc., or any successor thereto as provided in Article XVI herein.

(j) “Employee” means a current or prospective officer or other employee of the Company or any of its Subsidiaries.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in force or hereafter amended.

(l) “Fair Market Value” of the Company’s Stock, as defined below, means the closing market price (that is, the price at which last sold on the principal U.S. market or quotation system) of the Stock on the relevant date if it is a trading date or, if not, on the most recent date on which the Stock was traded prior to such date, as reported by the exchange for the principal U.S. market or principal quotation system on which the Stock is traded; or if, in the opinion of the Committee, this method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

(m) “Non-Employee Director” means an individual who is a member of the Board of the Company or a Subsidiary and who is not an employee of the Company or any Subsidiary.

(n) “Non-Qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article VI herein, which is not intended to be an incentive stock option under Section 422 of the Code.

(o) “Participant” means an Employee or Non-Employee Director who is granted or receives an Award under the Plan.

(p) “Performance Goal” means one or more performance measures or goals set by the Committee in its discretion for each grant of a performance-based compensation Award. The extent to which such performance measures or goals are met will determine the amount or value of the performance-based compensation Award that a Participant is entitled to exercise, receive or retain. Performance Goals may be particular to a Participant, may relate to the performance of the Subsidiary, division, strategic business unit or line of business which employs him, or may be based on the performance of the Company generally. Performance Goals may be based on Stock value or increases therein, earnings per share or earnings per share growth, net earnings, earnings or earnings growth (before or after one or more of taxes, interest, depreciation and/or amortization), operating profit, operating cash flow, operating or other expenses, operating efficiency, return on equity, assets, capital or investment, sales or revenues or growth thereof, deposit, loan and/or equity levels or growth thereof, working capital targets or cost control measures, regulatory compliance, gross, operating or other margins, efficiency ratio (as generally recognized and used for bank financial reporting and analysis), interest income, non-interest income, credit quality, net charge-offs and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion), productivity, customer satisfaction, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, quality measures, and any component or components of the foregoing (including, without limitation, determination thereof with or without the effect of discontinued operations and dispositions of business segments, non-recurring items, material extraordinary items that are both unusual and infrequent, special charges, and/or accounting changes), or implementation, management or completion of critical projects or processes. Performance Goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. Performance Goals may be absolute in their terms or measured against or in relationship to a market index, a group of other companies comparably, similarly or otherwise situated, or a combination thereof. Each of the Performance Goals shall be determined, where applicable and except as provided above, in accordance with generally accepted accounting principles.

The Committee, in its sole discretion, but subject to any limitations under Section 162(m) of the Code in the case of an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, may adjust any evaluation of performance under a Performance Goal to take into account any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Standards Codification 225-20 (formerly Accounting Principles Board Opinion No. 30), or in any replacement thereof, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders, if any, for the applicable year.

In the case of an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, prior to the payment of any compensation with respect to the Award, the Committee shall certify the extent to which any Performance Goal and any other material terms under such Award have been satisfied (other than in cases where such Performance Goals relate solely to the increase in the value of Stock).

(q) “Period of Restriction” means the period during which Restricted Stock or Restricted Stock Units are restricted, pursuant to Article VIII or IX herein.

(r) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as described in Section 13(d) thereof.

(s) “Plan” means the WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan, as described herein and as hereafter from time to time amended.

(t) “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VIII herein.

(u) “Restricted Stock Unit” means an Award, designated as a Restricted Stock Unit, which is a bookkeeping entry granted to a Participant pursuant to Article IX herein and valued by reference to the Fair Market Value of a Share, which is subject to restrictions and forfeiture until the designated conditions for the lapse of the restrictions are satisfied. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee.

(v) “Securities Act” shall mean the Securities Act of 1933, as amended, as now in force or hereafter amended.

(w) “Stock” or “Shares” means the common stock of the Company.

(x) “Stock Appreciation Right” or “SAR” means an Award, designated as a stock appreciation right, granted to a Participant pursuant to Article VII herein.

(y) “Stock Award” means an award of Stock granted to a Participant pursuant to Article X herein.

(z) “Subsidiary” means any subsidiary corporation, partnership, limited liability company, joint venture or other trade or business which is considered to be a single employer together with the Company under Section 414(b) or (c) of the Code (substituting “at least 50%” for “at least 80%” in determining ownership or control therein).

ARTICLE III

Administration

3.1 The Committee. The Plan shall be administered by the Committee, which shall have all powers necessary or desirable for such administration. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made, exercised, paid or distributed; (ii) to determine all terms and provisions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend, or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award or the termination of any Period of Restriction or other restrictions imposed under the Plan; (vi) to change any Performance Goal; and (vii) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan in its sole and absolute discretion. Any determination by the Committee shall be in the Committee’s sole and absolute discretion, and its determination shall be final and binding on all parties.

The Chairman of the Committee, the Chief Executive Officer, or such other officers or directors of the Company as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

In the event that the terms of any Award provide that it may become vested or be earned or exercised only during employment or service or within a specified period of time after termination of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of employment or service or continuous employment or service.

Subject to limitations under applicable law, the Committee is authorized in its sole and absolute discretion to issue Awards and/or accept notices, elections, consents, and/or other forms or communications by Participants by electronic or similar means, including, without limitation, transmissions through e-mail and other permissible methods, on such basis and for such purposes as it determines from time to time.

A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present (in person or as otherwise permitted by applicable law), or acts unanimously approved in writing by the Committee without a meeting, shall be deemed the action of the Committee.

3.2 Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Employees and/or Non-Employee Directors as may be selected by it to be Participants. Each Award shall be evidenced by an Agreement.

3.3 Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be made in its sole and absolute discretion and shall be final, conclusive, and binding.

3.4 Requirements of Rule 16b-3 and Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3 (or any successor or similar rule) under the Exchange Act or Section 162(m) of the Code.

Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise, at any time the Company is subject to the Exchange Act: (i) transactions by and with respect to officers and directors of the Company who are subject to Section 16(b) of the Exchange Act shall comply with any applicable conditions of Rule 16b-3; (ii) transactions with respect to persons, if any, whose remuneration is subject to the provisions of Section 162(m) of the Code shall conform to the requirements of Section 162(m)(4)(C) of the Code; and (iii) every provision of the Plan shall be administered, interpreted, and construed to carry out the foregoing provisions of this sentence.

Notwithstanding any provision of the Plan to the contrary, the Plan is intended to give the Committee the authority to grant Awards that qualify as performance-based compensation under Section 162(m)(4)(C) of the Code as well as Awards that do not so qualify. Every provision of the Plan shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded; and any provision of the Plan that would prevent an Award that the Committee intends to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code from so qualifying shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded.

3.5 Indemnification of the Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries (but only for the portion of any period so treated as a Subsidiary).

3.6 Certain Determinations. In connection with the Committee’s good faith determination of Fair Market Value as required herein, the Committee may, as guidance, take into consideration the book value of the Stock of the Company, the relationship between the traded price and book value of shares for financial institutions of similar size and similar operating results to the Company or WashingtonFirst Bank, any reasonably recent trades of the Stock of the Company brought to the attention of the Committee and such additional relevant information as the Committee in its judgment deems necessary. In its sole discretion, the Committee may, but is not obligated to, consult with and/or engage an investment banker or other appropriate advisor to advise the Committee in connection with its good faith determination of Fair Market Value herein.

ARTICLE IV

Stock Subject to the Plan

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed the sum of (i) 985,696 reduced by that number of Shares represented by outstanding awards under the plans formerly known as the First Liberty Bancorp, Inc. 2004 Stock Option Plan, the WashingtonFirst Bank 2004 Stock Option Plan and the WashingtonFirst Bank 2005 Stock Awards Plan, as such plans have been adopted by the Company (collectively, the “Existing Plans”), on the Effective Date of this Plan and (ii) that number of Shares represented by awards under the Existing Plans which are outstanding on, and which expire or are otherwise terminated or forfeited without the issuance of Shares at any time after, the Effective Date. In the event the Company completes an initial public offering (an “IPO”) after the Effective Date, any Restricted Stock, Restricted Stock Units or Stock Awards granted after the date of completion of the IPO shall be subject to the following additional limitation: no more than one-half of the aggregate number of such Shares available for issuance on the date of completion of the IPO shall be granted after the date of completion of the IPO in connection with Restricted Stock, Restricted Stock Units and Stock Awards. Restricted Stock, Restricted Stock Units and Stock Awards outstanding on the date of completion of the IPO may remain outstanding and the Shares relating to such outstanding Awards may be issued in accordance with the terms of such Awards but no additional Restricted Stock, Restricted Stock Units or Stock Award may be granted to the extent the number of Shares to which such additional Award relates would cause more than one-half of the aggregate number of Shares available for issuance on the date of completion of the IPO to be associated with outstanding Restricted Stock, Restricted Stock Units and Stock Awards. No Award (including an Award that may only be settled in cash) may be granted at any time if the number of Shares to which such Award relates, when added to the number of Shares previously issued (and not subsequently forfeited) under the Plan and the number of Shares to which other then-outstanding Awards relate, exceeds the number of Shares deemed available under this Article IV.

4.2 Lapsed Awards or Forfeited Shares; Shares Used as Payment of Option Price or for Taxes. Shares related to any Award, or portion thereof, that is settled in cash in lieu of Stock shall be available again for grant under the Plan. Similarly, Shares related to any Award, or portion thereof, that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of such Shares, or Shares related to a Restricted Stock Award that are forfeited, shall be available again for grant under the Plan. Any shares covered by a SAR shall be counted as used only to the extent shares are actually issued to the Participant when the SAR is exercised. Any Shares surrendered by a Participant as full or partial payment of the Option Price (as defined in Section 6.3 herein), and any Shares retained by the Company in satisfaction of payment of the Option Price or withholding taxes shall be available again for grant under the Plan.

4.3 Capital Adjustments. The number and class of Shares subject to each outstanding Award, the Option Price or Base Value (as defined in Section 7.5 herein), as the case may be, and any limits on and the aggregate number and class of Shares for which Awards thereafter may be made shall be proportionately, equitably and appropriately adjusted in such manner as the Committee shall determine in order to retain the economic value or opportunity to reflect any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event in which the number or class of Shares is changed. Where an Award is subject to Section 409A of the Code, the adjustment shall also be effected so as not to constitute a modification within the meaning of Section 409A of the Code.

ARTICLE V

Eligibility

Persons eligible to participate in the Plan and receive Awards are all Employees and all Non-Employee Directors who, in the opinion of the Committee, merit becoming Participants.

ARTICLE VI

Non-Qualified Stock Options

6.1 Grant of Non-Qualified Stock Options. Subject to the terms and provisions of the Plan, NQSOs may be granted to Employees and Non-Employee Directors at any time and from time to time as shall be determined by the Committee. The Committee shall have sole and absolute discretion in determining the number of Shares subject to NQSOs granted to each Participant, provided, however, that in the event the Company completes an IPO, no Participant may be granted NQSOs in any calendar year after the date of completion of the IPO for more than 30,000 Shares.

6.2 Option Agreement. Each NQSO grant shall be evidenced by an Agreement that shall specify the Option Price, the duration of the NQSO, the number of Shares to which the NQSO pertains, any conditions imposed upon the exercisability of NQSOs in the event of retirement, death, disability or other termination of employment or service, and such other provisions as the Committee shall determine, which need not be the same for all Participants.

6.3 Option Price. The exercise price per Share of Stock covered by a NQSO (the “Option Price”) shall be determined by the Committee subject to the following limitation: the Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Award Date.

6.4 Duration of Options. Each NQSO shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no NQSO shall be exercisable after the expiration of ten years from its Award Date (unless on that day the exchange or quotation system on which the Stock then trades or is included is closed, in which case those NQSOs shall expire on the next day on which such exchange or quotation system is open).

6.5 Exercisability. NQSOs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.

6.6 Method of Exercise and Delivery of Shares After Exercise. NQSOs shall be exercised by the delivery of a notice of exercise to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the NQSO is to be exercised, accompanied by full payment for the Shares. The Option Price shall be payable to the Company in full either in cash or certified check or wire transfer, by delivery of Shares of Stock valued at Fair Market Value at the time of exercise (determined in the Committee’s sole and absolute discretion), by withholding and retention by the Company of sufficient Shares issuable in connection with the exercise to cover the Option Price (a “net share exercise”) (determined in the Committee’s sole and absolute discretion), by delivery of a promissory note (satisfactory to the Committee in its sole and absolute discretion and subject to restrictions and prohibitions of applicable law) or by a combination of the foregoing.

To the extent permitted under the applicable laws and regulations, at the request of the Participant and with the consent of the Committee in the Committee’s sole and absolute discretion, the Company may cooperate in a “cashless exercise” of a NQSO. The cashless exercise shall be effected by the Participant delivering to a securities broker instructions to exercise all or part of the NQSO, including instructions to sell a sufficient number of shares of Stock to cover the costs and expenses associated therewith.

As soon as practicable, after receipt of the notice of exercise and payment of the Option Price and completion of payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the NQSO exercise, the Company shall cause the appropriate number of Shares to be issued in the Participant’s name, which issuance shall be effected in book entry or electronic form or in certificated form as determined by the Committee.

As an alternative to the foregoing, if the Committee determines to issue NQSOs that are subject to Section 409A of the Code and are intended to comply with the requirements of Section 409A of the Code, the Committee may provide in the Agreement for a deferred issuance and delivery of the Shares to be issued in connection with the NQSO exercise at a time or times permitted under Section 409A of the Code. In such event, dividends or other distributions with respect to Shares which would otherwise have been issued and received by the Participant after the exercise if Shares were issued then shall be paid to the Participant currently as and when payable to shareholders of the Company or, if provided in the applicable Agreement, deferred until the underlying deferred Shares are issued and delivered. Any dividends or other distributions which are deferred shall be credited with interest at a reasonable rate as determined by the Committee from time to time.

6.7 Restrictions on Stock Transferability. In addition to applicable restrictions under Article XI herein, the Committee may in its sole and absolute discretion impose restrictions on any Shares delivered to a Participant on exercise of a NQSO under the Plan, including, without limitation, restricting transferability and/or designating such Shares as Restricted Stock or Stock subject to further service, performance, consulting or noncompetition period after exercise or issuance. Each certificate representing such Shares shall bear a legend referencing the restrictions on such Stock, which legend may be the same as the legend placed on certificates pursuant to Section 11.4 herein.

ARTICLE VII

Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Employees and Non-Employee Directors, at the discretion of the Committee, provided, however, that in the event the Company completes an IPO, no Participant may be granted more than 30,000 Stock Appreciation Rights in any calendar year after the date of completion of the IPO.

7.2 SAR Agreement. Each SAR grant shall be evidenced by an Agreement that shall specify the Base Value (as defined in Section 7.5), the duration of the SAR, the number of Shares to which the SAR pertains, any conditions imposed upon the exercisability of the SAR in the event of retirement, death, disability or other termination of employment or service, and such other provisions as the Committee shall determine consistent with the Plan. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.

7.3 Exercise of SARs. SARs may be exercised with respect to all or part of the Shares upon whatever terms and conditions the Committee, in its sole discretion, imposes upon such SARs. A SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.

7.4 Other Conditions Applicable to SARs. In no event shall the term of any SAR granted under the Plan exceed ten years from the Award Date. A SAR may be exercised only when the Fair Market Value of a Share exceeds the Base Value.

7.5 Payment Upon Exercise of SARs. Subject to the provisions of the Agreement, upon the exercise of a SAR, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount (the “SAR Value”) equal to the product of (i) the number of Shares with respect to which the SAR is exercised times (ii) an amount equal to the excess of (A) the Fair Market Value per

Share on the date of exercise of the SAR over (B) the Base Value of the SAR as designated in the Agreement (which Base Value shall be the Fair Market Value per Share on the Award Date or any amount greater than such Fair Market Value stated as the Base Value in the Agreement).

Payment of the SAR Value to the Participant shall be made (i) in Shares, valued at the Fair Market Value on the date of exercise in the case of an immediate payment after exercise or on the date of settlement in the case of a delayed payment after exercise, (ii) in cash or (iii) in a combination thereof as determined by the Committee, either at the time of the Award or, unless otherwise provided in the applicable Agreement, thereafter, and as provided in the Agreement. Any payment in Shares shall be effected in book entry or electronic form or in certificated form as determined by the Committee.

To the extent required to satisfy the conditions of Rule 16b-3(e) under the Exchange Act, or any successor or similar rule, or as otherwise provided in the Agreement, the Committee shall have the sole discretion to consent to or disapprove the election of any Participant to receive cash in full or partial settlement of a SAR. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the SAR surrendered by the Participant. If the election to receive cash is disapproved in whole or in part, the SAR shall be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

As an alternative to the foregoing, if the Committee determines to issue SARs that are subject to Section 409A of the Code and are intended to comply with the requirements of Section 409A of the Code, the Committee may provide in the Agreement for a deferred issuance and delivery of the cash to be paid or Shares to be issued in connection with the SAR exercise at a time or times permitted under Section 409A of the Code. In such event, dividends or other distributions with respect to Shares which would otherwise have been issued and received by the Participant after the exercise if Shares were issued shall be paid to the Participant currently as and when payable to shareholders of the Company or, if provided in the applicable Agreement, deferred until the underlying deferred Shares are issued and delivered. Any cash payment, dividends or other distributions which are deferred shall be credited with interest at a reasonable rate as determined by the Committee from time to time.

7.6 Restrictions on Stock Transferability. In addition to applicable restrictions under Article XI herein, the Committee may in its sole and absolute discretion impose restrictions on any Shares delivered to a Participant on exercise of a SAR under the Plan, including, without limitation, restricting transferability and/or designating such Shares as Restricted Stock or Stock subject to further service, performance, consulting or noncompetition period after exercise or issuance. Each certificate representing such Shares shall bear a legend referencing the restrictions on such Stock, which legend may be the same as the legend placed on certificates pursuant to Section 11.4 herein.

ARTICLE VIII

Restricted Stock

8.1 Grant of Restricted Stock. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock under the Plan to such Employees and Non-Employee Directors and in such amounts as it shall determine, provided, however, that in the event the Company completes an IPO, no Participant may be granted more than 15,000 Shares of Restricted Stock in any calendar year after the date of completion of the IPO. Unless otherwise provided in the applicable Agreement, Participants receiving Restricted Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. As determined by the Committee, Shares of Restricted Stock may be issued in book entry or electronic form or in certificated form. Unless otherwise determined by the Committee, custody of Shares of Restricted Stock in certificated form shall be retained by the Company or held in escrow by an escrow agent selected, and subject to change from time to time, by the Committee until the termination of the Period of Restriction pertaining thereto.

8.2 Restricted Stock Agreement. Each Restricted Stock Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted, and the applicable restrictions (whether service-based restrictions, with or without performance acceleration, and/or performance-based restrictions) and such other provisions as the Committee shall determine. If an Award of Restricted Stock is intended to be a performance-based compensation Award, the terms and conditions of such Award, including the Performance Goal(s) and Period of Restriction and, if different, performance period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement, and the requirements to satisfy or achieve the Performance Goal(s) as so provided therein shall be considered to be restrictions under the Plan.

8.3 Other Restrictions. The Committee may, in its sole and absolute discretion, impose or notify Participants of other restrictions, including any restrictions under applicable federal or state securities laws, and shall place a legend on the certificates representing Restricted Stock to give appropriate notice of such restrictions.

8.4 Certificate Legend. Each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear a legend referencing the restrictions on such Stock, which legend may be the same as the legend placed on certificates pursuant to Section 11.4 herein.

8.5 Removal of Restrictions. Except as otherwise provided in the Plan, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction and, where applicable, after a determination of the satisfaction or achievement of any applicable Performance Goal(s) by the Committee. Once the Shares are released from the restrictions, the legend required by Section 8.4 herein shall be removed and, unless and until the Participant requests in writing, or the Committee directs, issuance and delivery in certificated form, the Shares of Stock may remain in book entry or electronic form.

8.6 Voting Rights. Unless otherwise provided in the Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise any voting rights with respect to those Shares.

8.7 Dividends and Other Distributions. Unless otherwise provided in the Agreement (which may or may not provide for the current payment, or for the accumulation and payment of dividends and other distributions made in cash or property other than Shares until the Shares of Restricted Stock to which the dividends and other distributions relate vest), during the Period of Restriction, Participants entitled to or holding Shares of Restricted Stock granted hereunder shall be entitled to receive currently all dividends and other distributions made in cash or property other than Shares with respect to those Shares of Restricted Stock. If any dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability and the same rules for vesting, forfeiture, and custody as the Shares of Restricted Stock with respect to which they were distributed.

ARTICLE IX

Restricted Stock Units

9.1 Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units under the Plan (with one Restricted Stock Unit representing the right to one Share) to such Employees and Non-Employee Directors and in such amounts as it shall determine, provided, however, that in the event the Company completes an IPO, no Participant may be granted more than 15,000 Restricted Stock Units in any calendar year after the completion of the IPO. Participants receiving Restricted Stock Unit Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services.

9.2 Restricted Stock Unit Agreement. Each Restricted Stock Unit Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Units granted, and the applicable restrictions (whether service-based restrictions, with or without performance acceleration, and/or performance-based restrictions) and such other provisions as the Committee shall determine. If a Restricted Stock Unit Award is intended to be a performance-based compensation Award, the terms and conditions of such Award, including the Performance Goal(s) and Period of Restriction and, if different, performance period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement, and the requirements to satisfy or achieve the Performance Goal(s) as so provided therein shall be considered to be restrictions under the Plan.

9.3 Dividends and Other Distributions. Unless otherwise provided in the Agreement (which may or may not provide for the current payment, or for the accumulation subject to the same restrictions, vesting, forfeiture and payment as the Restricted Stock Units to which they are attributable, of dividends and other distributions made in cash or property other than Shares), during the Period of Restriction, Participants holding Restricted Stock Units shall have no rights to dividends and other distributions made in cash or property other than Shares which would have been paid with respect to the Shares represented by those Restricted Stock Units if such Shares were outstanding. Participants holding Restricted Stock Units shall have no right to vote the Shares represented by such Restricted Stock Units until such Shares are actually issued. Unless otherwise provided in the Agreement, if any deemed dividends or other distributions would be paid in Shares, such Shares shall be considered to increase the Participant’s Restricted Stock Units with respect to which they were declared based on one Share equaling one Restricted Stock Unit. In addition, unless otherwise provided in the Agreement, during the Period of Restriction, any such deemed dividends and other distributions for which rights are provided but which are not paid currently shall be deemed converted to additional Restricted Stock Units based on the Fair Market Value of a Share on the date of payment or distribution of the deemed dividend or distribution.

9.4 Payment after Lapse of Restrictions. Subject to the provisions of the Agreement, upon the lapse of restrictions with respect to a Restricted Stock Unit, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding amounts) (i) if paid in Shares, a number of Shares equal to the number of Shares with respect to which the restrictions lapse, or (ii) if paid in cash, an amount equal to the product of (A) the number of Shares with respect to which the restrictions lapse times (B) the Fair Market Value per Share on the date the restrictions lapse (such amount, the “RSU Value”).

The Agreement may provide for payment of the RSU Value at the time of vesting or, on an elective or non-elective basis, for payment of the RSU Value at a later date, adjusted (if so provided in the Agreement) from the date of vesting based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the RSU Value in Shares) set out in the Agreement (the “adjusted RSU Value”). The Committee is expressly authorized to grant Restricted Stock Units which are deferred compensation covered by Section 409A of the Code, as well as Restricted Stock Units which are not deferred compensation covered by Section 409A of the Code.

Payment of the RSU Value or adjusted RSU Value to the Participant shall be made in cash or Shares as provided in the Agreement, and if paid in cash shall be valued at the Fair Market Value on the date or dates the restrictions on the Award lapse in the case of an immediate payment after vesting, or at the Fair Market Value on the date of settlement in the event of an elective or non-elective delayed payment. Any payment in Shares shall be effected in book entry or electronic form or in certificated form as determined by the Committee.

9.5 Restrictions on Stock Transferability. In addition to applicable restrictions under Article XI herein, the Committee may in its sole and absolute discretion impose restrictions on any Shares delivered to a Participant in settlement of a Restricted Stock Unit, including, without limitation, restricting transferability and/or designating such Shares as Restricted Stock or Stock subject to further service, performance, consulting or noncompetition period after settlement. Each certificate representing such Shares shall bear a legend referencing the restrictions on such Stock, which legend may be the same as the legend placed on certificates pursuant to Section 11.4 herein.

ARTICLE X

Stock Awards

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant unrestricted Stock Awards under the Plan to one or more Employees and Non-Employee Directors in such amount or amounts as it shall determine, provided, however, that in the event the Company completes an IPO, no Participant may be granted Stock Awards in any calendar year after the date of completion of the IPO for more than 15,000 Shares. Participants receiving Stock Awards are not required to pay the Company therefor (except for applicable tax withholding). Payment of a Stock Award shall be effected as soon as practicable after the Award Date in book entry or electronic form or in certificated form as determined by the Committee.

ARTICLE XI

Restrictions on Transferability of Stock

11.1 General Restrictions.

(a) Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall, in its sole and absolute discretion, determine to be necessary or advisable.

(b) The Company shall be under no obligation to qualify Shares subject to any Award or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issuance of Shares subject to any Award or causing the issuance of such Shares to be exempt from registration and qualification under applicable federal and state securities laws now in force or as hereinafter amended, except as otherwise agreed to by the Company in writing in its sole discretion.

11.2 Purchase for Investment: Rights of Holder on Subsequent Registration.

(a) Unless and until the Shares to be issued upon grant or exercise of, or otherwise attributable to, an Award under the Plan have been effectively registered under the Securities Act, the Company shall be under no obligation to issue any Shares unless the person to whom such Shares are to be issued shall give a written representation and undertaking to the Company which is satisfactory in form and scope to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he is acquiring the Shares issued pursuant to, or otherwise attributable to, the Award for his own account as an investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and that he will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act, or any other applicable law, and that if Shares are issued without such registration, a legend to this effect may be endorsed upon the securities so issued.

(b) In the event that the Company shall, nevertheless, deem it necessary or desirable to register under the Securities Act or other applicable statutes any Shares attributable to an Award under the Plan, or to qualify any such Shares for exemption from the Securities Act or other applicable statutes, then the Company may take such action and may require from each Participant such information in writing for use in any registration statement, supplementary registration statement, prospectus, preliminary prospectus, offering circular or any other document that is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

11.3 Forfeiture Provisions. The Committee may impose such forfeiture provisions with respect to any Shares attributable to an Award under the Plan as it may deem advisable and as it may provide in the Agreement pertaining to the Award.

11.4 Certificate Legend. In addition to any legends placed on certificates pursuant to provisions of the Plan, each certificate representing Shares attributable to an Award under the Plan which are subject to forfeiture shall bear the following legend (subject to such modification as the Committee deems appropriate):

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer and/or subject to forfeiture, as set forth in the WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan, in the rules and administrative procedures adopted pursuant to such plan, and/or in an agreement dated                    . A copy of the plan, such rules and procedures, and such agreement may be obtained from the Secretary of WashingtonFirst Bankshares, Inc.

Once Shares are released from the referenced restrictions or forfeiture provisions, the Participant or other holder thereof shall be entitled to exchange his Stock certificate for a new certificate which does not bear the legend required by this section of the Plan or to have the legend required by this Section of the Plan removed from his Stock certificate.

ARTICLE XII

Change of Control

In the event of a Change of Control of the Company, as defined herein, the Committee, as constituted before such Change of Control, in its sole and absolute discretion (except that it may not take any action which would cause any Award not to comply with Section 409A of the Code) may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Company, with or without a Participant’s request or consent, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such Participant’s rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change of Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving entity in such Change of Control.

ARTICLE XIII

Modification, Extension and Renewals of Awards

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards and may modify the terms of an outstanding Agreement, provided that, in the event the Company completes an IPO, the exercise price of any Award may not be lowered after the date of completion of the IPO other than pursuant to Section 4.3 herein. In addition, the Committee may accept the surrender of outstanding Awards granted under the Plan or outstanding awards granted under any of the Existing Plans or any other equity compensation plan of the Company and authorize the granting of new Awards pursuant to the Plan in substitution therefor, and the new Awards may be of a different type than the surrendered Awards or awards, may specify longer terms than the surrendered Awards or awards, may provide for a more rapid or slower exercisability or vesting than the surrendered Awards or awards, and may contain any other provisions that are authorized by the Plan, so long as in the event the Company completes an IPO, the new or substituted Awards authorized after the date of completion of the IPO do not specify a lower exercise price than the surrendered Awards or awards. Also, the Committee may accept the cancellation of outstanding Awards granted under the Plan for cash or such other consideration (other than a substitute Award) as it may deem appropriate. Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant.

ARTICLE XIV

Amendment, Modification and Termination of the Plan

14.1 Amendment, Modification and Termination. At any time and from time to time, the Committee may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or quotation system on which the Stock is then listed or quoted, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

14.2 Awards Previously Granted. No termination, amendment or modification of the Plan other than pursuant to Section 4.3 or 17.10 herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XV

Withholding

15.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation, if any) required by law to be withheld with respect to any grant, exercise, issuance, settlement or payment made under or as a result of the Plan.

15.2 Stock Withholding. With respect to withholding required upon the exercise of Non-Qualified Stock Options, upon the lapse of restrictions on Restricted Stock or upon the occurrence of any other taxable event with respect to any Award, Participants may elect, subject to the approval of the Committee, or the Committee may require Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld. Participants may also elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by surrendering previously owned Shares having a Fair Market Value equal to the amount required to be withheld. The value of the Shares to be withheld or surrendered shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections by Participants shall be irrevocable and be made in writing and in such manner as determined by the Committee in advance of the day that the transaction becomes taxable.

ARTICLE XVI

Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XVII

General

17.1 Requirements of Law. The granting of Awards and the issuance of Shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or self-regulatory organizations (i.e., exchanges or quotation systems) as may be required.

17.2 Effect of Plan. The establishment of the Plan shall not confer upon any Employee or Non-Employee Director any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment or service of any Employee or Non-Employee Director, nor is it a contract between the Company or any of its Subsidiaries and any Employee or Non-Employee Director. Participation in the Plan shall not give any Employee or Non-Employee Director any right to be retained in the employment or service of the Company or any of its Subsidiaries. Except as may be otherwise expressly provided in the Plan or in an Agreement, no Employee or Non-Employee Director who receives an Award shall have rights as a shareholder of the Company prior to the date Shares are issued to the Participant pursuant to the Plan.

17.3 Creditors. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

17.4 Governing Law. The Plan, and all Agreements hereunder, shall be deemed to be governed, construed and administered in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed solely in the Commonwealth of Virginia. Any dispute under the Plan, or under any Agreement hereunder, shall be adjudicated solely and exclusively in the courts of the Commonwealth of Virginia located in the County of Fairfax, Virginia, and the Federal Court for the District in which such state court is located, and no other Court shall have jurisdiction of this Plan, any Agreement issued under the Plan, any Award issued under the Plan, or any dispute hereunder.

17.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.6 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

17.7 Transferability. Unless the Agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that it is transferable as provided in this section, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution, prior to the vesting or lapse of any and all restrictions applicable to any Shares issued under an Award. The Committee may in its sole discretion grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Participant’s “immediate family,” as such term is defined under Exchange Act Rule 16a-l(e), or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s immediate family, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee in its sole discretion shall determine appropriate, and the Participant shall execute an agreement agreeing to be bound by such terms.

17.8 Termination of Employment or Service. Unless otherwise provided in the Agreement pertaining to an Award, in the event that a Participant terminates his employment or service with the Company and its Subsidiaries for any reason, then the unvested portion of such Award shall automatically be forfeited to the Company. Unless otherwise provided in the Agreement pertaining to an Award or as may be required by applicable law, in determining cessation of employment or service, transfers between the Company and/or any Subsidiary shall be disregarded, and changes in status between that of an Employee and a Non-Employee Director shall be disregarded. The Committee may provide in an Agreement made under the Plan for vesting of Awards in connection with the termination of a Participant’s employment or service on such basis as it deems appropriate, including, without limitation, any provisions for vesting at death, disability, retirement, or in connection with a Change of Control with or without the further consent of the Committee. The Agreements evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

17.9 Banking Regulatory Provision. All Awards under the Plan are subject to a direction by the Company’s primary federal banking regulator which requires Participants to exercise or forfeit the stock rights contained in their Awards if the Company’s capital falls below the minimum requirements, as determined by the Company’s state or primary federal banking regulator. In addition, all Awards shall be subject to any other conditions, limitations and prohibitions under any other financial institution regulatory policy or rule to which the Company is subject.

17.10 Nonqualified Deferred Compensation Plan Omnibus Provision. Unless otherwise provided in the applicable Agreement, it is intended that any compensation, benefits or other remuneration, which is provided pursuant to or in connection with the Plan, which is considered to be nonqualified deferred compensation subject to Section 409A of the Code, shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. The Committee is authorized to amend any Agreement and to amend or declare void any election by a Participant as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code. Neither the Company nor the Committee, however, shall have any responsibility or liability if any Award is subject to adverse taxation under Section 409A of the Code.

17.11 Participation in Capital Purchase Program. The Company has participated in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (the “CPP”) created by the Treasury Department pursuant to authority granted under the Emergency Economic Stabilization Act of 2008, as amended from time to time (the “EESA”). As a result of its participation in the CPP, the Company is required to comply with the requirements of Section 111(b) of the EESA, in accordance with the guidance and regulations issued by the Treasury Department with respect to the CPP, as such guidance and regulations may be amended from time to time (the “CPP Requirements”). This Plan is intended to permit the Committee, in its sole discretion, to grant Awards of Restricted Stock or Restricted Stock Units that are intended to qualify as TARP-compliant long-term restricted stock or restricted stock units under the CPP Requirements as well as to grant Awards that are not intended to qualify as TARP-compliant long-term restricted stock or restricted stock units, including without limitation the payment of a Participant’s salary in Stock Awards or the grant of Restricted Stock or Restricted Stock Units which, although not TARP-compliant long-term restricted stock or restricted stock units, nonetheless comply with the non-accrual and other limitations of the CPP Requirements. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered, interpreted and construed and, if and where applicable, benefits provided hereunder shall be limited, deferred, prohibited and/or subject to repayment to the Company in accordance with the CPP Requirements and Section 111(b) of the EESA, as amended from time to time, to the extent legally applicable.

ARTICLE XVIII

Substitution of Awards under Other Plans or Agreements

The Committee is hereby authorized to grant Awards on such basis as it deems appropriate, and to effect the issuance of Stock under this Plan in substitution for equity compensation awarded and outstanding under any equity compensation plan of, or agreement entered into with, a business entity which is acquired by the Company or otherwise becomes a Subsidiary on such terms and conditions as it deems appropriate. The Committee is expressly authorized to provide that the exercise price of an assumed option may be higher or lower than the Fair Market Value of the Stock to which a substitute NQSO relates in order to approximate the inherent economic value of the assumed option or stock appreciation right.

As adopted by the Board of Directors February 22, 2010 and amended August 9, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of WashingtonFirst

In accordance with the provisions of the Virginia Stock Corporation Act, the articles of incorporation of WashingtonFirst (the “WashingtonFirst articles of incorporation”) contain provisions eliminating the personal liability of the directors to WashingtonFirst or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law. By virtue of these provisions, under current law, a director of WashingtonFirst will not be personally liable for monetary damages for breach of his or her fiduciary duty if the director conducted himself or herself in good faith and believed (i) in the case of conduct in his or her official capacity with WashingtonFirst, that his or her conduct was in its best interest; and (ii) in all other cases, that his or her conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe the his or her conduct was unlawful. The Virginia Stock Corporation Act further provides that WashingtonFirst may not indemnify a director if the director was adjudged liable for receiving an improper personal benefit in a proceeding charging the director of receiving an improper personal benefit.

The WashingtonFirst articles of incorporation also provide, consistent with the provisions of the Virginia Stock Corporation Act, that WashingtonFirst shall indemnify and may, under certain circumstances, contract in advance to indemnify, any director or officer of WashingtonFirst as and to the fullest extent permitted by law, who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of WashingtonFirst as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. WashingtonFirst may also, under certain circumstances, indemnify or contract in advance to indemnify any person who is or was a party to any proceeding by reason of the fact that he or she is or was an employee or agent of WashingtonFirst or is or was serving at the request of WashingtonFirst as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In addition, WashingtonFirst shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of WashingtonFirst against reasonable expenses incurred by such director in connection with the proceeding. The Articles of Incorporation provide further that if these provisions are repealed or modified, such repeal or modification will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

Indemnification pursuant to the WashingtonFirst articles of incorporation shall not be deemed exclusive of any other rights to which such persons may be entitled under any agreement, the authorization of shareholders or disinterested directors or otherwise. WashingtonFirst may also purchase insurance for the purpose of indemnifying any directors, officers and other persons to the extent that such indemnification is allowed by the Articles of Incorporation or otherwise. WashingtonFirst and the WashingtonFirst Bank have obtained such insurance. Management believes that the provisions described above are necessary to attract and retain qualified individuals to serve as directors and officers of WashingtonFirst and the WashingtonFirst Bank.

The WashingtonFirst articles of incorporation are filed as an exhibit to this registration statement.

Item 21. Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

Exhibit	Description

2.1†	Agreement and Plan of Reorganization, dated as of May 3, 2012, by and among WashingtonFirst Bankshares, Inc., Alliance Bankshares Corporation and Alliance Bank Corporation (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

2.2	Amendment No. 1, dated August 9, 2012, to the Agreement and Plan of Reorganization, dated as of May 3, 2012, by and among WashingtonFirst Bankshares, Inc., Alliance Bankshares Corporation and Alliance Bank Corporation (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1*	Articles of Incorporation of WashingtonFirst Bankshares, Inc. filed February 25, 2009

3.2*	Articles of Share Exchange of WashingtonFirst Bankshares, Inc. filed May 29, 2009

3.3*	Articles of Amendment of WashingtonFirst Bankshares, Inc. filed October 29, 2009

3.4*	Articles of Amendment of WashingtonFirst Bankshares, Inc. filed June 8, 2010

3.5*	Articles of Amendment of WashingtonFirst Bankshares, Inc. filed August 2, 2011

3.6*	Articles of Amendment of WashingtonFirst Bankshares, Inc. filed March 1, 2012

3.7*	Bylaws of WashingtonFirst Bankshares, Inc. adopted February 25, 2009

4.1*	Form of certificate representing shares of the WashingtonFirst Bankshares, Inc.’s common stock

4.2*	WashingtonFirst Bankshares, Inc. Senior Non-Cumulative Perpetual Preferred Stock, Series D (included as part of Exhibit 3.5)

4.3*	Form of certificate representing shares of WashingtonFirst Bankshares, Inc.’s non-voting common stock

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Troutman Sanders LLP as to certain tax matters

10.1*	Second Amended and Restated Executive Employment Agreement, dated September 21, 2012, by and between WashingtonFirst Bank and Shaza L. Andersen

10.2*	Second Amended and Restated Severance Payment Agreement, dated September 21, 2012, by and between WashingtonFirst Bank and Richard D. Horn

10.3*	Second Amended and Restated Severance Payment Agreement, dated September 21, 2012, by and between WashingtonFirst Bank and George W. Connors, IV

10.4*	Investment Agreement, dated as of May 3, 2012, by and between WashingtonFirst Bankshares, Inc. and Endicott Opportunity Partners III, L.P.

10.5*	Investment Agreement, dated as of June 20, 2012, by and between WashingtonFirst Bankshares, Inc. and Castle Creek Capital Partners IV, L.P.

10.6	WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan (including form of award agreement) (included as Appendix E to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

10.7*	Form of Nonqualified Stock Option Agreement

Exhibit	Description

10.8*	Form of Restricted Stock Agreement

10.9*	Form of Indemnification Agreement between WashingtonFirst Bankshares, Inc. and each of the directors and executive officers thereof

10.10*	Amendment No. 1 to Investment Agreement, dated September 21, 2012, by and between WashingtonFirst Bankshares, Inc. and Endicott Opportunity Partners III, L.P.

10.11*	Amendment No. 1 to Investment Agreement, dated September 21, 2012, by and between WashingtonFirst Bankshares, Inc. and Castle Creek Capital Partners IV, L.P.

21.1*	Subsidiaries of WashingtonFirst Bankshares, Inc.

23.1	Consent of BDO USA, LLP, independent registered public accounting firm of WashingtonFirst Bankshares, Inc.

23.2	Consent of Yount, Hyde & Barbour, P.C., independent registered public accounting firm of Alliance Bankshares Corporation

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.5*	Consent of Troutman Sanders LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of the Form S-4 and incorporated herein by reference

24.2*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of Amendment No. 1 to Form S-4 and incorporated herein by reference

99.1	Opinion of ParaCap Group, LLC, dated as of May 3, 2012 (included as Appendix B-1 to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

99.2	Opinion of ParaCap Group, LLC, dated as of November 5, 2012 (included as Appendix B-2 to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

99.3	Opinion of Davenport & Company LLC, dated as of May 3, 2012 (included as Appendix C-1 to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

99.4	Opinion of Davenport & Company LLC, dated as of November 5, 2012 (included as Appendix C-2 to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

99.5	Consent of ParaCap Group, LLC

99.6	Consent of Davenport & Company LLC

99.7*	Form of Proxy for Special Meeting for shareholders of WashingtonFirst Bankshares, Inc.

99.8*	Form of Proxy for Special Meeting for shareholders of Alliance Bankshares Corporation

99.9	Form of Election for Alliance Shareholders (included as Appendix D to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

*	Previously filed.
†	The schedules to this agreement have been omitted for this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of such schedules to the SEC upon request.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the SEC are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Appendix B-1, Appendix B-2, Appendix C-1 and Appendix C-2 to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if a post-effective amendment to the Registration Statement is filed on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, Virginia on November 8, 2012.

WASHINGTONFIRST BANKSHARES, INC.
(Registrant)

By:	/s/ Shaza L. Andersen
Shaza L. Andersen
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shaza L. Andersen Shaza L. Andersen	Director and Chief Executive Officer (principal executive officer)	November 8, 2012

/s/ Matthew R. Johnson Matthew R. Johnson	Chief Financial Officer (principal financial officer and principal accounting officer)	November 8, 2012

* Joseph S. Bracewell	Chairman of the Board	November 8, 2012

* George W. Connors, IV	Director	November 8, 2012

* Josephine S. Cooper	Director	November 8, 2012

* Hon. John H. Dalton	Director	November 8, 2012

* Richard D. Horn	Director	November 8, 2012

* John J. Mahoney	Director	November 8, 2012

* Juan A. Mencia	Director	November 8, 2012

Signature	Title	Date

* Larry D. Meyers	Director	November 8, 2012

* Mark C. Michael	Director	November 8, 2012

* Madhu K. Mohan, M.D.	Director	November 8, 2012

* Kenneth Morrissette	Director	November 8, 2012

* James P. Muldoon	Director	November 8, 2012

* William C. Oldaker	Director	November 8, 2012

* Randall S. Peyton, M.D.	Director	November 8, 2012

* Hon. Joe R. Reeder	Director	November 8, 2012

* William G. Reilly	Director	November 8, 2012

* Gail R. Steckler	Director	November 8, 2012

* Gen. (Ret.) Johnnie E. Wilson	Director	November 8, 2012

*	By Shaza Andersen pursuant to the Power of Attorney executed by the directors specified above, which Power of Attorney has been previously filed with the Securities and Exchange Commission.

By:	/s/ Shaza Andersen
Attorney-in-fact

EXHIBIT LIST

Exhibit	Description

2.1†	Agreement and Plan of Reorganization, dated as of May 3, 2012, by and among WashingtonFirst Bankshares, Inc., Alliance Bankshares Corporation and Alliance Bank Corporation (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

2.2	Amendment No. 1, dated August 9, 2012, to the Agreement and Plan of Reorganization, dated as of May 3, 2012, by and among WashingtonFirst Bankshares, Inc., Alliance Bankshares Corporation and Alliance Bank Corporation (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1*	Articles of Incorporation of WashingtonFirst Bankshares, Inc. filed February 25, 2009

3.2*	Articles of Share Exchange of WashingtonFirst Bankshares, Inc. filed May 29, 2009

3.3*	Articles of Amendment of WashingtonFirst Bankshares, Inc. filed October 29, 2009

3.4*	Articles of Amendment of WashingtonFirst Bankshares, Inc. filed June 8, 2010

3.5*	Articles of Amendment of WashingtonFirst Bankshares, Inc. filed August 2, 2011

3.6*	Articles of Amendment of WashingtonFirst Bankshares, Inc. filed March 1, 2012

3.7*	Bylaws of WashingtonFirst Bankshares, Inc. adopted February 25, 2009

4.1*	Form of certificate representing shares of the WashingtonFirst Bankshares, Inc.’s common stock

4.2*	WashingtonFirst Bankshares, Inc. Senior Non-Cumulative Perpetual Preferred Stock, Series D (included as part of Exhibit 3.5)

4.3*	Form of certificate representing shares of WashingtonFirst Bankshares, Inc.’s non-voting common stock

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Troutman Sanders LLP as to certain tax matters

10.1*	Second Amended and Restated Executive Employment Agreement, dated September 21, 2012, by and between WashingtonFirst Bank and Shaza L. Andersen

10.2*	Second Amended and Restated Severance Payment Agreement, dated September 21, 2012, by and between WashingtonFirst Bank and Richard D. Horn

10.3*	Second Amended and Restated Severance Payment Agreement, dated September 21, 2012, by and between WashingtonFirst Bank and George W. Connors, IV

10.4*	Investment Agreement, dated as of May 3, 2012, by and between WashingtonFirst Bankshares, Inc. and Endicott Opportunity Partners III, L.P.

10.5*	Investment Agreement, dated as of June 20, 2012, by and between WashingtonFirst Bankshares, Inc. and Castle Creek Capital Partners IV, L.P.

10.6	WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan (including form of award agreement) (included as Appendix E to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

10.7*	Form of Nonqualified Stock Option Agreement

10.8*	Form of Restricted Stock Agreement

10.9*	Form of Indemnification Agreement between WashingtonFirst Bankshares, Inc. and each of the directors and executive officers thereof

Exhibit	Description

10.10*	Amendment No. 1 to Investment Agreement, dated September 21, 2012, by and between WashingtonFirst Bankshares, Inc. and Endicott Opportunity Partners III, L.P.

10.11*	Amendment No. 1 to Investment Agreement, dated September 21, 2012, by and between WashingtonFirst Bankshares, Inc. and Castle Creek Capital Partners IV, L.P.

21.1*	Subsidiaries of WashingtonFirst Bankshares, Inc.

23.1	Consent of BDO USA, LLP, independent registered public accounting firm of WashingtonFirst Bankshares, Inc.

23.2	Consent of Yount, Hyde & Barbour, P.C., independent registered public accounting firm of Alliance Bankshares Corporation

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.5*	Consent of Troutman Sanders LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of the Form S-4 and incorporated herein by reference

24.2*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of Amendment No. 1 to Form S-4 and incorporated herein by reference

99.1	Opinion of ParaCap Group, LLC, dated as of May 3, 2012 (included as Appendix B-1 to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

99.2	Opinion of ParaCap Group, LLC, dated as of November 5, 2012 (included as Appendix B-2 to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

99.3	Opinion of Davenport & Company LLC, dated as of May 3, 2012 (included as Appendix C-1 to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

99.4	Opinion of Davenport & Company LLC, dated as of November 5, 2012 (included as Appendix C-2 to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

99.5	Consent of ParaCap Group, LLC

99.6	Consent of Davenport & Company LLC

99.7*	Form of Proxy for Special Meeting for shareholders of WashingtonFirst Bankshares, Inc.

99.8*	Form of Proxy for Special Meeting for shareholders of Alliance Bankshares Corporation

99.9	Form of Election for Alliance Shareholders (included as Appendix D to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

*	Previously filed.
†	The schedules to this agreement have been omitted for this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of such schedules to the SEC upon request.